Exhibit 99.2

As submitted to the Securities and Exchange Commission on September 13, 2012 pursuant to the Jumpstart Our Business Startups Act

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Singulex, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	8071 (Primary Standard Industrial Classification Code Number)	13-4213664 (I.R.S. Employer Identification Number)

1650 Harbor Bay Parkway, Suite 200
Alameda, CA 94502
(888) 995-6123
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Philippe J. Goix, Ph.D.
President and Chief Executive Officer
Singulex, Inc.
1650 Harbor Bay Parkway, Suite 200
Alameda, CA 94502
(888) 995-6123
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Alan C. Mendelson, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, CA 94025 Telephone: (650) 328-4600 Facsimile: (650) 463-2600	Glenn R. Pollner, Esq. Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166 Telephone: (212) 351-4000 Facsimile: (212) 351-4035

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Common Stock, $0.001 par value	$	$

(1)
Includes offering price of shares that the underwriters have the option to purchase to cover over-allotments, if any.

(2)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED                    , 2012

PRELIMINARY PROSPECTUS

                    Shares

Singulex, Inc.

Common Stock

$            per share

        This is the initial public offering of our common stock. We are selling            shares of our common stock. We currently expect the initial public offering price to be between $        and $        per share of common stock.

        We have granted the underwriters an option to purchase up to        additional shares of common stock to cover over-allotments.

        We have applied to have our common stock listed on the New York Stock Exchange under the symbol "SGLX."

        We are an emerging growth company as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements for future filings.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 10.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to Singulex, Inc. (before expenses)	$	$

        The underwriters expect to deliver the shares of common stock to investors on or about                        , 2012.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Citigroup	UBS Investment Bank	Piper Jaffray

Co-Managers

William Blair	Leerink Swann

                    , 2012

        Neither we nor the underwriters have authorized anyone to provide you with information that is different from that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on the front of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock.

        Until                    , 2012 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

        Singulex® and our logo are some of our trademarks used in this prospectus. This prospectus also includes trademarks, tradenames, and service marks that are the property of other organizations. Solely for convenience, our trademarks and tradenames referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and tradenames.

i

Prospectus Summary

        The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all of the information you should consider before buying our common stock. Therefore, you should read the entire prospectus carefully, especially the "Risk Factors" section beginning on page 10 and our financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our common stock. In this prospectus, unless the context otherwise requires, references to "we," "us," "our" or "Singulex" refer to Singulex, Inc.

Overview

        We are an innovative diagnostics company committed to improving patient care and enabling the reduction of healthcare costs by providing high-value, advanced tests for the diagnosis and monitoring of chronic diseases. We have initially focused on cardiovascular disease, or CVD, the leading cause of death globally. Our high precision digital immunoassay platform and advanced CVD test menu, which includes our proprietary digital heart function and inflammatory tests, provide clinically important diagnostic information that facilitates personalized disease management by physicians. Our innovative technology platform enables a 10- to 100-fold improvement in measurement sensitivity over other commercially available technologies and measures biomarker concentrations at previously undetectable levels, providing physicians with information that can allow them to earlier diagnose, better monitor and more effectively manage chronic disease progression prior to the onset of acute clinical symptoms.

        According to the Centers for Disease Control and Prevention, or CDC, CVD is the leading cause of death in the United States. According to CDC statistics, nearly one in every three deaths is from heart disease or cerebrovascular diseases, such as stroke, an average of over 1,900 deaths per day. The American Heart Association, or AHA, estimates that approximately 40% of the U.S. population will have some form of CVD by 2030. In 2010 in the United States, CVD-related healthcare costs were estimated at approximately $444 billion. However, it is believed that approximately 80% of premature CVD deaths are potentially preventable through early diagnosis and management of CVD risk factors.

        In July 2010, we launched our Advanced CVD Monitoring services through which we offer our CVD test menu utilizing our CLIA certified laboratory in Alameda, CA. We currently market our tests in 28 U.S. states and, through June 30, 2012, we have received over 190,000 patient samples and performed approximately 1,350,000 tests. Our advanced CVD test menu covers four categories of tests: heart function, inflammatory, lipid and metabolic tests. Our menu features our proprietary Sgx HD cTnI test for cardiac troponin-I, a key component of our heart function panel, as well as our proprietary inflammatory test panel (Sgx HD IL-6, Sgx HD IL-17A, Sgx HD TNF-a). Cardiac troponin-I, or cTnI, is a clinically validated biomarker that has been used primarily in the acute setting for the diagnosis of myocardial infarctions, or heart attacks. Our proprietary inflammatory test panel measures levels of selected cytokines, which, when present in elevated levels in the blood, may be positively correlated to coronary heart disease, or CHD, risk, a leading cause of heart attacks. The high precision of our digital technology platform enables these proprietary tests, together with our other CVD tests, to be used by physicians as a monitoring tool in routine care to manage patients across the continuum of CVD progression.

        We believe our proprietary tests and patient reports enable physicians to effectively manage chronic disease progression by providing cost-effective tools for earlier diagnosis, evaluation of treatment efficacy, and monitoring of disease progression. As a result, physicians can formulate and deliver personalized treatment and monitoring plans to patients to mitigate the risk of an acute cardiac event. Our goal is to enable the reduction in overall healthcare costs and improve patient compliance with treatment protocols.

        In order to expand into the global in vitro diagnostic, or IVD, market, we are developing a second generation digital immunoassay monitoring platform, which is currently in the design and development stage, with expected prototype development commencing in the first half of 2013. We expect this system to be a higher-throughput, fully-automated platform focused on high precision immunoassays for advanced management of CVD and other chronic diseases. We expect to focus our initial test menu for this system on high-value, high precision proprietary tests for chronic CVD detection and monitoring. We currently expect to begin utilizing our second generation platform in our CLIA laboratory in 2014. We intend to seek applicable regulatory clearances in selected markets in order to allow us to make our technology platform and test menu more widely available through clinical and reference laboratories and hospital laboratories with a goal of making the second generation system commercially available by 2016.

        For the year ended December 31, 2011 and the six months ended June 30, 2012, our revenues were $24.8 million and $20.5 million, respectively, and our net loss was $12.5 million and $9.9 million, respectively.

Existing CVD Testing

        The current market for CVD monitoring in the chronic setting is primarily comprised of standard lipid panel testing and testing for certain inflammatory biomarkers, and, in the acute setting, measurement of the cardiac troponin biomarker. Each of these testing methods provides a snapshot of cardiovascular health but only a partial picture of a patient's overall risk for CVD.

        Lipid panel testing is generally a well-accepted approach to determine a patient's need for LDL-lowering or HDL-targeted statin therapy and for monitoring treatment response. While traditional lipid profiles can be potentially predictive of atherosclerosis, a leading cause of CHD, lipid profiles cannot be used for prognosis of subclinical cardiac distress, a condition where chronic CVD is below the level of clinical diagnosis. In "Efficacy and Safety of Cholesterol-Lowering Treatment," a study published in 2005 in The Lancet, a peer-reviewed medical journal, an analysis of the data from 14 different lipid lowering statin trials involving approximately 90,000 patients showed an overall reduction in major cardiovascular events of only 21%.

        While advanced non-cholesterol-based indicators, such as cTnI and other cardiac biomarkers and certain inflammatory biomarkers, have been identified in multiple studies as having the potential to predict adverse cardiac events, their utility has been limited given the lack of clinical utility data or in some cases the lack of commercially available technology to detect these biomarkers at lower concentrations. For example, at commercially available detection levels, cardiac troponin and certain inflammatory biomarkers have either been limited to the diagnosis of a cardiac event in an acute setting or have not been commercially utilized as CVD indicators.

        Cardiac Troponin Testing.    In the acute setting, the measurement of cardiac troponin biomarkers is the current standard of care for the diagnosis of a heart attack and has long assisted physicians in improving diagnostic strategies for the effective management of patients with severe chest pain. However, the current cardiac troponin testing market is largely limited to the acute care setting, as most commercially available technologies can only accurately measure cardiac troponin at levels elevated above 30 - 50 pg/mL, which is generally not sensitive enough for use in non-acute settings. Yet, multiple studies have suggested that cardiac troponin is present in circulation at significantly lower levels in advance of an adverse cardiac event. A seminal study by Apple et. al. published in 2012 in Clinical Chemistry, a journal of clinical laboratory science, indicated that people who have currently not been diagnosed with CVD but who have cardiac troponin levels above 10 pg/mL are at an 850% increased risk of dying due to a cardiac event over the next eight to 15 years.

        Inflammatory Biomarkers.    Recent advances in atherosclerosis research have indicated that chronic inflammation of the blood vessels plays a significant role in the initiation and subsequent progression of atherosclerosis. The accumulation of inflammatory white blood cells and other lipids, such as cholesterol, in the artery form diseased lesions or plaques within the vessel wall which build up over time. These lesions include cells that release cytokines into the bloodstream. These cytokines, if measured in blood samples, can be used as early indicators of inflammatory disease. Publications of multiple independent studies have shown that increased levels of certain inflammatory biomarkers in the blood may correlate with increased heart disease risk. We believe detection and measurement of certain inflammatory biomarkers, such as IL-6, IL-17A, TNF-a and hs-CRP, may be effective in aiding physicians in further stratifying the risk of their patients for a variety of cardiovascular diseases including heart failure and CHD.

Our Solution

        Cardiac diseases are progressive in nature. As a result, there is a significant unmet need for prognostic biomarkers in the chronic setting that will help doctors to better identify and stratify patients with CVD risk in advance of an acute episode.

        Our proprietary digital immunoassay platform technology enables the early detection and monitoring of biomarkers with a 10- to 100-fold greater sensitivity than other commercially available platforms, allowing for the measurement and monitoring of biomarkers at previously undetectable levels. We have initially focused our clinical test offerings on CVD through our Advanced CVD Monitoring services. We believe our technology has enabled cTnI and the inflammatory biomarkers included in our test panel to become clinically relevant in the chronic care setting.

        Our digital cTnI assay has been validated in numerous studies of adults with acute coronary syndromes and has shown the potential for predicting cardiovascular events. By monitoring changes in the amount of cTnI in the blood at levels undetectable by other commercially available technologies, we offer insight into disease progression and a risk assessment tool for physicians to assess whether the patient may require immediate or sustained, medium- or long-term treatment or intervention.

        CHD progression includes plaque formation (early stage), plaque build-up and plaque rupture (final stage of the disease). The high precision of our technology enables our proprietary tests, together with our other CVD tests, to be used as a monitoring tool by physicians in routine care to manage patients across the continuum of CVD progression, including CHD, heart attacks, heart failure and stroke. To help physicians assess the patient's level of chronic inflammation, our CVD menu includes a panel of known inflammatory biomarkers (IL-6, IL-17A, TNF-a and hs-CRP) associated with atherosclerosis to determine the potential for early stage inflammation in the artery, while our lipid tests provide information on the disease progression. If elevated levels of inflammatory biomarkers are detected in conjunction with an abnormal lipid panel result, the risk of progression may be compounded.

        We provide our test results to physicians using easy-to-interpret reports that record the concentrations of biomarkers from the four CVD categories covered by our Advanced CVD Monitoring services. Our test reports include both current test results and historical patient test-related data. Physicians can use this data to monitor the patient's CVD risk, therapeutic response and disease progression over time. Using our tests, physicians can make better informed recommendations for subsequent therapeutic/lifestyle interventions and develop a customized treatment plan.

Strengths

        We believe that our competitive strengths include the following:

  •
  Proprietary digital technology platform:  Our immunoassay diagnostic technology is capable of measuring single molecule changes in previously undetectable biomarker concentrations. While we have initially utilized our technology for the detection and monitoring of CVD, our digital technology platform can be used to detect and monitor biomarkers that may be predictive of other chronic diseases, including Alzheimer's disease, Parkinson's disease, rheumatoid arthritis, Crohn's disease, certain cancers and inflammatory- and autoimmune-based disease.

  •
  Use of well-known biomarkers:  Our focus on utilizing well-known biomarkers with our digital technology platform allows us to leverage biomarkers known or validated in the acute setting and establish their prognostic value in the chronic monitoring setting. We believe this will reduce barriers to market adoption, lower clinical acceptance costs and alleviate reimbursement coverage decision challenges.

  •
  Focus on large and growing CVD market:  CVD is the number one cause of death in the United States and is projected to grow substantially. In particular, the AHA estimates that approximately 40% of the U.S. population will have some form of CVD by 2030. It is believed that approximately 80% of premature CVD deaths are potentially preventable through early identification and management of CVD risk factors. We believe our strategy to provide prognostic value in this growing market will result in physicians using our Advanced CVD Monitoring services to test their patients on a regular basis to detect chronic CVD early and effectively monitor disease progression.

  •
  Differentiated chronic CVD testing solution:  Our Advanced CVD Monitoring services combine our CVD menu with integrated comprehensive reports providing physicians with tools to enable the development of a personalized treatment plan for, and improved monitoring of, patients across the continuum of CVD progression. As physicians continue to integrate our CVD testing solution in their patient treatment and monitoring plans, we believe we will be able to leverage these relationships to offer new testing solutions in chronic diseases beyond CVD.

  •
  Relationships with established Life Sciences customers:  We also market and sell our digital technology platform and immunoassay development services to customers in the life sciences industry to facilitate their research and drug development efforts. These customers, which we refer to as our Life Sciences customers, serve as an important validation of our high precision technology platform. We believe that the immunoassay development we undertake for our Life Sciences customers has served and will continue to serve as a pipeline for our diagnostic services by generating additional assays that we may make commercially available in our menu.

Business Strategy

        Our current focus is the detection and monitoring of CVD, and we intend to become a leader in chronic disease detection and monitoring through our proprietary technology and test menu, by providing physicians the ability to measure disease progression, potentially limit acute events and enable possible reductions in the health care costs associated with chronic disease. The key elements of our strategy are the following:

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  Achieve broad-based adoption of our advanced CVD menu;

  •
  Increase market awareness and educate physicians about the clinical utility of our advanced CVD menu;

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  Expand our advanced CVD menu;

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  Develop and commercialize our second generation platform; and

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  Leverage our Life Sciences customer base.

Risks Related to Our Business

        Our ability to implement our business strategy is subject to numerous risks, as more fully described in the section entitled "Risk Factors" immediately following this prospectus summary. These risks include, among others:

  •
  We are an early, commercial-stage company and have a limited operating history.

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  Our success depends on the achievement of greater market acceptance of our Advanced CVD Monitoring services, especially our proprietary tests.

  •
  We must expand our sales and marketing capabilities in order to increase demand for our Advanced CVD Monitoring services.

  •
  We are substantially dependent on the efforts of BlueWave Healthcare Consultants, our third party contracted sales force.

  •
  Health insurers and third party payors may decide not to cover, or may reduce or discontinue reimbursing for our tests.

  •
  We face significant competition from large, well-capitalized companies.

  •
  Our patent and other intellectual property rights may not adequately protect our technologies and tests.

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  In order to develop and successfully commercialize our second generation system, we may require substantial additional capital.

  •
  We may not successfully develop, or obtain regulatory approval for, and commercialize our second generation system.

  •
  We are subject to significant government regulation.

Corporate Information

        We were originally formed as a limited liability company in the State of Delaware in November 1997 under the name BioProfile, L.L.C. In August 2002, we converted from a limited liability company to a corporation in Delaware under the name BioProfile Corporation. We commenced operations in August 2002, and, in July 2003, we changed our name to Singulex, Inc. Our principal executive offices are located at 1650 Harbor Bay Parkway, Suite 200, Alameda, California 94502, and our telephone number is (888) 995-6123. Our website address is http://www.singulex.com. The information contained in, or that can be accessed through, our website is not part of this prospectus.

        We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We refer to the Jumpstart Our Business Startup Act of 2012 as the "JOBS Act," and references to "emerging growth company" shall have the meaning associated with it in the JOBS Act.

The Offering

Issuer	Singulex, Inc.
Common stock we are offering	shares
Common stock to be outstanding after the offering	shares
Over-allotment option	shares
Use of proceeds

We estimate that the net proceeds from this offering will be approximately $            million, or approximately $            million if the underwriters exercise their over-allotment option in full, at an assumed initial public offering price of $            per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to fund the development of our second generation system, expand our sales and marketing activities, repay indebtedness under our existing credit facility and for working capital and general corporate purposes, including research and development. See "Use of Proceeds" on page 43 for a description of the intended use of proceeds from this offering.

Risk factors	See "Risk Factors" beginning on page 10 and other information included in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in our common stock.
Proposed symbol on the New York Stock Exchange	"SGLX"

        The number of shares of common stock to be outstanding after this offering is based on 66,526,828 shares of common stock outstanding as of June 30, 2012, and excludes the following:

  •
  8,630,561 shares of common stock issuable upon the exercise of outstanding stock options as of June 30, 2012 having a weighted-average exercise price of $0.12 per share;

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  2,288,408 shares of common stock issuable upon the exercise of outstanding warrants as of June 30, 2012 having a weighted-average exercise price of $1.15 per share;

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  709,902 shares of common stock reserved for issuance pursuant to future awards under our 2002 Stock Option Plan, as amended, as of June 30, 2012, which will become available for issuance under our 2012 Equity Incentive Award Plan after consummation of this offering; and

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  shares of common stock reserved for issuance pursuant to future awards under our 2012 Equity Incentive Award Plan, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under this plan, which will become effective immediately prior to the consummation of this offering.

        Except as otherwise indicated, the number of shares of our common stock described above assumes no exercise of the underwriters' over-allotment option and gives effect to:

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  the conversion of all 55,514,519 shares of our convertible preferred stock into an aggregate of 62,947,851 shares of common stock immediately prior to the consummation of this offering;

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  the conversion of all of our warrants exercisable for convertible preferred stock into warrants exercisable for 2,288,408 shares of common stock immediately prior to the consummation of this offering;

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  the adoption of our amended and restated certificate of incorporation and amended and restated bylaws immediately prior to the consummation of this offering; and

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  a                    for                     reverse stock split of our common stock and preferred stock to be completed prior to the consummation of this offering.

        We refer to our Series A, Series B, Series C, Series D, Series E and Series F convertible preferred stock collectively as "convertible preferred stock" for financial reporting purposes and in the financial tables included in this prospectus, as more fully explained in Note 7 to the notes to our audited consolidated financial statements. In other parts of this prospectus, we refer to our Series A, Series B, Series C, Series D, Series E and Series F convertible preferred stock collectively as "preferred stock."

Summary Financial Data

        The following tables set forth a summary of our consolidated historical financial data as of, and for the period ended on, the dates indicated. The consolidated statement of operations data for the years ended December 31, 2009, 2010 and 2011 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated statement of operations data for the six months ended June 30, 2011 and 2012 and consolidated balance sheet data as of June 30, 2012 have been derived from our unaudited consolidated financial statements appearing elsewhere in this prospectus. The unaudited financial data includes, in the opinion of our management, all adjustments, consisting only of normal recurring adjustments, that are necessary for a fair presentation of our financial position and results of operations for these periods. You should read this data together with our audited consolidated financial statements and related notes appearing elsewhere in this prospectus and the information under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations." Our historical results are not necessarily indicative of our future results, and results for the six months ended June 30, 2012 are not necessarily indicative of results to be expected for the full year ending December 31, 2012.

	Year Ended December 31,			Six Months Ended June 30,
	2009	2010	2011	2011	2012
				(unaudited)
	(in thousands, except share and per share data)
Consolidated Statement of Operations Data:
Revenues:
Advanced CVD Monitoring services	$—	$1,323	$19,114	$4,804	$18,125
Life Sciences products	1,866	1,967	3,469	1,714	1,591
Life Sciences services	1,350	1,617	2,185	1,241	831

	3,216	4,907	24,768	7,759	20,547

Cost of revenues:
Advanced CVD Monitoring services	—	2,882	9,211	3,303	7,002
Life Sciences products	384	1,112	1,117	561	634
Life Sciences services	1,574	1,428	814	369	529

	1,958	5,422	11,142	4,233	8,165

Gross profit (loss)	1,258	(515)	13,626	3,526	12,382
Total operating expenses	12,296	10,798	22,931	8,733	18,652

Loss from operations	(11,038)	(11,313)	(9,305)	(5,207)	(6,270)
Total other income (expense), net	151	24	(3,149)	(2,031)	(3,619)

Net loss	(10,887)	(11,289)	(12,454)	(7,238)	(9,889)
Adjustment to net loss resulting from convertible preferred stock accretion and extinguishment	(3,436)	(3,719)	(1,773)	(1,864)	(22)

Net loss attributable to common stockholders	$(14,323)	$(15,008)	$(14,227)	$(9,102)	$(9,911)

Net loss per share attributable to common stockholders, basic and diluted	$(10.29)	$(9.41)	$(5.92)	$5.35	$(2.84)

Weighted average shares of common stock used in computing net loss per share attributable to common stockholders, basic and diluted	1,391,435	1,595,003	2,403,840	1,701,264	3,484,037

Pro forma net loss per share:
Pro forma net loss per share of common stock, basic and diluted (unaudited)(1)			$(0.18)		$(0.15)

Weighted-average number of shares used in computing pro forma net loss per share of common stock, basic and diluted(unaudited)(1)			58,964,958		65,850,035

(1)
The pro forma net loss per share of common stock, basic and diluted, for the year ended December 31, 2011 and the six months ended June 30, 2012 (unaudited) reflects the conversion of all outstanding shares of our convertible preferred stock into shares of common stock immediately prior to the consummation of this offering. The pro forma net loss per share of common stock, basic and diluted, does not give effect to the issuance of shares from the proposed initial public offering nor do they give effect to potential dilutive securities where the impact would be anti-dilutive. See Note 1 to our audited consolidated financial statements included elsewhere in this prospectus.

          The table below presents our consolidated balance sheet data as of June 30, 2012:

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  on an actual basis;

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  on a pro forma basis to give effect to:

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  the conversion of all outstanding shares of our convertible preferred stock into an aggregate of 62,947,851 shares of common stock immediately prior to the consummation of this offering;

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  the conversion of all of our warrants exercisable for convertible preferred stock into warrants exercisable for 2,288,408 shares of common stock immediately prior to the consummation of this offering and the related reclassification of the convertible preferred stock warrant liability to additional paid-in capital; and

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  the filing and effectiveness of our amended and restated certificate of incorporation and our amended and restated bylaws, which will occur immediately prior to the consummation of this offering; and

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  on a pro forma as adjusted basis to give further effect to the sale of                    shares of common stock in this offering at an assumed initial public offering price of $        per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

	As of June 30, 2012
	Actual	Pro Forma	Pro Forma As Adjusted(1)
	(unaudited, in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$7,913	$7,913
Working capital (deficit)	(1,015)	2,570
Total assets	15,334	15,334
Accumulated deficit	(80,873)	(80,873)
Total stockholders' equity (deficit)	(80,398)	731

(1)
A $1.00 increase (decrease) in the assumed initial public offering price of $            per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) each of pro forma as adjusted cash and cash equivalents, working capital, total assets and stockholders' equity by approximately $             million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. We may also increase or decrease the number of shares we are offering. An increase (decrease) of 1,000,000 in the number of shares we are offering would increase (decrease) each of pro forma as adjusted cash and cash equivalents, working capital, total assets and stockholders' equity by approximately $             million, assuming the assumed initial public offering price per share, as set forth on the cover page of this prospectus, remains the same. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing.

Risk Factors

        Investing in our common stock involves a high degree of risk. Before deciding to invest in our common stock, you should carefully consider each of the following risk factors and all other information set forth in this prospectus and any related free writing prospectus. The following risks and the risks described elsewhere in this prospectus, including in the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations," could materially harm our business, financial condition, operating results, cash flow and prospects. If that occurs, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Strategy

We are an early, commercial-stage company and have a limited operating history, which may make it difficult to evaluate our current business and predict our future performance.

        We are an early, commercial-stage company and have a limited commercial history. While we generated revenues prior to 2010, the significant majority of our revenues are derived from our Advanced CVD Monitoring services, which we launched in July 2010. Our limited commercial history may make it difficult to evaluate our current business and makes predictions about our future success or viability subject to significant uncertainty. We will continue to encounter risks and difficulties frequently experienced by early, commercial-stage companies, including scaling up our infrastructure and headcount. If we do not address these risks successfully, our business will suffer.

We have a history of incurring losses, and we expect to incur losses in the current fiscal year and for at least the next several fiscal years as we increase expenses in our efforts to increase market share for our Advanced CVD Monitoring services and to develop our second generation system.

        We have incurred net losses since our inception. As of December 31, 2011 and June 30, 2012, we had an accumulated deficit of $71.0 million and $80.9 million, respectively. We anticipate experiencing losses over the next several fiscal years as we increase expenses in pursuit of our growth strategy and seek to increase market share for our Advanced CVD Monitoring services and develop our second generation system.

        Historically, our losses have resulted principally from research and development programs, our sales and marketing efforts and our general and administrative expenses. We expect to continue to incur significant operating expenses and anticipate that our expenses and losses will increase due to costs relating to, among other things:

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  expansion of our sales force and an increase in our marketing capabilities to promote market awareness and acceptance of our Advanced CVD Monitoring services, including our proprietary tests;

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  development of and, as necessary, pursuit of regulatory clearances for, new diagnostic assays;

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  development and commercialization of our second generation system, including conducting any clinical trials that may be required in order to achieve regulatory clearances that we may attempt to obtain;

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  expansion of our operating and manufacturing capabilities, including capacity expansion of our current CLIA laboratory in Alameda, CA;

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  maintenance, expansion and protection of our intellectual property portfolio and trade secrets;

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  employment of additional quality control, scientific and management personnel; and

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  employment of operational, financial, accounting and information systems personnel, consistent with expanding our operations and our status as a newly public company.

        To become and remain profitable, we must succeed in increasing sales of our Advanced CVD Monitoring services, including our proprietary tests, and develop and commercialize new assays with significant market potential. We may not succeed in these activities and may never generate revenues that are sufficient to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain consistently profitable would likely depress the market price of our common stock and could significantly impair our ability to raise capital, expand our business or continue to pursue our growth strategy.

Our ability to successfully execute our strategy is dependent on our achieving greater market acceptance in the United States of our Advanced CVD Monitoring services, especially our proprietary tests.

        Our ability to generate revenues depends substantially on our successful marketing and sales of our Advanced CVD Monitoring services and, in particular, our proprietary tests, and to a lesser extent sales of our digital technology instruments and immunoassay services to our Life Sciences customers. Our Advanced CVD Monitoring services accounted for 27% of our revenues for the year ended December 31, 2010, 77% of our revenues for the year ended December 31, 2011 and 88% of our revenues for the six months ended June 30, 2012. We expect that our revenues and profitability will depend on sales of Advanced CVD Monitoring services for the foreseeable future.

        In order to achieve greater market acceptance of our Advanced CVD Monitoring services and, in particular, our advanced CVD test menu, we must continue to demonstrate to physicians, other healthcare professionals, healthcare thought leaders and third party payors that the tests offered through our CVD menu are clinically meaningful and cost-effective diagnostic and disease management tools for CVD risk, providing for improved detection and monitoring beginning in earlier stages than conventional testing. In order to demonstrate these results, physicians and other health care professionals may require additional or more robust clinical data to further validate the clinical utility of our tests. For example, certain payors may opt not to provide coverage for our tests based on their perspective that our tests are experimental. In addition, in order for us to be successful in implementing our strategy for growth, physicians and other healthcare professionals must realize the benefits of our chronic CVD solution and utilize our tests on a repeat basis for chronic CVD monitoring. Our failure to achieve greater market acceptance of our Advanced CVD Monitoring services and proprietary tests would materially and adversely impact our ability to grow our revenues and achieve profitability.

In order to develop and successfully commercialize our second generation system, we may require substantial additional financing to achieve our goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our development of our second generation system, other operations or commercialization efforts.

        We cannot assure you that the proceeds of this offering will be sufficient to adequately fund our business and growth strategy, particularly the development and commercialization of our second generation system. We may need to raise additional funds through public or private equity or debt financing to continue to fund our strategic efforts or expand our operations.

        Our actual liquidity and capital funding requirements will depend on numerous factors, including:

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  the extent to which our Advanced CVD Monitoring services, including our proprietary tests, achieve market acceptance and remain competitive;

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  the percentage of our sales that are reimbursed by third party payors;

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  our ability to collect our accounts receivable;

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  whether we are successful at developing our second generation system;

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  the expense required to develop and gain regulatory clearance of our second generation system, including the costs of any clinical trials that we may have to conduct;

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  the costs and timing of further expansion of our sales and marketing efforts and research and development activities;

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  our ability to control costs;

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  whether we have sufficient testing capacity to meet the demand for our services;

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  the costs of filing, prosecuting, defending and enforcing any patent or other intellectual property rights; and

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  the acquisition of complementary business or technologies that we may undertake.

        Additional capital, if needed, may not be available on satisfactory terms, or at all. Furthermore, any additional capital raised through the sale of equity will dilute your ownership interest in us and may have an adverse effect on the price of our common stock. In addition, the terms of the financing may adversely affect your holdings or rights. Debt financing, if available, may include restrictive covenants which could limit the flexibility of our operations, including our ability to incur additional indebtedness.

        If we are not able to obtain adequate funding when needed, we may have to delay development or commercialization of our diagnostic tests or license to third parties the rights to commercialize products or technologies that we would otherwise seek to commercialize ourselves. We also may have to delay or limit the development of our second generation system, and reduce research and development, sales and marketing, customer support or other expenses. Any of these outcomes could harm our business.

We will need to expand our sales and marketing capabilities in order to increase demand for our Advanced CVD Monitoring services, to expand domestically and to successfully commercialize any other tests we may develop.

        We believe our current sales and marketing operations are not sufficient to achieve the level of market awareness and sales required for us to attain significant commercial success for our Advanced CVD Monitoring services, to expand our presence in the United States and to successfully commercialize any additional tests we may develop. In order to increase sales of our proprietary tests and the other tests featured on our CVD menu, we will need, among other things, to:

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  expand our sales force in the United States by recruiting additional sales representatives in selected markets;

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  educate physicians, other healthcare professionals, healthcare thought leaders and third party payors regarding the clinical benefits and cost-effectiveness of our proprietary tests and the other tests on our CVD menu;

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  establish and manage reimbursement arrangements with third parties, such as insurance companies; and

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  establish, expand and manage sales arrangements with third parties, such as clinical diagnostic laboratories.

        We intend to hire additional sales and marketing personnel in the United States with experience in the diagnostic, medical device or pharmaceutical industries. In seeking to attract and retain qualified sales and marketing employees, we may face competition from other companies in these industries, some of which are much larger than us and can pay significantly greater compensation and provide better benefits than we can. In addition, we have a limited history of operating our Advanced CVD Monitoring services and, as such, we do not have significant experience in scaling up or managing a direct sales force, which may be necessary to successfully grow our business. If we are unable to hire, retain and manage qualified sales and marketing personnel, our ability to grow our business may suffer.

We have agreed with BlueWave Healthcare Consultants, Inc. to utilize their contracted sales force in the majority of states in which we currently market our tests and have appointed them as our exclusive sales agent for our CVD tests in those states. The failure of BlueWave's sales force to perform adequately or the termination of our agreement with BlueWave may negatively and adversely affect our business.

        In June 2010, we entered into a seven-year agreement with BlueWave Healthcare Consultants, Inc., or BlueWave, to provide our contract sales support. We have appointed BlueWave as the exclusive sales agent for our proprietary tests in 18 states, and it sells our tests on a non-exclusive basis in one additional state. For the year ended December 31, 2011 and six months ended June 30, 2012, 94% and 90%, respectively, of the patient samples for our Advanced CVD Monitoring services were derived from sales by BlueWave. BlueWave currently is the exclusive sales agent for our proprietary tests in 18 of the 28 states in which we operate. In addition, BlueWave has a right of first negotiation to serve as our exclusive sales agent in any states in which we plan to expand our business, subject to certain exceptions, including offering all of our proprietary tests that we intend to offer in any such new state. BlueWave has agreed not to offer for sale any third party testing services similar to our tests in their exclusive states during the term of our sales agreement with them; however, BlueWave, as a contracted sales force, will not offer our other tests in states where they serve as a contract sales force for other diagnostic companies. As a result, BlueWave does not offer our full CVD test menu in the states where we have appointed them as our exclusive sales representative. After June 2017, our agreement with BlueWave will automatically renew for one-year periods unless we or BlueWave decide otherwise. We have the right to terminate the agreement prior to such expiration if BlueWave fails to attain certain predefined sales goals.

        We are currently dependent on the successful sales efforts of BlueWave for our Advanced CVD Monitoring services. The failure of BlueWave's sales force to perform adequately and any non-compliance with or the termination of our agreement with BlueWave will negatively and adversely affect the revenues we derive from our Advanced CVD Monitoring services.

If we do not successfully develop and introduce new assays or other applications of our technology, we may not generate new sources of revenue and may not be able to successfully implement our growth strategy.

        Our business strategy includes the development of new assays for our advanced CVD menu and, in the future, assays for the detection and monitoring of other chronic diseases. All of our assays under development will require significant additional research and development, a commitment of significant additional resources and possibly costly and time-consuming clinical testing prior to their commercialization. Our technology is complex, and we cannot be sure that any assays under development will be developed successfully, be proven to be effective, offer diagnostic or other improvements over currently available tests, meet applicable regulatory standards, be produced in commercial quantities at acceptable costs or be successfully marketed. If we do not successfully develop new assays for our advanced CVD menu or to be used to detect and monitor other chronic diseases, we could lose revenue opportunities with existing or future customers.

We currently perform our Advanced CVD Monitoring services exclusively in one laboratory facility. If this or any future facility or our equipment were damaged or destroyed, or if we experience a significant disruption in our operations for any reason, our ability to continue to operate our business could be materially harmed.

        We currently perform our Advanced CVD Monitoring services exclusively in a single laboratory facility in Alameda, CA. If we were to lose a material portion of the capacity in this facility or the facility is shut down, even temporarily, we would not be able to perform our proprietary tests and our ability to generate revenue would be materially and adversely effected. In particular, Alameda is situated on or near major earthquake faults. If our facility there or any future facility were to be damaged, destroyed or otherwise became unable or less able to operate, whether due to fire, floods, storms, tornadoes, other natural disasters, employee malfeasance, terrorist acts, power outages, or otherwise, or if performance of our instruments is disrupted for any other reason, we may not be able to perform our proprietary tests or generate test reports as promptly as we do now, as promptly as our customers expect or possibly at all. If we are unable to perform our tests or generate test reports within a timeframe that meets our customers' expectations, our business, financial results and reputation could be materially harmed.

        Currently, we maintain insurance coverage totaling $2.8 million against damage to our property and equipment and an additional $3.0 million to cover business interruption and research and development restoration expenses, subject to deductibles and other limitations. If we have underestimated our insurance needs with respect to an interruption, or if an interruption is not subject to coverage under our insurance policies, we may not be able to cover our losses and our business may be materially and adversely affected.

We rely on courier delivery services to transport samples to our facility for analysis. If these delivery services are disrupted, our business and customer satisfaction could be negatively impacted.

        Physicians ship samples to us by air and ground express courier delivery service for analysis in our Alameda, CA facility. Samples are shipped to us in insulated containers, which include a frozen ice pack to maintain sample integrity during the normal shipping period. Disruptions in delivery service, whether due to bad weather, natural disasters, terrorist acts or threats, or for other reasons, can extend the shipping period beyond the ability of the container to maintain sample integrity. Blood collection centers may hold samples until normal shipping times are restored, but it is often difficult or impossible to predict such shipping delays, any of which may adversely affect the delivery of specimens, specimen quality and our ability to provide our services on a timely basis to customers.

We face substantial competition and our competitors may discover, develop or commercialize new technologies, products and services faster or more successfully than we do.

        The diagnostic testing industry is highly competitive, and we face significant competition from companies in the chronic disease testing market, including CLIA certified laboratories focused on advancing CVD risk assessment. Established companies competing in this market include Berkeley HeartLab, Inc., now part of Quest Diagnostics, Atherotech, Inc., LipoScience, Inc., SpectraCell Laboratories, Inc. and Health Diagnostic Laboratory, Inc. We also face competition with companies who develop high-sensitivity immunoassays that are not limited in application to CVD. Additional competitors, including Roche Diagnostics, Abbott Diagnostics, the Ortho Clinical Diagnostics division of Johnson & Johnson, Siemens Medical Solutions Diagnostics and Beckman Coulter, provide testing systems based on enzyme-linked immunosorbent assays. Many of these companies also offer an in vitro diagnostic platform and competitive immunoassay menus that would directly compete with our second generation system, such as Roche's Elecsys Systems, Abbott's ARCHITECT i System, Ortho Clinical Diagnostics' VITROS Immunodiagnostics Systems, Siemens' ADVIA Centaur Immunoassay Systems and Beckman Coulter's Access 2 Immunoassay System.

        It is possible that our competitors will develop and market new products and services that are less expensive and more effective than our products and services or that will render our products and services obsolete. We also anticipate that we will face increased competition in the future as new companies enter into our target markets and scientific developments surrounding the CVD testing field continue to develop. See "Business—Competition."

        Many of our competitors have materially greater name recognition and financial, manufacturing, marketing, research and development resources than we do. Large pharmaceutical companies in particular have extensive expertise in diagnostic testing and in obtaining regulatory approvals for their products. In addition, academic institutions, government agencies, and other public and private organizations conducting research may seek patent protection with respect to potentially competitive products or technologies. These organizations may also establish exclusive collaborative or licensing relationships with our competitors.

We may not be successful in developing our second generation system.

        An important element of our growth strategy is to develop our second generation system, which is our next-generation high-precision digital immunoassay monitoring platform for the IVD market. Our second generation system is currently in the design and development stage and we expect to commence prototype development in the first half of 2013. There are numerous factors that may prevent or delay the development of this system, including, but not limited to, a lack of financial resources, our inability to successfully develop a commercially viable prototype, the regulatory clearance process among others. If we are not successful in developing our second generation system, we may be forced to change our business strategy and expand our current CLIA operations. Our ability to expand sales of our Advanced CVD Monitoring services and expand into the IVD market is substantially dependent on our ability to develop and commercialize our second generation system, a failure of which would materially and adversely affect our ability to grow our business.

If we do not receive regulatory clearance in the United States or in other jurisdictions, if we experience delays in receiving such clearance, our growth strategy may not be successful.

        We expect to deploy our second generation system in our CLIA laboratory in 2014 and then submit for certain regulatory clearances. We may not receive regulatory clearances for the commercial use of the second generation system and test menu on a timely basis, or at all. If we are unable to receive the necessary regulatory clearances in all or any of the jurisdictions where we seek regulatory approval, our ability to grow our business by deploying the second generation system will be compromised and our commercialization plans for geographic expansion and overall growth strategy may not be successful.

Even if our second generation system and test menu do obtain regulatory clearance, this technology may never achieve market acceptance or commercial success.

        Even if we obtain FDA or other regulatory clearances, and are able to launch our second generation system commercially, our technology may not achieve market acceptance among physicians, other healthcare professionals, third party payors and commercial laboratories and, ultimately, may not be commercially successful. Market acceptance of our second generation system depends on a number of factors, including, among other things, the competitive landscape, the breadth of our test menu, the effectiveness of our sales and marketing efforts, the price of our tests relative to our competitors and the clinical utility of our system. Any failure of our second generation system and test menu to achieve market acceptance or commercial success may adversely affect our ability to grow our business.

If we are not able to retain and recruit qualified management, sales and marketing, regulatory, scientific and laboratory personnel, we may be unable to successfully execute our business strategy.

        Our future success depends to a significant extent on the skills, experience and efforts of our senior management team, including Philippe J. Goix, Ph.D., our President and Chief Executive Officer, and our key scientific and operational personnel. The loss of Dr. Goix or key scientific or operational personnel, could harm our business and might significantly delay or prevent the achievement of our business objectives. We may not be able to retain key members of our senior management team over the long term.

        Recruiting and retaining qualified sales and marketing, regulatory, scientific and laboratory personnel will also be critical to our success. We may not be able to attract and retain these personnel on acceptable terms, given the competition among numerous diagnostic, medical device, pharmaceutical and biotechnology companies for similarly skilled personnel.

If we do not establish relationships with additional pharmaceutical companies, academic institutions and contract research organizations, or CROs, or build upon our relationships with our existing customers, we may not be able to leverage our Life Sciences customer base to identify and develop biomarkers and our results of operations may be materially and adversely affected.

        An element of our strategy is to leverage and grow our relationships with our Life Sciences customers to identify and develop biomarkers for chronic diseases beyond CVD, such as Alzheimer's, rheumatoid arthritis and Crohn's disease. If we are unable to continue our existing relationships, or establish new relationships, with pharmaceutical companies, academic institutions and CROs who use our digital immunoassay platform technology in their therapeutic research and development efforts, our ability to leverage our Life Sciences customers to identify and develop biomarkers may be negatively affected. In addition, if we cannot maintain and build upon our existing relationships with our pharmaceutical company, academic institution and CRO customers, the revenues we derive from our Life Sciences customers may be negatively affected.

Failure in our information technology or storage systems could significantly disrupt our operations and our research and development efforts, which could adversely impact our revenues, as well as our research, development and commercialization efforts.

        Our ability to execute our business strategy depends, in part, on the continued and uninterrupted performance of our information technology, or IT, systems, which support our operations and our research and development efforts, as well as our storage systems and our analyzers. Due to the sophisticated nature of the technology we use in our testing, we are substantially dependent on our IT systems. IT systems are vulnerable to damage from a variety of sources, including telecommunications or network failures, malicious human acts and natural disasters. Moreover, despite network security and back-up measures, some of our servers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems. Despite the precautionary measures we have taken to prevent unanticipated problems that could affect our IT systems, sustained or repeated system failures that interrupt our ability to generate and maintain data, and in particular to operate our digital immunoassay platform, could adversely affect our ability to operate our business. Any interruption in due to IT system failures, part failures or potential disruptions in the event we are required to relocate our instruments within our facility or to another facility, could have an adverse effect on our operations.

If we are unable to successfully manage our growth, our business will be harmed.

        During the past several years, we have significantly expanded our operations. We expect this expansion to continue to an even greater degree following completion of this offering as we seek to expand our domestic sales force and explore potential expansion into international markets. Our growth has placed and will continue to place a significant strain on our management, operating and financial systems and our sales, marketing and administrative resources. As a result of our growth, our operating costs may escalate even faster than planned, and some of our internal systems may need to be enhanced or replaced. If we cannot effectively manage our expanding operations and our costs, we may not be able to continue to grow or we may grow at a slower pace, and our business could be adversely affected.

If we expand sales of our instruments and diagnostic tests outside of the United States, our business will be susceptible to costs and risks associated with international operations.

        All of our Advanced CVD Monitoring services revenues and a majority of our revenues from Life Sciences customers are derived from sales in the United States. As part of our longer-term growth strategy, we may target select international markets to further grow our presence outside of the United States. Conducting international operations would subject us to new risks that, generally, we have not faced in the United States, including:

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  fluctuations in currency exchange rates;

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  longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

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  competition from companies located in the countries in which we offer our products, which may be a competitive disadvantage;

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  difficulties in managing and staffing international operations and assuring compliance with foreign corrupt practices laws;

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  the possibility of management distraction;

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  potentially adverse tax consequences, including the complexities of foreign value added tax systems, tax inefficiencies related to our corporate structure and restrictions on the repatriation of earnings;

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  increased financial accounting and reporting burdens and complexities;

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  political, social and economic instability abroad, terrorist attacks and security concerns in general; and

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  reduced or varied protection for intellectual property rights in some countries.

        The occurrence of any one of these risks could harm our business or results of operations. Additionally, operating internationally requires significant management attention and financial resources. We cannot be certain that the investment and additional resources required in establishing operations in other countries will produce desired levels of revenues or profitability.

We may be adversely affected by the current economic environment and future adverse economic environments.

        Our ability to attract and retain customers, invest in and grow our business and meet our financial obligations depends on our operating and financial performance, which, in turn, is subject to numerous factors, including the prevailing economic conditions and financial, business and other factors beyond our control, such as the rate of unemployment, the number of uninsured persons in the United States and inflationary pressures. We cannot anticipate all the ways in which the current economic climate and financial market conditions, and those in the future, could adversely impact our business.

        We are exposed to risks associated with reduced profitability and the potential financial instability of our customers, many of which may be adversely affected by volatile conditions in the financial markets. For example, unemployment and underemployment, and the resultant loss of insurance, may decrease the demand for healthcare services and diagnostic testing. If fewer patients are seeking medical care because they do not have insurance coverage, we may experience reductions in revenues, profitability and/or cash flow. In addition, if economic challenges in the United States result in widespread and prolonged unemployment, either regionally or on a national basis, a substantial number of people may become uninsured or underinsured. To the extent such economic challenges result in less demand for our proprietary tests, our business, results of operations, financial condition and cash flows could be adversely affected.

The diagnostic clinical laboratory industry is subject to changing technologies which could make our current tests and the tests we are developing obsolete unless we continue to develop new and improved tests and pursue new market opportunities.

        Our industry is characterized by technological changes, new product introductions and enhancements and evolving industry standards. Our future success will depend on our ability to keep pace with the evolving needs of our customers on a timely and cost-effective basis and to pursue new market opportunities that develop as a result of technological and scientific advances. These new market opportunities may be outside the scope of our expertise or in areas which have unproven market demand, and the utility and value of new tests that we develop may not be accepted in the market. Our inability to gain market acceptance of new tests could harm our future operating results. Further, if new research, clinical evidence or economic comparative evidence arises that supports the use of a different marker for the diagnosis and management of CVD risk, demand for our test could decline.

Our ability to meet increased demand for our proprietary tests, especially our Sgx HD cTnI test, will be harmed if we are unable to expand our testing capacity.

        We have recently experienced rapid growth in orders of our proprietary tests, especially our Sgx HD cTnI test. We perform all of our proprietary tests in our CLIA laboratory in Alameda, CA. If demand for our tests grows to the point at which it exceeds our existing capacity, we will be required to add capacity or outsource additional testing in order to meet this demand. If we are unable to expand our facilities and equipment or outsource additional testing, we may be unable to maintain our current turnaround time between receipt of a sample and completion of all ordered tests for that sample. Increased turnaround time caused by our inability to meet demand would negatively and adversely affect our business and results of operations.

We depend upon a single source supplier for the fluorescent dye used during the single molecule counting process in our digital technology instruments. The loss of this supplier or its failure to supply us with an adequate supply of fluorescent dye on a timely basis, could adversely affect our business.

        We currently have a single supplier, Invitrogen Corporation (a subsidiary of Life Technologies Corporation), for the fluorescent dye that is used during the single molecule counting process in our digital technology instruments. In addition, we have optimized our platform technology for the characteristics of the dye we source from Invitrogen. If we were unable to acquire the fluorescent dye from Invitrogen, we could experience a delay in analyzing patient samples and ultimately generating revenues. In particular, we may be required to adjust our technology platform for a different type of dye and/or qualify a new supplier of a similar type of dye, and we may experience delays in meeting demand in the event we must switch to a new supplier.

We rely on a single contract manufacturer to assemble our digital technology instruments. If our relationship with this manufacturer is terminated, our ability to supply our instruments would be negatively and adversely affected.

        We currently rely on a single contract manufacturer, Invetech Pty. Ltd, an ISO-certified diagnostic product manufacturer located in Australia, to assemble our digital technology instruments. In February 2010, we entered into a three year manufacturing services agreement with Invetech, which automatically renews for successive one-year terms unless terminated, pursuant to which Invetech provides engineering services to us on an exclusive basis for the product specifications and work orders that we provide. Either party may terminate the agreement on six months written notice or upon an uncured material breach. We are aware of other instrument manufacturers that are capable of assembling our current digital technology instruments, but we currently do not have an agreement or relationship with any of those other manufacturers. In the event it becomes necessary or desirable to utilize a different contract manufacturer, we may experience additional costs, delays and difficulties in doing so and our business may suffer.

We will incur significant costs as a result of operating as a public company, and our management will devote substantial time to new compliance initiatives. We may fail to comply with the rules that apply to public companies, including Section 404 of the Sarbanes-Oxley Act of 2002, which could result in sanctions or other penalties that would harm our business.

        We will incur significant legal, accounting and other expenses as a public company, including costs resulting from public company reporting obligations under the Securities Exchange Act of 1934, as amended, and regulations regarding corporate governance practices. The listing requirements of the New York Stock Exchange require that we satisfy certain corporate governance requirements relating to director independence, distributing annual and interim reports, stockholder meetings, approvals and voting, soliciting proxies, conflicts of interest and a code of conduct. Moreover, the reporting requirements, rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. Any changes we make to comply with these obligations may not be sufficient to allow us to satisfy our obligations as a public company on a timely basis, or at all. In addition, as a public company we will be required to file accurate and timely quarterly and annual reports with the SEC under the Securities Exchange Act of 1934, as amended. Compliance with the various reporting and other requirements applicable to public companies will also require considerable time and attention of management. Any failure to report our financial results on an accurate and timely basis could result in sanctions, lawsuits, delisting of our shares from the New York Stock Exchange or other adverse consequences that would materially harm our business. These reporting requirements, rules and regulations, coupled with the increase in potential litigation exposure associated with being a public company, could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors or board committees or to serve as executive officers, or to obtain certain types of insurance, including directors' and officers' insurance, on acceptable terms.

        After this offering, we will be subject to Section 404 of The Sarbanes-Oxley Act of 2002, or Section 404, and the related rules of the Securities and Exchange Commission, or SEC, which generally require our management and independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting. Beginning with the second annual report that we will be required to file with the SEC, Section 404 requires an annual management assessment of the effectiveness of our internal control over financial reporting. However, for so long as we remain an emerging growth company as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404. Once we are no longer an emerging growth company or, if prior to such date, we opt to no longer take advantage of the applicable exemption, we will be required to include an opinion from our independent registered public accounting firm on the effectiveness of our internal controls over financial reporting. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

If product liability lawsuits are successfully brought against us, we may incur substantial liabilities that could have a significant negative effect on our financial condition or reputation.

        Diagnostic testing entails the risk of product liability, and we may be exposed to liability claims arising from the use of our tests. We maintain product liability insurance, which is subject to deductibles and coverage limitations in an amount that we believe to be reasonable. We cannot be certain, however, that our product liability insurance will be sufficient to protect us against all losses due to liability. As a result, we may be required to pay all or a portion of any successfully asserted product liability claim out of our cash reserves. Furthermore, we cannot be certain that product liability insurance will continue to be available to us on commercially reasonable terms or in sufficient amounts. We can provide no assurance that we will be able to avoid significant product liability claims, which could hurt our reputation and our financial condition.

We may engage in strategic transactions that could impact our liquidity, increase our expenses and present significant distractions to our management.

        From time to time, we may consider strategic transactions, such as acquisitions of companies, asset purchases and out-licensing or in-licensing of products, product candidates or technologies. Additional potential transactions that we may consider include a variety of different business arrangements, including spin-offs, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments. Any such transaction may require us to incur non-recurring or other charges, may increase our near- and long-term expenditures and may pose significant integration challenges or disrupt our management or business, which could adversely affect our operations and financial results. For example, these transactions may entail numerous operational and financial risks, including:

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  exposure to unknown liabilities;

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  disruption of our business and diversion of our management's time and attention in order to develop acquired products, product candidates or technologies;

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  incurrence of substantial debt or dilutive issuances of equity securities to pay for acquisitions;

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  higher than expected acquisition and integration costs;

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  write-downs of assets or goodwill or impairment charges;

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  increased amortization expenses;

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  difficulty and cost in combining the operations and personnel of any acquired businesses with our operations and personnel;

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  impairment of relationships with key suppliers or customers of any acquired businesses due to changes in management and ownership; and

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  inability to retain key employees of any acquired businesses.

        Accordingly, although there can be no assurance that we will undertake or successfully complete any transactions of the nature described above, any transactions that we do complete may be subject to the foregoing or other risks, could have a material adverse effect on our business, results of operations, financial condition and prospects.

We may use third party collaborators to help us develop, validate or commercialize any new diagnostic tests, and our ability to commercialize such tests could be impaired or delayed if these collaborations are unsuccessful.

        We may in the future selectively pursue strategic collaborations for the development, validation and commercialization of any new diagnostic tests we may develop. In any future third party collaboration, we would be dependent upon the success of the collaborators in performing their responsibilities and their continued cooperation. Our collaborators may not cooperate with us or perform their obligations under our agreements with them. We cannot control the amount and timing of our collaborators' resources that will be devoted to performing their responsibilities under our agreements with them. Our collaborators may choose to pursue alternative technologies in preference to those being developed in collaboration with us. The development, validation and commercialization of our potential tests will be delayed if collaborators fail to fulfill their responsibilities in a timely manner or in accordance with applicable regulatory requirements or if they breach or terminate their collaboration agreements with us. Disputes with our collaborators could also impair our reputation or result in development delays, decreased revenues and litigation expenses.

Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

        We are exposed to the risk of employee fraud or other misconduct, and, in certain circumstances, we may also be subject to claims based on the conduct of BlueWave representatives working on our behalf. Misconduct by employees (including BlueWave representatives working on our behalf) could include failures to comply with applicable regulations, provide accurate information to regulatory bodies, comply with federal and state healthcare fraud and abuse laws and regulations, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing, business arrangements and reimbursement in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of any clinical trials, which could result in regulatory sanctions and serious harm to our reputation. It is not always possible to identify and deter employee misconduct, both by our own employees and by BlueWave representatives working on our behalf, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions, such as exclusion from participation in U.S. federal or state healthcare programs. Moreover, even if we were to successfully defend against such actions, the costs to defend those actions could be significant. See "Risks Related to Billing, Coverage and Reimbursement For Our Tests," "Risks Related to Government Regulation of Our Tests" and "Business—Government Regulation."

Our credit facilities contain restrictions that limit our flexibility in operating our business.

        Our credit facilities contain various covenants that limit our ability to engage in specified types of transactions. These covenants limit our ability to, among other things:

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  sell, transfer, lease or dispose of our assets;

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  create, incur or assume additional indebtedness;

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  encumber or permit liens on certain of our assets;

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  make restricted payments, including paying dividends on, repurchasing or making distributions with respect to our common stock;

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  make specified investments (including loans and advances);

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  consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

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  enter into certain transactions with our affiliates.

        In addition, our credit facility with Bridge Bank, N.A. contains numerous financial covenants, including quarterly liquidity ratio, revenue and net income/loss projections. A breach of any of these covenants, a material adverse change to our business or a default under our Horizon credit facility could result in a default under our Bridge Bank credit facility. The covenants in our credit facilities may limit our ability to take certain actions and, in the event that we breach one or more covenants, our lenders may choose to declare an event of default and require that we immediately repay all amounts outstanding, terminate their commitments to extend further credit and foreclose on the collateral granted to them to secure such indebtedness. We currently expect to use a portion of the proceeds from this offering to repay our existing indebtedness under our term loan with Bridge Bank; however, if we are required to repay all outstanding amounts prior to such extinguishment, we may have to delay other planned expenditures in order to repay such amounts. Such repayment could have a material adverse effect on our business, operating results and financial condition.

We have in the past breached our financial covenants with Bridge Bank.

        We have in the past breached our financial covenant with Bridge Bank relating to our net income/loss projections, and we currently operate under a waiver of such breach. While our credit facility with Horizon does not contain financial covenants, it does contain a cross-default covenant. Upon the occurrence of an event of default under either of our credit facilities, either or both of our lenders may elect to declare all amounts outstanding to be immediately due and payable and terminate all commitments to extend further credit. While we currently expect to use a portion of the proceeds from this offering to repay our existing indebtedness under our term loan with Bridge Bank, if we were required to repay the outstanding loan balances amounts due to an event of default, either of our lenders could foreclose on the collateral granted to them to secure such indebtedness. We have pledged substantially all of our assets, other than our intellectual property, as collateral under these credit facilities. A default and any accompanying repayment could have a material adverse effect on our business, operating results and financial condition.

Our operations involve the use of hazardous materials, and we must comply with environmental, health and safety laws, which can be expensive and may adversely affect our business, operating results and financial condition.

        Our research and development and manufacturing activities involve the use of hazardous materials, including chemicals and biological materials, and some of our products include hazardous materials. Accordingly, we are subject to federal, state, local and foreign laws, regulations and permits relating to environmental, health and safety matters, including, among others, those governing the use, storage, handling, exposure to and disposal of hazardous materials and wastes, the health and safety of our employees, and the shipment, labeling, collection, recycling, treatment and disposal of products containing hazardous materials. Liability under environmental laws and regulations can be joint and several and without regard to fault or negligence. For example, under certain circumstances and under certain environmental laws, we could be held liable for costs relating to contamination at our or our predecessors' past or present facilities and at third party waste disposal sites. We could also be held liable for damages arising out of human exposure to hazardous materials. There can be no assurance that violations of environmental, health and safety laws will not occur as a result of human error, accident, equipment failure or other causes. The failure to comply with past, present or future laws could result in the imposition of substantial fines and penalties, remediation costs, property damage and personal injury claims, investigations, the suspension of production or product sales, loss of permits or a cessation of operations. Any of these events could harm our business, operating results and financial condition. We also expect that our operations will be affected by new environmental, health and safety laws and regulations on an ongoing basis, or more stringent enforcement of existing laws and regulations. Although we cannot predict the ultimate impact of any such new laws and regulations, or such more stringent enforcement, they will likely result in additional costs and may increase penalties associated with violations or require us to change the content of our products or how we manufacture them, which could have a material adverse effect on our business, operating results and financial condition.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

        We have incurred net losses since inception and expect to continue to incur net losses over the next several years. To the extent that we continue to generate taxable losses, unused losses would generally carry forward to offset future taxable income, if any, until such unused losses expire. We may be unable to use these losses to offset income before such unused losses expire. In addition, under Section 382 of the Internal Revenue Code of 1986, as amended, if a corporation undergoes an "ownership change" (generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period), the corporation's ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes may be limited. We have experienced ownership changes in the past and may experience ownership changes in connection with this offering or as a result of future changes in our stock ownership.

Risks Related to Billing, Coverage and Reimbursement for Our Tests

Health insurers and other third party payors may decide not to cover, or may reduce or discontinue reimbursing for, our tests or any other diagnostic tests we may develop in the future, or may provide inadequate reimbursement, which could jeopardize our ability to expand our business and achieve profitability.

        Our business is impacted by the level of reimbursement for our tests from Medicare, Medicaid, other governmental payors and commercial third party payors. In the United States, the regulatory process allows diagnostic tests to be marketed regardless of any coverage determinations made by payors. For new diagnostic tests, each third party payor makes its own decision about which tests it will cover, how much it will pay and whether it will continue reimbursing the test. Clinicians may order diagnostic tests that are not reimbursed by third party payors if the patient is willing to pay for the test without reimbursement, but coverage determinations and reimbursement levels and conditions are critical to the commercial success of a diagnostic product.

        The Centers for Medicare and Medicaid Services, or CMS, under the U.S. Department of Health and Human Services, or HHS, establishes reimbursement payment levels and coverage rules for Medicare and Medicaid. CMS currently covers all of our tests. State Medicaid plans and commercial third party payors establish rates and coverage rules independently. As a result, the coverage determination process is often a time-consuming and costly process that requires us to provide scientific and clinical support for the use of our tests to each payor separately, with no assurance that coverage or adequate reimbursement will be obtained. While our tests are reimbursed by a number of governmental and commercial payors, there are significant large commercial payors who do not currently cover all of our tests. If Medicare, Medicaid or other third party payors decide not to cover our tests, place significant restrictions on the use of our tests, or offer inadequate payment amounts, our ability to generate revenue from our Advanced CVD Monitoring services tests could be limited.

        Even if one or more third party payors decides to reimburse for our tests, that payor may reduce utilization or stop or lower payment at any time, which could reduce our revenues. For example, payment for diagnostic tests furnished to Medicare fee-for-services beneficiaries is made based on a fee schedule established from time to time by CMS. In recent years, payments under these fee schedules have decreased and may decrease more. Some commercial third party payors are guided by Medicare clinical laboratory fee schedules in establishing their reimbursement rates. We cannot predict whether or when third party payors will cover our tests or offer adequate reimbursement to make them commercially attractive. Moreover, we do not currently have contracts or agreements with commercial third party payors, and, as a result, reimbursements from these payors is uncertain. If we enter into contracts with commercial third party payors, we may be reimbursed at an amount lower than the contracted test price. Clinicians may decide not to order our tests if third party payments are inadequate, especially if ordering the test could result in financial liability for the patient.

Billing complexities associated with obtaining payment or reimbursement for our tests may negatively affect our revenues, cash flow and profitability.

        Billing for laboratory testing services is complex. We perform tests in advance of payment and without certainty as to the outcome of the billing process. In cases in which we receive a fixed fee per test, we may still have disputes over pricing and billing. We receive payment from a variety of payors, such as commercial insurance carriers, including managed care organizations, and governmental programs, primarily Medicare and Medicaid. Each payor typically has different billing requirements, and the billing requirements of many payors have become increasingly stringent. In addition, healthcare cost containment activities and healthcare reform is focused on reimbursement and/or payment for healthcare services, including laboratory tests, among other areas. This focus includes ongoing assessment of reimbursement regulations, including balance billing, collection of copays and deductibles and other reimbursement matters, particularly in the setting of high deductible insurance plans, managed care and other healthcare reform initiatives.

        Among the factors complicating our billing of third party payors are:

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  disparity in coverage among various payors;

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  disparity in information and billing requirements among payors;

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  changing reimbursement laws, regulations and payor policies; and

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  incorrect or missing billing information, which is required to be provided by the prescribing physician.

        These billing complexities, and the related uncertainty in obtaining payment for our tests, could negatively affect our revenues, cash flow and profitability.

Healthcare reform measures could hinder or prevent commercial success of our CVD menu, including our proprietary tests.

        In March 2010, President Obama signed into law a legislative overhaul of the U.S. healthcare system, known as the Patient Protection and Affordable Care Act of 2010, as amended by the Healthcare and Education Affordability Reconciliation Act of 2010, or the PPACA, which may have far-reaching consequences for most healthcare companies, including diagnostic companies like us. As a result of this new legislation, substantial changes could be made to the current system for paying for healthcare in the United States, including changes made in order to extend medical benefits to those who currently lack insurance coverage. The mandatory purchase of insurance is strenuously opposed by a number of state governors, resulting in lawsuits challenging the constitutionality of these provisions. On June 28, 2012, the United States Supreme Court upheld the constitutionality of these provisions of the PPACA. Congress has also proposed a number of legislative initiatives, including possible repeal of the PPACA. At this time, it remains unclear whether there will be any changes made to the PPACA, whether in part or in its entirety.

        Extending coverage to a large population could substantially change the structure of the health insurance system and the methodology for reimbursing medical services, laboratory tests, drugs and devices. These structural changes could entail modifications to the existing system of private payors and government programs, such as Medicare and Medicaid, the creation of a government-sponsored healthcare insurance source, or some combination of both, as well as other changes.

        Restructuring the coverage of medical care in the United States could impact the reimbursement for diagnostic tests like ours. If reimbursement for our diagnostic tests is substantially less than we expect, our business could be materially and adversely impacted.

        Regardless of the impact of the PPACA on us, the U.S. government, other governments and commercial payors have shown significant interest in pursuing healthcare reform and reducing healthcare costs. Any government-adopted reform measures could cause significant pressure on the pricing of healthcare products and services, including our proprietary tests, in the United States and internationally, as well as the amount of reimbursement available from governmental agencies or other third party payors. The continuing efforts of the U.S. and foreign governments, insurance companies, managed care organizations and other payors to contain or reduce healthcare costs may compromise our ability to set prices at commercially attractive levels for our proprietary tests and other diagnostic tests that we may develop. Changes in healthcare policy, such as the creation of broad limits for diagnostic products, could substantially diminish the sale of or inhibit the utilization of diagnostic tests, increase costs, divert management's attention and adversely affect our ability to generate revenues and achieve consistent profitability.

        New laws, regulations and judicial decisions, or new interpretations of existing laws, regulations and decisions, relating to healthcare availability, reimbursement methods of delivery or payment for diagnostic products and services, or sales, marketing or pricing, may also limit our potential revenues, and we may need to revise our Advanced CVD Monitoring services, research and development or commercialization programs. The pricing and reimbursement environment may change in the future and become more challenging for a number of reasons, including policies advanced by the U.S. government, state governments, new healthcare legislation or fiscal challenges faced by government health administration authorities. Specifically, in both the United States and some foreign jurisdictions, there have been a number of legislative and regulatory proposals and initiatives to change the healthcare system in ways that could affect our ability to sell our diagnostic tests profitably. Some of these proposed and implemented reforms could result in reduced utilization or reimbursement rates for our diagnostic products.

If we are subject to an enforcement action involving false claims, kickbacks, physician self-referral or other federal or state fraud and abuse laws, we could incur significant civil and criminal sanctions and loss of reimbursement, which would hurt our business.

        The government has made enforcement of the false claims, anti-kickback, physician self-referral and various other fraud and abuse laws a major priority. In many instances, private whistleblowers also are authorized to enforce these laws even if government authorities choose not to do so. Several clinical diagnostic laboratories and members of their management have been the subject of this enforcement scrutiny, which has resulted in very significant civil and criminal settlement payments. In most of these cases, private whistleblowers brought the allegations to the attention of federal enforcement agencies. The risk of our being found in violation of these laws and regulations is increased by the fact that some of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. These laws include:

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  the federal Anti-Kickback Statute, which constrains our marketing practices, educational programs, pricing policies and relationships with healthcare providers or other entities by prohibiting, among other things, soliciting, receiving, offering or paying remuneration, directly or indirectly, to induce or in return for, the purchase or recommendation of an item or service reimbursable under a federal healthcare program, such as the Medicare and Medicaid programs;

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  federal civil and criminal false claims laws and civil monetary penalty laws, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other third party payors that are false or fraudulent;

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  federal physician self-referral laws, such as the Stark law, which prohibit a physician from making a referral to a provider of certain health services with which the physician or the physician's family member has a financial interest, and prohibit submission of a claim for reimbursement pursuant to a prohibited referral; and

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  state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws, which may apply to items or services reimbursed by any third party payor, including commercial insurers, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

        If we or our operations, possibly including the operations of BlueWave, are found to be in violation of any of these laws and regulations, we may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from participation in U.S. federal or state healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations. We are in the process of systematizing our compliance program regarding compliance with federal and state fraud and abuse laws, including with regard to collection of patient deductibles and coinsurance and physician-related payments, such as customer advisory board fees, draw fees and other similar fees. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management's attention from the operation of our business and hurt our reputation. If we were excluded from participation in U.S. federal healthcare programs, we would not be able to receive, or to sell our tests to other parties who receive, reimbursement from Medicare, Medicaid and other federal programs.

Risks Related to Our Intellectual Property

Our patent and other intellectual property rights may not adequately protect our technologies and tests. If our intellectual property rights are unable to protect our technologies and tests, it may materially and adversely affect our business.

        Our commercial success will depend on our ability to obtain additional patents and adequately protect the intellectual property rights covering our technologies and tests in the United States and other countries. As of June 30, 2012, our patent estate included five issued U.S. and foreign patents and 61 patent applications pending in the United States and various foreign jurisdictions throughout the world. There is no guarantee that any of our patent applications will result in issued patents, or that any issued patents will include claims that are sufficiently broad to cover our technologies or tests or to provide meaningful protection from our competitors. We will be able to protect our existing and future technologies and tests only to the extent that they are covered by valid and enforceable patents or utilize technologies or know-how that are effectively maintained as trade secrets. If third parties disclose or misappropriate our trade secrets, it may materially and adversely impact our business.

        We apply for patents covering our technologies and tests, as we deem appropriate. However, we may fail to apply for patents on important technologies or tests in a timely fashion, or at all. Our existing patents and any future patents we obtain may not be sufficiently broad to prevent others from using our technologies or from developing and commercializing competing products and technologies. Moreover, the patent positions of numerous biotechnology and pharmaceutical companies are highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. As a result, the validity and enforceability of our patents cannot be predicted with certainty. In addition, we cannot guarantee you that:

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  we were the first to make the inventions covered by each of our issued patents and pending patent applications;

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  we were the first to file patent applications for these inventions;

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  others will not independently develop similar or alternative technologies or duplicate any of our technologies by inventing around the claims of our patents;

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  a third party will not challenge our patents, and if challenged that a court will hold that our patents are valid and enforceable;

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  any patents issued to us or our collaboration partners will cover our product as ultimately developed, or provide us with any competitive advantages or will not be challenged by third parties;

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  we will develop additional proprietary technologies that are patentable; or

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  the patents of others will not have an adverse effect on our business.

        In addition, there are numerous recent changes to the patent laws and proposed changes to the rules of the United States Patent and Trademark Office, or USPTO, which may have a significant impact on our ability to protect our technology and enforce our intellectual property rights. For example, on September 16, 2011, President Obama signed the America Invents Act which codifies several significant changes to the U.S. patent laws, including, among other things, changing from a "first to invent" to a "first inventor to file" system, limiting where a patentee may file a patent suit, requiring the apportionment of patent damages, replacing interference proceedings with derivation actions, and creating a post-grant opposition process to challenge patents after they have issued. The effects of these changes are currently uncertain as the USPTO must still implement various regulations, and the courts have yet to address any of these provisions in the context of a dispute. Further, we have not assessed the applicability of the act and new regulations on the specific patents discussed herein. As another example, the U.S. Supreme Court issued a decision on March 20, 2012 in Mayo Collaborative Services, DBA Mayo Medical Laboratories, et al. v. Prometheus Laboratories, Inc., holding that several claims drawn to measuring drug metabolite levels from patient samples were not patentable subject matter. The decision appears to impact diagnostics patents that merely apply a law of nature via a series of routine steps, but the full impact of the decision is not yet known. No assurances can be granted that claims of our diagnostic patents could not be found to include subject matter that is not patentable based on the Supreme Court's ruling.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

        In addition to seeking patents for some of our technologies and tests, we also rely on trade secrets, including unpatented know-how, technology and other proprietary information, to maintain our competitive position. We seek to protect these trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as our employees, corporate collaborators, outside scientific collaborators, contract manufacturers, consultants, advisors and other third parties. We also enter into confidentiality and invention or patent assignment agreements with our employees and consultants that obligate them to assign to us any inventions developed in the course of their work for us. Despite these efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States, including in foreign jurisdictions, may be less willing or unwilling to protect trade secrets. If any of the technology or information that we protect as trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent them from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor, our competitive position would be harmed.

If we infringe or are alleged to infringe intellectual property rights of third parties, our business could be harmed.

        Our research, development and commercialization activities, including our current proprietary tests and our digital immunoassay platform technology, as well as any other diagnostic test resulting from these activities, may infringe or be claimed to infringe patents owned by other parties. There may also be patent applications that are relevant to our technologies or tests and that have been filed but not published. If a patent issues on any of these patent applications, that patent could be asserted against us. These third parties could bring claims against us that would cause us to incur substantial expenses and, if the claims against us are successful, could cause us to pay substantial damages. Further, if a patent infringement suit were brought against us, we could be forced to stop or delay research, development, manufacturing or sales of the diagnostic product or product candidate that is the subject of the suit.

        As a result of patent infringement claims, or in order to avoid potential claims, we may choose or be compelled to seek patent licenses from third parties. These licenses may not be available on acceptable terms, or at all. Even if we are able to obtain a license, the license would likely obligate us to pay license fees or royalties or both, and the rights granted to us likely would be nonexclusive, which would mean that our competitors also could obtain licenses to the same patents. Ultimately, we could be prevented from commercializing a product, or be forced to cease some aspect of our business operations, if, as a result of actual or threatened patent infringement claims, we are unable to enter into licenses of the relevant patents on acceptable terms.

        There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the medical diagnostics industry. In addition to the possibility of litigation relating to infringement claims asserted against us, we may become a party to other patent litigation and other proceedings, including interference proceedings declared by the USPTO and similar proceedings in foreign countries, regarding intellectual property rights with respect to our current or future technologies or tests. The cost to us of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. Patent litigation and other proceedings may also absorb significant management time. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could impair our ability to compete in the marketplace.

We may become involved in lawsuits to protect or enforce our patents or other intellectual property, which could be expensive and time-consuming.

        Competitors may infringe our intellectual property, including our patents. As a result, we may be required to file infringement claims in an effort to stop third party infringement or unauthorized use. This can be expensive, particularly for a company of our size, and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patent claims do not cover its technology. An adverse determination in any litigation or defense proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not issuing.

        Interference proceedings brought by the USPTO may be necessary to determine the priority of inventions with respect to our patent applications. Litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distraction to our management. We may not be able to prevent misappropriation of our proprietary rights, particularly in countries where the laws may not protect such rights as fully as in the United States.

        Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, during the course of this type of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If investors perceive these results to be negative, the market price for our common stock could be significantly harmed.

We may not be able to protect our intellectual property rights throughout the world.

        Filing, prosecuting and defending patents on all of our technologies and tests throughout the world would be prohibitively expensive. Competitors may use our technologies or tests in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection but where enforcement is not as strong as that in the United States. These products may compete with our future products in jurisdictions where we do not have any issued patents and our patent claims or other intellectual property rights may not be effective or sufficient to prevent them from so competing.

        Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biopharmaceuticals, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business.

Our business is dependent on the license from the Regents of the University of California.

        Our business is dependent on our exclusive license with the Regents of the University of California under U.S. 7,838,250, and its related patent family, which covers methods for determining the cardiovascular health of an individual, determining cardiac damage in an individual and determining cardiac damage progression in an individual using high-sensitivity detection of cTnI. If this license is terminated, the Regents could license this patent family to a competitor, although we would continue to have the right to use this patent family as a co-owner. We are obligated under this license to, among other things, pay certain royalties and to diligently proceed with the development, manufacture and sale of licensed products and services and diligently market licensed products and services in quantities sufficient to meet market demand for the licensed products and services. We are also obligated to submit an application for marketing approval for products covered by the license agreement to the U.S. Food and Drug Administration, or FDA, by November 2013, with up to two one-year extensions available. We are obligated to pay the Regents $10,000 for each one-year extension under the license agreement with regard to a submission of an application for marketing approval to the FDA, and we currently anticipate utilizing at least one of the one-year extensions. This license lasts until the expiration or abandonment of the patent rights licenses; however, the Regents may terminate our license if we fail to perform our obligations under the license agreement and do not cure our failure within 60-days after receipt of a notice of default. Termination of this license could negatively impact our market position.

If our trademarks and trade names are not adequately protected, we may not be able to build name recognition in our markets of interest, and our business may be adversely affected.

        Our registered or unregistered trademarks or trade names may be challenged, infringed, circumvented or declared generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition by potential partners or customers in our markets of interest. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business may be adversely affected.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

        The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case.

Risks Related to Government Regulation of Our Tests

If we are unable to comply with the requirements of the Clinical Laboratories Improvement Amendments of 1988 and state laws governing clinical laboratories or if we are required to expend significant additional resources to comply with these requirements, the success of our business could be threatened.

        HHS has classified our proprietary tests as high-complexity tests under the Clinical Laboratories Improvement Amendments of 1988, commonly referred to as CLIA. Under CLIA, personnel requirements for laboratories conducting high-complexity tests are more stringent than those applicable to laboratories performing less complex tests. These personnel requirements require us to employ more experienced or more highly educated personnel and additional categories of employees, which increases our operating costs. If we fail to meet CLIA requirements, HHS or state agencies could require us to cease our proprietary testing or other testing subject to CLIA that we may develop in the future. Even if it were possible for us to bring our laboratory back into compliance, we could incur significant expenses and potentially lose revenues in doing so. Moreover, new interpretations of current regulations or future changes in regulations under CLIA may make it difficult or impossible for us to comply with our CLIA classification, which would significantly harm our business.

        Many states in which our physician and Life Sciences customers are located have laws and regulations governing clinical laboratories that are more stringent than federal law and may apply to us even if we are not located, and do not perform our proprietary test, in that state. We may also be subject to additional licensing requirements as we expand our sales and operations into new geographic areas, which could impair our ability to pursue our growth strategy.

Portions of our proprietary tests are subject to the FDA's exercise of enforcement discretion and any changes to the FDA's policies with respect to this exercise of enforcement discretion could hurt our business.

        Clinical laboratory tests that are developed and validated by a laboratory for its own use are called laboratory-developed tests, or LDTs. The laws and regulations governing the marketing of diagnostic products for use as LDTs are extremely complex and in many instances there are no significant regulatory or judicial interpretations of these laws. For instance, while the FDA maintains that LDTs are subject to the FDA's authority as diagnostic medical devices under the Federal Food, Drug and Cosmetic Act, or FDCA, the FDA has generally exercised enforcement discretion and not enforced applicable regulations with respect to most tests performed by CLIA-certified laboratories.

        All of the measurements that we report as part of our proprietary tests are LDTs. We have not yet applied for, or obtained, FDA clearance for any of these measurements; they are all LDTs and we include them in our report on this basis. We may seek FDA clearance for some LDTs in the future. In the event we were to not receive clearance for these tests, we would plan to continue to offer them as LDTs.

        The regulation of diagnostic tests classified as LDTs may become more stringent in the future. The FDA held a meeting in July 2010 during which it indicated that it intends to reconsider its current policy of enforcement discretion and to begin drafting an oversight framework for LDTs. We cannot predict the extent of the FDA's future regulation and policies with respect to LDTs and there can be no assurance that the FDA will not require us to obtain premarket clearance or approval for some or all portions of our proprietary tests. If the FDA imposes significant changes to the regulation of LDTs, or if Congress were to pass legislation that more actively regulates LDTs and in vitro diagnostic tests, it could restrict our ability to provide our test or potentially delay the launch of future tests.

        While we believe that we are currently in material compliance with applicable laws and regulations relating to LDTs, we cannot assure you that the FDA or other regulatory agencies would agree with our determination, and a determination that we have violated these laws, or a public announcement that we are being investigated for possible violation of these laws, could hurt our business and our reputation. A significant change in any of these laws, or the FDA's interpretation of the scope of its enforcement discretion, may also require us to change our business model in order to maintain compliance with these laws.

Our business is subject to other complex and sometimes unpredictable government regulations. If we fail to comply with these regulations, we could incur significant fines and penalties.

        As a provider of diagnostic testing products and services, we are subject to extensive and frequently changing federal, state and local laws and regulations governing various aspects of our business. In particular, the clinical laboratory industry is subject to significant governmental certification and licensing regulations, as well as federal and state laws regarding:

  •
  test ordering and billing practices;

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  marketing, sales and pricing practices;

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  health information privacy and security, including the Health Insurance Portability and Accountability Act of 1996, or HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH, and comparable state laws;

  •
  insurance;

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  anti-markup legislation; and

  •
  consumer protection.

        In the future, we are also required to comply with FDA regulation of our manufacturing practices and adverse event reporting activities, and regulation by the FDA of our labeling and promotion activities. In addition, advertising of our tests may become subject to FDA regulation and also regulation by the Federal Trade Commission, or FTC, under the Federal Trade Commission Act, or FTC Act. Violation of any FDA requirement could result in enforcement actions, such as seizures, injunctions, civil penalties, criminal prosecutions and exclusions, and violation of the FTC Act could result in injunctions and other associated remedies, of which could have a material adverse effect on our business. Most states also have similar post-market regulatory and enforcement authorities for devices. Additionally, most foreign countries have authorities comparable to the FDA and processes for obtaining marketing approvals. Obtaining and maintaining these approvals, and complying with all laws and regulations, may subject us to similar risks and delays as those we could experience under FDA and FTC regulation. We incur various costs in complying and overseeing compliance with these laws and regulations.

        We are unable to predict what additional federal or state legislation or regulatory initiatives may be enacted in the future regarding our business or the healthcare industry in general, or what effect such legislation or regulations may have on us. Federal or state governments may impose additional restrictions or adopt interpretations of existing laws that could have a material adverse effect on us. If we fail to comply with any existing or future regulations, restrictions or interpretations, we could incur significant fines and penalties. See "Business—Government Regulation."

Failure to maintain the security of patient-related information or compliance with security requirements could damage our reputation and subject us to additional costs and potential litigation.

        We receive certain personal and financial information about patients from our Advanced CVD Monitoring services and our Life Science customers. In addition, we depend upon the secure transmission of confidential information over public networks. A compromise in our security systems that results in patient personal or financial information being obtained by unauthorized persons or our failure to comply with applicable privacy and security laws could adversely affect our reputation, lead us to incur significant additional costs and subject us to potential litigation.

The regulatory clearance process is expensive, time consuming and uncertain and may prevent us from obtaining approvals for the commercialization of our second generation system and test menu.

        The development, research, testing, manufacturing, labeling, approval, selling, import, export, marketing and distribution of diagnostic testing products are subject to extensive and evolving regulation by federal, state and local governmental authorities in the United States, principally by the FDA, and foreign regulatory authorities, which regulations differ from country to country. We are not permitted to market our second generation system in the United States until we receive regulatory approval from the FDA. We have not submitted an application for or received marketing approval for our second generation system. Obtaining approval can be a lengthy, expensive and uncertain process.

        Prior to receiving clearance to commercialize our second generation system in the United States or abroad, we must demonstrate with substantial evidence from well controlled clinical trials, and to the satisfaction of the FDA and other regulatory authorities abroad, that such system is safe and effective for its intended uses. Preclinical testing and clinical trials are long, expensive and uncertain processes. Negative or inconclusive results or adverse medical events during a clinical trial could also cause the FDA or us to terminate a clinical trial or require that we repeat it or conduct additional clinical trials. Additionally, data obtained from preclinical studies and clinical trials can be interpreted in different ways and the FDA or other regulatory authorities may interpret the results of our studies and trials less favorably than we do. Even if we believe the preclinical or clinical data for our second generation system are promising, such data may not be sufficient to support clearance by the FDA and other regulatory authorities.

        Regulatory clearance of our second generation system is not guaranteed, and the clearance process is expensive and may take years. The FDA and foreign regulatory entities also have substantial discretion in the clearance process. Despite the time and expense exerted, failure can occur at any stage, and we could encounter problems that cause us to abandon or repeat clinical trials or perform additional preclinical studies and clinical trials. The FDA can delay, limit or deny clearance of our second generation system for many reasons, including, but not limited to, the following:

  •
  the system may not be deemed safe or effective;

  •
  FDA officials may not find the data from preclinical studies and clinical trials sufficient;

  •
  the FDA might not approve our or our third party manufacturer's processes or facilities; or

  •
  the FDA may change its approval policies or adopt new regulations.

        If our second generation system and test menu does not gain regulatory clearance, our growth strategy would be compromised and our business and results of operations could be materially and adversely harmed. See "Business—Government Regulation."

Failure to obtain regulatory approval in international jurisdictions would prevent us from marketing products abroad, including our second generation system and any new diagnostic tests we may develop.

        We may in the future seek to market our second generation system and any new diagnostic assays we may develop outside the United States. In order to market these products in the European Union and many other jurisdictions, we must submit clinical data and comparative effectiveness data concerning our products and obtain separate regulatory approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and can involve additional clinical testing. The time required to obtain approval from foreign regulators may be longer than the time required to obtain FDA approval. The regulatory approval process outside the United States may include all of the risks associated with obtaining FDA approval.

        In addition, in many countries outside the United States, it is required that our tests be approved for reimbursement before they can be approved for sale in that country. In some cases this may include approval of the price we intend to charge for our products, if approved. We may not obtain approvals from regulatory authorities outside the United States on a timely basis, or at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one regulatory authority outside the United States does not ensure approval by regulatory authorities in other countries or jurisdictions or by the FDA, but a failure to obtain, or a delay in obtaining, regulatory approval in one country may negatively affect the regulatory process in other countries. We may not be able to file for regulatory approvals and may not receive necessary approvals to commercialize any tests in any market and therefore may not be able to pursue these revenue opportunities.

Any test for which we obtain regulatory clearance will be subject to extensive ongoing regulatory requirements, and we may be subject to penalties if we fail to comply with regulatory requirements or if we experience unanticipated problems with our products.

        Any test or medical device for which we obtain regulatory clearance, including our second generation system, along with the manufacturing processes, labeling, advertising and promotional activities for such test or device, will be subject to continual requirements of, and review by, the FDA and comparable regulatory authorities. These requirements include submissions of safety and other post-marketing information and reports, registration and listing requirements, requirements relating to quality control, quality assurance and corresponding maintenance of records and documents, requirements relating to product labeling, advertising and promotion and recordkeeping. Even if regulatory clearance of a test or device is granted, the clearance may be subject to limitations on the indicated uses for which the product may be marketed or to other conditions of approval. In addition, approval may contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the test or device. After clearance, discovery of previously unknown problems with our tests, manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in actions such as:

  •
  restrictions on manufacturing processes;

  •
  restrictions on marketing of a test;

  •
  restrictions on distribution;

  •
  warning letters;

  •
  withdrawal of the test from the market;

  •
  refusal to approve pending applications or supplements to approved applications that we submit;

  •
  recall of tests;

  •
  fines, restitution or disgorgement of profits or revenue;

  •
  suspension or withdrawal of regulatory clearances;

  •
  exclusion from participation in U.S. federal or state healthcare programs, such as Medicare and Medicaid;

  •
  refusal to permit the import or export of our products;

  •
  product seizure;

  •
  injunctions; or

  •
  imposition of civil or criminal penalties.

Risks Related to this Offering and Our Common Stock

An active trading market for our common stock may not develop.

        Prior to this offering, there has been no public market for our common stock. The initial public offering price for our common stock will be determined through negotiations with the underwriters and may bear no relationship to the price at which the common stock will trade upon completion of this offering. Although we intend to apply to have our common stock listed on the New York Stock Exchange, an active trading market for our shares may never develop or be sustained following this offering. If an active market for our common stock does not develop, it may be difficult for you to sell the shares you purchase in this offering without depressing the market price for the common stock or to sell your shares at all.

The trading price of our common stock is likely to be volatile, and purchasers of our common stock could incur substantial losses.

        Our stock price is likely to be volatile. The stock market in general and the market for diagnostic companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their common stock at or above the initial public offering price. The market price for our common stock may be influenced by many factors, including:

  •
  our quarterly and annual results of operations;

  •
  regulatory or legal developments in the United States and foreign countries;

  •
  variations in our financial results or those of companies that are perceived to be similar to us;

  •
  changes in reimbursement laws or policies, or the structure of healthcare payment systems;

  •
  announcements by us of significant acquisitions, licenses, strategic partnerships, joint ventures or capital commitments;

  •
  market conditions in the diagnostic sector and issuance of securities analysts' reports or recommendations;

  •
  allegations of violations of regulatory, reimbursement or other laws applying to our business;

  •
  sales of substantial amounts of our stock by insiders and large stockholders, or the expectation that such sales might occur;

  •
  general economic, industry and market conditions;

  •
  additions or departures of key personnel;

  •
  intellectual property, product liability or other litigation against us;

  •
  expiration or termination of our potential relationships with customers and strategic partners; and

  •
  the other factors described in this "Risk Factors" section.

        In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the issuer. If any of our stockholders were to bring such a lawsuit against us, we could incur substantial costs defending the lawsuit and the attention of our management would be diverted from the operation of our business.

If securities or industry analysts do not publish research or publish unfavorable research about our business, our stock price and trading volume could decline.

        Equity research analysts do not currently provide research coverage of our common stock, and we cannot assure you that any equity research analysts will provide research coverage of our common stock after the completion of this offering. In particular, as a smaller company, it may be difficult for us to attract the interest of equity research analysts. A lack of research coverage may adversely affect the liquidity of and market price of our common stock. To the extent we obtain equity research analyst coverage, we will not have any control of the analysts or the content and opinions included in their reports. The price of our stock could decline if one or more equity research analysts downgrade our stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which in turn could cause our stock price or trading volume to decline.

If you purchase shares of our common stock in this offering, you will suffer immediate and substantial dilution of your investment.

        We expect the initial public offering price of our common stock to be substantially higher than the pro forma net tangible book value per share of our common stock after this offering. Based on an assumed initial public offering price of $          per share, which is the midpoint of the price range set forth on the cover page of this prospectus, you will experience immediate dilution of $          per share, representing the difference between our pro forma as adjusted net tangible book value per share after giving effect to this offering and the assumed initial public offering price. Based upon an assumed initial public offering price of $          per share, the midpoint of the range on the cover page of this prospectus, purchasers of common stock in this offering will have contributed approximately          % of the aggregate purchase price paid by all purchasers of our stock but will own only approximately          % of our common stock outstanding after this offering.

        In addition, as of June 30, 2012, we had outstanding stock options to purchase an aggregate of 8,630,561 shares of common stock at a weighted-average exercise price of $0.12 per share and outstanding warrants to purchase an aggregate of 2,288,408 shares of our common stock, after giving effect to the conversion of preferred stock issuable upon the exercise of the warrants to common stock upon completion of this offering, at a weighted average exercise price of $1.15 per share. To the extent these outstanding options and warrants are exercised, there will be further dilution to investors in this offering.

Future sales of our common stock or securities convertible or exchangeable for our common stock may depress our stock price.

        If our existing stockholders or holders of our options or warrants sell, or indicate an intention to sell, substantial amounts of our common stock in the public market after the lock-up and legal restrictions on resale discussed in this prospectus lapse, the trading price of our common stock could decline. The perception in the market that these sales may occur could also cause the trading price of our common stock to decline. Based on 66,526,828 shares of common stock outstanding as of June 30, 2012, upon the completion of this offering at an assumed initial public offering price of $        per share, the midpoint of the range set forth on the cover page of this prospectus, we will have outstanding a total of            shares of common stock, assuming no exercise of the underwriters' overallotment option. Of these shares, only the shares of common stock sold by us in this offering, plus any shares sold upon exercise of the underwriters' overallotment option will be freely tradable, without restriction, in the public market immediately following this offering. The underwriters may, however, in their sole discretion, permit our officers, directors and other stockholders and the holders of our outstanding options and warrants who are subject to these lock-up agreements to sell shares prior to the expiration of the lock-up agreements.

        We expect that the lock-up agreements pertaining to this offering will expire 180 days from the date of this prospectus (subject to extension upon the occurrence of specified events). After the lock-up agreements expire, up to                        additional shares of common stock will be eligible for sale in the public market, subject to volume limitations under Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, with respect to shares held by directors, executive officers and other affiliates. In addition, shares of common stock that are either subject to outstanding options or reserved for future issuance under our employee benefit plans will become eligible for sale in the public market to the extent permitted by the provisions of various vesting schedules, the lock-up agreements and Rule 144 and Rule 701 under the Securities Act and, in any event, we plan to file a registration statement permitting shares of common stock issued on exercise of options to be freely sold in the public market. If these additional shares of common stock are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.

        Certain holders of shares of our common stock, warrants to purchase our capital stock and the shares of common stock issuable upon exercise of those warrants will be entitled to rights with respect to the registration of their shares under the Securities Act, subject to the lock-up agreements described above. See "Description of Capital Stock—Registration Rights." Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates. In addition, after the lock-up agreements described above expire, our directors and our executive officers may establish programmed selling plans under Rule 10b5-1 of the Exchange Act, for the purpose of effecting sales of our common stock. Any sales of securities by these stockholders, or the perception that those sales may occur, including the entry into such programmed selling plans, could have a material adverse effect on the trading price of our common stock.

Our quarterly operating results may fluctuate significantly or may fall below the expectations of investors or securities analysts, each of which may cause our stock price to fluctuate or decline.

        We expect our operating results to be subject to quarterly fluctuations. Our net loss and other operating results will be affected by numerous factors, including:

  •
  our ability to successfully market and sell our Advanced CVD Monitoring services;

  •
  changes in expectation as to our future financial performance, including financial estimates or publications or research reports by securities analysts;

  •
  the timing of cash collections from third party payors;

  •
  the extent to which our tests our eligible for reimbursement from third party payors;

  •
  changes in reimbursement or in reimbursement-related laws directly affecting our business;

  •
  the percentage of our revenues derived from sales by BlueWave;

  •
  announcements by our competitors of new or competitive products;

  •
  any intellectual property infringement lawsuit or opposition, interference, or cancellation proceeding in which we may become involved; and

  •
  regulatory developments affecting our tests or those of our competitors.

        If our quarterly operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. Furthermore, any quarterly fluctuations in our operating results may, in turn, cause the price of our stock to fluctuate substantially. We believe that quarterly comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of our future performance.

Provisions of our charter documents or Delaware law could delay or prevent an acquisition of our company, even if the acquisition would be beneficial to our stockholders, and could make it more difficult for you to change our management.

        Provisions in our amended and restated certificate of incorporation and our amended and restated bylaws that will become effective upon the closing of this offering may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. In addition, these provisions may frustrate or prevent any attempt by our stockholders to replace or remove our current management by making it more difficult to replace or remove our board of directors. These provisions include:

  •
  a classified board of directors so that not all directors are elected at one time;

  •
  a prohibition on stockholder action through written consent;

  •
  a requirement that special meetings of stockholders be called only by the chairman of the board of directors, the chief executive officer, the president or by the board of directors;

  •
  limitation of our stockholders entitled to call special meetings of stockholders;

  •
  an advance notice requirement for stockholder proposals and nominations;

  •
  the authority of our board of directors to issue preferred stock with such terms as our board of directors may determine; and

  •
  a requirement of approval of not less than    % of all outstanding shares of our capital stock entitled to vote to amend any bylaws by stockholder action, or to amend specific provisions of our certificate of incorporation.

        In addition, Delaware law prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person who, together with its affiliates, owns or within the last three years has owned 15% of our voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Accordingly, Delaware law may discourage, delay or prevent a change in control of our company, even if the acquisition would be beneficial to our stockholders.

        These provisions in our charter and other provisions of Delaware law could limit the price that investors are willing to pay in the future for shares of our common stock.

Concentration of ownership of our common stock among our existing executive officers, directors and principal stockholders may prevent new investors from influencing significant corporate decisions.

        Upon completion of this offering, our executive officers, directors and current beneficial owners of 5% or more of our common stock and their respective affiliates will, in aggregate, beneficially own approximately    % of our outstanding common stock (assuming no exercise of the underwriters' over-allotment option). These persons, acting together, would be able to significantly influence all matters requiring stockholder approval, including the election and removal of directors and any merger or other significant corporate transactions. The interests of this group of stockholders may not coincide with the interests of other stockholders. The significant concentration of stock ownership may adversely affect the trading price of our common stock due to investors' perception that conflicts of interest may exist or arise.

We will have discretion over the actual amounts and timing of our expenditures of the net proceeds of this offering and we may not use them effectively.

        We currently expect to use the net proceeds of this offering to fund the development of our system and assay menu, expand our sales and marketing activities, repay indebtedness under our existing credit facility and for working capital and general corporate purposes. Our management will have discretion over the actual amounts and timing of our expenditures of the net proceeds of this offering, which will depend upon numerous factors, including: the timing of the development of our second generation system, the amount of revenue we generate from our existing Advanced CVD Monitoring services, the timing and costs involved in obtaining regulatory approval for our second generation system, the extent to which we pursue intellectual property protection for our products, and our ability to draw funds from our existing credit facilities. You may not agree with how we allocate or when we spend the proceeds from this offering. Our failure to apply the net proceeds of this offering effectively could impair our ability to pursue our growth strategy or could require us to raise additional capital. Until the net proceeds are used, they may be placed in investments that do not produce significant investment returns or that may lose value.

Future issuances of equity securities could result in additional dilution to our stockholders and could place restrictions on our operations and assets.

        Pursuant to our equity incentive plans, we are authorized to grant equity-based incentive awards to our employees, directors and consultants. The number of shares of our common stock available for future grant under our 2012 Equity Incentive Award Plan, or the 2012 Plan, which will become effective immediately prior to the completion of this offering, is            plus the number of shares of our common stock reserved for issuance under our 2002 Stock Option Plan, or the 2002 Plan, as of the effective date of the 2012 Plan. As of June 30, 2012, there were 709,902 shares of our common stock reserved for future issuance under our 2012 Plan. Thereafter, the number of shares of our common stock reserved for issuance under our 2012 Plan will be increased (i) from time to time by the number of shares of our common stock forfeited upon the expiration, cancellation, forfeiture, cash settlement or other termination of awards under our 2002 Plan following the effective date of the 2012 Plan, and (ii) at the discretion of our board of directors, on the date of each annual meeting of our stockholders, by up to the lesser of (x) a number of additional shares of our common stock representing    % of our then-outstanding shares of common stock on such date and (y)             shares of our common stock. Future option grants and issuances of common stock under our 2012 Plan may have an adverse effect on the market price of our common stock.

We do not anticipate paying any cash dividends on our capital stock in the foreseeable future; therefore, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

        We have never declared or paid cash dividends on our capital stock. We do not anticipate paying any cash dividends on our capital stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. In addition, the terms of our current debt financing arrangements, and any future debt financing arrangements, contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our common stock. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

We are an "emerging growth company," and if we decide to comply only with reduced disclosure requirements applicable to emerging growth companies, our common stock could be less attractive to investors.

        We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act, or JOBS Act, enacted in April 2012, and, for as long as we continue to be an "emerging growth company," we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to "emerging growth companies," including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an "emerging growth company" for up to five years, although a variety of circumstances could cause us to lose that status earlier. We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and our stock price may be more volatile.

        In addition, Section 107 of the JOBS Act also provides that an "emerging growth company" can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. An "emerging growth company" can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to "opt out" of such extended transition period and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Changes in, or interpretations of, accounting rules and regulations could result in unfavorable accounting charges or require us to change our compensation policies.

        Accounting methods and policies for diagnostic companies, including policies governing revenue recognition, research and development and related expenses and accounting for stock-based compensation, are subject to further review, interpretation and guidance from relevant accounting authorities, including the SEC. Changes to, or interpretations of, accounting methods or policies may require us to reclassify, restate or otherwise change or revise our financial statements, including those contained in this filing.

Special Note Regarding Forward-Looking Statements

        This prospectus contains forward-looking statements concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business operations and financial performance and condition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "aim," "anticipate," "assume," "believe," "contemplate," "continue," "could," "due," "estimate," "expect," "goal," "intend," "may," "objective," "plan," "predict," "potential," "positioned," "seek," "should," "target," will," "would," and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about:

  •
  the size of the market for our Advanced CVD Monitoring services;

  •
  the percentage of the population in the United States that is expected to have some form of CVD;

  •
  our expectation that the revenues we derive from our Advanced CVD Monitoring services will increase and continue to increase as a percentage of our overall revenues;

  •
  our expectations with regard to reimbursement from third party payors;

  •
  the size of the market for chronic disease detection and monitoring;

  •
  our plans to leverage our digital technology platform for application in the detection and monitoring of other chronic diseases;

  •
  our expectations regarding the current competitive marketplace for CVD testing;

  •
  our plans regarding pursuing contractual relationships with commercial third party payors;

  •
  our plans for the development of future immunoassays;

  •
  our expectations, including timing, regarding the development and commercialization of our second generation system;

  •
  the potential impact resulting from any regulation of our Advanced CVD Monitoring services;

  •
  our plans and intentions for seeking regulatory approval of our second generation system;

  •
  our plans regarding seeking future protection for our intellectual property rights;

  •
  our anticipated use of the net proceeds of this offering;

  •
  our plans for executive and director compensation for the future;

  •
  our anticipated cash needs and our estimates regarding our capital requirements and our need for additional financing; and

  •
  anticipated trends and challenges in our business and the markets in which we operate.

        These forward-looking statements are based on management's current expectations, estimates, forecasts, and projections about our business and the industry in which we operate and management's beliefs and assumptions and are not guarantees of future performance or development and involve known and unknown risks, uncertainties, and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this prospectus may turn out to be inaccurate. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements.

These forward-looking statements speak only as of the date of this prospectus. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus. See "Where You Can Find More Information."

Market, Industry and Other Data

        This prospectus also contains estimates, projections and other information concerning our industry, our business, and the markets for the chronic disease diagnostics and CVD diagnostics, including data regarding the estimated size of those markets, their projected growth rates, the perceptions and preferences of patients and physicians regarding certain therapies and other prescription, prescriber and patient data, as well as data regarding market research, estimates and forecasts prepared by our management. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires.

Use of Proceeds

        We estimate that the net proceeds from the sale of                    shares of common stock in this offering will be approximately $             million at an assumed initial public offering price of $            per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we estimate that net proceeds will be approximately $             million after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. Each $1.00 increase (decrease) in the assumed initial public offering price of $            per share (the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $             million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. We may also increase or decrease the number of shares we are offering. An increase (decrease) of 1,000,000 in the number of shares we are offering would increase (decrease) the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $             million, assuming the assumed initial public offering price stays the same. We do not expect that a change in the offering price or the number of shares by these amounts would have a material effect on our intended uses of the net proceeds from this offering, although it may impact the amount of time prior to which we may need to seek additional capital.

        We currently expect to use the net proceeds of this offering as follows:

  •
  approximately $         million to $         million to fund the development of our second generation system and assay menu, including seeking applicable regulatory clearances;

  •
  approximately $         million to $         million to fund sales and marketing activities, including the expansion of our sales force to support the launch and commercialization of our second generation platform and assay menu;

  •
  approximately $5.0 million for the repayment of our outstanding loan balance under our Bridge Bank Growth Capital Term Loan, which currently carries an interest rate of 4.75% per annum and matures in April 2015; and

  •
  the remainder for working capital and other general corporate purposes, including research and development activities.

        Our management will have discretion over the actual amounts and timing of our expenditures of the net proceeds from this offering, which will depend upon numerous factors, including: the timing of the development of our second generation system, the amount of revenue we generate from our existing Advanced CVD Monitoring services, the timing and costs involved in obtaining regulatory approval for our second generation system, the extent to which we pursue intellectual property protection for our products, and our ability to draw funds from our existing credit facilities.

        Pending the use of the proceeds from this offering, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities, certificates of deposit or government securities.

Dividend Policy

        We have never declared or paid cash dividends on our capital stock. We intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. In addition, unless waived, the terms of our existing credit facilities with Compass Horizon Funding Company LLC/Horizon Credit I LLC, or Horizon, and Bridge Bank, N.A., or Bridge Bank, prohibit us from paying any cash dividends. Any future determination related to dividend policy will be made at the discretion of our board of directors.

Capitalization

        The following table sets forth our capitalization as of June 30, 2012:

  •
  on an actual basis;

  •
  on a pro forma basis to give effect to:

  •
  the conversion of all outstanding shares of our convertible preferred stock into an aggregate of 62,947,851 shares of common stock immediately prior to the consummation of this offering;

  •
  the conversion of all of our warrants exercisable for convertible preferred stock into warrants exercisable for 2,288,408 shares of common stock immediately prior to the consummation of this offering and the related the reclassification of convertible preferred stock warrant liability to additional paid-in capital; and

  •
  the filing and effectiveness of our amended and restated certificate of incorporation, which will occur immediately prior to the consummation of this offering; and

  •
  on a pro forma as adjusted basis to give further effect to the issuance and sale by us of                    shares of our common stock in this offering at an assumed initial public offering price of $            per share (the midpoint of the range set forth on the cover page of this prospectus), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

        You should read this information together with our audited consolidated financial statements and related notes appearing elsewhere in this prospectus and the information set forth under the headings "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	As of June 30, 2012
	Actual	Pro Forma	Pro Forma As Adjusted
	(unaudited)
	(in thousands, except share and per share data)
Convertible preferred stock warrant liability	$3,585	$—		$—
Convertible preferred stock, $0.001 par value per share, 60,771,203 shares authorized, 55,514,519 shares issued and outstanding, actual; no shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	77,544	—		—
Stockholders' equity (deficit):
Common stock, $0.001 par value per share; 93,408,572 shares authorized, 3,578,977 shares outstanding, actual; shares authorized, 66,526,828 shares issued and outstanding, pro forma; shares authorized, shares issued and outstanding, pro forma as adjusted	3	67
Additional paid-in capital	472	81,537
Accumulated deficit	(80,873)	(80,873)

Total stockholders' equity (deficit)	(80,398)	731

Total capitalization	$731	$731	$

        Each $1.00 increase (decrease) in the assumed initial public offering price of $            per share, the midpoint of the range set forth on the cover page of this prospectus, would increase (decrease)

each of pro forma as adjusted additional paid-in capital, stockholders' equity and total capitalization by approximately $             million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. We may also increase or decrease the number of shares we are offering. An increase (decrease) of 1,000,000 in the number of shares we are offering would increase (decrease) each of pro forma as adjusted additional paid-in capital, stockholders' equity and total capitalization by approximately $             million, assuming the assumed initial public offering price per share, as set forth on the cover page of this prospectus, remains the same. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing.

        The outstanding share information in the table above excludes the following as of June 30, 2012:

  •
  8,630,561 shares of common stock issuable upon the exercise of outstanding stock options having a weighted-average exercise price of $0.12 per share;

  •
  2,288,408 shares of common stock issuable upon the exercise of outstanding warrants having a weighted-average exercise price of $1.15 per share;

  •
  709,902 shares of common stock reserved for issuance pursuant to future awards under our 2002 Stock Option Plan, as amended; and

  •
  shares of common stock reserved for issuance pursuant to future awards under our 2012 Equity Incentive Award Plan.

Dilution

        If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock in this offering and the net tangible book value per share of our common stock after this offering. As of June 30, 2012, we had a historical net tangible book value (deficit) of $(80.4) million, or $(22.46) per share of common stock. Our net tangible book value (deficit) represents total tangible assets less total liabilities and convertible preferred stock, all divided by the number of shares of common stock outstanding on June 30, 2012. Our pro forma net tangible book value (deficit) at June 30, 2012, before giving effect to this offering, was $0.7 million, or $0.01 per share of our common stock. Pro forma net tangible book value, before the issuance and sale of shares in this offering, gives effect to:

  •
  the conversion of all outstanding shares of our convertible preferred stock into an aggregate of 62,947,851 shares of common stock immediately prior to the consummation of this offering;

  •
  the conversion of all of our warrants exercisable for convertible preferred stock into warrants exercisable for 2,288,408 shares of common stock immediately prior to the consummation of this offering and the related reclassification of the convertible preferred stock warrant liability to additional paid-in capital; and

  •
  the filing and effectiveness of our amended and restated certificate of incorporation, which will occur immediately prior to the consummation of this offering.

        After giving effect to the sale of shares of common stock in this offering at an assumed initial public offering price of $            per share (the midpoint of the price range set forth on the cover page of this prospectus) and after deducting the underwriting discounts and commissions and estimated offering expenses, our pro forma as adjusted net tangible book value at June 30, 2012 would have been approximately $             million, or $            per share. This represents an immediate increase in pro forma as adjusted net tangible book value of $            per share to existing stockholders and an immediate dilution of $            per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share		$
Historical net tangible book value (deficit) per share as of June 30, 2012	$(22.46)
Pro forma increase in net tangible book value per share	22.47

Pro forma net tangible book value per share as of June 30, 2012	$0.01
Increase in pro forma net tangible book value per share attributable to new investors

Pro forma as adjusted net tangible book value per share after this offering

Dilution per share to new investors participating in this offering		$

        A $1.00 increase (decrease) in the assumed initial public offering price of $            per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) our pro forma as adjusted net tangible book value as of June 30, 2012 after this offering by approximately $             million, or approximately $            per share, and would decrease (increase) dilution to investors in this offering by approximately $            per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. An increase (decrease) of 1,000,000 in the number of shares we are offering would increase (decrease) our pro forma as adjusted

net tangible book value as of June 30, 2012 after this offering by approximately $             million, or approximately $            per share, and would decrease (increase) dilution to investors in this offering by approximately $            per share, assuming the assumed initial public offering price per share remains the same, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing.

        If the underwriters fully exercise their over-allotment option, pro forma as adjusted net tangible book value after this offering would increase to approximately $            per share, and there would be an immediate dilution of approximately $            per share to new investors.

        To the extent that outstanding options or warrants with an exercise price per share that is less than the pro forma as adjusted net tangible book value per share, before giving effect to the issuance and sale of shares in this offering, are exercised, new investors will experience further dilution. If all of our outstanding options and warrants described above were exercised, our pro forma net tangible book value as of June 30, 2012, before giving effect to the issuance and sale of shares in this offering, would have been approximately $4.4 million, or approximately $0.06 per share, and our pro forma as adjusted net tangible book value as of June 30, 2012 after this offering would have been approximately $             million, or approximately $            per share, causing dilution to new investors of approximately $            per share.

        In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

        The following table shows, as of June 30, 2012, on a pro forma as adjusted basis, after giving effect to the pro forma adjustments described above, the number of shares of common stock purchased from us, the total consideration paid to us and the average price paid per share by existing stockholders and by new investors purchasing common stock in this offering at an assumed initial public offering price of $            per share, before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

				Total Consideration
	Shares Purchased
							Average Price Per Share
	Number	Percent		Amount	Percent
Existing stockholders			%	$		%	$
Investors participating in this offering

Total		100.0%		$	100.0%

        The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of June 30, 2012 and excludes the following:

  •
  8,630,561 shares of common stock issuable upon the exercise of outstanding stock options having a weighted-average exercise price of $0.12 per share;

  •
  2,288,408 shares of common stock issuable upon the exercise of outstanding warrants having a weighted-average exercise price of $1.15 per share;

  •
  790,902 shares of common stock reserved for issuance pursuant to future awards under our 2002 Stock Option Plan, as amended; and

  •
          shares of common stock reserved for issuance pursuant to future awards under our 2012 Equity Incentive Award Plan.

Selected Financial Data

        You should read the following selected financial data together with our audited consolidated financial statements, the related notes appearing at the end of this prospectus and the information under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected financial data included in this section are not intended to replace the consolidated financial statements and the related notes included elsewhere in this prospectus.

        We derived the selected consolidated statement of operations data for the years ended December 31, 2009, 2010 and 2011 and the consolidated balance sheet data as of December 31, 2010 and 2011 from our audited consolidated financial statements appearing elsewhere in this prospectus. The consolidated statement of operations data for the six months ended June 30, 2011 and 2012 and consolidated balance sheet data as of June 30, 2012 have been derived from our unaudited consolidated financial statements appearing elsewhere in this prospectus. The unaudited financial data include, in the opinion of our management, all adjustments, consisting only of normal recurring adjustments, that are necessary for a fair presentation of our financial position and results of operations for these periods. Our historical results are not necessarily indicative of the results that may be expected in the future, and results for the six months ended June 30, 2012 are not necessarily indicative of results to be expected for the full year ending December 31, 2012.

	Year Ended December 31,			Six Months Ended June 30,
	2009	2010	2011	2011	2012
				(unaudited)
	(in thousands, except share and per share data)
Consolidated Statement of Operations Data:
Revenues:
Advanced CVD Monitoring services	$—	$1,323	$19,114	$4,804	$18,125
Life Sciences products	1,866	1,967	3,469	1,714	1,591
Life Sciences services	1,350	1,617	2,185	1,241	831

	3,216	4,907	24,768	7,759	20,547

Cost of revenues:
Advanced CVD Monitoring services	—	2,882	9,211	3,303	7,002
Life Sciences products	384	1,112	1,117	561	634
Life Sciences services	1,574	1,428	814	369	529

	1,958	5,422	11,142	4,233	8,165

Gross profit (loss)	1,258	(515)	13,626	3,526	12,382
Operating expenses:
Research and development	4,360	3,745	6,090	2,698	4,622
Sales and marketing	3,348	1,855	9,622	3,111	8,609
General and administrative	4,588	5,198	7,219	2,924	5,421

Total operating expenses	12,296	10,798	22,931	8,733	18,652

Loss from operations	(11,038)	(11,313)	(9,305)	(5,207)	(6,270)
Other income (expense):
Interest expense	(23)	(109)	(3,174)	(2,039)	(446)
Interest income	255	114	8	8	—
Other income (expense)	(81)	19	17	—	(3,173)

Total other income (expense), net	151	24	(3,149)	(2,031)	(3,619)

Net loss	(10,887)	(11,289)	(12,454)	(7,238)	(9,889)
Adjustment to net loss resulting from convertible preferred stock accretion and extinguishment	(3,436)	(3,719)	(1,773)	(1,864)	(22)

	Year Ended December 31,			Six Months Ended June 30,
	2009	2010	2011	2011	2012
				(unaudited)
	(in thousands, except share and per share data)
Net loss attributable to common stockholders	$(14,323)	$(15,008)	$(14,227)	$(9,102)	$(9,911)

Net loss per share attributable to common stockholders, basic and diluted	$(10.29)	$(9.41)	$(5.92)	$(5.35)	$(2.84)

Weighted average shares of common stock used in computing net loss per share attributable to common stockholders, basic and diluted	1,391,435	1,595,003	2,403,840	1,701,264	3,484,037

Pro forma net loss per share:
Pro forma net loss per share of common stock, basic and diluted (unaudited)(1)			$(0.18)		$(0.15)

Weighted-average number of shares used in computing pro forma net loss per share of common stock, basic and diluted(unaudited)(1)			58,964,958		65,850,035

(1)
The pro forma net loss per share of common stock, basic and diluted, for the year ended December 31, 2011 and the six months ended June 30, 2012 (unaudited) reflects the conversion of all outstanding shares of our convertible preferred stock into shares of common stock immediately prior to the consummation of this offering. The pro forma net loss per share of common stock, basic and diluted, does not give effect to the issuance of shares from the proposed initial public offering nor do they give effect to potential dilutive securities where the impact would be anti-dilutive. See Note 1 to the notes to our audited consolidated financial statements included elsewhere in this prospectus.

	As of December 31,		As of June 30,
	2010	2011	2012
			(unaudited)
		(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$4,608	$5,842	$7,913
Working capital (deficit)	3,866	(9,681)	(1,015)
Total assets	11,105	12,482	15,334
Accumulated deficit	(58,530)	(70,984)	(80,873)
Total stockholders' deficit	(58,529)	(70,752)	(80,398)

Management's Discussion and Analysis of
Financial Condition and Results of Operations

        You should read the following discussion and analysis of financial condition and results of operations together with the section titled "Selected Financial Data" and our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion and other parts of this prospectus contain forward-looking statements that involve risk and uncertainties, such as statements of our plans, objectives, expectations and intentions. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the "Risk Factors" section.

Overview

        We are an innovative diagnostics company committed to improving patient care and enabling the reduction of healthcare costs by providing high-value, advanced tests for the diagnosis and monitoring of chronic diseases. We have initially focused on cardiovascular disease, or CVD, the leading cause of death globally. Our high precision digital immunoassay platform and advanced CVD test menu, which includes our proprietary digital heart function and inflammatory tests, provide clinically important diagnostic information that facilitates personalized disease management by physicians. Our innovative technology platform enables a 10- to 100-fold improvement in measurement sensitivity over other commercially available technologies and measures biomarker concentrations at previously undetectable levels, providing physicians with information that can allow them to earlier diagnose, better monitor and more effectively manage chronic disease progression prior to the onset of acute clinical symptoms.

        In July 2010, we launched our Advanced CVD Monitoring services through which we offer our CVD test menu utilizing our CLIA certified laboratory in Alameda, CA. Today, we sell our tests in 28 states and, since the launch of our Advanced CVD Monitoring services through June 30, 2012, we have received over 190,000 patient samples and performed approximately 1,350,000 tests. We have significantly grown our revenues from our Advanced CVD Monitoring services from $1.3 million in 2010 to $19.1 million in 2011, and to $18.1 million for the six months ended June 30, 2012.

        Our Advanced CVD Monitoring services revenues are driven by the volume of patient samples we receive, the number of tests performed per sample, and the reimbursement we receive for each test.

        Patient samples.    For the year ended December 31, 2011, we received 98,513 patient samples as compared to 17,890 patients samples in the year ended December 31, 2010. In the six months ended June 30, 2012, we received 78,180 patient samples compared to 36,552 in the six months ended June 30, 2011. We expect the volume of patient samples tested to increase as we increase the number of physicians ordering our tests in the states in which our sales forces currently operate and as we expand our offering to other states. We currently sell our tests to physicians through a combination of a third party contracted sales force, BlueWave, which was initiated in 16 states in 2010, and a direct sales force which was initiated in two states in late 2010. In 2012, we extended our agreement with BlueWave to include an additional three states and have expanded our direct sales force into an additional eight states, such that today we sell our tests in 28 states (one state is shared between BlueWave and our direct sales force).

        Tests per sample.    The number of tests ordered per sample varies between samples generated by our third party contracted sales force and those generated by our direct sales force. Both sales forces promote all our proprietary tests, but only our direct sales force promotes our full test menu. For the years ended December 31, 2010, and December 31, 2011, and the six months ended June 30, 2012, the average number of tests per patient sample was approximately 4.2, 7.0 and 7.9, respectively. If we expand our test menu with additional clinically relevant tests, or expand our direct sales presence as compared to our third party contracted sales force, we expect that the average number of tests per sample will increase.

        Reimbursement.    We obtain reimbursement from Medicare, Medicaid and commercial third party payors for our tests under existing specific and non-specific CPT codes. As of June 30, 2012, major commercial third party payors, such as Aetna, United Healthcare, Cigna, Blue Cross Blue Shield, and Humana, have reimbursed us for our tests as a non-participating provider. We do not currently have contracts in place with any commercial third party payors. The reimbursement we receive for each test performed depends upon the level of reimbursement from Medicare, Medicaid and commercial third party payors. Medicare reimbursement rates are established by the Centers for Medicare and Medicaid Services each year. Changes in Medicare and Medicaid reimbursement rates are dependent on a number of factors, including statutory and regulatory changes, retroactive rate adjustments, administrative rulings, competitive bidding initiatives, and other policy changes, that we cannot predict. Any future reductions in reimbursement rates for our tests would reduce our overall revenues per test.

        Revenues from our Advanced CVD Monitoring services are recorded when cash is collected, unless a contract or arrangement is in place with the payor or we have sufficient history to estimate the reimbursement of the payor, in which case revenue is recognized when the test is billed. As a result of our short commercial history and the absence of contracts in place with third party commercial payors, for the years ended December 31, 2010 and 2011, and six months ended June 30, 2012, approximately 64%, 79% and 79%, respectively, of our Advanced CVD Monitoring services revenues were recognized upon cash collection. We expect to continue to recognize a substantial proportion of our Advanced CVD Monitoring services revenues upon collection of cash for the foreseeable future. If we enter into contracts with commercial third party payors, the contracted test price may be lower than the amount we are currently reimbursed.

        Our Advanced CVD Monitoring services are performed at our CLIA certified laboratory in Alameda, CA. Our laboratory occupies 4,770 of usable square feet and currently processes approximately 25,000 tests per week. In August 2012, we entered into a ten year lease for a new facility in Alameda, CA, which will replace our existing head office and CLIA laboratory facility in early 2013. The new facility will provide 6,941 square feet of usable laboratory space and, with the additional laboratory staffing and equipment, will allow us to expand our capacity to 62,500 tests per week.

        In order to enable us to expand our Advanced CVD Monitoring tests to new markets in both the US and internationally, we intend to develop and commercialize a second generation high sensitivity immunoassay platform, or second generation system, for the global in vitro diagnostic market. Our second generation system is currently in the design and development stage and we expect to commence prototype development in the first half of 2013.

        We also sell our immunoassay products and services to leading pharmaceutical companies, academic institutions and CROs, which we refer to as our Life Sciences customers, throughout the US and Europe. These customers primarily utilize our technology and immunoassays for studying therapeutic efficacy, pharmacodynamics, pharmacokinetics and safety. In addition, academic institutions and pharmaceutical companies are incorporating our digital technology into their early stage biomarker discovery efforts to validate biomarker candidates for disease management and therapeutic development. Life Sciences revenues were $5.7 million in the year ended December 31, 2011, and $2.4 million for the six months ended June 30, 2012. Revenues from our Life Sciences products are derived from sales of our digital technology platform instrument and reagents. Revenues from our Life Sciences services are derived from the development of customer-specific immunoassays, sample testing and research services. Revenues for Life Sciences products and services can fluctuate from quarter to quarter due to the project dependent nature of the services component and the timing of instrument installations.

        As of June 30, 2012, we had cash and cash equivalents of $7.9 million. To date, we have financed our operations principally through private placements of our convertible preferred stock and convertible debt, borrowings from credit facilities and revenues from our commercial operations.

Through June 30, 2012, we have raised approximately $64.3 million gross proceeds through private placements of our convertible preferred stock and convertible debt. We also have access to additional funds through our revolving credit line with Bridge Bank.

        We have incurred significant losses since our inception. We have incurred net losses of approximately $10.9 million, $11.3 million and $12.5 million for the years ended December 31, 2009, 2010 and 2011, respectively, and $7.2 million and $9.9 million for the six months ended June 30, 2011 and 2012, respectively. As of June 30, 2012, our accumulated deficit was $80.9 million. We expect to continue to incur net losses as we continue to expand our direct sales force and increase our marketing efforts to drive adoption of our proprietary tests, develop and commercially launch our second generation system, and develop additional immunoassays. We anticipate that a substantial portion of our capital resources and efforts will be focused on research and development of our second generation system and scale-up of our commercial organization. We will need substantial additional funding to support our operating activities. Adequate funding may not be available to us on acceptable terms, or at all. Our failure to obtain sufficient funds on acceptable terms when needed could have a material adverse effect on our business, results of operations, and financial condition.

Financial Operations Overview

  Revenues

        We operate in one operating segment and our revenues are derived from sales of our Advanced CVD Monitoring services and sales of our immunoassay products and services to our Life Sciences customers. Our Advanced CVD Monitoring services were launched in July 2010 and, for the years ended December 31, 2010 and 2011, represented approximately 27% and 77%, respectively, of our revenues, and 88% of our revenues for the six months ended June 30, 2012. We expect that the proportion of our revenues derived from our Advanced CVD Monitoring services will continue to increase as a percentage of our overall revenues.

        The following table presents our revenues for the periods indicated:

	Year Ended December 31,			Six Months Ended June 30,
	2009	2010	2011	2011	2012
				(unaudited)
	(in thousands)
Advanced CVD Monitoring services	$—	$1,323	$19,114	$4,804	$18,125
Life Sciences products	1,866	1,967	3,469	1,714	1,591
Life Sciences services	1,350	1,617	2,185	1,241	831

Revenues	$3,216	$4,907	$24,768	$7,759	$20,547

        Our Advanced CVD Monitoring services revenues are driven by the volume of patient samples we receive, the number of tests performed per sample and the reimbursement we receive for each test. We currently sell our tests to physicians and healthcare specialists through a combination of a third party contracted sales force, BlueWave, which was initiated in 16 states in 2010, and a direct sales force which was initiated in two states in late 2010. In 2012, we extended our agreement with BlueWave to include an additional three states and have expanded our direct sales force into an additional eight states, such that today we sell our tests in 28 states (one state is shared between BlueWave and our direct sales force).

        For the year ended December 31, 2011, we received 98,513 patient samples as compared to 17,890 patients samples in the year ended December 31, 2010. In the six months ended June 30, 2012, we received 78,180 patient samples compared to 36,552 in the six months ended June 30, 2011. We expect the volume of patient samples tested to increase as we increase the number of physicians and healthcare specialists ordering our tests in the states in which our sales forces currently operate and as we expand our offering to other states.

        The number of tests ordered per sample varies between samples generated by our third party contracted sales force and those generated by our direct sales force. Both sales forces promote all our proprietary tests, but only our direct sales force promotes our full test menu. For the year ended December 31, 2011 and the six months ended June 30, 2012, the average number of tests per patient sample was approximately 7.0 and 7.9, respectively. If we expand our test menu with additional clinically relevant tests or direct sales presence, as compared to our third party contracted sales force, we expect that the average number of tests per sample will increase.

        The reimbursement we receive for each test performed depends upon the level of reimbursement from Medicare, Medicaid and commercial third party payors. Medicare reimbursement rates are established by the Centers for Medicare and Medicaid Services each year. Changes in Medicare and Medicaid reimbursement rates are dependent on a number of factors, including statutory and regulatory changes, retroactive rate adjustments, administrative rulings, competitive bidding initiatives, and other policy changes, that we cannot predict. Any future reductions in reimbursement rates for our tests would reduce our overall revenues per test. We do not currently have contracts in place with commercial third party payors.

        Revenues from our Advanced CVD Monitoring services are recorded when cash is collected, unless a contract or arrangement is in place with the payor or we have sufficient history to estimate the reimbursement of the payor, in which case revenue is recognized when the test is billed. As a result of our short commercial history and as we do not have contracts in place with third party commercial payors, for the years ended December 31, 2010 and 2011, and six months ended June 30, 2012, approximately 64%, 79% and 79%, respectively, of our Advanced CVD Monitoring services revenues were recognized upon cash collection. We expect to continue to recognize a substantial proportion of our Advanced CVD Monitoring services revenues upon collection of cash while we do not have contracts in place with commercial third party payors. If we enter into contracts with commercial third party payors, the contracted test price may be lower than the amount we are currently reimbursed.

        Revenues from our Life Sciences products are derived from sales of our digital technology platform instrument and reagents. Revenues from our Life Sciences services are derived from the development of customer-specific immunoassays, sample testing and research services. These products and services are sold to leading pharmaceutical companies, academic institutions, and CROs throughout the United States and selected European countries. These revenues are recorded when delivery and acceptance of the products or services is completed. Revenues for Life Sciences products and services can fluctuate from quarter to quarter due to the project dependent nature of the services component and the timing of instrument installations.

  Cost of Revenues and Operating Expenses

        We allocate certain overhead expenses, including rent, utilities and depreciation of general office assets to cost of revenues and operating expense categories based on facility usage. As a result, an overhead expense allocation is reflected in cost of revenues and each operating expense category.

  Cost of Revenues

        Cost of Advanced CVD Monitoring service revenues consists of the cost of materials, direct labor, equipment and facility expenses associated with sample processing, processing and handling fees, related royalties and shipping charges to transport samples. Costs associated with performing our Advanced CVD Monitoring services are recorded as they are incurred.

        Cost of Life Sciences service revenues includes the cost of materials, direct labor, equipment and facility expenses, and related royalties associated with assay development and sample testing. Cost of Life Sciences product revenues includes the externally procured cost of our digital technology, installation and training costs where applicable, and the cost of materials, direct labor, equipment and facility expenses associated with manufacturing of the reagents. Costs related to our Life Sciences products and services are recorded at the time the revenues are recognized or in accordance with other contractual obligations.

        We expect our overall cost of revenues to increase in absolute dollars as we increase the volume of advanced CVD tests performed.

  Research and Development Expenses

        Our research and development expenses include personnel-related expenses, including salary expense and stock-based compensation, as well as fees for contractual and consulting services, laboratory supplies, depreciation of laboratory equipment, travel costs and certain allocated overhead expenses. We expense all research and development as costs are incurred.

        We expect that our overall research and development expenses will continue to increase in absolute dollars as we perform studies related to our Advanced CVD Monitoring services, and as we develop, test and validate our second generation system and related assays, including any costs that may be associated with the regulatory clearance process.

  Sales and Marketing Expenses

        Our sales and marketing expenses include sales commissions paid to our contracted and direct sales forces, which is calculated as a percentage of cash collected, as well as other costs associated our direct sales force, sales management, marketing, clinical health education and customer support functions. These costs consist principally of salaries, bonuses, stock-based compensation expense, employee benefits and travel costs, as well as costs related to marketing and clinical health education activities and certain allocated overhead expenses. We expense all sales and marketing as costs are incurred.

        We expect our sales and marketing costs to increase in absolute dollars as we increase our sales and pay commissions for those sales, expand our direct sales force and increase our sales, marketing and clinical health education expenses.

  General and Administrative Expenses

        Our general and administrative expenses include costs for our executive, accounting and finance, billing, information technology, legal, and human resources functions. These expenses consist principally of salaries and stock-based compensation expense for the personnel included in these functions, and professional services fees, such as consulting, audit, tax and legal fees, general corporate costs, bad debt expense and certain allocated overhead expenses. We expense all general and administrative expenses as costs are incurred.

        We expect that our general and administrative expenses will increase after this offering, primarily due to the costs associated with operating as a public company, including additional legal and accounting expenses related to compliance with Securities and Exchange Commission and exchange listing requirements, directors' and officers' insurance premiums and investor relations expenses.

  Other Income and Expense, Net

        Other income consists of interest income earned on our cash and cash equivalents. During the years ended December 31, 2009, 2010 and 2011 and the six months ended June 30, 2012, interest income has not been material. Other expenses consist of interest expense primarily related to our loan balances and the impact from the remeasurement of warrants exercisable for our convertible preferred stock. Other income and expense, net for the year ended December 31, 2011 includes interest expense resulting from a beneficial conversion feature related to convertible promissory notes we issued in May and June 2011 and the related interest expense arising from the amortization of debt discount.

Results of Operations

Comparison of Six Months Ended June 30, 2011 and 2012 (unaudited)

	Six Months Ended June 30,		Change
	2011	2012	Amount	Percentage
	(unaudited, in thousands, except for percentages)
Revenues:
Advanced CVD Monitoring services	$4,804	$18,125	$13,321	277%
Life Sciences products	1,714	1,591	(123)	(7)%
Life Sciences services	1,241	831	(410)	(33)%

	7,759	20,547	12,788	165%

Cost of revenues:
Advanced CVD Monitoring services	3,303	7,002	3,699	112%
Life Sciences products	561	634	73	13%
Life Sciences services	369	529	160	43%

	4,233	8,165	3,932	93%

Gross profit	3,526	12,382	8,856	251%
Operating expenses:
Research and development	2,698	4,622	1,924	71%
Sales and marketing	3,111	8,609	5,498	177%
General and administrative	2,924	5,421	2,497	85%

Total operating expenses	8,733	18,652	9,919	114%

Loss from operations	(5,207)	(6,270)	(1,063)	20%
Total other income (expense), net	(2,031)	(3,619)	(1,588)	78%

Net loss	$(7,238)	$(9,889)	$(2,651)	37%

        Revenues.    For the six months ended June 30, 2012, revenues were $20.5 million as compared to $7.8 million for the six months ended June 30, 2011.

        This increase was driven primarily by revenues from our Advanced CVD Monitoring services, which increased from $4.8 million to $18.1 million period over period. For the six months ended June 30, 2012, we received 78,180 patient samples compared to 36,552 in the corresponding period in 2011. This growth reflects the increase in the number of our sales representatives, through both our contracted and direct sales forces, greater geographic coverage of our sales forces, and increased market acceptance of our CVD tests. The average number of tests performed on each patient sample increased from 6.1 to 7.9 period over period due to an increase in the average number of tests per patient sample generated by our BlueWave sales force and an increase from 5% to 10% in the proportion of patient samples generated by our direct sales force.

        Revenues from our Life Sciences products remained stable at $1.7 million and $1.6 million for the six months ended June 30, 2011 and 2012, respectively. Revenues from our Life Sciences services decreased from $1.2 million in the six months ended June 30, 2011, to $0.8 million in the corresponding period in 2012 primarily due to lower sample testing volumes.

        Cost of Revenues and Gross Profit.    For the six months ended June 30, 2012, cost of revenues was $8.2 million as compared to $4.2 million for the six months ended June 30, 2011. The increase resulted primarily from an increase of $3.7 million Advanced CVD Monitoring services costs due to the number of patient samples received in the six months ended June 30, 2012, of 78,180 compared to 36,552 in the corresponding period in 2011.

        Gross profit increased by $8.9 million period over period. Advanced CVD Monitoring services gross profit increased $9.6 million due to increased sales in 2012 and the automation of certain laboratory operations. Life Sciences services gross profit reduced by $0.6 million due to lower sample testing volumes and subsequent lower utilization of resources.

        Research and Development Expenses.    For the six months ended June 30, 2012, research and development expenses increased to $4.6 million from $2.7 million for the six months ended June 30, 2011, as a result of increased expense related to the development of the second generation system.

        Sales and Marketing Expenses.    For the six months ended June 30, 2012, sales and marketing expenses increased to $8.6 million from $3.1 million for the six months ended June 30, 2011. The primary reason for this increase was an additional $2.9 million in sales commissions paid to our sales forces as a result of the growth in revenues from our Advanced CVD Monitoring services. Furthermore, salaries, benefits and travel costs increased $1.0 million due to the expansion of our direct sales organization, marketing expenses increased by $0.3 million, and consulting expense increased by $0.4 million.

        General and Administrative Expenses.    For the six months ended June 30, 2012, general and administrative expenses increased to $5.4 million from $2.9 million for the six months ended June 30, 2011. This increase was primarily attributable to a $1.1 million increase in salaries and benefits due to an increase in the number of employees across general and administration functions, and additional expenditures of approximately $0.9 million for outside services, consisting of consulting, legal and patent services, recruiting, and information technology.

        Other Income and Expense, Net.    Other expense, net was $3.6 million and $2.0 million for the six months ended June 30, 2012 and 2011, respectively. The increase of $1.6 million is primarily due to a $3.2 million expense in the six months ended June 30, 2012 related to the increased fair value and related liability for Series C, D and F warrants arising from the remeasurement of the warrants as of June 30, 2012. This is partially offset by interest expense of $1.6 million resulting from a beneficial conversion feature for the convertible promissory notes we issued in May and June 2011 that was not incurred in the six months ended June 30, 2012.

  Comparison of Years Ended December 31, 2010 and 2011

	Year Ended December 31,		Change
	2010	2011	Amount	Percentage
	(in thousands, except for percentages)
Revenues:
Advanced CVD Monitoring services	$1,323	$19,114	$17,791	1,345%
Life Sciences products	1,967	3,469	1,502	76%
Life Sciences services	1,617	2,185	568	35%

	4,907	24,768	19,861	405%

Cost of revenues:
Advanced CVD Monitoring services	2,882	9,211	6,329	220%
Life Sciences products	1,112	1,117	5	0.4%
Life Sciences services	1,428	814	(614)	(43)%

	5,422	11,142	5,720	105%

Gross profit (loss)	(515)	13,626	14,141	*
Operating expenses:
Research and development	3,745	6,090	2,345	63%
Sales and marketing	1,855	9,622	7,767	419%
General and administrative	5,198	7,219	2,021	39%

Total operating expenses	10,798	22,931	12,133	112%

Loss from operations	(11,313)	(9,305)	2,008	(18)%
Total other income (expense), net	24	(3,149)	(3,173)	*

Net loss	$(11,289)	$(12,454)	$(1,165)	10%

*
Percentage not meaningful

        Revenues.    For the year ended December 31, 2011, revenues were $24.8 million as compared to $4.9 million for the year ended December 31, 2010.

        This increase was driven primarily by an increase in revenues from our Advanced CVD Monitoring services, which increased from $1.3 million to $19.1 million year over year, as well as an increase in revenues derived from our Life Sciences customers, which increased from $3.6 million to $5.7 million year over year. For the year ended December 31, 2011, we received 98,513 patient samples compared to 17,890 in the same period in 2010. This growth reflects the impact of a full year of Advanced CVD Monitoring commercial operations in 2011, as compared to six months in 2010, and the impact of an increase in the size of our sales forces, greater geographic coverage of our sales forces, and increased market acceptance of our advanced CVD tests. The average number of tests performed on each patient sample increased from 4.2 to 7.0 period over period due to an increase in the number of tests per patient sample generated by our BlueWave sales force and an increase in the proportion of patient samples generated by our direct sales force from 3% to 6%.

        For the year ended December 31, 2011, revenues derived from our Life Sciences customers increased to $5.7 million from $3.6 million in 2010. This was primarily due to increased product sales of $0.7 million and $0.6 million related to instruments and reagents, respectively.

        Cost of Revenues and Gross Profit.    For the year ended December 31, 2011, cost of revenues was $11.1 million as compared to $5.4 million for the year ended December 31, 2010. The increase resulted primarily from an increase of $6.3 million Advanced CVD Monitoring services costs due to the number of patient samples received in the year ended December 31, 2011, of 98,513 compared to 17,890 in the corresponding period in 2010.

        Gross profit increased to $13.6 million from a gross loss of $0.5 million year over year. Advanced CVD Monitoring services gross profit increased by $11.4 million due to increased sales volume in 2011 and upfront costs of set-up and operations in 2010 which were not incurred in 2011. Life Sciences products gross profit increased by $1.5 million due to increased sales of $1.5 million and a greater proportion of instruments sales in 2011 compared to 2010, which generate a higher gross profit than reagent sales. Life Sciences services gross profit increased by $1.2 million primarily due to increased sales of $0.6 million in 2011 and $0.6 million lower costs in 2011 due to a full year allocation of fixed laboratory costs to Advanced CVD Monitoring services in 2011 compared to six months allocation in 2010.

        Research and Development Expenses.    For the year ended December 31, 2011, research and development expenses increased to $6.1 million from $3.7 million for the year ended December 31, 2010. The increase was primarily the result of the number of personnel and outside services expenses related to the development of the second generation system, which commenced in 2011.

        Sales and Marketing Expenses.    For the year ended December 31, 2011, sales and marketing expenses increased to $9.6 million from $1.9 million for the year ended December 31, 2010. The primary reason for the increase was an additional $4.2 million in sales commissions paid to our sales forces as a result of the growth in revenues from our Advanced CVD Monitoring services. Salaries and benefits and travel costs increased $2.7 million due to the expansion of our sales and marketing organization and the launch of our Advanced CVD Monitoring services direct sales force. Additionally, marketing expenses increased by $0.2 million and consulting expenses increased by $0.2 million.

        General and Administrative Expenses.    For the year ended December 31, 2011, general and administrative expenses increased to $7.2 million from $5.2 million for the year ended December 31, 2010. The increase was primarily attributable to a $1.6 million increase in salaries and benefits due to an increase of employees across general and administration functions. Additional increases in spending of approximately $0.4 million were due to higher legal, information technology and bad debt expenses.

        Other Income and Expense, Net.    For the year ended December 31, 2011, other income and expense changed to a net other expense of $3.1 million from net other income of $24,000 for the year ended December 31, 2010. Other expense, net for the year ended December 31, 2011 includes interest expense of $1.6 million resulting from a beneficial conversion feature related to the convertible promissory notes we issued in May and June 2011 of $1.6 million, the related interest expense arising from the amortization of debt discount of $0.3 million, $0.6 million relating to interest expense arising from the convertible promissory notes, and $0.7 million of interest expense related to outstanding notes payable with Horizon and Bridge Bank. Interest expense for the year ended December 31, 2010 was $0.1 million, which was related to outstanding notes payable.

  Comparison of Years Ended December 31, 2009 and 2010

	Year Ended December 31,		Change
	2009	2010	Amount	Percentage
	(in thousands, except for percentages)
Revenues:
Advanced CVD Monitoring services	$—	$1,323	$1,323	*
Life Sciences products	1,866	1,967	101	5%
Life Sciences services	1,350	1,617	267	20%

	3,216	4,907	1,691	53%

Cost of revenues:
Advanced CVD Monitoring services	—	2,882	2,882	*
Life Sciences products	384	1,112	728	190%
Life Sciences services	1,574	1,428	(146)	(9)%

	1,958	5,422	3,464	177%

Gross profit (loss)	1,258	(515)	(1,773)	(141)%
Operating expenses:
Research and development	4,360	3,745	(615)	(14)%
Sales and marketing	3,348	1,855	(1,493)	(45)%
General and administrative	4,588	5,198	610	13%

Total operating expenses	12,296	10,798	(1,498)	(12)%

Loss from operations	(11,038)	(11,313)	(275)	2%
Total other income (expense), net	151	24	(127)	(84)%

Net loss	$(10,887)	$(11,289)	$(402)	4%

*
Percentage not meaningful

        Revenues.    For the year ended December 31, 2010, revenues were $4.9 million as compared to $3.2 million for the year ended December 31, 2009.

        The increase in revenues was primarily due to the launch of our Advanced CVD Monitoring services in July 2010, which generated revenues of $1.3 million for the year ended December 31, 2010. For the year ended December 31, 2010, we received 17,890 patient samples. The average number of tests performed on each patient sample was 4.2. There were no revenues from Advanced CVD Monitoring services for the year ended December 31, 2009.

        For the year ended December 31, 2010, revenue derived from our Life Sciences customers increased to $3.6 million from $3.2 million in 2009. This was primarily due to increased assay development sales.

        Cost of Revenues and Gross Profit.    For the year ended December 31, 2010, cost of revenues was $5.4 million as compared to $2.0 million for the year ended December 31, 2009. The increase resulted primarily from the launch of our Advanced CVD Monitoring services in July 2010. Costs of revenues for our Advanced CV Monitoring services for the year ended December 31, 2010 were $2.9 million compared to no costs for the year ended December 31, 2009.

        Gross profit decreased from $1.3 million for the year ended December 31, 2009, to a gross loss of $0.5 million for the year ended December 31, 2010. This was primarily due to a loss of $1.6 million in 2010 from the upfront set-up costs and initial operating costs of our Advanced CVD Monitoring services which were launched in July 2010.

        Research and Development Expenses.    For the year ended December 31, 2010, research and development expenses decreased to $3.7 million from $4.4 million for the year ended December 31, 2009. The decrease resulted primarily from lower spending on outside services costs of $1.1 million. This was partially offset by an increase of $0.7 million in salaries and benefits due to increased headcount within our research and development department.

        Sales and Marketing Expenses.    For the year ended December 31, 2010, sales and marketing expenses decreased to $1.9 million from $3.3 million for the year ended December 31, 2009. The decrease resulted primarily from lower spending related to the pre-launch of our Advanced CVD Monitoring services of $1.8 million, which was $0.9 million for the year ended December 31, 2010 compared to $2.7 million for the year ended December 31, 2009. The decrease was partially offset by a $0.5 million increase in salaries and benefits due to increased headcount within our sales and marketing department, and an increase of $0.3 million in sales commissions paid to our sales force.

        General and Administrative Expenses.    For the year ended December 31, 2010, general and administrative expenses increased to $5.2 million from $4.6 million for the year ended December 31, 2009. The increase was primarily due to an increase in salaries and benefits due to increased headcount within general and administrative functions.

        Other Income and Expense, Net.    For the year ended December 31, 2010, other income, net decreased from other income, net of $0.2 million for the year ended December 31, 2009 to other income, net of $24,000 for the year ended December 31, 2010, due to lower interest income received on cash and cash equivalents, net of interest expense of $0.1 million recognized on a $5.0 million loan from Horizon entered into in November 2010.

Liquidity and Capital Resources

  Sources of Liquidity

        Since our inception, we have incurred net losses and negative cash flows from operations. We incurred net losses of $12.5 million and $9.9 million, and used $6.0 million and $6.1 million of cash flows for our operating activities for the year ended December 31, 2011 and the six months ended June 30, 2012, respectively. As of June 30, 2012, we had an accumulated deficit of $80.9 million.

        As of June 30, 2012, we had cash and cash equivalents of $7.9 million. To date, we have financed our operations principally through private placements of our convertible preferred stock and convertible debt, borrowings from credit facilities and revenues from our commercial operations. Through June 30, 2012, we have raised approximately $64.3 million gross proceeds through private placements of our convertible preferred stock and convertible debt. We also have access to additional funds through our revolving credit line with Bridge Bank.

  Cash and Cash Equivalents

        The following table summarizes our cash and cash equivalents and restricted cash as of each of the periods indicated and net changes in our cash and cash equivalents for each the periods indicated:

	Year Ended December 31,			Six Months Ended June 30,
	2009	2010	2011	2011	2012
				(unaudited)
			(in thousands)
Cash and cash equivalents	$4,375	$4,608	$5,842	$9,029	$7,913
Restricted cash	211	211	101	101	47
Consolidated statements of cash flows data:
Operating activities	(11,304)	(10,187)	(5,979)	(4,137)	(6,127)
Investing activities	(2,124)	5,298	(1,522)	(599)	(504)
Financing activities	(1,548)	5,122	8,735	9,157	8,702

Net increase (decrease) in cash and cash equivalents	$(14,976)	$233	$1,234	$4,421	$2,071

        At June 30, 2012, our cash and cash equivalents were held for working capital purposes. We do not enter into investments for trading or speculative purposes. Our policy is to invest any cash in excess of our immediate requirements in investments designed to preserve the principal balance and provide liquidity. Accordingly, our cash and cash equivalents are invested primarily in money market funds that are currently providing only a minimal return. At June 30, 2012, we had restricted cash of $47,000, which consists of certificates of deposit.

  Cash Flows for the Six Months Ended June 30, 2011 and 2012

  Operating Activities

        Net cash used in operating activities was $6.1 million during the six months ended June 30, 2012, which included a net loss of $9.9 million and net non-cash items of $4.1 million which consisted primarily of depreciation of equipment of $0.7 million and $3.2 million arising from the revaluation of warrants exercisable for convertible preferred stock. We also had a net cash outflow from changes in operating assets and liabilities of $0.3 million.

        Net cash used in operating activities was $4.1 million during the six months ended June 30, 2011, which included a net loss of $7.2 million and net non-cash items of $2.5 million which consisted of interest expense of $1.5 million resulting from a beneficial conversion feature related to the convertible promissory notes we issued in May and June 2011, $0.4 million amortization of debt discount and $0.5 million depreciation of equipment. We also had a net cash inflow from changes in operating assets and liabilities of $0.5 million.

  Investing Activities

        Net cash used in investing activities was $0.5 million and $0.6 million during the six months ended June 30, 2012 and 2011, respectively, which consisted of purchases of property and equipment.

  Financing Activities

        Net cash provided by financing activities was $8.7 million during the six months ended June 30, 2012. This consisted primarily of $5.1 million in net cash proceeds from the issuance of Series F preferred stock, $5.0 million in proceeds from our Bridge Bank loan and principal loan repayments to Bridge Bank and Horizon of $0.5 million and $0.9 million, respectively.

        Net cash provided by financing activities was $9.2 million during the six months ended June 30, 2011. This consisted of net proceeds of $9.3 million from the issuance of convertible promissory notes to our current investors less principal loan repayments to Bridge Bank of $0.3 million.

  Cash Flows for the Years Ended December 31, 2009, 2010 and 2011

  Operating Activities

        Net cash used in operating activities was $6.0 million during the year ended December 31, 2011, which included a net loss of $12.5 million and net non-cash items of $3.4 million, which consisted primarily of depreciation of equipment of $1.1 million, and $1.9 million relating to interest expense from the beneficial conversion feature and amortization of debt discount associated with the Company's convertible promissory notes entered into in May and June 2011. We also had a net cash inflow from changes in operating assets and liabilities of $3.1 million during the year. The significant items in the changes in operating assets and liabilities included an increase of $0.6 million in accounts payable, and an increase of $2.7 million in accrued expenses. The increase in accounts payable was due primarily to increased consumables and freight charges for our Advanced CVD Monitoring services. The increase in accrued expenses was due to higher bonus accruals to employees, sales-based commissions payable to our contracted and direct sales forces, and accrued loan interest.

        Net cash used in operating activities was $10.2 million during the year ended December 31, 2010, which included a net loss of $11.3 million and net non-cash items of $0.8 million which consisted primarily of depreciation of equipment. We also had a net cash inflow from changes in operating assets and liabilities of $0.3 million during the year. The significant items in the changes in operating assets and liabilities included an increase of $1.3 million in accounts payable and a decrease of $0.1 million in accrued liabilities, partially offset by an increase of $0.4 million in prepaid expenses and other assets and an increase of $0.5 million in inventories. The increase in accounts payable, accrued liabilities and inventory are all related our Advanced CVD Monitoring services which was launched in July 2010. The prepaid expenses consist primarily of upfront commissions paid to our contracted sales force at the launch of our Advanced CVD Monitoring services.

        Net cash used in operating activities was $11.3 million during the year ended December 31, 2009, which included a net loss of $10.9 million and net non-cash items of $0.5 million which consisted primarily of depreciation of equipment. We also had a net cash outflow from changes in operating assets and liabilities of $0.9 million during the year. The significant item in the changes in operating assets and liabilities was an increase of $0.6 million in accounts receivable due to increased sales to our Life Sciences customers in 2009.

  Investing Activities

        Net cash used in investing activities was $1.5 million during the year ended December 31, 2011 relating to purchases of equipment.

        Net cash provided by investing activities was $5.3 million during the year ended December 31, 2010. This consisted of purchases of equipment relating to capacity expansion in our Alameda, CA laboratory totaling $2.2 million and net proceeds of $7.5 million from the sale and purchase of short-term investments, which were subsequently reinvested in short-term investments.

        Net cash used in investing activities was $2.1 million during the year ended December 31, 2009. This consisted of purchases of equipment totaling $0.9 million and net cash of $1.2 million used in the sale and purchase of short-term investments.

  Financing Activities

        Net cash provided by financing activities was $8.7 million during the year ended December 31, 2011. This consisted of proceeds from completion of a $9.7 million bridge loan from certain current investors and loan repayments of $0.5 million to Bridge Bank and $0.5 million to Horizon.

        Net cash proceeds from financing activities was $5.1 million during the year ended December 31, 2010, consisting primarily of loan repayments of $0.5 million to Bridge Bank and net proceeds from a $5.5 million loan from Horizon.

        Net cash used in financing activities was $1.5 million during the year ended December 31, 2009. This consisted primarily of payments on a line of credit with UBS Financial of $2.4 million and proceeds from a $1.0 million loan with Bridge Bank.

  Operating and Capital Expenditure Requirements

        We have not achieved profitability on a quarterly or annual basis since our inception, and we expect to continue to incur net losses in the future. We also expect that our operating expenses will increase as we continue to expand our direct sales force and increase our marketing efforts to drive adoption of our proprietary tests, develop and commercially launch our second generation system, and develop additional immunoassays. Additionally, as a public company, we will incur significant audit, legal and other expenses that we did not incur as a private company. Our liquidity requirements have historically consisted, and we expect that they will continue to consist, of sales and marketing expenses, research and development expenses, working capital, debt service and general corporate expenses. We expect that we will use a portion of the net proceeds of this offering, in combination with our existing cash and cash equivalents, for these purposes and for the increased costs associated with being a public company. In addition, we expect to use at least $15.0 to $20.0 million of the net proceeds of this offering for capital expenditures related to the development of our second generation system during 2013 and approximately $5.0 million for the repayment of our outstanding loan balance under our Bridge Bank Growth Capital Term Loan. Please see "Use of Proceeds" for a description of our currently anticipated uses of the net proceeds from this offering. We expect that our planned expenditures will be funded from our ongoing operations, as well as from the proceeds of this offering.

        We believe the net proceeds from this offering, together with the cash generated from operations, our current cash and cash equivalents, and interest income we earn on these balances will be sufficient to meet our anticipated cash requirements through at least the next 24 months. In the future, we expect our operating and capital expenditures to increase as we increase headcount, expand our sales and marketing activities and grow our customer base. As sales of our Advanced CVD Monitoring services increase, we expect our accounts receivable balance to increase. Any such increase in accounts receivable may not be completely offset by increases in accounts payable and accrued expenses, which could result in greater working capital requirements.

        Our estimates of the period of time through which our financial resources will be adequate to support our operations and the costs to support research and development and our sales and marketing activities are forward-looking statements and involve risks and uncertainties and actual results could vary materially and negatively as a result of a number of factors, including the factors discussed in the section "Risk Factors" of this prospectus. We have based our estimates on assumptions that may prove to be wrong and we could utilize our available capital resources sooner than we currently expect.

        Our future capital requirements will depend on many factors, including the following:

  •
  the extent to which our Advanced CVD Monitoring services, including our proprietary tests, achieve market acceptance and remain competitive;

  •
  the percentage of our sales that are reimbursed by payors;

  •
  our ability to collect our accounts receivable;

  •
  whether we are successful at developing our second generation system;

  •
  the expense required to develop and gain regulatory clearance of our second generation system, including the costs of any clinical trials that we may have to conduct;

  •
  the costs and timing of further expansion of our sales and marketing efforts and research and development activities;

  •
  our ability to control costs;

  •
  whether we have sufficient testing capacity to meet the demand for our services;

  •
  the costs of filing, prosecuting, defending and enforcing any patent or other intellectual property rights; and

  •
  the acquisition of complementary business or technologies that we may undertake.

Credit Facilities

        Compass Horizon Funding Company LLC/Horizon Credit I LLC.    We currently have a $5.0 million term loan with Compass Horizon Funding Company LLC/Horizon Credit I LLC, or Horizon, which was entered into in November 2010. As of June 30, 2012, the loan had an outstanding balance of $3.6 million. The loan carries a fixed interest rate of 11%. Repayment of the principal and interest is paid in monthly installments and will continue through March 2014. The loan is secured by substantially all of our assets. The credit facility contains customary non-financial covenants and other provisions, including a cross-default covenant. Upon an event of default, outstanding amounts may be accelerated and become immediately due and payable upon sole election of Horizon. For any scheduled payment that was not paid when due, a late payment fee of 6% applies. We are operating under debt covenant waivers with respect to our credit facility with Bridge Bank (as described below) and therefore no cross default exists under the Horizon agreement. In addition, we have obtained a waiver from Horizon with respect to the requirement to provide audited financial statements within the allotted period following year end 2011. As of June 30, 2012 and December 31, 2011, we were in compliance with all other covenants in the loan agreement.

        Bridge Bank, N.A.    We currently have a credit facility with Bridge Bank, N.A., or Bridge Bank, which includes a term loan and a revolving line of credit. We originally entered into the credit facility in May 2007 and, in April 2012, we amended the credit facility and the outstanding loan balance was repaid and replaced with a $5.0 million Bridge Bank Growth Capital Term Loan, which carries a variable interest rate of Bridge Bank prime rate plus 1.50%, with a prime rate floor of 3.25%. As of June 30, 2012, the current interest rate was 4.75% and the loan matures in April 2015. Repayment of the principal and interest is paid monthly over 36 months with the initial six months being interest-only payments. The loan is secured by substantially all of our assets. In connection with the amendment to the credit facility in April 2012, we established a revolving line of credit with Bridge Bank under which we may borrow up to $5.0 million depending on the level of our accounts receivable. Borrowings under this line of credit carry a variable interest rate of Bridge Bank prime rate plus 1.0%, with a prime rate floor of 3.25%. To date, we have not drawn down on the revolving line of credit, which is currently scheduled to expire in April 2013. The credit facility includes a number of financial and other covenants relating to, among other things, maintaining a monthly liquidity ratio, holding at least 75% of our total cash with Bridge Bank, and achieving pre-specified revenue and net loss thresholds based on projections provided by management. On an annual basis, our management provides Bridge Bank with quarterly and annual projections related to revenue and net loss. The financial covenants require that we achieve an agreed upon threshold level of such projections and failure to meet these thresholds on an annual or quarterly basis results in a failure to comply with the covenant as of such period.

        Upon an event of default, Bridge Bank has the right to terminate the agreement, and all outstanding amounts may be accelerated and become immediately due and payable upon sole election of Bridge Bank. As of December 31, 2010 and 2011, March 31, 2012 and June 30, 2012, we were not in compliance with the net loss financial covenants and we have received a waiver for non-compliance from Bridge Bank for each of these periods. The waivers we have received from Bridge Bank with respect to our failure to achieve the specified threshold of revenue and net loss waive in full our failure to comply with these covenants and Bridge Bank's rights to assert an event of default under the terms of the credit facility for such failure to comply. Bridge Bank's waiver relates solely to failure to comply with such covenants and does not relieve of us of any other obligations under the credit facility.

        We currently anticipate using a portion of the net proceeds from this offering to repay the outstanding indebtedness under our term loan with Bridge Bank; however, if we were required to repay our outstanding loan balances prior to such extinguishment, we may have to delay other planned expenditures in order to repay the outstanding balances.

Contractual Commitments and Obligations

        The following is a summary of our contractual obligations and commitments as of December 31, 2011:

	Payments Due by Period
	Total	Less than 1 year	1-3 Years	3-5 Years	More Than 5 Years
Long-term debt obligations(1)	$5,059	$2,388	$2,671	$—	$—
Interest relating to long-term debt obligations	616	416	200	—	—
Operating lease obligations(2)	940	833	83	12	12

Total contractual obligations	$6,615	$3,637	$2,954	$12	$12

(1)
Principal portion of notes payable due to Bridge Bank and Horizon.

(2)
Non-cancelable facility operating leases.

Indemnification

        In the normal course of business, we enter into contracts and agreements that contain a variety of representations and warranties and provide for general indemnification. Our exposure under these agreements is unknown because it involves claims that may be made against us in the future, but that have not yet been made. To date, we have not paid any claims or been required to defend any action related to its indemnification obligations. However, we may record charges in the future as a result of these indemnification obligations.

        In accordance with our certificate of incorporation and bylaws, we have indemnification obligations to our officers and directors for certain events or occurrences, subject to certain limits, while they are serving at our request in such capacity. There have been no claims to date, and we have director and officer insurance that enables us to recover a portion of any amounts paid for future potential claims. In addition to the indemnification provided for in our certificate of incorporation and bylaws, we have also entered into separate indemnification agreements with each of our directors, which agreements provide such directors with broad indemnification rights under certain circumstances.

Off-Balance Sheet Arrangements

        As of June 30, 2012, we do not have any off-balance sheet arrangements (as defined by applicable Securities and Exchange Commission regulations) that are reasonably likely to have a current or future material effect on our financial condition, revenues and expenses results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies and Significant Judgments and Estimates

        We have prepared our consolidated financial statements in accordance with U.S. generally accepted accounting principles. Our preparation of these consolidated financial statements requires us to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, expenses and related disclosures at the date of the consolidated financial statements, as well as revenues and expenses during the reporting periods. We evaluate our estimates and judgments on an ongoing basis. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could therefore differ materially from these estimates under different assumptions or conditions.

        While our significant accounting policies are described in more detail in Note 1 to our consolidated financial statements included in this prospectus, we believe the following accounting policies to be critical to the judgments and estimates used in the preparation of our financial statements.

Revenue Recognition

        We derive revenues from the sale of our CLIA laboratory testing service, which is our Advanced CVD Monitoring services, and the sale of immunoassay products and services to pharmaceutical companies, academic and government institutions, and contract research organizations, which are our Life Sciences customers. We recognize revenues when the following revenue recognition criteria are met: (1) persuasive evidence that an arrangement exits; (2) delivery has occurred or services have been rendered; (3) the fee is fixed or determinable; and (4) collectability is reasonably assured.

  Advanced CVD Monitoring Services

        CLIA laboratory testing service revenues are derived primarily from performing tests on patient samples and the above revenue recognition criteria are assessed as follows: Criterion (1) is satisfied when an arrangement is in place with the payor addressing reimbursement for the patient test. In the absence of such arrangements, criterion (1) is satisfied when a payor pays us for the test performed. Criterion (2) is satisfied when a test is performed and a patient report is generated and delivered to the physician. Determination of satisfying criteria (3) and (4) are based on management's judgments regarding whether the fee charged for services delivered is fixed or determinable, and the collectability of those fees under any arrangement. When evaluating criteria (3) and (4), we consider whether we have a specific arrangement with a payor or sufficient history with a payor to reliably estimate the payor's individual payment patterns. In evaluating payment history, based upon at least several months of history, we review the amount received for each test and the payor's outstanding balance for unpaid tests to determine whether payments are being made consistently for a high percentage of tests billed. To the extent all criteria set forth above are not met when test results are delivered, laboratory testing service revenues are recognized when cash is received from the payor. For the years ended December 31, 2010 and 2011, and six months ended June 30, 2012, approximately 64%, 79% and 79%, respectively, of our Advanced CVD Monitoring services revenues were recognized on upon collection of cash.

        The table below sets forth the payor mix classifications for the years ended December 31, 2010 and 2011 and the six months ended June 30, 2012.

Payor(1)	2010	2011	Six Months Ended June 30, 2012
Medicare	36%	21%	21%
Managed Care and others	64%	79%	79%

(1)
Medicaid and self-pay amounts are less than 0.5% for each of the periods presented.

        Currently, co-payments are generally not assessed by governmental payors or private insurers on non-participating providers (such as us) for laboratory services, including the tests we perform. Our policy with respect to co-payments is to monitor the federal, state and private insurer requirements for any changes with respect to the collection of co-payments.

        The table below sets forth the aging of our accounts receivable for our Advanced CVD Monitoring services as of December 31, 2011 and June 30, 2012. As we currently recognize revenue only upon collection of cash for non-Medicare payors, the table below reflects the aging of receivables from Medicare.

Aging(1)	As of December 31, 2011	As of June 30, 2012
Less than 30 days	52%	70%
31-60 days	16%	11%
61-90 days	6%	6%
91-180 days	12%	10%
Greater than 181 days	14%	3%

(1)
Our billing system did not have the capacity to provide an aging schedule of our receivables as of December 31, 2010.

        The number of days' sales outstanding as of December 31, 2011 and June 30, 2012, was 42 and 44, respectively.

  Life Sciences Products and Services

        With respect to our Life Sciences customers, we recognize immunoassay products and services revenue as follows:

  •
  Immunoassay Products—immunoassay products consist of sales of instruments, including any related installation, training services, and the sale of reagents. We recognize revenues on sales of instruments, including installation, training services, upon installation of the instrument and completion of the related services. We periodically lease immunoassay instruments under operating and sales-type lease arrangements. Revenue for products sold under operating lease arrangements is recognized on an installment basis over the life of the lease where the cost of the leased equipment is carried on our balance sheet and amortized over its estimated useful life. For arrangements that qualify as sales-type leases, the discounted sales value of the product is recorded as revenue upon delivery to the customer. We recognize revenues on the sale of reagents upon delivery of the reagents to the customer.

  •
  Immunoassay Services—immunoassay services consist of assay development and assay sample testing. Assay development services are provided based on contracts with specific milestones outlined in the arrangement. Assay sample testing services are provided based on fixed price arrangements. We recognize revenue related to assay development services as the services are completed and the specific milestones are achieved, while revenue related assay sample testing is recognized upon completion of the services and delivery of the test reports to the customer. We have also entered into research contracts with academic and government institutions and contract research organizations to perform research services under a cost or cost-plus pricing arrangement. We recognize revenues related to research contracts upon delivery of the services based the terms of the arrangements.

        Arrangements related to immunoassay products and services can include multiple elements, including delivery of our digital technology platform, reagents, assay development and assay sample testing. We evaluate products and services for multiple elements and allocate revenues to each element of the arrangement based on vendor specific objective evidence, or VSOE, or third party evidence, if available. When VSOE or third party evidence is not available, we use our best estimate of the selling price to separate deliverables and allocate arrangement consideration using the relative selling price method. Once the elements are identified and the revenues are allocated to the separate elements, we recognize revenues for immunoassay products and services as described above.

Stock-Based Compensation Expense

        We account for all stock-based compensation payments issued to employees and directors using an option pricing model for estimating fair value. Accordingly, stock-based compensation expense is measured based on the estimated fair value of the awards on the date of grant, net of forfeitures. Compensation expense is recognized for the portion that is ultimately expected to vest over the period during which the recipient renders the required services to us using the straight-line single option method. In accordance with authoritative guidance, the fair value of non-employee stock-based awards is re-measured as the awards vest, and the resulting value, if any, is recognized as expense during the period the related services are rendered.

  Significant Factors, Assumptions and Methodologies Used in Determining Fair Value

        We estimate the fair value of our stock-based awards to employees and directors using the Black-Scholes option pricing model. The Black-Scholes model requires the input of subjective assumptions, including (a) the expected stock price volatility, (b) the calculation of the expected term of the award, (c) the risk free interest rate and (d) expected dividends. Due to our limited operating history and a lack of company specific historical and implied volatility data, we have based our estimate of expected volatility on the historical volatility of a group of similar companies, which are publicly-traded. When selecting these public companies on which we have based our expected stock price volatility, we selected companies with comparable characteristics to us, including enterprise value, risk profiles, position within the industry, and with historical share price information sufficient to meet the expected life of our stock-based awards. The historical volatility data was computed using the daily closing prices for the selected companies' shares during the equivalent period of the calculated expected term of our stock-based awards. We will continue to apply this process until a sufficient amount of historical information regarding the volatility of our own stock price becomes available. We have estimated the expected life of our employee stock options using the "simplified" method, whereby, the expected life equals the arithmetic average of the vesting term and the original contractual term of the option. The risk-free interest rates for periods within the expected life of the option are based on the U.S. Treasury yield curve in effect during the period the options were granted. We have never paid, and do not expect to pay, dividends in the foreseeable future.

        The weighted-average assumptions used to estimate the fair value of stock options using the Black-Scholes option pricing model were as follows:

	Year Ended December 31,			Six Months Ended June 30,
	2009	2010	2011	2012
Weighted-average exercise price of options granted	$0.11	$0.11	$0.13	$0.13
Expected volatility	50%	49%	61%	63%
Expected term (in years)	7.8	7.3	5.9	5.7
Risk free interest rate	2.84-4.86%	1.53-5.04%	1.24-4.86%	0.93-3.47%
Expected dividends	—	—	—	—

        We are also required to estimate forfeitures at the time of grant, and revise those estimates in subsequent periods if actual forfeitures differ from our estimates. We use historical data to estimate pre-vesting option forfeitures and record stock-based compensation expense only for those awards that are expected to vest. To the extent that actual forfeitures differ from our estimates, the difference is recorded as a cumulative adjustment in the period the estimates were revised.

  Fair Value Estimate

        We are required to estimate the fair value of the common stock underlying our stock-based awards when performing the fair value calculations with the Black-Scholes option pricing model. The fair value of the common stock underlying our stock-based awards was determined on each grant date by our board of directors, with input from management. All options to purchase shares of our common stock are intended to be granted with an exercise price per share no less than the fair value per share of our common stock underlying those options on the date of grant, based on the information known to us on the date of grant. In the absence of a public trading market for our common stock, on each grant date, we develop an estimate of the fair value of our common stock in order to determine an exercise price for the option grants based in part on input from an independent third-party valuation. Our determinations of the fair value of our common stock was done using methodologies, approaches and assumptions consistent with the American Institute of Certified Public Accountants, or AICPA, Audit and Accounting Practice Aid Series: Valuation of Privately Held Company Equity Securities Issued as Compensation, or the AICPA Practice Guide. In addition, our board of directors considered various objective and subjective factors, along with input from management and the independent third-party valuation, to determine the fair value of our common stock, including: external market conditions affecting the life sciences and diagnostic industries, the prices at which we sold shares of preferred stock, the superior rights and preferences of the preferred stock relative to our common stock at the time of each grant, the results of operations, financial position, status of our research and development efforts, our stage of development and business strategy, the lack of an active public market for our common and our preferred stock, and the likelihood of achieving a liquidity event such as an initial public offering, or IPO, or sale of our company in light of prevailing market conditions.

        In determining the exercise prices of our stock option grants, our board of directors also considered the most recent contemporaneous valuation of our common stock, which was prepared as of March 31, 2011 and based its determination in part on the analyses summarized below.

  Contemporaneous Valuations

        Prior to June 30, 2012, our contemporaneous valuations utilized the option pricing method, or OPM, to allocate the equity value of the company to each class of our capital stock. The OPM values each equity class by creating a series of call options on the equity value, with exercise prices based on the liquidation preferences, participation rights and strike prices of derivatives. This method is generally preferred when future outcomes are difficult to predict and dissolution or liquidation is not imminent. Prior to starting preparations for this offering, the OPM was utilized because we could not reasonably estimate the form and timing of potential liquidity events.

        To determine the equity value utilized in the OPM, we analyzed the Company's equity value using a weighted combination of two methodologies, the discounted cash flow method and the public company market multiple method. The discounted cash flow method estimates the value of a company based on its expected future cash flows discounted to present value at a rate of return commensurate with the risks associated with the cash flows. For each valuation date, management determined a financial forecast to be used in the computation of the equity value under this approach. These financial forecasts took into account our past financial and operational results and our expected future results. A discount rate was then applied based on market-required rates of return observed in the venture capital industry, as well as the specific perceived risks of achieving the forecasted financial performance. The public company market multiple generally estimates the equity value of a company by applying market multiples of comparable companies that are publicly traded. Comparable publicly-traded companies were selected on the basis of operational and economic similarity to our business, including comparable industry (laboratory service and diagnostics) and enterprise value, stage of development and risk profile at the time of the valuation. A multiple of key metrics implied by the enterprise values of these comparable companies were then calculated. Based on our historical and expected financial and operational performance as compared to the comparable companies, appropriate multiples were selected and applied to our metrics to derive an indication of equity value.

        The following table sets forth the per share exercise price of the stock options at each grant date, the estimated fair value based on our independent third-party valuation and our estimated fair value per share. In addition, in preparation for this offering and in connection with the receipt of our

June 30, 2012 contemporaneous valuation report, we subsequently reassessed the fair values of these option grants solely for the purpose of calculating the fair value of the stock options. The following table also includes the reassessed fair value per share for the stock option grants.

Grant Date	Number of Options Granted	Per Share Exercise Price of Options	Fair Value Per Share of Common Stock	Updated Fair Value Per Share of Common Stock
October 13, 2011	1,049,500	$0.13	$0.13	$1.16
February 15, 2012	680,500	$0.13	$0.13	$1.16
May 3 and 7, 2012	554,000	$0.13	$0.13	$2.11

	2,284,000

        October 13, 2011 Stock Option Grants.    On October 13, 2011, our Board of Directors granted stock options with an exercise price of $0.13 per share. The exercise price per share was supported by an independent third-party valuation as of March 31, 2011. The valuation report utilized the OPM and employed multiple valuation approaches to derive the Company's equity value used in the OPM, including the discounted cash flow method and comparable public company market multiple method. A discount for lack of marketability of 25% was then applied in the calculation of final fair value per share. The valuation report determined a common stock value of $0.09 per share as of March 31, 2011. Utilizing this valuation report and considering the developments in our business since March 31, 2011, our Board of Directors determined the fair value per common share as of October 13, 2011 to be $0.13. Specifically, our Board of Directors considered the launch of our Advanced CVD Monitoring services in July 2010 and the resulting increase in revenues and expenses, the substantial cash resources required to scale our Advanced CVD Monitoring services, the volatility in the public markets, particularly in the life sciences industry, and the expected significant increase in capital required to develop our second generation system.

        February 15, 2012 Stock Option Grants.    On February 15, 2012, our Board of Directors granted stock options with an exercise price of $0.13 per share. The exercise price per share was supported by the independent third-party valuation as of March 31, 2011. Utilizing this valuation report and considering the developments in our business since March 31, 2011, our Board of Directors determined the fair value per common share as of February 15, 2012 to be $0.13. Specifically, our Board of Directors considered our recent Series F Preferred Stock financing in which shares of our Series F Preferred Stock were sold at a price that represented only a nominal increase in the equity value of the Company from our prior preferred stock financing in December 2008, raising approximately $5.0 million in additional capital. In addition, the Board considered the growth in our Advanced CVD Monitoring services since March 31, 2011 and October 13, 2011 and the resulting increase in revenues and expenses, the substantial cash resources required to scale our Advanced CVD Monitoring services, the volatility in the public markets, particularly in the life sciences industry, and the expected significant increase in capital required to develop our second generation system.

        May 3 and 7, 2012 Stock Option Grants.    On May 3, 2012 and May 7, 2012, our Board of Directors granted stock options with an exercise price of $0.13 per share. The exercise price per share was supported by the independent third-party valuation as of March 31, 2011. Utilizing this valuation report and considering the developments in our business since March 31, 2011, our Board of Directors determined the fair value per common share as of May 3, 2012 and May 7, 2012 to be $0.13. Specifically, our Board of Directors considered our recent Series F Preferred Stock financing in which shares of our Series F Preferred Stock were sold at a price that represented only a nominal increase in the equity value of the Company from our prior preferred stock financing in December 2008, raising approximately $5.1 million in additional capital. In addition, the Board considered the growth in our Advanced CVD Monitoring services since March 31, 2011 and October 13, 2011 and the resulting increase in revenues and expenses, the substantial cash resources required to scale our Advanced CVD

Monitoring services, the volatility in the public markets, particularly in the life sciences industry, and the expected significant increase in capital required to develop our second generation system.

  June 30, 2012 Valuation and Reassessment of Fair Value

        In connection with the preparation for this offering, we obtained a valuation report as of June 30, 2012. The June 30, 2012 valuation utilized the probability-weighted expected return method, or PWERM, to allocate the enterprise value to the common stock. Under this method, the per share value of the common stock is estimated based upon the probability-weighted present value of expected future equity values for our common stock, under various possible future liquidity event scenarios, in light of the rights and preferences of each class of stock, discounted for a lack of marketability. The future liquidity event scenarios and probabilities for such scenarios were: (1) an IPO in the fourth quarter of 2012 (30%); (2) an IPO in early to mid-2013 (15%), (3) an IPO in early to mid-2014 (25%); (4) a strategic merger or sale of our company at a premium to the cumulative liquidation preference of the preferred stockholders in mid-2015 (25%); and (5) a dissolution or sale of our company at a value below the cumulative liquidation preference of the preferred stockholders (5%). The timing of these future liquidity event scenarios was determined based primarily on input from our board of directors and management. Our Board of Directors in consultation with management, after an evaluation of the growth in our Advanced CVD Monitoring services, weighted the aggregate probability of an IPO at 70%. Within the IPO scenarios, the Board of Directors determined that it was more likely for a near term (fourth quarter of 2012 or early to mid-2013) IPO to occur; however, given market conditions for life sciences IPOs, we considered an alternative long-term IPO scenario (early to mid-2014) approximating our expected timeline for completion of the development of our second generation system. The future values of our common stock in the IPO scenarios and the strategic merger or sale scenarios were estimated by application of the market approach based on certain key assumptions, including the following:

  •
  our expected pre-money IPO valuation based on recently completed initial public offerings of similar stage companies in the laboratory and diagnostic segment of the life sciences industry;

  •
  estimated third-party trade sale values based on recent transactions involving companies in the laboratory and diagnostic segment of the life sciences industry; and

  •
  expected dates for a future exit or liquidity event based on key events and company timelines.

        The discount for marketability utilized in this valuation was 15% and was based on two put option methodologies applied consistent with the AICPA Practice Guide for which we utilized the mean. This discount was based primarily on our progress toward an initial public offering following our organizational meeting in late May 2012, as well as the relative uncertainty in the public markets for IPOs, particularly in the life sciences industry.

        This valuation resulted in a $2.11 fair value per share at June 30, 2012. Following receipt of this valuation, we performed an analysis to reassess the fair value of common stock as of October 13, 2011, February 15, 2012, May 3, 2012, and May 7, 2012 in light of our progression toward an IPO and commencement of related activities subsequent to these grant dates. During this analysis, we considered several additional factors: the effects of changing our valuation model from an OPM to a PWERM method; the effects of updating the probability weighting of an IPO as a result of the starting the registration process for our IPO in May 2012, including the holding of an organizational meeting for our IPO on May 30, 2012, and the commencement of activities with our investment bankers during June 2012; and the February 2012 sale of Series F Preferred Stock at $1.1606 per share, which included the conversion of convertible bridge loans issued in May and June 2011. Offsetting these factors, we took into consideration the continued volatility of the capital markets, particularly for life sciences IPOs, and the lack of recent examples of comparable companies with successful IPOs. These factors led us to an updated fair value of common stock of $1.16 per share for the stock options granted on October 13, 2011 and February 15, 2012, and of $2.11 per share for the stock options granted on May 3, 2012 and May 7, 2012, solely for purposes of calculating the fair value of our outstanding stock options.

        The effect of these fair value updates on our results of operations was to increase our net loss for the year ended December 31, 2011 by $53,000 and by $196,000 for the six months ended June 30, 2012.

Convertible Preferred Stock Warrant Liability

        We account for warrants to purchase shares of convertible preferred stock as liabilities at fair value because these warrants may obligate us to transfer assets to the holders at a future date under certain circumstances, such as a change of control. We re-measure these warrants to current fair value at each balance sheet date, and any change in fair value is recognized as a component of interest income and interest (expense) in its statements of operations. We estimated the fair value of these warrants at the respective balance sheet dates using an enterprise value option pricing model. We use a number of assumptions to estimate the fair value including the remaining expected life of the warrant, risk-free interest rates, expected dividend yield, and expected volatility of the price of the underlying stock. These assumptions are subjective and the fair value of these warrants may have differed significantly had we used different assumptions. We will continue to adjust the convertible preferred stock warrant liability for changes in fair value until the earlier of the exercise or expiration of the convertible preferred stock warrants or until holders of our outstanding preferred stock can no longer trigger a deemed liquidation event.

JOBS Act

        In April 2012, the JOBS Act was enacted. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other companies.

Recent Accounting Pronouncements

        In May 2011, the Financial Accounting Standards Board, or FASB, issued new guidance for fair value measurements to provide a consistent definition of fair value and ensure that the fair value measurement and disclosure requirements are similar between U.S. GAAP and International Financial Reporting Standards. The guidance changes certain fair value measurement principles and enhances the disclosure requirements particularly for level 3 fair value measurements. The guidance is effective for us prospectively beginning in the first quarter of fiscal 2012. The adoption of this guidance did not have a material impact on our financial statements.

        In June 2011, the FASB issued Accounting Standards Update, or ASU, No. 2011-05, Presentation of Comprehensive Income (ASU 2011-05). ASU 2011-05 requires entities to report components of comprehensive income in either a continuous statement of comprehensive income or two separate but consecutive statements. Under the continuous statement approach, the statement would include the components and total of net income, the components and total of other comprehensive income and the total of comprehensive income. Under the two statement approach, the first statement would include the components and total of net income and the second statement would include the components and total of other comprehensive income and the total of comprehensive income. Comprehensive income may no longer be presented only within the consolidated statement of stockholders' equity. ASU 2011-05 does not change the items that must be reported in other comprehensive income. ASU 2011-05 is effective retrospectively for interim and annual periods beginning after December 15, 2011, with early adoption permitted. We adopted this ASU in the first quarter of 2012 and are reporting under the two statement approach which did not have a material impact on our financial statements.

Change in Independent Registered Public Accounting Firm

        In April 2012, our Board of Directors, upon recommendation from our Audit Committee, replaced Burr Pilger Mayer, Inc., as our independent registered public accounting firm with Ernst & Young LLP. Burr Pilger Mayer, Inc. had served as our independent registered public accounting firm since 2006. Burr Pilger Mayer, Inc.'s reports on the financial statements for the fiscal years ended December 31, 2009 and 2010 contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2009 and 2010 and through April 2012, there were no disagreements with Burr Pilger Mayer, Inc. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Burr Pilger Mayer, Inc. would have caused it to make reference to the subject matter of the disagreements in its reports on our financial statements. During the fiscal years ended December 31, 2009 and 2010 and through April, 2012, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

        The Audit Committee conducted a competitive process to select a firm to serve as our independent registered public accounting firm for the year ended December 31, 2011 and upon the conclusion of such process, the Audit Committee recommended that Ernst & Young LLP be engaged as our independent registered public accounting firm. During the fiscal years ended December 31, 2009 and 2010, and through April 2012, neither we nor anyone on our behalf had consulted with Ernst & Young LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements; or (ii) any matter that was the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Quantitative and Qualitative Disclosure About Market Risk

        Market risk is the risk of loss to future earnings, to fair values or to future cash flows that may result from changes in price of a financial instrument. The value of a financial instrument may change as a result of changes in interest rates, exchange rates, commodity prices, equity prices and other market changes.

  Interest Rate Sensitivity

        We are exposed to market risk related to changes in interest rates as it impacts our interest income and expense. Our primary exposure to market risk is interest income sensitivity, which is affected by changes in the general level of U.S. interest rates.

        Cash and Cash Equivalents.    As of June 30, 2012, we had cash and cash equivalents of $7.9 million, and restricted cash of $47,000. Our cash equivalents are invested in interest-bearing certificates of deposit and money market funds. We do not enter into investments for trading or speculative purposes. Due to the conservative nature of our investment portfolio, which is predicated on capital preservation and mainly consists of investments with short maturities, we do not believe an immediate one percentage point change in interest rates would have a material effect on the fair market value of our portfolio, and therefore we do not expect our operating results or cash flows to be significantly affected by changes in market interest rates.

        Term Loan.    As of June 30, 2012, we had debt obligations of $5.0 million and $3.6 million under our loans with Bridge Bank and Horizon, respectively. Our debt obligation to Horizon carries a fixed interest rate of 11%. Our Bridge Bank Growth Capital Term Loan carries a variable interest rate of Bridge Bank prime rate plus 1.50%, with a prime rate floor of 3.25%. If there is a rise in interest rates, our debt service obligations under the Bridge Bank loan agreement would increase even though the amount borrowed remained the same, which would affect our results of operations, financial condition and liquidity. Assuming no changes in our debt obligations from the initial loan amount, a hypothetical one percentage point change in underlying variable rates would change our annual interest expense and cash flow from operations by approximately $50,000 without taking into account the effect of any hedging instruments. We have not entered into, and do not expect to enter into, hedging arrangements.

  Foreign Currency Exchange Risk

        We bill all of our Advanced CVD Monitoring payors and most of our Life Sciences customers in U.S. dollars and receive payment in U.S. dollars. We bill a portion of our Life Sciences customers located in Europe in Euros and receive payment in Euros. For the year ended December 31, 2011, revenues of $1.8 million were billed in Euros, which represented 7% of our total revenues. Invetech, Inc., our contract manufacturer of digital technology instruments, bills us in Australian dollars and we make payments in Australian dollars. For the year ended December 31, 2011, payments to Invetech represented 3% of our combined costs of revenues and operating expenses. We do not expect these proportions to increase as we continue to sell Advanced CVD Monitoring services in the U.S., and, therefore, we do not expect our operating results or cash flows to be more affected by changes in foreign currency exchange rates in the near term. We do not currently hedge any foreign currency exposure.

Business

Overview

        We are an innovative diagnostics company committed to improving patient care and enabling the reduction of healthcare costs by providing high-value, advanced tests for the diagnosis and monitoring of chronic diseases. We have initially focused on cardiovascular disease, or CVD, the leading cause of death globally. Our high precision digital immunoassay platform and advanced CVD test menu, which includes our proprietary digital heart function and inflammatory tests, provide clinically important diagnostic information that facilitates personalized disease management by physicians. Our innovative technology platform enables a 10- to 100-fold improvement in measurement sensitivity over other commercially available technologies and measures biomarker concentrations at previously undetectable levels, providing physicians with information that can allow them to earlier diagnose, better monitor and more effectively manage chronic disease progression prior to the onset of acute clinical symptoms.

        According to the Centers for Disease Control and Prevention, or CDC, CVD is the leading cause of death in the United States. According to CDC statistics, nearly one in every three deaths is from heart disease or cerebrovascular diseases, such as stroke, an average of over 1,900 deaths per day. The American Heart Association, or AHA, estimates that approximately 40% of the U.S. population will have some form of CVD by 2030. However, it is believed that approximately 80% of premature CVD deaths are potentially preventable through early diagnosis and management of CVD risk factors.

        Our CVD menu covers four categories of tests: heart function, inflammatory, lipid and metabolic tests. Our menu features our proprietary Sgx HD cTnI test for cardiac troponin-I, a key component of our heart function panel, as well as our proprietary inflammatory test panel (Sgx HD IL-6, Sgx HD IL-17A, Sgx HD TNF-a). Cardiac troponin-I, or cTnI, is a clinically validated biomarker that has been used primarily in the acute setting for the diagnosis of myocardial infarctions, or heart attacks. Our proprietary inflammatory test panel measures levels of selected cytokines, which, when present in elevated levels in the blood, may be positively correlated to coronary heart disease, or CHD, risk, a leading cause of heart attacks.

        Our proprietary cTnI and inflammatory tests allows physicians to actively measure these biomarkers at previously undetectable levels, enabling these biomarkers to become clinically relevant in the chronic disease setting. The high precision of our digital technology platform enables these proprietary tests, together with our other CVD tests, to be used as a monitoring tool by physicians in routine care to manage patients across the continuum of CVD progression. As a result, physicians can establish and deliver personalized treatment and monitoring plans to patients to mitigate the risk of an acute cardiac event. The prognostic value of high sensitivity cTnI for CVD detection in the chronic setting is cited in numerous studies and clinical peer-reviewed publications, including Clinical Chemistry, Clinical Biochemistry and European Heart Journal.

        In July 2010, we launched our Advanced CVD Monitoring services through which we offer our CVD menu utilizing our CLIA certified laboratory in Alameda, CA. We currently market our tests in 28 U.S. states and, as of June 30, 2012, we have received over 190,000 patient samples and performed approximately 1,350,000 tests. Because our tests target well-known biomarkers, reimbursement for our tests is based on existing Medicare CPT codes and private payors, including major U.S. insurance providers, as well as Medicare and Medicaid pay for our tests. In addition, we market and sell our digital technology platform and immunoassay development services to customers in the life sciences industry to facilitate their research and drug development efforts. For the year ended December 31, 2011 and the six months ended June 30, 2012, our revenues were $24.8 million and $20.5 million, respectively, and our net loss was $12.5 million and $9.9 million, respectively.

        In order to expand into the global in vitro diagnostic, or IVD, market, we are developing a second generation high precision, digital immunoassay monitoring platform, which is currently in the design and development stage, with expected prototype development commencing in the first half of 2013. We expect this system to be a higher-throughput, fully-automated platform focused on high precision immunoassays for advanced management of CVD and other chronic diseases. We currently expect to begin utilizing our second generation platform in our CLIA laboratory in 2014. We expect to focus our initial test panels on high-value, high sensitivity proprietary tests for chronic CVD detection and monitoring. We intend to seek applicable regulatory clearances in selected markets in order to allow us to make our technology platform and CVD menu more widely available through clinical and reference laboratories and hospital laboratories with a goal of making the second generation system commercially available by 2016.

Market Overview

        Chronic diseases are the leading cause of death and disability worldwide and, according to a 2011 report by the World Health Organization, disease rates relating to chronic diseases such as CVD, cancer, chronic obstructive pulmonary disease and type 2 diabetes, are accelerating on a global basis. By 2020 their contribution is expected to rise to 73% of all deaths and 60% of the global burden of disease. In the United States, chronic disease healthcare costs are estimated to be over $2.0 trillion annually. CVD is one of the most common chronic diseases and, according to the CDC, approximately $444 billion was spent in the United States in 2010 on CVD-related healthcare costs. However, it is believed that approximately 80% of premature CVD deaths are potentially preventable through early diagnosis and management of CVD risk factors.

        Effective management of chronic disease requires cost-effective tools for early diagnosis, evaluation of treatment efficacy and monitoring of disease progression. While our current focus is on the detection and monitoring of CVD, we believe our technology can be broadly applied to detecting and monitoring a wide variety of chronic diseases. We intend to become a leader in these areas through our proprietary platform and test menu offerings, providing physicians with the ability to better measure disease risk and progression and potentially limit acute events and reduce healthcare costs associated with chronic disease.

  CVD Diagnostic Market

        The AHA estimates that 82.6 million people in the United States have been diagnosed with and suffer from one or more forms of CVD, the most common forms of which are CHD, the narrowing or blockage of coronary arteries, and hypertension. Myocardial infarction, also referred to as a heart attack, is one of the most common manifestations of CHD and occurs when blood supply to a part of the heart is interrupted, resulting in permanent damage or death of heart tissue. In the United States alone, a heart attack occurs every minute on average.

        The chronic CVD patient population can be segmented generally into two categories: primary at-risk patients and secondary prevention patients. Primary at-risk patients have not had a prior CVD event, such as a heart attack, stroke or congestive heart failure, but are considered to be at an elevated risk for a CVD event in the future due to biologic and/or lifestyle risk factors. These risk factors include obesity, hypertension, diabetes, high serum cholesterol and family history of CVD. Secondary prevention patients are those patients who have suffered one or more prior CVD events.

        Lipid Testing.    Lipid panel testing is currently accepted as the standard of care for assessing an individual's risk for coronary heart disease and, specifically, atherosclerosis, which is the hardening and narrowing of the arteries caused by a buildup of plaque composed of cholesterol and other lipids, such as triglycerides, in the arterial wall. A conventional lipid panel is a group of tests that measures high density lipoprotein cholesterol, or HDL, low density lipoprotein cholesterol, or LDL, and triglycerides in an individual's blood. These measurements are used as predictive indicators of an individual's risk of atherosclerosis, a leading cause of CHD.

        Lipid panel tests are among the most frequently ordered lab tests in the United States. Estimates suggest that approximately 200 million lipid panel tests are performed annually in the United States by clinical laboratories and hospital outreach laboratories for patient management. Additionally, the 2012 Global Strategic Business Report on Cholesterol and Other Cardiovascular Testing reported that lipid panel tests/complete lipid profiles accounted for nearly 50% of all cholesterol and other cardiovascular tests performed in clinical reference laboratories, and hospital, public health and private laboratories, in 2011, and the total cholesterol and lipid U.S. market totaled 437 million test units in 2011.

        Cardiac Troponin Testing.    In the acute care setting, the measurement of cardiac troponin biomarkers is the current standard of care for the diagnosis of a heart attack and has long assisted physicians in improving diagnostic strategies for the effective management of patients with severe chest pain. While limited to the acute setting in the United States, cardiac troponin testing accounted for over $800 million of the total domestic cardiac marker laboratory testing market in 2010, according to a 2011 report by TriMark Publications, a third party industry source. Troponin is comprised of three regulatory proteins that are integral to non-smooth muscle contraction in skeletal and cardiac muscle. Cardiac troponins are released from the heart muscle into the blood circulation in response to heart cell death, or myocardial necrosis. Because patients with myocardial necrosis have significantly elevated cardiac troponin levels, the cardiac troponin test in the acute care setting can differentiate patients with an acute myocardial infarction from those with unstable angina, acute pulmonary embolism or an aortic dissection in a timely fashion to facilitate targeted patient management.

        Inflammatory Biomarkers.    Recent advances in atherosclerosis research have indicated that chronic inflammation of the blood vessels plays a significant role in the initiation and subsequent progression of atherosclerosis. Inflammation occurs primarily within the walls of arterial blood vessels as white blood cells migrate from the blood stream and accumulate in the artery wall. Small protein molecules called cytokines are secreted by a variety of cells within the artery wall and accelerate the process of inflammation. The accumulation of these inflammatory white blood cells and other lipids, such as cholesterol in the artery, form diseased lesions or plaques within the vessel wall which build up over time. These lesions include cells that release cytokines into the bloodstream. These cytokines (Interleukin, or IL,-6,-17A and tumor necrosis factor, or TNF-a), if measured in blood samples, can be used as early indicators of inflammatory disease, enabling further risk stratification of those patients susceptible for future CVD events.

        The inflammatory testing market is comprised of C-reactive proteins, or CRPs, a well known protein associated with low grade chronic inflammation, and high sensitivity-, or hs-CRPs. The CRP and hs-CRP testing market alone was estimated to be $66.5 million in 2010 in the U.S. according to a 2011 report by TriMark Publications.

Limitations of Existing CVD Testing

        Lipid panel testing is generally a well-accepted approach to determine a patient's need for LDL-lowering or HDL-targeted statin therapy and monitoring treatment response. While traditional lipid profiles can be potentially predictive of atherosclerosis, lipid profiles are not effective for the prognosis of the onset of chronic CVD prior to an acute event. A recent study has indicated that almost half of patients hospitalized with some form of coronary heart disease have LDL cholesterol levels traditionally considered to be low risk, and so would not necessarily have been thought to be at risk.

        In addition, there is increasing awareness that lipid testing alone is insufficient to significantly reduce the occurrence of CVD events. In "Efficacy and Safety of Cholesterol-Lowering Treatment," a study published in 2005 in The Lancet, a peer-reviewed medical journal, an analysis of the data from 14 different lipid lowering statin trials involving approximately 90,000 patients showed an overall reduction in major cardiovascular events of only 21%. Nonetheless, lipid panel testing, when combined with an assessment of various lifestyle factors, including diet, frequency of exercise, psychosocial stress levels and medication usage, is the primary method used to evaluate a patient's CVD risk. As such, there is a significant need to include in the current standard testing regimen a non-cholesterol-based indicator that enables healthcare providers to better predict an adverse cardiac event.

        While advanced non-cholesterol-based indicators, such as cTnI and other cardiac biomarkers and certain inflammatory biomarkers, have been identified in multiple studies as having the potential to predict adverse cardiac events, their utility has been limited given the lack of clinical utility data or in some cases the lack of commercially available technology to detect these biomarkers at lower concentrations. At commercially available detection levels, cardiac troponin and certain inflammatory biomarkers have either been limited to the diagnosis of a cardiac event in an acute setting or have not been commercially utilized as CVD indicators. The current cardiac troponin testing market is largely limited to the acute care setting, as most other commercially available technologies can only accurately measure cardiac troponin at levels elevated above 30 - 50 pg/mL, which is generally not sensitive enough for use in non-acute settings. Yet, multiple studies have suggested that troponin is present in circulation at significantly lower levels in advance of an adverse cardiac event. Normal cardiac troponin levels in healthy individuals have been indicated to be 10.1 pg/mL by a Minnesota Heart Survey in 2012. A seminal study by Apple et. al. published in Clinical Chemistry, a journal of clinical laboratory science, indicated that individuals who have currently not been diagnosed with cardiovascular disease but who have cardiac troponin levels above 10 pg/mL are at an 850% increased risk of dying due to a cardiac event over the next eight to 15 years. In other words, according to the Apple study, slightly elevated cTnI means that a healthy person remains at risk of suffering from a future myocardial infarction or stroke.

        Inflammatory and advanced CVD tests for assessment of apolipoproteins and CRPs are, along with other lipid parameters, emerging as potential tools in improving CVD risk prediction. A 2002 primary prevention study published in the New England Journal of Medicine showed that CRP increases during an inflammatory response, and suggests it was a stronger predictor of future cardiovascular events than high LDL cholesterol. In 2003, a CDC and AHA writing group issued guidelines concluding that it is reasonable to use hs-CRP to assess CHD risk for primary prevention. Recent publications on multiple independent clinical studies have continued to build upon these initial findings and have shown that increased levels of additional inflammatory biomarkers in the blood may correlate with increased heart disease risk. These studies indicate that the measurement of individual cytokines can provide additional risk stratification for future cardiovascular events in acute and chronic disease patients as well as in asymptomatic patients. Furthermore, combinations of these inflammatory biomarkers, such as IL-6, IL-17A, TNF-a and hs-CRP, are synergistic and together may provide additional power towards future CVD risk stratification.

Our Solution

        Cardiac diseases are progressive in nature. As a result, there is a significant unmet need for prognostic biomarkers in the chronic setting that help doctors better identify and stratify patients with CVD risk in advance of an acute episode. Our proprietary digital immunoassay platform technology enables the early detection and monitoring of biomarkers with a 10- to 100-fold greater sensitivity than other commercially available platforms, allowing for the measurement and monitoring of biomarkers at previously undetectable levels. We have initially focused our clinical test offerings on CVD through our Advanced CVD Monitoring services. We offer an advanced CVD menu, which includes our proprietary digital heart function and inflammatory tests, as well as non-proprietary tests, to provide physicians with clinically important diagnostic information that enables personalized disease management for both the primary at-risk and secondary prevention patient populations.

        Our test results are provided to physicians via easy-to-interpret patient reports that utilize color coding to highlight risk and track the biomarker concentrations in four CVD-related categories—heart function, inflammation, metabolic and lipids. Our reports enable physicians to develop a personalized treatment plan for patients and to track the success of that plan between office visits.

  Proprietary Platform Technology

        Our proprietary platform technology measures relevant biomarker concentrations at significantly lower levels than other commercially available technologies, providing physicians with a tool to better stratify CVD risk. The high precision of our platform technology enables physicians to monitor the progression of chronic disease before the onset of severe clinical symptoms. We have improved upon the sensitivity limitations of current immunoassay tests and platforms by utilizing our proprietary nanofluid single molecule immunoassay fluorescence detection platform. Specifically, within our proprietary platform, liquid samples containing fluorescently labeled antibodies flow through a capillary tube that contains a small interrogation space that is illuminated by a laser. These fluorescently labeled antibodies, each one corresponding to a single analyte molecule, are detected by the confocal microscopy as they pass through the interrogation space and generate intense flashes of light. Detected signals with peak intensities above the threshold of background fluorescence are counted as digital events. Our platform thus eliminates the immunoassay background that other technologies include in their detected signal, which allows us to digitize and count the signal generated by each single molecule with a high degree of confidence.

        Current commercially available testing methods generally do not have sufficient sensitivity or precision to enable early detection of chronic disease or monitor subtle changes in biomarker concentration levels. These current methods are thus often limited for use well into the disease progression or even, as in the case of current testing for cTnI, at the time of an acute cardiac event. Numerous studies performed using our proprietary platform technology have shown that people have very low levels of cTnI released into their blood well in advance of an acute cardiac event and also that individuals have a baseline, or stable, concentration level of cTnI. In fact, 99% of healthy individuals have very low, but measurable, cTnI concentration levels which are less than 10 pg/mL, meaning they are at relatively low risk of having a future cardiac event.

Singulex HD cTnI sensitivity for CVD

        The Apple study demonstrated that people who are not currently diagnosed with CVD, but who have cTnI concentration levels above 10 pg/mL, are at a significantly increased risk of dying due to a cardiac event over the next eight to 15 years. This study examined several biomarkers, including cTnI, to evaluate their predictive ability with respect to CVD mortality in 211 participants and 253 controls, matched on age, sex and study year, who were enrolled in the Minnesota Heart Survey, or MHS. Initiated in 1980, MHS is an ongoing metropolitan population-based study of risk factors of coronary heart disease. The figure above shows that the ability of our platform technology to measure cTnI concentration levels as low as 0.1 pg/mL enables the detection of this biomarker in a much greater number of patients.

Our Advanced CVD Monitoring Services

        In July 2010, we launched our Advanced CVD Monitoring services utilizing our CLIA certified laboratory. The key components of our advanced CVD menu, depicted in the figure below, cover the spectrum of cardiovascular diseases, including coronary heart disease, or CHD, heart attacks, heart failure and stroke, and features four categories of CVD-related tests: heart function, inflammation, metabolic and lipids. The heart function and inflammatory test menu includes our digital proprietary cTnI and inflammatory biomarker tests (Sgx HD IL-6, Sgx HD IL-17A, Sgx HD TNF-a). Physicians can order our complete menu or they can construct an appropriate menu of only specific tests that they believe are relevant to their patients.

Singulex Advanced CVD Test Menu

        Our digital cTnI assay, which has been used in numerous studies of adults with acute coronary syndromes and has shown the potential for predicting cardiovascular events in patients, offers specific information across the spectrum of CVD progression. By monitoring changes in the amount of cTnI in the blood at levels undetectable by other commercially available technologies, we offer insight into disease progression and a risk assessment tool for physicians to assess whether the patient may require immediate or sustained, medium- or long-term treatment or intervention.

        Our advanced CVD test menu covers the spectrum of CVD progression, including CVD, heart attacks, heart failure and stroke. The progression of CHD includes plaque formation (early stage), plaque progression and plaque rupture (final stage of the disease), as illustrated in the figure below. To help physician's assess the patient's level of chronic inflammation, our advanced CVD menu includes a panel of known inflammatory biomarkers (including our proprietary HD IL-6, IL-17A and TNF-a) associated with atherosclerosis to determine the potential for early stage inflammation in the artery, while our lipid panel provides information on the concentration of lipids in the blood. If elevated levels of inflammatory biomarkers are detected in conjunction with an abnormal lipid panel result, the risk of progression may be compounded.

The Progression of CHD

        Our focus is on enabling the improvement of cardiovascular health through innovative technology and personalized treatment tools. Our proprietary tests and testing capabilities provide information to physicians that can help them determine patient risk characteristics with a higher degree of precision, increasing the accuracy of baseline risk characterization and improving the ability to determine the most appropriate degree of aggressiveness in establishing a treatment plan.

        Physicians order from us sample processing kits, which include requisitions, blood collection tubes, and pre-labeled specimen shipping containers, required to support their anticipated testing volume. Physicians typically order additional sample processing kits on a weekly basis. The physician will have a phlebotomist perform the blood draw for each patient. On average, one to four blood collection tubes are collected per patient based on the number of tests ordered by the physician. The physician then completes our testing requisition, specifying the patient's demographic and insurance information, and lists all of our tests to be performed for that patient. The patient's blood collection tubes are then packaged with an ice-pack and shipped in our pre-labeled containers to our CLIA laboratory. Depending on the physician's practice test volume, multiple patient samples may be shipped in one of our containers. Blood collection tubes must be kept refrigerated and, in general, must be received by us for testing within four days from the time of blood draw.

        We provide our test results to physicians using easy-to-interpret reports that record the concentrations of biomarkers from the four CVD categories covered by our Advanced CVD Monitoring services. Our test reports include both current test results and historical patient test-related data. Physicians can use this data to monitor the patient's CVD risk, therapeutic response and disease progression over time. Using this comparative data, physicians can make better informed recommendations for subsequent therapeutic/lifestyle interventions and develop a customized treatment plan.

        We also engage clinical health educators, or CHEs, who educate, support and answer the questions of both physicians and patients on the added value of our CVD menu. Our goal is to enable a physician to have a comprehensive view of a patient's risk for CVD and enable the patient to better comply with the physician's treatment plan. An effective treatment plan can be tailored to the patient's test results and can include the use of therapeutics, lifestyle changes and/or other alternative therapy supplements. In addition, for patients at more elevated levels of risk, additional or follow-up visits may be scheduled to retest the elevated biomarkers as an assessment of the effectiveness of the treatment and the compliance of the patient with the treatment plan. Our test report provides the testing physician the biomarker test history of the patient so it may be used as a monitoring tool for the physician and the patient.

        We believe that our Advanced CVD Monitoring services provide the following benefits to our patients, enabling the reduction in overall healthcare costs and better patient compliance with treatment protocols.

Our Competitive Strengths

        We believe that our competitive strengths include the following:

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  Proprietary digital technology platform:  Our immunoassay diagnostic technology platform is capable of measuring single molecules in previously undetectable biomarker concentrations. Our high precision measurement enables the detection and periodic monitoring of CVD throughout the disease progression continuum. While we have initially utilized our technology for the detection and monitoring of CVD, our digital technology platform can be used to detect and monitor biomarkers that may be predictive of other chronic diseases, including Alzheimer's disease, Parkinson's disease, rheumatoid arthritis, Crohn's disease, certain cancers and inflammatory- and autoimmune-based disease.

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  Use of well-known biomarkers:  Our focus on utilizing well-known biomarkers with our digital technology platform allows us to leverage biomarkers known or validated in the acute setting and establish their prognostic value in the chronic monitoring setting. The prognostic value of high sensitivity cTnI for CVD detection in the chronic setting is cited in numerous studies and clinical peer-reviewed publications, including Clinical Chemistry, Clinical Biochemistry and European Heart Journal. We believe this will reduce barriers to market adoption, lower clinical acceptance costs and alleviate reimbursement coverage decision challenges.

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  Focus on large and growing CVD market:  CVD is the number one cause of death in the United States and is projected to grow substantially. In particular, the AHA estimates that approximately 40% of the U.S. population will have some form of CVD by 2030. Key factors driving increased incidence and prevalence of CVD include an aging population, obesity, smoking, hypertension, diabetes and stress. It is believed that approximately 80% of premature CVD deaths are potentially preventable through early identification and management of CVD risk factors. We believe our strategy to provide prognostic value in the growing CVD market will result in physicians using our Advanced CVD Monitoring service to test their patients on a regular basis to detect chronic CVD early and effectively monitor disease progression.

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  Differentiated chronic CVD testing solution:  Our Advanced CVD Monitoring services combine our CVD menu with integrated comprehensive reports providing physicians with tools to enable the development of a personalized treatment plan for, and improved monitoring of, patients across the continuum of CVD progression. In addition, our CVD tests enable physicians to better identify and stratify patients at risk of developing CVD in advance of an actual cardiac event. As physicians continue to integrate our CVD testing solution in their patient treatment and monitoring plans, we believe we will be able to leverage these relationships to offer new testing solutions in chronic diseases beyond CVD.

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  Relationships with established Life Sciences customers:  We also market and sell our digital technology platform and immunoassay development services to customers in the Life Sciences industry to facilitate their research and drug development efforts. These customers serve as an important validation of our high precision technology platform. We believe that the immunoassay development we undertake for our Life Sciences customers will continue to serve as a pipeline for our diagnostic services by generating additional assays that we may make commercially available in our menu.

Business Strategy

        Our strategy is to be a leader in chronic disease detection and monitoring through our proprietary technology and CVD menu. The key elements of our strategy are the following:

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  Achieve broad-based adoption of our advanced CVD menu:  We plan to achieve broad-based adoption of our CVD menu by increasing our sales and marketing presence in the United States with both direct and contracted sales representatives. We believe that our Sgx HD cTnI test, together with our comprehensive CVD menu, is a critical factor in driving this adoption. We also expect to increase our brand awareness through our physician and patient education initiatives, as well as through sponsored research efforts in chronic disease detection and monitoring.

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  Increase market awareness and educate physicians about the clinical utility of our advanced CVD menu:  We intend to fund studies which will further demonstrate the clinical utility of well-known biomarkers through peer-reviewed publications. In addition, we intend to continue to work with our clinical advocates and key opinion leaders to further educate our current and potential customers on the clinical utility of our CVD menu. We intend to fund evidence-based healthcare economic studies which will provide empirical support for the potential healthcare cost savings of earlier detection and monitoring of CVD and other chronic diseases.

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  Expand our advanced CVD menu:  We will continue to focus on the expansion of our current CVD menu. We intend to introduce additional high-value tests in order to provide physicians with additional tools to implement a personalized treatment and monitoring program. In addition to optimizing our CVD menu, our research and development efforts are targeted at identifying other clinically-relevant and well-known biomarkers in CVD and other chronic diseases.

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  Develop and commercialize our second generation platform:  We are currently developing a second generation platform to enable the expansion of our business to the global IVD market. Our second generation system is a benchtop analyzer that we believe will offer significant throughput enhancements, faster results and expanded dynamic range than our current digital platform. We believe securing appropriate regulatory clearances will enable us to widely commercialize our second generation platform and significantly increase our market opportunity. We intend to initially focus our menu on CVD and subsequently on other chronic diseases.

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  Leverage our Life Sciences customer base:  Our Life Sciences customers include many top-tier pharmaceutical companies, academic institutions and CROs focused on biomarker discovery and drug research and development. The use of our digital technology platform in therapeutic research and drug development efforts enables us to work closely with these customers to develop new assays across a variety of chronic diseases. Because we generally retain the proprietary rights to any new assays we develop, we believe these Life Sciences customer relationships can result in new assays expanding our product offering.

Our Digital Technology Platform

        Our digital technology platform is a benchtop single-molecule counting instrument. We combine our digital technology platform with standard commercially available immunoassay sample preparation processes to digitally measure biomarker concentration. Since 2007, we have deployed our digital technology platform to over 20 Life Sciences customer locations for research use. Our open architecture allows our Life Sciences customers to utilize our platform either on their proprietary or conventional immunoassay to get a digital precision benefit for their clinical research and drug development across diseases. In 2009, we validated our digital technology platform and we received CLIA certification for our laboratory in Alameda, CA.

        Our digital technology platform achieves improved sensitivity of 10- to 100-fold over other commercially available technologies to accurately quantify biomarker concentration in a variety of biological fluids, including blood plasma/serum and tissue lysates, due to our single molecule fluorescent detection capability. While we have initially focused our test menu on the detection and monitoring of CVD, our digital technology platform can be used to detect and monitor biomarkers that may be predictive of other chronic diseases, including Alzheimer's disease, Parkinson's disease, rheumatoid arthritis, Crohn's disease, certain cancers, and inflammatory- and autoimmune-based disease.

        Our technology platform enables the accurate and reproducible monitoring of biomarkers at a very low concentration levels of 0.1 pg/mL, to high concentration levels over 1,000 pg/mL. To achieve this level of performance, five key steps are required (depicted in the figure below):

Collection
Standard Immunoassay Protocol
Proprietary Singulex Technology
Step 1: Sample Collection
• Low abundance biomarkers in complex biological samples
Step 2: Incubation
• A biological sample containing the targeted biomarker is introduced into a 96-well plate
• Magnetic beads coated with a "primary antibody" are added to a 96-well plate
• The combined sample and targeted biomarker is incubated with magnetic beads
Step 3: Washing + Fluorescent Labeling
• Magnetic separation and washing of combined sample to remove unbound antibodies
• Add secondary, or detection, antibody with fluorescent dye to sample solution for incubation
• Washing of combined sample to remove unbound detection antibody
Step 4: Elution
• An elution buffer is added to separate the antibodies from the magnetic beads to create suspended fluorescently labeled antibodies in solution and transferred to a 384-well plate
Step 5: Counting
• Fluorescently labeled antibodies are introduced to our laser confocal microscope digital counter and single fluorescence molecules are individually detected and digitized

Life Sciences

        In addition to our Advanced CVD Monitoring service, we also sell our high precision digital technology platform and immunoassay development services to leading pharmaceutical companies, academic institutions and CROs. These Life Sciences customers purchase our immunoassay products, which consist of our digital technology instruments and reagents for use with the instruments, as well as contract for our immunoassay development services whereby we perform testing of customer samples at our laboratory, or we develop specific assays targeted to help them study therapeutic efficacy, pharmacodynamics, pharmacokinetics and drug safety. Our Life Sciences customers utilize our technology to assist in their research and development efforts. Specifically, our digital technology platform enables these customers to remove bottlenecks from their clinical development programs caused by a lack of high sensitivity measurement capabilities. For example, our technology can allow a pharmaceutical company to test the cardiotoxicity profile of a product candidate at a much earlier stage, resulting in more effective development efforts and potential for significant cost savings.

        In addition, the research and development teams of our customers incorporate our digital technology into early-stage biomarker monitoring and validation to identify biomarker candidates for chronic disease management and therapeutic development. Low abundance biomarkers have the potential to provide indications of specific conditions, thus allowing for more precise stratification of patient populations. Chronic low-level inflammation contributes to the pathogenesis of seven of the top 10 causes of mortality in the United States—heart disease, diabetes, stroke, cancer, Alzheimer's, lower respiratory disease and nephritis. Our digital inflammatory panels are currently focused on detecting and monitoring inflammation early, allowing physicians to better manage patients' inflammation. We believe our proprietary inflammatory panel tests will provide the basis for us to utilize our high precision technology in the detection and management of other chronic diseases in addition to CVD.

        We generally retain the proprietary rights to the assays we develop for our Life Sciences customers. We regularly evaluate these assays for potential synergies with our clinical offerings and consider them for potential inclusion in our test menu. We believe that the research and development efforts by our Life Sciences customers will help us expand our advanced monitoring services pipeline in other chronic disease areas, including those that we are currently pursuing in Alzheimer's disease, rheumatoid arthritis and Crohn's disease.

Competition

        We generally compete against providers of conventional lipid panel tests, as well as those providers of more advanced lipoprotein testing systems, with respect to our lipid panel. The lipid panel test is widely ordered by physician offices and performed in substantially all clinical diagnostic laboratories. It is relatively inexpensive and reimbursed by virtually all payors. However, the market for lipid panel tests is highly fragmented, and there is no dominant provider for these tests. Our lipid panel offering also competes against companies that offer other methods for measuring lipoproteins. Among the companies providing these tests are Berkeley HeartLab, Inc., now part of Quest Diagnostics, Atherotech, Inc., LipoScience, Inc., SpectraCell Laboratories, Inc. and Health Diagnostics Laboratory, Inc.

        There are also diagnostic tests available that measure other lipoprotein indicators of cardiovascular disease risk, including apolipoprotein B, or apoB, a protein found on both LDL and VLDL particles. The apoB assay is a non-proprietary test offered by many clinical diagnostic laboratories.

        We do not sell our proprietary Sgx HD cTnI test for use in the acute care setting. Thus, we do not compete with providers of cardiac troponin testing in the acute care setting.

        We expect the competition to intensify within the CVD market as there are several companies in the process of developing new technologies, products and services, including potentially other high-sensitivity troponin assays that may compete with our proprietary cTnI test in the chronic care setting or companies that provide cardiac troponin testing in the acute care setting.

        We compete against other life science tool companies in our sales efforts to our Life Science customers.

Sales and Marketing

  Advanced CVD Monitoring Services

        We utilize a two-pronged commercial approach in our Advanced CVD Monitoring services by using both contracted sales representatives through our relationship with BlueWave Healthcare Consultants, Inc., or BlueWave, and a direct sales force. We currently have a direct sale force covering 10 states and BlueWave sells our proprietary tests in 19 states. For the year ended December 31, 2011 and the six months ended June 30, 2012, a substantial portion of our revenues from our Advanced CVD Monitoring services was generated by our contracted sales force.

        BlueWave.    In June 2010, we entered into a seven-year agreement with BlueWave to provide our contract sales support. BlueWave is appointed as the exclusive sales agent of our proprietary tests in 18 states and non-exclusive sales agent in one state. BlueWave receives a sales commission based on cash collected by us from sales within these states. On an annual basis, we mutually agree with BlueWave on certain predefined sales targets. In the event that BlueWave fails to attain these sales targets, we have the option to make BlueWave's appointment non-exclusive. As our exclusive contracted sales agent, BlueWave has agreed not to offer for sale any third party testing services similar to our proprietary tests in the jurisdictions that we have appointed them as exclusive during the term of our sales agreement. In addition, BlueWave has a right of first negotiation to serve as our exclusive sales agent in any states in which we plan to expand our business subject to certain exceptions, including offering all of our proprietary tests that we intend to offer in any such new state. After expiration of the term of our agreement in June 2017, the agreement automatically renews for one-year periods, unless we or BlueWave decide otherwise. We also retain the right to terminate the agreement if BlueWave fails to attain predefined sales goals.

        Direct Sales Force.    In late 2010, we initiated a pilot direct sales force, consisting of two representatives, located in California and northern New Jersey to sell our full CVD menu. Based on the results of this pilot sales force initiative, we have added six additional sales representatives.

  Life Sciences

        We maintain a direct sales force in the United States and a direct and contracted sales force in Europe covering our Life Sciences customers. We intend to expand our direct sales force for Life Sciences customers in the United States, and we also intend to transition from a contracted sales organization in Europe to direct sales and customer support in the three key regions: Northern Europe, including the United Kingdom, Central Europe and Southern Europe. We may also explore business relationships with parties in Japan and other key Asian markets.

Testing and CLIA Laboratory Operations

        We operate our CLIA certified laboratory in Alameda, CA. This laboratory occupies 4,770 of usable square feet of space in our headquarters building in Alameda and is operational six days a week. Currently, the laboratory processes approximately 25,000 tests per week on average and, with additional laboratory staffing, the capacity can be increased to approximately 39,000 tests per week on average using the existing equipment and facilities. We estimate that an additional 15 full-time laboratory employees would be required to support these higher capacity operations.

        Approximately 50% of all ordered tests are our proprietary assays that are run on automated liquid handling robots and read on our digital platform instruments. The remaining ancillary tests are chemistry and immunoassays run on other automated and manual instruments. Typical turn-around time between receipt of a patient blood sample and completion of all ordered tests for each sample for final reporting is approximately four to five business days.

        Our proprietary tests are internally manufactured, while the majority of the other assays are purchased from Roche, Siemens AG and R&D Systems, Inc.

Research and Development

        Our primary research and development focus is the development of our second generation immunoassay platform for the IVD market. In connection with the commercialization of our second generation system, we intend to pursue regulatory approvals and clearances in target markets, including the United States, with a view towards allowing us to expand our customer base in the United States to include reference laboratories and to enable the decentralization of our technology both in the United States and internationally.

        We believe that our second generation system will be a cost-effective, easy-to-use, high-performance, fully automated platform focused on high-precision immunoassays for advanced management of CVD and other chronic diseases. Our second generation system is expected to include an advanced single-molecule fluorescence detector, which will be based on scanning the sample, as well as integrated reagent dispenser, washing and incubation systems. We anticipate that our second generation system will be less expensive to manufacture and feature an easy-to-use workflow with higher throughput and dynamic range performances.

        We also intend to develop a high-value, high-sensitivity immunoassay IVD test menu for use with our second generation system. We expect to focus our initial test menu on chronic CVD detection and monitoring.

        We are targeting implementation of the initial units of the second generation system in our CLIA laboratory in 2014. As part of our development plans, we may have to conduct clinical studies and seek the appropriate regulatory clearances necessary to enable commercialization of the second generation system and immunoassay tests broadly to clinical and reference laboratories and hospital laboratories with a goal of making the second generation system commercially available by 2016.

        Additionally, we continue to fund early-stage research and clinical studies involving our digital high-precision immunoassay technology and existing biomarkers to identify potential new applications in chronic disease detection and monitoring, as well as studies to identify and validate other biomarkers for our CLIA laboratory.

        As of June 30, 2012, we had 32 employees engaged in research and development functions. Our research and development expenses were $4.4 million, $3.7 million and $6.1 million for the years ended December 31, 2009, 2010 and 2011, respectively, and $4.6 million for the six months ended June 30, 2012.

Intellectual Property

        Our success will depend in part on our ability to develop and maintain patent and other intellectual property rights for key aspects of our technology. We rely upon patents, unpatented trade secrets, know-how and continuing technological innovation to develop and maintain our competitive position. We intend to aggressively protect, defend and extend our intellectual property rights in our technology.

  Patents

        As of June 30, 2012, our patent estate included five issued U.S. and foreign patents and 61 patent applications pending in the United States and various foreign jurisdictions throughout the world. One issued patent covers methods for using our digital platform technology, and one issued patent relates to our second generation system. These patents expire between 2025 and 2029.

  License from the Regents of the University of California

        We co-own with the Regents and have broadly and exclusively licensed from the Regents, under a royalty-bearing license, their interest in U.S. 7,838,250, which expires in 2027, and its related U.S. and foreign applications. This patent family covers methods for determining the cardiovascular health of an individual, cardiac damage in an individual and cardiac damage progression in an individual using high sensitivity detection of cTnI. The license provides that the Regents retain rights to make use of the licensed rights for educational and research purposes. Upon entry into the license, we paid the Regents a one-time $25,000 license fee and we are required to pay low single-digit royalites based on net sales of licensed products and methods, subject to a minimum annual royalty of $15,000. Upon the grant of first marketing approval by the FDA for a licensed product, we will be obligated to pay the Regents a one-time $10,000 milestone payment and, upon achievement of a specified sales threshold for licensed products, a one-time $50,000 milestone payment. To date, we have paid the Regents $100,920 pursuant to our obligations under the license agreement. We are obligated under the license to diligently proceed with the development, approval, manufacture and sale of licensed products and services and diligently market licensed products and services in quantities sufficient to meet market demand for the licensed products and services. We are also obligated to submit an application for marketing approval for products covered by the license agreement to the FDA by November 2013, with up to two one-year extensions available. We are obligated to pay the Regents $10,000 for each one-year extension under the license agreement with regard to a submission of an application for marketing approval to the FDA, and we currently anticipate utilizing at least one of the one-year extensions. This license lasts until the expiration or abandonment of the patent rights licenses; however, the Regents may terminate our license if we fail to perform our obligations under the license agreement and do not cure our failure within 60-days after receipt of a notice of default.

  Supply and License Agreement with Invitrogen Corporation/Molecular Probes Inc.

        In June 2006, we entered into a supply and license agreement with Invitrogen Corporation/Molecular Probes Inc. (now a subsidiary of Life Technology Corporation) covering the supply of the fluorescent dye for use in our digital platform technology instruments. The related license for the intellectual property associated with the fluorescent dye is non-exclusive and worldwide and covers the right to use and make use for sale the fluorescent dye. The license agreement also contains an option to license additional intellectual property, should we choose to purchase additional products for supply. We pay a $50,000 annual minimum royalty, low single-digit royalties on net sales of relevant product and services after costs to us, which is creditable against the annual minimum royalty, and a royalty on any technology access fees. Unless terminated earlier, the supply and license agreement lasts until the last to expire of the patents covering the intellectual property. Subject to certain conditions, we may terminate the agreement on 30 days written notice. Invitrogen may terminate the license upon 60 days written notice to us in the event we have not purchased any product supply for a period of at least 12 consecutive months. Either party may terminate the agreement following written notification of a material breach and failure to resolve the breach pursuant to the dispute resolutions provisions of the agreement.

  Trademarks

        We hold registered trademarks in the United States for our marks "Singulex®," "Erenna®" and pending trademark applications for "Sgx LINK" (both for plain text and as a stylized mark), "Sgx HD" and the Singulex logo.

  Trade Secrets

        We require all employees and technical consultants working for us to execute confidentiality agreements, which provide that all confidential information received by them during the course of the employment, consulting or business relationship shall be kept confidential, except in specified circumstances. Our agreements with our employees and consultants provide that all inventions, discoveries and other types of intellectual property, whether or not patentable or copyrightable, conceived by the employee or consultant while the employee or consultant is employed or engaged by us are assigned to us. We cannot provide any assurance, however, that employees and consultants will abide by the terms of these agreements. Despite measures taken to protect our intellectual property, unauthorized parties might copy or commercially exploit aspects of our technology or obtain and use information that we regard as proprietary.

Manufacturing

        We manufacture our reagents and proprietary assay research test kits in approximately 2,235 square feet of our laboratory operations facility in Alameda, CA. Our research test kits are manufactured using off-the-shelf components available through multiple suppliers. The manufacturing process uses general laboratory equipment, formulation tanks and overhead mixers to produce the reagents that are assembled into assay kits. In 2011, our manufacturing group produced over 12,000 assay kits and other ancillary reagents and components. Kit capacity in our current facility is a function of the kit batch size and the number of kit batches that can be made. Our current infrastructure is capable of producing six kit batches per month to provide an annual production capacity of 57,600 kits if the kit batch sizes are 800 kits or larger.

        Our current benchtop analyzers are assembled at Invetech Pty, Ltd., a certified diagnostic contract manufacturer located in Australia. The components are sourced from a multitude of U.S. and Australian suppliers. The finished instruments are shipped to our Alameda, CA facilities for final testing and release into inventory.

Reimbursement

        Physicians and other healthcare providers order our tests directly from us. We have the responsibility for securing reimbursement from payors. Billing for laboratory tests is based on complex federal, state and third party payor laws, regulations and requirements governing billing and payments. Such requirements are also subject to change on an ongoing basis.

        Clinical laboratory tests, as with most other healthcare services, are classified for reimbursement purposes according to their respective current procedural terminology, or CPT, codes. We obtain reimbursement for our tests under existing, specific and non-specific CPT codes. Our tests are reimbursed by Medicare, some state Medicaid programs and commercial third party payors. Under current law, most of the tests performed for Medicare beneficiaries or Medicaid recipients are required to be billed to Medicare or Medicaid directly, and we must accept Medicare or Medicaid reimbursement as payment in full. For the year ended December 31, 2011 and the six months ended June 30, 2012, approximately 10% and 19%, respectively, of our revenue was derived from reimbursement from Medicare for tests performed on Medicare covered patients. Outpatient clinical laboratory tests are frequently paid under a clinical laboratory fee schedule, including a Medicare fee schedule. The Medicare clinical laboratory fee schedule and reimbursement levels frequently serve as reference points for commercial third party payors. As of June 30, 2012, major commercial third party payors such as Aetna, United Healthcare, Cigna, Blue Cross Blue Shield and Humana have reimbursed our tests. We do not currently have contracts in place with any commercial third party payor specifying reimbursement rates and other terms, and as a result we are currently reimbursed by these payors on an out-of-network basis.

        Both government and commercial payors are actively involved in efforts to reduce healthcare costs, including reimbursement for clinical laboratory tests. Such efforts, coupled with the complex nature of billing and reimbursement requirements can have a significant impact on our business. The Patient Protection and Affordable Care Act, and the related Healthcare and Education Reconciliation Act, or PPACA, which was recently upheld by the United States Supreme Court, will make substantial changes to the current systems for providing insurance coverage and paying for healthcare services in the United States. We monitor the mix of payors reimbursing for our tests and evaluate our responsibilities under various federal and state regulations governing reimbursement for laboratory tests, as well as the requirements of commercial third party payors.

Government Regulation

  Laboratory Certification, Accreditation and Licensing

        We have obtained all federal and state licenses, certificates and permits necessary to conduct our diagnostic testing business. CLIA requires us and most clinical laboratories operating in the United States to maintain federal certification. The State of California also requires us to maintain a laboratory license. In addition, the laws of some states require licensure for our laboratory, even though we do not operate a laboratory in those states.

        CLIA imposes requirements relating to test processes, personnel qualifications, facilities and equipment, record keeping, quality assurance and participation in proficiency testing, which involves comparing the results of tests on specimens that have been specifically prepared for our laboratory to the known results of the specimens. The CLIA requirements also apply as a condition for participation by clinical laboratories under the Medicare program. Under the CLIA regulations, the complexity of the tests performed determines the level of regulatory control.

        HHS or an organization to which HHS delegates authority verifies compliance with CLIA standards through periodic on-site inspections. Sanctions for failure to meet these certification, accreditation and licensure requirements include suspension or revocation of the certification, accreditation or license, as well as imposition of plans to correct deficiencies, injunctive actions and civil monetary and criminal penalties. If HHS should remove or suspend our CLIA certificate, we would be forced to cease testing.

  Advertising

        Advertising of our tests is subject to regulation by the Federal Trade Commission, or FTC, under the FTC Act. The FTC Act prohibits unfair or deceptive acts or practices in or affecting commerce. Violations of the FTC Act, such as failure to have substantiation for product claims, would subject us to a variety of enforcement actions, including compulsory process, cease and desist orders and injunctions, which can require, among other things, limits on advertising, corrective advertising, consumer redress and restitution, as well as substantial fines or other penalties. Any enforcement actions by the FTC could have a material adverse effect our business.

  HIPAA and Other Privacy Laws

        The Health Insurance Portability and Accountability Act of 1996, or HIPAA, established for the first time comprehensive protection for the privacy and security of health information, and the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH, expanded upon the data security requirements of HIPAA. The HIPAA standards apply to three types of organizations, or "Covered Entities": health plans, healthcare clearing houses, and healthcare providers which conduct certain healthcare transactions electronically. Covered Entities and their business associates must have in place administrative, physical, and technical standards to guard against the misuse of individually identifiable health information. Because we are a healthcare provider and we conduct certain healthcare transactions electronically, we are presently a Covered Entity, and we must have in place the administrative, physical, and technical safeguards required by HIPAA, HITECH and their implementing regulations. Additionally, some state laws impose privacy protections more stringent than HIPAA. We may perform future activities which may subject us to HIPAA, such as providing clinical additional laboratory testing services or entering into specific kinds of relationships with a Covered Entity or a business associate of a Covered Entity.

        If we or our operations are found to be in violation of HIPAA, HITECH or their implementing regulations, we may be subject to penalties, including civil and criminal penalties, fines, exclusion from participation in U.S. federal or state healthcare programs and the curtailment or restructuring of our operations. HITECH increased the civil and criminal penalties that may be imposed against Covered Entities, their business associates and possibly other persons and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys' fees and costs associated with pursuing federal civil actions.

        Our activities must also comply with other applicable privacy laws. For example, there are also international privacy laws that impose restrictions on the access, use and disclosure of health information. All of these laws may impact our business. Our failure to comply with these privacy laws or significant changes in the laws restricting our ability to obtain tissue samples and associated patient information could significantly impact our business and our future business plans.

  Federal and State Billing and Fraud and Abuse Laws

        Antifraud Laws/Overpayments.    As participants in federal and state healthcare programs, we are subject to numerous federal and state antifraud and abuse laws. Many of these antifraud laws are broad in scope, and neither the courts nor government agencies have extensively interpreted these laws. Prohibitions under some of these laws include:

  •
  the submission of false claims or false information to government programs;

  •
  deceptive or fraudulent conduct;

  •
  excessive or unnecessary services or services at excessive prices; and

  •
  under federal law, prohibitions in defrauding private sector health insurers.

        We could be subject to substantial penalties for violations of these laws, including denial of payment and refund demands, suspension of Medicare payments and exclusion from participation in the federal healthcare programs, as well as civil monetary and criminal penalties and imprisonment. One of these statutes, the Civil False Claims Act, is a key enforcement tool used by the government to combat healthcare fraud. The Civil False Claims Act imposes liability on any person who, among other things, knowingly presents, or causes to be presented, a false or fraudulent claim for payment by a federal healthcare program. In addition, violations of the federal physician self-referral laws, such as the Stark laws discussed below, may also violate false claims laws. Liability under the Civil False Claims Act can result in treble damages and imposition of penalties. For example, we could be subject to penalties of $5,500 to $11,000 per false claim, and each use of our tests could potentially be part of a different claim submitted to the government. Separately, the HHS office of the Office of Inspector General, or OIG, can exclude providers found liable under the Civil False Claims Act from participating in federally funded healthcare programs, including Medicare. The steep penalties that may be imposed on laboratories and other providers under this statute may be disproportionate to the relatively small dollar amounts of the claims made by these providers for reimbursement. In addition, even the threat of being excluded from participation in federal healthcare programs can have significant financial consequences on a provider.

        Numerous federal and state agencies enforce the antifraud and abuse laws. In addition, private insurers may also bring private actions or may encourage and support federal and state legislation regarding reimbursement. In some circumstances, private whistleblowers are authorized to bring fraud suits on behalf of the government against providers and are entitled to receive a portion of any final recovery.

  Federal and State "Self-Referral" and "Antikickback" Restrictions

        Self-Referral law.    We are subject to a federal "self-referral" law, commonly referred to as the "Stark" law, which provides that physicians who, personally or through a family member, have ownership interests in or compensation arrangements with a laboratory are prohibited from making a referral to that laboratory for laboratory tests reimbursable by Medicare. The Stark law also prohibits laboratories from submitting a claim for Medicare payments for laboratory tests referred by physicians who, personally or through a family member, have ownership interests in or compensation arrangements with the testing laboratory. The Stark law contains a number of specific exceptions which, if met, permit physicians who have ownership or compensation arrangements with a testing laboratory to make referrals to that laboratory and permit the laboratory to submit claims for Medicare payments for laboratory tests performed pursuant to such referrals.

        We are also subject to comparable state laws, some of which apply to all payors regardless of source of payment and do not contain identical exceptions to the Stark law.

        We monitor the impact of such Stark laws on requests for our testing services from physicians who are members of our advisory board. We do not bill Medicare, or any other federal program, or seek reimbursement from other third party payors for tests ordered by such physicians. The self-referral laws may cause some physicians who would otherwise use our laboratory to use other laboratories for their testing.

        Providers are subject to sanctions for claims submitted for each service that is furnished based on a referral prohibited under the federal self-referral laws. These sanctions include denial of payment and refunds, civil monetary payments and exclusion from participation in federal healthcare programs and civil monetary penalties.

        Anti-Kickback Statute.    The federal Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, to induce either the referral of an individual, or the furnishing, recommending, or arranging for a good or service, for which payment may be made under a federal healthcare program, such as the Medicare and Medicaid programs. The term "remuneration" is not defined in the federal Anti-Kickback Statute and has been broadly interpreted to include anything of value, including for example, gifts, discounts, the furnishing of supplies or equipment, credit arrangements, payments of cash, waivers of payment, ownership interests and providing any item, service or compensation for something other than fair market value. The reach of the Anti-Kickback Statute was also broadened by the Patient Protection and Affordable Care Act of 2010, or PPACA, which, among other things, amends the intent requirement of the federal Anti-Kickback Statute and certain criminal healthcare fraud statutes, effective March 23, 2010. Pursuant to the statutory amendment, a person or entity no longer must have actual knowledge of this statute or specific intent to violate it in order to violate the statute. In addition, PPACA provides that the federal government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the Civil False Claims Act or the civil monetary penalties statute. The civil monetary penalties statute imposes penalties against any person who is determined to have presented, or caused to be presented, to a federal health program a claim that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent. Sanctions for violations of the federal Anti-Kickback Statute may include imprisonment and other criminal penalties, civil monetary penalties and exclusion from participation in federal healthcare programs.

        The OIG has criticized a number of the business practices in the clinical laboratory industry as potentially implicating the Anti-Kickback Statute, including compensation arrangements intended to induce referrals between laboratories and entities from which they receive, or to which they make, referrals.

        Many states have also adopted laws similar to the federal Anti-Kickback Statute, some of which apply to the referral of patients for healthcare items or services reimbursed by any source, not only the Medicare and Medicaid programs, and do not contain identical safe harbors.

        Both the federal Anti-Kickback Statute and some state anti-kickback law are broad in scope. Neither the courts nor federal or state agencies have extensively interpreted these laws. The anti-kickback laws clearly prohibit payments for patient referrals. Under a broad interpretation, these laws could also prohibit a broad array of practices involving remuneration where one party is a potential source of referrals for the other.

        Other Compliance Requirements.    If we or our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from participation in U.S. federal or state healthcare programs and the curtailment or restructuring of our operations. We may also be subject to penalties, damages, and civil liabilities for violations of HIPAA, HITECH and other privacy laws. We are subject to federal and state laws that require healthcare providers to adopt written policies and procedures for billing, sales and marketing and reimbursement activities, designate privacy and compliance officers, provide ongoing training and, in some cases, self-reporting of overpayments to government and other payors. To the extent that any of our tests are sold in a foreign country in the future, we may be subject to similar foreign laws and regulations, which may include, for instance, applicable post-marketing requirements, including safety surveillance, anti-fraud and abuse laws, implementation of corporate compliance programs, reporting of payments or transfers of value to healthcare professionals and privacy laws that may be more stringent than those applicable to our business in the United States. To reduce the risks associated with these various laws and governmental regulations, we are in the process of adopting a written compliance plan based on the model compliance program for clinical laboratories published by the Office of Inspector General. We will monitor and amend, as needed, such compliance plan as our business grows and changes. Although compliance programs can mitigate the risk of investigation and prosecution for violations of these laws, the risks cannot be entirely eliminated. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management's attention from the operation of our business. Moreover, achieving and sustaining compliance with applicable federal and state privacy, security and fraud laws may prove costly.

        In addition, governmental regulations and commercial third party payor rules governing the ordering, reporting and reimbursement for laboratory tests are continually subject to review and refinement. We anticipate that we may need to adapt our policies, procedures and compliance plan in the future to address any such changes.

  Other Laws

        Laboratory-Developed Tests.    Our proprietary tests are considered laboratory-developed tests, or LDTs. The FDA maintains that LDTs are subject to the FDA's authority as diagnostic medical devices under the FDCA, but historically the FDA has exercised its enforcement discretion and not enforced applicable regulations with respect to most tests performed by CLIA-certified laboratories. The FDA has recently indicated that it intends to reconsider its current policy of enforcement discretion and to begin drafting an oversight framework for LDTs.

        Specimen Transportation.    We also are subject to regulations of the Department of Transportation, the United States Postal Service and the CDC which apply to the surface and air transportation of clinical laboratory specimens.

        Environmental Compliance.    We handle and dispose of human fluids and medical waste, such as vials and needles, in connection with our operations. The fluids and waste are treated as biohazardous material. We must comply with numerous federal, state and local statutes and regulations, particularly, to the extent applicable, the Medical Waste Tracking Act of 1988 and the Resource Conservation and Recovery Act. The statutes with which we must comply relate to public health and the environment, including practices and procedures for labeling, handling and storage of, and public disclosure requirements regarding, medical waste, hazardous and toxic materials or other substances generated by operation of clinical laboratories. We must also comply with environmental protection requirements, such as standards relating to the discharge of pollutants into the air, water and land, emergency response and remediation or cleanup in connection with medical waste, hazardous and toxic materials or other substances.

Additional Government Regulation That May Apply to us in the Future

        Although we are continuing to develop our commercialization strategy for our second generation system, we expect that as we commercialize such second generation system to make our technology platform and CVD menu more widely available through clinical and reference laboratories and hospitals we will become subject to additional government regulations both in the United States and internationally relating to regulatory clearances for IVDs.

        In the United States, IVDs are regulated by the FDA as medical devices under the Federal Food, Drug and Cosmetic Act, or FDCA. There are two regulatory pathways to receive authorization to market in vitro diagnostics: a 510(k) premarket notification and a premarket approval application, or PMA. The FDA makes a risk-based determination as to the pathway for which a particular in vitro diagnostic is eligible.

        The information that must be submitted to the FDA in order to obtain clearance or approval to market a new medical device varies depending on how the medical device is classified by the FDA. Medical devices are classified into one of three classes on the basis of the controls deemed by the FDA to be necessary to reasonably ensure their safety and effectiveness. Class I devices are subject to general controls, including labeling and adherence to FDA's quality system regulation, which are device-specific good-manufacturing practices. Class II devices are subject to general controls and special controls, including performance standards and postmarket surveillance. Class III devices are subject to most of these requirements, as well as to premarket approval. Most Class I devices are exempt from premarket submissions to the FDA; most Class II devices require the submission of a 510(k) premarket notification to the FDA; and Class III devices require submission of a PMA. Most in vitro diagnostic kits are regulated as Class I or II devices and are either exempt from premarket notification or require a 510(k) submission.

        A 510(k) notification requires the sponsor to demonstrate that a medical device is substantially equivalent to another marketed device, termed a "predicate device," that is legally marketed in the United States and for which a PMA was not required. A device is substantially equivalent to a predicate device if it has the same intended use and technological characteristics as the predicate or if it has the same intended use but different technological characteristics and the information submitted to the FDA does not raise new questions of safety and effectiveness and demonstrates that the device is at least as safe and effective as the legally marketed device. The FDA's performance goal review time for a 510(k) notification is 90 days from the date of receipt, however, in practice, the review often takes longer. In addition, the FDA may require information regarding clinical data in order to make a decision regarding the claims of substantial equivalence. Clinical studies of in vitro diagnostic products are typically designed with the primary objective of obtaining analytical or clinical performance data. If the FDA believes that the device is not substantially equivalent to a predicate device, it will issue a "Not Substantially Equivalent" letter and designate the device as a Class III device, which will require the submission and approval of a PMA before the new device may be marketed.

        The PMA process is more complex, costly and time-consuming than the 510(k) process. A PMA must be supported by more detailed and comprehensive scientific evidence, including clinical data, to demonstrate the safety and efficacy of the medical device for its intended purpose. If the device is determined to present a "significant risk," the sponsor may not begin a clinical trial until it submits an investigational device exemption, or IDE, to the FDA and obtains approval from the FDA to begin the trial. After the PMA is submitted, the FDA has 45 days to make a threshold determination that the PMA is sufficiently complete to permit a substantive review. If the PMA is complete, the FDA will file the PMA. The FDA is subject to a performance goal review time for a PMA of 180 days from the date of filing, although in practice this review time is longer. Questions from the FDA, requests for additional data and referrals to advisory committees may delay the process considerably. Indeed, the total process may take several years, and there is no guarantee that the PMA will ever be approved. Even if approved, the FDA may limit the indications for which the device may be marketed. The FDA may also request additional clinical data as a condition of approval or after the PMA is approved. Any changes to the medical device may require a supplemental PMA to be submitted and approved.

        Under the medical device regulations, the FDA regulates quality control and manufacturing procedures by requiring medical device manufacturers to demonstrate and maintain compliance with the quality system regulation, which sets forth the FDA's current good-manufacturing practices requirements for medical devices. The FDA monitors compliance with the quality system regulation and current good-manufacturing practices requirements by conducting periodic inspections of manufacturing facilities. In the future, we could be subject to unannounced inspections by the FDA. Violations of applicable regulations noted by the FDA, during inspections of our manufacturing facilities or the manufacturing facilities of these third parties, could adversely affect the continued marketing of our tests.

        The FDA also enforces post-marketing controls that include the requirement to submit medical device reports to the agency when a manufacturer becomes aware of information suggesting that any of its marketed products may have caused or contributed to a death, serious injury or serious illness or when any of its products has malfunctioned and a recurrence of a malfunction would likely cause or contribute to a death or serious injury or illness. The FDA relies on medical device reports to identify product problems and utilizes these reports to determine, among other things, whether it should exercise its enforcement powers. The FDA may also require postmarket surveillance studies for specified devices.

        FDA regulations also govern, among other things, the preclinical and clinical testing, manufacture, distribution, labeling and promotion of medical devices. In addition to compliance with good-manufacturing practices and medical device reporting requirements, we will be required to comply with the FDCA's general controls, including establishment registration, device listing and labeling requirements. If we fail to comply with any requirements under the FDCA, we could be subject to, among other things, fines, injunctions, civil penalties, recalls or product corrections, total or partial suspension of production, denial of premarket notification clearance or approval of products, rescission or withdrawal of clearances and approvals, and criminal prosecution. We cannot assure you that any final FDA policy, once issued, or future laws and regulations concerning the manufacture or marketing of medical devices will not increase the cost or time to market of new or existing tests. Furthermore, any current or future federal and state regulations also will apply to future tests developed by us.

        If our promotional activities fail to comply with these FDA regulations or guidelines, we may be subject to warnings from, or enforcement action by, these authorities. In addition, our failure to follow FDA rules and guidelines relating to promotion and advertising may cause the FDA to issue warning letters or untitled letters, suspend or withdraw a product from the market, require a recall or institute fines or civil fines, or could result in disgorgement of money, operating restrictions, injunctions or criminal prosecution.

        International sales of medical devices are subject to foreign government regulations, which vary substantially from country to country. The primary regulatory environment in Europe is that of the European Union, or EU, which includes most of the major countries in Europe. Currently, 27 countries make up the EU. Other countries, such as Switzerland, have voluntarily adopted laws and regulations that mirror those of the EU with respect to medical devices. The EU has adopted numerous directives and standards regulating the design, manufacture, clinical trials, labeling and adverse event reporting for medical devices. Devices that comply with the requirements of a relevant directive will be entitled to bear the CE conformity marking, indicating that the device conforms to the essential requirements of the applicable directives and, accordingly, can be commercially distributed throughout Europe.

        Outside of the EU, regulatory approval needs to be sought on a country-by-country basis in order to market medical devices. Although there is a trend towards harmonization of quality system standards, regulations in each country may vary substantially which can affect timelines of introduction.

Employees

        As of June 30, 2012, we had 177 total employees. We have no collective bargaining agreements with our employees and we have not experienced any work stoppages. We consider our employee relations to be good.

Facilities

        Our corporate headquarters, including our CLIA laboratory, are located in Alameda, California, where we currently lease approximately 34,000 square feet of office and laboratory space. The primary lease for these facilities, as amended in January 2008, covers approximately 34,000 square feet of office and laboratory space and expires in February 2013. The short-term lease covers additional office space of approximately 1,754 square feet and is terminable upon 60 days' written notice from either party. In August 2012, we entered into a new lease for our corporate headquarters, including a CLIA laboratory, in Alameda, California covering approximately 52,000 square feet. This lease commences on February 1, 2013 and expires in June 2023. We have the option to renew the lease for two five-year additional terms.

        We believe that our current facilities are suitable and adequate to meet our current needs and that suitable additional or substitute space will be available to accommodate future growth of our business.

Legal Proceedings

        We are not currently a party to any pending legal proceedings. However, we may be subject to various claims and legal actions arising in the ordinary course of business from time to time.

Management

Executive Officers and Directors

        The following table sets forth information regarding our executive officers and directors, as of September 1, 2012:

Name	Age	Position(s)
Executive Officers
Philippe J. Goix, Ph.D.	52	Director, President and Chief Executive Officer
Michael Bell	43	Chief Financial Officer
Frederick Steven Feinberg	60	Senior Vice President of Sales and Marketing and Chief Commercial Officer
Guido Baechler	47	Senior Vice President, Operations
Non-Employee Directors
Heiner Dreismann, Ph.D.(2)(3)	59	Lead Independent Director
Carl L. Gordon, Ph.D., CFA(1)(2)	47	Director
André Marion(1)(3)	76	Director
R. Douglas Norby(1)(2)	77	Director
Stephen L. Rose, CMA(3)	47	Director
Fred K. Vogt	67	Director

(1)
Member of the audit committee.

(2)
Member of the compensation committee.

(3)
Member of the nominating and corporate governance committee.

Executive Officers

        Philippe J. Goix, Ph.D. has served as our President and Chief Executive Officer and a member of our board of directors since September of 2004. Dr. Goix has more than a decade of entrepreneurial biotechnology experience leading product-centered innovation companies backed by institutional venture capitalists. Prior to joining us, Dr. Goix held successive positions as President and Chief Technology Officer of Guava Technologies, Inc., a biotechnology and medical device company that he founded in June of 1997. Prior to this experience, Dr. Goix worked for more than 15 years in the field of laser analytical devices applied to fluid mechanics. He worked at the French National Center for Scientific Research, as a research associate, at Sandia National Laboratories and at Stanford University, as a scientist working with laser-based diagnostic tools and complex fluidics systems. Dr. Goix holds a doctorate in Physics from University of Rouen, France and an MBA from the University of San Francisco. As our President and Chief Executive Officer for over seven years, Dr. Goix brings expertise and knowledge regarding our business and operations to our board of directors. He also brings to our board of directors leadership skills, strategic guidance and operational vision from prior experience in our industry.

        Michael Bell has served as our Chief Financial Officer since May of 2012. As a finance professional, Mr. Bell has more than 18 years of international experience gained from a range of strategic, commercial and operational finance positions. From 2008 to 2012, Mr. Bell held finance positions at Novartis Diagnostics, and prior to joining us served as Global Head of Finance where he was a member of the Diagnostics Leadership Team and had overall responsibility for finance and accounting across the worldwide business. From 2006 to 2008, Mr. Bell served as Finance Head for the Asia Pacific, Middle East & Africa regions for Novartis Vaccines, where he focused on commercial finance strategies and operations in emerging markets. Prior to this, Mr. Bell was a Finance Director for Chiron Corporation, a multinational biotechnology firm. Before joining the healthcare industry, Mr. Bell spent 10 years in public accounting with Ernst & Young LLP and Deloitte Touche Tohmatsu Limited, where he led a wide-range of audit and consulting engagements. Mr. Bell is a Fellow of the Institute of Chartered Accountants in England & Wales and received a bachelor's degree in Mathematics with Computing from the University of Leicester in the United Kingdom.

        Frederick Steven Feinberg has served as our Senior Vice President of Sales and Marketing and our Chief Commercial Officer since October 2011 and has more than 30 years of experience in the healthcare industry. Prior to joining us, from 2008 until 2011, Mr. Feinberg was the Vice President and Zone General Manager for Siemens Healthcare, an international supplier of diagnostic and therapeutic equipment, where he was responsible for the healthcare business in the western zone of the United States. From 2006 to 2008, Mr. Feinberg served as President and Chief Executive Officer of Siemens Asahi Medical Technologies in Japan, and from 2001 until 2006, he served as President of Siemens China Medical Solutions Group and was appointed Executive Vice President and a member of the Management Board for Siemens China. From 2002 until 2008, Mr. Feinberg served as member of the boards of directors of several subsidiaries of Siemens AG. Prior to joining Siemens, Mr. Feinberg held various senior management positions for medical device companies such as Acuson Corporation, Diasonics, Inc., General Electric, Inc. and Medtronic, Inc. Mr. Feinberg holds a bachelor's degree in Biological Sciences from the University of California, Davis and a Nuclear Medicine Technology Diploma from the University of Southern California/LA County Medical Center.

        Guido Baechler has served as our Senior Vice President of Operations since January of 2010, and prior to this, he served as our Vice President of Diagnostics from 2008 until 2009. From 1989 until 2008, Mr. Baechler held leadership positions at Roche Molecular Diagnostics, or RMD, in both Switzerland and California, within research, development, marketing and executive management. Immediately prior to joining us, Mr. Baechler served as the Head of Operational Project Management at RMD where he led the implementation of the diagnostic project pipeline. Prior to this experience, he served as Vice President of Global Program Management and a member of the RMD executive team. Mr. Baechler holds a bachelor's degree in Electrical Engineering from Fachhochschule Brugg-Windisch in Switzerland. He also completed a series of executive finance and management classes at the London School of Business and at the Hass Business School in Berkeley.

Non-Employee Directors

        Heiner Dreismann, Ph.D. has been a member of our board of directors since June of 2007 and has over 26 years of experience in biotech and healthcare companies. Since May of 2008, Dr. Dreismann has served as Interim Chief Executive Officer of GeneNews Limited, a public diagnostics company. From 2006 until 2009, Dr. Dreismann served as the Chief Executive Officer of Vectrant Technologies, Inc., an early-stage molecular diagnostic company. From 2001 until 2006, Dr. Dreismann served as President and Chief Executive Officer of Roche Molecular Systems, Inc., a division of Hoffmann-La Roche Ltd., or Roche, focused on clinical molecular diagnostics. Before serving in these roles, he held various management positions in Roche, among them Head of Integration Office Diagnostics and Head of Global Business Development for Roche Diagnostics. Dr. Dreismann currently serves on the boards of directors of Myriad Genetics, Inc., Med BioGene Inc. and GeneNews Ltd., each a public company in the life sciences and healthcare diagnostics sectors. Dr. Dreismann received his M.A. in Biology and his Ph.D. in Microbiology/Molecular Biology both from Westfaelische Wilhelms University (The University of Münster) in Germany. Dr. Dreismann brings to our board of directors significant expertise in the biotech and healthcare sectors from both his advanced degree and from previous executive leadership positions. In addition, Dr. Dreismann's experience as a director of public life sciences companies provides the board of directors with valuable insights to assist in achieving our goals.

        Carl L. Gordon, Ph.D., CFA has been a member of our board of directors since June of 2007. Dr. Gordon co-founded OrbiMed Advisors LLC, or OrbiMed, in 1998, and since that time, he has served as a General Partner and Co-Head of Private Equity. He is experienced in both private equity and small-capitalization public equity investments. Prior to his experience at OrbiMed, Dr. Gordon was a senior biotechnology analyst at Mehta and Isaly, a pharmaceutical consulting firm and predecessor to OrbiMed, from 1995 to 1997. From 1993 to 1995, Dr. Gordon was a fellow at The Rockefeller University. He received his Ph.D. in Molecular Biology from the Massachusetts Institute of Technology and a bachelor's degree from Harvard College. From August 2009 until June 2012, Dr. Gordon also served on the board of directors of Complete Genomics, Inc., a life sciences company. As a venture capitalist focused on life science companies who sits on numerous boards, Dr. Gordon provides financial and operational expertise regarding our industry. In addition, Dr. Gordon provides substantial expertise in the particularly relevant scientific field of molecular biology, and his financial credentials are valuable toward his service on our audit committee.

        André Marion has been a member of our board of directors since June of 2006. Mr. Marion is an experienced entrepreneur and industry expert who obtained over 25 years of management and commercialization experience in the life sciences industry before his retirement in 1995. Mr. Marion was a founder of Applied Biosystems, Inc., or ABI, a large supplier of instruments for the biotechnology research market, where he worked from 1981 until 1995. He served as President, Chief Executive Officer and chairman of the board of directors from 1987 through the time of ABI's merger with Perkin Elmer Corporation in 1993. Prior to founding ABI, Mr. Marion held several research and development managerial positions at Hewlett-Packard Corporation. Mr. Marion holds an advanced degree from the French École Nationale Supérieure d'Arts et Métiers in both Mechanical and Electrical Engineering. With decades of experience in the life science sector, Mr. Marion provides our board of directors with seasoned business judgment and valuable insights relevant to our industry.

        R. Douglas Norby has been a member of our board of directors since July of 2012. Mr. Norby acquired more than 25 years of experience working as a financial executive in a range of industries for both early-stage and public companies before he retired from full-time employment in 2006. From 2003 until 2006, Mr. Norby served as the Senior Vice President and Chief Financial Officer for Tessera Technologies, Inc., a public semiconductor intellectual property company. Prior to his experience at Tessera, from 2000 to 2003, Mr. Norby served as the Chief Financial Officer for Zambeel, Inc., a data storage company, and Novalux, Inc., a manufacturer of lasers for optical networks. Prior to holding these positions, from 1996 to 2000, Mr. Norby served as the Senior Vice President and Chief Financial Officer of LSI Logic Corporation, a semiconductor company, where he also served as a director. From 1993 to 1996, Mr. Norby served as the Senior Vice President and Chief Financial Officer of Mentor Graphics Corporation, a software company. Mr. Norby served as President of Pharmetrix Corporation, a drug delivery company, from 1992 to 1993, and from 1985 to 1992, he was President and Chief Operating Officer of Lucasfilm, Ltd., an entertainment company. Prior to this experience, from 1979 to 1985, Mr. Norby was Senior Vice President and Chief Financial Officer of Syntex Corporation, a pharmaceutical company. Mr. Norby is currently a director of several semiconductor companies including Ikanos Communications, Inc., InvenSense, Inc., MagnaChip Semiconductor Corp and STATS ChipPAC, Ltd. He is also currently a director of Alexion Pharmaceuticals, Inc., a pharmaceutical company, and was a director of Intellon Corporation, a semiconductor company, from 2007 to 2009. Mr. Norby received a bachelor's degree in Economics from Harvard University and an M.B.A. from Harvard Business School. Mr. Norby brings to our board or directors extensive experience related to business and financial issues as well as financial credentials and expertise conducive to his service on our audit committee.

        Stephen L. Rose, CMA has been a member of our board of directors since September of 2004. Since 1997, Mr. Rose has managed the venture capital investments of H. Fisk Johnson, Ph.D., Chairman of the Board, the Chairman and Chief Executive Officer of S.C. Johnson and Son Inc., or S.C. Johnson.

In January of 2001, Mr. Rose became a member of Fisk Ventures, LLC, or Fisk, which was formed to manage these investments. In 2005, Mr. Rose was appointed as a Managing Director of Fisk, and he continues in these roles to this day. In this capacity, Mr. Rose serves on the boards of several early-stage, technology-based companies and has over 15 years of experience in venture investing. Mr. Rose previously has held several positions with S.C. Johnson, both in the United States and in Canada, including positions in strategic planning, new business and new product development, and financial and business management. Mr. Rose has an Honors Bachelor of Commerce degree from McMaster University and is also a Certified Management Accountant. As a venture capitalist with experience on several emerging company boards, Mr. Rose provides our board of directors with financial and operational expertise.

        Fred K. Vogt has been a member of our board of directors since our incorporation in 2002. Prior to his retirement in 2000, Mr. Vogt amassed 28 years of operations and manufacturing experience in the pharmaceutical industry, and he currently provides consulting services to senior management executives through FKV Enterprises LLC. From 1997 until 2000, Mr. Vogt served as a Senior Vice President of Specialty Chemicals at Tetra Technologies Inc., a chemical manufacturer. Prior to this experience, he worked for 25 years for Mallinckrodt, Inc., a chemical and pharmaceutical company, in a variety of manufacturing and business positions. Mr. Vogt has a bachelor's degree in Chemical Engineering, a master's degree in Engineering Administration and Honorary Professional Chemical Engineering degree from the University of Missouri at Rolla. Mr. Vogt brings to our board of directors a long-standing familiarity with our business, including industry and operational experience.

Board Composition

Director Independence

        Our board of directors currently consists of seven members, including our Chief Executive Officer, Dr. Goix. Effective immediately prior to the effectiveness of the registration statement of which this prospectus is a part, Mr. Vogt will cease to be a member of our board of directors and our board of directors will consist of six directors. Our board of directors has determined that all of our directors qualify as "independent" directors in accordance with the New York Stock Exchange, or NYSE, listing requirements, other than Dr. Goix. Dr. Goix is not considered independent because he is an employee of Singulex. The NYSE independence definitions include a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with us. In making these determinations, our board of directors will review and discuss information provided by the directors and us with regard to each director's business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our current directors or executive officers.

Classified Board of Directors

        In accordance with our amended and restated certificate of incorporation to be in effect immediately prior to the consummation of this offering, our board of directors will be divided into three classes with staggered, three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Effective upon the consummation of this offering, our directors will be divided among the three classes as follows:

  •
  the Class I directors will be            ,         and            and their terms will expire at the annual meeting of stockholders to be held in 2013;

  •
  the Class II directors will be            ,         and            and their terms will expire at the annual meeting of stockholders to be held in 2014; and

  •
  the Class III directors will be            ,         and            and their terms will expire at the annual meeting of stockholders to be held in 2015.

        Our amended and restated certificate of incorporation will provide that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our company.

Voting Arrangements

        The election of the members of our board of directors is governed by the amended and restated investors rights agreement that we have entered into with certain holders of our common stock and holders of our convertible preferred stock. Pursuant to the amended and restated investors rights agreement the authorized number of directors on our board of directors shall be established at nine directors. The amended and restated investors rights agreement also provides that:

  •
  the holders of a majority of our Series A Preferred Stock, voting separately as a single class, have the right to designate one director to our board of directors, and the holders have designated Mr. Vogt;

  •
  for so long as Prolog Ventures, LLC and certain of its affiliates hold at least 25% of the number of shares of Series B Preferred Stock initially purchased by them (or shares issued upon conversion thereof), Prolog has the right to designate one director to our board of directors, and this seat is currently vacant;

  •
  for so long as Fisk Ventures, LLC and certain of its affiliates hold at least 25% of the number of shares of Series C Preferred Stock initially purchased by them (or shares issued upon conversion thereof), Fisk has the right to designate one director to our board of directors, and Fisk has designated Mr. Rose;

  •
  for so long as OrbiMed Advisors, LLC and certain of its affiliates hold at least 25% of the number of shares of Series D Preferred Stock initially purchased by them (or shares issued upon conversion thereof), OrbiMed has the right to designate one director to our board of directors, and OrbiMed has designated Dr. Gordon;

  •
  for so long as JAFCO Co. Ltd. and certain of its affiliates hold at least 25% of the number of shares of Series E Preferred Stock initially purchased by them (or shares issued upon conversion thereof), JAFCO has the right to designate one director to our board of directors, and this seat is currently vacant;

  •
  one director on our board of directors is to be the current Chief Executive Officer of the Company, who is currently Dr. Goix; and

  •
  three additional directors on our board of directors are designated by a majority of the directors listed above, and such directors have designated Dr. Dreismann, Mr. Marion and Mr. Norby.

        The holders of our common stock and preferred stock who are parties to our amended and restated investors rights agreement are obligated to vote for such designees indicated above. The provisions of this agreement will terminate upon the consummation of this offering, after which there will be no further contractual obligations regarding the election of our directors. Our directors hold office until their successors have been elected and qualified or appointed, or the earlier of their death, resignation or removal.

Leadership Structure of the Board

        Our bylaws and corporate governance guidelines provide our board of directors with flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer and/or the implementation of a lead director in accordance with its determination that utilizing one or the other structure would be in the best interests of our company. At the current time, we do not have a Chairman of the Board. Our board of directors believes that oversight of our company is the responsibility of our board of directors as a whole, and this responsibility can be properly discharged without a Chairman. Our President and Chief Executive Officer, Dr. Goix, facilitates communications between members of our board of directors and works with management in the preparation of the agenda for each board meeting. All of our directors are encouraged to make suggestions for board of director's agenda items or pre-meeting materials. Heiner Dreismann, Ph.D. currently serves as the lead independent director of the board of directors. In his role as Lead Independent Director, Dr. Dreismann presides over the executive sessions of the board of directors in which Dr. Goix does not participate and serves as a liaison to Dr. Goix and management on behalf of the independent members of the board of directors.

        Our board of directors has concluded that our current leadership structure is appropriate at this time. However, our board of directors will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate

Role of Board in Risk Oversight Process

        Risk assessment and oversight are an integral part of our governance and management processes. Our board of directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the board of directors at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.

        Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure, our audit committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The audit committee also monitors compliance with legal and regulatory requirements. Our nominating and governance committee monitors the effectiveness of our corporate governance guidelines and considers and approves or disapproves any related-persons transactions. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Board Committees

Audit Committee

        Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee:

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  appoints our independent registered public accounting firm;

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  evaluates the independent registered public accounting firm's qualifications, independence and performance;

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  determines the engagement of the independent registered public accounting firm;

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  reviews and approves the scope of the annual audit and the audit fee;

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  discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

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  approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

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  monitors the rotation of partners of the independent registered public accounting firm on our engagement team as required by law;

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  is responsible for reviewing our financial statements and our management's discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

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  reviews our critical accounting policies and estimates; and

  •
  annually reviews the audit committee charter and the committee's performance.

        The current members of our audit committee are R. Douglas Norby, who serves as chairperson of the committee, Carl L. Gordon, Ph.D., CMA, and André Marion. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC, NASDAQ and NYSE. Our board of directors has determined that Mr. Norby is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of NYSE. Under the rules of the SEC, members of the audit committee must also meet heightened independence standards under Rule 10A-3 of the Exchange Act. Our board has determined that each member of the audit committee meets these heightened independence requirements. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and the NYSE.

Compensation Committee

        Our compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees. The compensation committee reviews and recommends corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives and recommends to our board of directors the compensation of these officers based on such evaluations. The compensation committee also recommends to our board of directors the issuance of stock options and other awards under our stock plans. The compensation committee will review and evaluate, at least annually, the performance of the compensation committee and its members, including compliance by the compensation committee with its charter. The current members of our compensation committee are Heiner Dreismann, Ph.D., who serves as chairperson of the committee, Carl L. Gordon, Ph.D., CFA and R. Douglas Norby. Each of the members of our compensation committee are independent under the applicable rules and regulations of NYSE, is a "non-employee director" as defined in Rule 16b-3 promulgated under the Exchange Act and is an "outside director" as that term is defined in Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, or Section 162(m). The compensation committee operates under a written charter.

Nominating and Corporate Governance Committee

        The nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of our board of directors. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our board of directors concerning governance matters. The current members of our nominating and corporate governance committee are André Marion, who serves as chairperson of the committee, Heiner Dreismann, Ph.D. and Stephen L. Rose, CMA. Each of the members of our nominating and corporate governance committee are independent under the applicable rules and regulations of NYSE relating to nominating and corporate governance committee independence. The nominating and corporate governance committee operates under a written charter.

Compensation Committee Interlocks and Insider Participation

        During 2011, our compensation committee consisted of Heiner Dreismann, Ph.D., Carl L. Gordon, Ph.D., CFA, André Marion and Fred K. Vogt. Dr. Gordon served as Chairperson of the compensation committee. None of the members of our compensation committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our board of directors or compensation committee.

Board Diversity

        Upon consummation of this offering, our nominating and corporate governance committee will be responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:

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  personal and professional integrity;

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  ethics and values;

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  experience in corporate management, such as serving as an officer or former officer of a publicly held company;

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  experience in the industries in which we compete;

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  experience as a board member or executive officer of another publicly held company;

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  diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

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  conflicts of interest; and

  •
  practical and mature business judgment.

        Currently, our board of directors evaluates, and following the consummation of this offering will evaluate, each individual in the context of the board of directors as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

Code of Business Conduct and Ethics

        We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Following the consummation of this offering, the code of business conduct and ethics will be available on our website at www.singulex.com. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website. The reference to our web address does not constitute incorporation by reference of the information contained at or available through our website.

Limitation on Liability and Indemnification Matters

        Our amended and restated certificate of incorporation, which will become effective immediately prior to the consummation of this offering, contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

  •
  any breach of the director's duty of loyalty to us or our stockholders;

  •
  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  •
  any transaction from which the director derived an improper personal benefit.

        Our amended and restated certificate of incorporation and amended and restated bylaws, which will become effective immediately prior to the consummation of this offering, provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys' fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors' and officers' liability insurance.

        The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. Further, a stockholder's investment may be adversely affected to the extent that we pay the costs of settlement and damage.

Director Compensation

2011 Director Compensation Table

        The following table sets forth information for the year ended December 31, 2011 regarding the compensation awarded to, earned by or paid to our non-employee directors who served on our board of directors during 2011:

Name(1)	Fees Earned or Paid in Cash($)	Option Awards(2)($)	Total($)
Heiner Dreismann, Ph.D.	$60,000	$4,680	$64,680
Carl L. Gordon, Ph.D., CFA	—	—	—
Hironori Hozoji(3)	—	—	—
Gregory R. Johnson, Ph.D.(3)	—	—	—
André Marion	18,000	4,680	22,680
Stephen L. Rose, CMA	—	—	—
Fred K. Vogt	18,000	4,680	22,680

(1)
Dr. Goix, who is President and Chief Executive Officer, receives no compensation for his service as a director, and, consequently, is not included in this table. The compensation received by Dr. Goix as an employee during 2011 is presented in the 2011 Summary Compensation Table in "Executive Compensation." In addition, other than in the case of Mr. Vogt, the non-employee members of our board of directors who serve as directors on behalf of some of our principal security holders received no compensation for their service as directors in 2011.

(2)
The amounts reported in the Option Awards column represent the grant date fair value of the stock options granted to the non-employee members of our board of directors during 2011 as computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 9 to the audited consolidated financial statements included in this prospectus. Note that the amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by the non-employee members of our board of directors from the options. The table below shows the aggregate numbers of option awards (exercisable and unexercisable) held as of December 31, 2011 by each non-employee director who was serving as of December 31, 2011. Our non-employee directors did not hold any unvested stock awards as of December 31, 2011.

Name	Options Outstanding at Fiscal Year End
Heiner Dreismann, Ph.D.	158,000
Carl L. Gordon, Ph.D., CFA	—
Hironori Hozoji	—
Gregory R. Johnson, Ph.D.	—
André Marion	148,000
Stephen L. Rose, CMA	—
Fred K. Vogt	361,833
(3)
Each of Mr. Hozoji and Dr. Johnson resigned from our Board in July 2012.

        We intend to adopt a policy pursuant to which, following the completion of this offering, each non-employee director will receive an annual fee of $36,000, with the exception of the chairman of the board who will receive $49,000. Non-employee directors serving on the audit committee, compensation committee and nominating and governance committee will receive an additional $10,000, $6,000 and $3,000, respectively, for serving on such committees of the board of directors or an additional $18,000, $12,000 and $8,000, respectively, for serving as chairman for such committees of the board of directors. Non-employee directors will also receive an initial grant of options with a grant date fair value of $130,000 ($150,000 in the case of the chairman of the board), vesting over three years, upon election to the board of directors and thereafter an annual grant of options with a grant date fair value of $65,000 ($85,000 in the case of the chairman of the board), vesting over approximately one-year. The exercise price per share of director options is equal to the closing trading price of a share of common stock on the grant date or the immediately preceding trading day if the grant date is not a trading day, and director options expire 10 years from the date of grant, or earlier if the optionee ceases to be a director. Members of our board of directors will continue to be reimbursed for travel and other out-of-pocket expenses.

Executive Compensation

2011 Summary Compensation Table

        The following table shows information regarding the compensation of our named executive officers for services performed in the year ended December 31, 2011.

Name and Principal Position	Year	Salary($)	Bonus($)	Stock Option Awards($)(1)	Non-Equity Incentive Plan Compensation($)(2)	Total($)
Philippe J. Goix, Ph.D.	2011	$362,792	$—	$93,316	$355,350	$811,458
President and Chief Executive Officer
Guido Baechler	2011	$270,692	—	$12,643	$135,346	$418,681
Sr. Vice President of Operations
F. Steven Feinberg(3)	2011	$113,250	—	—	$32,292	$145,542
Sr. Vice President of Sales and Marketing, Chief Commercial Officer

(1)
Amounts shown represent the aggregate grant date fair value of the option awards granted during 2011 computed in accordance with FASB Topic ASC 718. These amounts do not correspond to the actual value that will be recognized by the named executive officer with respect to such awards. The assumptions used in the valuation of these awards are set forth in Note 9 to the audited consolidated financial statements included in this prospectus.

(2)
The annual cash incentives awarded to the executives were in accordance with the Company's annual bonus program.

(3)
Mr. Feinberg commenced employment with the Company on October 17, 2011. This table reflects his compensation earned beginning on that date.

Narrative Disclosure to Summary Compensation Table

Terms and Conditions of Employment Agreement with Philippe Goix, Ph.D.

        Effective March 3, 2009, the Company entered into an employment agreement with Dr. Goix, or the Agreement, to serve as the Company's President and Chief Executive Officer. Under his employment agreement, Dr. Goix is entitled to (i) a base salary which, as of December 31, 2011, was $362,792, and (ii) an annual bonus which, as of December 31, 2011, was targeted at 50% of base salary. In addition, the employment agreement provides for participation in our standard health, welfare and retirement (401(k)) plans and standard vacation benefits.

        Under the Agreement, in the event of Dr. Goix's termination by the Company without "good cause" or by Dr. Goix for "good reason," Dr. Goix will be paid 75% of his base salary, as in effect on the date of his termination, for a period of 12 months following the date of termination. In addition, he will be entitled to COBRA continuation coverage for the same 12 month period and accelerated vesting of any stock options granted more than one year prior to his termination. "Good cause" is defined as: (i) executive's failure to perform his material duties (other than as a result of physical or mental disability), (ii) a material breach of the Agreement by the executive, or (iii) executive's commission of fraud or dishonestly against the Company, or gross negligence or willful misconduct involving a third party or conviction of a felony which significantly impairs the reputation or otherwise harms the Company or its affiliates. "Good reason" is defined as: (i) any failure by the Company to comply with the material terms of the Agreement, (ii) any request by the Company that executive perform an illegal act, (iii) any material reduction in executive's responsibility, duties or authority (not consented to by executive), (iv) any reduction in executive's base salary set forth in the Agreement (not consented to by executive), or (v) a relocation of executive to a location outside of California (not consented to by executive). In addition, in the event of any termination after January 1 but prior to March 31 of each year, Dr. Goix will be paid his annual bonus with respect to the prior year at the regularly scheduled time as determined by the Board.

        In addition, under the Agreement, Dr. Goix is subject to a customary non-compete provision during his employment as well a non-solicitation provision during his employment and for 12 months thereafter.

Terms and Conditions of Offer of Employment Letters with Messrs. Baechler and Feinberg

        Effective as of December 19, 2007 and September 27, 2011, respectively, the Company entered into offer of employment letters with each of Messrs. Baechler and Feinberg. Under their employment agreements, Messrs. Baechler and Feinberg are entitled, respectively, to (i) base salaries which, as of December 31, 2011, were $270,692 and $113,250, and (ii) annual bonuses which, as of December 31, 2011, were targeted at 25% and 50% of applicable base salary. In addition, the offer letters provide for participation in our standard health, welfare and retirement (401(k)) plans and standard vacation benefits.

Terms and Conditions of Change of Control Program

        Under the Company's change of control program effective May 2010, in the event of a termination without cause or resignation for "good reason" within 12 months following a change of control, subject to the execution of a release of claims against the Company, the Company's Chief Executive Officer, vice president or director level employees, and all other employees of the Company who have completed six months of continuous services, are entitled to accelerated vesting of all outstanding equity awards and salary and benefits continuation for the following periods: Chief Executive Officer—18 months, vice president level employees—12 months, director level employees—6 months, and other eligible employees—one-half month for each year of service to the Company, up to a maximum of four months with a minimum of one month.

        With respect to the Chief Executive Officer, vice president or director level employees, "good reason" generally means an adverse action by the Company or its successor without the employee's consent, including (i) a material reduction in authority, responsibilities, duties, or base pay (of greater than 10%), (ii) a relocation of the employee's workplace of more than 50 miles from the prior workplace, (iii) a material breach of an employment agreement by the Company, or (iv) a failure of the Company to have a successor assume its obligations under an employment agreement. For all other employees, "good reason" generally means an adverse action by the Company or its successor without the employee's consent, including (i) a material reduction in base pay (of greater than 10%), or (ii) a relocation of the employee's workplace of more than 50 miles from the prior workplace.

Terms and Conditions of Performance-Based Annual Bonus Program

        For 2011, all of our named executive officers were eligible to participate in our cash incentive plan pursuant to the achievement of certain performance objectives. During the first quarter of 2011, the compensation committee reviewed and approved the corporate performance objectives for the cash incentive awards. The compensation committee also set each named executive officer's target bonus opportunity, which was expressed as a percentage of base salary and could be achieved by achieving the pre-established corporate goals. For 2011, Dr. Goix's, Messrs. Baechler's and Feinberg's target bonus opportunities were set at 50%, 25% and 50%, respectively, of their base salaries. The compensation committee set the executive's target bonuses based on each participating executive's experience in her or his role with the company and the level of responsibility held by each executive.

        The total annual incentive bonus actually paid to each executive was determined once the corporate goals were reviewed and approved by the compensation committee. For Dr. Goix and Messrs. Baechler and Feinberg, their target 2011 cash incentive award was tied to achievement of a pre-established company-wide revenue objective of $19 million. For 2011, each of Dr. Goix, and Mr. Baechler earned incentive awards at the maximum level or 200% of their target bonus opportunities. Mr. Feinberg earned an incentive award at the target level or 100% of his target bonus opportunity, as prorated for his period of service during 2011.

Equity Compensation

Outstanding Equity Awards at December 31, 2011

        The following table sets forth specified information concerning unexercised stock options for each of the named executive officers outstanding as of December 31, 2011.

		Option Awards(1)
		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)
	Vesting Commencement Date			Option Exercise Price ($)	Option Expiration Date
Name		Exercisable	Unexercisable(1)
Philippe J. Goix, Ph.D.	September 1, 2004	199,342	—	$0.10	September 1, 2014
	November 9, 2006	667,043	—	$0.10	November 9, 2016
	June 1, 2007	437,746	—	$0.13	June 1, 2017
	January 1, 2009	412,443	153,194	$0.11	May 3, 2019
	January 1, 2010	135,517	147,302	$0.13	February 12, 2020
	January 1, 2011	—	282,819	$0.13	July 14, 2021
	October 13, 2011	—	435,000	$0.13	October 12, 2021
Guido Baechler	February 11, 2008	210,833	9,167	$0.13	March 5, 2018
	January 1, 2009	141,822	52,678	$0.11	May 3 2019
	January 1, 2010	46,598	50,652	$0.13	February 12, 2020
	January 1, 2011	—	97,250	$0.13	July 14, 2021
F. Steven Feinberg	October 17, 2011	—	275,000	$0.13	October 12, 2021

(1)
The options vest as to 25% of the shares on the first anniversary of the vesting commencement date and as to 1/48th of the shares monthly thereafter over next 36 months.

Additional Narrative Disclosure

        For a description of the material terms of the change in control and severance provisions of the employment agreements with our named executive officers, please see above under "Narrative Disclosure to Summary Compensation Table."

Equity Compensation Plans and Other Benefit Plans

        We intend to adopt the Singulex, Inc. 2012 Equity Incentive Award Plan, or the 2012 Plan, which will be effective on the date of adoption. The principal purpose of the 2012 Plan is to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards and cash-based performance bonus awards.

        The principal features of the 2012 Plan are summarized below.

        Share Reserve.    Under the 2012 Plan,            shares of our common stock will be initially reserved for issuance pursuant to a variety of stock-based compensation awards, including stock options (both incentive stock options and nonqualified stock options), restricted stock, stock appreciation rights, or SARs, performance awards, dividend equivalents, stock payments, deferred stock, deferred stock units, restricted stock units, or RSUs, and performance-based awards, plus the number of shares remaining available for future awards under our 2002 Plan as of the completion of this offering. The number of shares initially reserved for issuance or transfer pursuant to awards under the 2012 Plan will be increased by (i) the number of shares represented by awards outstanding under our 2002 Plan that are forfeited or lapse unexercised and which following the effective date are not issued under the 2002 Plan and (ii) an annual increase on the first day of each fiscal year beginning in 2013 and ending in 2022, equal to the least of (A)             shares, (B)              percent (    %) of the shares of common stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (C) such smaller number of shares as determined by our board of directors; provided, however, no more than            shares of common stock may be issued upon the exercise of incentive stock options. On the effective date of the 2012 Plan, the 2002 Plan will be terminated, provided, that any awards outstanding under the 2002 Plan will remain outstanding pursuant to its terms. The shares of common stock covered by the 2012 Plan may be authorized but unissued shares or shares purchased in the open market.

        Generally, shares of common stock subject to an award under the 2012 Plan or 2002 Plan that terminates, expires or lapses for any reason are made available for issuance again under the 2012 Plan. Shares of common stock tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any award, shares of common stock that were subject to a stock-settled SAR that are not issued upon exercise of the SAR and shares of common stock purchase on the open market with the cash proceeds from the exercise of options will not be available for issuance again under the 2012 Plan. The payment of dividend equivalents in cash in conjunction with outstanding awards will not be counted against the shares available for issuance under the 2012 Plan. To the extent permitted by applicable law or any exchange rule, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by us or any of our subsidiaries will not be counted against the shares available for issuance under the 2012 Plan.

        The maximum number of shares of common stock that may be subject to one or more awards granted to any one participant pursuant to the 2012 Plan during any calendar year is           and the maximum amount that may be paid in cash during any calendar year with respect to any award to any one participant pursuant to the 2012 Plan during any calendar year is $            .

        Administration.    Our board of directors, or a committee appointed by our board of directors which consists of not less than two members of our board who are "outside directors" for purposes of Section 162(m) of the Code and Non-Employee Directors (as defined in Rule 16b-3(b)(3) of the Exchange Act), will administer the 2012 Plan. The board or any properly appointed administrator may delegate to a committee of one or more board members or one or more of our officers the authority to grant or amend awards under the 2012 Plan to participants other than (i) our senior executives who are subject to Section 16 of the Exchange Act, (ii) employees who are "covered employees" within the meaning of Section 162(m) of Code, and (iii) our officers or directors to whom the authority to grant or amend awards under the 2012 Plan has been delegated.

        Unless otherwise determined by our board of directors, the administrator will have the authority to administer the 2012 Plan, including the power to (i) designate participants under the 2012 Plan, (ii) determine the types of awards granted to participants under the 2012 Plan, the number of such awards, and the number of shares of common stock subject to such awards, (iii) determine and interpret the terms and conditions of any awards under the 2012 Plan, including the vesting schedule, exercise price, whether to settle, or accept the payment of any exercise price, in cash, common stock, other awards or other property, and whether an award may be cancelled, forfeited or surrendered, (iv) prescribe the form of each award agreement, and (v) adopt rules for the administration, interpretation and application of the 2012 Plan. The administrator will not have the authority to accelerate the vesting or waive the forfeiture of any performance-based awards.

        Eligibility.    Options, SARs, restricted stock and all other stock-based and cash-based awards under the 2012 Plan may be granted to individuals who are then our officers, employees or consultants or are the officers, employees or consultants of certain of our subsidiaries. Such awards also may be granted to our directors. Only employees of our company or certain of our subsidiaries may be granted incentive stock options, or ISOs.

        Awards.    The 2012 Plan provides for grants of stock options (both incentive stock options and nonqualified stock options), restricted stock, SARs, performance awards, dividend equivalents, stock payments, deferred stock, deferred stock units, RSUs and performance-based awards. Each award must be evidenced by a written award agreement with terms and conditions consistent with the 2012 Plan. Upon the exercise or vesting of an award, the exercise or purchase price must be paid in full by: cash or check; tendering shares of common stock with a fair market value at the time of exercise or vesting equal to the aggregate exercise or purchase price of the award or the exercised portion thereof, if applicable; delivery of a written or electronic notice that the holder has placed a market sell order with a broker with respect to shares then issuable upon exercise or vesting of an award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to us in satisfaction of the aggregate payments required, provided that payment of such proceeds is then made to us upon settlement of such sale; or by tendering other property acceptable to the administrator. Any withholding obligations may be satisfied in the administrator's sole discretion by allowing a holder to elect to have us withhold shares otherwise issuable under an award which are equal to the fair market value on the date of withholding or repurchase equal to aggregate amount of such liabilities.

        Stock Options.    Stock options, including incentive stock options (as defined under Section 422 of the Code) and nonqualified stock options may be granted pursuant to the 2012 Plan. The exercise price of incentive stock options and nonqualified stock options granted pursuant to the 2012 Plan will not be less than 100% of the fair market value of the common stock on the date of grant, unless incentive stock options are granted to any individual who owns, as of the date of grant, stock possessing more than 10% of the total combined voting power of all classes of Company stock (the "Ten Percent Owner"), whereupon the exercise price of such incentive stock options will not be less than 110% of the fair market value of the common stock on the date of grant. Incentive stock options and nonqualified stock options may be exercised as determined by the administrator, but in no event after (i) the fifth anniversary of the date of grant with respect to incentive stock options granted to a Ten Percent Owner, or (ii) the tenth anniversary of the date of grant with respect to incentive stock options granted to other employees and nonqualified stock options.

        Restricted Stock.    Restricted stock awards may be granted pursuant to the 2012 Plan. A restricted stock award is the grant of shares of common stock at a price determined by the administrator (including zero), that is subject to transfer restrictions and may be subject to substantial risk of forfeiture until specific conditions are met. Conditions may be based on continuing employment or achieving performance goals. During the period of restriction, participants holding shares of restricted stock may have full voting rights with respect to such shares. The restrictions will lapse in accordance with a schedule or other conditions determined by the administrator.

        Stock Appreciation Rights.    A SAR is the right to receive payment of an amount equal to (i) the excess of (A) the fair market value of a share of common stock on the date of exercise of the SAR over (B) the fair market value of a share of common stock on the date of grant of the SAR, multiplied by (ii) the aggregate number of shares of common stock subject to the SAR. Such payment will be in the form of cash, common stock or a combination of cash and common stock, as determined by the administrator, and SARs settled in common stock will satisfy all of the restrictions imposed by the 2012 Plan upon stock option grants. The administrator will determine the time or times at which a SAR may be exercised in whole or in part, provided that the term of any SAR will not exceed ten years.

        Restricted stock units.    RSUs may be granted pursuant to the 2012 Plan, typically without consideration from the participant. RSUs may be subject to vesting conditions including continued employment or achievement of performance criteria established by the administrator. Like restricted stock, RSUs may not be sold or otherwise transferred or hypothecated until vesting conditions are removed or expire. Unlike restricted stock, the common stock underlying RSUs will not be issued until the RSUs have vested, and recipients of RSUs generally will have no voting rights prior to the time when vesting conditions are satisfied.

        Performance awards.    Awards of performance awards, including performance stock units, are denominated in shares of common stock or unit equivalent of shares of common stock and/or units of value, including dollar value of shares of common stock, and may be linked to any one or more performance criteria determined appropriate by the administrator, in each case on a specified date or dates or over any period or periods determined by the administrator. Any participant selected by the administrator may be granted a cash bonus payable upon the attainment of performance goals that are established by the administrator and relate to any one or more performance criteria determined appropriate by the administrator on a specified date or dates or over any period or periods determined by the administrator. Any performance award in the form of a cash bonus paid to a "covered employee" within the meaning of Section 162(m) of the Code may be a performance-based award as described below.

        Dividend equivalents.    Dividend equivalents are rights to receive the equivalent value (in cash or common stock) of dividends paid on common stock. Dividend equivalents represent the value of the dividends per share of common stock paid by the Company, calculated with reference to the number of shares that are subject to any award held by the participant. Dividend equivalents are converted to cash or additional shares of common stock by such formula and at such time subject to such limitations as may be determined by the Administrator. Dividend equivalents cannot be granted with respect to options or SARs.

        Stock payments.    Stock payments include payments in the form of common stock, options or other rights to purchase common stock made in lieu of all or any portion of the compensation that would otherwise be paid to the participant. The number of shares will be determined by the administrator and may be based upon performance criteria determined appropriate by the administrator, determined on the date such stock payment is made or on any date thereafter. Unless otherwise provided by the administrator, a holder of a stock payment shall have no rights as a Company stockholder with respect to such stock payment until such time as the stock payment has vested and the shares underlying the award have been issued to the holder.

        Deferred stock.    Deferred stock may be awarded to participants and may be linked to any performance criteria determined to be appropriate by the administrator. The common stock underlying a deferred stock award will not be issued until the deferred stock award has vested, pursuant to a vesting schedule or performance criteria set by the administrator, and unless otherwise provided by the administrator, recipients of deferred stock generally will have no rights as a stockholder with respect to such deferred stock until the time the vesting conditions are satisfied and the stock underlying the deferred stock award has been issued.

        Deferred stock units.    Awards of deferred stock units are denominated in unit equivalent of shares of common stock and/or units of value, including dollar value of shares of common stock, and vested, pursuant to a vesting schedule or performance criteria set by the administrator. The common stock underlying deferred stock units will not be issued until the deferred stock units have vested, and recipients of deferred stock units generally will have no voting rights prior to the time when vesting conditions are satisfied.

        Non-Employee Director Awards.    The 2012 Plan permits our board to grant awards to our non-employee directors pursuant to a written non-discretionary formula established by the plan administrator. Pursuant to this authority, we expect that our board or a duly appointed committee will adopt a non-employee director equity award policy.

        Transferability of awards.    Awards cannot be assigned, transferred or otherwise disposed of by a participant other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved from time to time by the administrator. The administrator may provide in any award agreement that an award (other than an incentive stock option) may be transferred to certain persons or entities related to a participant in the 2012 Plan, including but not limited to members of the participant's family, charitable institutions or trusts or other entities whose beneficiaries or beneficial owners are members of the participant's family and/or charitable institutions, or to such other persons or entities as may be expressly permitted by the administrator. Such permitted assignees will be bound by and subject to such terms and conditions as determined by the administrator.

        Repricing.    Subject to applicable limitations of the Code and other applicable law, the administrator is able to increase or reduce the applicable price per share of an award, or cancel and replace an award with another award and/or cash.

  Adjustments to Awards

        If there is a stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends), that affects the shares of common stock (or other securities of the Company) or the stock price of common stock (or other securities), then the administrator will make equitable adjustments to the number and type of securities subject to each outstanding award under the 2012 Plan, the exercise price or grant price of such outstanding award (if applicable), the terms and conditions of any outstanding awards (including any applicable performance targets or criteria). The administrator can make other equitable adjustments it determines are appropriate to reflect such an event with respect to the aggregate number and kind of shares that may be issued under the 2012 Plan. The Company may refuse to permit the exercise of any award during a period of 30 days prior to the consummation of any such transaction.

        If there is any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or other unusual or nonrecurring change affecting the shares of common stock or the stock price of the common stock (other than an event described in the preceding paragraph), the administrator may, in its discretion:

  •
  provide for the termination of any award in exchange for an amount of cash (if any) and/or other property equal to the amount that would have been attained upon the exercise of such award or realization of the participant's rights;

  •
  provide for the replacement of any award with other rights or property selected by the administrator in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon exercise of such award or realization or the participant's rights;

  •
  provide that any outstanding award cannot vest, be exercised or become payable after such event;

  •
  provide that awards may be exercisable, payable or fully vested as to shares of common stock covered thereby;

  •
  provide that any surviving corporation (or its parent or subsidiary) will assume awards outstanding under the 2012 Plan or will substitute similar awards for those outstanding under the 2012 Plan, with appropriate adjustment of the number and kind of shares and the prices of such awards; or

  •
  make adjustments (i) in the number and type of shares of common stock (or other securities or property) subject to outstanding awards or in the number and type of shares of restricted stock or deferred stock or (ii) to the terms and conditions of (including the grant or exercise price) and the criteria included in, outstanding rights, options and awards or future rights, options and awards.

        If there is a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the shares of common stock (or other securities of the Company) or the stock price of common stock (or other securities) and causes a change in the per share value of the common stock underlying outstanding awards, then the administrator will make equitable adjustments to the number and type of securities subject to each outstanding award under the 2012 Plan, and the exercise price or grant price of such outstanding award (if applicable). The administrator can make other equitable adjustments it determines are appropriate to reflect such an event with respect to the aggregate number and kind of shares that may be issued under the 2012 Plan. The Company may refuse to permit the exercise of any award during a period of 30 days prior to the consummation of any such transaction.

  Effect of a Change in Control

        In the event of a change in control of the Company, if the successor corporation refuses to assume or substitute for an award, the administrator may cause any or all of such awards to become fully exercisable immediately prior to the consummation of such transaction and all forfeiture restrictions on any or all of such awards to lapse. The administrator shall notify the participants of such awards for which vesting is accelerated that their awards shall be fully exercisable for a period of 15 days from the date of such notice, contingent upon the occurrence of the change in control.

  Amendment and Termination

        The administrator, subject to approval of the board of directors, may terminate, amend or modify the 2012 Plan at any time; provided, however, that stockholder approval will be obtained (i) for any amendment to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule, (ii) to increase the number of shares of common stock available under the 2012 Plan, (iii) to reduce the per share exercise price of any outstanding option or SAR, and (iv) cancel any option or SAR in exchange for cash or another award when the option or SAR price per share exceeds the fair market value of the underlying shares of common stock. In addition, no option may be amended to reduce the per share exercise price of the shares subject to the option below the per share exercise price as of the date of grant and, except as described in the "Adjustments to Awards" section above or upon a change in control of the Company, no option may be granted in exchange for, or in connection with, the cancellation or surrender of an option having a higher per share exercise price.

        In no event may an award be granted pursuant to the 2012 Plan on or after the tenth anniversary of the date the 2012 Plan was adopted by our board of directors.

        Securities Laws and U.S. Federal Income Taxes.    The 2012 Plan is intended to comply with various securities and U.S. federal tax laws as follows:

  •
  Securities Laws.  The 2012 Plan is intended to conform to all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the SEC thereunder, including without limitation, Rule 16b-3. The 2012 Plan will be administered, and options will be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations.

  •
  Section 409A of the Code.  Certain awards under the 2012 Plan may be considered "nonqualified deferred compensation" for purposes of Section 409A of the Code, which imposes certain additional requirements regarding the payment of deferred compensation. Generally, if at any time during a taxable year a nonqualified deferred compensation plan fails to meet the requirements of Section 409A, or is not operated in accordance with those requirements, all amounts deferred under the 2012 Plan and all other equity incentive plans for the taxable year and all preceding taxable years by any participant with respect to whom the failure relates are includible in gross income for the taxable year to the extent not subject to a substantial risk of forfeiture and not previously included in gross income. If a deferred amount is required to be included in income under Section 409A, the amount also is subject to interest and an additional income tax. The interest imposed is equal to the interest at the underpayment rate plus one percentage point, imposed on the underpayments that would have occurred had the compensation been includible in income for the taxable year when first deferred, or if later, when not subject to a substantial risk of forfeiture. The additional U.S. federal income tax is equal to 20% of the compensation required to be included in gross income. In addition, certain states, including California, have laws similar to Section 409A, which impose additional state penalty taxes on such compensation.

  •
  Section 162(m) of the Code.  In general, under Section 162(m) of the Code, income tax deductions of publicly held corporations may be limited to the extent total compensation (including, but not limited to, base salary, annual bonus, and income attributable to stock option exercises and other non-qualified benefits) for certain executive officers exceeds $1,000,000 (less the amount of any "excess parachute payments" as defined in Section 280G of the Code) in any taxable year of the corporation. However, under Section 162(m), the deduction limit does not apply to certain "performance-based compensation" established by an independent compensation committee that is adequately disclosed to and approved by stockholders. In particular, options and SARs will satisfy the "performance-based compensation" exception if the awards are made by a qualifying compensation committee, the 2012 Plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date. Specifically, the option exercise price must be equal to or greater than the fair market value of the stock subject to the award on the grant date. Under a Section 162(m) transition rule for compensation plans of corporations that are privately held and that become publicly held in an initial public offering, the 2012 Plan will not be subject to Section 162(m) until a specified transition date, which is the earlier of:

  •
  the material modification of the 2012 Plan;

  •
  the issuance of all of the shares of our common stock reserved for issuance under the 2012 Plan;

  •
  the expiration of the 2012 Plan; or

  •
  the first meeting of our stockholders at which members of our board of directors are to be elected that occurs after the close of the third calendar year following the calendar year in which our initial public offering occurs.

        After the transition date, rights or awards granted under the 2012 Plan, other than options and SARs, will not qualify as "performance-based compensation" for purposes of Section 162(m) unless such rights or awards are granted or vest upon pre-established objective performance goals, the material terms of which are disclosed to and approved by our stockholders. Thus, after the transition date, we expect that such other rights or awards under the plan will not constitute performance-based compensation for purposes of Section 162(m).

        We intend to file with the SEC a registration statement on Form S-8 covering the shares of our common stock issuable under the 2012 Plan.

  2002 Stock Option Plan, as Amended

        Our board of directors initially adopted the Singulex, Inc. 2002 Stock Option Plan, as amended, or the 2002 Plan, on January 28, 2003. The 2002 Plan was also amended by our board of directors in order to increase the 2002 Plan's share reserve effective May 9, 2006, June 7, 2007, December 18, 2008, October 13, 2011 and February 16, 2012.

        Following the completion of this offering, we will not make any further grants under the 2002 Plan. As discussed above, upon the completion of this offering, any shares of our common stock that are available for issuance immediately prior to the completion of this offering under the 2002 Plan will become available for issuance under the 2012 Plan. However, the 2002 Plan will continue to govern the terms and conditions of the outstanding awards granted under the 2002 Plan which, as of the date of this prospectus, constitute all of our outstanding stock options.

        Types of Awards.    The 2002 Plan provides for the grant of options to directors, officers, employees and independent contractors of the Company, its subsidiaries or affiliates. The 2002 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to eligible employees of the Company or its subsidiaries.

        Share Reserve.    We have reserved an aggregate of 10,161,629 shares of our common stock for issuance under the 2002 Plan. As of June 30, 2012, options to purchase a total of 8,630,561 shares of our common stock were issued and outstanding, a total of 821,166 shares of common stock had been issued upon the exercise of options granted under the 2002 Plan and 709,902 shares remained available for future grants. Such remaining share balance will become available for issuance under the 2012 Plan immediately prior to the closing of this offering.

        Administration.    Our compensation committee administers the 2002 Plan. The administrator has the authority to select the employees to whom options will be granted under the 2002 Plan, the number of shares to be subject to those awards under the 2002 Plan, and the terms and conditions of the awards granted. In addition, the compensation committee has the authority to construe and interpret the 2002 Plan and to adopt rules for the administration, interpretation and application of the 2002 Plan that are consistent with the terms of the 2002 Plan.

        Payment.    The exercise price of options granted under the 2002 Plan may be paid for in cash, with the shares of common stock (including shares of previously-owned stock or stock issuable in connection with the options), or other property to the extent permitted by the option award agreement or as permitted by the compensation committee from time to time.

        Transfer.    The 2002 Plan does not allow for the transfer of awards other than by will or the laws of descent and distribution.

        Certain Events.    In the event of a dividend or other distribution, stock split, reverse stock split, reorganization or other event where an adjustment is required in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made under outstanding option or the

2002 Plan, the administrator may make appropriate adjustments to the number of shares available for issuance under the 2002 Plan, the number of shares covered by each outstanding option, and/or the exercise price under each outstanding option. Alternatively, the administrator may provide for cash payments to holders of outstanding options. In the event of an acquisition or reorganization, the administrator may: (i) accelerate the vesting of the outstanding options, (ii) substitute options or other stock awards issued by the acquiring or surviving corporation for outstanding options on terms and conditions deemed equitable and fair to all parties, (iii) in the event the Company survives the transaction, leave outstanding options in place without amendment or accelerated vesting, or (iv) terminate outstanding options and to pay each optionee, in cash, the spread on the options.

        Amendment; Termination.    Our board of directors may amend or terminate the 2002 Plan at any time, except that without the approval of some of all of the Company's shareholders (to the extent required by applicable commitments made by the Company from time to time to its preferred shareholders or others), no amendment shall increase the maximum number of shares issuable under the plan. No options may be granted under the plan after September 15, 2013.

        We intend to file with the SEC a registration statement on Form S-8 covering our ordinary shares issuable under the 2002 Plan.

Terms and Conditions of 401(k) Plan

        Our U.S. eligible employees, including our NEOs, participate in the Singulex, Inc. 401(k) Plan, or the 401(k) Plan. The 401(k) Plan is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended, so that contributions to the 401(k) Plan by employees or by us, and the investment earnings thereon, are not taxable to the employees until withdrawn from the 401(k) Plan, and so that contributions by us, if any, will be deductible by us when made. Under the 401(k) Plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and to have the amount of such reduction contributed to the 401(k) Plan.

        The 401(k) Plan permits us to make contributions up to the limits allowed by law on behalf of all eligible employees.

Rule 10b5-1 Sales Plans

        Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from the director or officer. The director or officer may amend or terminate the plan in limited circumstances. Our directors and executive officers may also buy or sell additional shares of our common stock outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.

Certain Relationships and Related Party Transactions

        The following is a description of transactions since January 1, 2009 to which we have been a party, in which the amount involved exceeds $120,000, and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

Sales and Purchases of Securities

2011 Bridge Financing

        In May and June of 2011, we sold convertible promissory notes, or the 2011 Notes, to certain of our existing investors for an aggregate purchase price of $9.65 million. The 2011 Notes accrued interest at a rate of 10% per annum and had a maturity date of the earlier of (i) demand of the holders of at least 75% of the total aggregate principal then outstanding under the 2011 Notes on or after March 31, 2012 and (ii) an event of default pursuant to the terms of the 2011 Notes. In February 2012, in connection with our Series F Preferred Stock financing described below, the full principal amount of the 2011 Notes, along with accrued but unpaid interest thereon of $684,691, were automatically converted into an aggregate of 8,905,341 shares of our Series F Preferred Stock, or the 2011 Bridge Shares, at a conversion price of $1.1606 per share. In addition, each investor who purchased 2011 Notes also received a warrant that became exercisable for a number of shares of our Series F Preferred Stock equal to 25% of the principal amount of 2011 Notes purchased by such investor divided by $1.1606, resulting in the issuance of warrants to purchase an aggregate of 2,078,846 shares of Series F Preferred Stock. In addition, an aggreate of 1,668,402 shares of preferred stock held by preferred stockholders that did not purchase 2011 Notes were converted into an aggregate of 1,649,873 shares of common stock in connection with the consummation of the convertible note financing.

        The table below sets forth the participation in the sale of the 2011 Notes by our directors, executive officers and 5% stockholders and their affiliates.

Name	Principal amount of 2011 Notes purchased	Number of shares of Series F Preferred Stock underlying warrants received in connection with the purchase of the 2011 Notes
Funds affiliated with Fisk Ventures, LLC(1)(2)	$4,839,918.70	1,042,546
Funds affiliated with JAFCO Co. Ltd(3)(4)	$1,339,657.02	288,569
Funds affiliated with OrbiMed Advisors LLC(5)(6)	$2,635,220.59	567,541
Funds affiliated with Prolog Ventures(7)(8)	$786,056.61	169,320

(1)
All 2011 Notes and warrants to purchase shares of Series F Preferred Stock included here were sold to Fisk Ventures, LLC.

(2)
Stephen L. Rose, CMA is one or our directors and a Managing Director of Fisk Ventures, LLC.

(3)
All 2011 Notes and warrants to purchase shares of Series F Preferred Stock included here were sold to JAFCO Super V3 Investment Limited Partnership.

(4)
Hironori Hozoji was one of our directors at the time of the transaction and a principal of JAFCO.

(5)
Includes (i) a principal amount of $2,610,359.76 of 2011 Notes and warrants to purchase 562,286 shares of Series F Preferred Stock sold to OrbiMed Private Investments III, LP and (ii) a principal amount of $24,860.83 of 2011 Notes and warrants to purchase 5,355 shares of Series F Preferred Stock sold to OrbiMed Associates III, LP.

(6)
Carl L. Gordon, Ph.D., CFA is one or our directors and a General Partner of OrbiMed; however, he is not deemed to beneficially own any shares beneficially owned by OrbiMed Advisors LLC.

(7)
Includes (i) a principal amount of $650,639.61 of 2011 Notes and warrants to purchase 140,151 shares of Series F Preferred Stock sold to Prolog Capital III, L.P. and (ii) a principal amount of $135,417.00 of 2011 Notes and warrants to purchase 29,169 shares of Series F Preferred Stock sold to Prolog Capital B, L.P.

(8)
Gregory R. Johnson, Ph.D. was one of our directors at the time of the transaction and a Managing Director of Prolog Ventures, LLC.

Series F Preferred Stock Financing

        In February 2012, we issued an aggregate of 13,213,459 shares of our Series F Preferred Stock, including the 2011 Bridge Shares, to certain of our existing investors at a price per share of $1.1606 for aggregate gross consideration of $15.3 million, including the full principal amount of the 2011 Notes and the accrued but unpaid interest thereon.

        The table below sets forth the number of shares of Series F Preferred Stock, including the 2011 Bridge Shares, issued to our directors, executive officers and 5% stockholders and their affiliates and the aggregate purchase price paid therefor, including the full principal amount of the 2011 Notes and interest thereon converted.

Name	Number of shares of Series F Preferred Stock	Aggregate Purchase Price
Funds affiliated with Fisk Ventures, LLC(1)(2)	6,639,194	$7,705,449
Funds affiliated with JAFCO Co. Ltd(3)(4)	1,822,188	$2,114,831
Funds affiliated with OrbiMed Advisors LLC(5)(6)	3,614,883	$4,195,433
Funds affiliated with Prolog Ventures, LLC(7)(8)	1,069,186	$1,240,897

(1)
All shares of Series F Preferred Stock included here were issued to Fisk Ventures, LLC.

(2)
Stephen L. Rose, CMA is one or our directors and a Managing Director of Fisk Ventures, LLC.

(3)
All shares of Series F Preferred Stock included here were issued to JAFCO Super V3 Investment Limited Partnership.

(4)
Hironori Hozoji was one or our directors at the time of the transaction and a principal of JAFCO.

(5)
Includes (i) 3,580,780 shares of Series F Preferred Stock issued to OrbiMed Private Investments III, LP for an aggregate purchase price of $4,155,853.28 and (ii) 34,103 shares of Series F Preferred Stock issued to OrbiMed Associates III, LP. for an aggregate purchase price of $39,579.95.

(6)
Carl L. Gordon, Ph.D., CFA is one or our directors and a General Partner of OrbiMed; however, he is not deemed to beneficially own any shares beneficially owned by OrbiMed Advisors LLC.

(7)
Includes (i) 945,443 shares of Series F Preferred Stock issued to Prolog Capital III, L.P. for an aggregate purchase price of $1,097,281 and (ii) 123,743 shares of Series F Preferred Stock sold to Prolog Capital B, L.P. for an aggregate purchase price of $143,616.

(8)
Gregory R. Johnson, Ph.D. was one or our directors at the time of the transaction and a Managing Director of Prolog Ventures, LLC.

Indemnification Agreements and Directors' and Officers' Liability Insurance

        We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys' fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person's services as a director or executive officer.

Registration Rights Agreements

        We have entered into an amended and restated registration rights agreement with the purchasers of our outstanding preferred stock and certain holders of common stock and warrants to purchase our common stock and preferred stock, including entities with which certain of our directors are affiliated. As of June 30, 2012, the holders of approximately 65.2 million shares of our common stock, including the shares of common stock issuable upon the conversion of our preferred stock and shares of common stock issued upon exercise of warrants, are entitled to rights with respect to the registration of their shares under the Securities Act, after the expiration of the lock-up period. For a more detailed description of these registration rights, see "Description of Capital Stock—Registration Rights."

Investors Rights Agreement

        We have entered into an amended and restated investors rights agreement with certain holders of our common stock and holders of our convertible preferred stock. The investors rights agreement includes certain contractual obligations relating to the designation and voting of members of our Board of Directors. The investors rights agreement also provides for a right of first refusal in favor of certain holders of preferred stock with regard to certain issuances of our capital stock. The rights of first refusal will not apply to, and will terminate upon consummation of, this offering. This agreement also provides for rights of first refusal and co-sale relating to the shares of our common stock and common stock issuable upon conversion of the shares of preferred stock held by the parties thereto. Upon the closing of this offering, the amended and restated investors agreement will terminate. For a description of the voting provisions of the amended and restated investors rights agreement, see the section titled "Management—Board Composition—Voting Arrangements."

Policies and Procedures for Related Party Transactions

        Our board of directors has adopted a written related person transaction policy, to be effective upon the consummation of this offering, setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy will cover, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm's length transaction and the extent of the related person's interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

Principal Stockholders

        The following table sets forth information relating to the beneficial ownership of our common stock as of September 1, 2012, by:

  •
  each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of common stock;

  •
  each of our directors;

  •
  each of our named executive officers; and

  •
  all directors and executive officers as a group.

        The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of September 1, 2012 through the exercise of any stock option, warrants or other rights. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by that person.

        The percentage of shares beneficially owned is computed on the basis of 67,078,661 shares of our common stock outstanding as of September 1, 2012, which reflects the assumed conversion of all of our outstanding shares of preferred stock into an aggregate of 62,947,851 shares of common stock. Shares of our common stock that a person has the right to acquire within 60 days of September 1, 2012 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address for each beneficial owner listed is c/o Singulex, Inc., at 1650 Harbor Bay Parkway, Suite 200, Alameda, California 94502.

	Beneficial Ownership Prior to this Offering				Beneficial Ownership After this Offering
Name of Beneficial Owner	Number of Shares Held	Number of Shares Exercisable Within 60 Days	Number of Shares Beneficially Owned	Percentage of Beneficial Ownership	Number of Shares Beneficially Owned	Percentage of Beneficial Ownership
5% and Greater Stockholders
Entities affiliated with Fisk Ventures, LLC(1)	31,686,718	1,130,329	32,817,047	48.11%	32,817,047
Funds affiliated with JAFCO Co. Ltd.(2)	8,744,200	288,569	9,032,769	13.41%	9,032,769
Funds affiliated with OrbiMed Advisors LLC(3)	17,231,267	567,641	17,798,908	26.31%	17,798,908
Funds affiliated with Prolog Ventures, LLC(4)	5,193,991	213,211	5,407,202	8.03%	5,407,202
Named Executive Officers and Directors
Philippe J. Goix, Ph.D.(5)	—	2,261,334	2,261,334	3.26%	2,261,334
Guido Baechler(6)	—	511,747	511,747	*	511,747
Frederick Steven Feinberg	—	—	—	*	—
Heiner Dreismann, Ph.D.(7)	—	124,250	124,250	*	124,250
Carl L. Gordon, Ph.D., CFA(8)	17,231,267	567,641	17,798,908	26.31%	17,798,908
André Marion(9)	—	114,250	114,250	*	114,250
R. Douglas Norby	—	—	—	*	—
Stephen L. Rose, CMA(10)	29,367,267	1,130,329	30,497,596	44.71%	30,497,596
Fred K. Vogt(11)	253,833	74,250	328,083	*	328,083
All directors and executive officers as a group (10 persons)(12)	46,852,367	4,852,551	51,704,918	71.88%	51,704,918

*
Indicates beneficial ownership of less than 1% of the total outstanding common stock.

(1)
Includes: (i) 29,343,600 shares held, and 1,130,329 shares that may be acquired pursuant to the exercise of warrants held prior to the offering, by Fisk Ventures, LLC and (ii) 2,343,118 shares held by H. Fisk Johnson, Ph.D. H. Fisk Johnson, Ph.D. is, and Stephen L. Rose, CMA as Managing Director may be, deemed to have voting and investment power of the shares held by Fisk Ventures, LLC. Each of Fisk Ventures, LLC, H. Fisk Johnson, Ph.D. and Stephen L. Rose, CMA disclaims beneficial ownership of the shares held by each other party, except to the extent of their pecuniary interest therein, if any. The address for Fisk Ventures, LLC is 555 Main Street, Suite 500, Racine, Wisconsin 53403-4616.

(2)
Includes: (i) 1,730,503 shares held by JAFCO Life Science No. 1 Investment Enterprise Partnership; and (ii) 7,013,697 shares held, and 288,569 shares that may be acquired pursuant to the exercise of warrants held prior to the offering, by JAFCO Super V3 Investment Limited Partnership (together, the "JAFCO Funds"). The Investment and Exit Committee of JAFCO Co., Ltd. is deemed to have voting and dispositive power over the shares held by the JAFCO Funds. The members of the Investment and Exit Committee are Shinichi Fuki, Yusuke Yamada, Yoshimitsu Oura, Yoshiyuki Shibusawa, Shuichi Kinoshita, Tsunenori Kano and Naoki Sato. The address for JAFCO is Otemachi First Square, West Tower 11F, 1-5-1 Otemachi, Chiyoda-ku, Tokyo 100-0004, Japan.

(3)
Includes: (i) 162,559 shares held, and 5,355 shares that may be acquired pursuant to the exercise of warrants held prior to the offering, by OrbiMed Associates III, L.P. ("Associates"); and (ii) 17,068,708 shares held, and 562,286 shares that may be acquired pursuant to the exercise of warrants held prior to the offering, by OrbiMed Private Investments III, L.P. ("OPI III"). OrbiMed Capital GP III LLC ("GP III") is the general partner of OPI III. OrbiMed Advisors LLC ("Advisors") is the managing member of GP III and the general partner of Associates. Samuel D. Islay is the managing member of and owner of a controlling interest in Advisors and may be deemed to have voting and investment power of the shares held by OPI III and Associates. Mr. Islay disclaims beneficial ownership of such shares, expect to the extent of his pecuniary interest therein, if any. The address for OrbiMed is 767 Third Avenue, 30th Floor, New York, NY 10017.

(4)
Includes: (i) 1,791,307 shares held by Prolog Capital A, L.P. ("Prolog A"); (ii) 2,457,241 shares held, and 73,060 shares that may be acquired pursuant to the exercise of warrants held prior to the offering, by Prolog Capital B, L.P. ("Prolog B"); and (iii) 945,443 shares held, and 140,151 shares that may be acquired pursuant to the exercise of warrants held prior to the offering, by Prolog Capital III, L.P. ("Prolog III"). Prolog Capital A, LLC ("Prolog A LLC") is the general partner of Prolog A. Prolog Capital B, LLC ("Prolog B LLC") is the general partner of Prolog B. Prolog Ventures III, LLC ("Prolog III LLC") is the general partner of Prolog III. Each of Gregory R. Johnson, Ph.D., Brian L. Clevinger, Ph.D. and Ilya B. Nykin are members of Prolog A LLC, Prolog B LLC and Prolog III LLC, and each may be deemed to have voting and investment power of the shares held by Prolog A, Prolog B and Prolog III. Each of Drs. Johnson and Clevinger and

  Mr. Nykin disclaim beneficial ownership of such shares, except to the extent of his pecuniary interest therein, if any. The address for Prolog Ventures, LLC is 7701 Forsyth Boulevard, Suite 1095, St. Louis, Missouri 63105.

(5)
Consists of 2,261,334 shares that may be acquired pursuant to the exercise of stock options within 60 days of September 1, 2012.

(6)
Consists of 511,747 shares that may be acquired pursuant to the exercise of stock options within 60 days of September 1, 2012.

(7)
Consists of 124,250 shares that may be acquired pursuant to the exercise of stock options within 60 days of September 1, 2012.

(8)
Consists of the shares described in Note (3) above. Dr. Gordon disclaims beneficial ownership of any of the shares described in Note (3), except to the extent of his pecuniary interest therein.

(9)
Consists of 114,250 shares that may be acquired pursuant to the exercise of stock options within 60 days of September 1, 2012.

(10)
Includes: (i) 29,343,600 shares held, and 1,130,329 shares that may be acquired pursuant to the exercise of warrants held prior to the offering by Fisk Ventures, LLC and (ii) 23,667 shares held by Stephen L. Rose, CMA. Stephen L. Rose, CMA as Managing Director may be deemed to have voting and investment power of the shares held by Fisk Ventures, LLC. Each of Fisk Ventures, LLC and Stephen L. Rose, CMA disclaims beneficial ownership of the shares held by each other party, except to the extent of their pecuniary interest therein, if any. The address for Stephen L. Rose, CMA is c/o Fisk Ventures, LLC, 555 Main Street, Suite 500, Racine, Wisconsin 53403-4616.

(11)
Consists of 253,833 shares held and 74,250 shares that may be acquired pursuant to the exercise of stock options within 60 days of September 1, 2012.

(12)
Includes 46,574,867 shares held, and 1,697,970 shares that may be acquired pursuant to the exercise of warrants held prior to this offering, by entities affiliated with one of our directors, and 277,500 shares held, and 3,154,581 shares that may be acquired pursuant to the exercise of stock options within 60 days of September 1, 2012, by our executive officers and directors.

Description of Capital Stock

        The following summary describes our capital stock and the material provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, which will become effective immediately prior to the consummation of this offering, the investor rights agreement to which we and certain of our stockholders are parties and of the Delaware General Corporation Law. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation, amended and restated bylaws and investor rights agreement, copies of which have been filed as exhibits to the registration statement of which this prospectus is part.

General

        Immediately prior to the consummation of this offering, we will file our amended and restated certificate of incorporation that authorizes            shares of common stock, $0.001 par value per share, and            shares of preferred stock, $0.001 par value per share. As of June 30, 2012, there were outstanding:

  •
  66,526,828 shares of our common stock held by approximately 56 stockholders of record;

  •
  2,288,408 shares of our common stock issuable upon exercise of outstanding warrants; and

  •
  8,630,561 shares of our common stock issuable upon exercise of outstanding stock options.

Common Stock

Voting Rights

        Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors.

Dividends

        Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation

        In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

        Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Preferred Stock

        Immediately prior to the consummation of this offering, all outstanding shares of our preferred stock will be converted into shares of our common stock. See Note 7 to the notes to our audited consolidated financial statements for a description of our currently outstanding preferred stock. Immediately prior to the consummation of this offering, our amended and restated certificate of incorporation will be amended and restated to delete all references to such shares of preferred stock. Upon the consummation of this offering, our board of directors will have the authority, without further action by our stockholders, to issue up to            shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action. Immediately after consummation of this offering, no shares of preferred stock will be outstanding, and we have no present plan to issue any shares of preferred stock.

Warrants

        The following table sets forth information about outstanding warrants to purchase shares of our stock as of June 30, 2012. Immediately prior to the consummation of this offering, the warrants to purchase shares of our convertible preferred stock will convert into warrants to purchase our common stock based on the applicable conversion ratio of the preferred stock.

Class of stock underlying warrants	Number of shares exercisable prior to this offering	Number of shares of common stock exercisable following this offering	Exercise price per share($)	Expiration Date
Series C Preferred Stock	144,200	162,306	$1.2000	Various dates between 10/28/12 and 9/11/16
Series D Preferred Stock	41,175	47,256	$1.2750	Various dates between 4/16/14 and 4/17/14
Series F Preferred Stock	2,078,846	2,078,846	$1.1606	Various dates between 5/6/18 and 6/24/18

	2,264,221	2,288,408

Registration Rights

        Under our amended and restated registration rights agreement, following the closing of this offering, the holders of approximately 65.2 million shares of common stock, including shares issuable upon exercise of warrants, or their transferees, have the right to require us to register their shares under the Securities Act (after the expiration of the lock-up period) so that those shares may be publicly resold, or to include their shares in any registration statement we file, in each case as described below.

Demand Registration Rights

        Based on the number of shares outstanding as of June 30, 2012, after the consummation of this offering, the holders of approximately 65.2 million shares of our common stock, including shares issuable upon exercise of warrants, or their transferees, will be entitled to certain demand registration rights. Beginning 180 days following the effectiveness of the registration statement for which this prospectus is a part, the holders of at least a majority of these shares can, on not more than two occasions, request that we register all or a portion of their shares on a Registration Statement on

Form S-1. Such requests for registration must cover a number of shares with an anticipated aggregate offering price of at least $1.0 million. Additionally, we will not be required to effect a demand registration during the period beginning 180 days following the effectiveness of a previous registration statement in which such holders included in such registration statement all of the shares requested to be so included. Further, the holders of a majority of these shares have the right to select the investment banker to administer the offering, subject to our approval.

Form S-3 Registration Rights

        Based on the number of shares outstanding as of June 30, 2012, after the consummation of this offering, the holders of approximately 65.2 million shares of our common stock, including shares issuable upon exercise of warrants, or their transferees, will be entitled to certain demand registration rights. Beginning 180 days following the effectiveness of the registration statement for which this prospectus is a part, the holders of at least 20% of these shares can request that we register all or a portion of their shares on a Registration Statement on Form S-3. These stockholders may make an unlimited number of requests for registration on Form S-3. However, such requests for registration must cover a number of shares with an anticipated aggregate offering price of at least $1.0 million and are limited to no more than two registrations per twelve-month period. Additionally, we will not be required to effect a demand registration during the period beginning 180 days following the effectiveness of a previous registration statement in which such holders included in such registration statement all of the shares requested to be so included. Further, the holders of a majority of these shares have the right to select the investment banker to administer the offering, subject to our approval.

Piggyback Registration Rights

        Based on the number of shares outstanding as of June 30, 2012, after the consummation of this offering, in the event that we determine to register any of our securities under the Securities Act (subject to certain exceptions), either for our own account or for the account of other security holders, the holders of approximately 65.2 million shares of our common stock, including shares issuable upon exercise of warrants, or their transferees, will be entitled to certain "piggyback" registration rights allowing the holders to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to a registration related to employee benefit plans, the holders of these shares are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration. In an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such holders may include.

Expenses of Registration

        We will pay all of the registration expenses of the holders of the shares registered pursuant to the demand and piggyback registration rights and for up to five registrations on Form S-3, including the expenses of one counsel for the selling holders.

Expiration of Registration Rights.

        The demand, piggyback and Form S-3 registration rights described above will expire, with respect to any particular stockholder, upon the earlier of seven years after the consummation of this offering (five years in the event this offering meets certain price threshold) or when that stockholder can sell all of its shares under Rule 144 of the Securities Act.

Anti-Takeover Effects of Provisions of our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and Delaware Law

        Some provisions of Delaware law and our amended and restated certificate of incorporation and our amended and restated bylaws that will be in effect immediately prior to the consummation of this offering contain provisions that could make the following transactions more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

        These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute

        We are subject to Section 203 of the Delaware General Corporation Law, which prohibits persons deemed "interested stockholders" from engaging in a "business combination" with a publicly-held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation's voting stock. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock.

Undesignated Preferred Stock

        The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Special Stockholder Meetings

        Our charter documents provide that a special meeting of stockholders may be called only by our chairman of the board of directors, Chief Executive Officer or President, or by a resolution adopted by a majority of our board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

        Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Elimination of Stockholder Action by Written Consent

        Our amended and restated certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

Classified Board; Election and Removal of Directors

        Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors. In addition, the removal of any of our directors without cause will require a    % stockholder vote. For more information on the classified board, see "Management—Board Composition." This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Choice of Forum

        Our amended and restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation or our bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine.

Amendment of Charter Provisions

        The amendment of any of the above provisions, except for the provision making it possible for our board of directors to issue preferred stock, would require approval by holders of at least    % of the voting power of our then outstanding voting stock.

        The provisions of the Delaware General Corporation Law, our amended and restated certificate of incorporation and our amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Limitations of Liability and Indemnification Matters

        For a discussion of liability and indemnification, please see "Management—Limitation on Liability and Indemnification Matters."

Exchange Listing

        We have applied to have our common stock listed on the New York Stock Exchange under the symbol "SGLX."

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is                    . The transfer agent and registrar's address is                     .

Shares Eligible for Future Sale

        Prior to this offering, there has been no public market for our common stock. Future sales of our common stock, including shares issued upon the exercise of outstanding options or warrants, in the public market after this offering, or the perception that those sales may occur, could cause the prevailing market price for our common stock to fall or impair our ability to raise equity capital in the future. As described below, only a limited number of shares of our common stock will be available for sale in the public market for a period of several months after consummation of this offering due to contractual and legal restrictions on resale described below. Future sales of our common stock in the public market either before (to the extent permitted) or after restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price of our common stock at such time and our ability to raise equity capital at a time and price we deem appropriate.

Sale of Restricted Shares

        Based on the number of shares of our common stock outstanding as of June 30, upon the closing of this offering and assuming (1) the conversion of our outstanding preferred stock into common stock, assuming an initial public offering price of        per share (the mid-point of the price range set forth on the cover page of this prospectus), (2) no exercise of the underwriters' option to purchase additional shares of common stock to cover over-allotments and (3) no exercise of outstanding options or warrants, we will have outstanding an aggregate of approximately                shares of common stock. Of these shares, all of the                shares of common stock to be sold in this offering, and any shares sold upon exercise of the underwriters' option to purchase additional shares to cover over-allotments, will be freely tradable in the public market without restriction or further registration under the Securities Act, unless the shares are held by any of our "affiliates" as such term is defined in Rule 144 of the Securities Act. All remaining shares of common stock held by existing stockholders immediately prior to the consummation of this offering will be "restricted securities" as such term is defined in Rule 144. These restricted securities were issued and sold by us, or will be issued and sold by us, in private transactions and are eligible for public sale only if registered under the Securities Act or if they qualify for an exemption from registration under the Securities Act, including the exemptions provided by Rule 144 or Rule 701, which rules are summarized below.

        As a result of the lock-up agreements referred to below and the provisions of Rule 144 and Rule 701 under the Securities Act, the shares of our common stock (excluding the shares sold in this offering) that will be available for sale in the public market are as follows:

Approximate Number of Shares	First Date Available for Sale into Public Market
shares	180 days after the date of this prospectus, or longer if the lock-up period is extended, upon expiration of the lock-up agreements referred to below, subject in some cases to applicable volume limitations under Rule 144

Lock-Up Agreements

        In connection with this offering, we, our directors, our executive officers and our other stockholders and option holders and warrant holders have agreed, subject to certain exceptions, with the underwriters not to dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of the lock-up agreement continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Citigroup Global Markets Inc. and UBS Securities LLC.

        The 180-day restricted period described in the preceding paragraph will be automatically extended if:

  •
  during the last 17 days of the 180-day restricted period, we issue an earnings release or announce material news or a material event; or

  •
  prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the date of the issuance of the earnings release or the announcement of the material news or material event.

        Following the lock-up periods set forth in the agreements described above, and assuming that the representatives of the underwriters do not release any parties from these agreements and that there is no extension of the lock-up period, all of the shares of our common stock that are restricted securities or are held by our affiliates as of the date of this prospectus will be eligible for sale in the public market in compliance with Rule 144 under the Securities Act.

Rule 144

        In general, under Rule 144, as currently in effect, once we have been subject to the public company reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, for at least 90 days, a person (or persons whose shares are required to be aggregated) who is not deemed to have been one of our "affiliates" for purposes of Rule 144 at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months, including the holding period of any prior owner other than one of our "affiliates," is entitled to sell those shares in the public market (subject to the lock-up agreement referred to above, if applicable) without complying with the manner of sale, volume limitations or notice provisions of Rule 144, but subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than "affiliates," then such person is entitled to sell such shares in the public market without complying with any of the requirements of Rule 144 (subject to the lock-up agreement referred to above, if applicable). In general, under Rule 144, as currently in effect, once we have been subject to the public company reporting requirements of the Exchange Act for at least 90 days, our "affiliates," as defined in Rule 144, who have beneficially owned the shares proposed to be sold for at least six months are entitled to sell in the public market, upon expiration of any applicable lock-up agreements and within any three-month period, a number of those shares of our common stock that does not exceed the greater of:

  •
  1% of the number of common shares then outstanding, which will equal approximately                shares of common stock immediately after this offering (calculated on the basis of the assumptions described above and assuming no exercise of the underwriter's option to purchase additional shares and no exercise of outstanding options or warrants); or

  •
  the average weekly trading volume of our common stock on the New York Stock Exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

        Such sales under Rule 144 by our "affiliates" or persons selling shares on behalf of our "affiliates" are also subject to certain manner of sale provisions, notice requirements and to the availability of current public information about us. Notwithstanding the availability of Rule 144, the holders of substantially all of our restricted securities have entered into lock-up agreements as referenced above and their restricted securities will become eligible for sale (subject to the above limitations under Rule 144) upon the expiration of the restrictions set forth in those agreements.

Rule 701

        In general, under Rule 701 as currently in effect, any of our employees, directors, officers, consultants or advisors who acquired Common Stock from us in connection with a written compensatory stock or option plan or other written agreement in compliance with Rule 701 under the Securities Act before the effective date of the registration statement of which this prospectus is a part (to the extent such common stock is not subject to a lock-up agreement) is entitled to rely on Rule 701 to resell such shares beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act in reliance on Rule 144, but without compliance with the holding period requirements contained in Rule 144. Accordingly, subject to any applicable lock-up agreements, beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act, under Rule 701 persons who are not our "affiliates," as defined in Rule 144, may resell those shares without complying with the minimum holding period or public information requirements of Rule 144, and persons who are our "affiliates" may resell those shares without compliance with Rule 144's minimum holding period requirements (subject to the terms of the lock-up agreements referred to below, if applicable).

Registration Rights

        Based on the number of shares outstanding as of June 30, 2012, after the consummation of this offering, the holders of approximately 65.2 million shares of our common stock, including shares issuable upon exercise of warrants, or their transferees, will, after the expiration of the lock-up period, be entitled to certain rights with respect to the registration of the offer and sale of those shares under the Securities Act. For a description of these registration rights, please see the section titled "Description of Capital Stock—Registration Rights." If the offer and sale of these shares are registered, they will be freely tradable without restriction under the Securities Act.

Stock Plans

        We intend to file with the SEC a registration statement under the Securities Act covering the shares of common stock that we may issue upon exercise of outstanding options reserved for issuance under our 2002 Stock Option Plan, as amended, and our 2012 Equity Incentive Award Plan. Such registration statement is expected to be filed and become effective as soon as practicable after the consummation of this offering. Accordingly, shares registered under such registration statement will be available for sale in the open market following its effective date, subject to Rule 144 volume limitations and the lock-up agreements described above, if applicable.

Material United States Federal Income Tax Consequences
to Non-U.S. Holders

        The following is a summary of the material United States federal income tax consequences to non-U.S. holders (as defined below) of the acquisition, ownership and disposition of our common stock issued pursuant to this offering. This discussion is not a complete analysis of all of the potential United States federal income tax consequences relating thereto, nor does it address any estate and gift tax consequences or any tax consequences arising under any state, local or foreign tax laws, or any other United States federal tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, or IRS, all as in effect as of the date of this offering. These authorities may change, possibly retroactively, resulting in United States federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of our common stock, or that any such contrary position would not be sustained by a court.

        This discussion is limited to non-U.S. holders who purchase our common stock issued pursuant to this offering and who hold our common stock as a "capital asset" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the United States federal income tax consequences that may be relevant to a particular holder in light of such holder's particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the United States federal income tax laws, including, without limitation:

  •
  United States expatriates or former long-term residents of the United States;

  •
  partnerships, S corporations or other entities or arrangements treated as partnerships or pass-through entities for United States federal income tax purposes;

  •
  "controlled foreign corporations," "passive foreign investment companies" or corporations that accumulate earnings to avoid United States federal income tax;

  •
  banks, insurance companies, or other financial institutions;

  •
  brokers, dealers, or traders in securities, commodities or currencies;

  •
  tax-exempt organizations;

  •
  tax-qualified retirement plans; or

  •
  persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment.

        If a partnership (or other entity taxed as a partnership for United States federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, partnerships holding our common stock and partners in such partnerships are urged to consult their tax advisors regarding the specific United States federal income tax consequences to them.

        PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER UNITED STATES FEDERAL TAX LAWS.

Definition of Non-U.S. Holder

        For purposes of this discussion, a non-U.S. holder is any beneficial owner of our common stock that is not a "U.S. person" for United States federal income tax purposes. A U.S. person is any of the following:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States, any state therein or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income tax regardless of its source; or

  •
  a trust (1) the administration of which is subject to the primary supervision of a United States court and all substantial decisions of which are controlled by one or more United States persons or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions on Our Common Stock

        As stated above under "Dividend Policy," we do not anticipate paying any cash dividends in the foreseeable future. If, however, we make cash or other property distributions on our common stock, such distributions will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Amounts not treated as dividends for United States federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder's adjusted tax basis in the common stock, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a non-U.S. holder's tax basis in its shares will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under "Gain on Disposition of Our Common Stock" below.

        Dividends paid to a non-U.S. holder of our common stock will be subject to United States federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to the relevant paying agent a valid IRS Form W-8BEN (or applicable successor form) certifying such holder's qualification for the reduced rate. This certification must be provided to the relevant paying agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide the relevant paying agent with the required certification, but who qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

        If a non-U.S. holder holds our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on the common stock are effectively connected with such holder's United States trade or business (and if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States), the non-U.S. holder will be exempt from United States federal withholding tax. To claim the exemption, the non-U.S. holder must furnish to the relevant paying agent a properly executed IRS Form W-8ECI (or applicable successor form).

        Any dividends paid on our common stock that are effectively connected with a non-U.S. holder's United States trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States) will be subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates in much the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders are urged to consult any applicable income tax treaties that may provide for different rules.

        A non-U.S. holder who claims the benefit of an applicable income tax treaty will be required to satisfy applicable certification and other requirements prior to the distribution date. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Gain on Disposition of Our Common Stock

        Subject to the discussion below regarding backup withholding and under "Legislation Relating to Foreign Accounts," a non-U.S. holder will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of our common stock, unless:

  •
  the gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States, and if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

  •
  the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the calendar year of the disposition, and certain other requirements are met; or

  •
  our common stock constitutes a "United States real property interest" by reason of our status as a United States real property holding corporation, or USRPHC, for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder's holding period for our common stock. The determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests.

        We believe we are not currently and do not anticipate becoming a USRPHC for United States federal income tax purposes. Because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets, however, there can be no assurance we will not become a USRPHC in the future. Even if we become a USRPHC, however, so long as our common stock is regularly traded on an established securities market, such common stock will be treated as United States real property interests only if the non-U.S. holder actually or constructively holds more than 5% of our common stock.

        Gain described in the first bullet point above will be subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates in much the same manner as if such holder were a resident of the United States. Further, non-U.S. holders that are foreign corporations also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

        Gain described in the second bullet point above will be subject to United States federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by United States source capital losses (even though the individual is not considered a resident of the United States).

        Non-U.S. holders are urged to consult any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

        We must report annually to the IRS and to each non-U.S. holder the amount of distributions on our common stock paid to such holder and the amount of any tax withheld with respect to those distributions. These information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the holder's conduct of a United States trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding may apply to distribution payments to a non-U.S. holder of our common stock and information reporting and backup withholding may apply to the payments of the proceeds of a sale of our common stock within the United States or through certain United States-related financial intermediaries, unless the non-U.S. holder furnishes to the relevant paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if the relevant paying agent has actual knowledge, or reason to know, that the holder is a United States person who is not an exempt recipient.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's United States federal income tax liability, provided the required information is timely furnished to the IRS.

Foreign Accounts

        Withholding taxes may apply to certain types of payments made to "foreign financial institutions" (as specially defined under those rules) and certain other non-U.S. entities. The failure to comply with additional certification, information reporting and other specified requirements could result in a withholding tax being imposed on payments of dividends and sales proceeds to foreign intermediaries and certain non-U.S. holders. A 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a non-financial foreign entity, unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

        Although the withholding rules described above currently apply to applicable payments made after December 31, 2012, the IRS has recently issued Proposed Treasury Regulations providing that the withholding provisions described above will generally apply to payments of dividends on our common stock made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of such stock on or after January 1, 2015. Prospective investors should consult their tax advisors regarding these withholding rules.

Underwriting

        Citigroup Global Markets Inc., UBS Securities LLC and Piper Jaffray & Co. are acting as joint book-running managers of the offering, and Citigroup Global Markets Inc. and UBS Securities LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter's name.

Underwriter	Number of Shares
Citigroup Global Markets Inc.
UBS Securities LLC
Piper Jaffray & Co.
William Blair & Company, L.L.C.
Leerink Swann LLC

Total

        The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

        Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $                        per share. If all the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The representatives have advised us that the underwriters do not intend to make sales to discretionary accounts.

        If the underwriters sell more shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to                    additional shares at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

        We, our officers and directors, our employees, our stockholders and our option and warrant holders have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Citigroup Global Markets Inc. and UBS Securities LLC, dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock. Citigroup Global Markets Inc. and UBS Securities LLC in their sole discretion may release any of the securities subject to these lock-up agreements at any time, which, in the case of officers and directors, shall be with notice. Notwithstanding the foregoing, if (i) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (ii) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

        Prior to this offering, there has been no public market for our shares. Consequently, the initial public offering price for the shares was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our results of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the price at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our shares will develop and continue after this offering.

        We have applied to have our shares listed on the New York Stock Exchange under the symbol "SGLX."

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.

Paid by Singulex, Inc.
	No Exercise	Full Exercise
Per share	$	$
Total	$	$

        We estimate that our portion of the total expenses of this offering will be $        .

        In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

  •
  Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

  •
  "Covered" short sales are sales of shares in an amount up to the number of shares represented by the underwriters' over-allotment option.

  •
  "Naked" short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters' over-allotment option.

  •
  Covering transactions involve purchases of shares either pursuant to the underwriters' over-allotment option or in the open market after the distribution has been completed in order to cover short positions.

  •
  To close a naked short position, the underwriters must purchase shares in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  To close a covered short position, the underwriters must purchase shares in the open market after the distribution has been completed or must exercise the over-allotment option. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

  •
  Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

        Pursuant to the underwriting agreement we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

        Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange, on The NASDAQ Global Market, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments.

Notice to Prospective Investors in the European Economic Area

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus may not be made to the public in that relevant member state other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

        The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

        This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a "relevant person"). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

        Neither this prospectus nor any other offering material relating to the shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be:

  •
  released, issued, distributed or caused to be released, issued or distributed to the public in France; or

  •
  used in connection with any offer for subscription or sale of the shares to the public in France.

        Such offers, sales and distributions will be made in France only:

  •
  to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d'investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

  •
  to investment services providers authorized to engage in portfolio management on behalf of third parties; or

  •
  in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l'épargne).

        The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

        The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies

Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

        The shares offered in this prospectus have not been registered under the Securities and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

        Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  •
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  •
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

  •
  to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

  •
  where no consideration is or will be given for the transfer; or

  •
  where the transfer is by operation of law.

Notice to Prospective Investors in Switzerland

        This prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations ("CO") and the shares will not be listed on the SIX Swiss Exchange. Therefore, this prospectus may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the shares with a view to distribution.

Notice to Prospective Investors in Australia

        No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia ("Corporations Act")) in relation to the common stock has been or will be lodged with the Australian Securities & Investments Commission ("ASIC"). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

  •
  you confirm and warrant that you are either:

  •
  a "sophisticated investor" under section 708(8)(a) or (b) of the Corporations Act;

  •
  a "sophisticated investor" under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant's certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

  •
  a person associated with the company under section 708(12) of the Corporations Act; or

  •
  a "professional investor" within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

  •
  you warrant and agree that you will not offer any of the common stock for resale in Australia within 12 months of that common stock being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Notice to Prospective Investors in Chile

        The shares are not registered in the Securities Registry (Registro de Valores) or subject to the control of the Chilean Securities and Exchange Commission (Superintendencia de Valores y Seguros de Chile). This prospectus and other offering materials relating to the offer of the shares do not constitute a public offer of, or an invitation to subscribe for or purchase, the shares in the Republic of Chile, other than to individually identified purchasers pursuant to a private offering within the meaning of Article 4 of the Chilean Securities Market Act (Ley de Mercado de Valores) (an offer that is not "addressed to the public at large or to a certain sector or specific group of the public").

Legal Matters

        The validity of the issuance of our common stock offered in this prospectus will be passed upon for us by Latham & Watkins LLP, Menlo Park, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Gibson, Dunn & Crutcher LLP, New York, New York. Latham & Watkins LLP and certain attorneys and investment funds affiliated with the firm collectively own an aggregate of 68,008 shares of our preferred stock, which will be converted into shares of our common stock, and warrants to purchase 10,770 shares of our preferred stock, which will convert into warrants to purchase 10,770 shares of our common stock, in each case, immediately prior to the consummation of this offering. These attorneys and investment funds are subject to the contractual lock-up agreement with the underwriters.

Experts

        Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements at December 31, 2011, and for the year ended December 31, 2011, as set forth in their report. Burr Pilger Mayer, Inc., independent registered public accounting firm, has audited our financial statements at December 31, 2009 and 2010, and for the two year period ended December 31, 2010. We have included our audited consolidated financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report and Burr Pilger Mayer, Inc.'s report, given the authority of such firms as experts in accounting and auditing.

Where You Can Find More Information

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to Singulex, Inc. and the common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address is www.sec.gov.

        Upon consummation of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.singulex.com. Upon consummation of this offering, you may access our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our website address does not constitute incorporation by reference of the information contained on our website, and you should not consider the contents of our website in making an investment decision with respect to our common stock.

Singulex, Inc.
Index to Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Singulex, Inc.

        We have audited the accompanying consolidated balance sheet of Singulex, Inc. as of December 31, 2011, and the related consolidated statements of operations, comprehensive loss, convertible preferred stock and stockholders' equity (deficit), and cash flows for the year ended December 31, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Singulex, Inc. at December 31, 2011, and the consolidated results of its operations and its cash flows for the year ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Redwood City, California
August 1, 2012

Report of Independent Registered Public Accounting firm

To the Board of Directors and Stockholders of
Singulex, Inc.
Alameda, California

        We have audited the accompanying consolidated balance sheet of Singulex, Inc. as of December 31, 2010, and the related consolidated statements of operations, comprehensive loss, convertible preferred stock and stockholders' equity (deficit) and cash flows for each of the two years in the period ended December 31, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with the generally accepted auditing standards as established by the Auditing Standards Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Singulex, Inc. as of December 31, 2010 and 2009, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ Burr Pilger Mayer, Inc.

San Francisco, California
July 30, 2012

Singulex, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 31,
			June 30, 2012	Pro Forma June 30, 2012
	2010	2011
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,608	$5,842	$7,913	$7,913
Restricted cash	211	101	47	47
Accounts receivable, net	1,520	1,171	1,432	1,432
Inventories	981	1,399	1,651	1,651
Prepaid expenses and other current assets	597	286	817	817

Total current assets	7,917	8,799	11,860	11,860
Property and equipment, net	3,180	3,628	3,420	3,420
Other assets	8	55	54	54

Total assets	$11,105	$12,482	$15,334	$15,334

Liabilities, convertible preferred stock and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$1,492	$2,053	$2,060	$2,060
Accrued liabilities	1,200	3,933	3,636	3,636
Deferred revenue	373	159	266	266
Convertible preferred stock warrant liability	—	405	3,585	—
Current portion of notes payable	986	11,930	3,328	3,328

Total current liabilities	4,051	18,480	12,875	9,290
Notes payable, net of current portion	5,059	2,671	5,313	5,313

Total liabilities	9,110	21,151	18,188	14,603
Commitments and contingencies
Convertible preferred stock issuable in series, par value $0.001; 45,738,000 and 61,268,300 shares authorized at December 31, 2010 and 2011, respectively and 60,771,203 shares authorized at June 30, 2012 (unaudited); 43,957,462 and 42,289,060 shares issued and outstanding at December 31, 2010 and 2011, respectively, and 55,514,519 shares issued and outstanding at June 30, 2012 (unaudited) and no shares issued and outstanding pro forma; total liquidation preference of $67,190 and $68,942 at December 31, 2010 and 2011, respectively and $84,474 at June 30, 2012	60,524	62,083	77,544	—
Stockholders' equity (deficit):
Common stock, par value $0.001; 70,000,000 and 85,530,300 shares authorized at December 31, 2010 and 2011, respectively and 93,408,572 shares authorized at June 30, 2012 (unaudited); 1,695,536 and 3,422,228 shares issued and outstanding at December 31, 2010 and 2011, respectively and 3,578,977 shares issued and outstanding at June 30, 2012 (unaudited), and 66,526,828 shares issued and outstanding pro forma	1	3	3	67
Additional paid-in capital	—	229	472	81,537
Accumulated deficit	(58,530)	(70,984)	(80,873)	(80,873)

Total stockholders' equity (deficit)	(58,529)	(70,752)	(80,398)	731

Total liabilities, convertible preferred stock and stockholders' equity (deficit)	$11,105	$12,482	$15,334	$15,334

See accompanying notes.

Singulex, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Year Ended December 31,			Six Months Ended June 30,
	2009	2010	2011	2011	2012
				(unaudited)
Revenues:
Advanced CVD Monitoring services	$—	$1,323	$19,114	$4,804	$18,125
Life Sciences products	1,866	1,967	3,469	1,714	1,591
Life Sciences services	1,350	1,617	2,185	1,241	831

	3,216	4,907	24,768	7,759	20,547

Cost of revenues:
Advanced CVD Monitoring services	—	2,882	9,211	3,303	7,002
Life Sciences products	384	1,112	1,117	561	634
Life Sciences services	1,574	1,428	814	369	529

	1,958	5,422	11,142	4,233	8,165

Gross profit (loss)	1,258	(515)	13,626	3,526	12,382
Operating expenses:
Research and development	4,360	3,745	6,090	2,698	4,622
Sales and marketing	3,348	1,855	9,622	3,111	8,609
General and administrative	4,588	5,198	7,219	2,924	5,421

Total operating expenses	12,296	10,798	22,931	8,733	18,652

Loss from operations	(11,038)	(11,313)	(9,305)	(5,207)	(6,270)
Other income (expense), net:
Interest expense	(23)	(109)	(3,174)	(2,039)	(446)
Interest income	255	114	8	8	—
Other income (expense)	(81)	19	17	—	(3,173)

Total other income (expense), net	151	24	(3,149)	(2,031)	(3,619)

Net loss	(10,887)	(11,289)	(12,454)	(7,238)	(9,889)
Adjustment to net loss resulting from convertible preferred stock accretion and extinguishment	(3,436)	(3,719)	(1,773)	(1,864)	(22)

Net loss attributable to common stockholders	$(14,323)	$(15,008)	$(14,227)	$(9,102)	$(9,911)

Net loss per share attributable to common stockholders—basic and diluted	$(10.29)	$(9.41)	$(5.92)	$(5.35)	$(2.84)

Weighted average shares of common stock used in computing net loss per share attributable to common stockholders—basic and diluted	1,391,435	1,595,003	2,403,840	1,701,264	3,484,037

Pro forma net loss per share:
Pro forma basic and diluted net loss per share attributable to common stockholders (unaudited)			$(0.18)		$(0.15)

Weighted average shares of common stock outstanding used in computing pro forma basic and diluted net loss per share attributable to common stockholders (unaudited)			58,964,958		65,850,035

See accompanying notes.

Singulex, Inc.

Consolidated Statements of Comprehensive Loss

(in thousands)

	Year Ended December 31,			Six Months Ended June 30,
	2009	2010	2011	2011	2012
				(unaudited)
Net loss	$(10,887)	$(11,289)	$(12,454)	$(7,238)	$(9,889)
Other comprehensive loss, net of tax:
Unrealized gain (loss) on short-term investments	4	(4)	—	—	—

Total comprehensive loss	$(10,883)	$(11,293)	$(12,454)	$(7,238)	$(9,889)

See accompanying notes.

Singulex, Inc.

Consolidated Statements of Convertible Preferred Stock and Stockholders' Equity (Deficit)

(in thousands, except share and per share amounts)

			Stockholders' Equity (Deficit)
	Convertible Preferred Stock
			Common Stock			Accumulated Other Comprehensive Income (Loss)		Total Stockholders' Equity (Deficit)
					Additional Paid-In Capital		Accumulated Deficit
	Shares	Amount	Shares	Amount
Balance at January 1, 2009	43,957,462	$53,369	1,148,959	$1	$—	$—	$(29,358)	$(29,357)
Exercise of stock options	—	—	377,369	—	39	—	—	39
Stock-based compensation expense	—	—	—	—	44	—	—	44
Accretion of dividend on convertible preferred stock	—	3,395			(83)		(3,312)	(3,395)
Accretion to redemption value for convertible preferred stock	—	41	—	—	—		(41)	(41)
Other comprehensive gain	—	—	—	—	—	4	—	4
Net loss	—	—	—	—	—	—	(10,887)	(10,887)

Balance at December 31, 2009	43,957,462	56,805	1,526,328	1	—	4	(43,598)	(43,593)
Exercise of stock options	—		169,208		21	—	—	21
Stock-based compensation expense	—	—	—	—	55	—	—	55
Accretion of dividend on convertible preferred stock	—	3,678			(76)	—	(3,602)	(3,678)
Accretion to redemption value for convertible preferred stock	—	41	—	—	—	—	(41)	(41)
Other comprehensive loss	—	—	—	—	—	(4)	—	(4)
Net loss	—	—	—	—	—	—	(11,289)	(11,289)

Balance at December 31, 2010	43,957,462	60,524	1,695,536	1	—	—	(58,530)	(58,529)
Exercise of stock options	—	—	76,819	—	10	—	—	10
Conversion and extinguishment of convertible preferred stock	(1,668,402)	(2,311)	1,649,873	2	2,309	—	—	2,311
Stock-based compensation expense	—	—	—	—	153	—	—	153
Accretion of dividend on convertible preferred stock	—	3,829	—	—	(3,829)	—		(3,829)
Accretion to redemption value for convertible preferred stock	—	41	—	—	(41)	—	—	(41)
Beneficial conversion feature	—	—	—	—	1,627	—	—	1,627
Net loss	—	—	—	—	—	—	(12,454)	(12,454)

Balance at December 31, 2011	42,289,060	62,083	3,422,228	3	229	—	(70,984)	(70,752)
Issuance of convertible preferred stock (unaudited)	13,213,459	15,319	—	—	—	—	—	—
Exercise of warrants (unaudited)	12,000	120	—	—	—	—	—	—
Exercise of stock options (unaudited)	—	—	156,749	—	18	—	—	18
Stock-based compensation expense (unaudited)	—	—	—	—	286	—	—	286
Accretion to redemption value for convertible preferred stock (unaudited)	—	22	—	—	(22)	—	—	(22)
Beneficial conversion feature (unaudited)	—	—	—	—	(39)	—	—	(39)
Net loss (unaudited)	—	—	—	—	—	—	(9,889)	(9,889)

Balance at June 30, 2012 (unaudited)	55,514,519	$77,544	3,578,977	$3	$472	$—	$(80,873)	$(80,398)

See accompanying notes.

Singulex, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,			Six Months Ended June 30,
	2009	2010	2011	2011	2012
				(unaudited)
Cash flows from operating activities:
Net loss	$(10,887)	$(11,289)	$(12,454)	$(7,238)	$(9,889)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	406	663	1,074	516	712
Provision for bad debt expense	—	40	232	120	47
Interest expense arising from beneficial conversion feature	—	—	1,627	1,534	13
Amortization of debt discount	—	—	272	382	58
Stock-based compensation	44	55	153	31	286
Loss from sale of equipment	24	—	—	—	—
Other expense relating to the revaluation of warrants exercisable for convertible preferred stock	—	—	23	—	3,180
Changes in assets and liabilities:
Accounts receivable, net	(615)	(44)	117	(355)	(308)
Prepaid expenses and other current assets	99	(431)	311	(219)	(518)
Inventories	6	(514)	(418)	(376)	(252)
Other assets	6	3	3	—	51
Accounts payable	(94)	1,343	561	492	7
Accrued liabilities	56	(136)	2,734	1,051	379
Deferred revenue	(349)	123	(214)	(75)	107

Net cash used in operating activities	(11,304)	(10,187)	(5,979)	(4,137)	(6,127)

Cash flows from investing activities:
Purchases of property and equipment	(903)	(2,247)	(1,522)	(599)	(504)
Proceeds from sale of investments	13,823	11,583	—	—	—
Purchase of investments	(15,044)	(4,038)	—	—	—

Net cash (used in) provided by investing activities	(2,124)	5,298	(1,522)	(599)	(504)

Cash flows from financing activities:
Changes in restricted cash requirements	—	110	60	110	—
Proceeds from convertible promissory notes	—	—	9,651	—	—
Payments on line of credit	(2,400)	—	—	—	—
Proceeds from notes payable	1,000	5,500	—	9,319	5,000
Payments on notes payable	(187)	(509)	(986)	(272)	(1,419)
Issuance of convertible preferred stock	—		—	—	5,103
Issuance of common stock	39	21	10	—	18

Net cash (used in) provided by financing activities	(1,548)	5,122	8,735	9,157	8,702

Net (decrease) increase in cash and cash equivalents	(14,976)	233	1,234	4,421	2,071
Cash and cash equivalents at beginning of period	19,351	4,375	4,608	4,608	5,842

Cash and cash equivalents at end of period	$4,375	$4,608	$5,842	$9,029	$7,913

Supplemental disclosure of cash flow information:
Interest paid	$19	$95	$1,201	$309	$298

Supplemental disclosures related to non-cash investing and financing activities
Warrants exercisable for convertible preferred stock issued in connection with convertible promissory notes	$—	$—	$382	$382	$—

Conversion of promissory notes and accrued interest into convertible preferred stock	$—	$—	$—	$—	$10,336

Extinguishment of convertible promissory notes with related parties	$—	$—	$—	$—	$52

Conversion and extinguishment of convertible preferred stock	$—	$—	$2,311	$—	$—

Accretion of dividends on convertible preferred stock	$3,395	$3,678	$3,829	$1,894	$—

Accretion of redemption value of convertible preferred stock	$41	$41	$41	$21	$22

See accompanying notes.

Singulex, Inc.

Notes to Consolidated Financial Statements

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

1. Description of Business and Significant Accounting Policies

Description of Business

        Singulex, Inc. ("Singulex" or the "Company") was originally formed as a limited liability company in the State of Delaware in November 1997 under the name BioProfile, L.L.C., and in August 2002 converted to a corporation in Delaware under the name BioProfile Corporation. The Company changed its name to Singulex, Inc. in July 2003. Singulex is a diagnostics company that provides tests for the diagnosis and monitoring of chronic diseases. In July 2010, the Company launched its Advanced CVD Monitoring services through which it offers its cardiovascular disease (CVD) test menu, utilizing its CLIA certified laboratory in Alameda, CA. Through its Advanced CVD Monitoring services, the Company provides to physicians a testing menu that integrates its proprietary heart function and inflammatory tests with other ancillary CVD tests. The Company also sells its research use only immunoassay products and services to pharmaceutical companies, academic institutions and contract research organizations for studying therapeutic efficacy, pharmacodynamics, pharmacokinetics and safety.

        The Company has incurred significant losses since inception, including net losses of approximately $10.9 million, $11.3 million and $12.5 million for the years ended December 31, 2009, 2010 and 2011, respectively, and $7.2 million and $9.9 million for the six months ended June 30, 2011 and 2012, respectively. As of June 30, 2012, the Company's accumulated deficit was $80.9 million.

        To date, the Company has funded operations primarily with the net proceeds from private placements of convertible preferred stock and from loan proceeds. Management believes that currently available resources will provide sufficient funds to enable the Company to meet its obligations for at least the next 12 months. The Company's ability to fund its operations is dependent primarily upon its ability to execute on its business plan, including generating sufficient sales and cash inflows from operating activities and obtaining additional funding.

        The Company will need to raise substantial additional funding to support its operating activities. Adequate funding may not be available on acceptable terms, or at all. The failure to obtain sufficient funds on acceptable terms when needed could have a material adverse effect on the Company's business, results of operations, and financial condition. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Principles of consolidation

        The consolidated financial statements present the accounts of Singulex, and its wholly-owned foreign subsidiary, Singulex R&D Europe EURL. All intercompany balances and transactions have been eliminated in consolidation.

Basis of Presentation and Use of Estimates

        The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") and include all adjustments necessary for the fair presentation of the Company's consolidated financial position, results of operations and cash flows for the periods presented. In preparing the consolidated financial statements, management must make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

1. Description of Business and Significant Accounting Policies (Continued)

statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ materially from those estimates and assumptions.

Unaudited Interim Financial Information

        The accompanying interim consolidated balance sheet as of June 30, 2012 and the consolidated statements of operations, comprehensive loss and cash flows for the six months ended June 30, 2011 and 2012 and the consolidated statement of convertible preferred stock and stockholders' equity (deficit) for the six months ended June 30, 2012 and the related footnote disclosures are unaudited. These unaudited interim consolidated financial statements have been prepared in accordance with GAAP. In management's opinion, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, which include only normal recurring adjustments necessary for the fair presentation of our consolidated statement of financial position as of June 30, 2012 and our consolidated statements of operations, comprehensive loss, and cash flows for the six months ended June 30, 2011 and 2012. The results for the six months ended June 30, 2012 are not necessarily indicative of the results expected for the full fiscal year.

Unaudited Pro Forma Information

        The Board of Directors has authorized the Company to prepare a Registration Statement on Form S-1 with the Securities and Exchange Commission ("SEC") covering the sale and issuance of common stock. The unaudited pro forma consolidated balance sheet as of June 30, 2012 has been prepared assuming that immediately prior to the closing of an initial public offering (IPO), (i) all of the Company's outstanding shares of convertible preferred stock will automatically convert into an aggregate of 62,947,851 shares of common stock, and (ii) warrants exercisable for the Company's convertible preferred stock will automatically convert into warrants exercisable for 2,288,408 shares of the Company's common stock resulting in the reclassification of the convertible preferred stock warrant liability of $3.585 million into additional paid-in capital immediately prior to the closing of an IPO. The unaudited pro forma net loss per share of common stock for the year ended December 31, 2011 and the six months ended June 30, 2012 are computed using the weighted average number of shares of common stock outstanding, including the pro forma effect of the conversion of all outstanding convertible preferred stock into shares of common stock, as if such conversion had occurred at the beginning of the respective periods, and the assumed conversion of outstanding convertible promissory notes into shares of convertible preferred stock, and common stock issuable upon conversion of such convertible preferred stock, as if such conversion had occurred on the date of original issuance of the convertible promissory notes in May and June 2011 for the year ended December 31, 2011; and for the six months ended June 30, 2012, as if such conversion had occurred on January 1, 2012 for the period the convertible promissory notes were outstanding through February 15, 2012.

Foreign Currency Translation

        The Company considers the functional currency of its foreign subsidiary to be U.S. dollars, as support is provided by the U.S. parent to the subsidiary.

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

1. Description of Business and Significant Accounting Policies (Continued)

Segment Reporting

        The Company operates in one operating segment. The Company's chief operating decision maker, its chief executive officer, manages the Company's operations on an integrated basis for purposes of allocating resources.

Customers and Payors

        The Company provides laboratory testing services to physicians, who order the tests but are not responsible for the payments for services. The Company considers a party that refers a test to us a "customer" and a party that reimburses us a "payor." Depending on the billing arrangement and applicable law, the payor may be a commercial third party responsible for providing health insurance coverage to patients, such as a health insurance plan, or Medicare or Medicaid. The Company also sells its immunoassay products and services to customers such as academic institutions, pharmaceutical companies and contract research organizations.

Revenue Recognition

        The Company derives revenues from the sale of its CLIA laboratory testing service, which is its Advanced CVD Monitoring service, and the sale of immunoassay products and services to pharmaceutical companies, academic and government institutions, and contract research organizations, which are its Life Sciences customers. We recognize revenues when the following revenue recognition criteria are met: (1) persuasive evidence that an arrangement exits; (2) delivery has occurred or services have been rendered; (3) the fee is fixed or determinable; and (4) collectability is reasonably assured.

  Advanced CVD Monitoring Service Revenues

        CLIA laboratory testing service revenues are derived primarily from performing tests on patient samples and the above revenue recognition criteria are assessed as follows: Criterion (1) is satisfied when an arrangement is in place with the payor addressing reimbursement for the patient test. In the absence of such arrangements, criterion (1) is satisfied when a payor pays us for the test performed. Criterion (2) is satisfied when a test is performed and a patient report is generated and delivered to the physician. Determination of satisfying criteria (3) and (4) are based on management's judgments regarding whether the fee charged for services delivered is fixed or determinable, and the collectability of those fees under any arrangement. When evaluating criteria (3) and (4), the Company considers whether it has a specific arrangement with a payor or sufficient history with a payor to reliably estimate the payor's individual payment patterns. In evaluating payment history, based upon at least several months of history, the Company reviews the amount received for each test and the payor's outstanding balance for unpaid tests to determine whether payments are being made consistently for a high percentage of tests billed. To the extent all criteria set forth above are not met when test results are delivered, laboratory testing service revenues are recognized when cash is received from the payor. 64% and 79% of CLIA laboratory testing service revenues were not recognized until the point at which cash was received for the years ended December 31, 2010 and 2011, respectively.

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

1. Description of Business and Significant Accounting Policies (Continued)

  Life Sciences Products and Services Revenues

        With respect to the Company's Life Sciences customers, it recognizes immunoassay products and services revenue as follows:

  •
  Immunoassay Products—immunoassay products consist of sales of instruments, including any related installation, training services, and the sale of reagents. The Company recognizes revenues on sales of instruments, upon installation of the instrument and completion of the related training services. The Company recognizes revenues on the sale of reagents upon delivery of the reagents to the customer.

  •
  Immunoassay Services—immunoassay services consist of assay development and assay sample testing. Assay development services are provided based on contracts with specific milestones outlined in the arrangement. Assay sample testing services are provided based on fixed price arrangements. The Company recognizes revenue related to assay development services as the services are completed and the specific milestones are achieved, while revenues related to assay sample testing are recognized upon completion of the services and delivery of the test reports to the customer. The Company has also entered into research contracts with academic and government institutions and contract research organizations to perform research services under a cost or cost-plus pricing arrangement. The Company recognizes revenues related to research contracts upon delivery of the services based the terms of the arrangements.

        Arrangements related to immunoassay products and services can include multiple elements, including delivery of our digital technology platform, reagents, assay development and assay sample testing. The Company evaluates products and services for multiple elements and allocates revenues to each element of the arrangement based on vendor specific objective evidence, or VSOE, or third party evidence, if available. When VSOE or third party evidence is not available, the Company uses its best estimate of the selling price to separate deliverables and allocate arrangement consideration using the relative selling price method. Once the elements are identified and the revenues are allocated to the separate elements, the Company recognizes revenues for immunoassay products and services as described above.

Cost of Revenues

        Cost of Advanced CVD Monitoring service revenues includes the cost of materials, direct labor, equipment and facility expenses associated with sample processing, processing and handling fees, related royalties and shipping charges to transport samples. Costs associated with performing our Advanced CVD Monitoring services are recorded as they are incurred.

        Cost of Life Sciences service revenues includes the cost of materials, direct labor, equipment and facility expenses, and related royalties associated with assay development and sample testing. Cost of Life Sciences product revenues includes the externally procured cost of the Company's digital technology, installation and training costs where applicable, and the cost of materials, direct labor, equipment and facility expenses associated with manufacturing of the reagents. Costs related to the Company's Life Sciences products and services are recorded at the time the revenues are recognized or in accordance with other contractual obligations.

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

1. Description of Business and Significant Accounting Policies (Continued)

Cash and Cash Equivalents

        Cash and cash equivalents consist of demand deposits and certificates of deposit for all periods presented. The Company considers investments in highly liquid instruments with an original maturity of 90 days or less from the date of purchase to be cash equivalents.

Restricted Cash

        The Company is required to maintain restricted cash deposits as collateral under credit card services agreements, a corporate credit card agreement with a financial institution and as collateral for a standby letter of credit. The deposits are in the form of certificates of deposit and are classified as restricted cash in the accompanying consolidated balance sheets.

Accounts Receivable

        Accounts receivable are primarily amounts due from laboratory services payors and immunoassay products and services customers.

        The Company invoices third party payors for its laboratory testing services upon providing test results to ordering physicians. As such, the Company takes assignment of benefits and risk of collection with third party payors. The Company continues to monitor the collection history for third party payors. Accounts receivable is not recorded for billings to third party payors with whom we have not entered into contractual reimbursement agreements because these revenues are not recognized until the point at which cash is received. As such, the accounts receivable for our Advanced CVD Monitoring services consist solely of amounts due from Medicare.

        Accounts receivable are reported net of an allowance for uncollectible accounts. The process of estimating the collection of accounts receivable involves significant assumptions and judgments. Specifically, the accounts receivable allowance is based on management's analysis of current and past due accounts, collection experience in relation to amounts billed, any specific customer collection issues that have been identified and other relevant information.

        The Company's provision for uncollectible accounts is recorded as bad debt expense and included in general and administrative expenses. The process for determining the appropriate level of allowance for doubtful accounts involves judgment, and considers such factors as the age of the underlying receivables, historical and projected collection trends, the composition of outstanding receivables between payors, current economic conditions and regulatory changes. An account is fully reserved when reasonable collection efforts have been unsuccessful and it is probable the receivable will not be recovered. Historically, the Company has not experienced significant credit loss related to its customers or payors. Although the Company believes amounts provided are adequate, the ultimate amounts of uncollectible accounts receivable could be in excess of the amounts provided.

Inventories

        Inventories are stated at the lower of cost (on a weighted average cost basis) or market (net realizable value). Provision for obsolescence and excess inventory are provided based on historical

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

1. Description of Business and Significant Accounting Policies (Continued)

experience and estimates of future product demand. There was no provision for obsolescence or excess inventory at December 31, 2010 and 2011 and June 30, 2012.

Property and Equipment

        Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Property and equipment under capital leases and leasehold improvements are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset. Depreciable lives range from three to five years for laboratory equipment, office equipment and furniture and fixtures and three years for software.

Impairment of Long-Lived Assets

        The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may be impaired and assesses their recoverability based upon anticipated future cash flows. If changes in circumstances lead the Company to believe that any of its long-lived assets may be impaired, the Company will (a) evaluate the extent to which the remaining book value of the asset is recoverable by comparing the future undiscounted cash flows estimated to be associated with the asset to the asset's carrying amount and (b) write-down the carrying amount to market value or discounted cash flow value to the extent necessary. There has been no such impairment of long-lived assets to date.

Concentration of Credit Risk

        Financial instruments, which potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and marketable securities, and accounts receivable. The primary objectives for the Company's investment portfolio are the preservation of capital and the maintenance of liquidity.

        The Company's investment policy limits investments to certain types of instruments such as certificates of deposit, money market instruments, and obligations issued by U.S. government and U.S. government agencies, and places restrictions on maturities and concentration by type and issuer. From time to time, the Company maintains cash balances in excess of amounts insured by the FDIC. The Company has established an investment policy relative to credit ratings and maturities intended to maintain safety and liquidity. The accounts are monitored by management to mitigate the risk.

        Accounts receivable are typically unsecured and are derived from sales to customers. The Company performs ongoing credit evaluations of its customers and maintains allowances for estimated credit losses. The Company applies judgment as to its ability to collect outstanding receivables based primarily on management's evaluation of the customer's financial condition and past collection history and records a specific allowance. In addition, the Company records an allowance based on the length of time the receivables are past due. Historically, such losses have been within management's expectations.

        The following table presents customers that represented over 10% of accounts receivable as of December 31, 2010 and 2011 and at June 30, 2012, and individual customers that represented over 10%

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

1. Description of Business and Significant Accounting Policies (Continued)

of revenue during the years ended December 31, 2009, 2010 and 2011 and for the six months ended June 30, 2011 and 2012:

	As of December 31,
			As of June 30, 2012
Accounts Receivable	2010	2011
			(Unaudited)
Medicare	* %	32%	53%
Sanofi-Aventis	28%	*	13%
Merck Schering	*	16%	*
Boehringer Ingelheim	19%	*	*

	Year Ended December 31,			Six Months Ended June 30,
Revenue	2009	2010	2011	2011	2012
				(Unaudited)
Medicare	*	10%	16%	17%	19%
Sanofi-Aventis	*	10%	*	*	*
Wyeth Pharmaceuticals	20%	*	*	*	*
Novartis Pharma AG	12%	*	*	*	*

*
Customer represented less than 10%

Stock-Based Compensation

        The Company accounts for stock-based compensation arrangements with employees and non-employee directors using a fair value method which requires the recognition of compensation expense for costs related to all stock-based payments, including stock options. The fair value method requires the Company to estimate the fair value of stock-based payment awards on the date of grant using an option pricing model.

        Stock-based compensation costs are based on the fair value of the underlying option calculated using the Black-Scholes option-pricing model on the date of grant for stock options and recognized as expense on a straight-line basis over the requisite service period, which is the vesting period. Determining the appropriate fair value model and related assumptions requires judgment, including estimating stock price volatility, forfeiture rates and expected term. The expected volatility rates are estimated based on the actual volatility of comparable public companies over the expected term. The Company selected these companies based on comparable characteristics, including enterprise value, risk profiles, stage of development and with historical share price information sufficient to meet the expected life of the stock-based awards. The expected term for options granted during the years ended December 31, 2009, 2010 and 2011 and during the six months ended June 30, 2011 and 2012 is calculated using the "simplified" method and represents the average time that options are expected to be outstanding based on the mid-point between the vesting date and the end of the contractual term of the award. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company has not paid dividends and does

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

1. Description of Business and Significant Accounting Policies (Continued)

not anticipate paying a cash dividend in the foreseeable future and, accordingly, uses an expected dividend yield of zero. The risk-free interest rate is based on the rate of U.S. Treasury securities with maturities consistent with the estimated expected term of the awards. The measurement of nonemployee share-based compensation is subject to periodic adjustments as the underlying equity instruments vest and is recognized as an expense over the period over which services are rendered.

Fair Value of Financial Instruments

        Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The Company uses a three tier fair-value hierarchy for disclosure of fair value measurements as follows:

  •
  Level 1, defined as observable inputs, such as quoted prices for identical assets in active markets.

  •
  Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable.

  •
  Level 3, defined as unobservable inputs in which little or no market data exists, therefore, requiring management to develop its own assumptions based on the best estimates of what market participants would use in pricing an asset or liability at the reporting date.

        The carrying values of the Company's financial instruments such as cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value due to the short-term nature of these items. The carrying amount of the Company's convertible preferred stock warrant liability represents its estimated fair value. The Company believes that the rate and terms of its notes payable are consistent with the market for such instruments and that the carrying value of the notes payable approximates fair value.

Convertible Preferred Stock

        The Company classifies its convertible preferred stock outside of stockholders' equity because certain features of the Company's Amended and Restated Certificate of Incorporation would require redemption of some or all classes of convertible preferred stock upon events not solely within the control of the Company. In addition, the Series D and E Convertible Preferred Stock are redeemable upon vote of the respective convertible preferred stockholders on or after January 1, 2017. The convertible preferred stock constitutes a majority of the outstanding stock entitled to vote, and a majority of the members of the board of directors is comprised of individuals elected by holders of the Company's convertible preferred stock.

        Because the Series D and E Convertible Preferred Stock become redeemable after the passage of time, it is considered probable that the instruments will become redeemable and, therefore, the Company is accreting changes in the redemption value over the period from the date of issuance to the earliest redemption date of January 1, 2017. Changes in the redemption value include amortization of

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

1. Description of Business and Significant Accounting Policies (Continued)

insurance costs and, for the periods prior to February 17, 2012, the accrual of dividends pursuant to the Company's then-current Amended and Restated Certificate of Incorporation.

Convertible Preferred Stock Warrant Liability

        The Company accounts for warrants to purchase shares of its convertible preferred stock as a liability recognized at fair value. The convertible preferred stock warrants are recorded as a liability because the underlying shares of convertible preferred stock are contingently redeemable and, therefore, may obligate the Company to transfer assets at some point in the future. The warrants are subject to re-measurement to fair value at each balance sheet date and any change in fair value is recognized as a component of other income (expense), net, on the statement of consolidated operations. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants, the completion of a deemed liquidation event, conversion of convertible preferred stock into common stock, or until the holders of the convertible preferred stock can no longer trigger a deemed liquidation event. Pursuant to the terms of these warrants, upon the conversion of the class of preferred stock underlying the warrant, the warrants automatically become exercisable for shares of the Company's common stock based upon the conversion ratio of the underlying class of preferred stock. The consummation of an initial public offering will result in the conversion of all classes of the Company's preferred stock into common stock. Upon such conversion of the underlying classes of preferred stock, the warrants will be classified as a component of equity and no longer be subject to re-measurement.

Research and Development Costs

        Costs incurred in research and development activities are expensed as incurred. Major components of research and development (R&D) costs include cash compensation, stock-based compensation, materials and supplies, and fees paid to consultants and other entities that conduct certain development activities on the Company's behalf. R&D costs, including upfront fees and milestones paid to collaborators, are expensed as goods are received or services rendered. Costs to acquire technologies to be used in research and development that have not reached technological feasibility and have no alternative future use are also expensed as incurred.

Shipping and Handling

        The Company bills its customers for shipping and handling charges related to sales of its Immunoassay products and records the billed amounts as revenue and the corresponding costs in cost of revenues. Shipping and handling costs related to the sale of Immunoassay products were not significant for any period presented.

        The Company does not bill its customers for shipping and handling charges related to laboratory services. All charges relating to inbound and outbound freight costs are incurred by the Company and recorded within cost of revenues. For the six month periods ended June 30, 2011 and 2012 (unaudited) the Company incurred shipping and handling costs related to laboratory services of approximately $426,000 and $1.094 million, respectively, and for the years ended December 31, 2009, 2010 and 2011, the Company incurred shipping and handling costs of approximately $0, $283,000 and $1.286 million, respectively.

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

1. Description of Business and Significant Accounting Policies (Continued)

Income Taxes

        The Company uses an asset and liability approach for accounting for deferred income taxes, which requires recognition of deferred income tax assets and liabilities for the expected future tax consequences of events that have been recognized in its financial statements, but have not been reflected in its taxable income. Estimates and judgments occur in the calculation of certain tax liabilities and in the determination of the recoverability of certain deferred income tax assets, which arise from temporary differences and carryforwards. Deferred income tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which those tax assets and liabilities are expected to be realized or settled.

        The Company regularly assesses the likelihood that its deferred income tax assets will be realized from recoverable income taxes or recovered from future taxable income. To the extent that the Company believes any amounts are more likely not to be realized, the Company records a valuation allowance to reduce the deferred income tax assets. In the event the Company determines that all or part of the net deferred tax assets are not realizable in the future, an adjustment to the valuation allowance would be charged to earnings in the period such determination is made. Similarly, if the Company subsequently realizes deferred income tax assets that were previously determined to be unrealizable, the respective valuation allowance would be reversed, resulting in an adjustment to earnings in the period such determination is made.

        Based on the available evidence, the Company believed it was not likely able to utilize its deferred tax assets in the future and as a result, the Company recorded a full valuation allowance as of December 31, 2010, December 31, 2011 and June 30, 2012. The Company intends to maintain the valuation allowance until sufficient evidence exists to support its reversal. The Company regularly reviews its tax positions and for a tax benefit to be recognized the related tax position must be more likely than not to be sustained upon examination. Any amount recognized is generally the largest benefit that is more likely than not to be realized upon settlement. The Company's policy is to recognize interest and penalties related to income tax matters as an income tax expense. Through June 30, 2012, the Company did not have any interest or penalties associated with unrecognized tax benefits.

Net Loss Per Share and Unaudited Pro Forma Net Loss Per Share of Common Stock

        Basic net loss per share of common stock is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding for the period. Diluted net loss per share of common stock is computed by giving effect to all potentially dilutive securities outstanding during the period, including options, warrants, and convertible preferred stock. Basic and diluted net loss per share attributable to common stockholders was the same for all periods presented as the inclusion of all potentially dilutive securities outstanding were anti-dilutive. As such, the numerator and the denominator used in computing both basic and diluted net loss are the same for each period presented.

        Pro forma basic and diluted net loss per share of common stock has been computed to give effect to the automatic conversion immediately prior to the closing of a qualifying initial public offering of the convertible preferred stock into common stock as of the beginning of the period or the issuance date, if later, and the assumed conversion of outstanding convertible promissory notes into shares of

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

1. Description of Business and Significant Accounting Policies (Continued)

convertible preferred stock, and common stock issuable upon conversion of such convertible preferred stock, as if such conversion had occurred as of their issuance dates in May and June 2011 for the year ended December 31, 2011; and for the six months ended June 30, 2012, as if such conversion had occurred on January 1, 2012 for the period the convertible promissory notes were outstanding through February 15, 2012. Also, the numerator in the pro forma basic and diluted net loss per share calculation has been adjusted to remove the gains and losses resulting from the re-measurement of the convertible preferred stock warrant liability as this amount will be reclassified to additional paid-in capital upon the completion of a qualifying initial public offering of the Company's common stock.

Recent Accounting Pronouncements

        In May 2011, the Financial Accounting Standards Board (FASB) issued new guidance for fair value measurements to provide a consistent definition of fair value and ensure that the fair value measurement and disclosure requirements are similar between GAAP and International Financial Reporting Standards. The guidance changes certain fair value measurement principles and enhances the disclosure requirements particularly for level 3 fair value measurements. The guidance is effective for the Company prospectively beginning in the first quarter of fiscal 2012. The adoption of this guidance did not have a material impact on the Company's financial statements.

        In June 2011, the FASB issued Accounting Standards Update (ASU) No. 2011-05, Presentation of Comprehensive Income (ASU 2011-05). ASU 2011-05 requires entities to report components of comprehensive income in either a continuous statement of comprehensive income or two separate but consecutive statements. Under the continuous statement approach, the statement would include the components and total of net income, the components and total of other comprehensive income and the total of comprehensive income. Under the two statement approach, the first statement would include the components and total of net income and the second statement would include the components and total of other comprehensive income and the total of comprehensive income. Comprehensive income may no longer be presented only within the consolidated statement of stockholders' equity. ASU 2011-05 does not change the items that must be reported in other comprehensive income. ASU 2011-05 is effective retrospectively for interim and annual periods beginning after December 15, 2011, with early adoption permitted. The Company adopted this ASU in the first quarter of 2012 and is reporting under the two statement approach which did not have a material impact on the Company's financial statements.

2. Fair Value Measurements

        The Company measures and reports its convertible preferred stock warrant liability at fair value (see Note 10). The fair value of convertible preferred stock warrants prior to 2011 was immaterial. The Company's convertible preferred stock warrants are classified as Level 3 because they were valued based on unobservable inputs and management's judgment due to the absence of quoted market prices, inherent lack of liquidity and the long-term nature of such financial instruments. The Company performs a fair value assessment of the convertible preferred stock warrant inputs at each reporting date. These assumptions are inherently subjective and involve significant management judgment. Any change in fair value is recognized as a component of other income (expense), net, on the statements of operations.

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

2. Fair Value Measurements (Continued)

        The following table shows the changes in fair value of the Company's convertible preferred stock warrant liability from December 31, 2010 through June 30, 2012 (amounts in thousands):

Fair value as of December 31, 2010	$—
Issuance of warrants in May 2011	382
Change in fair value of warrants	23

Fair value as of December 31, 2011	405
Change in fair value of warrants	3,180

Fair value as of June 30, 2012	$3,585

        There were no transfers of assets measured between Level 1 and Level 2 during the years ended December 31, 2010 and 2011 or the six months ended June 30, 2012.

3. Balance Sheet Data

Cash and Cash Equivalents

        Cash and cash equivalents are comprised of the following (in thousands):

	December 31,
			June 30, 2012
	2010	2011
			(unaudited)
Cash deposits	$4,498	$5,782	$7,853
Certificates of deposit	110	60	60

	$4,608	$5,842	$7,913

Accounts Receivable

        Accounts receivable, net, are comprised of the following as of (in thousands):

	December 31,
			June 30, 2012
	2010	2011
			(unaudited)
Accounts receivable	$1,560	$1,431	$1,476
Less allowance for uncollectible accounts receivable	(40)	(260)	(44)

	$1,520	$1,171	$1,432

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

3. Balance Sheet Data (Continued)

        Activity for the allowance for uncollectible accounts receivable is as follows (in thousands):

	Year Ended December 31,
			Six Months Ended June 30, 2012
	2010	2011
			(unaudited)
Balance at beginning of period	$—	$40	$260
Provision for bad debt expense	40	232	47
Write-off, net of recoveries	—	(12)	(263)

Balance at end of period	$40	$260	$44

Inventories

        Inventories are comprised of the following (in thousands):

	December 31,
			June 30, 2012
	2010	2011
			(unaudited)
Finished products	$741	$1,112	$1,089
Raw materials and supplies	240	287	562

	$981	$1,399	$1,651

Property and Equipment

        Property and equipment consisted of the following (in thousands):

	December 31,
			June 30, 2012
	2010	2011
			(unaudited)
Equipment	$3,780	$4,688	$5,146
Software	764	1,174	1,209
Furniture and fixtures	21	57	57
Leasehold improvements	73	241	241
Rental equipment	73	73	84

	4,711	6,233	6,737
Less accumulated depreciation and amortization	(1,531)	(2,605)	(3,317)

	$3,180	$3,628	$3,420

        Depreciation is recorded using the straight-line method over the estimated useful lives of the assets (three to five years). Assets classified as leasehold improvements are amortized over the shorter of their estimated useful lives or the lease term using the straight-line method. Maintenance and repair costs are expensed as incurred. Rental equipment is amortized over three years.

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

3. Balance Sheet Data (Continued)

        Depreciation and amortization expense was $406,000, $663,000 and $1.074 million for each of the years ended December 31, 2009, 2010 and 2011, respectively, and $516,000 and $712,000 for the six months ended June 30, 2011 and 2012, respectively.

Accrued Liabilities

        Accrued liabilities are comprised of the following (in thousands):

	December 31,
			June 30, 2012
	2010	2011
			(unaudited)
Accrued wages and benefits	$94	$312	$692
Accrued paid time off	246	344	398
Accrued bonuses	296	1,380	740
Accrued interest	7	661	79
Accrued royalties	150	250	278
Accrued commissions	—	729	771
Accrued rent	212	124	68
Accrued professional fees	129	45	384
Other accrued liabilities	66	88	226

	$1,200	$3,933	$3,636

4. Notes Payable

Convertible Promissory Notes

        In May and June 2011, the Company issued convertible promissory notes in exchange for aggregate proceeds of $9.651 million, which bore interest at 10% per annum prior to March 31, 2012 and 15% per annum from and subsequent to March 31, 2012. There was no stated maturity date, but principal and accrued interest on the notes were due and payable either (a) upon demand of the holders of at least 75% of the total aggregate outstanding principal on or after March 31, 2012 or (b) upon an event of default, as defined. Prepayment of the principal amount plus all accrued and unpaid interest was allowed upon written consent of the holders of at least 75% of the total aggregate principal then outstanding under the notes (the "Requisite Holders"). Unless earlier repaid or converted, each note was convertible at the option of the Requisite Holders, or after March 31, 2012, the holder of such note, into shares of Series E Convertible Preferred Stock at a conversion price of $0.8668 per share, subject to adjustment for stock splits, combinations, reorganizations and the like. In addition, unless earlier repaid or converted, the notes were to convert automatically in connection with the sale by the Company of its next series of convertible preferred stock, if any, (the "New Preferred Stock") resulting in the certain minimum aggregate proceeds to the Company (the "Next Financing").

        In conjunction with the issuance of the convertible promissory notes, the Company issued warrants exercisable for an aggregate of 2,783,468 shares of either Series E Convertible Preferred Stock at an exercise price of $0.8668 per share, or for shares of New Preferred Stock at the per share purchase

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

4. Notes Payable (Continued)

price of the New Preferred Stock. Each warrant expires on the date seven years after the date of issuance of such warrant. (See Note 10).

        The Company recorded a debt discount of $382,000, convertible preferred stock warrant liability of $382,000 and additional paid-in capital of $1.627 million relating to the beneficial conversion features. Interest expense of $2.505 million was recognized during the year ended December 31, 2011 of which $1.627 million related to the beneficial conversion feature, amortization of debt discount of $273,000 and the accrued interest on the convertible promissory notes of $605,000. As of December 31, 2011, principal outstanding was $9.651 million offset by unamortized debt discount of $110,000, and accrued interest unpaid and outstanding was $605,000.

        In February 2012, the Company amended its convertible promissory notes issued in May and June 2011 to decrease the amount of aggregate gross proceeds required to be received by the Company to constitute the Next Financing and provide that interest was to accrue only through the last day of the full month preceding the month in which conversion of the convertible debt occurs.

        In February 2012, the Company issued its Series F Convertible Preferred Stock in an equity financing. In conjunction with this equity financing, the debt holders converted these convertible notes into Series F Convertible Preferred Stock. The Company issued shares of Series F Convertible Preferred Stock in satisfaction of the debt principal plus accrued interest in the aggregate amount of $10.336 million. During the six months ended June 30, 2012, the Company recognized $150,000 in interest expense relating to the convertible promissory notes, of which $58,000 related to debt discount amortization, $79,000 of accrual of interest on the outstanding debt and $12,000 related to beneficial conversion feature. In connection with the extinguishment of the convertible debt, a debit of $52,000 was recorded to additional paid-in capital relating the extinguishment of debt with related parties at conversion. In conjunction with the Series F financing, the Company's warrants exercisable for 2,783,468 shares of Series E Convertible Preferred Stock at an exercise price of $0.8668 per share became exercisable instead for 2,078,846 shares of Series F Convertible Preferred Stock at an exercise price of $1.1606 per share.

Loan and Security Agreement with Bridge Bank

        The Company entered into a loan and security agreement with Bridge Bank ("BB") in May 2007 and subsequently amended in 2008, 2009 and 2010. The loan agreement provided for advances in the aggregate not to exceed the lesser of (i) revolving facility of up to $500,000 or (ii) borrowing base of 80% of eligible accounts receivable amounts, as defined, less outstanding letters of credit and credit card exposure amounts. Such advances bear interest on the daily outstanding balance at the Prime Rate plus 0.50%. Interest payments for the revolving facility are due monthly. Any interest not paid when due will be compounded. The revolving maturing date was May 26, 2011. The Company did not make any borrowings under the revolving facility. The revolving facility terminated on May 26, 2011.

        The loan agreement also provided for growth capital advances of up to $1.5 million. Interest accrues on the growth capital advance on a floating rate equal to the Prime Rate plus 2.25% and not to be less than 5.50% at any time. Payments for the growth capital advances are due in 33 monthly installments of principal plus all accrued interest beginning March 2010. The Company borrowed an

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

4. Notes Payable (Continued)

aggregate of $1.5 million under the growth capital advances of which principal amounts of $1.045 million and $500,000 remained outstanding as of December 31, 2010, and 2011, respectively. At December 31, 2010 and 2011, the interest rate associated with the notes was 5.5% per annum for all periods. Interest expense recognized during the years ended December 31, 2010, and 2011 were $65,000 and $46,000, respectively. Interest expense recognized for the six months ended June 30, 2011 and 2012 were $26,000 and $8,000, respectively. There was no accrued interest recorded as of December 31, 2011 and 2010. This debt was fully repaid in April 2012.

        The note is secured by substantially all of the Company's assets. The Bridge Bank financing agreement contains financial covenants, including maintaining quarterly liquidity ratios and revenue and net loss projections. Upon an event of default, as defined, Bridge Bank has the right to terminate the agreement and all outstanding amounts may be accelerated and become immediately due and payable. As of December 31, 2010 and 2011, March 31, 2012, and June 30, 2012, the Company did not meet the projected net loss covenants and obtained waivers of default from Bridge Bank at each period. Because the debt was fully repaid in April 2012, all amounts relating to this agreement are classified as current at December 31, 2011.

        In April 2012, the Company entered into an amended financing agreement with Bridge Bank for advances of up to $5.0 million on the revolving line. Advances on the revolving line bear interest based on the daily outstanding balance at a floating rate equal to 1.0% plus the greater of the Prime Rate or 3.25%. The maturity date of the revolving line is April 2, 2013.

        The amendment also provides an additional $5.0 million available to be drawn on the growth capital loan. Interest for the growth capital loan accrues on a floating rate equal to 1.5% plus the greater of either the Prime Rate or 3.25%. Payments from April 2012 through September 2012 are interest only and beginning in October 2012, are due in 30 monthly installments of principal plus accrued interest. On April 2, 2015, the maturity date, all amounts owing are immediately due and payable. The Company drew $5.0 million in April 2012. At April 2012, the interest rate associated with this notes payable was 4.75%. Future payments due in the years ended December 31, 2012, 2013, 2014 and 2015 are $333,000, $2.0 million, $2.0 million, and $667,000, respectively. Interest expense recognized for the six months ended June 30, 2012 was $40,000. There was no accrued interest recorded as of June 30, 2012.

        The note is secured by substantially all of the Company's assets. The Company continues to be subject to various affirmative and negative covenants under this arrangement. Upon an event of default, as defined, the bank has the right to terminate the agreement and all outstanding amounts become due and payable immediately.

Venture Loan and Security Agreement with Compass Horizon Funding Company LLC

        In November 2010, the Company entered into a loan and security agreement with Compass Horizon Funding Company LLC ("Horizon"). The Loan Agreement provided for the Company to borrow up to $5.0 million through December 31, 2010. The note bears an annual interest rate of the greater of (a) 11.0%, or (b) 11.0% plus the excess, if any, of (i) the one month LIBOR Rate and (ii) 0.30%. The loan rate is fixed for the term of the loan whose maturity date is March 1, 2014.

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

4. Notes Payable (Continued)

Through September 1, 2011, the note required monthly interest-only payments. Subsequent to September 1, 2011, the note requires thirty equal monthly payments of principal plus accrued interest. An additional final payment of $150,000 is required upon maturity of the debt.

        The Company borrowed an aggregate of $5.0 million under the Horizon debt agreement of which principal amounts of $5.0 million, $4.559 million and $3.641 million were outstanding as of December 31, 2010, and 2011 and June 30, 2012, respectively. At December 31, 2010 and 2011, and June 30, 2012, the interest rate associated with the notes was 11.04%, 11.03%, and 11.03% per annum, respectively. Interest expense recognized during the years ended December 31, 2010 and 2011 were $41,000 and $537,000, respectively. Interest expense recognized for the six months ended June 30, 2011 and 2012 were $266,000 and $230,000, respectively. There was no accrued interest as of December 31, 2011 and 2010 and June 30, 2012.

        The note is secured by substantially all of the Company's assets and is subordinated to the debt taken with Bridge Bank. The Horizon loan and security agreement contains a cross-default covenant and a requirement to provide audited financial statements within 120 days of fiscal year-end. Upon an event of default, obligations may be accelerated and become immediately due and payable upon sole election of Horizon. Late payment fee equals 6% of any scheduled payment that was not paid when due. The Company is operating under debt covenant waivers with respect to the financing agreement with Bridge Bank and therefore no cross default exists under the Horizon agreement. In addition, the Company has obtained a waiver from Horizon with respect to the requirement to provide audited financial statements within the allotted period following year end 2011, and, therefore, the debt under this arrangement is classified as long and short-term based on its contractual maturities.

        The table below summarizes the aggregate outstanding debt balances and debt discount of the Company's convertible promissory notes and various debt agreements (in thousands):

	As of December 31,
			As of June 30, 2012
	2010	2011
			(unaudited)
Convertible promissory notes	$—	$9,651	$—
Notes payable to Bridge Bank, current portion	545	500	1,333
Notes payable to Horizon, current portion	441	1,888	1,995
Debt discount	—	(109)	—

	986	11,930	3,328
Notes payable to Bridge Bank, non-current portion	500	—	3,667
Notes payable to Horizon, non-current portion	4,559	2,671	1,646

	$6,045	$14,601	$8,641

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

4. Notes Payable (Continued)

Future Payments

        The following is a schedule of future principal payments due on the notes payable as of December 31, 2011 (in thousands):

Year ending December 31,
2012	$12,039
2013	2,107
2014	564

Total	14,710
Less debt discount	(109)

$14,601

        The following is a schedule of future principal payments due on the notes payable as of June 30, 2012 (unaudited, in thousands):

Year ending December 31,
2012 (remaining six months)	$1,303
2013	4,107
2014	2,564
2015	667

Total	$8,641

5. License Agreements

        The Company entered into an agreement with the Board of Trustees of the Leland Stanford Junior University (Stanford) in June 2006 for exclusive, worldwide license to certain intellectual property. The patent expired in May 2009, and the license has been terminated. Final license fee and milestone payments of $132 thousand were paid in installments through June 2011.

        In addition, the Company entered into an agreement with the Regents of the University of California in December 1997 for an exclusive, worldwide license to certain patents. The Company must pay an annual license fee until the termination or expiration of the last patent in 2012, royalties on net sales, creditable against the annual license fee, and certain sublicense fees. The license was terminated by Singulex in December 2010.

        The Company entered into a second agreement with the Regents of the University of California in November 2008 for an exclusive, worldwide license, with right to sublicense, to certain patents. The Company has an ongoing obligation to pay an annual minimum royalty for the life of the patents, sub-licensing fees based on income attributable to a sublicense, royalties, creditable against the annual minimum royalty, on net sales of all relevant products and services, as well as certain milestone payments. The Company is also obligated to submit an application for marketing approval for products covered by the license agreement to the U.S. Food and Drug Administration by November 2013, with up to two one-year extensions available. This license lasts until the expiration or abandonment of the

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

5. License Agreements (Continued)

patent rights licenses; however, the Regents may terminate our license if the Company fails to perform its obligations under the license agreement and does not cure its failure within 60-days after receipt of a notice of default.

        The Company entered into a supply and license agreement with Invitrogen/Molecular Probes Inc. (MPI) in June 2006 covering the supply of the fluorescent dye for use in its digital platform technology instruments. The agreement contains a non-exclusive, worldwide license to certain MPI intellectual property, and an option to license additional MPI intellectual property. The Company must pay an annual minimum royalty, single digit royalties on net sales of relevant product and services, creditable against the annual minimum royalty, and a royalty on any technology access fees. Unless terminated earlier, the agreement lasts until the last to expire of the patents covering the MPI intellectual property. Subject to certain conditions, the Company may terminate the agreement on 30 days written notice. Invitrogen may terminate the license upon 60 days written notice to the Company in the event it has not purchased any product supply for a period of at least 12 consecutive months. Either party may terminate the agreement following written notification of a material breach and failure to resolve the breach pursuant to the dispute resolutions provisions of the agreement.

6. Commitments and Contingencies

Operating Leases

        The Company rents its existing facilities under non-cancelable operating lease agreements that provide for escalating rents. The leases provide for renewal options and the payment of real estate taxes and other occupancy costs. The lease on the head office and CLIA laboratory facility in Alameda, CA will expire on January 31, 2013. Rent expenses are calculated on a straight-line basis over the term of the leases. The Company records deferred rent calculated as the difference between rent expense and the cash rental payments. Deferred rent was $212,000, $124,000 and $68,000 as of December 31, 2010 and 2011, and June 30, 2012, respectively. Rent expense recognized under operating leases totaled $595,000, $586,000 and $706,000 for years ended December 31, 2009, 2010 and 2011, respectively, and $360,000 and $382,000 for the six months ended June 30, 2011 and 2012, respectively.

        Future minimum lease payments required under the non-cancelable operating leases in effect as of December 31, 2011 are as follows (in thousands):

Year ending December 31,
2012	$833
2013	77
2014	6
2015	6
2016	6
Thereafter	12

Total minimum lease payments	$940

        In August 2012, the Company entered into a lease for its head office, CLIA laboratory facility and additional space in Alameda commencing on February 1, 2013 for a term of 124 months. The lease

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

6. Commitments and Contingencies (Continued)

provides for escalating rents, eight months of free rent, renewal options and the payment of real estate taxes and other occupancy costs. The lease also provides for a tenant allowance of $2.074 million. The Company was required to provide a letter of credit to the landlord in the amount of $1.0 million which decreases over time based on criteria set forth in the lease.

        Future minimum lease payments required under this new operating lease are estimated as follows:

Year Ending December 31,
2012	$—
2013	163
2014	716
2015	785
2016	813
Thereafter	5,822

Total minimum lease payments	$8,299

Legal Contingencies

        The Company is subject to claims and assessments from time to time in the ordinary course of business. The Company's management does not believe that any such matters, individually or in the aggregate, will have a material adverse effect on the Company's business, financial condition, results of operations or cash flows.

Indemnification

        In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties and provide for general indemnification. The Company's exposure under these agreements is unknown because it involves claims that may be made against the Company in the future, but that have not yet been made. To date, the Company has not paid any claims or been required to defend any action related to its indemnification obligations. However, the Company may record charges in the future as a result of these indemnification obligations.

        In accordance with its Amended and Restated Certificate of Incorporation and Bylaws, the Company has indemnification obligations to its officers and directors for certain events or occurrences, subject to certain limits, while they are serving at the Company's request in such capacity. There have been no claims to date, and the Company has director and officer insurance that enables it to recover a portion of any amounts paid for future potential claims.

        In addition to the indemnification provided for in its Amended and Restated Certificate of Incorporation and Bylaws, the Company has also entered into separate indemnification agreements with each of its directors, which agreements provide such directors with broad indemnification rights under certain circumstances.

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

7. Convertible Preferred Stock

        The Company's convertible preferred stock authorized and issued, the aggregate liquidation preferences, including dividends that would be due if and when declared by the Board of Directors, and the number of common stock equivalents are as follows:

	As of December 31, 2010
	Number of Shares Authorized	Number of Shares Issued and Outstanding	Net Proceeds and Accrued Dividends (in thousands)	Conversion Price Per Share	Number of Shares of Common Stock Equivalents	Liquidation Preference (in thousands)
Series A	141,000	140,774	$1,625	$0.9465	1,487,311	$2,731
Series B	411,000	347,928	3,448	$0.9465	3,675,942	5,849
Series C	7,161,000	6,566,043	7,805	$1.0661	7,390,721	10,812
Series D	15,025,000	14,983,012	25,285	$1.1109	17,196,272	25,435
Series E	23,000,000	21,919,705	22,361	$0.8668	21,919,705	22,363

	45,738,000	43,957,462	$60,524		51,669,951	$67,190

	As of December 31, 2011
	Number of Shares Authorized	Number of Shares Issued and Outstanding	Net Proceeds and Accrued Dividends (in thousands)	Conversion Price Per Share	Number of Shares of Common Stock Equivalents	Liquidation Preference (in thousands)
Series A	141,000	127,309	$1,469	$0.9465	1,345,051	$2,587
Series B	411,000	342,502	3,393	$0.9465	3,618,616	6,031
Series C	7,161,000	5,191,042	6,155	$1.0661	5,843,025	9,046
Series D	15,025,000	14,708,502	26,920	$1.1109	16,881,212	27,050
Series E	38,530,300	21,919,705	24,145	$0.8668	21,919,705	24,228

	61,268,300	42,289,060	$62,083		49,607,609	$68,942

        In connection with the issuance of the convertible promissory notes, the Company amended its Amended and Restated Certificate of Incorporation to provide that, in the event an investor did not purchase its pro-rata share of the convertible promissory notes, all shares of convertible preferred stock held by such investor would be converted into shares of common stock at an adjusted conversion rate. In August 2011, an aggregate of 1,649,873 shares of common stock were issued upon conversion of 13,465 shares of Series A Convertible Preferred Stock, 5,426 shares of Series B Convertible Preferred Stock, 1,375,001 shares of Series C Convertible Preferred Stock and 274,510 shares of Series D Convertible Preferred Stock.

        This conversion of preferred stock was accounted for as an extinguishment of preferred stock, and the difference between the carrying value of the extinguished convertible preferred stock, $2.311 million, and the fair value of the replacement common stock, $214,000, was recorded as an increase to stockholders' equity (deficit) in the amount of $2.097 million. This amount was reflected as an adjustment to net loss attributable to common stockholders in our statement of operations for the year ended December 31, 2011.

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

7. Convertible Preferred Stock (Continued)

        During the six months ended June 30, 2012, warrants were exercised for 12,000 shares of Series B Convertible Preferred Stock at $10.00 per share.

        The rights, preferences and privileges of the convertible preferred stock as of December 31, 2010 and December 31, 2011 were as follows:

Dividends

        Holders of shares for each class of convertible preferred stock were entitled to receive dividends on each share, at a rate of 8% per annum of the liquidation value as defined below. Such dividends accrued whether or not they were declared and whether or not there were profits, surplus, or other funds of the Corporation legally available for the payment of dividends. Such dividends were to be paid in the following order of preference: Series E, D, C and then A and B together. No dividends were to be declared, paid or set aside on any class or series of capital stock unless holders of shares more senior in this preference first received all accrued but unpaid dividends. The Company had no obligation to declare or pay any dividend if and to the extent it did not have sufficient profits, surplus or other funds legally available for such payment.

        No dividends have been declared or paid by the Company to date. Dividends accrued and not paid were to remain accrued until paid for the Series A, B and C, and for the Series D and E, were compounded quarterly and added to the liquidation value of such shares.

        If a dividend had been declared on any other class or series of capital stock, the convertible preferred stock would have simultaneously received a dividend on each outstanding share of convertible preferred stock as calculated pursuant to the Amended and Restated Certificate of Incorporation in effect at that time.

Liquidation Preference

        In the event of any liquidation, dissolution, or winding up of the affairs of the Company, the holders of the then outstanding convertible preferred stock would have been entitled to receive an amount of the assets of the Company available for distribution to the stockholders in the following order of preference: Series E, D, C, B and then A. After payment of the respective full liquidation preference for each series of convertible preferred stock and any accrued but unpaid dividends not included in such liquidation preference, the remaining assets of the Company available for distribution to stockholders were to be distributed among the holders of the common stock and the holders of the Series E and D Convertible Preferred Stock pro rata based on the number of shares of common stock held by each, treating the Series E and D Convertible Preferred Stock as if converted into common stock, with the Series E and D Convertible Preferred Stock subject to a limitation of two and a half times the respective aggregate liquidation value of all shares of such series of convertible preferred stock.

        In the event the assets of the Company were insufficient to permit full payment to any series of convertible preferred stockholders, the assets available for distribution to such series were to be distributed to the holders of such series in proportion to the full preferential amount each such holder otherwise would have been entitled to receive.

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

7. Convertible Preferred Stock (Continued)

        The liquidation values of each share of each series of convertible preferred stock were as follows: Series A—$11.54; Series B—$10.00; Series C—$1.20, Series D—$1.275, and Series E—$0.8668. For the Series D and E, dividends accrued and not paid were added to the liquidation value for such series of convertible preferred stock quarterly. All such per share amounts were to be proportionately adjusted for subsequent stock splits, stock dividends, reclassifications or recapitalizations with respect to such shares.

Conversion

        The holder of any shares of convertible preferred stock had the right at the holder's option, at any time, to convert any of such shares into such number of fully paid and non-assessable shares of common stock as would have been determined, in the case of Series A and B Convertible Preferred Stock, by multiplying each share by $10 and dividing the result by the applicable Conversion Price then in effect, and for the Series C, D, and E Convertible Preferred Stock, by dividing the Original Issue Price of such shares by the applicable Conversion Price then in effect. The Original Issue Price for each share of each series of convertible preferred stock was and remains as follows: Series A—$11.54; Series B—$10.00; Series C—$1.20; Series D—$1.275 and Series E—$0.8668. The applicable Conversion Price was adjustable under certain circumstances for stock splits, dilution events, reorganizations and similar events. Automatic conversion was to occur immediately prior to the closing of a qualified public offering, as defined, or upon the approval of the holders of Series D and Series E Convertible Preferred Stock holding certain minimum number of shares (the "Prior Approving Holders").

Voting and Consent Rights

        The holder of any shares of convertible preferred stock had the right to one vote for each share of common stock into which such share of convertible preferred stock could then be converted and were entitled to vote together with holders of common stock. The holders of each series of convertible preferred stock voted together with the holders of the common stock except to the extent that the matter to be voted upon would adversely affect the rights or privileges of any series of convertible preferred stock, in which case a separate vote was held by such series of convertible preferred stock as a class.

        So long as any shares of the Series E and D Convertible Preferred Stock remained outstanding, the Series E and D Convertible Preferred Stockholders had further consent rights relating to any liquidation, dissolution or wind-up of the business and affairs of the Company, any merger or consolidation, sales, leases or exclusive licenses of all or substantially all of the Company's assets, any alteration of the provisions of the Amended and Restated Certificate of Incorporation, the Bylaws and any preferences, privileges or rights of any series of convertible preferred stock, certain capital stock transactions, the composition of the Board of Directors, any cash dividends, liens and certain indebtedness, certain capital expenditures and the common stock available under any stock incentive plan. Further, as long as any shares of the Series E Convertible Preferred Stock remained outstanding, the Company was not to make any amendment to the Amended and Restated Certificate of Incorporation, any certificate of designation or the Company's Bylaws which would adversely affect the rights, preferences or privileges of the Series E Convertible Preferred Stock without prior written consent of holders of at least 70% of such shares.

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

7. Convertible Preferred Stock (Continued)

Redemption

        At any time on or after January 1, 2017, the Prior Approving Holders may have required the Company to redeem all shares of Series D and Series E Convertible Preferred Stock at the Original Issue Price plus any accrued but unpaid dividends. If in such event the Company did not have sufficient funds legally available to redeem all shares of the Series E and D Convertible Preferred Stock, the Company was to redeem a pro rata portion of each holder's shares and redeem the remaining shares as soon as practicable after the Company has funds legally available thereafter.

        The Company classifies the Series E and D Convertible Preferred Stock as mezzanine equity on the balance sheet. The Company recognizes changes in the redemption value immediately as they occur via direct charges to additional paid-in capital or accumulated deficit and adjusts the carrying value of the Series E and D Preferred Stock to equal its redemption value at the end of each reporting period.

Changes in Connection with the Issuance of Series F Convertible Preferred Stock

        In February 2012, the Company amended its Amended and Restated Certificate of Incorporation to, among other things, authorize 60,771,203 shares of convertible preferred stock of which 18,350,766 shares are designated as Series F Convertible Preferred Stock. On February 17, 2012, 13,213,458 shares of Series F Convertible Preferred Stock were issued at $1.1606 per share in exchange for aggregate cash proceeds of $5.0 million and aggregate proceeds upon conversion of promissory notes of $10.336 million (including accrued interest of $685,000).

        The rights, preferences and privileges of the convertible preferred stock are as follows following the issuance of the Series F Convertible Preferred Stock:

Dividends

        Holders of shares of each class of convertible preferred stock are entitled to receive dividends on each share, at a rate of 8% per annum of the Original Issue Price for each respective preferred share when and if declared by the Company's Board of Directors, out of assets legally available therefor. Such dividends shall be paid in the following order of preference: Series F, E, D, C, B and then A. No dividends shall be declared, paid or set aside on any class or series of capital stock unless holders of shares more senior in this preference first receive the dividends described above.

        If a dividend is declared on any other class or series of capital stock, the convertible preferred stock shall simultaneously receive a dividend on each outstanding share of convertible preferred stock as calculated pursuant to the current Amended and Restated Certificate of Incorporation.

Liquidation Preference

        In the event of any liquidation, dissolution, or winding up of the affairs of the Company, the holders of the then outstanding convertible preferred stock are entitled to receive an amount of the assets of the Company available for distribution to the stockholders in the following order of preference: Series F, E, D, C, B and then A. After payment of the respective full liquidation preference for each series of convertible preferred stock, the remaining assets of the Company available for

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

7. Convertible Preferred Stock (Continued)

distribution to stockholders shall then be distributed among the holders of the common stock and the holders of the Series F, E and D Convertible Preferred Stock pro rata based on the number of shares of common stock held by each, treating the Series F, E and D Convertible Preferred Stock as if converted into common stock, with the Series F, E and D Convertible Preferred Stock subject to a limitation of two and a half times the respective aggregate liquidation value of all shares of such series of convertible preferred stock.

        In the event the assets of the Company are insufficient to permit full payment to any series of convertible preferred stockholders, the entire assets available for distribution to such series shall be distributed to the holders of such series in proportion to the full preferential amount each such holder is otherwise entitled to receive.

        The liquidation value of each share of each series of convertible preferred stock other than Series F Convertible Preferred Stock is equal to the Original Issue Price of such series plus all declared but unpaid dividends thereon and, with respect to each share outstanding as of February 17, 2012, the prior accrued dividend amount for such series. The prior accrued dividend amount for each share of each series of convertible preferred stock other than the Series F Convertible Preferred Stock is as follows: Series A—$8.86020; Series B—$7.67781; Series C—$0.55076; Series D—$0.56408 and Series E—$0.23850. All such per share amounts are proportionately adjusted for subsequent stock splits, stock dividends, reclassifications or recapitalizations with respect to such shares.

Conversion

        The holder of any shares of convertible preferred stock have the right at the holder's option, at any time, to convert any of such shares into such number of fully paid and non-assessable shares of common stock as is determined, in the case of Series A and B Convertible Preferred Stock, by multiplying each share by $10 and dividing the result by the applicable Conversion Price then in effect, and for the Series C, D, E and F Convertible Preferred Stock, by dividing the Original Issue Price of such shares by the Conversion Price applicable to such share in effect. The Conversion Price is adjustable under certain circumstances for stock splits, dilution events, reorganization and similar events. Automatic conversion occurs immediately prior to the closing of a qualified public offering, as defined, or upon the approval of the holders of Series D, E and F Convertible Preferred Stock holding certain minimum number of shares.

Voting and Consent Rights

        The holder of any shares of convertible preferred stock have the right to one vote for each share of common stock into which such share of convertible preferred stock can be converted and shall be entitled to vote together with holders of common stock. The holders of each series of convertible preferred stock shall vote together with the holders of the common stock except to the extent that the matter to be voted upon adversely affects the rights or privileges of any series of convertible preferred stock, in which case a separate vote shall be held by such series of convertible preferred stock as a class.

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

7. Convertible Preferred Stock (Continued)

        So long as any shares of the Series F, E and D Convertible Preferred Stock remain outstanding, the Series F, E and D Convertible Preferred Stockholders have further consent rights relating to liquidation, dissolution or wind-up of the business and affairs of the Company, any merger or consolidation, sales, leases or exclusive licenses of all or substantially all of the Company's assets, any alteration of the provisions of the Amended and Restated Certificate of Incorporation, the Bylaws and any preferences, privileges or rights of any series of convertible preferred stock, certain capital stock transactions, the composition of the Board of Directors, any cash dividends, liens and certain indebtedness, certain capital expenditures and the common stock available under any stock incentive plan.

        Further, as long as any shares of the Series F and E Convertible Preferred Stock remain outstanding, the Company shall not make any amendment to the Amended and Restated Certificate of Incorporation, any certificate of designation or the Company's Bylaws which would adversely affect the rights, preferences or privileges of the Series F or E Convertible Preferred Stock, respectively, without prior written consent of at least 70% of such respective holders.

Redemption

        At any time on or after to January 1, 2017, 66 2/3% of the holders of the outstanding shares of the Series E and D Convertible Preferred Stock may require the Company to redeem all shares of Series E and D Convertible Preferred Stock at the Original Issue Price (subject to adjustments for subsequent splits, stock dividends, recapitalizations and the like) plus any declared but unpaid dividends and, with respect to each share outstanding as of February 17, 2012, the prior accrued dividend amount for such series. If in such event the Company does not have sufficient funds legally available to redeem all shares of the Series E and D Convertible Preferred Stock, the Company shall redeem a pro rata portion of each holder's shares and shall redeem the remaining shares as soon as practicable after the Company has funds legally available thereafter.

        As of June 30, 2012, the Company's convertible preferred stock authorized and issued, the aggregate liquidation preferences, including dividends that would be due if and when declared by the Board of Directors, and the number of common shares equivalents are as follows:

	As of June 30, 2012 (unaudited)
	Number of Shares Authorized	Number of Shares Issued and Outstanding	Net Proceeds and Accrued Dividends (in thousands)	Conversion Price Per Share	Number of Shares of Common Stock Equivalents	Liquidation Preference (in thousands)
Series A	127,309	127,309	$1,469	$0.9465	1,345,051	$2,597
Series B	363,503	354,502	3,513	$0.9465	3,745,399	6,175
Series C	5,260,242	5,191,042	6,155	$1.0661	5,843,025	9,088
Series D	14,749,678	14,708,502	26,933	$1.1109	16,881,212	27,050
Series E	21,919,705	21,919,705	24,155	$0.8668	21,919,705	24,228
Series F	18,350,766	13,213,459	15,319	$1.1606	13,213,459	15,336

	60,771,203	55,514,519	$77,544		62,947,851	$84,474

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

8. Common Stock

        Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders of the Company.

        Subject to the preferences that may be applicable to any outstanding shares of convertible preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors. No dividends have been declared to date.

Shares Reserved for Future Issuance

        The number of shares of common stock reserved is as follows:

	As of December 31,
			As of June 30, 2012 (unaudited)
	2010	2011
Conversion of convertible preferred stock outstanding	51,669,951	49,607,609	62,947,851
Common stock options outstanding	5,262,786	7,590,893	8,630,561
Common stock options available for grant	1,478,875	1,573,949	709,902
Warrants outstanding to purchase convertible preferred stock	322,223	3,119,819	2,288,408

Total common shares reserved for future issuance	58,731,989	61,892,270	74,576,722

9. Stock Options

        In 2003, the Company adopted the 2002 Stock Plan ("the Plan") as approved by the Board of Directors. The Plan provides for the granting of stock awards to employees, consultants, and directors of the Company. Options granted under the Plan may either be Incentive Stock Options (ISOs) or Nonstatutory Stock Options (NSOs). ISOs may be granted to Company employees only, while stock awards other than ISOs may be granted to employees, directors, and consultants.

        Stock awards under the Plan may be granted with terms of up to 10 years and at prices determined by the Board of Directors, provided, however, that: (i) the exercise price of an ISO or NSO shall not be less than 100% of the estimated fair value of the shares on the date of the grant; and (ii) the exercise price of an ISO granted to a 10% stockholder shall not be less than 110% of the estimated fair value of the shares on the grant date. The options generally vest over a four-year period. For certain options, vesting accelerate upon the achievement of specified milestones.

        The Company records stock-based awards at fair value as of the grant date and recognizes the expense over the employee's requisite service period, which is generally the vesting period. The Board of Directors determines the estimated fair value of its common stock based on assistance from an independent third party valuation. The Company amortizes the fair value of stock-based awards on a straight-line basis.

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

9. Stock Options (Continued)

        Each new option is measured at its estimated fair value using the Black-Scholes option pricing model. The weighted-average valuation assumptions used are as follows:

	Year Ended December 31,			Six Months Ended June 30,
	2009	2010	2011	2011	2012
				(unaudited)
Expected term (in years)	7.8	7.3	5.9	5.7	5.7
Risk-free interest rate	2.84 - 4.86%	1.53 - 5.04%	1.24 - 4.86%	1.53 - 4.86%	0.93 - 3.47%
Expected volatility	50%	49%	61%	48%	63%
Dividend yield	0%	0%	0%	0%	0%

        The expected volatility is a blended rate consisting of historical and implied stock price volatilities of certain public companies that the Company considers to be comparable by industry, stage of life cycle, and size. For at-the-money grants, the Company uses the "simplified" method in estimating the expected term for employee grants due to its lack of sufficient historical data. The "simplified" method is calculated as the average of the time to vesting and the contractual life of the options. For grants that were not issued at-the-money, an exit specific expected life calculation was used. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the date of the grant.

        The Company recognizes stock-based compensation net of expected forfeitures for those shares that are expected to vest. The Company estimates its forfeitures based on an analysis of its actual forfeitures. The Company will continue to evaluate the adequacy of the forfeiture rate based on actual forfeiture experience, analysis of employee turnover behavior, and other factors. To the extent that actual forfeitures differ from the Company's estimates, the difference is recorded as a cumulative adjustment in the period that the estimates were revised.

        As of December 31, 2011, there was approximately $603,000 of total unrecognized stock-based compensation expense, net of estimated forfeitures, related to unvested options granted under the Company's stock option plan that is expected to be recognized over a weighted-average period of 2.06 years.

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

9. Stock Options (Continued)

        Stock option activity under the Company's 2002 Plan during the years ended December 31, 2009, 2010 and 2011 and six months ended June 30, 2012 (unaudited) is as follows:

	Number of Options Available for Grant	Number of Options Outstanding	Weighted- Average Exercise Price per Share
Outstanding at December 31, 2008	4,089,939	3,198,299	$0.11
Granted	(3,085,047)	3,085,047	$0.11
Exercised	—	(377,369)	$0.10
Forfeited	1,432,143	(1,432,143)	$0.11

Outstanding at December 31, 2009	2,437,035	4,473,834	$0.11
Granted	(1,225,875)	1,225,875	$0.13
Exercised	—	(169,208)	$0.12
Forfeited	267,715	(267,715)	$0.12

Outstanding at December 31, 2010	1,478,875	5,262,786	$0.11
Authorized	2,500,000	—
Granted	(2,489,275)	2,489,275	$0.13
Exercised	—	(76,819)	$0.13
Forfeited	84,349	(84,349)	$0.13

Outstanding at December 31, 2011	1,573,949	7,590,893	$0.13
Authorized (unaudited)	332,370	—
Granted (unaudited)	(1,234,500)	1,234,500	$0.13
Exercised (unaudited)	—	(156,749)	$0.11
Forfeited (unaudited)	38,083	(38,083)	$0.13

Outstanding at June 30, 2012 (unaudited)	709,902	8,630,561	$0.12

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

9. Stock Options (Continued)

        Additional information related to the status of options as of December 31, 2011 and June 30, 2012 (unaudited) is as follows:

	Options Outstanding
	Number of Options	Weighted Average Exercise Price Per Share	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (in thousands)
Vested and expected to vest at December 31, 2011	7,201,179	$0.12	7.3	$7,489
Exercisable at December 31, 2011	4,346,044	$0.12	5.9	$4,520
Vested or expected to vest at June 30, 2012 (unaudited)	8,215,729	$0.12	6.0	$16,349
Exercisable at June 30, 2012 (unaudited)	4,915,722	$0.12	6.0	$9,782

        In the above table, aggregate intrinsic value represents the difference between the exercise price and the fair value of common stock as of December 31, 2011 and June 30, 2012.

        The aggregate intrinsic value of all options exercised during 2009, 2010 and 2011 was $0, $0 and $0, respectively and $225,000 (unaudited) for the six months ended June 30, 2012. The total grant-date fair value of options vested during 2009, 2010 and 2011 was approximately $45,000, $80,000 and $75,000, respectively and $87,000 (unaudited) for the six months ended June 30, 2012.

        Options outstanding and exercisable as of December 31, 2011 are as follows:

	Options Outstanding			Options Exercisable
Exercise Price	Number of Options	Weighted- Average Remaining Contractual Life (Years)	Weighted Average Exercise Price Per Share	Number of Options	Weighted Average Exercise Price Per Share
$0.10	1,420,718	4.0	$0.10	1,420,718	$0.10
$0.11	1,524,447	7.4	$0.11	1,078,274	$0.11
$0.13	4,645,728	8.3	$0.13	1,847,052	$0.13

	7,590,893	7.3	$0.12	4,346,044	$0.12

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

9. Stock Options (Continued)

        Options outstanding and exercisable as of June 30, 2012 are as follows:

	Options Outstanding			Options Exercisable
Exercise Price	Number of Options	Weighted- Average Remaining Contractual Life (Years)	Weighted Average Exercise Price Per Share	Number of Options	Weighted Average Exercise Price Per Share
$0.10	1,357,718	3.6	$0.10	1,357,718	$0.10
$0.11	1,495,697	6.9	$0.11	1,241,456	$0.11
$0.13	5,777,146	8.3	$0.13	2,316,548	$0.13

	8,630,561	7.3	$0.12	4,915,722	$0.12

        The Company recognized stock-based compensation expense as follows (in thousands):

	Year Ended December 31,			Six Months Ended June 30,
	2009	2010	2011	2011	2012
				(unaudited)
Cost of revenues	$6	$18	$40	$3	$121
Research and development	14	13	32	9	43
Sales and marketing	10	6	46	2	33
General and administrative	14	18	35	16	89

	$44	$55	$153	$30	$286

10. Convertible Preferred Stock Warrant Liability

        Significant terms and fair value of warrants to purchase convertible preferred stock are as follows (in thousands except share and per share data) as of December 31, 2011 and June 30, 2012:

Stock	Issuance Date	Expiration Date	Exercise Price Per Share	Number of Warrants Outstanding as of December 31, 2011	Number of Warrants Outstanding as of June 30, 2012	Fair Values as of December 31, 2011	Fair Values as of June 30, 2012
Series B	October 2005	October 2012	$10.00	12,000	—	$—	$—
Series C	August 2006 & April 2007	October 2012 through September 2016	$1.20	144,200	144,200	14	254
Series D	October 2005	April 2014	$1.275	41,175	41,175	9	63
Series E	May & June, 2011	May & June, 2018	$0.8668	2,783,468	—	382	—
Series F	May & June, 2011	May & June, 2018	$1.1606	—	2,078,846	—	3,268

				2,980,843	2,264,221	$405	$3,585

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

10. Convertible Preferred Stock Warrant Liability (Continued)

        In conjunction with the issuances of the convertible promissory notes in May and June 2011 (see Note 4), the Company issued warrants exercisable for either an aggregate of 2,783,468 shares of Series E Convertible Preferred Stock at an exercise price of $0.8668 per share or shares of New Preferred Stock to be issued in the Next Financing, if any, at the per share purchase price of the New Preferred Stock. Each such warrant expires on the date seven years after the date of issuance of such warrant. At the dates of grant in May and June 2011, the fair value of the Series E Convertible Preferred Stock warrants was $382,000. The Company re-measured the convertible preferred stock warrant liability as of December 31, 2011 resulting in no changes in fair value. In February 2012, the Company completed its Series F Convertible Preferred Stock financing. As a result, the Series E warrants became exercisable instead for 2,078,846 shares of Series F Convertible Preferred Stock at an exercise price of $1.1606 per share.

        The fair values of outstanding convertible preferred stock warrants were estimated using the Option Pricing Method in which a series of call options were valued using the Black Scholes valuation model and was then allocated to derive the eventual fair value of these warrants.

        The Company will continue to adjust the liability for changes in fair value until the earlier of (i) exercise of the warrants, (ii) conversion of the warrants into warrants to purchase common stock upon an event such as the completion of an initial public offering, (iii) expiration of the warrants or (iv) until the convertible preferred stock warrants are no longer deemed to be liability instruments. Upon conversion, the convertible preferred stock warrant liability will be reclassified into additional paid-in capital. On June 30, 2012, the Company remeasured the fair value of its warrants and recorded $3.180 million to increase the warrant liability with a corresponding increase to other expense as a result.

11. 401(k) Savings Plan

        In 2008, the Company sponsored a defined contribution savings plan under Section 401(k) of the Internal Revenue Code ("the 401(k) Plan"). The 401(k) Plan covers all employees who meet defined minimum age and service requirements, and allows participants to defer a portion of their annual compensation on a pretax basis. For the six months ended June 30, 2011 and 2012 and the years ended December 31, 2009, 2010 and 2011, no employer contributions were made to the plan.

12. Income Taxes

        Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating losses and tax credit carryforwards. Net deferred tax assets consist primarily of net operating loss (NOL) carryforwards related to U.S. federal and state taxes. Realization of future tax benefits related to deferred tax assets is dependent on many factors, including the Company's ability to generate future taxable income. ASC 740 requires that the tax benefit of net operating losses, temporary differences and credit carryforwards be recorded as an asset to the extent that management assesses that realization is "more likely than not." Realization of the future tax benefits is dependent on the Company's ability to generate sufficient taxable income within the carryforward period. Because of the Company's recent history of operating losses, management believes

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

12. Income Taxes (Continued)

that recognition of the deferred tax assets arising from the above-mentioned future tax benefits is currently not likely to be realized and, accordingly, has provided a valuation allowance. The valuation allowance increased by $4.081 million and $4.56 million in 2011 and 2010, respectively.

        Federal and state NOL carryforwards of approximately $47.855 million and $36.669 million, respectively, for income tax purposes are available to offset future taxable income as of December 31, 2011. If not used, these carryforwards will begin to expire in varying amounts beginning in 2022 to 2031 for federal purposes and 2015 and 2031 for state purposes. The utilization of the net operating loss carryforwards may be subject to substantial annual limitation due to ownership change provisions of the Internal Revenue code of 1986 and similar state provisions. In general, if the Company experiences a greater than 50 percentage point aggregate change in ownership of certain significant stockholders over a three-year period (a "Section 382 ownership change"), utilization of its pre-change NOL carryforwards are subject to an annual limitation under Section 382 of the Internal Revenue Code (and similar state laws). The annual limitation generally is determined by multiplying the value of the Company's stock at the time of such ownership change (subject to certain adjustments) by the applicable long-term tax-exempt rate. Such limitations may result in expiration of a portion of the NOL carryforwards before utilization and may be substantial.

        There is no provision for income taxes because the Company has incurred operating losses since inception. At June 30, 2012, the Company has concluded that it is more likely than not that the Company may not realize the benefit of its deferred tax assets due to its history of losses. Accordingly, the net deferred tax assets have been fully reserved.

        The Company recorded deferred tax assets of approximately $22.364 million and $18.304 million as of December 31, 2011 and 2010, respectively, and deferred tax liabilities of approximately $85,000 and $106,000 as of December 31, 2011 and 2010, respectively. The net deferred tax assets have been fully offset by a valuation allowance due to uncertainties surrounding its ability to generate future taxable income to realize these assets.

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

12. Income Taxes (Continued)

        The components of deferred income taxes at December 31, 2011 and 2010 are as follows (amounts in thousands):

	December 31,
	2010	2011
Deferred Tax Assets:
Net operating losses	$17,035	$18,693
	—	—
Research & development credits	205	253
Deferred revenue	15	14
Stock compensation	40	44
Accrued liabilities	735	3,117
Intangibles	274	244

Total deferred income taxes	$18,304	$22,364

Deferred Tax Liabilities:
Depreciation	$(98)	$(41)
Debt Discount	—	(44)
Other	(8)	—

Total deferred tax liabilities	$(106)	$(85)

Valuation allowance	(18,198)	(22,279)

Total deferred income taxes	$—	$—

        A reconciliation of the difference between the benefit for income taxes and income taxes at the statutory U.S. federal income tax rate is as follows for the years ended December 31, 2009, 2010 and 2011:

	2009	2010	2011
Income tax benefit at statutory rate	34.0%	34.0%	34.0%
State income taxes	6.1%	6.1%	5.3%
Research & development credits	0.6%	1.1%	1.0%
Beneficial conversion	—	—	(4.6)%
Permanent items	(0.1)%	(0.8)%	(2.6)%
Valuation allowance	(40.6)%	(40.4)%	(33.1)%

Net benefit	—	—	—

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

12. Income Taxes (Continued)

        The reconciliation of the total gross amounts of unrecognized tax benefits "UTBs" (excluding interest, penalties, and the federal tax benefit of state taxes related to UTBs) for the years ended December 31, 2009, 2010 and 2011, is as follows:

	2009	2010	2011
Balance at beginning of year	$—	$98	$167
Additions based on tax positions related to current year	98	69	42
Reductions for tax positions of prior years settlements	—	—	—

Balance at end of year	$98	$167	$209

        If all of the UTBs were recognized, it would not impact the Company's effective tax rate because likely corresponding adjustments to deferred tax assets would be offset to recorded valuation allowances.

        The Company's policy is to recognize interest expense and penalties related to income tax matters as a component of income tax expense. There was no accrued interest and penalties associated with uncertain tax positions as of December 31, 2009, 2010 and 2011.

13. Net Loss per Share of Common Stock and Unaudited Pro Forma Net Loss per Share of Common Stock

        Basic loss per share is calculated by dividing the loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period less the weighted average unvested common shares subject to repurchase, if any, and without consideration for common stock equivalents. Diluted loss per share is computed by dividing the loss attributable to common stockholders by the weighted-average number of common share equivalents outstanding for the period less the weighted average unvested common shares subject to repurchase, if any, and dilutive common stock equivalents for the period determined using the treasury-stock method. For purposes of this calculation, convertible preferred stock, options to purchase common stock, warrants to purchase convertible preferred stock are considered to be common stock equivalents but have been excluded from the calculation of diluted net loss per share as their effect is anti-dilutive.

        The unaudited pro forma basic and diluted loss per share calculations assumes the conversion of all outstanding shares of convertible preferred stock into common stock using the as-if converted

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

13. Net Loss per Share of Common Stock and Unaudited Pro Forma Net Loss per Share of Common Stock (Continued)

method, as if such conversion had occurred as of January 1, 2011 and 2012 or the original issuance date, if later (amounts in thousands, except for share and per share amounts):

	Year Ended December 31, 2011	Six Months Ended June 30, 2012
		(unaudited)
Historical:
Numerator:
Net loss attributable to common stockholders	$(14,227)	$(9,991)

Denominator:
Weighted average shares of common stock outstanding	2,403,840	3,484,037

Basic and diluted loss per share attributable to common stockholders	$(5.92)	$(2.84)

Pro Forma:
Numerator:
Net loss attributable to common stockholders	$(14,227)	$(9,911)
Less accretion on convertible preferred stock	3,870	22

Pro forma net loss attributable to common stockholders	$(10,357)	$(9,889)

Denominator:
Weighted average shares of common stock outstanding	2,403,840	3,484,037
Pro forma adjustments to reflect assumed conversion of convertible promissory notes (unaudited)	6,953,509	2,936,453
Pro forma adjustments to reflect assumed conversion of convertible preferred stock (unaudited)	49,607,609	59,429,545

	58,964,958	65,850,035

Pro forma basic and diluted loss per share attributable to common stockholders (unaudited)	$(0.18)	$(0.15)

Singulex, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of June 30, 2012, for the six months ended June 30, 2012 and 2011 is unaudited)

13. Net Loss per Share of Common Stock and Unaudited Pro Forma Net Loss per Share of Common Stock (Continued)

        The following potentially dilutive securities were outstanding at the end of each period and were excluded from the computation of diluted net loss per share of common stock for the periods presented, because including them would have been anti-dilutive:

	Year Ended December 31,			Six Months Ended June 30,
	2009	2010	2011	2011	2012
				(unaudited)
Convertible preferred stock (on an as-if converted basis)	51,669,951	51,669,951	49,607,609	51,669,951	62,947,851
Options to purchase common stock	4,473,834	5,262,786	7,590,893	5,211,231	8,630,561
Convertible preferred stock warrants (on an as-if converted basis)	322,223	322,223	3,119,819	3,119,819	2,288,408

Total	56,466,008	57,254,960	60,318,321	60,001,001	73,866,820

                    Shares

Singulex, Inc.

Common Stock

PRELIMINARY PROSPECTUS

                    , 2012

Citigroup
UBS Investment Bank
Piper Jaffray

William Blair
Leerink Swann

PART II

Information Not Required in Prospectus

Item 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of Common Stock being registered. All amounts are estimates except for the Securities and Exchange Commission, or SEC, registration fee, the FINRA filing fee and the New York Stock Exchange listing fee.

Item	Amount to be paid
SEC registration fee	$	*
FINRA filing fee		*
The New York Stock Exchange listing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Premium paid on director and officer insurance policy		*
Accounting fees and expenses		*
Blue Sky, qualification fees and expenses		*
Transfer Agent fees and expenses		*
Miscellaneous expenses		*

Total	$	*

*
To be completed by amendment.

Item 14.    Indemnification of Directors and Officers.

        As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation and bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

  •
  any breach of the director's duty of loyalty to us or our stockholders;

  •
  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

  •
  any transaction from which the director derived an improper personal benefit.

        These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

        As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws provide that:

  •
  we may indemnify our directors, officers, and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

  •
  we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

  •
  the rights provided in our amended and restated bylaws are not exclusive.

        Our amended and restated certificate of incorporation, to be attached as Exhibit 3.2 hereto, and our amended and restated bylaws, to be attached as Exhibit 3.4 hereto, provide for the indemnification provisions described above and elsewhere herein. We intend to enter into separate indemnification agreements with our directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors' and officers' liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

        The form of Underwriting Agreement, to be attached as Exhibit 1.1 hereto, provides for indemnification by the underwriters of us and our officers who sign this Registration Statement and directors for specified liabilities, including matters arising under the Securities Act.

Item 15.    Recent Sales of Unregistered Securities.

        The following list sets forth information as to all securities we have sold since January 1, 2009, which were not registered under the Securities Act.

1.
In May and June of 2011, in a series of closings, we issued warrants that are currently exercisable for an aggregate of 2,078,846 shares of Series F Preferred Stock at an exercise price of $1.1606 per share to eight accredited investors in connection with a bridge loan financing. The warrants may be exercised at any time prior to their terminate dates, which are seven years from the date of issuance.

2.
In August 2011, we issued an aggregate of 1,649,873 shares of Common Stock upon conversion of 13,465 shares of Series A Preferred Stock, 5,426 shares of Series B Preferred Stock, 1,375,001 shares of Series C Preferred Stock and 274,510 shares of Series D Preferred Stock pursuant to the terms of our amended and restated certificate of incorporation as then in effect.

3.
In February 2012, in a series of closings, we issued and sold an aggregate of 13,213,459 shares of Series F Preferred Stock at a price of $1.1606 per share for a combination of cash and conversion of $10.3 million in convertible debt and accrued interest, for aggregate gross consideration of $15.3 million to eight accredited investors.

4.
In March 2012, in two instances, we issued 6,000 shares of Series B Preferred Stock (for an aggregate of 12,000 shares of Series B Preferred Stock) to two separate accredited investors pursuant to the exercise of warrants to purchase Series B Preferred Stock, each with an exercise price of $10.00 per share, for total cash proceeds of $120,000.

5.
In April 2012, we issued a warrant to purchase 34,057 of Series F Preferred Stock at a price of $1.1606 per share, which warrant expires on April 3, 2022, to Compass Horizon Funding

  Company LLC/Horizon Credit I LLC in connection with the entry into an amended and restated loan and security agreement.

6.
We sold an aggregate of 1,407,145 shares of Common Stock to employees, directors and consultants for cash consideration in the aggregate amount of $159,123 upon the exercise of stock options and stock awards.

7.
We granted stock options and stock awards to employees, directors and consultants under our 2002 Stock Option Plan, as amended, covering an aggregate of 8,028,697 shares of Common Stock, at an average exercise price of $0.123 per share. Of these, options covering an aggregate of 1,583,368 shares were cancelled without being exercised.

        We claimed exemption from registration under the Securities Act for the sale and issuance of securities in the transactions described in paragraphs (1)-(5) by virtue of Section 4(2) and/or Regulation D promulgated thereunder as transactions not involving any public offering. All of the purchasers of unregistered securities for which we relied on Section 4(2) and/or Regulation D represented that they were accredited investors as defined under the Securities Act. We claimed such exemption on the basis that (a) the purchasers in each case represented that they intended to acquire the securities for investment only and not with a view to the distribution thereof and that they either received adequate information about the registrant or had access, through employment or other relationships, to such information and (b) appropriate legends were affixed to the stock certificates issued in such transactions.

        We claimed exemption from registration under the Securities Act for the sales and issuances of securities in the transactions described in paragraphs (6)-(7) above under Section 4(2) of the Securities Act in that such sales and issuances did not involve a public offering or under Rule 701 promulgated under the Securities Act, in that they were offered and sold either pursuant to written compensatory plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

Item 16.    Exhibits and Financial Statement Schedules.

        (a)   Exhibits.    See the Exhibit Index attached to this Registration Statement, which is incorporated by reference herein.

        (b)   Financial Statement Schedules.    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.    Undertakings.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

  1.
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  2.
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Signatures

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Alameda, California, on September 13, 2012.

SINGULEX, INC.
By:	/s/ PHILIPPE J. GOIX Philippe J. Goix, Ph.D. President and Chief Executive Officer

Power of Attorney

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Philippe J. Goix, Ph.D. and Michael Bell, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PHILIPPE J. GOIX Philippe J. Goix, Ph.D.	Director, President and Chief Executive Officer (Principal Executive Officer)	September 13, 2012
/s/ MICHAEL BELL Michael Bell	Chief Financial Officer (Principal Financial and Accounting Officer)	September 13, 2012
Heiner Dreismann, Ph.D.	Director	September , 2012
Carl L. Gordon, Ph.D., CFA	Director	September , 2012

Signature	Title	Date

Andre Marion	Director	September , 2012
R. Douglas Norby	Director	September , 2012
Stephen L. Rose, CMA	Director	September , 2012
Fred K. Vogt	Director	September , 2012

Exhibit Index

Exhibit Number		Description
1.1	*	Form of Underwriting Agreement.

3.1	+	Fourth Amended and Restated Certificate of Incorporation, currently in effect.

3.2	*	Form of Fifth Amended and Restated Certificate of Incorporation, to be in effect immediately prior to the consummation of this offering.

3.3	+	Bylaws, currently in effect.

3.4	*	Form of Amended and Restated Bylaws, to be in effect immediately prior to the consummation of this offering.

4.1		Reference is made to exhibits 3.1 through 3.4.

4.2	*	Form of Common Stock Certificate.

4.3	+	Form of warrant to purchase shares of Series C Preferred Stock issued to security holders in connection with a convertible note financing.

4.4	+	Form of warrant to purchase shares of Series C Preferred Stock in connection with a placement agreement, dated June 28, 2006.

4.5	+	Warrant to purchase shares of Series C Preferred Stock issued to Bridge Bank, N.A.

4.6		Warrant issued to purchase shares of Series C Preferred Stock issued to General Electric Capital Corporation.

4.7	+	Form of warrant to purchase shares of Series D Preferred Stock issued to security holders in connection with a convertible note financing.

4.8	+	Form of warrant to purchase shares of Series F Preferred Stock issued to security holders in connection with a convertible note financing.

4.9	+	Warrant issued to purchase shares of Series F Preferred Stock issued to Horizon Credit I, LLC.

5.1	*	Opinion of Latham & Watkins LLP.

10.1	+	Fourth Amended and Restated Registration Rights Agreement, dated February 17, 2012, by and among Singulex, Inc. and certain of its stockholders.

10.2	*	Form of Indemnity Agreement for directors and officers.

10.3(a)		Venture Loan and Security Agreement dated November 24, 2010, by and between Singulex, Inc. and Compass Horizon Funding Company LLC.

10.3(b)		First Amendment, dated May 6, 2011, to that certain Venture Loan and Security Agreement, dated November 24, 2010, by and between Singulex, Inc. and Compass Horizon Funding Company LLC.

10.3(c)		Second Amendment, dated April 3, 2012, to that certain Venture Loan and Security Agreement dated November 24, 2010, by and between Singulex, Inc. and Compass Horizon Funding Company LLC.

10.4(a)		Loan and Security Agreement, dated September 11, 2006, by and between Bridge Bank, N.A. and Singulex, Inc.

10.4(b)		Amended and Restated Loan and Security Agreement, dated May 15, 2007, by and between Singulex, Inc. and Bridge Bank, N.A.

Exhibit Number		Description
10.4(c)		Loan and Security Modification Agreement, dated March 18, 2008, by and between Singulex, Inc. and Bridge Bank, N.A.

10.4(d)		Loan and Security Modification Agreement, dated May 13, 2008, by and between Singulex, Inc. and Bridge Bank, N.A.

10.4(e)		Loan and Security Modification Agreement, dated July 29, 2009, by and between Singulex, Inc. and Bridge Bank, N.A.

10.4(f)		Amendment, dated November 30, 2009, to that certain Amended and Restated Loan and Security Agreement, dated May 15, 2007, by and between Singulex, Inc. and Bridge Bank, N.A.

10.4(g)		Amendment, dated May 27, 2010, to that certain Amended and Restated Loan and Security Agreement, dated May 15, 2007, by and between Singulex, Inc. and Bridge Bank, N.A.

10.4(h)		Amendment, dated October 8, 2010, to that certain Amended and Restated Loan and Security Agreement, dated May 15, 2007, by and between Singulex, Inc. and Bridge Bank, N.A.

10.4(i)		Amendment, dated November 23, 2010, to that certain Amended and Restated Loan and Security Agreement, dated May 15, 2007, by and between Singulex, Inc. and Bridge Bank, N.A.

10.4(j)		Loan and Security Modification Agreement, dated April 2, 2012, by and between Singulex, Inc. and Bridge Bank, N.A.

10.4(k)		Loan and Security Modification Agreement, dated June 25, 2012, by and between Singulex, Inc. and Bridge Bank, N.A.

10.5(a)	+	Net Lease Agreement, dated January 14, 2008, by and between Singulex, Inc. and CN Bay View, LLC.

10.5(b)	+	First Amendment to Lease and Acknowledgement, dated February 29, 2008, by and between Singulex, Inc. and CN Bay View, LLC.

10.5(c)	+	Modification No. 1 to Original Net Lease Agreement, dated December 3, 2010, by and between Singulex, Inc. and Worthington California Investments, LLC.

10.6	*	Sales Agreement, dated June 1, 2010, by and between Singulex, Inc. and BlueWave Healthcare Consultants, Inc.

10.7	*	Exclusive License Agreement for Highly Sensitive System and Methods for Analysis of Troponin, dated November 1, 2008, by and between Singulex, Inc. and The Regents of the University of California.

10.8	*	Supply and License Agreement, dated June 12, 2006, by and among Singulex, Inc., Molecular Probes, Inc. and Invitrogen IP Holdings, Inc.

10.9(a)	#+	Singulex, Inc. 2002 Stock Option Plan, as amended.

10.9(b)	#+	Form of Incentive Stock Option Agreement under the 2002 Stock Option Plan, as amended.

10.9(c)	#+	Form of Non-Qualified Stock Option Agreement under the 2002 Stock Option Plan, as amended.

10.10(a)	#*	Singulex, Inc. 2012 Equity Incentive Award Plan.

10.10(b)	#*	Form of Stock Option Grant Notice and Stock Option Agreement under the 2012 Equity Incentive Award Plan.

Exhibit Number		Description
10.10(c)	#*	Form of Stock Option Grant Notice and Stock Option Agreement (Early Exercise Permitted) under the 2012 Equity Incentive Award Plan.

10.10(d)	#*	Form of Restricted Stock Award Agreement and Restricted Stock Unit Award Grant Notice under the 2012 Equity Incentive Award Plan.

10.11	#+	Amended and Restated Employment, Confidentiality and Noncompete Agreement, dated March 3, 2009, by and between Singulex, Inc. and Philippe J. Goix, Ph.D.

10.12	#+	Offer letter, dated April 19, 2012, by and between Singulex, Inc. and Michael Bell.

10.13	#+	Offer letter, dated September 27, 2011, by and between Singulex, Inc. and F. Steven Feinberg.

10.14	#+	Offer letter, dated December 19, 2007, by and between Singulex, Inc. and Guido Baechler.

10.15	#+	Offer letter, dated April 1, 2010, by and between Singulex, Inc. and William Hammack.

10.16		Lease Agreement, dated August 22, 2012, by and between Singulex, Inc. and Amstar-105, LLC.

16.1		Letter from Burr Pilger Mayer, Inc.

23.1	*	Consent of independent registered public accounting firm (Ernst & Young LLP).

23.2	*	Consent of independent registered public accounting firm (Burr Pilger Mayer, Inc.).

23.3	*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1		Power of Attorney. Reference is made to the signature page to the Registration Statement.

*
To be filed by amendment.

#
Indicates management contract or compensatory plan.

+
Previously submitted.

Exhibit 4.6

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OR SUCH STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT.

WARRANT TO PURCHASE
SECURITIES
OF
SINGULEX, INC.

Void after September 1, 2016

This Warrant is issued to General Electric Capital Corporation, a Delaware corporation, or its registered assigns (the “Holder”) by Singulex, Inc., a Delaware corporation (the “Company”), on October 12, 2006 (the “Warrant Issue Date”) in connection with the Company and the Holder entering into that certain Master Security Agreement, dated as of September 14, 2006 (the “Security Agreement”).

1.                                           Purchase of Warrant Shares. Subject to the terms and conditions set forth in this Warrant, the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the Holder in writing), to purchase from the Company (i) at any time on and after the date hereof, up to 16,667 shares of the Company’s Series C Preferred Stock, par value $0.001 per share (the “Series C Shares”), plus (ii) from and after the date of any borrowing under the Notes (as such term is defined in the Security Agreement), additional Series C Shares in an amount equal to 2% of the principal amount of each such borrowing, provided that the aggregate amount of such additional Series C Shares shall not exceed 16,667. All Series C Shares purchased by Holder shall be subject to adjustment for any stock splits, stock dividends, stock combinations or similar transaction relating to the Series C Shares. The Series C Shares issuable pursuant to this Warrant are referred to as the “Warrant Shares”. Notwithstanding the foregoing, if at the time of exercise of this Warrant, a Qualified Public Offering (as defined in the Certificate of Incorporation) has occurred, “Warrant Shares” shall mean the maximum number of shares of the Company’s Common Stock into which the Series C Shares, otherwise issuable upon the exercise of this Warrant would have converted in connection with such Qualified Public Offering, as further adjusted by any stock splits, stock dividends, stock combinations or similar transactions affecting the Common Stock after the date of such Qualified Public Offering.

2.                                           Exercise Price. The purchase price for each Warrant Share shall be $1.20 per share (the “Exercise Price”), subject to adjustment for any stock splits, stock dividends, stock combinations or similar transaction relating to the Series C Shares.

3.                                           Exercise Period. This Warrant shall be exercisable, in whole or in part, during the term commencing on the Warrant Issue Date and ending at 11:59 p.m. Central

Time on September 1, 2016 or if such date shall in the State of Missouri be a holiday or a day on which banks are authorized to close, then 11:59 p.m. Central Time the next following date which in the State of Missouri is not a holiday or a day on which banks are authorized to close.

4.                                           Method of Exercise. While this Warrant remains outstanding and exercisable in accordance with Section 3 above, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby. The Holder shall have the right to exercise this Warrant in connection with, and conditioned upon, the occurrence of a Fundamental Change (as defined in the Company’s Certificate of Incorporation). The exercise shall be effected by:

(a)                                 the surrender of this Warrant, together with a duly executed copy of the form of Notice of Exercise which is attached as Exhibit A, to the Secretary of the Company at its principal offices; and

(b)                                 the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Warrant Shares being purchased.

5.                                           Cashless Exercise. In lieu of exercising this Warrant pursuant to Section 4, the Holder, without payment of any additional consideration, may elect to receive Warrant Shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant to the Secretary of the Company at its principal offices together with a duly executed copy of the form of Notice of Cashless Exercise which is attached as Exhibit B, in which event the Company must issue to the holder hereof a number of Warrant Shares computed using the following formula:

X	=	Y (A - B)
A

Where:                                                              X =     The number of Warrant Shares to be issued to the Holder pursuant to this cashless exercise;

Y =     The number of Warrant Shares in respect of which the cashless issue election is made;

A =     The fair market value of one Warrant Share at the time the cashless issue election is made;

B =     The Exercise Price (as adjusted to the date of the cashless issuance).

For purposes of this Section 5, the fair market value of one Warrant Share as of a particular date will be determined as follows:

(a)                                 if the exercise is in connection with an initial public offering of the Company’s Common Stock, and if the Company’s registration statement relating to such public offering has been declared effective by the Securities and Exchange Commission, then the fair market value per share shall be the product of (x) the initial “Price to Public” specified in the final prospectus with respect to the offering and

2

(y) the number of shares of Common Stock into which each Warrant Share is convertible at the date of calculation;

(b)                                 if this Warrant is exercised after, and not in connection with, the Company’s initial public offering, and if the Company’s Common Stock is traded on a securities exchange or actively traded over-the-counter:

(i)                           if the Company’s Common Stock is traded on a securities exchange, the fair market value shall be deemed to be the product of (x) the average of the closing prices over the 30-day period ending three days before the date of calculation and (y) the number of shares of Common Stock into which each Warrant Share is convertible on such date; or

(ii)                        if the Company’s Common Stock is actively traded over-the-counter, the fair market value shall be deemed to be the product of (x) the average of the closing bid or sales price (whichever is applicable) over the 30-day period ending three days before the date of calculation and (y) the number of shares of Common Stock into which each Warrant Share is convertible on such date; or

(c)                                  if neither (a) nor (b) is applicable, the fair market value of a Warrant Share shall be at the highest price which the Company could obtain on the date of calculation from a willing buyer (not a current employee or director) for a Warrant Share sold by the Company from authorized but unissued shares, as determined in good faith by the Board of Directors, unless the Company is at such time subject to a Fundamental Change, in which case the fair market value of a Warrant Share shall be deemed to be the value received by the holder of a Warrant Share pursuant to such Fundamental Change.

To the extent this Warrant is not previously exercised, it shall be automatically exercised in accordance with Section 5 hereof (even if not surrendered) immediately before its expiration, involuntary termination or cancellation.

6.                                      Certificates for Warrant Shares. Upon the exercise of the purchase rights evidenced by this Warrant, one or more certificates for the number of Warrant Shares so purchased will be issued as soon as practicable thereafter (with appropriate restrictive legends, if applicable), and, in any event, within thirty (30) days after the delivery of the Notice of Exercise. If such exercise is in part only, the Company shall also deliver to the Holder a new warrant or warrants (dated the date hereof) of like tenor representing the Warrant Shares as to which the Holder has not exercised a right to purchase.

7.                                      Warrant Shares to be Fully Paid; Reservation of Warrant Shares. The Company covenants and agrees that all Warrant Shares, will, upon issuance, and, if applicable, payment of the applicable Exercise Price: (i) be duly authorized, validly issued, fully paid and nonassessable; (ii) constitute legally binding and valid obligations of the Company enforceable in accordance with their respective terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors’ rights and laws concerning equitable remedies; and (iii) be free of all liens and encumbrances, except for restrictions on transfer provided for herein or under applicable federal and state securities laws. The Company shall reserve and keep available out of its authorized and unissued capital stock, solely for the purpose of

3

providing for the exercise of the rights to purchase all Warrant Shares granted pursuant to this Warrant: (x) at all times on and after December 31, 2006, such number of Series C Shares as shall, from time to time, be sufficient therefor.

8.                                      No Fractional Shares or Scrip. The Company may, at its option, issue fractional shares or scrip representing fractional shares upon the exercise of this Warrant, or, in lieu of the fractional shares, make a cash payment for the fractional shares based on the Exercise Price then in effect.

9.                                      Notices of Certain Transactions. In case:

(a)                                 the Company shall take a record of the holders of its stock or securities at the time deliverable upon the exercise of this Warrant for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, or

(b)                                 of a Fundamental Change, or

(c)                                  of the voluntary or involuntary dissolution, liquidation or winding-up of the Company, or

(d)                                 of any redemption or mandatory conversion of any capital stock of the Company, or

(e)                                  of the closing of the initial public offering of the Company’s Common Stock pursuant to a registration statement under the Securities Act,

then, and in each such case, the Company will mail or cause to be mailed to the Holder of this Warrant a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the effective date on which such Fundamental Change, dissolution, liquidation, winding-up, redemption, conversion or closing is to take place, and the time, if any is to be fixed, as of which the holders of record of such stock or securities at the time deliverable upon such Fundamental Change, dissolution, liquidation, winding-up, redemption, conversion or closing are to be determined. Such notice shall be mailed at least 10 days prior to the earlier of the record date or effective date for the event specified in such notice.

10.                               No Stockholder Rights. Prior to the exercise of this Warrant, the Holder will not be entitled to any rights of a stockholder with respect to the Warrant Shares, including (without limitation) the right to vote such Warrant Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of stockholder meetings, and the Holder will not be entitled to any notice or other communication concerning the business or affairs of the Company. However, nothing in this Section 10 limits the right of the Holder to be provided the notices required under this Warrant.

11.                               Transfers of Warrant. The Holder will not sell, assign or otherwise transfer to any person all or any part of its interest in this Warrant. Subject to the foregoing restriction, in order to effect a transfer, the Holder shall properly endorse this

4

Warrant, surrender it to the Company at the Company’s principal offices and pay all transfer taxes and other governmental charges imposed on the transfer. The Company shall then record such transfer on its books. In the event of a partial transfer, the Company will issue to the holders one or more appropriate new warrants. This Warrant may only be transferred in compliance with applicable state and federal securities laws. The terms and provisions of this Warrant inure to the benefit of, and shall be binding upon, the Company and the Holder and their respective successors and permitted assigns.

12.                          Amendments and Waivers. Any term of this Warrant may be amended or waived only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this Section 12 shall be binding upon the Holder, each transferee of this Warrant, each holder of any Warrant Shares purchased under this Warrant at the time outstanding, each future holder of those Warrant Shares, and the Company.

13.                          Assumption of Warrant. If, at any time, while this Warrant or any portion hereof is outstanding and unexpired there shall be a Fundamental Change, then, as a part of such Fundamental Change, lawful provision shall be made so that the Holder will thereafter be entitled to receive, upon the exercise of this Warrant during the period specified herein and upon payment of the Exercise Price then in effect, the number of shares of stock or other securities or property of the successor entity resulting from the Fundamental Change which a holder of the shares deliverable upon exercise of this Warrant would have been entitled to receive in the Fundamental Change if this Warrant had been exercised immediately before the Fundamental Change; and, in any such case, appropriate adjustment (as determined by the Company’s Board of Directors) will be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the Holder to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the number of Warrant Shares the Holder is entitled to purchase) will thereafter be applicable, as nearly as possible, in relation to any Warrant Shares or other securities or other property thereafter deliverable upon the exercise of this Warrant.

14.                          Registration Rights. The Company grants registration rights to the Holder for any Common Stock of the Company obtained upon conversion of the Warrant Shares in parity to the registration rights granted to other holders of the Series C Shares and agrees that the Holder shall be added as a party to that certain Amended and Restated Registration Rights Agreement, dated as of May 9, 2006 of the Company, or any substitution or replacement thereof (the “Registration Rights Amendment”), and that the Warrant Shares shall be made “Registrable Securities” under the Registration Rights Agreement.

15.                          Notices. Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon personal delivery or delivery by courier, or five days after deposit in the United States mail, by registered or certified mail, postage prepaid, addressed (a) if to the Company, as set forth herein, and (b) if to the Holder, at the Holder’s address as set forth herein, or at such other address as the Company or the Holder may designate by at least 10 days’ advance written notice to the other party hereto.

16.                          Attorneys’ Fees. If any action of law or equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party is entitled to its reasonable

5

attorneys’ fees, costs and disbursements, in addition to any other relief to which it may be entitled.

17.                          Captions. The section and subsection headings of this Warrant are inserted for convenience only, and do not constitute a part of this Warrant for the purpose of construing or interpreting any provision hereof.

18.                          Governing Law; Choice of Forum; Waiver of Jury Trial. This Warrant and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with the General Corporation Law of the State of Delaware to the extent applicable, and otherwise in accordance with the laws of the State of Missouri, excluding its choice of law or conflicts of law principles. In any action between the parties arising out of or relating to this Warrant or any of the transactions contemplated by this Warrant: (a) each party irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of either the state courts located in St. Louis County, Missouri or the United States District Court for the Eastern District of Missouri, (b) each party irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, and (c) each party irrevocably waives any and all rights to a trial by jury in any legal proceeding arising out of or related to this Warrant or the transactions contemplated hereby.

19.                          Registration and Transfer on Company Books. The Company shall maintain books for the registration and transfer of this Warrant and the registration and transfer of the Warrant Shares issued upon exercise of this Warrant.

20.                          Loss or Mutilation. Upon receipt by the Company of reasonable evidence of the ownership of and the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company (without any surety being required), or, in the case of mutilation, upon surrender and cancellation of the mutilated Warrant, the Company shall execute and deliver in lieu thereof a new Warrant representing an equal number of Warrant Shares.

21.                          No Impairment. The Company will not, by charter amendment or by reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment. At any time during the period this Warrant is outstanding, the Holder may request that the Company acknowledge in writing, in form satisfactory to the Holder, the continued validity of this Warrant and the Company’s obligations hereunder.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company and the Holder have executed this Warrant by their duly authorized officers effective as of October 12, 2006.

SINGULEX, INC.,
a Delaware corporation

		By:	/s/ Philippe Goix
Philippe Goix, President and Chief Executive Officer

4041 Forest Park Boulevard
St. Louis, Missouri 63108

AGREED AND ACCEPTED BY THE HOLDER:

General Electric Capital Corporation

By:	/s/ John Edel SVP
John Edel
Senior Vice President, Risk

83 Wooster Heights Road Danbury, CT 06810

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EXHIBIT A

NOTICE OF EXERCISE

To:  SINGULEX, INC.

The undersigned hereby elects to purchase                      shares of                            of SINGULEX, INC., pursuant to the terms of the attached Warrant and payment of the Exercise Price per share required under such Warrant accompanies this notice.

The undersigned hereby represents and warrants that the undersigned is acquiring such shares for its own account for investment purposes only, and not for resale or with a view to distribution of such shares or any part thereof.

HOLDER:

[Name]

By:

Address:

Date:

Name in which shares should be registered:

EXHIBIT B

NOTICE OF CASHLESS EXERCISE

To:  SINGULEX, INC.

The undersigned hereby elects to exercise the attached warrant for                      shares of                                          of SINGULEX, INC. purchasable under the Warrant pursuant to the cashless exercise provisions of Section 5 of such Warrant.

The undersigned hereby represents and warrants that the undersigned is acquiring such shares for its own account for investment purposes only, and not for resale or with a view to distribution of such shares or any part thereof.

HOLDER:

[Name]

By:

Address:

Date:

Name in which shares should be registered:

Exhibit 10.3(a)

VENTURE LOAN AND SECURITY AGREEMENT

Dated as of November 24, 2010

by and between

COMPASS HORIZON FUNDING COMPANY LLC,

a Delaware limited liability company

76 Batterson Park Road

Farmington, CT 06032

as Lender

And

SINGULEX, INC.,

a Delaware corporation

1650 Harbor Bay Parkway

Suite 200

Alameda, CA 94502

as Borrower

Commitment Amount Loan A:	$3,000,000

Commitment Amount Loan B:	$2,000,000

Commitment Termination Date Loan A:	November 24, 2010

Commitment Termination Date Loan B:	December 31, 2010

The Lender and Borrower hereby agree as follows:

AGREEMENT

1.              Definitions and Construction.

1.1       Definitions. As used in this Agreement, the following capitalized terms shall have the following meanings:

“Account Control Agreement” means an agreement acceptable to Lender which perfects via control Lender’s security interest in Borrower’s deposit accounts and/or accounts holding securities.

“Affiliate” means any Person that owns or controls directly or indirectly ten percent (10%) or more of the stock of another entity, any Person that controls or is controlled by or is under common control with such Persons or any Affiliate of such Persons and each of such Person’s officers, directors, managers, joint venturers or partners.

“Agreement” means this certain Venture Loan and Security Agreement by and between Borrower and Lender dated as of the date on the cover page hereto (as it may from time to time be amended or supplemented in writing signed by the Borrower and Lender).

“Borrower” means the Borrower as set forth on the cover page of this Agreement.

“Bridge Bank” means Bridge Bank, N.A., a national banking association.

“Bridge Bank LSA” means that certain Amended and Restated Loan and Security Agreement dated as of May 15, 2007 by and between Bridge Bank and the Borrower, as amended from time to time and in effect on the date hereof.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banking institutions are authorized or required to close in Connecticut or California.

“Claim” has the meaning given such term in Section 10.3 of this Agreement

“Code” means the Uniform Commercial Code as adopted and in effect in the State of New York, as amended from time to time; provided that if by reason of mandatory provisions of law, the creation and/or perfection or the effect of perfection or non-perfection of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, the term “Code” shall also mean the Uniform Commercial Code as in effect from time to time in such jurisdiction for purposes of the provisions hereof relating to such creation, perfection or effect of perfection or non-perfection.

“Collateral” has the meaning given such term in Section 4.1 of this Agreement.

“Commitment Amount Loan A” and “Commitment Amount Loan B” have the meanings as set forth on the cover page of this Agreement.

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“Commitment Fee” has the meaning given such term in Section 2.6(c) of this Agreement.

“Commitment Termination Date Loan A” and “Commitment Termination Date Loan B” have the meanings as set forth on the cover page of this Agreement.

“Default” means any event which with the passing of time or the giving of notice or both would become an Event of Default hereunder.

“Default Rate” means the per annum rate of interest equal to four percent (4%) over the Loan Rate, but such rate shall in no event be more than the highest rate permitted by applicable law to be charged on commercial loans in a default situation.

“Disclosure Schedule” means Exhibit A attached hereto.

“Environmental Laws” means all foreign, federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Emergency Planning and Community Right-to-Know Act.

“Equity Securities” of any Person means (a) all common stock, preferred stock, participations, shares, partnership interests, membership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.

“ERISA” has the meaning given to such term in Section 7.12 of this Agreement.

“Event of Default” has the meaning given to such term in Section 8 of this Agreement.

“Final Payment” has the meaning set forth in Section 2.2(g) below.

“Funding Certificate” means a certificate executed by a Responsible Officer of Borrower substantially in the form of Exhibit B or such other form as Lender may agree to accept.

“Funding Date” means any date on which a Loan is made to or on account of Borrower under this Agreement.

“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time, consistently applied.

“Good Faith Deposit” has the meaning given such term in Section 2.6(a) of this Agreement.

“Governmental Authority” means (a) any federal, state, county, municipal or foreign government, or political subdivision thereof, (b) any governmental or quasi-governmental

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agency, authority, board, bureau, commission, department, instrumentality or public body, (c) any court or administrative tribunal, or (d) with respect to any Person, any arbitration tribunal or other non-governmental authority to whose jurisdiction that Person has consented.

“Hazardous Materials” means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

“Indebtedness” means, with respect to Borrower or any Subsidiary, the aggregate amount of, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade payables aged less than one hundred eighty (180) days), (d) all capital lease obligations of such Person, (e) all obligations or liabilities of others secured by a Lien on any asset of such Person, whether or not such obligation or liability is assumed, (f) all obligations or liabilities of others guaranteed by such Person, and (g) any other obligations or liabilities which are required by GAAP to be shown as debt on the balance sheet of such Person (provided that accounts payable, accrued expenses and other liabilities arising in the ordinary course of business shall not constitute Indebtedness). Unless otherwise indicated, the term “Indebtedness” shall include all Indebtedness of Borrower and the Subsidiaries.

“Indemnified Person” has the meaning given such term in Section 10.3 of this Agreement.

“Intellectual Property” means all of Borrower’s right, title and interest in and to patents, patent rights (and applications and registrations therefor and divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same), trademarks and service marks (and applications and registrations therefor and the goodwill associated therewith), inventions, copyrights (including applications and registrations therefor and like protections in each work or authorship and derivative work thereof), mask works (and applications and registrations therefor), trade names, trade styles, software and computer programs, source code, object code, trade secrets, methods, processes, know how, drawings, specifications, descriptions, and all memoranda, notes, and records with respect to any research and development, all whether now owned or subsequently acquired or developed by Borrower and whether in tangible or intangible form or contained on magnetic media readable by machine together with all such magnetic media (but not including embedded computer programs and supporting information included within the definition of “goods” under the Code).

“Investment” means the purchase or acquisition of any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or the extension of any advance, loan, extension of credit or capital contribution to, or any other investment in, or deposit with, any Person.

“Landlord Agreement” means an agreement substantially in the form provided by Lender to Borrower or such other form as Lender may agree to accept.

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“Lender” means the Lender as set forth on the cover page of this Agreement.

“Lender’s Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, documentation, administration, perfection and funding of the Loan Documents; and Lender’s reasonable attorneys’ fees, costs and expenses incurred in drafting, amending, modifying, enforcing or defending the Loan Documents (including fees and expenses of appeal or review), including the exercise of any rights or remedies afforded hereunder or under applicable law, whether or not suit is brought, whether before or after bankruptcy or insolvency, including without limitation all fees and costs incurred by Lender in connection with Lender’s enforcement of its rights in a bankruptcy or insolvency proceeding filed by or against Borrower or its Property.

“Lien” means any voluntary or involuntary security interest, pledge, bailment, lease, mortgage, hypothecation, conditional sales and title retention agreement, encumbrance or other lien with respect to any Property in favor of any Person.

“Loan” means each advance of credit by Lender to Borrower under this Agreement and, “Loans” means, collectively all such advances of credit.

“Loan A” means the advance of credit by Lender to Borrower under this Agreement in the Commitment Amount Loan A.

“Loan B” means the advance of credit by Lender to Borrower under this Agreement in the Commitment Amount Loan B.

“Loan Documents” means, collectively, this Agreement, the Notes, the Warrant, any Landlord Agreement, any Account Control Agreement and all other documents, instruments and agreements entered into in connection with this Agreement, all as amended or extended from time to time.

“Loan Rate” means, with respect to each Loan, the per annum rate of interest (based on a year of twelve 30-day months) equal to the greater of (a) 11.0% or (b) 11.0% plus the excess, if any, of (i) the one month LIBOR Rate (rounded to the nearest one hundredth percent), as reported in the Wall Street Journal, on the date which is five (5) Business Days before the Funding Date for such Loan (or, if the Wall Street Journal is not published on such date, the next earlier date on which it is published) and (ii) 0.30%.  The Loan Rate shall be fixed for the term of the Loan.

“Maturity Date” means, with respect to each Loan, March 1, 2014, or if earlier, the date of acceleration of such Loan following an Event of Default or the date of prepayment, whichever is applicable.

“Note” means each promissory note executed in connection with a Loan in substantially the form of Exhibit C attached hereto, and, collectively, “Notes” means all such promissory notes.

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“Obligations” means all debt, principal, interest, fees, charges, expenses and attorneys’ fees and costs and other amounts, obligations, covenants, and duties owing by Borrower to Lender of any kind and description (whether pursuant to or evidenced by the Loan Documents (other than the Warrant) and whether or not for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including all Lender’s Expenses.

“Officer’s Certificate” means a certificate executed by a Responsible Officer substantially in the form of Exhibit E or such other form as Lender may agree to accept.

“Payment Date” has the meaning given such term in Section 2.2(a) of this Agreement.

“Permitted Indebtedness” means and includes:

(a)         Indebtedness of Borrower to Lender;

(b)         Indebtedness of Borrower existing as of the date hereof and Indebtedness of Borrower incurred after the date hereof in an amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) per year, which, in both cases, is secured solely by Liens permitted under clause (e) of the definition of Permitted Liens;

(c)          Indebtedness arising from the endorsement of instruments in the ordinary course of business;

(d)         Indebtedness existing on the date hereof and set forth on the Disclosure Schedule;

(e)          Indebtedness of Borrower to Bridge Bank existing on the date hereof in a current aggregate outstanding principal amount of approximately One Million One Hundred Thousand Dollars consisting of Growth Capital Advances (as defined in the Bridge Bank LSA) pursuant to the terms of the Bridge Bank LSA;

(f)           In addition to clause (c) above, Indebtedness in an aggregate outstanding principal amount not exceeding Five Hundred Thousand Dollars ($500,000), consisting of a revolving credit facility from Bridge Bank in which the loans are limited to not more than Eighty Percent (80%) of Borrower’s Eligible Accounts (as defined in the Bridge Bank LSA) pursuant to the terms of the Bridge Bank LSA; provided that, if Borrower achieves trailing three month revenue in two consecutive months of not less than Four Million Dollars ($4,000,000), such Indebtedness may be in an aggregate outstanding principal amount not exceeding Five Million Dollars ($5,000,000);

(g)          Indebtedness consisting of security deposits and reimbursement obligations under letters of credit in favor of landlords and utilities in the ordinary course of business, in an amount not to exceed $100,000 in the aggregate at any time outstanding; and

(h)         Extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness above, provided that the principal amount thereof is not

5

increased or its principal repayment modified or the terms thereof are not modified to impose more burdensome terms upon Borrower.

“Permitted Investments” means and includes any of the following Investments as to which Lender has a perfected security interest:

(a)         Deposits and deposit accounts with commercial banks organized under the laws of the United States or a state thereof to the extent: (i) the deposit accounts of each such institution are insured by the Federal Deposit Insurance Corporation up to the legal limit; and (ii) each such institution has an aggregate capital and surplus of not less than One Hundred Million Dollars ($100,000,000);

(b)         Investments in marketable obligations issued or fully guaranteed by the United States and maturing not more than one (1) year from the date of issuance;

(c)          Investments in open market commercial paper rated at least “A1” or “P1” or higher by a national credit rating agency and maturing not more than one (1) year from the creation thereof;

(d)         Investments pursuant to or arising under currency agreements or interest rate agreements entered into in the ordinary course of business; and

(e)          Other Investments aggregating not in excess of Two Hundred Fifty Thousand Dollars ($250,000) at any time.

“Permitted Liens” means and includes:

(a)         the Lien created by this Agreement;

(b)         Liens for fees, taxes, levies, imposts, duties or other governmental charges of any kind which are not yet delinquent or which are being contested in good faith by appropriate proceedings which suspend the collection thereof (provided that such appropriate proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral which in the aggregate is material to Borrower and that Borrower has adequately bonded such Lien or reserves sufficient to discharge such Lien have been provided on the books of Borrower);

(c)          Liens identified on the Disclosure Schedule;

(d)         carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings (provided that such appropriate proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral or Collateral which in the aggregate is material to Borrower and that Borrower has adequately bonded such Lien or reserves sufficient to discharge such Lien have been provided on the books of Borrower);

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(e)          Liens upon any equipment or other personal property acquired by Borrower after the date hereof to secure (i) the purchase price of such equipment or other personal property, or (ii) lease obligations or indebtedness incurred solely for the purpose of financing the acquisition of such equipment or other personal property; provided that (A) such Liens are confined solely to the equipment or other personal property so acquired and the amount secured does not exceed the acquisition price thereof, and (B) no such Lien shall be created, incurred, assumed or suffered to exist in favor of Borrower’s officers, directors or shareholders holding five percent (5%) or more of Borrower’s Equity Securities;

(f)           Liens granted in connection with Indebtedness permitted under subsections (e) and (f) of the definition of Permitted Indebtedness; and

(g)          non-exclusive licenses of Intellectual Property entered into in the ordinary course of business.

“Person” means and includes any individual, any partnership, any corporation, any business trust, any joint stock company, any limited liability company, any unincorporated association or any other entity and any domestic or foreign national, state or local government, any political subdivision thereof, and any department, agency, authority or bureau of any of the foregoing.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, whether tangible or intangible.

“Responsible Officer” has the meaning given such term in Section 6.3 of this Agreement.

“Scheduled Payments” has the meaning given such term in Section 2.2(a) of this Agreement.

“Solvent” has the meaning given such term in Section 5.11 of this Agreement.

“Subsidiary” means any corporation or other entity of which a majority of the outstanding Equity Securities entitled to vote for the election of directors or other governing body (otherwise than as the result of a default) is owned by Borrower directly or indirectly through Subsidiaries.

“Third Party Equipment” has the meaning given such term in Section 4.8 of this Agreement.

“Transfer” has the meaning given such term in Section 7.4 of this Agreement.

“Warrant” means the separate warrant or warrants dated on or about the date hereof in favor of the Lender or its designees to purchase securities of Borrower.

1.2       Construction.  References in this Agreement to “Articles,” “Sections,” “Exhibits,” “Schedules” and “Annexes” are to recitals, articles, sections, exhibits, schedules and annexes herein and hereto unless otherwise indicated.  References in this Agreement and each of the other Loan Documents to any document, instrument or agreement shall include (a) all

7

exhibits, schedules, annexes and other attachments thereto, (b) all documents, instruments or agreements issued or executed in replacement thereof, and (c) such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be.  The words “include” and “including” and words of similar import when used in this Agreement or any other Loan Document shall not be construed to be limiting or exclusive.  Unless otherwise indicated in this Agreement or any other Loan Document, all accounting terms used in this Agreement or any other Loan Document shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP, and all terms describing Collateral shall be construed in accordance with the Code. The terms and information set forth on the cover page of this Agreement are incorporated into this Agreement.

2.              Loans; Repayment.

2.1       Commitment.

(a)         The Commitment Amount.  Subject to the terms and conditions of this Agreement and relying upon the representations and warranties herein set forth as and when made or deemed to be made, Lender agrees to lend to Borrower prior to the Commitment Termination Date Loan A, Loan A.  Subject to the terms and conditions of this Agreement, including, without limitation Section 3.3 below, and relying upon the representations and warranties herein set forth as and when made or deemed to be made, Lender agrees to lend to Borrower prior to the Commitment Termination Date Loan B, Loan B.

(b)         The Loans and the Notes. The obligation of Borrower to repay the unpaid principal amount of and interest on each Loan shall be evidenced by a Note issued to Lender.

(c)          Use of Proceeds.  The proceeds of each Loan shall be used solely for working capital or general corporate purposes of Borrower.

(d)         Termination of Commitment to Lend.  Notwithstanding anything in the Loan Documents, Lender’s obligation to lend the undisbursed portion of the Commitment Amount Loan A or Commitment Amount Loan B to Borrower hereunder shall terminate on the earlier of (i) at Lender’s sole election, the occurrence of any Default or Event of Default hereunder, and (ii) with respect to Loan A, Commitment Termination Date Loan A and with respect to Loan B, Commitment Termination Date Loan B.  Notwithstanding the foregoing, Lender’s obligation to lend the undisbursed portion of the Commitment Amount Loan A or Commitment Amount Loan B to Borrower shall terminate if, in Lender’s sole judgment, there has been a material adverse change in the business, results of operations, condition (financial or otherwise) or prospects of Borrower, whether or not arising from transactions in the ordinary course of business.

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2.2       Payments.

(a)         Scheduled Payments.  Borrower shall make a payment of accrued interest only on the outstanding principal amount of each Loan on the first Business Day of each calendar month commencing on the first Business Day of the calendar month next following the calendar month in which the Loan is made and continuing through and including September 1, 2011, as specified in the Note applicable to such Loan and an equal payment of principal plus accrued interest on the outstanding principal amount of each Loan on the next thirty (30) Payment Dates as set forth in the Note applicable to such Loan (collectively, the “Scheduled Payments”).  Borrower shall make such Scheduled Payments commencing on the date set forth in the Note applicable to such Loan and continuing thereafter on the first Business Day of each calendar month (each a “Payment Date”) through the Maturity Date.  In any event, all unpaid principal and accrued interest shall be due and payable in full on the Maturity Date.

(b)         Interim Payment.  Unless the Funding Date for a Loan is the first day of a calendar month, Borrower shall pay the per diem interest (accruing at the Loan Rate from the Funding Date through the last day of that month) payable with respect to such Loan on the first Business Day of the next calendar month.

(c)          Payment of Interest.  Borrower shall pay interest on each Loan at a per annum rate of interest equal to the Loan Rate.  All computations of interest (including interest at the Default Rate, if applicable) shall be based on a year of twelve 30-day months.  Notwithstanding any other provision hereof, the amount of interest payable hereunder shall not in any event exceed the maximum amount permitted by the law applicable to interest charged on commercial loans.

(d)         Application of Payments.  All payments received by Lender prior to an Event of Default shall be applied as follows:  (1) first, to Lender’s Expenses then due and owing; and (2) second to all Scheduled Payments then due and owing (provided, however, if such payments are not sufficient to pay the whole amount then due, such payments shall be applied first to unpaid interest at the Loan Rate, then to the remaining amount then due).  After an Event of Default, all payments and application of proceeds shall be made as set forth in Section 9.7.

(e)          Late Payment Fee.  Borrower shall pay to Lender a late payment fee equal to six percent (6%) of any Scheduled Payment not paid when due.

(f)           Default Rate.  Borrower shall pay interest at a per annum rate equal to the Default Rate on any amounts required to be paid by Borrower under this Agreement or the other Loan Documents (including Scheduled Payments) that are not paid when due, payable with respect to any Loan, accrued and unpaid interest, and any fees or other amounts which remain unpaid after such amounts are due.  If an Event of Default has occurred and the Obligations have been accelerated (whether automatically or by Lender’s election), Borrower shall pay interest on the aggregate, outstanding accelerated balance hereunder from the date of the Event of Default until all Events of Default are cured, at a per annum rate equal to the Default Rate.

(g)          Final Payment. Borrower shall pay to Lender a payment in the amount of Ninety Thousand Dollars ($90,000) (the “Loan A Final Payment”) upon the earlier of (i)

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payment in full of the principal balance of Loan A, (ii) an Event of Default and demand by Lender of payment in full of Loan A or (iii) on the Maturity Date, as applicable. If Loan B is made, Borrower shall pay to Lender a payment in the amount of Sixty Thousand Dollars ($60,000) (the “Loan B Final Payment” and, collectively with Loan A, the “Final Payment”) upon the earlier of (i) payment in full of the principal balance of Loan B, (ii) an Event of Default and demand by Lender of payment in full of Loan B or (iii) on the Maturity Date, as applicable.

2.3  Prepayments.

(a)   Mandatory Prepayment Upon an Acceleration.  If the Loans are accelerated following the occurrence of an Event of Default pursuant to Section 9.1(a) hereof, then Borrower, in addition to any other amounts which may be due and owing hereunder, shall immediately pay to Lender the amount set forth in Section 2.3(b) below, as if the Borrower had opted to prepay on the date of such acceleration.

(b)   Optional Prepayment.  Upon ten (10) Business Days’ prior written notice to Lender, Borrower may, at its option, at any time, prepay all of the Loans by paying to Lender an amount equal to (i) any accrued and unpaid interest on the outstanding principal balance of the Loans; (ii) an amount equal to (A) if the Loan is prepaid within twelve (12) months from the Funding Date thereof, four (4%) percent of the then outstanding principal balance of the Loan, (B) if the Loan is prepaid more than twelve (12) months from the Funding Date thereof but less than twenty-four (24) months from the Funding Date, three (3%) percent of the then outstanding principal balance of the Loan, or (C) if the Loan is prepaid more than twenty-four (24) months from the Funding Date thereof, two (2%) percent of the then outstanding principal balance of the Loan; (iii) the outstanding principal balance of the Loans, (iv) the Final Payment and (v) all other sums, if any, that shall have become due and payable hereunder.

2.4  Other Payment Terms.

(a)   Place and Manner.  Borrower shall make all payments due to Lender in lawful money of the United States.  All payments of principal, interest, fees and other amounts payable by Borrower hereunder shall be made, in immediately available funds, not later than 12:00 noon Connecticut time, on the date on which such payment is due.  Borrower shall make such payments to Lender via wire transfer or ACH as follows:

Payment via wire transfer or ACH to Compass Horizon:	Compass Horizon Funding Company
Credit:	LLC/Horizon Credit I LLC
Bank Name:	U.S. Bank National Association
Bank Address:	P.O. Box 643857
Cincinnati OH 45264-3857
Account No.:	Lockbox No.: 153910632600
ABA Routing No.:	123000848
Reference:	Singulex Invoice #

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(b)   Date.  Whenever any payment is due hereunder on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

2.5  Procedure for Making the Loans.

(a)   Notice.  Borrower shall notify Lender of the date on which Borrower desires Lender to make any Loan at least five (5) Business Days in advance of the desired Funding Date, unless Lender elects at its sole discretion to allow the Funding Date to be within five (5) Business Days of Borrower’s notice.  Borrower’s execution and delivery to Lender of a Note shall be Borrower’s agreement to the terms and calculations thereunder with respect to the Loan.  Lender’s obligation to make any Loan shall be expressly subject to the satisfaction of the conditions set forth in Section 3.

(b)   Loan Rate Calculation.  Prior to each Funding Date, Lender shall establish the Loan Rate with respect to such Loan, which shall be set forth in the Note to be executed by Borrower with respect to such Loan and shall be conclusive in the absence of a manifest error.

(c)   Disbursement. Lender shall disburse the proceeds of each Loan by wire transfer to Borrower at the account specified in the Funding Certificate for the Loan.

2.6  Good Faith Deposit; Legal and Closing Expenses; and Commitment Fee.

(a)   Good Faith Deposit.  Borrower has delivered to Lender a good faith deposit in the amount of Fifty Thousand Dollars ($50,000) (the “Good Faith Deposit”).  The Good Faith Deposit will be credited to the Commitment Fee. If the Funding Date does not occur, Lender shall retain the Good Faith Deposit as compensation for its time, expenses and opportunity cost.

(b)   Legal, Due Diligence and Documentation Expenses. Concurrently with its execution and delivery of this Agreement, Borrower shall pay to Lender Lender’s legal, due diligence and documentation expenses in connection with the negotiation and documentation of this Agreement and the Loan Documents in an amount not to exceed Twenty-One Thousand Dollars ($21,000).

(c)   Commitment Fee. Borrower shall pay Lender concurrently with its execution and delivery of this Agreement a commitment fee in the amount of Fifty Thousand Dollars ($50,000) (the “Commitment Fee”) less the amount credited pursuant to Section 2.6(a).  The Commitment Fee shall be retained by Lender and be deemed fully earned upon receipt.

3.     Conditions of Loan.

3.1  Conditions Precedent to Closing.  At the time of the execution and delivery of this Agreement, Lender shall have received, in form and substance reasonably satisfactory to Lender, all of the following (unless Lender has agreed to waive such condition or document, in which case such condition or document shall be a condition precedent to the making of any Loan and shall be deemed added to Section 3.2):

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(a)   Loan Agreement. This Agreement duly executed by Borrower and Lender.

(b)   Warrant. The Warrant duly executed by Borrower.

(c)   Secretary’s Certificate. A certificate of the secretary or assistant secretary of Borrower with copies of the following documents attached:  (i) the certificate of incorporation and bylaws of Borrower certified by Borrower as being complete and in full force and effect on the date thereof, (ii) incumbency and representative signatures, and (iii) resolutions authorizing the execution and delivery of this Agreement and each of the other Loan Documents.

(d)   Good Standing Certificates.  A good standing certificate from Borrower’s state of incorporation and the state in which Borrower’s principal place of business is located, each dated as of a recent date.

(e)   Certificate of Insurance.  Evidence of the insurance coverage required by Section 6.8 of this Agreement.

(f)    Consents.  All necessary consents of shareholders and other third parties with respect to the execution, delivery and performance of this Agreement, the Warrant and the other Loan Documents.

(g)   Legal Opinion.  A legal opinion of Borrower’s counsel covering the matters set forth in Exhibit D hereto.

(h)   Account Control Agreements.  Account Control Agreements for all of Borrower’s deposit accounts and accounts holding securities duly executed by all of the parties thereto, in the forms provided by or reasonably acceptable to Lender.

(i)    Other Documents. Such other documents and completion of such other matters, as Lender may reasonably deem necessary or appropriate.

3.2  Conditions Precedent to Making a Loan. The obligation of Lender to make each Loan is further subject to the following conditions:

(a)   No Default. No Default or Event of Default shall have occurred and be continuing.

(b)   Landlord Agreements. Borrower shall have provided Lender with a Landlord Agreement for each location where Borrower’s books and records and any material portion of the Collateral is located (unless Borrower is the fee owner thereof).

(c)   Note. Borrower shall have duly executed and delivered to Lender a Note in the amount of the Loan.

(d)   UCC Financing Statements.  Lender shall have received such documents, instruments and agreements, including UCC financing statements or amendments to UCC financing statements, as Lender shall reasonably request to evidence the perfection and

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priority of the security interests granted to Lender pursuant to Section 4. Borrower authorizes Lender to file any UCC financing statements, continuations of or amendments to UCC financing statements it deems necessary to perfect its security interest in the Collateral.

(e)   Funding Certificate.  Borrower shall have duly executed and delivered to Lender a Funding Certificate for such Loan.

(f)    Subordination Agreement. A Subordination Agreement with respect to the Indebtedness constituting Permitted Indebtedness under subsections (e) and (f) of the definition of Permitted Indebtedness, executed by the lender providing such Indebtedness.

(g)   Other Documents.  Such other documents and completion of such other matters, as Lender may reasonably deem necessary or appropriate.

3.3  Condition to Making of Loan B. Borrower shall not request, and Lender shall have no obligation to make, Loan B, unless and until Borrower provides Lender with evidence reasonably satisfactory to Lender that Borrower has achieved revenues in Borrower’s fiscal year 2010 of not less than Five Million Five Hundred Thousand Dollars ($5,500,000).

3.4  Covenant to Deliver.  Borrower agrees (not as a condition but as a covenant) to deliver to Lender each item required to be delivered to Lender as a condition to each Loan, if such Loan is advanced.  Borrower expressly agrees that the extension of such Loan prior to the receipt by Lender of any such item shall not constitute a waiver by Lender of Borrower’s obligation to deliver such item, and any such extension in the absence of a required item shall be in Lender’s sole discretion.

4.     Creation of Security Interest.

4.1  Grant of Security Interest.  Subject to Section 4.8, Borrower grants to Lender a valid, first priority, continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt, full and complete payment of any and all Obligations and in order to secure prompt, full and complete performance by Borrower of each of its covenants and duties under each of the Loan Documents (other than the Warrant). The “Collateral” shall mean and include all right, title, interest, claims and demands of Borrower in and to all personal property of Borrower, including without limitation, all of the following:

(a)   All goods (and embedded computer programs and supporting information included within the definition of “goods” under the Code) and equipment now owned or hereafter acquired, including, without limitation, all laboratory equipment, computer equipment, office equipment, machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

(b)   All inventory now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returns upon any accounts or other

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proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s books relating to any of the foregoing;

(c)   All contract rights and general intangibles (except to the extent included within the definition of Intellectual Property), now owned or hereafter acquired, including, without limitation, goodwill, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, software, computer programs, computer disks, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payment intangibles, commercial tort claims, payments of insurance and rights to payment of any kind;

(d)   All now existing and hereafter arising accounts, contract rights, royalties, license rights, license fees and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower (subject, in each case, to the contractual rights of third parties to require funds received by Borrower to be expended in a particular manner), whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s books relating to any of the foregoing;

(e)   All documents, cash, deposit accounts, letters of credit (whether or not the letter of credit is evidenced by a writing), certificates of deposit, instruments, promissory notes, chattel paper (whether tangible or electronic) and investment property, including, without limitation, all securities, whether certificated or uncertificated, security entitlements, securities accounts, commodity contracts and commodity accounts, and all financial assets held in any securities account or otherwise, wherever located, now owned or hereafter acquired and Borrower’s books relating to the foregoing; and

(f)    Any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof, including, without limitation, insurance, condemnation, requisition or similar payments and proceeds of the sale or licensing of Intellectual Property to the extent such proceeds no longer constitute Intellectual Property; but

(g)   Notwithstanding the foregoing, the Collateral shall not include any Intellectual Property; provided, however, that the Collateral shall include all accounts receivables, accounts, and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”).  Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the date hereof, include the Intellectual Property to the extent necessary to permit perfection of Lender’s security interest in the Rights to Payment.

4.2  After-Acquired Property.  If Borrower shall at any time acquire a commercial tort claim, as defined in the Code, Borrower shall immediately notify Lender in writing signed by Borrower of the brief details thereof and grant to Lender in such writing a security interest

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therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Lender.

4.3  Duration of Security Interest.  Lender’s security interest in the Collateral shall continue until the payment in full and the satisfaction of all Obligations and termination of Lender’s commitment to fund the Loans, whereupon such security interest shall terminate.  Lender shall, at Borrower’s sole cost and expense, execute such further documents and take such further actions as may be reasonably necessary to make effective the release contemplated by this Section 4.3, including duly authorizing and delivering termination statements for filing in all relevant jurisdictions under the Code.

4.4  Location and Possession of Collateral.  The Collateral is and shall remain in the possession of Borrower at its location listed on the cover page hereof or as set forth in the Disclosure Schedule or such other locations which Borrower has identified in writing to Lender.  Borrower shall remain in full possession, enjoyment and control of the Collateral (except only as may be otherwise required by Lender for perfection of its security interest therein) and so long as no Event of Default has occurred, shall be entitled to manage, operate and use the same and each part thereof with the rights and franchises appertaining thereto; provided that the possession, enjoyment, control and use of the Collateral shall at all time be subject to the observance and performance of the terms of this Agreement.

4.5  Delivery of Additional Documentation Required.  Borrower shall from time to time execute and deliver to Lender, at the request of Lender, all financing statements and other documents Lender may reasonably request, in form satisfactory to Lender, to perfect and continue Lender’s perfected security interests in the Collateral and in order to consummate fully all of the transactions contemplated under the Loan Documents.

4.6  Right to Inspect.  Lender (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time (but prior to a Default not more than one time per fiscal year at Borrower’s expense) during Borrower’s usual business hours, to inspect Borrower’s books and records and to make copies thereof and to inspect, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

4.7  Intellectual Property. Except as Borrower shall otherwise determine in its reasonable business judgment, Borrower shall (i) protect, defend and maintain the validity and enforceability of its Intellectual Property and promptly advise Lender in writing of material infringements, and (ii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Lender’s written consent.

4.8  Lien Subordination.  Lender agrees that the Liens granted to it hereunder shall be subordinate to the Liens to secure the Indebtedness permitted under clauses (e) and (f) of the definition of Permitted Indebtedness.  Lender agrees that the Liens granted to it hereunder in Third Party Equipment shall be subordinate to the Liens of future lenders providing equipment financing and equipment lessors for equipment and other personal property acquired by Borrower after the date hereof (“Third Party Equipment”); provided that in the case of equipment financings and leasing such Liens are confined solely to the equipment so financed

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and the proceeds thereof and are Permitted Liens.  Notwithstanding the foregoing, the Obligations hereunder shall not be subordinate in right of payment to any obligations to other equipment lenders or equipment lessors and Lender’s rights and remedies hereunder shall not in any way be subordinate to the rights and remedies of any such lenders or equipment lessors.  So long as no Event of Default has occurred, Lender agrees to execute and deliver such agreements and documents as may be reasonably requested by Borrower from time to time which set forth the lien subordination described in this Section 4.8 and are reasonably acceptable to Lender.  Lender shall have no obligation to execute any agreement or document which would impose obligations, restrictions or lien priority on Lender which are less favorable to Lender than those described in this Section 4.8.

5.     Representations and Warranties.  Except as set forth in the Disclosure Schedule, Borrower represents and warrants as follows:

5.1  Organization and Qualification.  Borrower is a corporation duly organized and validly existing under the laws of its state of incorporation and qualified and licensed to do business in, and is in good standing in, any state in which the conduct of its business or its ownership of Property requires that it be so qualified or in which the Collateral is located, except for such states as to which any failure to so qualify would not have a material adverse effect on Borrower.

5.2  Authority.  Borrower has all necessary power and authority to execute, deliver, and perform in accordance with the terms thereof, the Loan Documents to which it is a party.  Borrower has all requisite power and authority to own and operate its Property and to carry on its businesses as now conducted. Borrower has obtained all licenses, permits, approvals and other authorizations necessary for the operation of its business.

5.3  Conflict with Other Instruments, etc.  Neither the execution and delivery of any Loan Document to which Borrower is a party nor the consummation of the transactions therein contemplated nor compliance with the terms, conditions and provisions thereof will conflict with or result in a breach of any of the terms, conditions or provisions of the certificate of incorporation, the by-laws, or any other organizational documents of Borrower or any law or any regulation, order, writ, injunction or decree of any court or governmental instrumentality or any material agreement or instrument to which Borrower is a party or by which it or any of its Property is bound or to which it or any of its Property is subject, or constitute a default thereunder or result in the creation or imposition of any Lien, other than Permitted Liens.

5.4  Authorization; Enforceability.  The execution and delivery of this Agreement, the granting of the security interest in the Collateral, the incurring of the Loans, the execution and delivery of the other Loan Documents to which Borrower is a party and the consummation of the transactions herein and therein contemplated have each been duly authorized by all necessary action on the part of Borrower.  Except as contemplated by the Loan Documents, no authorization, consent, approval, license or exemption of, and no registration, qualification, designation, declaration or filing with, or notice to, any Person is, was or will be necessary to (i) the valid execution and delivery of any Loan Document to which Borrower is a party, (ii) the performance of Borrower’s obligations under any Loan Document, or (iii) the granting of the security interest in the Collateral, except for filings in connection with the

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perfection of the security interest in any of the Collateral or the issuance of the Warrant.  The Loan Documents have been duly executed and delivered and constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity.

5.5  No Prior Encumbrances.  Borrower has good and marketable title to the Collateral, free and clear of Liens except for Permitted Liens. Borrower has good title and ownership of, or is licensed under, all of Borrower’s current Intellectual Property.  Borrower has not received any communications alleging that Borrower has violated, or by conducting its business as proposed, would violate any proprietary rights of any other Person.  Borrower has no knowledge of any infringement or violation by it of the intellectual property rights of any third party and has no knowledge of any violation or infringement by a third party of any of its Intellectual Property.  The Collateral and the Intellectual Property constitute substantially all of the assets and property of Borrower.

5.6  Name; Location of Chief Executive Office, Principal Place of Business and Collateral.  Borrower has not done business under any name other than that specified on the signature page hereof.  Borrower’s jurisdiction of incorporation, chief executive office, principal place of business, and the place where Borrower maintains its records concerning the Collateral are presently located in the state and at the address set forth on the cover page of this Agreement.  The Collateral is presently located at the address set forth on the cover page hereof or as set forth in the Disclosure Schedule.

5.7  Litigation.  There are no actions or proceedings pending by or against Borrower before any court or administrative agency in which an adverse decision could reasonably be expected to have a material adverse effect on Borrower or the aggregate value of the Collateral.  Borrower does not have knowledge of any such pending or threatened actions or proceedings.

5.8  Financial Statements. All financial statements relating to Borrower or any Affiliate that have been or may hereafter be delivered by Borrower to Lender present fairly in all material respects Borrower’s financial condition as of the date thereof and Borrower’s results of operations for the period then ended.

5.9  No Material Adverse Effect.  No event has occurred and no condition exists which could reasonably be expected to have a material adverse effect on the financial condition, business or operations of Borrower since December 31, 2009.

5.10      Full Disclosure.  Borrower’s representations, warranties or other statements in any Loan Document (including the Disclosure Schedule) or in any, certificate or written statement furnished to Lender when taken as a whole, do not contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.  There is no fact known to Borrower which materially adversely affects, or which could in the future be reasonably

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expected to materially adversely affect, its ability to perform its obligations under this Agreement.

5.11      Solvency, Etc. Borrower is Solvent (as defined below) and, after the execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby, Borrower will be Solvent.  “Solvent” means, with respect to any Person on any date, that on such date (a) the fair value of the property of such Person is greater than the fair value of the liabilities (including, without limitation, contingent liabilities) of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.

5.12      Subsidiaries. As of the date hereof, Borrower has no Subsidiaries.

5.13      Catastrophic Events; Labor Disputes. Neither Borrower nor its properties is or has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or other casualty that could reasonably be expected to have a  material adverse effect on the ability of Borrower to meet its Obligations.  There are no disputes presently subject to grievance procedure, arbitration or litigation under any of the collective bargaining agreements, employment contracts or employee welfare or incentive plans to which Borrower is a party, and there are no strikes, lockouts, work stoppages or slowdowns, or, to the knowledge of Borrower, jurisdictional disputes or organizing activity occurring or threatened which could reasonably be expected to have a  material adverse effect on the ability of Borrower to meet its Obligations.

5.14      Certain Agreements of Officers, Employees and Consultants.

(a)   No Violation. To the knowledge of Borrower, no officer, employee or consultant of Borrower is, or is now expected to be, in violation of any term of any employment contract, proprietary information agreement, nondisclosure agreement, noncompetition agreement or any other material contract or agreement or any restrictive covenant relating to the right of any such officer, employee or consultant to be employed by Borrower because of the nature of the business conducted or to be conducted by Borrower or relating to the use of trade secrets or proprietary information of others, and to Borrower’s knowledge, the continued employment of Borrower’s officers, employees and consultants does not subject Borrower to any material liability for any claim or claims arising out of or in connection with any such contract, agreement, or covenant.

(b)   No Present Intention to Terminate. To the knowledge of Borrower, no officer of Borrower, and no employee or consultant of Borrower whose termination, either individually or in the aggregate, could reasonably be expected to have a material adverse effect on the ability of Borrower to meet its Obligations, has any present intention of terminating his or her employment or consulting relationship with Borrower.

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6.     Affirmative Covenants.  Borrower, until the full and complete payment of the Obligations, covenants and agrees that:

6.1  Good Standing.  Borrower shall maintain its corporate existence and its good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a material adverse effect on the ability of Borrower to meet its Obligations.  Borrower shall maintain in force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a material adverse effect on the ability of Borrower to meet its Obligations.

6.2  Government Compliance.  Borrower shall comply with all statutes, laws, ordinances and government rules and regulations, the noncompliance with which could reasonably be expected to materially adversely affect the ability of Borrower to meet its Obligations.

6.3  Financial Statements, Reports, Certificates.  Borrower shall deliver to Lender: (a) as soon as available, but in any event within thirty (30) days after the end of each month, a company prepared balance sheet, income statement and cash flow statement covering Borrower’s operations during such period, certified by Borrower’s president, treasurer or chief financial officer (each, a “Responsible Officer”); (b) as soon as available, but in any event within one hundred twenty (120) days after the end of Borrower’s fiscal year, audited financial statements of Borrower prepared in accordance with GAAP, together with an unqualified opinion on such financial statements of a nationally recognized or other independent public accounting firm reasonably acceptable to Lender; and (c) as soon as available, but in any event within ninety (90) days after the end of Borrower’s fiscal year or the date of Borrower’s board of directors’ adoption, Borrower’s operating budget and plan for the next fiscal year; and (d) such other financial information as Lender may reasonably request from time to time.  From and after such time as Borrower becomes a publicly reporting company, promptly as they are available and in any event:  (x) at the time of filing of Borrower’s Form 10-K with the Securities and Exchange Commission after the end of each fiscal year of Borrower, the financial statements of Borrower filed with such Form 10-K; and (y) at the time of filing of Borrower’s Form 10-Q with the Securities and Exchange Commission after the end of each of the first three fiscal quarters of Borrower, the financial statements of Borrower filed with such Form 10-Q.  In addition, Borrower shall deliver to Lender (i) promptly upon becoming available, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders; and (ii) immediately upon receipt of notice thereof, a report of any material legal actions pending or threatened against Borrower or the commencement of any action, proceeding or governmental investigation involving Borrower is commenced that is reasonably expected to result in damages or costs to Borrower of One Hundred Fifty Thousand Dollars ($150,000).

6.4  Certificates of Compliance.  Each time financial statements are furnished pursuant to Section 6.3 above, Borrower shall deliver to Lender an Officer’s Certificate signed by a Responsible Officer in the form of, and certifying to the matters set forth in Exhibit E hereto.

6.5  Notice of Defaults.  As soon as possible, and in any event within five (5) Business days after the discovery of a Default or an Event of Default, Borrower shall provide

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Lender with an Officer’s Certificate setting forth the facts relating to or giving rise to such Default or Event of Default and the action which Borrower proposes to take with respect thereto.

6.6  Taxes.  Borrower shall make due and timely payment or deposit of all federal, state, and local taxes, assessments, or contributions required of it by law or imposed upon any Property belonging to it, and will execute and deliver to Lender, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Lender with proof satisfactory to Lender indicating that Borrower has made such payments or deposits; provided that Borrower need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings which suspend the collection thereof (provided that such proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral or Collateral which in the aggregate is material to Borrower and that Borrower has adequately bonded such amounts or reserves sufficient to discharge such amounts have been provided on the books of Borrower).

6.7  Use; Maintenance. Borrower shall keep and maintain all items of equipment and other similar types of personal property that form any significant portion or portions of the Collateral in good operating condition and repair, ordinary wear and tear excepted, and shall make all necessary replacements thereof and renewals thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved.  Borrower shall not permit any such material item of Collateral to become a fixture to real estate or an accession to other personal property, without the prior written consent of Lender.  Borrower shall not permit any such material item of Collateral to be operated or maintained in violation of any applicable law, statute, rule or regulation, except as would not reasonably be expected to have a material adverse effect on the ability of Borrower to meet its Obligations.  With respect to items of leased equipment (to the extent Lender has any security interest in any residual Borrower’s interest in such equipment under the lease), Borrower shall keep, maintain, repair, replace and operate such leased equipment in accordance with the terms of the applicable lease, except as would not reasonably be expected to have a material adverse effect on the ability of Borrower to meet its Obligations.

6.8  Insurance. Borrower shall keep its business and the Collateral insured for risks and in amounts, as Lender may reasonably request.  Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Lender.  All property policies shall have a lender’s loss payable endorsement showing Horizon Technology Finance Management LLC as an additional loss payee and all liability policies shall show Horizon Technology Finance Management LLC as an additional insured and all policies shall provide that the insurer must give Horizon Technology Finance Management LLC at least thirty (30) days notice before canceling its policy.  At Lender’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments.  Proceeds payable under any property policy shall, at Lender’s option, subject to the rights of Bridge Bank, be payable to Horizon Technology Finance Management LLC on account of the Obligations.  Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, Borrower shall have the option of

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applying the proceeds of any property policy, toward the replacement or repair of destroyed or damaged property; provided that (i) any such replaced or repaired property (a) shall be of equal or like value as the replaced or repaired Collateral and (b) shall be deemed Collateral in which Lender has been granted a first priority security interest (subject to Section 4.8 herein) and (ii) after the occurrence and during the continuation of an Event of Default all proceeds payable under such property policy, subject to the rights of Bridge Bank, shall, at the option of Lender, be payable to Horizon Technology Finance Management LLC, on account of the Obligations.  If Borrower fails to obtain insurance as required under Section 6.8 or to pay any amount or furnish any required proof of payment to third persons and Lender, Lender may make all or part of such payment or obtain such insurance policies required in Section 6.8, and take any action under the policies Lender deems prudent. On or prior to the first Funding Date and prior to each policy renewal, Borrower shall furnish to Lender certificates of insurance or other evidence satisfactory to Lender that insurance complying with all of the above requirements is in effect.

6.9  Security Interest.  Assuming the proper filing of one or more financing statement(s) identifying the Collateral with the proper state and/or local authorities, the security interests in the Collateral granted to Lender pursuant to this Agreement (i) constitute and will continue to constitute first priority security interests (except to the extent any Permitted Liens may have a superior priority to Lender’s Lien under this Agreement) and (ii) are and will continue to be superior and prior to the rights of all other creditors of Borrower (except to the extent of such Permitted Liens).

6.10      Further Assurances.  At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Lender to make effective the purposes of this Agreement, including without limitation, the continued perfection and priority of Lender’s security interest in the Collateral.

6.11      Subsidiaries. Borrower, upon Lender’s request, shall cause any Subsidiary of Borrower to provide Lender with a guaranty of the Obligations and a security interest in such Subsidiary’s assets to secure such guaranty.

7.     Negative Covenants.  Borrower, until the full and complete payment of the Obligations, covenants and agrees that Borrower shall not:

7.1  Chief Executive Office.  Change its name, jurisdiction of incorporation, chief executive office, principal place of business or any of the items set forth in Section 1 of the Disclosure Schedule without thirty (30) days prior written notice to Lender.

7.2  Collateral Control.  Subject to its rights under Sections 4.4 and 7.4, remove any items of Collateral from Borrower’s facility located at the address set forth on the cover page hereof or as set forth on the Disclosure Schedule.

7.3  Liens.  Create, incur, assume or suffer to exist any Lien of any kind upon any of Borrower’s Property, whether now owned or hereafter acquired, except Permitted Liens.

7.4  Other Dispositions of Collateral.  Convey, sell, lease or otherwise dispose of all or any part of the Collateral to any Person (collectively, a “Transfer”), except for: (i) Transfers of inventory in the ordinary course of business; (ii) Transfers of worn-out or obsolete

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equipment; or (iii) Transfers permitted under subclauses (f) and (g) of the definition of Permitted Liens with respect to Collateral.

7.5  Distributions.  (i) Pay any dividends or make any distributions on its Equity Securities; (ii) purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Securities (other than repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements or similar arrangements in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000)); (iii) return any capital to any holder of its Equity Securities as such; (iv) make any distribution of assets, Equity Securities, obligations or securities to any holder of its Equity Securities as such; or (v) set apart any sum for any such purpose; provided, however, Borrower may pay dividends payable solely in Borrower’s common stock.

7.6  Mergers or Acquisitions.  Merge or consolidate with or into any other Person or acquire all or substantially all of the capital stock or assets of another Person.

7.7  Change in Ownership.  Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto or have a material change in its ownership of greater than forty nine and nine tenths percent (49.9%) (other than by the sale by Borrower of Borrower’s Equity Securities in a public offering or to venture capital investors so long as Borrower identifies to Lender the venture capital investors prior to the closing of the investment).

7.8  Transactions With Affiliates/Subsidiaries. (i) Enter into any contractual obligation with any Affiliate or engage in any other transaction with any Affiliate except upon terms at least as favorable to Borrower as an arms-length transaction with Persons who are not Affiliates of Borrower or (ii) create a Subsidiary, unless, at Lender’s election, such Subsidiary guarantees the Obligations and grants a security interest in its assets to secure such guaranty.

7.9  Indebtedness Payments. (i) Prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled repayment thereof any Indebtedness for borrowed money (other than amounts due or permitted to be prepaid under this Agreement or under any revolving credit agreement constituting Permitted Indebtedness under clause (e) of the definition of Permitted Indebtedness) or lease obligations, (ii) amend, modify or otherwise change the terms of any Indebtedness for borrowed money or lease obligations so as to accelerate the scheduled repayment thereof or (iii) repay any notes to officers, directors or shareholders.

7.10      Indebtedness.  Create, incur, assume or permit to exist any Indebtedness except Permitted Indebtedness.

7.11      Investments.  Make any Investment except for Permitted Investments.

7.12      Compliance.  Become an “investment company” or a company controlled by an “investment company” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Loan for that purpose; fail to meet the minimum funding requirements of the Employment Retirement Income Security Act of 1974, and its regulations, as amended from

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time to time (“ERISA”), permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business or operations or could reasonably be expected to cause a material adverse change, or permit any of its Subsidiaries to do so.

7.13      Maintenance of Accounts.  (i) Maintain any deposit account or account holding securities owned by Borrower except accounts with respect to which Lender is able to take such actions as it deems necessary to obtain a perfected security interest in such accounts through one or more Account Control Agreements; or (ii) grant or allow any other Person (other than Lender) to perfect a security interest in, or enter into any agreements with any Persons (other than Lender) accomplishing perfection via control as to, any of its deposit accounts or accounts holding securities other than in favor of the lender providing Borrower with Indebtedness permitted under subsection (e) or (f) of the definition of Permitted Indebtedness. Notwithstanding anything contained in the foregoing to the contrary, Borrower shall not be required to obtain Account Control Agreements for its currently existing deposit accounts maintained at Midwest Bank Centre, so long as such accounts do not contain more than Fifty Thousand Dollars ($50,000) at any time and such accounts are closed no later than January 31, 2011.

7.14      Negative Pledge Regarding Intellectual Property.  Create, incur, assume or suffer to exist any Lien of any kind upon any Intellectual Property or Transfer any Intellectual Property, whether now owned or hereafter acquired, other than (i) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business or (ii) a pledge by Borrower not to grant any Liens on its Intellectual Property made in favor of any parties providing Borrower with Indebtedness permitted under subsections (e) and (f) of the definition of Permitted Indebtedness.

8.     Events of Default.  Any one or more of the following events shall constitute an “Event of Default” by Borrower under this Agreement:

8.1  Failure to Pay.  If Borrower fails to pay when due and payable or when declared due and payable in accordance with the Loan Documents: (i) any Scheduled Payment on the relevant Payment Date or on the relevant Maturity Date, or (ii) any other portion of the Obligations within five (5) Business Days after receipt of written notice from Lender that such payment is due.

8.2  Certain Covenant Defaults.  If Borrower fails to perform any obligation under Section 6.8 or violates any of the covenants contained in Section 7 of this Agreement.

8.3  Other Covenant Defaults.  If Borrower fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement (other than as set forth in Sections 8.1, 8.2 or 8.4 through 8.13), in any of the other Loan Documents and Borrower has failed to cure such default within fifteen (15) days of the occurrence of such default.  During this fifteen (15) day period, the failure to cure the default is not an Event of Default (but no Loan will be made during the cure period).

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8.4  Material Adverse Change.  If there occurs a material adverse change in Borrower’s business, or if there is a material impairment of the prospect of repayment of any portion of the Obligations owing to Lender or a material impairment of the value or priority of Lender’s security interest in the Collateral.

8.5  Investor Abandonment.  If Lender determines in its good faith judgment, that it is the clear intention of Borrower’s investors not to continue to fund the Borrower in the amounts and within the timeframe necessary to enable Borrower to satisfy the Obligations as they become due and payable.

8.6  Seizure of Assets, Etc.  If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or Person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within twenty (20) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within twenty (20) days after Borrower receives notice thereof; provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower.

8.7  Service of Process.  The service of process upon Lender seeking to attach by a trustee or other process any funds of the Borrower on deposit or otherwise held by Lender, or the delivery upon Lender of a notice of foreclosure by any Person seeking to attach or foreclose on any funds of the Borrower on deposit or otherwise held by Lender, or the delivery of a notice of foreclosure or exclusive control to any entity holding or maintaining Borrower’s deposit accounts or accounts holding securities by any Person (other than Lender) seeking to foreclose or attach any such accounts or securities.

8.8  Default on Indebtedness.  One or more defaults shall exist under any agreement with any third party or parties which consists of the failure to pay any Indebtedness at maturity or which results in a right by such third party or parties, whether or not exercised, to accelerate the maturity of Indebtedness in an aggregate amount in excess of One Hundred Fifty Thousand Dollars ($150,000) or a default shall exist under any financing agreement with Lender or any of Lender’s Affiliates.

8.9  Judgments.  If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Fifty Thousand Dollars ($150,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of twenty (20) days or more.

8.10      Misrepresentations.  If any material misrepresentation or material misstatement exists now or in any future warranty, representation, statement, certification, or report made to Lender by Borrower or any officer, employee, agent, or director of Borrower.

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8.11      Breach of Warrant.  If Borrower shall breach any material term of the Warrant, which breach is not cured within thirty (30) days of Borrower becoming aware thereof.

8.12      Unenforceable Loan Document.  If any Loan Document shall in any material respect cease to be, or Borrower shall assert that any Loan Document is not, a legal, valid and binding obligation of Borrower enforceable in accordance with its terms.

8.13      Involuntary Insolvency Proceeding.  If a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of Borrower in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee (or similar official) of Borrower or for any substantial part of its Property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting the relief sought in such proceeding.

8.14      Voluntary Insolvency Proceeding.  If Borrower shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian (or other similar official) of Borrower or for any substantial part of its Property, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action in furtherance of any of the foregoing.

9.     Lender’s Rights and Remedies.

9.1  Rights and Remedies.  Upon the occurrence and during the continuance of any Default or Event of Default, Lender shall not have any further obligation to advance money or extend credit to or for the benefit of Borrower.  In addition, upon the occurrence and during the continuance of an Event of Default, Lender shall have the rights, options, duties and remedies of a secured party as permitted by law and, in addition to and without limitation of the foregoing, Lender may, at its election, without notice of election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a)   Acceleration of Obligations.  Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, including (i) any accrued and unpaid interest, (ii) the amounts which would have otherwise come due under Section 2.3(b)(ii) if the Loans had been voluntarily prepaid, (iii) the unpaid principal balance of the Loans and (iv) all other sums, if any, that shall have become due and payable hereunder, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.12 or 8.13 all Obligations shall become immediately due and payable without any action by Lender);

(b)   Protection of Collateral.  Make such payments and do such acts as Lender considers necessary or reasonable to protect Lender’s security interest in the Collateral.  Subject to Liens existing pursuant to clause (f) of the definition of Permitted Liens, Borrower

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agrees to assemble the Collateral if Lender so requires and to make the Collateral available to Lender as Lender may designate.  Borrower authorizes Lender and its designees and agents to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien which in Lender’s determination appears or is claimed to be prior or superior to its security interest and to pay all expenses incurred in connection therewith.  With respect to any of Borrower’s owned premises, Borrower hereby grants Lender a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Lender’s rights or remedies provided herein, at law, in equity, or otherwise;

(c)   Preparation of Collateral for Sale.  Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral.  Lender and its agents and any purchasers at or after foreclosure are hereby granted a non-exclusive, irrevocable, perpetual, fully paid, royalty-free license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s Intellectual Property, including without limitation, labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any Property of a similar nature, now or at any time hereafter owned or acquired by Borrower or in which Borrower now or at any time hereafter has any rights; provided that such license shall only be exercisable in connection with the disposition of Collateral upon Lender’s exercise of its remedies hereunder;

(d)   Sale of Collateral.  Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Lender determines are commercially reasonable; and

(e)   Purchase of Collateral.  Credit bid and purchase all or any portion of the Collateral at any public sale.

Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

9.2  Set Off Right. Lender may set off and apply to the Obligations any and all indebtedness at any time owing to or for the credit or the account of Borrower or any other assets of Borrower in Lender’s possession or control.

9.3  Effect of Sale. Upon the occurrence and during the continuance of an Event of Default, to the extent permitted by law, Borrower covenants that it will not at any time insist upon or plead, or in any manner whatsoever claim or take any benefit or advantage of, any stay or extension law now or at any time hereafter in force, nor claim, take nor insist upon any benefit or advantage of or from any law now or hereafter in force providing for the valuation or appraisement of the Collateral or any part thereof prior to any sale or sales thereof authorized pursuant to any provision herein contained, or to the decree, judgment or order of any court of competent jurisdiction; nor, after such sale or sales, claim or exercise any right under any statute now or hereafter made or enacted by any state or otherwise to redeem the property so sold or any part thereof, and, to the full extent legally permitted, except as to rights expressly provided

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herein, hereby expressly waives for itself and on behalf of each and every Person, except decree or judgment creditors of Borrower, acquiring any interest in or title to the Collateral or any part thereof subsequent to the date of this Agreement, all benefit and advantage of any such law or laws, and covenants that it will not invoke or utilize any such law or laws or otherwise hinder, delay or impede the execution of any power herein granted and delegated to Lender, but will suffer and permit the execution of every such power as though no such power, law or laws had been made or enacted.  Any sale, whether under any power of sale hereby given or by virtue of judicial proceedings, shall operate to divest all right, title, interest, claim and demand whatsoever, either at law or in equity, of Borrower in and to the Property sold, and shall be a perpetual bar, both at law and in equity, against Borrower, its successors and assigns, and against any and all Persons claiming the Property sold or any part thereof under, by or through Borrower, its successors or assigns.

9.4  Power of Attorney in Respect of the Collateral.  Borrower does hereby irrevocably appoint Lender (which appointment is coupled with an interest), the true and lawful attorney in fact of Borrower with full power of substitution, for it and in its name to file any notices of security interests, financing statements and continuations and amendments thereof pursuant to the Code or federal law, as may be necessary to perfect, or to continue the perfection of Lender’s security interests in the Collateral.  Borrower does hereby irrevocably appoint Lender (which appointment is coupled with an interest) on the occurrence and during the continuance of an Event of Default, and subject to the terms of the subordination agreement with Bridge Bank, the true and lawful attorney in fact of Borrower with full power of substitution, for it and in its name: (a) to ask, demand, collect, receive, receipt for, sue for, compound and give acquittance for any and all rents, issues, profits, avails, distributions, income, payment draws and other sums in which a security interest is granted under Section 4 with full power to settle, adjust or compromise any claim thereunder as fully as if Lender were Borrower itself; (b) to receive payment of and to endorse the name of Borrower to any items of Collateral (including checks, drafts and other orders for the payment of money) that come into Lender’s possession or under Lender’s control; (c) to make all demands, consents and waivers, or take any other action with respect to, the Collateral; (d) in Lender’s discretion to file any claim or take any other action or proceedings, either in its own name or in the name of Borrower or otherwise, which Lender may reasonably deem necessary or appropriate to protect and preserve the right, title and interest of Lender in and to the Collateral; (e) endorse Borrower’s name on any checks or other forms of payment or security; (f) sign Borrower’s name on any invoice or bill of lading for any account or drafts against account debtors; (g) make, settle, and adjust all claims under Borrower’s insurance policies; (h) settle and adjust disputes and claims about the accounts directly with account debtors, for amounts and on terms Lender determines reasonable; (i) transfer the Collateral into the name of Lender or a third party as the Code permits; and (j) to otherwise act with respect thereto as though Lender were the outright owner of the Collateral.

9.5  Lender’s Expenses.  If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Lender may do any or all of the following: (a) after five (5) Business Days prior written notice of Lender’s intention to do so, make payment of the same or any part thereof; or (b) obtain and maintain insurance policies of the type discussed in Section 6.8 of this Agreement, and take any action with respect to such policies as Lender deems prudent.  Any

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amounts paid or deposited by Lender shall constitute Lender’s Expenses, shall be immediately due and payable, shall bear interest at the Default Rate and shall be secured by the Collateral.  Any payments made by Lender shall not constitute an agreement by Lender to make similar payments in the future or a waiver by Lender of any Event of Default under this Agreement.  Borrower shall pay all reasonable fees and expenses, including without limitation, Lender’s Expenses, incurred by Lender in the enforcement or attempt to enforce any of the Obligations hereunder not performed when due.

9.6  Remedies Cumulative. Lender’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative.  Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default on Borrower’s part shall be deemed a continuing waiver.  No delay by Lender shall constitute a waiver, election, or acquiescence by it.

9.7  Application of Collateral Proceeds.  The proceeds and/or avails of the Collateral, or any part thereof, and the proceeds and the avails of any remedy hereunder (as well as any other amounts of any kind held by Lender, at the time of or received by Lender after the occurrence of an Event of Default hereunder) shall be paid to and applied as follows:

(a)   First, to the payment of reasonable out-of-pocket costs and expenses, including all amounts expended to preserve the value of the Collateral, of foreclosure or suit, if any, and of such sale and the exercise of any other rights or remedies, and of all proper fees, expenses, liability and advances, including reasonable legal expenses and attorneys’ fees, incurred or made hereunder by Lender, including, without limitation, Lender’s Expenses;

(b)   Second, to the payment to Lender of the amount then owing or unpaid on the Loans for any accrued and unpaid interest, the amounts which would have otherwise come due under Section 2.3(b)(ii), if the Loans had been voluntarily prepaid, the principal balance of the Loans, and all other Obligations with respect to the Loans (provided, however, if such proceeds shall be insufficient to pay in full the whole amount so due, owing or unpaid upon the Loans, then to the unpaid interest thereon, then to the amounts which would have otherwise come due under Section 2.3(b)(ii), if the Loans had been voluntarily prepaid, then to the principal balance of the Loans, and then to the payment of other amounts then payable to Lender under any of the Loan Documents); and

(c)   Third, to the payment of the surplus, if any, to Borrower, its successors and assigns, or to the Person lawfully entitled to receive the same.

9.8  Reinstatement of Rights.  If Lender shall have proceeded to enforce any right under this Agreement or any other Loan Document by foreclosure, sale, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason, then and in every such case (unless otherwise ordered by a court of competent jurisdiction), Lender shall be restored to its former position and rights hereunder with respect to the Property subject to the security interest created under this Agreement.

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10.  Waivers; Indemnification.

10.1      Demand; Protest.  Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Lender on which Borrower may in any way be liable.

10.2      Lender’s Liability for Collateral.  So long as Lender complies with its obligations, if any, under the Code, Lender shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause other than Lender’s gross negligence or willful misconduct; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person whomsoever.  Subject to the foregoing and applicable law, all risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

10.3      Indemnification and Waiver.  Whether or not the transactions contemplated hereby shall be consummated:

(a)   General Indemnity. Borrower agrees upon demand to pay or reimburse Lender for all liabilities, obligations and out-of-pocket expenses, including Lender’s Expenses and reasonable fees and expenses of counsel for Lender from time to time arising in connection with the enforcement or collection of sums due under the Loan Documents, and in connection with any amendment or modification of the Loan Documents or any “work-out” in connection with the Loan Documents.  Borrower shall indemnify, reimburse and hold Lender, and each of its respective successors, assigns, agents, attorneys, officers, directors, equity holders, servants, agents and employees (each an “Indemnified Person”) harmless from and against all liabilities, losses, damages, actions, suits, demands, claims of any kind and nature (including claims relating to environmental discharge, cleanup or compliance), all costs and expenses whatsoever to the extent they may be incurred or suffered by such Indemnified Person in connection therewith (including reasonable attorneys’ fees and expenses), fines, penalties (and other charges of any applicable Governmental Authority), licensing fees relating to any item of Collateral, damage to or loss of use of property (including consequential or special damages to third parties or damages to Borrower’s property), or bodily injury to or death of any person (including any agent or employee of Borrower) (each, a “Claim”), directly or indirectly relating to or arising out of the use of the proceeds of the Loans or otherwise, the falsity of any representation or warranty of Borrower or Borrower’s failure to comply with the terms of this Agreement or any other Loan Document.  The foregoing indemnity shall cover, without limitation, (i) any Claim in connection with a design or other defect (latent or patent) in any item of equipment or product included in the Collateral, (ii) any Claim for infringement of any patent, copyright, trademark or other intellectual property right, (iii) any Claim resulting from the presence on or under or the escape, seepage, leakage, spillage, discharge, emission or release of any Hazardous Materials on the premises owned, occupied or leased by Borrower, including any Claims asserted or arising under any Environmental Law, (iv) any Claim for negligence or strict or absolute liability in tort, or (v) any Claim asserted as to or arising under any Account Control Agreement or any Landlord Agreement; provided, however, Borrower shall not indemnify any Indemnified Person for any liability incurred by an Indemnified Person as a direct and sole result of an Indemnified Person’s gross negligence or willful misconduct.  Such indemnities shall continue in full force and effect,

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notwithstanding the expiration or termination of this Agreement.  Upon Lender’s written demand, Borrower shall assume and diligently conduct, at its sole cost and expense, the entire defense of Lender, each of its members, partners, and each of their respective, agents, employees, directors, officers, equity holders, successors and assigns against any indemnified Claim described in this Section 10.3(a).  Borrower shall not settle or compromise any Claim against or involving Lender without first obtaining Lender’s written consent thereto, which consent shall not be unreasonably withheld.

(b)         Waiver. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR ANYWHERE ELSE, BORROWER AGREES THAT IT SHALL NOT SEEK FROM LENDER UNDER ANY THEORY OF LIABILITY (INCLUDING ANY THEORY IN TORTS), ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES.

(c)          Survival; Defense.  The obligations in this Section 10.3 shall survive payment of all other Obligations pursuant to Section 12.8.  At the election of any Indemnified Person, Borrower shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person’s reasonable discretion, at the sole cost and expense of Borrower.  All amounts owing under this Section 10.3 shall be paid within thirty (30) days after written demand.

11.       Notices.  Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by certified mail, postage prepaid, return receipt requested, by prepaid nationally recognized overnight courier, or by prepaid facsimile to Borrower or to Lender, as the case may be, at their respective addresses set forth below:

If to Borrower:	Singulex, Inc. 1650 Harbor Bay Parkway Suite 200 Alameda, CA 94502 Attention: Jeff Anderson Fax: (510) 995-9092 Ph: (510) 995-9000
If to Lender:	Compass Horizon Funding Company LLC 76 Batterson Park Road Farmington, CT 06032 Attention: Legal Department Fax: (860) 676-8655 Ph: (860) 676-8654

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

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12.       General Provisions.

12.1                  Successors and Assigns.  This Agreement and the Loan Documents shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, neither this Agreement nor any rights hereunder may be assigned by Borrower without Lender’s prior written consent, which consent may be granted or withheld in Lender’s sole discretion.  Lender shall have the right without the consent of or notice to Borrower to sell, transfer, assign, negotiate, or grant participations in all or any part of, or any interest in Lender’s rights and benefits hereunder, provided that prior to an Event of Default such sale, transfer, assignment, negotiation, or participation is not a competitor of the Borrower.  Lender may disclose the Loan Documents and any other financial or other information relating to Borrower or any Subsidiary to any potential participant or assignee of any of the Loans, provided that such participant or assignee agrees to protect the confidentiality of such documents and information using the same measures that it uses to protect its own confidential information.  Borrower hereby authorizes and directs Lender, for and on behalf of the Borrower, to maintain a record of ownership of the Notes and any interest therein, which record, or “book-entry system”, shall identify the owner or owners of the Notes and any interests therein.  Notwithstanding any other provision of this Agreement or the Loan Documents, the right to the principal of, and stated interest on, the Notes may be transferred only through such book-entry system.

12.2                  Time of Essence.  Time is of the essence for the performance of all obligations set forth in this Agreement.

12.3                  Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.4                  Entire Agreement; Construction; Amendments and Waivers.

(a)         Entire Agreement.  This Agreement and each of the other Loan Documents dated as of the date hereof, taken together, constitute and contain the entire agreement between Borrower and Lender and supersede any and all prior agreements, negotiations, correspondence, understandings and communications between the parties, whether written or oral, respecting the subject matter hereof.  Borrower acknowledges that it is not relying on any representation or agreement made by Lender or any employee, attorney or agent thereof, other than the specific agreements set forth in this Agreement and the Loan Documents.

(b)         Construction.  This Agreement is the result of negotiations between and has been reviewed by each of Borrower and Lender as of the date hereof and their respective counsel; accordingly, this Agreement shall be deemed to be the product of the parties hereto, and no ambiguity shall be construed in favor of or against Borrower or Lender.  Borrower and Lender agree that they intend the literal words of this Agreement and the other Loan Documents and that no parol evidence shall be necessary or appropriate to establish Borrower’s or Lender’s actual intentions.

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(c)          Amendments and Waivers.  Any and all discharges or waivers of, or consents to any departures from any provision of this Agreement or of any of the other Loan Documents (excluding the Warrant, the provisions of which may be waived only in accordance with the terms thereof) shall not be effective without the written consent of Lender. Any and all amendments and modifications of this Agreement or of any of the other Loan Documents (excluding the Warrant, the provisions of which may be waived only in accordance with the terms thereof) shall not be effective without the written consent of Lender and Borrower. Any waiver or consent with respect to any provision of the Loan Documents (excluding the Warrant) shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, waiver or consent affected in accordance with this Section 12.4 shall be binding upon Lender and on Borrower.

12.5                  Reliance by Lender.  All covenants, agreements, representations and warranties made herein by Borrower shall be deemed to be material to and to have been relied upon by Lender, notwithstanding any investigation by Lender.

12.6                  No Set-Offs by Borrower.  All sums payable by Borrower pursuant to this Agreement or any of the other Loan Documents shall be payable without notice or demand and shall be payable in United States Dollars without set-off or reduction of any manner whatsoever.

12.7                  Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts (including signatures delivered by facsimile or other electronic means), each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.8                  Survival.  All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations or commitment to fund remain outstanding.  The obligations of Borrower to indemnify Lender with respect to the expenses, damages, losses, costs and liabilities described in Section 10.3 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Lender have run.

13.       Relationship of Parties.  Borrower and Lender acknowledge, understand and agree that the relationship between Borrower, on the one hand, and Lender, on the other, is, and at all time shall remain solely that of a borrower and lender.  Lender shall not under any circumstances be construed to be a partner or a joint venturer of Borrower or any of its Affiliates; nor shall Lender under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or any of its Affiliates, or to owe any fiduciary duty to Borrower or any of its Affiliates.  Lender does not undertake or assume any responsibility or duty to Borrower or any of its Affiliates to select, review, inspect, supervise, pass judgment upon or otherwise inform Borrower or any of its Affiliates of any matter in connection with its or their Property, any Collateral held by Lender or the operations of Borrower or any of its Affiliates.  Borrower and each of its Affiliates shall rely entirely on their own judgment with respect to such

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matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Lender in connection with such matters is solely for the protection of Lender and neither Borrower nor any Affiliate is entitled to rely thereon.

14.       Confidentiality.  All information (other than periodic reports filed by Borrower with the Securities and Exchange Commission) disclosed by Borrower to Lender in writing or through inspection pursuant to this Agreement that is marked confidential or a reasonable person would deem confidential shall be considered confidential.  Lender agrees to use the same degree of care to safeguard and prevent disclosure of such confidential information as Lender uses with its own confidential information, but in any event no less than a reasonable degree of care.  Lender shall not disclose such information to any third party (other than to Lender’s members, partners, attorneys, governmental regulators, or auditors, or to Lender’s subsidiaries and affiliates and prospective transferees and purchasers of the Loans, all subject to the same confidentiality obligation set forth herein or as required by law, regulation, subpoena or other order to be disclosed) and shall use such information only for purposes of evaluation of its investment in Borrower and the exercise of Lender’s rights and the enforcement of its remedies under this Agreement and the other Loan Documents.  The obligations of confidentiality shall not apply to any information that (a) was known to the public prior to disclosure by Borrower under this Agreement, (b) becomes known to the public through no fault of Lender, (c) is disclosed to Lender by a third party having a legal right to make such disclosure, or (d) is independently developed by Lender.  Notwithstanding the foregoing, Lender’s agreement of confidentiality shall not apply if Lender has acquired indefeasible title to any Collateral or in connection with any enforcement or exercise of Lender’s rights and remedies under this Agreement following an Event of Default, including the enforcement of Lender’s security interest in the Collateral.

15.       CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.  EACH OF BORROWER AND LENDER HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF CONNECTICUT.  BORROWER AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWER:
SINGULEX, INC.

By:	/s/ Philippe Goix
Name:	Philippe Goix
Title:	President and Chief Executive Officer

LENDER:
COMPASS HORIZON FUNDING COMPANY LLC
By: Horizon Technology Finance Corporation, its sole member

By:	/s/ Robert D. Pomeroy, Jr.
Name:	Robert D. Pomeroy, Jr.
Title:	Chief Executive Officer

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LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Disclosure Schedule
Exhibit B	Funding Certificate
Exhibit C	Form of Note
Exhibit D	Form of Legal Opinion
Exhibit E	Form of Officer’s Certificate

EXHIBIT A

DISCLOSURE SCHEDULE

Borrower hereby certifies the following information to Lender:

Section 1.  Information For UCC Financing Statements and Searches and Deposit Accounts and Accounts Holding Securities.

(a)                                 The exact corporate name of Borrower as it appears in its Certificate of Incorporation, as amended to date is:  Singulex, Inc.

(b)         Borrower’s state of incorporation is: Delaware.

(c)          The organizational ID number of Borrower from its jurisdiction of incorporation is 2824201  8100.

(d)         Borrower’s taxpayer identification number is13-4213064.

(e)          The following is a list of all corporate names, dba or trade names used by Borrower in the past five years: Singulex, Inc. and BioProfile, LLC.

(f)           The following is a list of all Subsidiaries of Borrower: N/A.

(g)          The address of Borrower’s headquarters and chief executive office is:1650 Harbor Bay Parkway, Suite 200, Alameda, CA 94502.  The following is a list of all States where Borrower’s headquarters and chief executive office has been located in the past five years: CA, MO.

(h)         The following is a list of all States where Borrower’s property and assets have been located in the past five years: CA, MO.

(i)             The following is a list of all of Borrower’s deposit accounts (bank name, address and account names and numbers):

Bridge Bank

55 Almaden Blvd

San Jose, CA 95113

408-556-6516

Representative: Bella

CLIA Account: 0101111607

Operating Account: 0101092617

Money Market Account: 0101111342

SWIFT Code:  BBFXUS6S

ABA Routing # :  121143260

Midwest Bank Centre

2191 Lemay Ferry Road

St. Loius, MO  63125

800-894-1350

Representative: Any representative can assist

Checking Account: 4386017

Money Market Account: 4386025

(j)            The following is a list of all of Borrower’s accounts holding securities (broker/bank name, address and account names and numbers):

Capital Advisors Group

389 Passaic Ave

Fairfield, NJ  07004

973-808-0869

Representative: Brian

Account: 3560

EXHIBIT B

FUNDING CERTIFICATE

(Loan    )

The undersigned, being the duly elected and acting                                         of SINGULEX, INC., a Delaware corporation (“Borrower”), does hereby certify to COMPASS HORIZON FUNDING COMPANY LLC (the “Lender”) in connection with that certain Venture Loan and Security Agreement dated as of [Date] by and between Borrower and Lender (the “Loan Agreement”; with other capitalized terms used below having the meanings ascribed thereto in the Loan Agreement) that:

1.                                      The representations and warranties made by Borrower in Section 5 of the Loan Agreement and in the other Loan Documents are true and correct as of the date hereof.

2.                                      No event or condition has occurred that would constitute a Default or an Event of Default under the Loan Agreement or any other Loan Document.

3.                                      Borrower is in compliance with the covenants and requirements contained in Sections 4, 6 and 7 of the Loan Agreement.

4.                                      Unless expressly waived by Lender in writing, all conditions referred to in Section 3 of the Loan Agreement to the making of the Loan to be made on or about the date hereof have been satisfied.

5.                                      No material adverse change in the general affairs, management, results of operations, condition (financial or otherwise) or prospects of Borrower, whether or not arising from transactions in the ordinary course of business, has occurred.

6.                                      The proceeds for Loan     shall be disbursed as follows:

Disbursement from Lender:
Loan Amount	$
Less:
Legal Fees	$
Balance of Commitment Fee	$
Net Proceeds due from Lender:	$

7.                                      The aggregate net proceeds of Loan     in the amount of $                                   shall be transferred to Borrower’s account as follows:

Bank Name:	Bridge Bank
Bank Address:	55 Almaden Blvd
San Jose, CA 95113
Attention:	Bella
Telephone:	408-556-6516
Account Number:	0101092617
ABA Number:	121143260

Dated:                   , 2010

BORROWER:
SINGULEX, INC.

By:

Name:

Title:

EXHIBIT C

SECURED PROMISSORY NOTE

(Loan   )

$ ,000,000.00	Dated: , 2010

FOR VALUE RECEIVED, the undersigned, SINGULEX, INC., a Delaware corporation (“Borrower”), HEREBY PROMISES TO PAY to COMPASS HORIZON FUNDING COMPANY LLC, a Delaware limited liability company (“Lender”) the principal amount of [        ] Million Dollars ($[   ],000,000.00) or such lesser amount as shall equal the outstanding principal balance of the Loan [    ] (the “Loan”) made to Borrower by Lender pursuant to the Loan Agreement (as defined below), and to pay all other amounts due with respect to the Loan on the dates and in the amounts set forth in the Loan Agreement.

Interest on the principal amount of this Note from the date of this Note shall accrue at the Loan Rate or, if applicable, the Default Rate.  The Loan Rate for this Note is     % per annum based on a year of twelve 30-day months.  If the Funding Date is not the first day of the month, interim interest accruing from the Funding Date through the last day of that month shall be paid on the first Business Day of the next calendar month.  Commencing                     , 201 , through and including                 , 201 , on the first Business Day of each month (each an “Interest Payment Date”) Borrower shall make payments of accrued interest only on the outstanding principal amount of the Loan in the amount of                Dollars ($                ).  Commencing on                 , 2011, and continuing on the first Business Day of each month thereafter (each a “Principal and Interest Payment Date” and, collectively with each Interest Payment Date, each a “Payment Date”), Borrower shall make to Lender                (    ) equal payments of principal plus accrued interest on the then outstanding principal amount due hereunder each in the amount of                Dollars ($                ). [On March 1, 2014, Borrower shall make a payment of [                                       and 00/100 Dollars ($            )] to Lender (the “Final Payment”).] If not sooner paid, all outstanding amounts hereunder and under the Loan Agreement shall become due and payable on March 1, 2014.

Principal, interest and all other amounts due with respect to the Loan, are payable in lawful money of the United States of America to Lender as set forth in the Loan Agreement.  The principal amount of this Note and the interest rate applicable thereto, and all payments made with respect thereto, shall be recorded by Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note.

This Note is referred to in, and is entitled to the benefits of, the Venture Loan and Security Agreement dated as of November     , 2010 by and between Borrower and Lender (the “Loan Agreement”).  The Loan Agreement, among other things, (a) provides for the making of a secured Loan to Borrower, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

This Note may not be prepaid, except as set forth in Section 2.3 of the Loan Agreement.

This Note and the obligation of Borrower to repay the unpaid principal amount of the Loan, interest on the Loan and all other amounts due Lender under the Loan Agreement is secured under the Loan Agreement.

Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

Borrower shall pay all reasonable fees and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred by Lender in the enforcement or attempt to enforce any of Borrower’s obligations hereunder not performed when due.  This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

BORROWER:
SINGULEX, INC.

By:

Name:

Title:

EXHIBIT D

ITEMS TO BE COVERED BY OPINION OF BORROWER’S COUNSEL

1.             Borrower is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified and authorized to do business in the State of California.

2.             Borrower has the full corporate power, authority and legal right, and has obtained all necessary approvals, consents and given all notices to execute and deliver the Loan Documents and perform the terms thereof.

3.             The Loan Documents have been duly authorized, executed and delivered by Borrower and constitute valid, legal and binding agreements, and are enforceable in accordance with their terms.

4.             The Shares (as defined in the Warrant) issuable pursuant to exercise or conversion of the Warrant have been duly authorized and reserved for issuance by Borrower and, when issued in accordance with the terms thereof, will be validly issued, fully paid and nonassessable.

5.             The shares of Common Stock issuable upon conversion of the Shares have been duly authorized and reserved and, when issued in accordance with the terms of Borrower’s Certificate of Incorporation, as amended, will be validly issued, fully paid and nonassessable.

6.             The execution and delivery of the Loan Documents are not, and the issuance of the Shares upon exercise of the Warrant in accordance with the terms thereof will not be, inconsistent with Borrower’s Certificate of Incorporation, as amended, or Bylaws, do not and will not contravene any law, governmental rule or regulation, judgment or order applicable to Borrower, or require the consent or approval of, the giving of notice to, the registration or filing with or the taking of any action in respect of or by, any federal, state or local government authority or agency or other person, except for the filing of notices pursuant to federal and state securities laws, which filings will be effected by the time required thereby.

EXHIBIT E

FORM OF OFFICER’S CERTIFICATE

TO:  COMPASS HORIZON FUNDING COMPANY LLC

Reference is made to the Venture Loan and Security Agreement dated as of November     , 2010 (the “Loan Agreement”) by and between SINGULEX, INC. (“Borrower”) and COMPASS HORIZON FUNDING COMPANY LLC (“Lender”).  Unless otherwise defined herein, capitalized terms have the meanings given such terms in the Loan Agreement.

The undersigned Responsible Officer of Borrower hereby certifies to Lender that:

1.             No Event of Default or Default has occurred under the Loan Agreement. (If a Default or Event of Default has occurred, specify the nature and extent thereof and the action Borrower proposes to take with respect thereto.)

2.             The information provided in Section 1 of the Disclosure Schedule is currently true and accurate, except as noted below.

3.             Borrower is in compliance with the provisions of Sections 4, 6 and 7 of the Loan Agreement, except as noted below.

4.             Attached herewith are the [monthly financial statements pursuant to Section 6.3(a) of the Loan Agreement/annual audited financial statements pursuant to Section 6.3(b) of the Loan Agreement].  These have been prepared in accordance with GAAP and are consistent from one period to the next except as noted below.

NOTES TO ABOVE CERTIFICATIONS:

BORROWER:
SINGULEX, INC.

By:
Name:
Title:

Exhibit 10.3(b)

FIRST AMENDMENT OF VENTURE LOAN AND SECURITY AGREEMENT

This FIRST AMENDMENT OF VENTURE LOAN AND SECURITY AGREEMENT (this “Agreement”), dated as of May 6, 2011, is entered into by and between SINGULEX, INC., a Delaware corporation (“Borrower”) and HORIZON CREDIT I LLC (“Lender”), a Delaware limited liability company.

RECITALS

A.            Pursuant to that certain Venture Loan and Security Agreement dated as of November 24, 2010 (as the same has been and may be further amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) between Borrower and Lender (as assignee and successor in interest to Compass Horizon Funding Company LLC), Lender, among other things, has (i) provided certain loans to Borrower as evidenced by (a) a certain Secured Promissory Note (Loan A) executed by Borrower in favor of Lender, dated as of November 24, 2010, in the original principal amount of Three Million Dollars ($3,000,000.00) (“Note A”), and (b) a certain Secured Promissory Note (Loan B) executed by Borrower in favor of Lender, dated as of December 20, 2010, in the original principal amount of Two Million Dollars ($2,000,000.00) (“Note B” and together with Note A, the “Notes”) and (ii) been granted a security interest in all assets of Borrower, except for Borrower’s Intellectual Property (as defined in the Loan Agreement).

B.            Borrower has now requested that Lender permit Borrower to incur unsecured, subordinated debt.

C.            Lender is willing to grant such request, but only to the extent, and in accordance with the terms, and subject to the conditions, set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower and Lender hereby agree as follows:

1.                                                                                      Definitions; Interpretation.  Unless otherwise defined herein, all capitalized terms used herein and defined in the Loan Agreement shall have the respective meanings given to those terms in the Loan Agreement.  Other rules of construction set forth in the Loan Agreement, to the extent not inconsistent with this Agreement, apply to this Agreement and are hereby incorporated by reference.

2.                                                                                      Confirmation.  Borrower hereby acknowledges and agrees that: (i) the Loan Agreement sets forth the legal, valid, binding and continuing Obligations of Borrower to Lender, and (ii) the Obligations to Lender under the Loan Agreement are secured by validly perfected security interests in all assets of Borrower, except for Borrower’s Intellectual Property, and with respect to Third Party Equipment, consistent with the provisions of Section 4.8 of the Loan Agreement, and (iii) Borrower has no cause of action, claim, defense or set off against the Lender in any way regarding or relating to the Loan Agreement or Lender’s actions thereunder and to the extent any such cause of action, claim, defense or set-off ever existed, it is waived and Lender is released from any claims of Borrower. Borrower represents and warrants that no Default or Event of Default has occurred and is continuing under the Loan Agreement.

3.                                                                                      Amendments to Loan Agreement.

(a)                                 Borrower and Lender hereby agree that the definition of “Permitted Indebtedness” within Section 1.1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“Permitted Indebtedness” means and includes:

(a)                                                                                 Indebtedness of Borrower to Lender;

(b)                                                                                 Indebtedness of Borrower existing as of the date hereof and Indebtedness of Borrower incurred after the date hereof in an amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) per year, which, in both cases, is secured solely by Liens permitted under clause (e) of the definition of Permitted Liens;

(c)                                                                                  Indebtedness arising from the endorsement of instruments in the ordinary course of business;

(d)                                                                                 Indebtedness existing on the date hereof and set forth on the Disclosure Schedule;

(e)                                                                                  Indebtedness of Borrower to Bridge Bank existing on the date hereof in a current aggregate outstanding principal amount of approximately One Million One Hundred Thousand Dollars consisting of Growth Capital Advances (as defined in the Bridge Bank LSA) pursuant to the terms of the Bridge Bank LSA;

(f)                                                                                   In addition to clause (e) above, Indebtedness in an aggregate outstanding principal amount not exceeding Two Million Dollars ($2,000,000), consisting of a revolving credit facility from Bridge Bank in which the loans are limited to not more than Eighty Percent (80%) of Borrower’s Eligible Accounts (as defined in the Bridge Bank LSA) pursuant to the terms of the Bridge Bank LSA; provided that, if Borrower achieves trailing three month revenue in two consecutive months of not less than Four Million Dollars ($4,000,000), such Indebtedness may be in an aggregate outstanding principal amount not exceeding Five Million Dollars ($5,000,000);

(g)                                                                                  Subordinated Debt;

(h)                                                                                 Indebtedness consisting of security deposits and reimbursement obligations under letters of credit in favor of landlords and utilities in the ordinary course of business, in an amount not to exceed $100,000 in the aggregate at any time outstanding; and

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(i)                                                                                     Extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness above, provided that, except in the case of Subordinated Debt, the principal amount thereof is not increased or its principal repayment modified or the terms thereof are not modified to impose more burdensome terms upon Borrower.

(b)                                 Borrower and Lender hereby agree that the definition of “Permitted Liens” within Section 1.1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“Permitted Liens” means and includes:

(a)                                                                                 the Lien created by this Agreement;

(b)                                                                                 Liens for fees, taxes, levies, imposts, duties or other governmental charges of any kind which are not yet delinquent or which are being contested in good faith by appropriate proceedings which suspend the collection thereof (provided that such appropriate proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral which in the aggregate is material to Borrower and that Borrower has adequately bonded such Lien or reserves sufficient to discharge such Lien have been provided on the books of Borrower);

(c)                                                                                  Liens identified on the Disclosure Schedule;

(d)                                                                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings (provided that such appropriate proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral or Collateral which in the aggregate is material to Borrower and that Borrower has adequately bonded such Lien or reserves sufficient to discharge such Lien have been provided on the books of Borrower);

(e)                                                                                  Liens upon any equipment or other personal property acquired by Borrower after the date hereof to secure (i) the purchase price of such equipment or other personal property, or (ii) lease obligations or indebtedness incurred solely for the purpose of financing the acquisition of such equipment or other personal property; provided that (A) such Liens are confined solely to the equipment or other personal property so acquired and the amount secured does not exceed the acquisition price thereof, and (B) no such Lien shall be created, incurred, assumed or suffered to exist in favor of Borrower’s officers, directors or shareholders holding five percent (5%) or more of Borrower’s Equity Securities;

(f)                                                                                   Liens securing Subordinated Debt;

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(g)                                                                                  Liens granted in connection with Indebtedness permitted under subsections (e) and (f) of the definition of Permitted Indebtedness; and

(h)                                                                                 non-exclusive licenses of Intellectual Property entered into in the ordinary course of business.

(c)                                  Borrower and Lender hereby agree that the following definition shall be inserted into its proper alphabetical place within Section 1.1 of the Loan Agreement:

“Subordinated Debt” means any debt incurred by Borrower that is subordinated in writing to the debt owing by Borrower to Lender on terms reasonablyacceptable to Lender (and identified as being such by Borrower and Lender).

4.                                                                                      Conditions to Effectiveness. Lender’s consent and agreement herein is expressly conditioned on all of the following:

(a)                                 Borrower executing and delivering an executed copy of this Agreement; and

(b)                                 Borrower’s agreement to pay, when invoiced, Lender’s in-house legal expenses in the amount of Two Thousand and 00/100 Dollars ($2,000.00) incurred in connection with the drafting, negotiation and execution of this Agreement.

5.                                                                                      Effect of Agreement.  On and after the date hereof, each reference to the Loan Agreement in the Loan Agreement or in any other document shall mean the Loan Agreement as amended by this Agreement.  Except as expressly provided hereunder, the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power, or remedy of Lender, nor constitute a waiver of any provision of the Loan Agreement.  Except to the limited extent expressly provided herein, nothing contained herein shall, or shall be construed to (nor shall the Borrower ever argue to the contrary) (i) modify the Loan Agreement or any other Loan Document (ii) modify, waive, impair, or affect any of the covenants, agreements, terms, and conditions thereof, or (iii) waive the due keeping, observance and/or performance thereof, each of which is hereby ratified and confirmed by the Borrower.  Except as amended above, the Loan Agreement remains in full force and effect.

6.                                                                                      Headings.  Headings in this Agreement are for convenience of reference only and are not part of the substance hereof.

7.                                                                                     Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to conflicts of law rules.

8.                                                                                      Counterparts.  This Agreement may be executed in any number of counterparts, including by electronic or facsimile transmission, each of which when so delivered shall be deemed an original, but all such counterparts taken together shall constitute but one and the same instrument.

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9.                                                                                      Integration.  This Agreement and the Loan Documents constitute and contain the entire agreement of Borrower and Lender with respect to their respective subject matters, and supersede any and all prior agreements, correspondence and communications.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, Borrower and Lender have caused this Agreement to be executed as of the day and year first above written.

BORROWER:
SINGULEX, INC.

By:	/s/ Philippe Goix
Name:
Title:

LENDER:
HORIZON CREDIT I LLC
By: Compass Horizon Funding Company LLC, its sole member
By: Horizon Technology Finance Corporation, its sole member

By:	/s/ Robert D. Pomeroy, Jr.
Name:	Robert D. Pomeroy, Jr.
Title:	Chief Executive Officer

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Exhibit 10.3(c)

SECOND AMENDMENT OF VENTURE LOAN AND SECURITY AGREEMENT

This SECOND AMENDMENT OF VENTURE LOAN AND SECURITY AGREEMENT (this “Agreement”), dated as of April 3, 2012, is entered into by and between SINGULEX, INC., a Delaware corporation (“Borrower”) and HORIZON CREDIT I LLC (“Lender”), a Delaware limited liability company.

RECITALS

A.                        Pursuant to that certain Venture Loan and Security Agreement dated as of November 24, 2010, as amended on May 6, 2011 (as the same has been and may be further amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) between Borrower and Lender (as assignee and successor in interest to Compass Horizon Funding Company LLC), Lender, among other things, has (i) provided certain loans to Borrower as evidenced by (a) a certain Secured Promissory Note (Loan A) executed by Borrower in favor of Lender, dated November 24, 2010, in the original principal amount of Three Million Dollars ($3,000,000.00) (“Note A”), and (b) a certain Secured Promissory Note (Loan B) executed by Borrower in favor of Lender, dated December 20, 2010, in the original principal amount of Two Million Dollars ($2,000,000.00) (“Note B” and together with Note A, the “Notes”) and (ii) been granted a security interest in all assets of Borrower, except for Borrower’s Intellectual Property (as defined in the Loan Agreement).

B.                        Borrower has now requested that Lender permit Borrower to incur additional debt that would rank senior to the Notes in terms of security interest and payment rights.

C.                        Lender is willing to grant such request, but only to the extent, and in accordance with the terms, and subject to the conditions, set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower and Lender hereby agree as follows:

1.                                      Definitions; Interpretation.  Unless otherwise defined herein, all capitalized terms used herein and defined in the Loan Agreement shall have the respective meanings given to those terms in the Loan Agreement.  Other rules of construction set forth in the Loan Agreement, to the extent not inconsistent with this Agreement, apply to this Agreement and are hereby incorporated by reference.

2.                                      Confirmation.  Borrower hereby acknowledges and agrees that: (i) the Loan Agreement sets forth the legal, valid, binding and continuing Obligations of Borrower to Lender, (ii) the Obligations to Lender under the Loan Agreement are secured by validly perfected security interests in all assets of Borrower, except for Borrower’s Intellectual Property, and with respect to Third Party Equipment, consistent with the provisions of Section 4.8 of the Loan Agreement, and (iii) Borrower has no cause of action, claim, defense or set-off against the Lender in any way regarding or relating to the Loan Agreement or Lender’s actions thereunder and to the extent any such cause of action, claim, defense or set-off ever existed, it is waived and Lender is released from any claims of Borrower. Borrower represents and warrants that no Default or Event of Default has occurred and is continuing under the Loan Agreement.

3.                                      Amendments to Loan Agreement.

(a)                                 Borrower and Lender hereby agree that the definition of “Permitted Indebtedness” within Section 1.1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“Permitted Indebtedness” means and includes:

(a)                                 Indebtedness of Borrower to Lender;

(b)                                 Indebtedness of Borrower existing as of the date hereof and Indebtedness of Borrower incurred after the date hereof in an amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) per year, which, in both cases, is secured solely by Liens permitted under clause (e) of the definition of Permitted Liens;

(c)                                  Indebtedness arising from the endorsement of instruments in the ordinary course of business;

(d)                                 Indebtedness existing on the date hereof and set forth on the Disclosure Schedule;

(e)                                  Indebtedness of Borrower to Bridge Bank existing on the date hereof in a current aggregate outstanding principal amount of approximately Five Million Dollars ($5,000,000) consisting of Growth Capital Advances (as defined in the Bridge Bank LSA) pursuant to the terms of the Bridge Bank LSA;

(f)                                   In addition to clause (e) above, Indebtedness in an aggregate outstanding principal amount not exceeding Five Million Dollars ($5,000,000), consisting of a revolving credit facility from Bridge Bank in which the loans are limited to not more than (i) eighty percent (80%) of Eligible Accounts (as defined in the Bridge Bank LSA), plus (ii) fifty percent (50%) of Eligible Specified Foreign Accounts (as defined in the Bridge Bank LSA), plus (iii) seventy percent (70%) of Eligible CLIA Accounts (as defined in the Bridge Bank LSA), as each are determined by Bank with reference to the most recent Borrowing Base Certificate (as defined in the Bridge Bank LSA) delivered by Borrower;

(g)                                  Subordinated Debt;

(h)                                 Indebtedness consisting of security deposits and reimbursement obligations under letters of credit in favor of landlords and utilities in the ordinary course of business, in an amount not to exceed $100,000 in the aggregate at any time outstanding; and

(i)                                     Extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness above, provided that the principal amount thereof is

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not increased or its principal repayment modified or the terms thereof are not modified to impose more burdensome terms upon Borrower.

4.                                      Conditions to Effectiveness. Lender’s consent and agreement herein is expressly conditioned on all of the following:

(a)                                 Borrower executing and delivering an executed copy of this Agreement;

(b)                                 Borrower executing and delivering to Lender a Warrant to purchase up to 34,057 of Borrower’s Series F Preferred Stock at a purchase price of $1.1606 per share;

(c)                                  Borrower shall pay to Lender a fee in the amount of Seventy Two Thousand Five Hundred Dollars ($72,500); and

(d)                                 Borrower’s payment of Lender’s in-house legal expenses in the amount of Two Thousand Five Hundred and 00/100 Dollars ($2,500) incurred in connection with the drafting, negotiation and execution of this Agreement.

5.                                      Effect of Agreement.  On and after the date hereof, each reference to the Loan Agreement in the Loan Agreement or in any other document shall mean the Loan Agreement as amended by this Agreement.  Except as expressly provided hereunder, the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power, or remedy of Lender, nor constitute a waiver of any provision of the Loan Agreement.  Except to the limited extent expressly provided herein, nothing contained herein shall, or shall be construed to (nor shall the Borrower ever argue to the contrary) (i) modify the Loan Agreement or any other Loan Document (ii) modify, waive, impair, or affect any of the covenants, agreements, terms, and conditions thereof, or (iii) waive the due keeping, observance and/or performance thereof, each of which is hereby ratified and confirmed by the Borrower.  Except as amended above, the Loan Agreement remains in full force and effect.

6.                                      Headings.  Headings in this Agreement are for convenience of reference only and are not part of the substance hereof.

7.                                      Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to conflicts of law rules.

8.                                      Counterparts.  This Agreement may be executed in any number of counterparts, including by electronic or facsimile transmission, each of which when so delivered shall be deemed an original, but all such counterparts taken together shall constitute but one and the same instrument.

9.                                      Integration.  This Agreement and the Loan Documents constitute and contain the entire agreement of Borrower and Lender with respect to their respective subject matters, and supercede any and all prior agreements, correspondence and communications.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, Borrower and Lender have caused this Agreement to be executed as of the day and year first above written.

BORROWER:
SINGULEX, INC.

By:	/s/ Philippe Goix
Name:	Philippe Goix
Title:	President & CEO

LENDER:
HORIZON CREDIT I LLC
By: Compass Horizon Funding Company LLC, it sole member
By: Horizon Technology Finance Corporation, its sole member

By:	/s/ Gerald A. Michaud
Name:	Gerald A. Michaud
Title:	President

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Exhibit 10.4(a)

LOAN AND SECURITY AGREEMENT
dated as of September 11, 2006
between
BRIDGE BANK, NATIONAL ASSOCIATION
and
Singulex, Inc., a Delaware corporation (“Borrower”).

Borrower and Lender agree as follows:

1.                                      Definitions and Construction.

1.1                               Definitions. In this Agreement:

“Account Balance” means at any time the aggregate of the Receivable Amounts of all Eligible Receivables at such time.

“Account Debtor” has the meaning in the California Uniform Commercial Code and includes any person liable on any Receivable, including without limitation, any guaranty of any Receivable and any issuer of a letter of credit or banker’s acceptance assuring payment thereof.

“Adjustments” means all discounts, allowances, disputes, offsets, defenses, rights of recoupment, rights of return, warranty claims, or short payments, asserted by or on behalf of any Account Debtor with respect to any Receivable.

“Advance Request” means a writing signed by an authorized representative of Borrower requesting (1) a Revolving Advance which accurately identifies Eligible Receivables and Receivable Amounts, including for each such Receivable the correct amount owed by the Account Debtor, the name and address of the Account Debtor, the invoice number, the invoice date and the account code, or (2) a Growth Capital Loan.

“Affiliate” means a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” means this Loan and Security Agreement.

“Borrowing Base” means at any time the Account Balance multiplied by the Receivables Advance Rate.

“Cash Burn” means cash balance as of the last day of prior month less cash balance as of the last day of current month.

“Cash Equivalents” means liquid and safe investments which can be easily converted into cash.

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“Collateral” means all of Borrower’s rights and interest in any and all personal property, whether now existing or hereafter acquired or created and wherever located, and all products and proceeds thereof and accessions thereto, including the following: accounts, including health care insurance receivables, chattel paper, inventory, equipment, instruments, including promissory notes, investment property, documents, deposit accounts, letter of credit rights, any commercial tort claim of Borrower which is now or hereafter identified by Borrower or Lender, general intangibles, and supporting obligations. Notwithstanding the foregoing, the Collateral shall not include Intellectual Property, provided however, the Collateral shall include the proceeds from the disposition of any Intellectual Property, and, to the extent a security interest in the underlying Intellectual Property is necessary for Lender to have a first priority security interest in such proceeds, a security interest therein.

“Collections” means all payments from or on behalf of an Account Debtor with respect to Receivables.

“Compliance Certificate” means a certificate in the form attached to this Agreement as Exhibit A signed by the chief financial officer or other authorized person of Borrower certifying that, among other things, the representations and warranties set forth in this Agreement are true and correct in all material respects as of the date such certificate is delivered.

“Default” means any Event of Default or any event that with notice, lapse of time or otherwise would constitute an Event of Default.

“Default Rate” means 5.00 percentage points above the rate effective immediately before the Event of Default.

“Eligible Receivable” means a Receivable that satisfies all of the following:

(a)                                 the Receivable has been created by Borrower in the ordinary course of Borrower’s business and without any obligation on the part of Borrower to render any further performance;

(b)                                 there are no conditions which must be satisfied before Borrower is entitled to receive payment of the Receivable, and the Receivable does not arise from COD sales, consignments or guaranteed sales;

(c)                                  the Account Debtor upon the Receivable does not claim any defense to payment of the Receivable, whether well founded or otherwise, unless approved by Lender and such approval shall not be unreasonably withheld;

(d)                                 the Receivable is not the obligation of an Account Debtor who has asserted or may assert any counterclaims or offsets against Borrower, including offsets for any “contra accounts” owed by Borrower to the Account Debtor for goods purchased by Borrower or for services performed for Borrower, unless a credit balance is carried on the books of Borrower, or as otherwise approved by Lender and such approval shall not be unreasonably withheld;

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(e)                                  the Receivable represents a genuine obligation of the Account Debtor and to the extent any credit balances exist in favor of the Account Debtor, such credit balances shall be deducted in calculating the Receivable Amount;

(f)                                   Borrower has sent an invoice to the Account Debtor in the amount of the Receivable;

(g)                                  Borrower is not prohibited by the laws of the state where the Account Debtor is located from bringing an action in the courts of that state to enforce the Account Debtor’s obligation to pay the Receivable. Borrower has taken all appropriate actions to ensure access to the courts of the state where the Account Debtor is located, including, where necessary, the filing of a Notice of Business Activities Report or other similar filing with the applicable state agency or the qualification by Borrower as a foreign corporation authorized to transact business in such state;

(h)                                 the Receivable is owned by Borrower free of any title defects or any liens or interests of others except the security interest in favor of Lender, and Lender has a perfected, first priority security interest in such Receivable;

(i)                                     the Account Debtor on the Receivable is not any of the following: (1) an employee, Affiliate, parent or subsidiary of Borrower, or an entity which has common officers or directors with Borrower; (2) the U.S. government or any agency or department of the U.S. government unless Borrower complies with the procedures in the Federal Assignment of Claims Act of 1940 (41 U.S.C.§15) with respect to the Receivable, and the underlying contract expressly provides that neither the U.S. government nor any agency or department thereof shall have the right of set-off against Borrower; (3) any person or entity located in a foreign country other than Canada, except for certain global biopharmaceutical companies as pre-approved by Lender at its sole discretion on a case by case basis, unless (A) the Receivable is supported by an irrevocable letter of credit issued by a bank acceptable to Lender, and (B) if requested by Lender, the original of such letter of credit and/or any usance drafts drawn under such letter of credit and accepted by the issuing or confirming bank have been delivered to Lender; or (4) an Account Debtor as to which 35% or more of the aggregate dollar amount of all outstanding Receivables owing from such Account Debtor have not been paid within 90 days from invoice date;

(j)                                    the Receivable is not in default. A Receivable will be considered in default if any of the following occurs: (i) the Receivable is not paid within 90 days from its invoice date; (ii) the Account Debtor obligated upon the Receivable suspends business, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or (iii) any petition is filed by or against the Account Debtor obligated upon the Receivable under any bankruptcy law or any other law or laws for the relief of debtors);

(k)                                 the Receivable does not arise from the sale of goods which remain in Borrower’s possession or under Borrower’s control;

(l)                                     the Receivable is not evidenced by a promissory note or chattel paper, nor is the Account Debtor obligated to Borrower under any other obligation which is evidenced by a promissory note;

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(m)                             the Receivable is not that portion of Receivables due from an Account Debtor which is in excess of 50% of Borrower’s aggregate dollar amount of all outstanding Receivables; provided however, Lender may, at its sole discretion and on a case by case basis, approve Receivables due from an Account Debtor which is in excess of 50% of Borrower’s aggregate dollar amount of all outstanding Receivables; and

(n)                                 the Receivable is otherwise acceptable to Lender in its good faith determination.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“Event of Default” has the meaning set forth in Section 7.1.

“Facility Fee” means a fee equal $7,500.00 due upon execution of this Agreement.

“Growth Capital Credit Limit” means the sum of the Growth Capital Tranche I Limit and Growth Capital Tranche II Limit.

“Growth Capital Loan” means the Growth Capital Tranche I Loan and Growth Capital Tranche II Loan made pursuant to Section 2.2.

“Growth Capital Loan Maturity Date” means 30 months from the date on which each Growth Capital Loan is made.

“Growth Capital Loan Rate” means a per annum rate of interest equal to the Prime Rate plus 1.75 percentage points, fixed as of the date each Growth Capital Loan is made, provided however, after an Event of Default, the outstanding principal balance of the Growth Capital Loans shall accrue interest at the Default Rate_

“Growth Capital Tranche I Availability Period” means from the date hereof to and including September 30, 2006.

“Growth Capital Tranche I Limit” means $650,000.00.

“Growth Capital Tranche II Availability Period” means from the date upon which Borrower meets the Revenue Target, to and including March 1, 2007.

“Growth Capital Tranche II Limit” means $350,000.00.

“Intellectual Property” has the meaning set forth in Section 4.7.

“Inventory” means and includes all of Borrower’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment; arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in Borrower’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

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“Lender” means Bridge Bank, National Association, and its successors and assigns.

“Letter of Credit” has the meaning set forth in Section 2.1(d).

“Letters of Credit Outstanding” means, at any time, the sum of, without duplication, (i) the maximum amount available to be drawn on all outstanding Letters of Credit issued by Lender or by Lender’s affiliate and (ii) the aggregate amount of all amounts drawn and unreimbursed with respect to Letters of Credit issued by the Lender or by Lender’s affiliate.

“Letter of Credit Sublimit” has the meaning set forth in Section 2.1(d).

“Obligations” means all liabilities and obligations of Borrower to Lender of any kind or nature, present or future, arising under or in connection with this Agreement or under any other document, instrument or agreement, whether or not evidenced by any note, guarantee or other instrument, whether arising on account or by overdraft, whether direct or indirect (including those acquired by assignment) absolute or contingent, primary or secondary, due or to become due, now owing or hereafter arising, and however acquired; including, without limitation, all Revolving Advances, Growth Capital Loans, fees, interest, expenses, professional fees and attorneys’ fees.

“Overadvance” means that (i) the total amount of the Revolving Advances then outstanding (including amounts deemed Revolving Advances under Sections 2.1(e) and (f)) plus the Letters of Credit Outstanding exceeds the Revolving Credit Limit or the Borrowing Base, (ii) the total amount of Growth Capital Loans exceeds the Growth Capital Credit Limit; or (iii) the total amount of Revolving Advances then outstanding (including amounts deemed Revolving Advances under Section 2.1(e) and (f)) plus the Letters of Credit Outstanding, plus the total amount of Growth Capital Loans exceed the Total Credit Limit.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” means for any day, a variable rate of interest, per annum, most recently published by The Wall Street Journal, as the “prime rate,” provided that if such day is not a business day, the Prime Rate for such day shall be such rate on such transactions as so published in the Money Rates Section of the Western Edition of The Wall Street Journal on the next succeeding business day.

“Receivable Amount” means as to any Receivable, the net amount due from the Account Debtor after deducting all discounts, credits, offsets, payments or other deductions of any nature whatsoever.

“Receivables” means Borrower’s rights to payment arising in the ordinary course of Borrower’s business, including accounts, chattel paper, instruments, contract rights, documents, general intangibles, letters of credit, drafts, and bankers acceptances.

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“Receivables Advance Rate” means 80% or such greater or lesser percentage as Lender may from time to time establish in its sole discretion upon notice to Borrower.

“Remaining Months Liquidity” is defined as unrestricted cash and Cash Equivalents maintained with Lender, plus unused availability under the Revolving Credit Limit, divided by prior month’s Cash Bum.

“Revenue Target” means a target revenue of at least $1,000,000 for the fiscal year ending December 31, 2006.

“Revolving Advance” means an advance made by Lender to Borrower pursuant to Section 2.1.

“Revolving Interest Rate” means a variable per annum rate equal to the Prime Rate plus .50 percentage points.  After an Event of Default, the outstanding principal balance of the Revolving Advances shall accrue interest at the Default Rate.

“Revolving Credit Limit” means $500,000.00.

“Revolving Maturity Date” means 18 months from the date of this Agreement.

“Subordinated Debt” is debt incurred by Borrower subordinated to Borrower’s debt to Lender (pursuant to a subordination agreement entered into between Lender, Borrower and the subordinated creditor), on terms acceptable to Lender.

“Termination Date” means the earlier of (i) the date in which all Obligations are indefeasibly paid in full, or (ii) the date on which Lender elects to terminate this Agreement pursuant to the terms herein.

“Total Credit Limit” means the sum of the Revolving Credit Limit and the Growth Capital Credit Limit.

1.2                               Construction:

(a)                                 In this Agreement: (i) references to the plural include the singular and to the singular include the plural; (ii) references to any gender include any other gender; (iii) the terms “include” and “including” are not limiting; (iv) the term “or” has the inclusive meaning represented by the phrase “and/or,” (v) unless otherwise specified, section and subsection references are to this Agreement, and (vi) any reference to any statute, law, or regulation shall include all amendments thereto and revisions thereof

(b)                                 Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved using any presumption against either Borrower or Lender, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each party hereto and their respective counsel. In case of any ambiguity or uncertainty, this Agreement shall be construed and interpreted according to the ordinary meaning of the words used to accomplish fairly the purposes and intentions of all parties hereto.

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(c)                             Titles and section headings used in this Agreement are for convenience only and shall not be used in interpreting this Agreement.

2.                                      The Credit.

2.1                               Revolving Loans.

(a)                                 Revolving Credit Line.  Subject to the terms and conditions of this Agreement, from the date on which this Agreement becomes effective until the Revolving Maturity Date, Lender will make advances (each, a “Revolving Advance”) to Borrower not exceeding the Revolving Credit Limit or the Borrowing Base, whichever is less; provided that in no event shall Lender be obligated to make any Revolving Advance that results in an Overadvance or while any Overadvance is outstanding. Amounts borrowed under this Section may be repaid and reborrowed during the term of this Agreement. It shall be a condition to each Revolving Advance that (a) all of the representations and warranties set forth in Section 4 are true and correct on the date of such Revolving Advance as though made at and as of each such date and (b) no Default has occurred and is continuing, or would result from such Revolving Advance.

(b)                                 Advance Requests.  Borrower may request that Lender make a Revolving Advance by delivering to Lender an Advance Request. Lender shall be entitled to rely on all the information provided by Borrower to Lender on or with the Advance Request and to rely on the signature on any Advance Request as an authorized signature of Borrower.

(c)                                  Due Diligence.  Lender may at any time and from time to time contact Account Debtors and other persons obligated or knowledgeable in respect of Receivables to confirm the Receivable Amount of such Receivables, to determine whether Receivables constitute Eligible Receivables, and for any other purpose in connection with this Agreement.

(d)                                 Letter of Credit Line.  Subject to the terms and conditions of this Agreement, Lender hereby agrees to issue or cause an affiliate to issue letters of credit for the account of Borrower (each, a “Letter of Credit” and collectively, “Letters of Credit”) from time to time up to and including the Revolving Maturity Date; provided however, that the aggregate of all undrawn amounts, and all amounts drawn and unreimbursed, under any Letters of Credit issued under the Letter of Credit Line shall not at any time exceed the principal amount of One Hundred Thousand Dollars ($100,000.00) (the “Letter of Credit Sublimit”). The form and substance of each Letter of Credit shall be subject to approval by Lender, in its sole discretion. Each Letter of Credit shall be subject to the additional terms of the Letter of Credit agreements, applications and any related documents required by Lender in connection with the issuance thereof (each, a “Letter of Credit Agreement”). Each draft paid under any Letter of Credit shall be repaid by Borrower in accordance with the provisions of the applicable Letter of Credit Agreement. No Letter of Credit shall be made that results in an Overadvance or while any Overadvance is outstanding. Upon the Revolving Maturity Date, the amount of Letters of Credit Outstanding shall be secured by unencumbered cash on terms acceptable to Lender if the term of this Agreement is not extended by Lender.

(e)                                  Cash Management Services.  Borrower may use up to $100,000.00 for Lender’s cash management services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in various cash management services

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agreements related to such services (the “Cash Management Services”). All amounts Lender pays for any Cash Management Services will be treated as Revolving Advances under the Revolving Credit Limit and shall decrease, on a dollar-for-dollar basis, the amount available for other Revolving Advances. The Cash Management Services shall be subject to additional terms set forth in applicable cash management services agreements.

(t)                                    Foreign Exchange Facility.  Borrower may enter into foreign exchange forward contracts with Lender under which Borrower commits to purchase from or sell to Lender a set amount of foreign currency more than one business day after the contract date (the “FX Forward Contract”). Lender will subtract 10%, or such greater amount as determined by Lender, of each outstanding FX Forward Contract from the foreign exchange sublimit which is a maximum of $100,000.00 (the “FX Reserve”). The total FX Forward Contracts at any one time may not exceed 10 times the amount of the FX Reserve. Ten percent (10%) of the amount of each outstanding FX Forward Contract shall be treated as Revolving Advances hereunder and shall decrease, on a dollar-for-dollar basis, the amount available for other Revolving Advances. Lender may terminate the FX Forward Contracts if an Event of Default occurs. Each FX Forward Contract shall be subject to additional terms set forth in the applicable FX Forward Contract or other agreements executed in connection with the foreign exchange facility.

(g)                                  Total Availability of Letter of Credit Line, Cash Management Services. and Foreign Exchange Facility.  Not withstanding the foregoing, the aggregate amount of Letters of Credit Outstanding plus all amounts outstanding under the Cash Management Services and foreign exchange facility shall not exceed the lesser of $100,000.00, or the Borrowing Base.

2.2                               Growth Capital Loans.

(a)                                 Growth Capital Loans.  During the Growth Capital Tranche I Availability Period, Lender will make a loan to Borrower for an amount not exceeding the Growth Capital Tranche I Limit (the “Growth Capital Tranche I Loan”). During the Growth Capital Tranche II Availability Period, Lender will make a loan to Borrower for an amount not exceeding the Growth Capital Tranche II Limit (the “Growth Capital Trahche II Loan”). The Growth Capital Tranche I Loan and Growth Capital Tranche II Loan is each referred to as a Growth Capital Loan. It shall be a condition to each Growth Capital Loan that (a) all of the representations and warranties set forth in Section 4 are true and correct on the date of such Growth Capital Loan as though made at and as of each such date and (b) no Default has occurred and is continuing, or would result from such Growth Capital Loan.

(b)                                 Repayment.  Interest accrues from the date of each Growth Capital Loan at the Growth Capital Loan Rate and is payable monthly on the 10th day of each calendar month until six months after each Growth Capital Loan was made (the “Interest Only Period”). After the Interest Only Period, each Growth Capital Loan outstanding on the last day of the Interest Only Period is payable in 24 equal monthly installments of principal, plus accrued interest, beginning on the 10th day of the calendar month following each Interest Only Period and ending on the earlier of each Growth Capital Loan Maturity Date, or the date each Growth Capital Loan is paid in full.

(c)                                  Advance Request.  Borrower may request that Lender make a Growth Capital Loan by delivering to Lender an Advance Request at least three days prior to the date such Growth

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Capital Loan is requested. Lender shall be entitled to rely on all the information provided by Borrower to Lender on or with the Advance Request and to rely on the signature on any Advance Request as an authorized signature of Borrower.

(d)                                 Prepayment.  Borrower may prepay principal on the Growth Capital Loans at any time, in any amount and without penalty. All prepayments of principal shall be applied on the most remote principal installment or installments then unpaid.

2.3                               Overadvances.  Upon any occurrence of an Overadvance, Borrower shall immediately pay down the Revolving Advances or the Growth Capital Loans, as applicable, so that, after giving effect to such payments, no Overadvance exists.

3.                                      Interest, Fees and Remittances.

3.1                               Interest.  Revolving Advances accrue interest on the outstanding principal balance at the Revolving Interest Rate and shall be payable on the tenth day of each month. Growth Capital Loans accrue interest on the outstanding principal balance at the Growth Capital Loan Rate and shall be payable in accordance with Section 2.2(b). After an Event of Default, Obligations accrue interest at the applicable Default Rate. The Revolving Interest Rate increases or decreases in accordance with any increases or decreases in the Prime Rate. Interest is computed on a 360 day year for the actual number of days elapsed.

3.2                               Fees.

(a)                                 Facility Fee. On the date of this Agreement, Borrower shall pay to Lender the Facility Fee.

(b)                                 Letter of Credit Fees.  Borrower shall pay to Lender fees upon the issuance of each Letter of Credit, upon the payment or negotiation of each draft under any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Lender’s standard fees and charges then in effect for such activity.

(c)                                  Cash Management and FX Forward Contract Fees.  Borrower shall pay to Lender fees in connection with the Cash Management Services and the FX Forward Contracts as determined in accordance with Lender’s standard fees and charges then in effect for such activity.

3.3                               Reporting.  Within 15 days after the end of each month, Lender shall send to Borrower a report covering the transactions for such month, including the amount of interest and other fees and charges. The accounting shall be deemed correct and conclusive unless Borrower makes written objection to Lender within 30 days after Lender mails the accounting to Borrower.

3.4                               Borrower’s Payment.  When any Overadvance or other amount owing to Lender becomes due, Lender shall inform Borrower of the manner of payment which may be any one or more of the following in Lender’s sole discretion: (a) in cash immediately upon demand therefor; (b) by deduction from or offset against the amount that otherwise would be forwarded to Borrower in

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respect of any further Revolving Advances that may be made by Lender; or (c) by any combination of the foregoing as Lender may from time to time choose.

4.                                      Representations and Warranties.  Borrower represents and warrants:

4.1                               Receivables.  With respect to each Receivable (except as disclosed to Lender in writing that such Receivable is not an Eligible Receivable):

(a)                                 it is the owner with legal right to sell, transfer and assign it;

(b)                                 the correct Receivable Amount has been accurately reported to Lender and is not disputed; and

(c)                                  Lender has the right to endorse and/or require Borrower to endorse all payments received on Receivables and all proceeds of Collateral.

4.2                               Representations and Warranties.  No representation, warranty or other statement of Borrower in any certificate or written statement given to Lender contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading.

4.3                               Formation and Qualification.  Borrower is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state or country in which the conduct of its business or its ownership of property requires that it be qualified.

4.4                               Authority; No Conflict.  The execution, delivery and performance of this Agreement has been duly authorized, and does not conflict with Borrower’s organizational documents, nor constitutes an Event of Default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound.

4.5                               Collateral.  Borrower has good title to the Collateral and all Inventory is in all material respects of good and marketable quality, free from material defects.

4.6                               Name; Locations.  Borrower’s name, form of organization, chief executive office, and the place where the records concerning all Receivables and Collateral are kept is set forth at the beginning of this Agreement and Borrower is located at its address for notices set forth in this Agreement.

4.7                               Intellectual Property.  If Borrower owns, holds or has any interest in, any copyrights (whether registered, or unregistered), patents or trademarks, and licenses of any of the foregoing (the “Intellectual Property”), such interest has been specifically disclosed and identified to Lender in writing. All Intellectual Property owned or utilized by Borrower are valid and constitute all of the intellectual property rights which are necessary for the operation of its business; there is no objection to or pending challenge to the validity of any such Intellectual Property and Borrower is not aware of any grounds for any challenge. Each Intellectual Property owned or held by Borrower and all trade secrets used by Borrower consist of original material or property developed by Borrower or was lawfully acquired by Borrower from the proper and lawful owner thereof.

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5.                                      Covenants.  So long as Borrower owes any Obligation to Lender, Borrower covenants to Lender that Borrower shall observe and perform each and every one of the following:

5.1                               Existence.  Maintain its corporate existence and good standing in its jurisdictions of incorporation and maintain its qualification in each jurisdiction necessary to Borrower’s business or operations.

5.2                               Change in Name.  Give Lender at least 30 days prior written notice of changes to its name, organization, chief executive office or location of records.

5.3                               Taxes.  Pay all its taxes including gross payroll, withholding and sales taxes when due and will deliver satisfactory evidence of payment to Lender if requested.

5.4                               Financial Statements.  Give Lender copies of (i) balance sheet, income statement, statement of cash flows, along with a Compliance Certificate within 30 days after the end of each month, (ii) annual financial statements, as soon as available, and in any event within 180 days following the end of Borrower’s fiscal year ending December 31, 2006 and each fiscal year thereafter, audited by, and with an unqualified opinion of, an independent certified public accountants reasonably acceptable to Lender, and (iii) annual operating projections (including income statements, balance sheets and cash flow statements) for Borrower’s fiscal year 2006 prior to the execution hereof, and for each upcoming fiscal year thereafter within thirty days prior to the beginning of each fiscal year of Borrower, approved by the Borrower’s board of directors and in form and substance satisfactory to Lender.

5.5                               Merger: Sale of Assets.  Not merge or consolidate with or into any other business organization, or acquire all or substantially all of the capital stock or property of a third party, unless (i) any such acquired entity becomes a “Borrower” under this Agreement and (ii) Lender has previously consented to the applicable transaction in writing, to which the consent shall not be unreasonably withheld or delayed.

5.6                               Indebtedness.  Not create, incur, assume, or be liable for any indebtedness other than (i) indebtedness incurred in the ordinary course of business, (ii) indebtedness formally subordinated to Lender by a subordination agreement in form and substance acceptable to Lender, and (iii) specific equipment financing set forth in Section 6.1 hereof.

5.7                               Reports.  Provide to Lender:

(a)                                 within 30 days after the end of each month the following for such month and the period then ending: accounts receivable aging report, accounts payable aging report, deferred revenue report, and, if any Revolving Advances are outstanding, a borrowing base certificate in form and substance acceptable to Lender setting forth the Eligible Receivables and Receivable Amounts thereof;

(b)                                 immediately upon Lender’s request, a written report if payment of any Receivable does not occur by its due date and include the reasons for the delay, and

(c)                                  such other information as Lender may reasonably request.

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5.8                               Audit.  Lender shall have the right from time to time hereafter to audit Borrower’s Receivables and the Collateral at Borrower’s expense. Unless an Event of Default has occurred or is continuing, such audits shall be conducted prior to the initial Revolving Advance and annually thereafter, with results satisfactory to Lender and reasonable expenses at the account of Borrower.

5.9                               Accounts.  Maintain its primary depository and operating accounts with Lender and, in the case of any deposit accounts not maintained with Lender, grant to Lender a first priority perfected security interest in and “control” (within the meaning of Section 9104 of the California Uniform Commercial Code) of such deposit account pursuant to documentation acceptable to Lender.

5.10                        Insurance.  At all times insure all of the tangible Collateral and carry such other business insurance, with insurers reasonably acceptable to Lender, in such form and amounts as Lender may reasonably require and that are customary and in accordance with standard practices for Borrower’s industry and locations, and Borrower shall provide evidence of such insurance to Lender. All such insurance policies shall name Lender as an additional loss payee, and shall contain a lenders loss payee endorsement in form reasonably acceptable to Lender. Upon receipt of the proceeds of any such insurance, Lender shall apply such proceeds in reduction of the Obligations as Lender shall determine in its good faith business judgment, provided that no Default or Event of Default has occurred and is continuing. If Borrower fails to provide or pay for any insurance, Lender may, but is not obligated to, obtain the same at Borrower’s expense. Borrower shall promptly deliver to Lender copies of all material reports made to insurance companies.

5.11                        Further Assurances.  Execute any further instruments and take further action as Lender requests to perfect or continue Lender’s security interest in the Collateral or to effect the purposes of this Agreement.

5.12                        Financial Covenants.  Maintain Borrower’s financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

(a)                                 Remaining Months Liquidity of at least 3 months as of the last day of each month, provided however, Lender may at its sole discretion, waive this requirement for a period of up to 90 days from the date upon which Borrower provides to Lender an executed term sheet from a lead investor reasonably acceptable to Lender evidencing equity financing equivalent to at least twelve (12) months of liquidity.

(b)                                 An annual revenue of at least $1,000,000 for the fiscal year ending December 31, 2006; and beginning with the quarter ending March 31, 2007 and for each quarter thereafter, a quarterly revenue of at least 70% of the planned revenue in Borrower’s board approved annual operating projections provided to and accepted by Lender as set forth in Section 5.4, whose acceptance shall not be unreasonably withheld.

5.13                        Use of Proceeds. Not use the proceeds of (i) the Revolving Advances for any purposes other than working capital, or (ii) the Growth Capital Loans for any purpose other than to support general corporate purposes.

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5,14                        Management.  Not make any substantial change in the present executive or management personnel of Borrower without Lender’s consent which shall not be unreasonably withheld.

5.15                        Negative Pledge.  Borrower shall not enter into any agreement, document, instrument or other arrangement with any Person (except with or in favor of Lender) which directly or indirectly prohibits or has the effect of prohibiting Borrower from selling, transferring, assigning, mortgaging, pledging, leasing, granting a security interest in or upon, or encumbering any Collateral or Intellectual Property.

6.                                      Security Interest.

6.1                               Security Interest in the Collateral.  To secure the prompt payment and performance to Lender of all of the Obligations, Borrower hereby grants to Lender a continuing security interest in the Collateral. Borrower is not authorized to sell, assign, transfer or otherwise convey any Collateral without Lender’s prior written consent, except for the sale of finished inventory in Borrower’s usual course of business. Borrower agrees to sign any instruments and documents requested by Lender to evidence, perfect, or protect the interests of Lender in the Collateral. Borrower agrees to deliver to Lender the originals of all instruments, chattel paper and documents evidencing or related to Receivables and other Collateral. Borrower shall not grant or permit any lien or security interest in the Collateral or any interest therein. Notwithstanding anything to the contrary herein, Lender hereby agrees to be in second position lien on certain specific equipment previously financed from other secured parties prior to the date of this Agreement, and upon Borrower’s request and so long as Borrower is not in default under this Agreement at the time of such request, Lender agrees to permit Borrower to finance specific equipment with other secured parties for an aggregate amount not exceeding $1,000,000 and grant a security interest in such specific equipment to such other secured parties, and to subordinate Lender’s security interest in such specific equipment to the security interest granted by Borrower to such other secured parties.

6.2                               Power of Attorney.  Borrower irrevocably appoints Lender and its successors and assigns as Borrower’s true and lawful attorney in fact, and authorizes Lender (a) upon the occurrence and continuation of an Event of Default, to (i) sell, assign, transfer, pledge, compromise, or discharge the whole or any part of the Collateral; (ii) demand, collect, receive, sue, and give releases to any Account Debtor for the monies due or which may become due upon or with respect to the Receivables and to compromise, prosecute, or defend any action, claim, case or proceeding relating to the Collateral, including the filing of a claim or the voting of such claims in any bankruptcy case, all in Lender’s name or Borrower’s name, as Lender may choose; (iii) prepare, file and sign Borrower’s name on any notice, claim, assignment, demand, draft, or notice of or satisfaction of lien or mechanics’ lien or similar document with respect to the Collateral, (iv) notify all Account Debtors with the with respect to Receivables to pay Lender directly, (v) receive and open all mail addressed to Borrower for the purpose of collecting the Receivables; (vi) endorse Borrower’s name on any checks or other forms of payment on the Receivables; (vii) execute on behalf of Borrower any and all instruments, documents, financing statements and the like to perfect Lender’s interests in the Receivables and Collateral; and (viii) do all acts and things necessary or expedient, in furtherance of any such purposes; and (b) whether or not there has been an Event of Default, to debit Borrower’s checking account maintained with Lender for any and all Obligations due under this Agreement.

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6.3                               Negative Pledge on Intellectual Property.  Notwithstanding anything to the contrary herein, Borrower shall not sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of Borrower’s intellectual property, including, without limitation, the following (a) any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held (“Copyrights”), (b) all mask works or similar rights available for the protection of semiconductor chips, now owned or hereafter acquired (“Mask Works”); (c) any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held; (d) any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held; (e) all patents, patent applications and like protections including, without limitation, improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same, including without limitation the patents and patent applications (“Patents”); (f) any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks, including without limitation (“Trademarks”); (g) any and all claims for damages by way of past, present and future infringements of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above; (h) all licenses or other rights to use any of the Copyrights, Patents, Trademarks or Mask Works, and all license fees and royalties arising from such use to the extent permitted by such license or rights; (i) all amendments, extensions, renewals and extensions of any of the Copyrights, Trademarks, Patents, or Mask Works; and (j) all proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing. Notwithstanding anything in this Section to the contrary, Borrower may enter into one or more non-exclusive licenses of any of its intellectual property assets or other general intangible assets and not be in breach or default of this Agreement.

7.                                      Default and Remedies.

7.1                               Events of Default.  The occurrence of any one or more of the following shall constitute an Event of Default hereunder.

(a)                                 Failure to Pay.  Borrower fails to make a payment under this Agreement unless such payment is made within 3 days from its due date.

(b)                                 Lien Priority.  Lender fails to have an enforceable first lien (except for any prior liens to which Lender has consented in writing) on or security interest in the Collateral except due to Lender’s gross negligence or willful misconduct.

(c)                                  False Information.  Borrower (or any guarantor) has given Lender false or materially misleading information or representations as determined by Lender at its sole discretion.

(d)                                 Bankruptcy.  Borrower (or any guarantor) files a bankruptcy petition, a bankruptcy petition is filed against Borrower (or any guarantor) or Borrower (or any guarantor) makes a general assignment for the benefit of creditors.

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(e)                                  Receivers.  A receiver or similar official is appointed for a substantial portion of Borrower’s (or any guarantor’s) business, or the business is terminated.

(f)                                   Judgments.  Any judgments or arbitration awards are entered against Borrower (or any guarantor), or Borrower (or any guarantor) enters into any settlement agreements with respect to any litigation or arbitration, in an amount in excess of $50,000.

(g)                                  Material Adverse Change.  A material adverse change occurs in Borrower’s business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

(h)                                 Cross-default.  Any default occurs under any agreement in connection with any credit Borrower (or any guarantor) or any of Borrower’s related entities or Affiliates has obtained from anyone else or which Borrower (or any guarantor) or any of Borrower’s related entities or Affiliates has guaranteed.

(i)                                     Default under Related Documents.  Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect.

(j)                                    Other Agreements.  Borrower (or any guarantor) or any of Borrower’s related entities or Affiliates fails to meet the conditions of, or fails to perform any obligation under any other agreement Borrower (or any guarantor) or any of Borrower’s related entities or Affiliates has with Lender or any affiliate of Lender.

(k)                                 Other Breach Under Agreement.  Borrower fails to meet in any material respect the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to above.

(l)                                     Change of Control.  The holders of the capital ownership of the Borrower as of the date hereof cease to own and control, directly or indirectly, at least 90% of the capital ownership of the Borrower, except at Lender’s consent, which shall not be unreasonably withheld or delayed.

(m)                             Death.  If Borrower or any guarantor dissolves or dies or becomes legally incompetent.

7.2                               Remedies.  Upon the occurrence of an Event of Default, (1) without implying any obligation to do so, Lender may cease making Revolving Advances, Growth Capital Loans, or extending any other financial accommodations to Borrower; (2) all or a portion of the Obligations shall be, at the option of and upon demand by Lender, or with respect to an Event of Default described in Sections 7.1(d) or (e), automatically and without notice or demand, due and payable in full; (3) Lender may notify Account Debtors that the underlying Receivables have been assigned to Lender and that payment thereof is to be made to the order of Lender and sent directly to Lender, and (4) Lender shall have and may exercise all the rights and remedies under this Agreement and under applicable law, including the rights and remedies of a secured party under the California Uniform Commercial Code, all the power of attorney rights described in Section 6.2 with respect to

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all Collateral, and the right to collect, dispose of, sell, lease, use, and realize upon all Receivables and all Collateral in any commercial reasonable manner.

8.                                      Accrual of Interest.  If any amount owed by Borrower hereunder is not paid when due, including, without limitation, amounts due under Section 3.2, Overadvances, amounts due under Section 9, and any other Obligations, such amounts shall bear interest at a per annum rate equal to the per annum rate of the Revolving Interest Rate until the earlier of (i) payment in good funds or (ii) entry of a final judgment thereof, at which time the principal amount of any money judgment remaining unsatisfied shall accrue interest at the highest rate allowed by applicable law. All interest hereunder calculated at an annual rate shall be based on a year of 360 days, which results in a higher effective rate of interest than if a year of 365 or 366 days were used.

9.                                      Fees, Costs and Expenses; Indemnification.  Borrower will pay to Lender upon demand all reasonable fees, costs and expenses (including fees of attorneys and professionals and their costs and expenses) that Lender incurs or may from time to time impose in connection with any of the following: (a) preparing, negotiating, administering, and enforcing this Agreement or any other agreement executed in connection herewith, including any amendments, waivers or consents in connection with any of the foregoing, (b) any litigation or dispute (whether instituted by Lender, Borrower or any other person) in any way relating to the Receivables, the Collateral, this Agreement or any other agreement executed in connection herewith or therewith, (c) enforcing any rights against Borrower or any guarantor, or any Account Debtor, (d) protecting or enforcing its interest in the Collateral, (e) collecting the Receivables and the Obligations, or (f) the representation of Lender in connection with any bankruptcy case or insolvency proceeding involving Borrower, any Receivable, the other Collateral, any Account Debtor, or any guarantor. Borrower shall indemnify and hold Lender harmless from and against any and all claims, actions, damages, costs, expenses, and liabilities of any nature whatsoever arising in connection with any of the foregoing.

10.                               Integration, Severability, Waiver, and Choice of Law.  This Agreement and any related security or other agreements required by this Agreement, collectively: (a) represent the sum of the understandings and agreements between Lender and Borrower concerning this credit; (b) replace any prior oral or written agreements between Lender and Borrower concerning this credit; and (c) are intended by Lender and Borrower as the final, complete and exclusive statement of the terms agreed to by them. In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. If any provision of this Agreement is deemed invalid by reason of law, this Agreement will be construed as not containing such provision and the remainder of the Agreement shall remain in full force and effect. Lender retains all of its rights, even if it makes an advance after a default. If Lender waives a default, it may enforce a later default. Any consent or waiver under, or amendment of, this Agreement must be in writing, and no such consent, waiver, or amendment shall imply any obligation by Lender to make any subsequent consent, waiver, or amendment. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA.

11.                               Notices.  All notices shall be given to Lender and Borrower at the addresses or faxes set forth on the signature page of this Agreement and shall be deemed to have been delivered and received: (a) if mailed, three (3) calendar days after deposited in the United States mail, first class, postage

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pre-paid, (b) one (1) calendar day after deposit with an overnight mail or messenger service; or (c) on the same date of confirmed transmission if sent by hand delivery, telecopy, or electronic means.

12.                               Jury Trial.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN CONNECTION WITH THE OBLIGATIONS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY OBLIGATION, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER, HAS DETERMINED FOR ITSELF THE NECESSITY TO REVIEW THE SAME WITH ITS LEGAL COUNSEL, AND KNOWINGLY AND VOLUNTARILY WAIVES ALL RIGHTS TO A JURY TRIAL.

13.                               Reference Provision.  The parties prefer that any dispute between them be resolved in litigation subject to a Jury Trial Waiver set forth above, but the California Supreme Court has held that pre-dispute Jury Trial Waivers not authorized by statute are unenforceable. This Reference Provision will be applicable unless: (i) the California Supreme Court holds that a pre-dispute Jury Trial Waiver provision similar to that set forth above is valid or enforceable; (ii) the California Legislature enacts a statute which becomes law, authorizing pre-dispute Jury Trial Waivers of the type set forth above and, as a result, such waivers become enforceable, or (iii) the Jury Trial Waiver set forth above is otherwise determined to be enforceable.

13.1                        Other than (i) nonjudicial foreclosure of security interests in real or personal property, (ii) the appointment of a receiver or (iii) the exercise of other provisional remedies (any of which may be initiated pursuant to applicable law), any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the Bank and the undersigned (collectively in this Section, the “Loan Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the Superior Court or Federal District Court in the County or District where the real property, if any, is located or in a County or District where venue is otherwise appropriate under applicable law (the “Court”)

13.2                        The referee shall be a retired Judge or Justice selected by mutual written agreement of the parties. If the parties do not agree, the referee shall be selected by the presiding judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex

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parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. The referee shall be appointed to sit with all the powers provided by law. Pending appointment of the referee, the Court has power to issue temporary or provisional remedies.

13.3                        The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (a) set the matter for a status and trial-setting conference within 15 days after the date of selection of the referee, (b) if practicable, try all issues of law or fact within 90 days after the date of the conference and (c) report a statement of decision within 20 days after the matter has been submitted for decision.

13.4                        The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven days written notice, and all other discovery shall be responded to within 15 days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

13.5                        Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

13.6                        The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, provide all temporary or provisional remedies, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a trial, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision and pursuant to CCP Section 644. The referee’s decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court. The final judgment or order or from any appealable decision or order entered by the referee shall be fully appealable as provided by law. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

13.7                        If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or Justice, in accordance with the California Arbitration Act,

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CCP Sections 1280 through 1294.2. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

13.8                        THE PARTIES RECOGNIZE AND AGREE THAT ALL DISPUTES RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY DISPUTE BETWEEN THEM WHICH ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE LOAN DOCUMENTS.

14.                               Term and Termination. This Agreement shall become effective upon the execution and delivery hereof by Borrower and Lender and shall continue in full force and effect until the Termination Date. Upon the Termination Date, the unpaid balance of the Obligations shall be due and payable without demand or notice. Notwithstanding any of the foregoing, the obligations of Borrower to indemnify Lender with respect to the expenses, damages, losses, costs and liabilities described in Section 9 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Lender have run.

15.                               Other Agreements.

15.1                        Security Agreements.  Any security agreements, liens and/or security interests securing payment of any obligations of Borrower owing to Lender or its affiliates also secure the Obligations, and are valid and subsisting and are not adversely affected by execution of this Agreement. An Event of Default under this Agreement constitutes a default under other outstanding agreements between Borrower and Lender or its affiliates;

15.2                        Publicity.  Lender reserves the right to issue press releases, advertisements, and other promotional materials describing any successful outcome of services provided on Borrower’s behalf. Borrower agrees that Lender shall have the right to identify Borrower by name in those materials.

16.                               GENERAL PROVISIONS

16.1                        Successors and Assigns.  This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights under it without Lender’s prior written consent which may be granted or withheld in Lender’s discretion. Lender has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Lender’s obligations, rights and benefits under this Agreement.

16.2                        Time of Essence.  Time is of the essence for the performance of all obligations in this Agreement.

16.3                        Amendments in Writing, Integration.  All amendments to this Agreement must be in writing and signed by Borrower and Lender; provided, that, any amendment to correct typographical, grammar or similar errors shall be made pursuant to a letter from the Lender to the Borrower. This Agreement represents the entire agreement about this subject matter, and supersedes

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prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement merge into this Agreement and the Loan Documents.

16.4                        Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

16.5                        Survival.  All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding. The obligations of Borrower in Section 9 to indemnify Lender will survive until all statutes of limitations for actions that may be brought against Lender have run.

* * *

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IN WITNESS WHEREOF, Borrower and Lender have executed this Agreement on the day and year above written.

BORROWER:		LENDER:
SINGULEX, INC., A DELAWARE CORPORATION		BRIDGE BANK, NATIONAL ASSOCIATION

By	/s/ Philippe Goix	By	/s/ Debra Bowman

Name: Philippe Goix		Name: Debra Bowman

Title: President and CEO		Title: Sr. Vice President
Address for Notices:		Address for Notices:
4041 Forest Park Avenue		55 Almaden Boulevard
St. Louis, MO 63108		San Jose, CA 95113
Fax: (314) 615-6311		Fax: (408) 282-1681

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Exhibit 10.4(b)

SINGULEX, INC.

BRIDGE BANK, N.A.

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is entered into as of May 15, 2007, by and between BRIDGE BANK, N.A. (“Bank”) and SINGULEX, INC. (“Borrower”).

RECITALS

Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1.                                      DEFINITIONS AND CONSTRUCTION.

1.1                                    Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Advance” or “Advances” means a cash advance or cash advances under the Revolving Facility.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Bank Expenses” means all: reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Borrowing Base” means an amount equal to eighty percent (80%) of Eligible Accounts, as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrower.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

“Closing Date” means the date of this Agreement.

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“Code” means the California Uniform Commercial Code.

“Collateral” means the property described on Exhibit A attached hereto.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Bank in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof.

“Credit Extension” means each Advance, Growth Capital Advance, Letter of Credit, use of Credit Card Services, or any other extension of credit by Bank for the benefit of Borrower hereunder.

“Daily Balance” means the amount of the Obligations owed at the end of a given day.

“Eligible Accounts” means those Accounts that arise in the ordinary course of Borrower’s business that comply with all of Borrower’s representations and warranties to Bank set forth in Section 5.4; provided, that standards of eligibility may be fixed and revised from time to time by Bank in Bank’s reasonable judgment and upon notification thereof to Borrower in accordance with the provisions hereof. Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:

(a)                            Accounts that the account debtor has failed to pay within ninety (90) days of invoice date;

(b)                            Accounts with respect to an account debtor, 35% of whose Accounts the account debtor has failed to pay within ninety (90) days of invoice date;

(c)                             Accounts with respect to which the account debtor is an officer, employee, or agent of Borrower;

(d)                            Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the account debtor may be conditional;

(e)                             Accounts with respect to which the account debtor is an Affiliate of Borrower;

(f)                              Accounts with respect to which the account debtor does not have its principal place of business in the United States, except for Eligible Foreign Accounts;

(g)                            Accounts with respect to which the account debtor is the United States or any department, agency, or instrumentality of the United States;

(h)                            Accounts with respect to which Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to Borrower or for deposits or other property of the account debtor held by Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to Borrower;

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(i)                          Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrower exceed 30% of all Accounts, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank;

(j)                          Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business; and

(k)                       Accounts the collection of which Bank reasonably determines to be doubtful.

“Eligible Foreign Accounts” means Accounts with respect to which the account debtor does not have its principal place of business in the United States and that (i) are supported by one or more letters of credit in an amount and of a tenor, and issued by a financial institution, acceptable to Bank, or (ii) that Bank approves on a case-by-case basis.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“Equity Event” means Borrower’s receipt of at least $               from the sale or issuance of its equity securities after the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“GAAP” means generally accepted accounting principles as in effect from time to time.

“Growth Capital Advance” means a cash advance under Section 2.1(b).

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following: Copyrights, Trademarks and Patents; all trade secrets, all design rights, claims for damages by way of past, present and future infringement of any of the rights included above, all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and all proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Inventory” means all inventory in which Borrower has or acquires any interest, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of

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any of the foregoing and any documents of title representing any of the above, and Borrower’s Books relating to any of the foregoing.

“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, and any other agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business operations, condition (financial or otherwise) or prospects of Borrower and its Subsidiaries taken as a whole or (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents or (iii) the value or priority of Bank’s security interests in the Collateral.

“Negotiable Collateral” means all letters of credit of which Borrower is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

“Permitted Indebtedness” means:

(a)                            Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b)                            Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c)                             Indebtedness secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided (i) such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness and (ii) such Indebtedness does not exceed $1,000,000 in the aggregate at any given time; and

(d)                            Subordinated Debt.

“Permitted Investment” means:

(a)                            Investments existing on the Closing Date disclosed in the Schedule; and

(b)                            (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and

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currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank and (iv) Bank’s money market accounts.

“Permitted Liens” means the following:

(a)                       Any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents;

(b)                       Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Bank’s security interests;

(c)                        Liens (i) upon or in any equipment which was not financed by Bank acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;

(d)                       Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prime Rate” means the variable rate of interest, per annum, most recently announced by Bank, as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of Borrower.

“Revolving Facility” means the facility under which Borrower may request Bank to issue Advances, as specified in Section 2.1(a) hereof.

“Revolving Line” means a credit extension of up to $500,000.

“Revolving Maturity Date” means March 11, 2008.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Bank on terms acceptable to Bank (and identified as being such by Borrower and Bank).

“Subsidiary” means any corporation, company or partnership in which (i) any general partnership interest or (ii) more than 50% of the stock or other units of ownership which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

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1.2                                    Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms “financial statements” shall include the notes and schedules thereto.

2.                                      LOAN AND TERMS OF PAYMENT.

2.1                                    Credit Extensions.

Borrower promises to pay to the order of Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower hereunder. Borrower shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(a)                                 Advances.

(i)                                    Subject to and upon the terms and conditions of this Agreement, Borrower may request Advances in an aggregate outstanding amount not to exceed the lesser of (i) the Revolving Line or (ii) the Borrowing Base, minus, in each case, the aggregate face amount of all outstanding Letters of Credit and the Credit Card Exposure. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(a) shall be immediately due and payable. Borrower may prepay any Advances without penalty or premium.

(ii)                                Whenever Borrower desires an Advance, Borrower will notify Bank by facsimile transmission or telephone no later than 3:00 p.m. Pacific time, on the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit B hereto. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1(a) to Borrower’s deposit account.

(b)                                 Growth Capital Advances.

(i)                                    Subject to and upon the terms and conditions of this Agreement, at any time from the date hereof through November 14, 2007, Bank agrees to make Growth Capital Advances to Borrower in an aggregate amount not to exceed $1,000,000. The initial Growth Capital Advance, which shall be made on the Closing Date, shall be in an amount equal to the amount outstanding on Bank’s Term Loan number 461002.

(ii)                                Interest shall accrue from the date of each Growth Capital Advance at the rate specified in Section 2.3, and shall be payable monthly on the tenth day of each month so long as any Growth Capital Advances are outstanding. Any Growth Capital Advances that are outstanding on November 14, 2007 shall be payable in 30 equal monthly installments of principal, plus all accrued interest, beginning on December 10, 2007, and continuing on the same day of each month thereafter until the Growth Capital Advances have been repaid in full. Growth Capital Advances, once repaid, may not be reborrowed. Borrower may prepay any Growth Capital Advances without penalty or premium.

(iii)                            When Borrower desires to obtain a Growth Capital Advance, Borrower shall notify Bank (which notice shall be irrevocable) by facsimile transmission to be received no later than 3:00 p.m. Pacific time three (3) Business Days before the day on which the Growth Capital Advance is to be made. Such notice shall be substantially in the form of Exhibit B.

(c)                                  Letters of Credit. Subject to the terms and conditions of this Agreement, at any

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time prior to the Revolving Maturity Date, Bank agrees to issue letters of credit for the account of Borrower (each, a “Letter of Credit” and collectively, the “Letters of Credit”) in an aggregate outstanding face amount not to exceed the lesser of the Revolving Line or the Borrowing Base minus, in each case, the aggregate amount of the outstanding Advances and the Credit Card Exposure at any time, provided that the aggregate face amount of all outstanding Letters of Credit shall not exceed $100,000. All Letters of Credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form of standard application and letter of credit agreement (the “Application”), which Borrower hereby agrees to execute, including Bank’s standard fee equal to      % per annum of the face amount of each Letter of Credit. On any drawn but unreimbursed Letter of Credit, the unreimbursed amount shall be deemed an Advance under Section 2.1(a). Prior to the Revolving Maturity Date, Borrower shall secure in cash all obligations under any outstanding Letters of Credit on terms acceptable to Bank. The obligation of Borrower to reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, the Application, and such Letters of Credit, under all circumstances whatsoever. Borrower shall indemnify, defend, protect, and hold Bank harmless from any loss, cost, expense or liability, including, without limitation, reasonable attorneys’ fees, arising out of or in connection with any Letters of Credit, except for expenses caused by Bank’s gross negligence or willful misconduct.

(d)                                 Cash Management Services. Borrower may use up to $100,000 for Bank’s cash management services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in various cash management services agreements related to such services (the “Cash Management Services”). All amounts Bank pays for any Cash Management Services will be treated as Advances under the Revolving Credit Limit and shall decrease, on a dollar-for-dollar basis, the amount available for other Advances. The Cash Management Services shall be subject to additional terms set forth in applicable cash management services agreements.

(e)                                  Foreign Exchange Facility. Borrower may enter into foreign exchange forward contracts (collectively, a “Foreign Exchange Facility”) with Bank under which Borrower commits to purchase from or sell to Bank a set amount of foreign currency more than one Business Day after the contract date (the “FX Forward Contract”). Bank will subtract 10%, or such greater amount as determined by Bank, of each outstanding FX Forward Contract from the foreign exchange sublimit that is a maximum of $100,000 (the “FX Reserve”). The total FX Forward Contracts at any one time may not exceed 10 times the amount of the FX Reserve. Ten percent (10%) of the amount of each outstanding FX Forward Contract shall be treated as Advances hereunder and shall decrease, on a dollar-for-dollar basis, the amount available for other Advances. Bank may terminate the FX Forward Contracts if an Event of Default occurs. Each FX Forward Contract shall be subject to additional terms set forth in the applicable FX Forward Contract or other agreements executed in connection with the Foreign Exchange Facility.

(f)                                   Total Availability of Letter of Credit Line, Cash Management Services, and Foreign Exchange Facility. The aggregate amount of Letters of Credit outstanding plus all amounts outstanding under the Cash Management Services and Foreign Exchange Facility shall not exceed the lesser of $100,000 or the Borrowing Base.

2.2                                    Overadvances. If the aggregate amount of the outstanding Advances plus the aggregate face amount of all outstanding Letters of Credit and the Credit Card Exposure exceeds the lesser of the Revolving Line or the Borrowing Base at any time, Borrower shall immediately pay to Bank, in cash, the amount of such excess.

2.3                                    Interest Rates, Payments, and Calculations.

(a)                                 Interest Rates.

(i)                                    Advances. Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to 0.50% above the Prime Rate.

(ii)                                Growth Capital Advances. Except as set forth in Section 2.3(b), the Growth Capital Advances shall bear interest, on the outstanding Daily Balance thereof, at a floating rate equal to

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1.00% above the Prime Rate, provided that Borrower may elect a fixed rate on the Closing Date equal to the Prime Rate as of the Closing Date plus 1.00%.

(b)                            Late Fee; Default Rate. If any payment is not made within ten (10) days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) five percent (5%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c)                             Payments. Interest hereunder shall be due and payable on the tenth calendar day of each month during the term hereof. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower’s deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.

(d)                            Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

2.4                                    Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5                                    Fees. Borrower shall pay to Bank the following:

(a)                            Facility Fee. No fee is due; and

(b)                            Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, including reasonable attorneys’ fees and expenses and, after the Closing Date, all Bank Expenses, including reasonable attorneys’ fees and expenses, as and when they are incurred by Bank.

2.6                                    Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

3.                                      CONDITIONS OF LOANS.

3.1                                    Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the

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initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)                       this Agreement;

(b)                       a certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c)                        payment of the Bank Expenses then due specified in Section 2.5 hereof;

(d)                       current financial statements of Borrower;

(e)                        an audit of the Collateral, the results of which shall be satisfactory to Bank; and

(f)                         such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2                                    Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a)                       timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1; and

(b)                       the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension. The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

4.                                      CREATION OF SECURITY INTEREST.

4.1                                    Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof.

4.2                                    Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue the perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrower from time to time may deposit with Bank specific time deposit accounts to secure specific Obligations. Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Obligations are outstanding.

4.3                                    Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

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5.                                      REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1                                    Due Organization and Qualification. Borrower and each Subsidiary is a corporation duly existing under the laws of its state of incorporation and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified.

5.2                                    Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Articles of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound. Borrower is not in default under any material agreement to which it is a party or by which it is bound.

5.3                                    No Prior Encumbrances. Borrower has good and marketable title to its property, free and clear of Liens, except for Permitted Liens.

5.4                                    Bona Fide Eligible Accounts. The Eligible Accounts are bona fide existing obligations. The property and services giving rise to such Eligible Accounts has been delivered or rendered to the account debtor or to the account debtor’s agent for immediate and unconditional acceptance by the account debtor. Borrower has not received notice of actual or imminent Insolvency Proceeding of any account debtor that is included in any Borrowing Base Certificate as an Eligible Account.

5.5                                    Merchantable Inventory. All Inventory is in all material respects of good and marketable quality, free from all material defects, except for Inventory for which adequate reserves have been made.

5.6                                    Intellectual Property. Borrower is the sole owner of the Intellectual Property, except for non-exclusive licenses granted by Borrower to its customers in the ordinary course of business. Each of the Patents is valid and enforceable, and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property violates the rights of any third party. Except as set forth in the Schedule, Borrower’s rights as a licensee of intellectual property do not give rise to more than five percent (5%) of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service. Except as set forth in the Schedule, Borrower is not a party to, or bound by, any agreement that restricts the grant by Borrower of a security interest in Borrower’s rights under such agreement.

5.7                                    Name; Location of Chief Executive Office. Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof. The chief executive office of Borrower is located at the address indicated in Section 10 hereof. All Borrower’s Inventory and Equipment is located only at the location set forth in Section 10 hereof.

5.8                                    Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could have a Material Adverse Effect, or a material adverse effect on Borrower’s interest or Bank’s security interest in the Collateral.

5.9                                    No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrower and any Subsidiary that Bank has received from Borrower fairly present in all material respects Borrower’s financial condition as of the date thereof and Borrower’s consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

5.10                             Solvency, Payment of Debts. Borrower is solvent and able to pay its debts (including trade debts) as they mature.

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5.11                             Regulatory Compliance.  Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, and no event has occurred resulting from Borrower’s failure to comply with ERISA that could result in Borrower’s incurring any material liability. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has complied with all the provisions of the Federal Fair Labor Standards Act. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, violation of which could have a Material Adverse Effect.

5.12                             Environmental Condition.  Except as disclosed in the Schedule, none of Borrower’s or any Subsidiary’s properties or assets has ever been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower’s knowledge, none of Borrower’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

5.13                             Taxes.  Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein.

5.14                             Subsidiaries.  Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.15                             Government Consents.  Borrower and each Subsidiary have obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted.

5.16                             Accounts. None of Borrower’s nor any Subsidiary’s property is maintained or invested with a Person other than Bank.

5.17                             Full Disclosure.  No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.

6.                                      AFFIRMATIVE COVENANTS.

Borrower shall do all of the following:

6.1                                    Good Standing.  Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which it is required under applicable law. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which could have a Material Adverse Effect.

6.2                                    Government Compliance.  Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could have a Material Adverse

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Effect.

6.3                                    Financial Statements, Reports, Certificates.  Borrower shall deliver the following to Bank: (a) as soon as available, but in any event within thirty (30) days after the end of each calendar month, a company prepared consolidated balance sheet, income, and cash flow statement covering Borrower’s consolidated operations during such period, prepared in accordance with GAAP, consistently applied, in a form acceptable to Bank and certified by a Responsible Officer; (b) as soon as available, but in any event within 180 days after the end of Borrower’s fiscal year, audited consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (c) copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and, if applicable, all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (d) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of Fifty Thousand Dollars ($50,000) or more; (e) at least 30 days before the beginning of each fiscal year, a Borrower-prepared operating budget; and (f) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time.

At any time that an Advance is outstanding or that the Growth Capital Advances are amortizing, within 30 days after the last day of each month, Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto, together with aged listings of accounts receivable and accounts payable.

Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto.

Bank shall have a right from time to time hereafter to audit Borrower’s Accounts and appraise Collateral at Borrower’s expense, provided that such audits will be conducted no more often than every six (6) months unless an Event of Default has occurred and is continuing.

6.4                                    Inventory; Returns.  Borrower shall keep all Inventory in good and marketable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than Fifty Thousand Dollars ($50,000).

6.5                                    Taxes.  Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.6                                    Insurance.

(a)                                 Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof. Borrower shall also maintain insurance relating to Borrower’s business, ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrower’s.

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(b)                                 All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Bank. All such policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee thereof, and all liability insurance policies shall show the Bank as an additional insured and shall specify that the insurer must give at least twenty (20) days notice to Bank before canceling its policy for any reason. Upon Bank’s request, Borrower shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor. All proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations.

6.7                                    Accounts.  Borrower shall maintain and shall cause each of its Subsidiaries to maintain its primary depository, operating, and investment accounts with Bank. By June 15, 2007, Borrower will maintain a balance of at least $500,000 in its operating account with Bank, continuing for at least 90 days thereafter.

6.8                                    Adjusted Quick Ratio.  Beginning the earlier of June 30, 2007 or the last day of the month after the Equity Event, Borrower shall maintain as of the last day of each month at all limes a ratio of (i) unrestricted cash and cash equivalents in which Bank has a first priority security interest plus the amount available as of the date of measurement to be advanced under the Revolving Line, divided by (ii) the aggregate Credit Extensions, of at least 1.50 to 1.00, provided that Bank waives Borrower’s compliance with this Section 6.8 for a period not to exceed 90 days for so long as Borrower is proceeding to close any equity financing that generates proceeds equal to at least 12 months liquidity.

6.9                                    Intellectual Property Rights.

(a)                            Borrower shall promptly give Bank written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office, including the date of such filing and the registration or application numbers, if any. Borrower shall (i) give Bank not less than 30 days prior written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed, and (ii) prior to the filing of any such applications or registrations, shall execute such documents as Bank may reasonably request for Bank to maintain its perfection in such intellectual property rights to be registered by Borrower, and upon the request of Bank, shall file such documents simultaneously with the filing of any such applications or registrations. Upon filing any such applications or registrations with the United States Copyright Office, Borrower shall promptly provide Bank with (i) a copy of such applications or registrations, without the exhibits, if any, thereto, (ii) evidence of the filing of any documents requested by Bank to be filed for Bank to maintain the perfection and priority of its security interest in such intellectual property rights, and (iii) the date of such filing.

(b)                            Bank may audit Borrower’s Intellectual Property to confirm compliance with this Section, provided such audit may not occur more often than twice per year, unless an Event of Default has occurred and is continuing. Bank shall have the right, but not the obligation, to take, at Borrower’s sole expense, any actions that Borrower is required under this Section to take but which Borrower fails to take, after 15 days’ notice to Borrower. Borrower shall reimburse and indemnify Bank for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section.

6.10                             Further Assurances.  At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7.                                      NEGATIVE COVENANTS.

Borrower will not do any of the following:

7.1                                    Dispositions.  Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than: (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of non-exclusive licenses and similar

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arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; or (iii) Transfers of worn-out or obsolete Equipment which was not financed by Bank.

7.2                                    Change in Business; Change in Control or Executive Office.  Without Bank’s prior written consent, which shall not be unreasonably withheld, engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto); or cease to conduct business in the manner conducted by Borrower as of the Closing Date; or suffer or permit a Change in Control; or without thirty (30) days prior written notification to Bank, relocate its chief executive office or state of incorporation or change its legal name; or without Bank’s prior written consent, change the date on which its fiscal year ends.

7.3                                    Mergers or Acquisitions.  Without Bank’s prior written consent, which shall not be unreasonably withheld, merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person.

7.4                                    Indebtedness.  Without Bank’s prior written consent, which shall not be unreasonably withheld, create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

7.5                                    Encumbrances.  Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or agree with any Person other than Bank not to grant a security interest in, or otherwise encumber, any of its property, or permit any Subsidiary to do so.

7.6                                    Distributions.  Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, or permit any of its Subsidiaries to do so, except that Borrower may repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase.

7.7                                    Investments.  Without Bank’s prior written consent, which will not be unreasonably withheld, directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments; or maintain or invest any of its property with a Person other than Bank or permit any of its Subsidiaries to do so unless such Person has entered into an account control agreement with Bank in form and substance satisfactory to Bank; or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.

7.8                                    Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9                                    Subordinated Debt.  Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

7.10                             Inventory and Equipment.  Store the Inventory or the Equipment with a bailee, warehouseman, or other third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in pledge possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Store or maintain any Equipment or Inventory at a location other than the location set forth in Section 10 of this Agreement.

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7.11                             Compliance.  Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank’s Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

8.                                      EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1                                    Payment Default. If Borrower fails to pay, when due, any of the Obligations;

8.2                                    Covenant Default.

(a)                            If Borrower fails to perform any obligation under Article 6 or violates any of the covenants contained in Article 7 of this Agreement; or

(b)                            If Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten day period or cannot after diligent attempts by Borrower be cured within such ten day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made.

8.3                                    Material Adverse Effect.  If there occurs any circumstance or circumstances that could have a Material Adverse Effect;

8.4                                    Attachment.  If any portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be required to be made during such cure period);

8.5                                    Insolvency.  If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within thirty (30) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6                                    Other Agreements.  If there is a default or other failure to perform in any agreement to which Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Fifty Thousand Dollars

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($50,000) or which could have a Material Adverse Effect;

8.7                                    Judgments.  If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Fifty Thousand Dollars ($50,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment); or

8.8                                    Misrepresentations.  If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

9.                                      BANK’S RIGHTS AND REMEDIES.

9.1                                    Rights and Remedies.  Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a)                            Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Bank);

(b)                            Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(c)                             Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(d)                            Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(e)                             Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

(f)                              Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(g)                            Dispose of the Collateral by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate;

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(h)                       Bank may credit bid and purchase at any public sale; and

(i)                          Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

9.2                                    Power of Attorney.  Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (g) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions hereunder is terminated.

9.3                                    Accounts Collection.  At any time after the occurrence of an Event of Default, Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4                                    Bank Expenses.  If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under a loan facility in Section 2.1 as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.6 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5                                    Bank’s Liability for Collateral.  So long as Bank complies with reasonable banking practices, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6                                    Remedies Cumulative.  Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative, Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

9.7                                    Demand; Protest.  Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

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10.                               NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:	Singulex, Inc. 4041 Forest Park Avenue St. Louis, MO 63108 Attn: Philippe Goix FAX: ( )

If to Bank:	Bridge Bank, N.A. 55 Almaden Blvd. San Jose, CA 95113 Attn: Dan Pistone FAX: (408) 282-1681

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.                               CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. BORROWER AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

If the jury waiver set forth in Section is not enforceable, then any dispute, controversy or claim arising out of or relating to this Agreement, the Loan Documents or any of the transactions contemplated therein shall be settled by judicial reference pursuant to Code of Civil Procedure Section 638 et seq. before a referee sitting without a jury, such referee to be mutually acceptable to the parties or, if no agreement is reached, by a referee appointed by the Presiding Judge of the California Superior Court for Santa Clara County. This Section shall not restrict a party from exercising remedies under the Code or from exercising pre-judgment remedies under applicable law.

12.                               GENERAL PROVISIONS.

12.1                             Successors and Assigns.  This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

12.2                             Indemnification.  Borrower shall defend, indemnify and hold harmless Bank and its

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officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

12.3                             Time of Essence.  Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4                             Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5                             Amendments in Writing, Integration.  Neither this Agreement nor the Loan Documents can be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents, provided that any financing statements and/or account control agreements filed or signed in connection with any prior agreements shall remain effective to perfect Bank’s Lien.

12.6                             Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.7                             Survival.  All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

12.8                             Confidentiality.  In handling any confidential information Bank and all employees and agents of Bank, including but not limited to accountants, shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Loans, provided that they have entered into a comparable confidentiality agreement in favor of Borrower and have delivered a copy to Borrower, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

12.9                             Term Sheet Consent.  Bank consents to the closing of the investment and related transactions on the terms set forth in the equity term sheet presented to Bank as of the Closing Date.

12.10                      Patriot Act.  To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. WHAT THIS MEANS FOR YOU: when you open an account, we will ask your name, address, date of birth, and other information that will allow us to identify you. We may also ask to see your driver’s license or other identifying documents.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

SINGULEX, INC.

By:	/s/ Philippe Goix

Title:	President & CEO.

BRIDGE BANK, N.A.

By:	/s/ Dan Pistone

Title:	Senior Vice President

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DEBTOR:	Singulex, Inc.

SECURED PARTY:	BRIDGE BANK, N.A.

EXHIBIT A

COLLATERAL DESCRIPTION ATTACHMENT
TO LOAN AND SECURITY AGREEMENT

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)             all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b)             any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

Notwithstanding the foregoing, the Collateral shall not include any copyrights, patents, trademarks, servicemarks and applications therefor, now owned or hereafter acquired, or any claims for damages by way of any past, present and future infringement of any of the foregoing (collectively, the “Intellectual Property”); provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”). Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the Closing Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in the Rights to Payment.

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EXHIBIT B

ADVANCE REQUEST FORM

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EXHIBIT C

BORROWING BASE CERTIFICATE

Borrower: Singulex, Inc.		Lender: Bridge Bank, N.A.

Commitment Amount: $500,000

ACCOUNTS RECEIVABLE
1.	Accounts Receivable Book Value as of		$
2.	Additions (please explain on reverse)		$
3.	TOTAL ACCOUNTS RECEIVABLE		$

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
4.	Amounts over 90 days due	$
5.	Balance of 25% over 90 day accounts	$
6.	Concentration Limits
7.	Foreign Accounts	$
8.	Governmental Accounts	$
9.	Contra Accounts	$
10.	Demo Accounts	$
11.	Intercompany/Employee Accounts	$
12.	Other (please explain on reverse)	$
13.	TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS		$
14.	Eligible Accounts (#3 minus #13)		$
15.	LOAN VALUE OF ACCOUNTS (80% of #14)		$

BALANCES
16.	Maximum Loan Amount		$
17.	Total Funds Available [Lesser of #16 or #15]		$
18.	Present balance owing on Line of Credit		$
19.	Outstanding under Sublimits (Letters of Credit)		$
20.	RESERVE POSITION (#17 minus #18 and #19)		$

The undersigned represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the Loan and Security Agreement between the undersigned and Bridge Bank, N.A..

Singulex, Inc.

By:
Authorized Signer

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EXHIBIT D
COMPLIANCE CERTIFICATE

TO:	BRIDGE BANK, N.A.

FROM:	Singulex, Inc.

The undersigned authorized officer of Singulex, Inc. hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending         with all required covenants except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct as of the date hereof. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements	Monthly within 30 days	Yes	No
Annual (CPA Audited)	FYE within 180 days	Yes	No
10K and 10Q	(as applicable)	Yes	No
A/R & A/P Agings, Borrowing Base Cert. (when Advances are outstanding or Growth Capital Advances are amortizing)	Monthly within 30 days	Yes	No
A/R Audit	Initial and Semi-Annual	Yes	No

Deposit balances with Bank	$
Deposit balances outside Bank	$

Financial Covenant	Required	Actual	Complies

Minimum Adjusted Quick Ratio	1.50:1.00*	:1.00	Yes	No

*subject to 90 day waiver when equity term sheet is effective

Comments Regarding Exceptions: See Attached.	BANK USE ONLY

Received by:
Sincerely,	AUTHORIZED SIGNER

Date:

Verified:
SIGNATURE	AUTHORIZED SIGNER

Date:
TITLE	Compliance Status	Yes	No

DATE

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SCHEDULE OF EXCEPTIONS

Permitted Indebtedness (Section 1.1)

Permitted Investments (Section 1.1)

Permitted Liens (Section 1.1)

Inbound Licenses (Section 5.6)

Prior Names (Section 5.7)

Litigation (Section 5.8)

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Exhibit 10.4(c)

LOAN AND SECURITY MODIFICATION AGREEMENT

This Loan and Security Modification Agreement is entered into as of March 18, 2008, by and between Singulex, Inc. (the “Borrower”) and Bridge Bank, National Association (“Lender”).

1.                        DESCRIPTION OF EXISTING INDEBTEDNESS:  Among other indebtedness which may be owing by Borrower to Lender, Borrower is indebted to Lender pursuant to, among other documents, an Amended and Restated Loan and Security Agreement, dated May 15, 2007 by and between Borrower to Lender, as may be amended from time to time (the “Loan and Security Agreement”). Capitalized terms used without definition herein shall have the meanings assigned to them in the Loan and Security Agreement.

Hereinafter, all indebtedness owing by Borrower to Lender shall be referred to as the “Indebtedness” and the Loan and Security Agreement and any and all other documents executed by Borrower in favor of Lender shall be referred to as the “Existing Documents.”

2.                        DESCRIPTION OF CHANGE IN TERMS.

A.                          Modification(s) to Loan and Security Agreement:

1.                            The following defined term in Section 1.1 entitled “Definitions” is hereby amended as follows:

“Revolving Maturity Date” means May 11, 2008.

3.                        CONSISTENT CHANGES.  The Existing Documents are each hereby amended wherever necessary to reflect the changes described above.

4.                        INTENTIONALLY OMITTED.

5.                        NO DEFENSES OF BORROWER/GENERAL RELEASE.  Borrower agrees that, as of this date, it has no defenses against the obligations to pay any amounts under the Indebtedness. Each of Borrower and Guarantor (each, a “Releasing Party”) acknowledges that Lender would not enter into this Loan and Security Modification Agreement without Releasing Party’s assurance that it has no claims against Lender or any of Lender’s officers, directors, employees or agents. Except for the obligations arising hereafter under this Loan and Security Modification Agreement, each Releasing Party releases Lender, and each of Lender’s and entity’s officers, directors and employees from any known or unknown claims that Releasing Party now has against Lender of any nature, including any claims that Releasing Party, its successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Agreement or the transactions contemplated thereby. Releasing Party waives the provisions of California Civil Code section 1542, which states:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

The provisions, waivers and releases set forth in this section are binding upon each Releasing Party and its shareholders, agents, employees, assigns and successors in interest. The provisions, waivers and releases of this section shall inure to the benefit of Lender and its agents, employees, officers, directors, assigns and successors in interest. The provisions of this section shall survive payment in full of the Obligations, full performance of all the terms of this Loan and Security Modification Agreement and the Agreement, and/or Lender’s actions to exercise any remedy available under the Agreement or otherwise.

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6.        CONTINUING VALIDITY.  Borrower understands and agrees that in modifying the existing Indebtedness, Lender is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Documents. Except as expressly modified pursuant to this Loan and Security Modification Agreement, the terms of the Existing Documents remain unchanged and in full force and effect. Lender’s agreement to modifications to the existing Indebtedness pursuant to this Loan and Security Modification Agreement in no way shall obligate Lender to make any future modifications to the Indebtedness. Nothing in this Loan and Security Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Lender and Borrower to retain as liable parties all makers and endorsers of Existing Documents, unless the party is expressly released by Lender in writing. No maker, endorser, or guarantor will be released by virtue of this Loan and Security Modification Agreement. The terms of this paragraph apply not only to this Loan and Security Modification Agreement, but also to any subsequent Loan and Security modification agreements.

7.        INTENTIONALLY OMITTED.

8.        COUNTERSIGNATURE.  This Loan and Security Modification Agreement shall become effective only when executed by Lender and Borrower.

BORROWER:		LENDER:

SINGULEX, INC.		BRIDGE BANK, NATIONAL ASSOCIATION

By:	/s/ Philippe Goix	By:	/s/ Dan Pistone

Name:	Philippe Goix	Name:	Dan Pistone

Title:	President & CEO	Title:	Senior Vice President

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Exhibit 10.4(d)

LOAN AND SECURITY MODIFICATION AGREEMENT

This Loan and Security Modification Agreement is entered into as of May 13, 2008, by and between Singulex, Inc. (the “Borrower”) and Bridge Bank, National Association (“Lender”).

1.                                      DESCRIPTION OF EXISTING INDEBTEDNESS:  Among other indebtedness which may be owing by Borrower to Lender, Borrower is indebted to Lender pursuant to, among other documents, an Amended and Restated Loan and Security Agreement, dated May 15, 2007 by and between Borrower to Lender, as may be amended from time to time (the “Loan and Security Agreement”). Capitalized terms used without definition herein shall have the meanings assigned to them in the Loan and Security Agreement.

Hereinafter, all indebtedness owing by Borrower to Lender shall be referred to as the “Indebtedness” and the Loan and Security Agreement and any and all other documents executed by Borrower in favor of Lender shall be referred to as the “Existing Documents.”

2.                                      DESCRIPTION OF CHANGE IN TERMS.

A.                                    Modification(s) to Loan and Security Agreement:

1.                                      Effective May 11, 2008, the following defined term in Section 1.1 entitled “Definitions” is hereby amended as follows:

“Revolving Maturity Date” means August 11, 2008.

3.                                      CONSISTENT CHANGES.  The Existing Documents are each hereby amended wherever necessary to reflect the changes described above.

4.                                      INTENTIONALLY OMITTED.

5.                                      NO DEFENSES OF BORROWER/GENERAL RELEASE.  Borrower agrees that, as of this date, it has no defenses against the obligations to pay any amounts under the Indebtedness. Each of Borrower and Guarantor (each, a “Releasing Party”) acknowledges that Lender would not enter into this Loan and Security Modification Agreement without Releasing Party’s assurance that it has no claims against Lender or any of Lender’s officers, directors, employees or agents. Except for the obligations arising hereafter under this Loan and Security Modification Agreement, each Releasing Party releases Lender, and each of Lender’s and entity’s officers, directors and employees from any known or unknown claims that Releasing Party now has against Lender of any nature, including any claims that Releasing Party, its successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Agreement or the transactions contemplated thereby. Releasing Party waives the provisions of California Civil Code section 1542, which states:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

The provisions, waivers and releases set forth in this section are binding upon each Releasing Party and its shareholders, agents, employees, assigns and successors in interest. The provisions, waivers and releases of this section shall inure to the benefit of Lender and its agents, employees, officers, directors, assigns and successors in interest. The provisions of this section shall survive payment in full of the Obligations, full performance of all the terms of this Loan and Security Modification Agreement and the Agreement, and/or Lender’s actions to exercise any remedy available under the Agreement or otherwise.

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6.                                      CONTINUING VALIDITY.  Borrower understands and agrees that in modifying the existing Indebtedness, Lender is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Documents. Except as expressly modified pursuant to this Loan and Security Modification Agreement, the terms of the Existing Documents remain unchanged and in full force and effect. Lender’s agreement to modifications to the existing Indebtedness pursuant to this Loan and Security Modification Agreement in no way shall obligate Lender to make any future modifications to the Indebtedness. Nothing in this Loan and Security Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Lender and Borrower to retain as liable parties all makers and endorsers of Existing Documents, unless the party is expressly released by Lender in writing. No maker, endorser, or guarantor will be released by virtue of this Loan and Security Modification Agreement. The terms of this paragraph apply not only to this Loan and Security Modification Agreement, but also to any subsequent Loan and Security modification agreements.

7.                                      INTENTIONALLY OMITTED.

8.                                      COUNTERSIGNATURE.  This Loan and Security Modification Agreement shall become effective only when executed by Lender and Borrower.

BORROWER:		LENDER:

SINGULEX, INC.		BRIDGE BANK, NATIONAL ASSOCIATION

By:	/s/ Philippe Goix	By:	/s/ Michael Lederman
Name:	Philippe Goix	Name:	Michael Lederman
Title:	President & CEO	Title:	Vice President

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Exhibit 10.4(e)

LOAN AND SECURITY MODIFICATION AGREEMENT

This Loan and Security Modification Agreement is entered into as of July 29, 2009, by and between Singulex, Inc. (the “Borrower”) and Bridge Bank, National Association (“Lender”).

1.                                      DESCRIPTION OF EXISTING INDEBTEDNESS:  Among other indebtedness which may be owing by Borrower to Lender, Borrower is indebted to Lender pursuant to, among other documents, an Amended and Restated Loan and Security Agreement, dated May 15, 2007 by and between Borrower to Lender, as may be amended from time to time (the “Loan and Security Agreement”). Capitalized terms used without definition herein shall have the meanings assigned to them in the Loan and Security Agreement.

Hereinafter, all indebtedness owing by Borrower to Lender shall be referred to as the “Indebtedness” and the Loan and Security Agreement and any and all other documents executed by Borrower in favor of Lender shall be referred to as the “Existing Documents.”

2.                                      DESCRIPTION OF CHANGE IN TERMS.

A.                                    Modification(s) to Loan and Security Agreement:

1)                                     Effective August 11, 2008, the following defined term in Section 1.1 entitled “Definitions” is hereby added, amended, or restated as follows:

“Asset Coverage Ratio” means all unrestricted cash and cash equivalents in which Bank has a first priority security interest (including those which are otherwise deemed to be Permitted Investments), plus the amount available as of the date of measurement to be advanced under the Revolving Line, divided by all Obligations owed to Bank (excluding cash secured Obligations).

“Prime Rate” means the variable rate of interest, per annum, most recently announced by Bank as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank.

“Revolving Maturity Date” means May 26, 2010.

2)                                     The following subsection in Section 6.3 entitled “Financial Statements, Reports, Certificates is hereby amended as follows:

(a) as soon as available, but in any event within thirty (30) days after the end of each calendar month, a company prepared consolidated balance sheet, income, and cash flow statement covering Borrower’s consolidated operations during such period, prepared in accordance with GAAP, consistently applied, in a form acceptable to Bank and certified by a Responsible Officer, together with a deferred revenue schedule in a form acceptable to Bank;

3)                                     The second paragraph in Section 6.3 entitled “Financial Statements, Reports, Certificates is hereby amended as follows:

At any time that an Advance is outstanding, within twenty (20) days after the last day of each month, Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto, together with aged listings of accounts receivable and accounts payable.

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4)                                     The fourth paragraph in Section 6.3 entitled “Financial Statements, Reports, Certificates is hereby amended as follows:

Bank shall have a right from time to time hereafter to audit Borrower’s Accounts and appraise Collateral at Borrower’s expense, provided that such audits will be conducted no more often than every twelve (12) months unless an Event of Default has occurred and is continuing, and the obligation of Bank to make any additional Credit Extensions under the Revolving Line is subject to Bank’s receipt of a satisfactory audit of Borrower’s Accounts and the Collateral.

5)                                     Section 6.7 is hereby amended as follows:

6.7                               Accounts.  Borrower shall maintain and shall cause each of its Subsidiaries to maintain all of its depository, operating, and investment accounts with Bank, provided however Borrower may maintain investment accounts outside of Bank so long as the investment account holders enter into an Account Control Agreement with Bank. Such Account Control Agreement must be in a form and substance acceptable to Bank, and must be executed prior to any additional Credit Extensions under the Revolving Line.

6)                                     Section 6.8 is hereby amended in its entirety to read as follows:

6.8                               Asset Coverage Ratio.  Borrower shall maintain at all times an Asset Coverage Ratio of at least 1.50 to 1.00, to be measured on a monthly basis.

7)                                     The obligation of Bank to make additional Credit Extensions under the Revolving Line after the date hereof is subject to the condition precedent that Bank shall have received the following, in a form and substance satisfactory to Bank, (i) a satisfactory audit of Borrower’s Accounts and the Collateral, and (ii) any Account Control Agreements as required in Section 6.7, as amended hereof.

3.                                      CONSISTENT CHANGES.  The Existing Documents are each hereby amended wherever necessary to reflect the changes described above.

4.                                      PAYMENT OF FACILITY FEE AND RENEWAL DUE DILIGENCE FEE.  Borrower shall pay Lender a fee in the amount of $2,500 (“Facility Fee”) and a fee in the amount of $50 (“Renewal Due Diligence Fee”) plus all out-of-pocket expenses in connection with the amendment and renewal of the facility.

5.                                      NO DEFENSES OF BORROWER/GENERAL RELEASE.  Borrower agrees that, as of this date, it has no defenses against the obligations to pay any amounts under the Indebtedness. Each of Borrower and Guarantor (each, a “Releasing Party”) acknowledges that Lender would not enter into this Loan and Security Modification Agreement without Releasing Party’s assurance that it has no claims against Lender or any of Lender’s officers, directors, employees or agents. Except for the obligations arising hereafter under this Loan and Security Modification Agreement, each Releasing Party releases Lender, and each of Lender’s and entity’s officers, directors and employees from any known or unknown claims that Releasing Party now has against Lender of any nature, including any claims that Releasing Party, its successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Agreement or the transactions contemplated thereby. Releasing Party waives the provisions of California Civil Code section 1542, which states:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

2

The provisions, waivers and releases set forth in this section are binding upon each Releasing Party and its shareholders, agents, employees, assigns and successors in interest. The provisions, waivers and releases of this section shall inure to the benefit of Lender and its agents, employees, officers, directors, assigns and successors in interest. The provisions of this section shall survive payment in full of the Obligations, full performance of all the terms of this Loan and Security Modification Agreement and the Agreement, and/or Lender’s actions to exercise any remedy available under the Agreement or otherwise.

6.                                      CONTINUING VALIDITY.  Borrower understands and agrees that in modifying the existing Indebtedness, Lender is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Documents. Except as expressly modified pursuant to this Loan and Security Modification Agreement, the terms of the Existing Documents remain unchanged and in full force and effect. Lender’s agreement to modifications to the existing Indebtedness pursuant to this Loan and Security Modification Agreement in no way shall obligate Lender to make any future modifications to the Indebtedness. Nothing in this Loan and Security Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Lender and Borrower to retain as liable parties all makers and endorsers of Existing Documents, unless the party is expressly released by Lender in writing. No maker, endorser, or guarantor will be released by virtue of this Loan and Security Modification Agreement. The terms of this paragraph apply not only to this Loan and Security Modification Agreement, but also to any subsequent Loan and Security modification agreements.

7.                                      CONDITIONS.  The effectiveness of this Loan and Security Modification Agreement is conditioned upon payment of the Facility Fee and the Renewal Due Diligence Fee.

8.                                      COUNTERSIGNATURE.  This Loan and Security Modification Agreement shall become effective only when executed by Lender and Borrower.

BORROWER:		LENDER:

SINGULEX, INC.		BRIDGE BANK, NATIONAL ASSOCIATION

By:	/s/ Philippe Goix	By:	/s/ Michael Lederman
Name:	Philippe Goix	Name:	Michael Lederman
Title:	President & CEO	Title:	SVP

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Exhibit 10.4(f)

AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Amendment to Amended and Restated Loan and Security Agreement (this “Amendment”) is entered into as of November 30, 2009, by and between BRIDGE BANK, NATIONAL ASSOCIATION (“Bank”) and SINGULEX, INC. (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Amended and Restated Loan and Security Agreement dated as of May 15, 2007, as amended from time to time, including that certain Loan and Security Modification Agreement dated as of March 18, 2008, that certain Loan and Security Modification Agreement dated as of May 13, 2008, and that certain Consent dated June 26, 2008 by and between Bank and UBS Financial Services Inc., that certain Loan and Security Modification Agreement dated as of July 29, 2009 (collectively, the “Agreement”).  The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1.                                      The following defined terms in Section 1.1 of the Agreement are hereby added or amended in their entirety to read as follows:

“Asset Coverage Ratio” means all Cash plus Eligible Accounts, divided by all Obligations owed to Bank.

                                                “Cash” means (i) all unrestricted cash and cash equivalents maintained at Bank, plus (ii) all unrestricted cash and cash equivalents not maintained at Bank in which Bank has a first priority security interest and is subject to an account control agreement that will only enable Borrower to withdraw funds from such account to be deposited in Borrower’s accounts maintained at Bank.

                                                “Eligible Foreign Accounts” means Accounts with respect to which the account debtor does not have its principal place of business in the United States or Canada and that (i) are supported by one or more letters of credit in an amount and of a tenor, and issued by a financial institution, acceptable to Bank, or (ii) that Bank approves on a case-by-case basis.

2.                                      Section 2.1(b) is amended and restated in its entirety to read as follows:

(b)                                 Growth Capital Advances.

(i)                                     Subject to and upon the terms and conditions of this Agreement, Bank agrees to make two Growth Capital Advances to Borrower in an aggregate amount not to exceed $1,500,000.  The initial Growth Capital Advance request shall be made by Borrower on November 30, 2009, in an amount not less than $1,000,000.  The second Growth Capital Advance shall be made upon Borrower’s request at any time prior to February 28, 2010, subject to and upon the terms and conditions of this Agreement.

(ii)                                  Interest shall accrue from the date of each Growth Capital Advance at the rate specified in Section 2.3, and shall be payable monthly on the tenth day of each month so long as any Growth Capital Advances are outstanding. Any Growth Capital Advances that are outstanding on February 28, 2010 shall be payable in 33 equal monthly installments of principal, plus all accrued interest, beginning on March 10, 2010, and continuing on the same day of each month thereafter until the Growth Capital Advances have been repaid in full. Growth Capital Advances, once repaid, may not be reborrowed.  Borrower may prepay any Growth Capital Advances without penalty or premium.

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(iii)                               When Borrower desires to obtain a Growth Capital Advance, Borrower shall notify Bank (which notice shall be irrevocable) by facsimile transmission to be received no later than 3:00 p.m. Pacific time three (3) Business Days before the day on which the Growth Capital Advance is to be made.  Such notice shall be substantially in the form of Exhibit B.

3.                                      Section 2.3(a)(ii) is amended in its entirety to read as follows:

(ii)                                  Growth Capital Advances.  Except as set forth in Section 2.3(b), the Growth Capital Advances shall bear interest, on the outstanding Daily Balance thereof, at a floating rate equal to 2.25% above the Prime Rate, provided however that at no time shall the rate be less than 5.50%

4.                                      The second paragraph in Section 6.3 is amended in its entirety to read as follows:

Within 30 days after the last day of each month, Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto, together with aged listings of accounts receivable and accounts payable.

5.                                      Section 6.7 of the Agreement is amended in its entirety to read as follows:

6.7                               Accounts.  Borrower shall maintain and shall cause each of its Subsidiaries to maintain its primary non-interest bearing operating account with Bank, and the cash balance of such account shall not be less than $1,500,000 on an average monthly basis.  Any accounts maintained outside of Bank shall be subject to an account control agreement in form and substance satisfactory to Bank.  Borrower shall provide Bank five (5) days prior written notice before establishing any account at or with any bank or financial institution other than Bank.

6.                                      Section 6.8 of the Agreement is amended in its entirety to read as follows:

6.8                               Asset Coverage Ratio.  Borrower shall maintain at all times an Asset Coverage Ratio of at least 1.75 to 1.00, to be measured on a monthly basis.

7.                                      The following is hereby added as Section 6.11 of the Agreement as follows:

6.11                        Performance to Plan.  For quarter ending December 31, 2009, Borrower’s revenue and net loss after tax shall not negatively deviate more than 20% from the following projected amounts: revenue of $1,027,915, and a net loss of ($3,110,020).  Beginning with quarter ending March 31, 2010 and for each quarter thereafter, Borrower’s revenue and net profit/loss after tax shall not negatively deviate more than 20% from the operating projections for 2010 and beyond as approved by Borrower’s Board of Directors and delivered to Bank in accordance with Section 6.3(e).

8.                                      Exhibits B and D to the Agreement are replaced in their entirety with the Exhibits B and D attached hereto.

9.                                      As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

a.                                      this Amendment, duly executed by Borrower;

b.                                      corporate resolutions and incumbency certification;

c.                                       Borrower’s completed Growth Capital Advance notice pursuant to Section 2.1(b)(iii), requesting the initial Growth Capital Advance in an amount of at least $1,000,000.

2

d.                                      a nonrefundable facility fee equal to $15,000 and payment of Bank Expenses incurred in connection with this Amendment; and

e.                                       such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

10.                               Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement.  The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects.  Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.  Borrower ratifies and reaffirms the continuing effectiveness of all agreements entered into in connection with the Agreement.

11.                               Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

12.                               This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

SINGULEX, INC.

By:	/s/ Philippe Goix

Title:	Philippe Goix, CEO, Singulex, Inc.

BRIDGE BANK, NATIONAL ASSOCIATION

By:	/s/ Michael Lederman

Title:	SVP

3

EXHIBIT B

GROWTH CAPITAL ADVANCE OR ADVANCE REQUEST FORM

To:	Bridge Bank, National Association

Fax:	(408) 282-1681

Date:

From:	Singulex, Inc.
Borrower’s Name

Authorized Signature

Authorized Signer’s Name (please print)

Phone Number

To Account #

Borrower hereby requests funding in the amount of $          in accordance with the Growth Capital Advance as defined in the Amended and Restated Loan and Security Agreement dated May 15, 2007, as amended from time to time (the “Agreement”).

Borrower hereby requests funding in the amount of $          in accordance with the Advance as defined in the Agreement.

Borrower hereby authorizes Bank to rely on facsimile stamp signatures and treat them as authorized by Borrower for the purpose of requesting the above advance.

All representations and warranties of Borrower stated in the Agreement (inclusive of the schedules and exhibits thereto) are true, correct and complete in all material respects as of the date of this request; provided that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

Capitalized terms used herein and not otherwise defined have the meanings set forth in the Agreement.

1

EXHIBIT D
COMPLIANCE CERTIFICATE

TO:                           BRIDGE BANK, NATIONAL ASSOCIATION

FROM:       SINGULEX, INC.

The undersigned authorized officer of Singulex, Inc. hereby certifies that in accordance with the terms and conditions of the Amended and Restated Loan and Security Agreement dated May 15, 2007 between Borrower and Bank, as amended from time to time (the “Agreement”), (i) Borrower is in complete compliance for the period ending                  with all required covenants except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct as of the date hereof.  Attached herewith are the required documents supporting the above certification.  The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required	Complies

Monthly financial statements &Deferred Revenue Schedule	Monthly within 30 days	Yes	No
Annual (CPA Audited)	FYE within 180 days	Yes	No
10K and 10Q	(as applicable)	Yes	No
A/R & A/P Agings, Borrowing Base Certificate	Monthly within 30 days	Yes	No
A/R Audit	Initial and Annual	Yes	No

Operating Account balance with Bank	at least $1,500,000	Yes	No

Financial Covenants	Required	Actual	Complies

Asset Coverage Ratio (monthly) Performance to Plan (Dec 31, 2009):	1.75:1.00	:1.00	Yes	No
Revenue	negative deviation not more than 20% from $1,027,915%		Yes	No
Net Loss	negative deviation not more than 20% from ($3,110,020)%		Yes	No
Performance to Plan (quarterly beginning Q1, 2010):
Revenue	negative deviation not more than 20% from Plan	%	Yes	No
Net Profit/Loss	negative deviation not more than 20% from Plan	%	Yes	No

Comments Regarding Exceptions: See Attached.

BANK USE ONLY

Sincerely,	Received by:
AUTHORIZED SIGNER

Date:

Verified:
SIGNATURE	AUTHORIZED SIGNER

Date:
TITLE
	Compliance Status	Yes	No

DATE

1

Exhibit 10.4(g)

AMENDMENT
TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Amendment to Amended and Restated Loan and Security Agreement is entered into as of May 27, 2010 (the “Amendment”), by and between BRIDGE BANK, NATIONAL ASSOCIATION (“Bank”) and SINGULEX, INC. (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Amended and Restated Loan and Security Agreement dated as of May 15, 2007, as amended from time to time, including that certain Loan and Security Modification Agreement dated as of March 18, 2008, that certain Loan and Security Modification Agreement dated as of May 13, 2008, that certain Consent dated June 26, 2008 by and between Bank and UBS Financial Services Inc., that certain Loan and Security Modification Agreement dated as of July 29, 2009, and that certain Amendment to Amended and Restated Loan and Security Agreement dated as of November 30, 2009 (collectively, the “Agreement”).  The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1.                                      Borrower acknowledges that there is an existing and uncured Event of Default arising from Borrower’s failure to comply with the revenue and net loss projections set forth in Section 6.11 for the quarter ended March 31, 2010 (the “Existing Default”). Subject to the conditions contained herein, performance by Borrower of all of the terms of the Agreement after the date hereof, and payment to Bank of a default fee of $250, Bank waives the Existing Defaults.  Bank does not waive Borrower’s obligations under such Section after the date hereof, and Bank does not waive any other failure by Borrower to perform its Obligations under the Loan Documents.

2.                                      The following definition in Section 1.1 of the Agreement is amended in its entirety to read as follows:

“Revolving Maturity Date” means May 26, 2011.

3.                                      Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement.  The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects.  Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.  Borrower ratifies and reaffirms the continuing effectiveness of all agreements entered into in connection with the Agreement.

4.                                      Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

5.                                      This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

6.                                      As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)                                 this Amendment, duly executed by Borrower;

(b)                                 a facility fee equal to $2,500, the default fee of $250 referenced in Section 1 above, and a due diligence fee equal to $50, plus an amount equal to all Bank Expenses incurred through the date of this Amendment: and

(c)                                  such other documents, and completion of such other matters, as Lender may reasonably deem necessary or appropriate.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

SINGULEX, INC.

By	/s/ Philippe Goix

Title:	CEO

BRIDGE BANK, NATIONAL ASSOCIATION

By:	/s/ Michael Lederman

Title:	SVP

Exhibit 10.4(h)

AMENDMENT
TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Amendment to Amended and Restated Loan and Security Agreement is entered into as of October 8, 2010 (the “Amendment”), by and between BRIDGE BANK, NATIONAL ASSOCIATION (“Bank”) and SINGULEX, INC. (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Amended and Restated Loan and Security Agreement dated as of May 15, 2007, as amended from time to time, including that certain Loan and Security Modification Agreement dated as of March 11, 2008, that certain Loan and Security Modification Agreement dated as of March 18, 2008, that certain Loan and Security Modification Agreement dated as of May 13, 2008, that certain Consent dated June 26, 2008 by and between Bank and UBS Financial Services Inc., that certain Loan and Security Modification Agreement dated as of July 29, 2009, that certain Amendment to Amended and Restated Loan and Security Agreement dated as of November 30, 2009, that certain Amendment to Amended and Restated Loan and Security Agreement dated as of May 27, 2010 (collectively, the “Agreement”).  The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1.                                           Borrower acknowledges that there is an existing and uncured Event of Default arising from Borrower’s failure to comply with Section 6.7 for the month ending July 31, 2010 (the “Existing Default”).  Subject to the conditions contained herein and performance by Borrower of all of the terms of the Agreement after the date hereof, Bank waives the Existing Default.  Bank does not waive Borrower’s obligations under such section after the date hereof, and Bank does not waive any other failure by Borrower to perform its Obligations under the Loan Documents.

2.                                           Borrower acknowledges that there is an existing and uncured Event of Default arising from Borrower’s failure to comply with Section 6.11 for the quarter ended June 30, 2010 (the “Performance Defaulf”).  Subject to the conditions contained herein and performance by Borrower of all of the terms of the Agreement after the date hereof, Bank forbears from exercising its remedies arising out of the Performance Default until the earlier to occur of (i) Borrower’s delivery to Bank of its third quarter 2010 financial statements and Borrower’s compliance with Section 6.11(a) and (b) as amended herein for the third quarter of 2010, upon which time Bank shall waive the Performance Default (assuming no other Events of Default has occurred or is continuing) or (ii) October 31, 2010.  Bank does not forbear or waive Borrower’s obligations under such section for any event other than the Performance Default, Bank does not waive any other failure by Borrower to perform its Obligations under the Loan Documents.

3.                                           Section 6.11 of the Agreement is amended in its entirety to read as follows:

6.11                          Performance to Plan.

(a)                                      For quarters ending September 30, 2010 and December 31, 2010, Borrower shall achieve revenue of at least $1,500,000 and $3,500,000 respectively.

(b)                                      For quarters ending September 30, 2010 and December 31, 2010, Borrower’s quarterly net loss after tax shall not exceed ($2,000,000) and ($1,500,000) respectively.

(c)                                       Beginning with quarter ending March 31, 2011 and for each quarter thereafter, Borrower’s revenue and net profit/loss after tax shall not negatively deviate more than 20% from the operating projections for 2011 and beyond as approved by Borrower’s Board of Directors and reasonably acceptable to Bank, and delivered to Bank in accordance with Section 6.3(e).

4.                                      The following is added as a new Section 6.12 of the Agreement as follows:

6.12                        Equity Event.  Borrower shall have received on or before March 31, 2011 gross proceeds of at least $5,000,000 from the sale and issuance of its equity or subordinated debt securities to investors reasonably acceptable to Bank.

5.                                      Borrower acknowledges and agrees that no Advances shall be made under Section 2.1(a) of the Agreement until Borrower has complied with Sections 6.11(a) and (b), and any future Advances made pursuant to Section 2.1(a) of the Agreement shall be subject to Section 3.2 of the Agreement.

6.                                      Exhibit D to the Agreement is replaced in its entirety with the Exhibit D) attached hereto.

7.                                      Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects.  Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.  Borrower ratifies and reaffirms the continuing effectiveness of all agreements entered into in connection with the Agreement.

8.                                      Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

9.                                      This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

10.                               As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)                                 this Amendment duly executed by Borrower;

(b)

(c)                                  a default fee equal to $2,500, plus an amount equal to all Bank Expenses incurred through the date of this Amendment, and

(d)                                 such other documents, and completion of such other matters, as Lender may reasonably deem necessary or appropriate.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

SINGULEX, INC.

	By:	/s/ Philippe Goix

:	Title:	President & CEO

BRIDGE BANK, NATIONAL ASSOCIATION

	By:	/s/ Michael Lederman

:	Title:	SVP

EXHIBIT D
COMPLIANCE CERTIFICATE

TO:	BRIDGE BANK, NATIONAL ASSOCIATION
FROM:	SINGULEX, INC.

The undersigned authorized officer of Singulex, Inc. hereby certifies that in accordance with the terms and conditions of the Amended and Restated Loan and Security Agreement dated May 15, 2007 between Borrower and Bank, as amended from time to time (the “Agreement”), (i) Borrower is in complete compliance for the period ending            with all required covenants except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct as of the date hereof.  Attached herewith are the required documents supporting the above certification.  The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required	Complies

Monthly financial statements &Deferred Revenue Schedule	Monthly within 30 days	Yes	No
Annual (CPA Audited)	FYE within 180 days	Yes	No
10K and 10Q	(as applicable)	Yes	No
A/R & A/P Agings, Borrowing Base Certificate	Monthly within 30 days	Yes	No
A/R Audit	Initial and Annual	Yes	No

Operating Account balance with Bank	at least $1,500,000	Yes	No

Financial Covenants	Required	Actual		Complies

Asset Coverage Ratio (monthly)	1.75:1.00	:1.00		Yes	No
Performance to Plan (Sept 30, 2010)				Yes	No
Quarterly Revenue:	at least $1,500,000	$		Yes	No
Quarterly Net Loss:	not to exceed ($2,000,000)	$
Performance to Plan (Dec 31, 2010)
Quarterly Revenue:	at least $3,500,000	$		Yes	No
Quarterly Net Loss:	not to exceed ($1,500,000)	$		Yes	No
Performance to Plan (3/31/11 and beyond)
Quarterly Revenue:	negative deviation not more than 20% from approved plan		%	Yes	No
Quarterly Net Loss:	negative deviation not more than 20% from approved plan		%	Yes	No
Equity Event	at least $5,000,000 by 3/31/2011	$		Yes	No

Comments Regarding Exceptions: See Attached.

BANK USE ONLY

Sincerely,	Received by:
AUTHORIZED SIGNER

Date:

Verified:
SIGNATURE	AUTHORIZED SIGNER

Date:
TITLE
	Compliance Status	Yes	No

DATE

Exhibit 10.4(i)

AMENDMENT

TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Amendment to Amended and Restated Loan and Security Agreement is entered into as of November 23, 2010 (the “Amendment”), by and between BRIDGE BANK, NATIONAL ASSOCIATION (“Bank”) and SINGULEX, INC. (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Amended and Restated Loan and Security Agreement dated as of May 15, 2007, as amended from time to time, including that certain Loan and Security Modification Agreement dated as of March 11, 2008, that certain Loan and Security Modification Agreement dated as of March 18, 2008, that certain Loan and Security Modification Agreement dated as of May 13, 2008, that certain Consent dated June 26, 2008 by and between Bank and UBS Financial Services Inc., that certain Loan and Security Modification Agreement dated as of July 29, 2009, that certain Amendment to Amended and Restated Loan and Security Agreement dated as of November 30, 2009, that certain Amendment to Amended and Restated Loan and Security Agreement dated as of May 27, 2010, and that certain Amendment to Amended and Restated Loan and Security Agreement dated as of October 8, 2010 (collectively, the “Agreement”).  The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1.                                      Bank consents to the incurrence of up to $5,000,000 of Indebtedness by Borrower pursuant to the Venture Loan and Security Agreement by and between Borrower and Compass Horizon Funding Company LLC (“Horizon”) dated as of November 24, 2010 on substantially similar terms and on the form of documents as previously provided to Bank (“Horizon Documents”).  Upon Horizon’s execution of a subordination agreement in form and substance satisfactory to Bank, such Indebtedness shall be considered “Subordinated Debt” under the Agreement, and the security interest granted to Horizon pursuant to the Horizon Documents shall be considered a “Permitted Lien” under the Agreement.

2.                                      Borrower acknowledges that there is an existing and uncured Event of Default arising from Borrower’s failure to comply with Section 6.11 for the quarters ended June 30, 2010 and September 30, 2010 (the “Performance Default”).  Upon Borrower’s receipt of $3,000,000 in cash proceeds from Horizon pursuant to the Horizon Documents, Bank shall waive the Performance Default.  Bank does not waive Borrower’s obligations under such section for any event other than the Performance Default, Bank does not waive any other failure by Borrower to perform its Obligations under the Loan Documents.

3.                                      Borrower acknowledges that there is an existing and uncured Event of Default arising from Borrower’s failure to comply with Section 6.7 for the month of September 2010 (the “Covenant Default”).  Borrower has notified Bank that Borrower expects not to comply with Section 6.7 for the month of November 2010 (the “Anticipated Default”).  Subject to the conditions contained herein and performance by Borrower of all of the terms of the Agreement after the date hereof, Bank waives the Covenant Default and the Anticipated Default.  Bank does not waive Borrower’s obligations under such section after the date hereof and as amended hereby, and Bank does not waive any other failure by Borrower to perform its Obligations under the Loan Documents.

4.                                      The number “$1,000,000” set forth in clause (c) of the definition of Permitted Indebtedness in Section 1.1 of the Agreement is hereby replaced with “$1,500,000”.

5.                                      Section 6.7 of the Agreement is amended in its entirety to read as follows, effective as of December 1, 2010:

6.7                           Cash/Accounts.

(a)                                      Borrower shall maintain and shall cause each of its Subsidiaries to maintain its primary non-interest bearing operating account with Bank.  Any accounts maintained outside of Bank shall be subject to an account control agreement in form and substance satisfactory to Bank.  Borrower shall provide Bank five (5) days prior written notice before establishing any account at or with any bank or financial institution other than Bank.

(b)                                      Borrower shall maintain at least fifty percent (50%) of Borrower’s consolidated cash at accounts maintained by Bank at all times.

6.                                      Borrower acknowledges and agrees that no Advances shall be made under Section 2.1(a) of the Agreement until (a) Borrower has complied with Sections 6.11(a) and (b) for the quarter ending December 31, 2010 and (b) Borrower has received at least $3,000,000 in cash proceeds from Horizon.  Borrower further acknowledges and agrees that any Advances made under Section 2.1(a) shall not exceed the Revolving Line in effect as of the date hereof, until such time that (i) Borrower has achieved at least $4,000,000 in trailing three month revenue for two consecutive months, and (ii) Bank has approved such increase to the Revolving, Line in writing, with such approval being made in Bank’s sole discretion. Any Advances made pursuant to Section 2.1(a) of the Agreement shall remain subject to Section 3.2 of the Agreement.

7.                                      Exhibit D to the Agreement is replaced in its entirety with the Exhibit D attached hereto.

8.                                      Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement.  The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects.  Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.  Borrower ratifies and reaffirms the continuing effectiveness of all agreements entered into in connection with the Agreement.

9.                                      Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

10.                               This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

11.                               As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)                                 this Amendment, duly executed by Borrower;

(b)                                 subordination agreement with Horizon;

(c)                                  copies of the fully executed Horizon Documents;

(d)                                 a default fee equal to $2,500, plus an amount equal to all Bank Expenses incurred through the date of this Amendment; and

(e)                                  such other documents, and completion of such other matters, as Lender may reasonably deem necessary or appropriate.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

SINGULEX, INC.

By:	/s/ Philippe Goix

Title:	President & CEO

BRIDGE BANK, NATIONAL ASSOCIATION

By:	/s/ Michael Lederman

Title:	SVP

EXHIBIT D
COMPLIANCE CERTIFICATE

TO:                                                                         BRIDGE BANK, NATIONAL ASSOCIATION

FROM:                                                   SINGULEX, INC.

The undersigned authorized officer of Singulex, Inc. hereby certifies that in accordance with the terms and conditions of the Amended and Restated Loan and Security Agreement dated May 15, 2007 between Borrower and Bank, as amended from time to time (the “Agreement”), (1) Borrower is in complete compliance for the period ending                             with all required covenants except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct as of the date hereof.  Attached herewith are the required documents supporting the above certification, The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required	Complies

Monthly financial statements, Compliance Certificate &Deferred Revenue Schedule	Monthly within 30 days	Yes	No
Annual Financial Statements (CPA Audited)	FYE within 180 days	Yes	No
10K and 10Q	(as applicable)	Yes	No
A/R & A/P Agings, Borrowing Base Certificate	Monthly within 30 days	Yes	No
A/R Audit	Initial and Annual	Yes	No

Total Cash balances	$
Cash balance with Bank (at least 50% of the above)	$	Yes	No

Financial Covenants	Required	Actual		Complies
				Yes	No
Asset Coverage Ratio (monthly) Performance to Plan (Dec 31, 2010)	1.75:1.00	:1.00
Quarterly Revenue:	at least $3,500,000	$		Yes	No
Quarterly Net Loss:	not to exceed ($1,500,000)	$		Yes	No
Performance to Plan (3/31/11 and beyond)
Quarterly Revenue:	negative deviation not more than		%	Yes	No
20% from approved plan
Quarterly Net Loss:	negative deviation not more than		%	Yes	No
20% from approved plan
Equity Event	at least $5,000,000 by 3/31/2011	$		Yes	No

Comments Regarding Exceptions: See Attached.

BANK USE ONLY

Sincerely,	Received by:
AUTHORIZED SIGNER

Date:

Verified:
SIGNATURE	AUTHORIZED SIGNER

Date:
TITLE
	Compliance Status	Yes	No

DATE

Exhibit 10.4(j)

LOAN AND SECURITY MODIFICATION AGREEMENT

This Loan and Security Modification Agreement (this “Loan and Security Modification Agreement”) is entered into as of April 2, 2012 by and between Singulex, Inc. (the “Borrower”) and Bridge Bank, National Association (“Bank”).

1.                                      DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, that certain Amended and Restated Loan and Security Agreement dated as of May 15, 2007 by and between Borrower and Bank, as may be amended from time to time (the “Loan and Security Agreement”).  Capitalized terms used without definition herein shall have the meanings assigned to them in the Loan and Security Agreement.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the “Indebtedness” and the Loan and Security Agreement and any and all other documents executed by Borrower in favor of Bank shall be referred to as the “Existing Documents.”

2.                                      WAIVER. Borrower acknowledges that there are existing and uncured Events of Default arising from Borrower’s failure to comply with Section 6.11 of the Loan and Security Agreement for quarters ended December 31, 2010 and December 31, 2011 (the “Existing Defaults”).  Subject to the conditions contained herein and performance by Borrower of all of the terms of the Loan and Security Agreement (as modified by this Loan and Security Modification Agreement) after the date hereof, Bank waives the Existing Defaults.  Bank does not under this Loan and Security Modification Agreement waive (a) Borrower’s obligations under such respective section for any event other than the Existing Defaults, and (b) any other failure by Borrower to perform its Obligations under the Loan Documents.

3.                                      DESCRIPTION OF CHANGE IN TERMS.

A.                                    Modifications to Loan and Security Agreement:

1.                                      The following definitions in Section 1.1 are added or amended in their entirety to read as follows:

“Amendment Date” means April 2, 2012.

“Amendment Fee” has the meaning given in Section 2.5.

“Asset Coverage Ratio” means a ratio equal to: all Cash plus Eligible Accounts plus Eligible CLIA Accounts plus Eligible Specified Foreign Accounts, divided by all Obligations owing to Bank (other than any cash-secured Obligations); provided that the amount of Eligible Specified Foreign Accounts to be included in the numerator of such ratio shall at no time exceed 25% of the total amount in such numerator.

“Average Quarterly Balance” means the amount derived from adding the ending outstanding balance under the Revolving Line for each day in the quarter and dividing by the number of days in the quarter.

“Borrowing Base” means an amount equal to (i) eighty percent (80%) of Eligible Accounts, plus (ii) fifty percent (50%) of Eligible Specified Foreign Accounts, plus (iii) seventy percent (70%) of Eligible CLIA Accounts, as each are determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrower. Notwithstanding the foregoing, at no time shall the Eligible Specified Foreign Accounts exceed 25% of the total Borrowing Base.

1

“Eligible CLIA Accounts” means Accounts arising from Borrower’s Clinical Laboratory Improvement Amendments (“CLIA”) business line in the ordinary course of Borrower’s CLIA business line, which (A) would otherwise constitute Eligible Accounts, except for the exclusions under clauses (g) and (i) of such definition, and (B) do not include any of the following:

(a)                                 Accounts which are already included in the Borrowing Base as Eligible Accounts;

(b)                                 Accounts that the account debtor has failed to pay within one hundred twenty (120) days of invoice date;

(c)                                  Accounts with respect to an account debtor, 50% of whose Accounts the account debtor has failed to pay within one hundred (120) days of invoice date;

(d)                                 Accounts generated in states which do not recognize Borrower as an approved provider or licensed provider and the account debtor is Medicare and/or Medicaid; and

(e)                                  Accounts with respect to which the account debtor is a direct patient/ recipient of services provided by Borrower.

“Eligible Specified Foreign Accounts” means Accounts (i) which would otherwise constitute Eligible Accounts, except the account debtor does not have its principal place of business in the United States or Canada, and (ii) with respect to which the account debtor is Boehringer, AstraZeneca, Hoffman-La Roche, Novartis, Novo Nordisk, Pfizer, Sanofi-Aventis, Sigma-Aldrich, Glaxo Smith Kline, or Covance; provided however, that Bank may exclude any of the foregoing account debtors at Bank’s sole but reasonable discretion.

“Plan” has the meaning given in Section 6.11.

“Revolving Line” means a credit extension of up to $5,000,000.

“Revolving Maturity Date” means April 2, 2013.

2.                                      Subsections (b), (f) and (i) of the definition of “Eligible Accounts” set forth in Section 1.1 are each amended in their entirety to read as follows:

(b)                                 Accounts with respect to an account debtor, 30% of whose Accounts the account debtor has failed to pay within ninety (90) days of invoice date;

(f)                                   Accounts with respect to which the account debtor does not have its principal place of business in the United States or Canada;

(i)                                     Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrower exceed 30% of all Accounts, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank;

3.                                      The following are added as new subsections (l) and (m) of the definition of “Eligible Accounts” set forth in Section 1.1:

(l)                                     progress billings, retention billings, pre-billings, bill and hold Accounts, and prepaid deposits; and

(m)                             Eligible CLIA Accounts.

4.                                      Section 2.1(b) is amended and restated in its entirety to read as follows:

(b)                                 Growth Capital Advances.

(i)                                     As of the Amendment Date, a Growth Capital Advance in the amount of $363,636.25 is outstanding (the “Existing Advance”). Subject to and upon the terms and conditions of this Agreement, on or around the Amendment Date, Bank agrees to make an additional Growth Capital Advance to Borrower in an aggregate amount not to exceed $5,000,000 (the “New Advance”) The proceeds of the New Advance shall be used to pay off the Existing Advance and for general corporate purposes.

(ii)                                  Interest shall accrue from the date of each Growth Capital Advance at the rate specified in Section 2.3, and shall be payable monthly on the tenth day of each month so long as any Growth Capital Advances are outstanding.  Any Growth Capital Advances that are outstanding on October 2, 2012 shall be payable in 30 equal monthly installments of principal, plus all accrued but unpaid interest, beginning on October 10, 2012, and continuing on the same day of each month thereafter until the Growth Capital Advances have been repaid in full.  Growth Capital Advances, once repaid, may not be reborrowed.  Borrower may prepay any Growth Capital Advances without penalty or premium.  On April 2, 2015 (the “Growth Capital Maturity Date”), all amounts owing under the Section 2.1(b) shall immediately due and payable.

(iii) When Borrower desires to obtain a Growth Capital Advance, Borrower shall notify Bank (which notice shall be irrevocable) by facsimile transmission to be received no later than 3:00 p.m. Pacific time one (1) Business Day before the day on which the Growth Capital Advance is to be made.  Such notice shall be substantially in the form of Exhibit B.

5.                                      Section 2.3(a)(i) is amended in its entirety to read as follows:

(ii)                                  Advances. Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding Daily Balance thereof, at a floating rate equal to 1.00% plus the greater of (A) the Prime Rate or (B) 3.25%.

6.                                      Section 2.3(a)(ii) is amended in its entirety to read as follows:

(ii)                                  Growth Capital Advances.  Except as set forth in Section 2.3(b), the Growth Capital Advances shall bear interest, on the outstanding Daily Balance thereof, at a floating rate equal to 1.50% plus the greater of (A) the Prime Rate or (B) 3.25%.

7.                                      Section 2.5(a) is amended in its entirety to read as follows:

(a)                                 Fees.

(i)                                     On the Amendment Date, a fee equal to $12,500 with respect to the extension of the Revolving Line, plus a fee equal to $25,000 with respect to the New Advance, plus a waiver fee of $2,500, each of which shall be fully earned and nonrefundable (collectively, the “Amendment Fee”); and

(ii)                                  An unused line fee equal to 0.10% of the difference between the Revolving Line as in effect during the relevant calendar quarter and the Average Quarterly Balance in each calendar quarter, which fee shall be payable quarterly in arrears within ten days after the end of each such quarter and shall be nonrefundable; provided however that for any such quarter in which the Average Quarterly Balance is at least $1,000,000, no unused line fee shall be payable.

8.                                      The following is added to the end of Section 6.6(a):

Notwithstanding the foregoing, Borrower may maintain an account with HSBC in France and such account shall not be subject to an account control agreement so long as the amount in such account does not exceed the amount necessary to support Borrower’s operations in France in the ordinary course of business.

9.                                      Section 6.7(b) is amended in its entirety to read as follows:

(b)                             Borrower shall at all times maintain at least sixty five percent (65%) of Borrower’s total cash at accounts maintained by Bank.

10.                               Section 6.11 is amended in its entirety to read as follows:

6.11                        Performance to Plan. Beginning with quarter ending March 31, 2012 and for each quarter thereafter, each of Borrower’s revenue and net loss shall not negatively deviate more than 30% from Borrower’s operating projections as approved by Borrower’s board of directors and reasonably acceptable to Bank, and delivered to Bank in accordance with Section 6.3(e) (the “Plan”). Borrower shall not be considered in breach of the foregoing covenant if either of Borrower’s revenue or net loss deviate more than 30% from the revenue and net loss specified in the latest Plan as long as Borrower’s aggregate year-to-date revenue and net loss is within 70% of Plan.

11.                               Exhibit C and Exhibit D to the Agreement are replaced in their entirety with the Exhibit C and Exhibit D attached hereto.

4.                                      CONSISTENT CHANGES. The Existing Documents are each hereby amended wherever necessary to reflect the changes described above.

5.                                      NO DEFENSES OF BORROWER/GENERAL RELEASE. Borrower agrees that, as of this date, it has no defenses against the obligations to pay any amounts under the Indebtedness. Each of Borrower and its affiliates (each, a “Releasing Party”) acknowledges that Bank would not enter into this Loan and Security Modification Agreement without Releasing Party’s assurance that it has no claims against Bank or any of Bank’s officers, directors, employees or agents. Except for the obligations arising hereafter under this Loan and Security Modification Agreement, each Releasing Party releases Bank, and each of Bank’s and entity’s officers, directors and employees from any known or unknown claims that Releasing Party now has against Bank of any nature, including any claims that Releasing Party, its successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Agreement or the transactions contemplated thereby. Releasing Party waives the provisions of California Civil Code section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The provisions, waivers and releases set forth in this section are binding upon each Releasing Party and its shareholders, agents, employees, assigns and successors in interest. The provisions, waivers and releases of this section shall inure to the benefit of Bank and its agents, employees, officers, directors, assigns and successors in interest. The provisions of this section shall survive payment in full of the Obligations, full performance of all the terms of this Loan and Security Modification Agreement and the Loan and Security Agreement, and/or Bank’s actions to exercise any remedy available under the Loan and Security Agreement or otherwise.

6.                                      CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Documents. Except as expressly modified pursuant to this Loan and Security Modification Agreement, the terms of the Existing Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Indebtedness pursuant to this Loan and Security Modification Agreement in no way shall obligate Bank to make any future modifications to the Indebtedness. Nothing in this Loan and Security Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Documents, unless the party is expressly released by Bank in writing. No maker, endorser, or guarantor will be released by virtue of this Loan and Security Modification Agreement. The terms of this paragraph apply not only to this Loan and Security Modification Agreement, but also to any subsequent Loan and Security modification agreements.

7.                                      REFERENCE PROVISION.

a.                                      In the event the jury trial waiver set forth in the Loan and Security Agreement is not enforceable, the parties elect to proceed under this judicial reference provision.

b.                                      With the exception of the items specified in Section 7(c) below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the “Loan Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the state or federal court in the county or district where the real property involved in the action, if any, is located or in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the “Court”).

c.                                       The matters that shall not be subject to a reference are the following: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.

d.                                      The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

e.                                       The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

f.                                        The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

g.                                       Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

h.                                      The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

i.                                          If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

j.                                         THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

8.                                      CONDITIONS TO LOAN AND SECURITY MODIFICATION AGREEMENT. As a condition to the effectiveness of this Loan and Security Modification Agreement, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)                                 the Amendment Fee, plus an amount equal to all Bank Expenses incurred through the date of this Loan and Security Modification Agreement;

(b)                                 an amendment to Subordination Agreement with Compass Horizon Funding Company, LLC and Horizon Credit I LLC;

(c)                                  Corporate Resolutions to Borrow; and

(d)                                 such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

[SIGNATURE PAGE FOLLOWS]

9.                                      COUNTERSIGNATURE. This Loan and Security Modification Agreement shall become effective only when executed by Bank and Borrower.

BORROWER:		BANK:

SINGULEX, INC.		BRIDGE BANK, NATIONAL ASSOCIATION

By:	/s/ Philippe Goix	By:	/s/ Michael Lederman

Name:	Philippe Goix	Name:	Michael Lederman

Title:	President & CEO	Title:	SVP

EXHIBIT C
BORROWING BASE CERTIFICATE

Borrower: Singulex, Inc.	Bank: Bridge Bank, National Association
Commitment Amount: $5,000,000

ACCOUNTS RECEIVABLE
1.	Accounts Receivable Book Value as of		$
2.	Additions (please explain on reverse)		$
3.	TOTAL ACCOUNTS RECEIVABLE		$

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
4.	Amounts over 90 days due	$
5.	Accounts with 30% over 90 day accounts	$
6.	Concentration Limits (30%)	$
7.	CLIA-generated Accounts (including Eligible CLIA Accounts)	$
8.	Foreign Accounts (including Eligible Specified Foreign Accounts)	$
9.	Governmental Accounts	$
10.	Contra Accounts	$
11.	Demo Accounts	$
12.	Intercompany/Employee Accounts	$
13.	Progress billings, retention billings, pre-billings, bill and hold; prepaid deposits	$
14.	Other (please explain on reverse)	$
15.	TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS		$
16.	Eligible Accounts (#3 minus #15)		$
17.	LOAN VALUE OF ACCOUNTS (80% of #16)		$

ELIGIBLE SPECIFIED FOREIGN ACCOUNTS RECEIVABLE
18a.	Total Eligible Specified Foreign Accounts		$
18b.	LOAN VALUE OF ELIGIBLE SPECIFIED FOREIGN ACCOUNTS (the lesser of 50% of #18a or 25% of #24)		$

ELIGIBLE CLIA ACCOUNTS RECEIVABLE
19a.	Total CLIA Accounts	$
19b.	Accounts over 120 days past due	$
19c.	Accounts with 50% over 120 days past due	$
19d.	Direct patient Billings	$
19e.	Accounts from states which do not recognize Borrower as an approved provider and the account debtor is Medicare and/or Medicaid;
19f.	ELIGIBLE CLIA ACCOUNTS (#19a minus #19b, #19c, #19d, #19e)		$
19g.	LOAN VALUE OF ELIGIBLE CLIA ACCOUNTS (70% of #19f)		$

BALANCES
20.	Maximum Loan Amount			$5,000,000
21.	Total Funds Available [Lesser of #20 or (#17 + #18b + #19g)]		$
22.	Present balance owing on Line of Credit		$
23.	Outstanding under Sublimits (Letters of Credit; Cash Mgmt; F/X)		$
24.	RESERVE POSITION (#21 minus #22 and #23)		$

The undersigned represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the Loan and Security Agreement between the undersigned and Bridge Bank, National Association.

Singulex, Inc.

By:
Authorized Signer

EXHIBIT D
COMPLIANCE CERTIFICATE

TO:                                                                           BRIDGE BANK, NATIONAL ASSOCIATION

FROM:                                                       SINGULEX, INC.

The undersigned authorized officer of Singulex, Inc. hereby certifies that in accordance with the terms and conditions of the Amended and Restated Loan and Security Agreement dated May 15, 2007 between Borrower and Bank, as amended from time to time (the “Agreement”), (i) Borrower is in complete compliance for the period ending                         with all required covenants except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct as of the date hereof.  Attached herewith are the required documents supporting the above certification.  The undersigned authorized officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required	Complies

Monthly financial statements, Compliance Certificate & Deferred Revenue Schedule	Monthly within 30 days	Yes	No
A/R & A/P Agings, Borrowing Base Certificate	Monthly within 30 days	Yes	No
Annual Financial Statements (CPA Audited)	FYE within 180 days	Yes	No
Operating Budget	Within 30 days of FYE	Yes	No
A/R Audit	Initial and Annual	Yes	No

Total Cash balances	$
Cash balance with Bank (at least 65% of the above)	$	Yes	No

Financial Covenants	Required	Actual	Complies

Asset Coverage Ratio (monthly)	1.75:1.00	:1.00	Yes	No
Performance to Plan (3/31/12 and beyond)
Quarterly Revenue:	negative deviation not more than 30% from approved plan	%	Yes	No
Quarterly Net Loss:	negative deviation not more than 30% from approved plan	%	Yes	No
Quarterly Revenue/Net Loss:	Aggregate YTD negative deviation not more than 30% from approved plan	%	Yes	No

Comments Regarding Exceptions: See Attached.
BANK USE ONLY

Received by:
Sincerely,	AUTHORIZED SIGNER

Date:

Verified:
SIGNATURE	AUTHORIZED SIGNER

Date:
TITLE
	Compliance Status	Yes	No

DATE

CORPORATE RESOLUTIONS AND INCUMBENCY CERTIFICATE

Borrower:                                    Singulex, Inc.

I, the undersigned Secretary or Assistant Secretary of Singulex, Inc. (the “Corporation”), HEREBY CERTIFY that the Corporation is organized and existing under and by virtue of the laws of the state of its incorporation.

I FURTHER CERTIFY that attached hereto as Attachments 1 and 2 are true and complete copies of the Certificate of Incorporation, as amended, and the Bylaws of the Corporation, each of which is in full force and effect on the date hereof.

I FURTHER CERTIFY that at a meeting of the Directors of the Corporation, duly called and held, at which a quorum was present and voting (or by other duly authorized corporate action in lieu of a meeting), the following resolutions (the “Resolutions”) were adopted.

BE IT RESOLVED, that any one (1) of the following named officers, employees, or agents of this Corporation, whose actual signatures are shown below:

NAMES	POSITION	ACTUAL SIGNATURES

Philippe Goix	President & Chief Executive Officer	/s/ Philippe Goix

Howard Czapla	Controller	/s/ Howard Czapla

acting for and on behalf of this Corporation and as its act and deed be, and they hereby are, authorized and empowered:

Borrow Money.  To borrow from time to time from Bridge Bank, National Association (“Bank”), on such terms as may be agreed upon between the officers, employees, or agents of the Corporation and Bank, such sum or sums of money as in their judgment should be borrowed, without limitation.

Execute Loan Documents.  To execute and deliver to Bank that certain Loan and Security Modification Agreement dated as of March     , 2012 (the “Amendment”) and any other agreement entered into between Corporation and Bank in connection with the Amended and Restated Loan Agreement dated May 5, 2007 (the “Loan Agreement”), including any amendments, all as amended or extended from time to time (collectively, with the Loan Agreement, the “Loan Documents”), and also to execute and deliver to Bank one or more renewals, extensions, modifications, refinancings, consolidations, or substitutions for the Loan Documents, or any portion thereof.

Grant Security.  To grant a security interest to Bank in the Collateral described in the Loan Documents, which security interest shall secure all of the Corporation’s Obligations, as described in the Loan Documents.

Negotiate Items.  To draw, endorse, and discount with Bank all drafts, trade acceptances, promissory notes, or other evidences of indebtedness payable to or belonging to the Corporation or in which the Corporation may have an interest, and either to receive cash for the same or to cause such proceeds to be credited to the account of the Corporation with Bank, or to cause such other disposition of the proceeds derived therefrom as they may deem advisable.

Letters of Credit.  To execute letter of credit applications and other related documents pertaining to Bank’s issuance of letters of credit, including any amendments or renewals thereof.

Corporate Credit Cards.  To execute corporate credit card applications and agreements and other related documents pertaining to Bank’s provision of corporate credit cards.

Further Acts.  In the case of lines of credit, to designate additional or alternate individuals as being authorized to request advances thereunder, and in all cases, to do and perform such other acts and things, to pay any and all fees and costs, and to execute and deliver such other documents and agreements as they may in their discretion deem reasonably necessary or proper in order to carry into effect the provisions of these Resolutions.

BE IT FURTHER RESOLVED, that any and all acts authorized pursuant to these resolutions and performed prior to the passage of these resolutions are hereby ratified and approved, that these Resolutions shall remain in full force and effect and Bank may rely on these Resolutions until written notice of their revocation shall have been delivered to and received by Bank.  Any such notice shall not affect any of the Corporation’s agreements or commitments in effect at the time notice is given.

I FURTHER CERTIFY that the officers, employees, and agents named above are duly elected, appointed, or employed by or for the Corporation, as the case may be, and occupy the positions set forth opposite their respective names; that the foregoing Resolutions now stand of record on the books of the Corporation; and that the Resolutions are in full force and effect and have not been modified or revoked in any manner whatsoever.

IN WITNESS WHEREOF, I have hereunto set my hand on                             , 2012 and attest that the signatures set opposite the names listed above are their genuine signatures.

CERTIFIED AND ATTESTED BY:

By:	/s/ Alan C. Mendelson

Name:	Alan C. Mendelson

Title:	Secretary or Assistant Secretary

CORPORATE RESOLUTIONS AND INCUMBENCY CERTIFICATE

Exhibit 10.4(k)

LOAN AND SECURITY MODIFICATION AGREEMENT

This Loan and Security Modification Agreement is entered into as of June 25, 2012, by and between Singulex, Inc. (“Borrower”) and Bridge Bank, National Association (“Bank”).

1.           DESCRIPTION OF EXISTING INDEBTEDNESS:  Among other indebtedness which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, an Amended and Restated Loan and Security Agreement, dated May 15, 2007 by and between Borrower and Bank, as may be amended from time to time (the “Loan and Security Agreement”). Capitalized terms used without definition herein shall have the meanings assigned to them in the Loan and Security Agreement.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the “Indebtedness” and the Loan and Security Agreement and any and all other documents executed by Borrower in favor of Bank shall be referred to as the “Existing Documents.”

2.           ACKNOWLEDGEMENT OF DEFAULT.

Borrower hereby acknowledges that as of the date hereof, the following Event of Default (the “Existing Default”) has occurred and remains uncured under the Loan and Security Agreement:

a. Borrower’s net loss negatively deviating by more than 30% from projected net loss for the quarter ended March 31, 2012, as set forth in Section 6.11.

3.           WAIVER OF EXISTING DEFAULT.

Bank hereby agrees to waive the Existing Default under Section 6.11, provided, and only so long as, Borrower complies in all respects with the Loan and Security Agreement and with the Existing Documents. Nothing contained herein shall constitute or effect a continuing waiver or a course of conduct waiving these or any other provision of the Loan and Security Agreement.

4.           CONSISTENT CHANGES.  The Existing Documents are each hereby amended wherever necessary to reflect the changes described above.

5.           PAYMENT OF DEFAULT FEE.  Borrower shall pay Bank a fee in the amount of $1,000 (“Default Fee”) plus all out-of-pocket expenses.

6.           NO DEFENSES OF BORROWER/GENERAL RELEASE. Borrower agrees that, as of this date, it has no defenses against the obligations to pay any amounts under the Indebtedness. Each of Borrower and Guarantor (each, a “Releasing Party”) acknowledges that Bank would not enter into this Loan and Security Modification Agreement without Releasing Party’s assurance that it has no claims against Bank or any of Bank’s officers, directors, employees or agents. Except for the obligations arising hereafter under this Loan and Security Modification Agreement, each Releasing Party releases Bank, and each of Bank’s and entity’s officers, directors and employees from any known or unknown claims that Releasing Party now has against Bank of any nature, including any claims that Releasing Party, its successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Agreement or the transactions contemplated thereby. Releasing Party waives the provisions of California Civil Code section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

1

The provisions, waivers and releases set forth in this section are binding upon each Releasing Party and its shareholders, agents, employees, assigns and successors in interest. The provisions, waivers and releases of this section shall inure to the benefit of Bank and its agents, employees, officers, directors, assigns and successors in interest. The provisions of this section shall survive payment in full of the Obligations, full performance of all the terms of this Loan and Security Modification Agreement and the Agreement, and/or Bank’s actions to exercise any remedy available under the Agreement or otherwise.

7.           CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Documents. Except as expressly modified pursuant to this Loan and Security Modification Agreement, the terms of the Existing Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Indebtedness pursuant to this Loan and Security Modification Agreement in no way shall obligate Bank to make any future modifications to the Indebtedness. Nothing in this Loan and Security Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Documents, unless the party is expressly released by Bank in writing. No maker, endorser, or guarantor will be released by virtue of this Loan and Security Modification Agreement. The terms of this paragraph apply not only to this Loan and Security Modification Agreement, but also to any subsequent Loan and Security modification agreements.

8.           CONDITIONS. The effectiveness of this Loan and Security Modification Agreement is conditioned upon payment of the Default Fee.

9.           COUNTERSIGNATURE. This Loan and Security Modification Agreement shall become effective only when executed by Bank and Borrower.

BORROWER:		BANK:

SINGULEX, INC.		BRIDGE BANK, NATIONAL ASSOCIATION

By:	/s/ Howard Czapla	By:	/s/ Michael Lederman

Name:	Howard Czapla	Name:	Michael Lederman

Title:	controller	Title:	svp

6-26-2012

2

Exhibit 10.16

WATERFRONT AT HARBOR BAY

LEASE AGREEMENT

between

AMSTAR-105, LLC,

as Landlord, and

SINGULEX, INC.,

as Tenant

i

(continued)

(continued)

(continued)

(continued)

v

(continued)

LEASE AGREEMENT
WATERFRONT AT HARBOR BAY
ALAMEDA, CALIFORNIA

THIS LEASE AGREEMENT (“Lease”) is entered into as of the Date, and by and between Landlord and Tenant, identified in Section 1.1 below.

1.                                      BASIC LEASE DEFINITIONS, EXHIBITS AND ADDITIONAL DEFINITIONS.

1.1                               Basic Lease Definitions.  In this Lease, the following defined terms have the meanings indicated:

(a)                                 “Date” means that date set forth under Landlord’s signature at the end of this Lease.

(b)                                 “Landlord” means Amstar-105, LLC, a Colorado limited liability company.

(c)                                  “Tenant” means Singulex, Inc., a Delaware corporation.

(d)                                 “Premises” means those premises known as Suite 200, located on the first and second floors of the Building and identified on Exhibit A, which contain approximately 51,858 rentable square feet.  The Premises do not include any areas above the finished ceiling or below the finished floor covering installed in the Premises or any other areas not shown on Exhibit A as being part of the Premises.  Landlord reserves, for Landlord’s exclusive use, any of the following (other than those installed for Tenant’s exclusive use) that may be located in the Premises:  janitor closets, stairways and stairwells; fan, mechanical, electrical, telephone and similar rooms; elevator, pipe and other vertical shafts, flues and ducts; and those areas depicted on Exhibit A as the “Landlord Exclusive Areas”.

(e)                                  “Building” means the office building known as 1701 Harbor Bay Parkway, Alameda, California, in which the Premises are located.

(f)                                   “Project” means the multiple office building project, of which the Building is a part, known as of the Date as 1750 North Loop Road and 1601, 1701, 1751, 1801 and 1851 Harbor Bay Parkway, Alameda, California, and related parking areas, walkways, landscaping areas and other common areas, less any portions that may be owned separately from the Building by a party other than Landlord from time to time.  A diagram of the Project is attached to this Lease as Exhibit G.

(g)                                  “Use” means medical laboratory uses, general office use, warehouse use, and related uses (including reagent manufacturing).

(h)                                 “Term” means the duration of this Lease, which will be approximately 124 months, beginning on the “Commencement Date” (as defined in Exhibit B) and ending on the “Expiration Date” (as defined below), unless terminated earlier or extended further as provided in this Lease.  The “Expiration Date” means (i) if the Commencement Date is the first day of a month, the date which is 124 months from the date preceding the Commencement Date; or (ii) if the Commencement Date is not the first day of a month, the date which is 124 months from the last day of the month in which the Commencement Date occurs.

(i)                                     “Base Rent” means the Rent payable according to Section 3.1, which will be in an amount per month or portion thereof during the Term as follows:

Months	Amount of Base Rent Payable Per Month

1* - 8	$0.00
9** - 12	$54,450.90
13 – 24	$60,155.28
25 – 36	$65,859.66
37 – 48	$67,933.98
49 – 60	$70,008.30
61 – 72	$72,082.62
73 – 84	$74,156.94
85 – 96	$76,231.26
97 – 108	$78,305.58
109 – 120	$80,898.48
121 – 124	$83,491.38

* This period shall begin on the Commencement Date and end on the date that is eight calendar months after the Commencement Date (which is approximately 240 days) as calculated pursuant to Section 27.19 of this Lease (the “Free Rent Period”).  By way of example, if the Commencement Date occurs on February 10, 2013, then the Free Rent Period shall expire on October 9, 2013.

** If the Commencement Date is not the first day of the month, then for purposes of this Section 1.1(i), “Month 9” of the Term will be the first full calendar month after the expiration of the Free Rent Period, together with the days in the prior calendar month after the expiration of the Free Rent Period (the “Partial Month”), and Base Rent for the Partial Month will be payable at the same rate as set forth in this Section 1.1(i) for Month 9, prorated based on the number of days in the Partial Month and the number of days in such prior calendar month.

(j)                                    “Building Share” means, with respect to the calculation of “Operating Expenses” according to Section 1.3(i), the percentage obtained by dividing the Rentable Area of the Premises by the total Rentable Area of the Building and multiplying the resulting quotient by 100 and rounding to the second decimal place.  As of the Date, the Building Share will be 87.72%.

(k)                                 “Project Share” means, with respect to the calculation of Operating Expenses according to Section 1.3(i), the percentage obtained by dividing the Rentable Area of the Premises by the total rentable square footage of the Project and multiplying the resulting quotient by 100 and rounding to the second decimal place. The Rentable

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Area of the Project (and therefore, Project Share) will be subject to adjustment based on the number of buildings in the Project that Landlord may own, from time to time.  As of the Date, the Project Share will be 13.54%.

(l)                                     “Letter of Credit” means a single irrevocable, standby letter of credit as security for the performance of the obligations of Tenant hereunder in a form consistent with the terms of Section 28 of this Lease (the “Letter of Credit”) in the initial amount of $1,000,000.00 (the “L/C Amount”).  Simultaneously with Tenant’s execution and delivery of this Lease, Tenant will deliver the Letter of Credit to Landlord, as additional consideration to induce Landlord to enter into this Lease.  Provided that no default of the Lease by Tenant has occurred beyond any applicable cure period, the L/C Amount shall periodically decrease in accordance with this Section 1.1(l), including the schedule set forth below, with each period during which the L/C Amount is at a certain level being a “L/C Amount Period” and the months set forth below being the months after the Commencement Date.  Notwithstanding the foregoing, until the last L/C Amount Period:

(i)                                     With respect to any monetary Default (without limiting Landlord’s other remedies under this Lease), the next applicable reduction of the L/C Amount will automatically be extended one full calendar year, and all subsequent reductions will be postponed for a corresponding period of time.  For instance, if Tenant first commits a monetary Default in the 45th month of the Term, the L/C Amount will not be decreased from $750,000.00 to $500,000.00 until the end of the 72nd month of the Term, and will not be decreased from $500,000.00 to $250,000.00 until the end of the 97th month; and

(ii)                                  If Tenant’s net worth exceeds $50,000,000.00, as evidenced by audited financials delivered to Landlord, then Tenant will automatically have the right to reduce the L/C Amount to $250,000.00; provided, however, that thereafter Tenant will deliver financial statements to Landlord at least once per calendar quarter, including audited financials whenever they are available, but no less often than once per calendar year, and if Tenant’s net worth falls below $50,000,000.00, as evidenced by such financials, then the L/C amount will automatically be increased to the amount set forth below, and Tenant will be required, within thirty (30) days after the delivery of such financials to Landlord, to provide Landlord with an amendment to or a replacement of the then-current Letter of Credit consistent with such increased L/C Amount.

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L/C Amount Period (Months after the Commencement Date)	L/C Amount*

Months 1** through 36	$1,000,000.00

Months 37 through 60	$750,000.00

Months 61 through 84	$500,000.00

Months 85 through 124	$250,000.00

* These changes in the L/C Amount may be delayed or accelerated as set forth above, and Tenant will be responsible for causing any such modifications of the applicable Letter of Credit to be made at Tenant’s sole cost.

** The first L/C Amount Period will begin on the date Tenant deposits the Letter of Credit with Landlord.

(m)                             “Landlord’s Manager’s Address” means:

PM Realty Group
1701 Harbor Bay Parkway, Suite 200
Alameda, California 94502
Attention: Helen Ahrens

(n)                                 “Landlord’s General Address” means:

Amstar-105, LLC
1050 17th Street, Suite 2300
Denver, Colorado 80265
Attention:  Director of Office Investments

(o)                                 “Landlord’s Payment Address” means:

Amstar-105, LLC, c/o PM Realty Group
P.O. Box 748365
1000 W. Temple St.
Los Angeles, CA 90074 - 8365

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(p)                                 “Tenant’s Notice Address” means,

for notices given before the Commencement Date:

Singulex, Inc.
1650 Harbor Bay Parkway
Suite 200
Alameda, CA 94502
Attention:  Philippe Goix or CEO

and for notices given after the Commencement Date:

Singulex, Inc.
1701 Harbor Bay Parkway
Suite 200
Alameda, California 94502
Attention:  Philippe Goix or CEO
Telephone Number: (510) 995-9000
Email address: P.Goix@singulex.com

(q)                                 “Tenant’s Invoice Address” means:

Singulex, Inc.
1701 Harbor Bay Parkway
Suite 200
Alameda, California 94502
Attention:  Accounts Payable

(r)                                    “Brokers” means the following brokers who will be paid by Landlord:  Cushman & Wakefield representing Landlord and UGL Services, Equis Operations Co., Inc.; representing Tenant; and the following brokers who will be paid by Tenant:  None.

1.2                               Exhibits and Riders. The Exhibits and Riders listed below are attached to and incorporated in this Lease. In the event of any inconsistency between such Exhibits or Riders and the terms and provisions of this Lease, the terms and provisions of the Exhibits and Riders will control. The Exhibits to this Lease are:

Exhibit A	–	Plan Delineating the Premises
Exhibit B	–	Possession and Leasehold Improvements Exhibit (with Schedule 1 thereto, Preliminary Plans)
Exhibit C	–	Occupancy Estoppel Certificate
Exhibit D	–	Rules and Regulations
Exhibit E	–	Telecommunications Rules
Exhibit F	–	Office Cleaning Specifications
Exhibit G	–	Diagram of the Project

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1.3                               Additional Definitions.  In addition to those terms defined in Section 1.1 and other sections of this Lease, the following defined terms when used in this Lease have the meanings indicated:

(a)                                 “Additional Rent” means the Rent payable according to Section 3.2 and Section 5.2(g).

(b)                                 “Affiliates” of a party means that party’s parent, subsidiary and affiliated corporations and its and their managers, members, partners, venturers, directors, officers, shareholders, agents, servants and employees.

(c)                                  “Building Standard” means the scope and quality of leasehold improvements, Building systems or Building services, as the context may require, generally offered from time to time to all office tenants of the Building.

(d)                                 “Business Hours” means the hours from 8:00 a.m. to 6:00 p.m. on Monday through Friday.  (“Extended Business Hours” is defined in Section 5.2(b).)

(e)                                  “Common Areas” means certain interior and exterior common and public areas located on the Project and in the Building as may be designated by Landlord for the nonexclusive use in common by Tenant, Landlord and other tenants, and their employees, guests, customers, agents and invitees.

(f)                                   “Costs” means the aggregate of any and all costs (other than those expressly excluded below) incurred or accrued during each calendar year according to sound real estate management and accounting principles, consistently applied (and consistent with such principles applied by landlords of comparable buildings in the area) for operating, managing, administering, equipping, securing and protecting (to the extent such services are provided by Landlord), insuring, heating, cooling, ventilating, lighting, repairing, replacing, renewing, cleaning, maintaining, decorating, inspecting, and providing water, sewer and other energy and utilities to, any portion of the Project, Building and Common Areas (any of which may be furnished by Landlord, an Affiliate of Landlord, or a third party, including an owners’ association or declarant under a Declaration); the total amounts paid by or due from Landlord in satisfaction of any charges or assessments made by any association or other party in connection with providing any services or benefits to the Premises, Building or the Project pursuant to any Declaration, but excluding the costs of electricity used in the Premises, which will be paid by Tenant pursuant to Section 5.2(g); management fees calculated according to the management agreement between Landlord and its managing agent (subject to clause (xii) below); fees and expenses (including reasonable attorneys’ fees) incurred in contesting the validity of any Laws that would cause an increase in Costs; depreciation on personal property and moveable equipment which is or should be capitalized on Landlord’s books that is reasonably used in connection with the management of the Project; and costs (whether capital or not) that (1) are incurred in order to conform to changes required by any Laws enacted subsequent to the Date, or (2) have been or are incurred with the intent to reduce Costs or the rate of increase in Costs (the costs described in clauses (1) and (2) will be charged to Costs in annual installments over the useful life of the items for which

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such costs are incurred [in the case of items required by changes in Laws] or over the period Landlord reasonably estimates that it will take for the savings in Costs achieved by such items to equal their cost [in the case of items intended to reduce Costs or their rate of increase], and in either case together with interest, at the average Prime Rate in effect during each calendar year that such costs are charged to Costs, on the unamortized balance).  Costs will not include any of the following:

(i)                                     Costs of capital replacements, capital improvements and equipment, except as specifically permitted herein; costs incurred in connection with the original construction or design of the Project or in connection with any major change in the Project, such as adding or deleting floors, costs for the replacement of any roofs in the Project or to the correction of inherent structural defects in the Project.

(ii)                                  Costs of the design and construction of tenant improvements to the Premises or the premises of other tenants, including permit, licensing and inspection costs related to such tenant improvements;

(iii)                               Depreciation, interest and principal payments on mortgages and other debt costs, if any and amounts paid as ground rental or as rental for the Project by Landlord;

(iv)                              Marketing costs, legal fees, space planners’ fees and advertising and promotional expenses, leasing commissions and brokerage fees incurred in connection with the original development, subsequent improvement, or original or future leasing of the Project;

(v)                                 Costs for which any tenant directly contracts with local providers, costs for which Landlord is reimbursed directly (as opposed to through charges for each tenant’s proportionate share of Operating Expenses) by any tenant or occupant of the Project or by insurance by its carrier or any tenant’s carrier or by anyone else and expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged directly but which are provided to another tenant or occupant of the Project without a separate charge;

(vi)                              Any bad debt loss, rent loss or reserves for bad debts or rent loss; and reserves for capital or future operating expenses;

(vii)                           Landlord’s general corporate overhead and general and administrative expenses and other costs associated with the operation of the business of the entity which constitutes Landlord, as the same are distinguished from the costs of operation of the Project, including partnership, limited liability company, or

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corporate accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Project, and costs incurred in connection with any disputes or proceedings, including but not limited to any disputes or proceedings between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants;

(viii)                        The wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-à-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Costs include wages and/or benefits attributable to personnel above the level of on-site Project Manager or on-site Project Engineer or any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord;

(ix)                              Overhead and profit increment paid to Landlord or to Affiliates of Landlord for services in the Project to the extent the same exceeds the costs of such services rendered by qualified, first-class unaffiliated third parties on a competitive basis, which parties render services in comparable Projects;

(x)                                 Rentals and other related expenses incurred in leasing air conditioning systems or other equipment, the cost of which, if purchased, would be excluded from Costs as a capital cost, except equipment not affixed to the Project which is used in providing janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project;

(xi)                              Costs, other than those incurred in ordinary maintenance and repair, for sculpture, paintings, fountains or other objects of art;

(xii)                           Fees and reimbursements payable to Landlord (including its Affiliates) for management of the Project which would ordinarily be included in a management fee, in excess of the management fee that a landlord would have been required to pay to comparable independent established management companies operating other comparable Projects in comparable locations; and in no event shall Costs include management fees in excess of 3.5% of gross rentals collected for the Project;

(xiii)                        Costs to repair or rebuild after casualty loss (excluding deductibles under insurance policies carried by Landlord);

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(xiv)                       Any costs expressly excluded from Operating Costs elsewhere in the Lease;

(xv)                          Rent for any office space occupied by Project management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of comparable projects in the vicinity of the Project, with adjustment where appropriate for the size of the applicable project;

(xvi)                       Costs arising from the gross negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors, or providers of materials or services;

(xvii)                    Costs incurred to comply with federal, state, county or local Laws in effect as of the Date, including but not limited to Laws relating to disabled access, energy efficiency or conservation, or the removal of “Hazardous Material” (as defined below, under applicable Law as such as of the Date), which Hazardous Material is in existence in the Project or on the Project prior to the Date or is brought into or onto the Project after the Date by Landlord or any other tenant of the Project (excluding Tenant), and is of such a nature that a federal, state or municipal government governmental authority, if it had knowledge of the presence of such Hazardous Material in the state and under the conditions that it then exists in or on the Project, would require the removal of such Hazardous Material or would require other remedial or containment action with respect thereto pursuant to Laws in effect as of the Date (in the event that such costs of compliance are not paid by Landlord and are instead charged to Tenant or directly by a governmental authority, Landlord agrees that it will reimburse Tenant for such charges);

(xviii)                 Costs arising from Landlord’s charitable or political contributions; and

(xix)                       Interests, fine, late fees, collection costs, legal fees or penalties assessed as a result of Landlord’s failure to make payments in a timely manner or to comply with applicable Laws, including regarding the payment of “Taxes” (as defined below), or to comply with the terms of any lease, mortgage, deed of trust, ground lease, private restriction or other agreement.

For each calendar year during the Term, the amount by which those Costs that vary with occupancy (such as cleaning costs and utilities) would have increased had the Project been 95% occupied and operational and had all Project services been provided to all tenants will be reasonably determined and the amount of such increase will be included in

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Costs for such calendar year.  Notwithstanding the foregoing, Landlord shall (A) not collect or be entitled to collect Costs from all of the tenants in an amount in excess of 100% of the Costs actually paid by Landlord in connection with the operation of the Building, the Project, or the Common Areas, as applicable, (B) make no profit from Landlord’s collections of Costs (other than amounts received in connection with property management services), and (C) reduce the amount of Costs by any refund or discount received by Landlord in connection with any expenses previously included in Costs.  In addition to the foregoing, Tenant’s Share of “Controllable Costs” (as defined below) for each calendar year after the first calendar during the initial Term (that is, after 2013) will be subject to the limitation set forth in this Section 1.3(f).  Tenant’s Share of Controllable Costs will not include that portion, if any, of Controllable Costs that exceed the “Maximum Share” (as defined below) for that calendar year.  “Maximum Share” means for the second calendar year of the Term (that is, 2014), 104% of the Controllable Costs for the first calendar year, and for each calendar year thereafter, 104% of the prior year’s Maximum Share (so that the Maximum Share for 2015 will be 104% of the Maximum Share for 2014 and so forth).  “Controllable Costs” means all Costs other than (x) Taxes; (y) costs of insurance; and (z) costs of water, sewer, electricity, natural gas and other utilities.

(g)                                  “Declarations” means any declaration, reciprocal easement agreement or other similar instrument or agreement relating to access, use and/or maintenance of the Project and improvements thereon that now affect or in the future may affect the Project and is recorded in the real property records of Alameda County, California, as they may be recorded, amended and otherwise modified (provided that no such amendments or modifications shall have a material adverse affect on Tenant or Tenant’s use of the Premises unless approved by Tenant, which approval will not be unreasonably delayed, conditioned or withheld).  This Lease and all of Tenant’s rights hereunder are and will be subject and subordinate to all Declarations.  While such subordination will occur automatically, Tenant agrees to execute and deliver to Landlord or the applicable association or party contemplated by the applicable Declaration, within 10 days after request and without cost to Landlord, such instrument(s) as may be reasonably required to evidence such subordination.

(h)                                 “Laws” means any and all present or future federal, state or local laws, statutes, ordinances, rules, regulations or orders of any and all governmental or quasi-governmental authorities having jurisdiction and all judicial and administrative decisions in connection with the enforcement thereof, including without limitation the Americans with Disabilities Act..

(i)                                     “Operating Expenses” means the sum of (i) the Building Share multiplied by all Costs and Taxes incurred by Landlord in such calendar year in connection with the Building, plus (ii) the Project Share multiplied by all Costs and Taxes incurred by Landlord in such calendar year in connection with the Project, which shall include a share of all Costs and Taxes incurred by Landlord in connection with the Common Areas of the Project, but which will exclude Costs and Taxes incurred by Landlord with respect to any building in the Project, as equitably determined by Landlord.

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(j)                                    “Prime Rate” means the rate of interest announced from time to time by Wells Fargo Bank, or any successor to it, as its prime rate.  If Wells Fargo Bank or any successor to it ceases to announce a prime rate, Landlord will designate a reasonably comparable financial institution for purposes of determining the Prime Rate.

(k)                                 “Rent” means the Base Rent, Additional Rent and all other amounts required to be paid by Tenant under this Lease.

(l)                                     “Rentable Area” means the rentable area, measured in square feet, of any described space within the Building or the Project, as applicable, as determined pursuant to a Standard Method for Measuring Floor Area in Office Buildings, ANSI/BOMA Z65.1-1996.

(m)                             “Taxes” means the amount incurred or accrued during each calendar year according to generally accepted accounting principles for:  all ad valorem real and personal property taxes and assessments, special or otherwise, levied upon or with respect to the Building or Project, the personal property used in operating the Building or Project, and the rents and additional charges payable by tenants of the Building or Project, and imposed by any taxing authority having jurisdiction; all taxes, levies and charges which may be assessed, levied or imposed in replacement of, or in addition to, all or any part of ad valorem real or personal property taxes or assessments as revenue sources, and which in whole or in part are measured or calculated by or based upon the Building or Project, the leasehold estate of Landlord or the tenants of the Building or Project, or the rents and other charges payable by such tenants; capital and place-of-business taxes, and other similar taxes assessed relating to the Common Areas; and any reasonable and customary expenses incurred by Landlord in attempting to reduce or avoid an increase in Taxes, including, without limitation, reasonable and customary legal fees and costs.  Notwithstanding the foregoing, if a reassessment of the Building or Project for ad valorem property tax purposes, including any reassessment pursuant to California Constitution Article 13A and Sections 60 through 67 of the California Revenue & Taxation Code, occurs, then Tenant will be obligated to pay the Building Share and/or the Project Share of any such additional Taxes resulting from any such reassessment with respect to the Building or Project.  Taxes will not include any franchise or net income taxes of Landlord.  In the event that Landlord receives any refunds of any Taxes, the amount of any such refund shall be deducted from the Taxes for the calendar year to which such refund specifically relates, and not to the year received by Landlord, even if this Lease has terminated, and a retroactive adjustment shall be made in favor of Tenant in connection with such refund (or if the Lease has terminated other than as a result of a Default by Tenant, such amount shall be paid to Tenant).

2.                                      GRANT OF LEASE.

2.1                               Demise.  Subject to the terms, covenants, conditions and provisions of this Lease, Landlord leases to Tenant and Tenant leases from Landlord the Premises, together with the nonexclusive right to use the Common Areas, for the Term.  Tenant and its employees and agents will have access to the Premises 24 hours per day, every day of the Term, subject to Landlord’s reasonable security measures, if any.

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2.2                               Quiet Enjoyment.  Landlord covenants that during the Term, Tenant will have quiet and peaceable possession of the Premises free from claims by, through and under Landlord, subject to the terms, covenants, conditions and provisions of this Lease, and Landlord will not disturb such possession except as expressly provided in this Lease.

2.3                               Landlord and Tenant Covenants.  Landlord covenants to observe and perform all of the terms, covenants and conditions applicable to Landlord in this Lease.  Tenant covenants to pay the Rent when due, and to observe and perform all of the terms, covenants and conditions applicable to Tenant in this Lease.

2.4                               Landlord’s Reserved Rights.  In addition to other rights in favor of Landlord set forth herein, Landlord, its agents and employees will have the right to enter the Premises from time to time at reasonable times to examine the same, obtain ingress to and egress from the Landlord Exclusive Areas, show them to prospective purchasers and other persons, to supply janitorial services or any other services to be provided by Landlord to Tenant, to post notices of non-responsibility, without liability to Tenant for any loss or damage incurred as a result of such entry unless caused by the negligence or willful act of Landlord or anyone acting by, through or under Landlord; provided that Landlord will take reasonable and customary steps in connection with such entry to minimize any disruption to Tenant’s business or its use of the Premises, and provided further that in connection with any examination or showing of the Premises or access to the Landlord Exclusive Areas (except in case of emergency), Landlord will provide not less than 24 hours’ prior telephonic and email notice to Tenant, with Landlord receiving either an acknowledgement of the applicable email from the intended recipient or an automatic email delivery receipt.  Landlord further reserves the right to record any amendments to the Declarations and to create any related associations, subject to Section 1.3(g).

3.                                      RENT.

3.1                               Base Rent.  Commencing on the Commencement Date and then throughout the Term, Tenant agrees to pay Landlord Base Rent according to the following provisions.  Base Rent during each month (or portion of a month) described in Section 1.1(i) will be payable in equal monthly installments for such month (or portion), in advance, on or before the first day of each and every month during the Term.  However, if the Term commences on other than the first day of a month or ends on other than the last day of a month, Base Rent for such month will be appropriately adjusted on a prorated basis.

3.2                               Additional Rent.  Commencing on the date immediately following the Free Rent Period (except for janitorial services for which Tenant will commence paying as of the Commencement Date and except for electrical usage, which Tenant will pay directly to the applicable utility provider) and then throughout the Term, Tenant agrees to pay Landlord, as Additional Rent, in the manner provided below, Operating Expenses.

(a)                                 Estimated Payments.  Prior to the Commencement Date and as soon as practicable (but not more than four months) after the beginning of each calendar year thereafter, Landlord will notify Tenant of Landlord’s estimate of the Operating Expenses for the ensuing calendar year.  On or before the first day of each month during the Term, Tenant will pay to Landlord, in advance, 1/12th of such estimated amounts, provided that

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until such notice is given with respect to the ensuing calendar year, Tenant will continue to pay on the basis of the prior calendar year’s estimate until 30 days after such notice is given.  However, if the Term commences on other than the first day of a month or ends on other than the last day of a month, Operating Expenses for such month will be appropriately adjusted on a prorated basis.  In the month Tenant first pays based on Landlord’s new estimate, Tenant will pay to Landlord 1/12th of the difference between the new estimate and the prior year’s estimate for each month which has elapsed since the beginning of the current calendar year.  If at any time or times, but not more than once during any calendar year, it appears to Landlord that the portion of Operating Expenses that are not Controllable Costs for the then-current calendar year will vary from Landlord’s estimate by more than 5%, Landlord may, by notice to Tenant, revise its estimate for such year and subsequent payments by Tenant for such year will be based upon the revised estimate.

(b)                                 Annual Settlement.  As soon as practicable (but not more than three months) after the close of each calendar year, Landlord will deliver to Tenant its statement of Operating Expenses for such calendar year (a “Statement”).  If on the basis of such Statement Tenant owes an amount that is less than the estimated payments previously made by Tenant for such calendar year, Landlord will either refund such excess amount to Tenant or credit such excess amount against the next payment(s), if any, due from Tenant to Landlord.  If on the basis of such Statement Tenant owes an amount that is more than the estimated payments previously made by Tenant for such calendar year, Tenant will pay the deficiency to Landlord within 30 days after the delivery of such Statement.  If this Lease commences on a day other than the first day of a calendar year or terminates on a day other than the last day of a calendar year, Operating Expenses applicable to the calendar year in which such commencement or termination occurs will be prorated on the basis of the number of days within such calendar year that are within the Term.

(c)                                  Final Payment.  Tenant’s obligation to pay the Additional Rent provided for in this Section 3.2 which is accrued but not paid for periods prior to the expiration or early termination of the Term will survive such expiration or early termination.  Prior to or within 30 days after the expiration or early termination of the Term, Landlord may submit an invoice to Tenant stating Landlord’s estimate of the amount by which Operating Expenses through the date of such expiration or early termination will exceed Tenant’s estimated payments of Additional Rent for the calendar year in which such expiration or termination has occurred or will occur.  Tenant will pay the amount of any such excess to Landlord within thirty 30) days after the date of Landlord’s invoice.  In the event that Tenant is entitled to a refund pursuant to this Section 3.2, Landlord’s obligation to refund any such amounts will survive termination or expiration of the Term and will be paid within 30 days after such termination or expiration.

(d)                                 Tenant’s Right to Audit.

(i)                                     Right to Audit.  Within one year after receipt of a Statement (even if such Statement is received after the expiration or earlier termination of the Term), upon 10 days’ notice, Tenant will have

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the right to inspect and audit Landlord’s books, records and documents with respect to Operating Expenses for the year reflected on such Statement and the immediately preceding year, to the extent reflected on such Statement (an “Audit”).  If Tenant does not give Landlord notice of its election to conduct an Audit within such one-year period, Tenant will be deemed to have waived its right to conduct an Audit with respect to such Statement, and the terms and amounts set forth in the Statement will be conclusive and final.  A permitted assignee of Tenant’s interest in this Lease may conduct an Audit, but only with respect to the period after such assignee became the Tenant hereunder.  No subtenant, other than a subtenant pursuant to a Permitted Transfer, will be permitted to conduct an Audit, and if such a subtenant conducts an Audit for a particular period, then Tenant will not be permitted to conduct an Audit for that period.  Landlord shall cooperate with Tenant and/or its representatives, including by making Landlord’s personnel available, at Landlord’s sole cost and expense, as is reasonably necessary to assist Tenant and/or its representatives in connection with any Audit permitted hereunder (provided that Landlord may charge Tenant for copies at Landlord’s actual cost).

(ii)                                  Conduct of Audit.  Tenant will have the right to use any third party auditor of its choosing to assist with or perform the Audit; provided, however, that such auditor has experience with commercial lease audits, and provided further that in no event may Tenant use an auditor paid on a contingency fee or other result dependent basis.  Within five business days after completion of an Audit, Tenant will notify Landlord of the results of such Audit (the “Audit Completion Notice”), including the discrepancy, if any, between Tenant’s Share of Operating Expenses for the period covered by the applicable Statement (the “Preliminary Audited Amount”) and the sum actually paid by Tenant for Tenant’s Share of Operating Expenses for the period covered by the applicable Statement, taking into account any adjustments made pursuant to Section 3.2(b) (the “Paid Amount”).

(iii)          Resolution.  If an Audit determines that the Preliminary Audited Amount is different than the Paid Amount, Landlord and Tenant will endeavor to agree upon a resolution of such discrepancy.  If they cannot agree within 20 days from the date on which Landlord receives the Audit Completion Notice, Tenant and Landlord will each submit their own determination of the appropriate resolution of such discrepancy to an independent certified public accounting firm selected by mutual agreement of Landlord and Tenant, which firm will have had no present or past business relationship with either Landlord or Tenant (the “Resolution Firm”).  The Resolution

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Firm will then promptly and conclusively determine whether Landlord’s or Tenant’s proposed resolution more accurately reflects the discrepancy (but the Resolution Firm will not make any modifications to either proposed resolution).  Both parties will be bound by the amount chosen by the Resolution Firm.  The amount chosen by the Resolution Firm (or that amount agreed upon by Landlord and Tenant without the services of the Resolution Firm) is the “Final Audited Amount.”

(iv)                              Payment of Discrepancy.  If the Paid Amount was greater than the Final Audited Amount, then Tenant will be entitled to offset the excess against the next due installment or installments of Tenant’s Share of Operating Expenses.  If the Term has expired at the time such offset is due Tenant, Landlord will pay the refund amount to Tenant by check within 30 days after the amount due Tenant has been determined.  If the Paid Amount is less than the Final Audited Amount, Tenant will pay such difference to Landlord within 30 days after the amount due Landlord has been determined.

(v)                                 Costs of Audit.  Unless the aforementioned resolution confirms that the Operating Expenses used to determine the Paid Amount were greater than 105% of the Operating Expenses used to determine the Final Audited Amount, Tenant will be responsible for all of Tenant’s costs incurred in connection with such Audit and resolution, and Tenant will pay Landlord as Additional Rent Landlord’s actual and reasonable costs associated with such Audit and resolution, including, without limitation, the reasonable and actual costs of (A) photocopying documents; (B) retrieval of documents from storage; (C) reasonable costs charged by the auditing accounting firm retained by Tenant, excluding travel and lodging expenses; and (D) the cost of the Resolution Firm, if any.  If such resolution reveals that the Operating Expenses used to determine the Paid Amount are greater than 105% of the Operating Expenses used to determine the Final Audited Amount, Landlord will be responsible for all of Landlord’s costs incurred in connection with such Audit and resolution, and Landlord will reimburse Tenant for Tenant’s actual and reasonable costs associated with such Audit and resolution, including, without limitation, the reasonable and actual costs, if any, of (I) photocopying documents; (II) retrieval of documents from storage; (III) time spent by employees of Tenant in supervising and coordinating such Audit, excluding costs for any lodging or travel; (IV) reasonable costs charged by the auditing accounting firm retained by Tenant, excluding costs for any lodging or travel; and (V) the cost of the Resolution Firm, if any.

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(e)                                  Limitations on Landlord’s Right to Collect Operating Expenses.  Landlord shall not have the right to recover any Operating Expenses from Tenant if Landlord issues a Statement or otherwise demands reimbursement of such Operating Expenses more than one year following the last day of the calendar year in which such Operating Expenses were incurred.

3.3                               Other Taxes.  Tenant will reimburse Landlord upon demand for any and all taxes payable by Landlord (other than franchise and net income taxes and taxes included in the definition of Taxes) whether or not now customary or within the contemplation of Landlord and Tenant:  (a) upon, measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises; (b) upon or measured by Rent; (c) upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Premises; and (d) upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

3.4                               Terms of Payment.  All Base Rent, Additional Rent and other Rent will be paid to Landlord in lawful money of the United States of America, at Landlord’s Payment Address or to such other person or at such other place as Landlord may from time to time designate in writing, without notice or demand and without right of deduction, abatement or set-off, except as otherwise expressly provided in this Lease.

3.5                               Interest on Late Payments, Late Charge.  Tenant hereby acknowledges that the late payment by Tenant to Landlord of any amount payable under this Lease will cause Landlord to incur costs not otherwise contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain.  All amounts payable under this Lease by Tenant to Landlord, if not paid within five days after the date due, will bear interest from the due date until paid at the lesser of the highest interest rate permitted by law or 5% in excess of the then-current Prime Rate.  Landlord, at Landlord’s option, in addition to past due interest, may charge Tenant a late charge for all payments more than seven days past due, equal to the lesser of 3% of the amount of said late payment or the maximum amount permitted by law; provided, however, that on not more than two occasions during any calendar year during the Term, Landlord shall give Tenant notice of such late payment and Tenant shall have a period of five business days thereafter in which to make such payment before any late charge is assessed.  The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant.  Acceptance of such late charge by Landlord will in no event constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder.

3.6                               Right to Accept Payments.  No receipt by Landlord of an amount less than Tenant’s full amount due will be deemed to be other than payment “on account”, nor will any endorsement or statement on any check or any accompanying letter effect or evidence an accord and satisfaction.  Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance or pursue any right of Landlord.  No payments by Tenant to Landlord:  (a) after the expiration or other termination of the Term will reinstate, continue or extend the Term; or (b) will invalidate or make ineffective any notice (other than a demand for payment of money) given prior to such payment by Landlord to Tenant.  After notice or

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commencement of a suit, or after final judgment granting Landlord possession of the Premises, Landlord may receive and collect any sums of Rent due under this Lease, and such receipt will not void any notice or in any manner affect any pending suit or any judgment obtained.

4.                                      USE AND OCCUPANCY.

4.1                               Use.  Tenant agrees to use and occupy the Premises only for the Use described in Section 1.1(g), or for such other purpose as Landlord expressly authorizes in writing.  Landlord shall not unreasonably withhold its consent with respect to such other purpose.

4.2                               Compliance.  Tenant agrees to use the Premises in a safe, careful and proper manner, and to comply with all Laws applicable to Tenant’s use, occupancy or alteration of the Premises or the condition of the Premises resulting from such use, occupancy or alteration, at Tenant’s sole cost and expense.  Notwithstanding the foregoing, Tenant shall be permitted to contest the applicability of such Laws so long as Tenant provides, in advance of any contest, reasonable security to Landlord in the event of the failure of such contest.

4.3                               Occupancy.  Tenant will not do or permit anything which obstructs or interferes with other tenants’ rights or with Landlord’s providing Building or Project services, or which injures or annoys other tenants.  Tenant will not cause, maintain or permit any nuisance in or about the Premises and will keep the Premises free of debris, and anything of a dangerous, noxious, toxic or offensive nature or which could create a fire hazard or undue vibration, heat or noise.  If any item of equipment, building material or other property brought into the Project by Tenant or on Tenant’s request causes a dangerous, noxious, toxic or offensive effect (including an environmental effect) and in Landlord’s reasonable opinion such effect will not be permanent but will only be temporary and is able to be eliminated, then Tenant will not be required to remove such item, provided that Tenant promptly and diligently causes such effect to be eliminated, pays for all costs of elimination and indemnifies Landlord against all liabilities arising from such effect.  Tenant will not make or permit any use of the Premises which may materially jeopardize any insurance coverage, increase the cost of insurance or require additional insurance coverage.  If by reason of Tenant’s failure to comply with the provisions of this Section 4.3, (a) any insurance coverage is materially jeopardized, then Landlord will have the option to terminate this Lease; or (b) insurance premiums are increased, then Landlord may require Tenant to immediately pay Landlord as Rent the amount of the increase in insurance premiums.

4.4                               Hazardous Material.

(a)                                 The term “Hazardous Material” as used in this Lease means any product, substance, chemical, material, or waste whose presence, nature, quantity and/or intensity of existence, use, manufacture, disposal, transportation, spill, release, or effect, either by itself or in combination with other materials expected to be owned or about the Premises is either: (i) potentially injurious to the public health, safety, or welfare, the environment, or the Premises, (ii) regulated or monitored by any governmental authority, or (iii) a basis for liability of Landlord to any governmental agency or third party under applicable statute or common law theory.  Hazardous Material will include, but not be limited to, hydrocarbons, petroleum, gasoline, crude oil, or any products, by-products or fractions

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thereof, asbestos, chlorofluorocarbons, polychlorinated biphenyls (PCBs) and formaldehyde.  Tenant will not bring, place, hold, treat, or dispose of any Hazardous Material on, under, or about the Premises, the Building, or the Project.  Tenant will not cause or allow any Hazardous Material to be incorporated into any improvements or alterations which it makes or causes to be made to the Premises.  Tenant’s liability under this Section 4.4 will extend to any and all such Hazardous Material whether or not such substance was defined, recognized, or known or suspected of being hazardous, toxic, dangerous, or wasteful, at the time of any act or omission giving rise to Tenant’s liability.  Notwithstanding the foregoing, Tenant shall be entitled, without Landlord’s consent, to possess and maintain within the Premises reasonable and lawful amounts of such Hazardous Materials which are customarily and lawfully used by Tenant in connection with its general office, laboratory, reagent manufacturing, and warehouse uses.

(b)                                 Tenant will promptly comply with the requirements of Section 25359.7(b) of the California Health and Safety Code and/or any successor or similar statute.  Accordingly, if Tenant knows, or has reasonable cause to believe, that Hazardous Material, or a condition involving or resulting from same, has come to be located in, on, under, or about the Premises, other than as previously consented to by Landlord, Tenant will immediately give written notice of such fact to Landlord.  Tenant will also immediately give Landlord a copy of any statement, report, notice, registration, application, permit, business plan, license, claim, action, or proceeding given to, or received from, any governmental authority or private party, or persons entering or occupying the Premises, concerning the presence, spill, release, discharge off, or exposure to, any Hazardous Material, or contamination in, on, under, or about the Premises.  Should Tenant fail to so notify Landlord, Landlord will have all rights and remedies provided for such a failure by such Section 25359.7(b) in addition to all other rights and remedies which Landlord may have under this Lease or otherwise.  Additionally, Tenant will immediately notify Landlord in writing of (i) any enforcement, clean-up, removal, or other governmental action instituted, completed, or threatened with regard to Hazardous Material involving the Premises, the Building, or the Project, (ii) any claim made or threatened by any person against Tenant, Landlord, the Premises, the Building, or the Project related to damage, contribution, cost recovery, compensation, loss, or injury resulting from or claimed to result from any Hazardous Material, (iii) any reports made to any environmental agency arising out of or in connection with any Hazardous Material at or removed from the Premises, the Building, or the Project, including any complaints, notices, warnings, or assertions of any violation in connection therewith, (iv) any spill, release, discharge, or disposal of Hazardous Material that occurs with respect to the Premises or Tenant’s operations, including, without limitation, those that would constitute a violation of California Health and Safety Code Section 25249.5 or any other Applicable Environmental Law (defined below); and (v) Tenant’s discovery of any occurrence or condition on, under, or about the Premises, the Building, or the Project or any real property adjoining or in the vicinity of the Building or Project or any part thereof causing or possibly causing the Building or Project or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability, or use under any Applicable Environmental Law, including, without limitation, Tenant’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of the Building or Project that could cause the Building or Project or any part thereof to be classified as

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“border-zone property” under the provisions of California Health and Safety Code Sections 25220 et seq. or any regulation adopted in accordance therewith, or to be otherwise subject to any restrictions on the ownership, occupancy, transferability, or use of the Building or Project, or any part thereof under any Applicable Environmental Law.

(c)                                  Tenant will immediately abate any Hazardous Material brought, placed, or leaked onto, or under, the Premises during the Term of the Lease by Tenant or any of Tenant’s employees, agents, representatives, licensees, guests, contractors or invitees, except as otherwise permitted by this Section 4.4.  Additionally, to the extent Tenant brings, places, holds, treats, disposes of, or utilizes any chlorofluorocarbons on or about the Premises, Tenant will remove all such chlorofluorocarbons prior to, or upon, termination of the Lease, regardless of whether such chlorofluorocarbons are then defined, recognized, known or supposed to be Hazardous Material.  Tenant, however, will not take any remedial action related to Hazardous Material located in or about the Premises, the Building, or the Project and will not enter into a settlement, consent decree, or compromise in response to any claim related to Hazardous Material, without first notifying Landlord in writing of Tenant’s proposed action and affording Landlord a reasonable opportunity to appear, intervene, or otherwise participate in any discussion or proceeding for the purposes of protecting Landlord’s interest in the Premises, the Building, and the Project.

(d)                                 In addition to any other indemnity contained in this Lease, Tenant hereby will protect, defend, indemnify, and hold Landlord, its partners, managers, members, officers, directors, subsidiaries, affiliates, lenders, employees and agents, and Property Manager and ground lessor, if any, and the Premises, harmless, unless due to Landlord’s gross negligence or willful misconduct, from and against any and all losses, liabilities, damages (excluding punitive, special and indirect damages), injuries, costs, expenses, claims of any and every kind whatsoever (including, without limitation, court costs, reasonable attorneys’ fees, and damages to any person, the Premises, the Building, the Project, or any other property or loss of rents) which at any time or from time to time may be paid, incurred, or suffered by or asserted against Landlord with respect to, or as a direct or indirect result of (except if and to the extent required to be indemnified by Landlord pursuant to Section 4.4(e)): (i) breach by Tenant of any of the covenants set forth in this Section, and/or (ii) to the extent caused or allowed by Tenant, or any agent, employee, contractor, invitee, or licensee of Tenant, the presence on, under, or the escape, seepage, leakage, spillage, discharge, emission, release from, onto, or into the Premises, the Building, the Project, any land, the atmosphere, or any watercourse, body of water, or ground water, of any Hazardous Material (including, without limitation, any losses, liabilities, damages, injuries, costs, expenses, or claims asserted or arising under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.), any so-called “Superfund” or “Superlien” law, the Resource Conservation and Recovery Act of 1980 (42 U.S.C. §§ 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Safe Drinking Water Act (42 U.S.C.  §§ 300f et seq.), the Toxic Substances Control Act (15 U.S.C.  §§ 2601 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), California Health & Safety Code §§ 25100 et seq. and §§ 39000 et seq., the California Safe Drinking Water & Toxic Enforcement Act of 1986 (California Health & Safety Code §§ 25249.5 et seq.), the Porter-Cologne

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Water Quality Control Act (California Water Code §§ 13000 et seq.), any and all amendments and recodifications of the foregoing statutes, or any other federal, state, local, or other statute, law, ordinance, code, rule, regulation, permit, order, or decree regulating, relating to or imposing liability or standards of conduct concerning Hazardous Material; all of the foregoing will collectively be referred to as “Applicable Environmental Laws”).  Tenant shall not be responsible or liable by reason of Hazardous Materials not used or stored at the Premises by Tenant or the presence of which is not due to the act of Tenant, its employees, invitees, contractors or agents.

(e)                                  Landlord will protect, defend, indemnify, and hold Tenant, its shareholders, partners, managers, members, officers, directors, subsidiaries, affiliates, lenders, employees and agents, harmless from all losses, liabilities, damages (excluding punitive, special and indirect damages), injuries, costs, expenses, claims of any and every kind whatsoever (including, without limitation, court costs, reasonable attorneys’ fees, and damages to any person or any other property)  which at any time or from time to time may be paid, incurred, or suffered by or asserted against Tenant with respect to, or as a direct or indirect result of (except if and to the extent required to be indemnified by Tenant pursuant to Section 4.4(d)), the presence on, under, or the escape, seepage, leakage, spillage, discharge, emission, release from, onto, or into the Premises, the Building, the Project, any land, the atmosphere, or any watercourse, body of water, or ground water, of any Hazardous Material (including, without limitation, any losses, liabilities, damages, injuries, costs, expenses, or claims asserted or arising under Applicable Environmental Laws).

(f)                                   Landlord and Landlord’s lender(s) will have the right to enter the Premises at any time in the case of an emergency, and otherwise at reasonable times upon 24 hours’ notice, for the purpose of inspecting the condition of the Premises and for verifying compliance by Tenant with this Lease and with all Applicable Environmental Laws, and to employ experts and/or consultants in connection therewith and/or to advise Landlord with respect to Tenant’s activities including but not limited to the installation, operation, use, monitoring, maintenance, or removal of any Hazardous Material from the Premises.  The costs and expenses of such inspection will be paid by the party requesting same, unless a violation of Applicable Environmental Law, or a contamination, caused or contributed to by Tenant is found to exist, or unless the inspection is required or ordered by governmental authority as the result of any such existing violation or contamination.  In any such case, Tenant will upon request reimburse Landlord or Landlord’s lender(s), as the case may be, for the costs and expenses of such inspections (but only to the extent a violation or contamination was caused or contributed to by Tenant).

(g)                                  The indemnification obligations of Landlord and Tenant set forth in this Section 4.4 will survive the expiration or termination of this Lease.

5.                                      SERVICES AND UTILITIES.

5.1                               Landlord’s Standard Services.  During the Term, Landlord will operate and maintain the Building and the Project in compliance with all applicable Laws and according to those standards prevailing for comparable Class A office/R&D buildings in the Alameda,

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California market area.  Landlord will provide the following services according to such standards, the costs of which will be included in Costs to the extent provided in Section 1.3(f):

(a)                                 Repair, maintenance and replacement of the Common Areas, all structural elements of the Building (including roof structures and membranes, exterior walls and glass, and foundations) and all general mechanical, plumbing and electrical systems installed in the Project serving the Building other than those installed by Tenant.  Without limiting the foregoing, Landlord shall be responsible for compliance with ADA within the Project to the extent such compliance is not required due specifically to Tenant’s use of the Premises;

(b)                                 Heating, ventilating and air conditioning (“HVAC”) for the Premises and interior Common Areas during Business Hours, at temperatures (in a range between 68 and 73 degrees Fahrenheit) and in amounts as may be reasonably required for comfortable use and occupancy under normal business office operations with “Customary Office Equipment” (as used in this Lease, “Customary Office Equipment” includes typewriters, calculators, dictation recorders, desk top personal computers and printers and similar devices and equipment; but will not include any machines, devices or equipment that adversely affect the temperature otherwise maintained in the Premises or that require a voltage other than 120 volts, single phase, such as, for instance, data processing or heavy-duty computer or reproduction equipment);

(c)                                  Water for break rooms, kitchens, washrooms and drinking fountains;

(d)                                 Janitorial services to the Premises and Common Areas five days per week as described on Exhibit F;

(e)                                  Passenger elevators for access to and from the floors on which the Premises are located;

(f)                                   Toilet facilities, including necessary washroom supplies sufficient for Tenant’s normal use;

(g)                                  Electric lighting for all Common Areas that require electric light during the day or are open at night, including replacement of tubes and ballasts in lighting fixtures; and

(h)                                 Replacement of tubes and ballasts in those Building Standard lighting fixtures installed in the Premises.

5.2                               Additional Services.

(a)                                 In addition to the standard HVAC services that Landlord will provide during Business Hours pursuant to Section 5.1(b), subject to the terms and conditions of this Lease, Landlord will provide HVAC services (in the same manner, including temperatures, as set forth in Section 5.1(b)) to the portion of the Premises on the second floor of the Building from 7:00 a.m. to 10:00 p.m., Monday through Friday, and to the portion of the Premises on the first floor of the Building 24 hours per day, every day of

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the Term (collectively, “Extended Business Hours”), subject to Tenant’s reimbursement to Landlord of the costs to operate the HVAC equipment during such times that are not within Business Hours.  Tenant shall install, during the course of construction of Tenant’s leasehold improvements, at Tenant’s cost, a separate meter or submeter to measure Tenant after-house HVAC usage, and Tenant’s reimbursement obligation will be limited to Landlord’s actual cost of operating the HVAC equipment for the Building, taking into account Landlord’s reasonable and customary engineering time to operate such equipment during such hours, subject to reasonable verification by Tenant.  Landlord and Tenant will coordinate, at Tenant’s request and at Tenant’s cost, to modify the operation of the Building’s HVAC system to optimize its operational efficiency.

(b)                                 If Tenant requires HVAC services for the Premises during hours other than Extended Business Hours, Landlord will furnish the same for the hours specified in a request from Tenant, provided the request is made in the manner reasonably designated by Landlord for such requests from time to time and at least 48 hours prior to the time the additional service is required.  Tenant will pay for such additional services based on Landlord’s actual cost of operating the HVAC equipment for the Building, taking into account Landlord’s engineering time to operate such equipment during such hours and depreciation for accelerated usage of such equipment.

(c)                                  If Tenant requires water or any other energy at times or in amounts in excess of those provided by Landlord according to Section 5.1, such excess water requirements will be supplied only with Landlord’s consent, which consent will not be unreasonably delayed, conditioned or withheld.  If Landlord grants such consent, Tenant will pay all reasonable and actual costs of meter service and installation of facilities or professional services necessary to measure and/or furnish the excess requirements and the entire cost of such additional water so required, which costs will be determined by Landlord and charged to Tenant (i) by metering at applicable rates, where meters exist or are installed at Landlord’s direction, including all service and meter installation and/or reading charges; and/or (ii) by use and engineering surveys identifying all costs relating to consumption of such additional water (including, without limitation, survey costs, labor, utility rates and Landlord’s administrative fees to the extent allowed by applicable Laws).  For purposes of this Section 5.2(c), from time to time during the Term, Landlord may enter the Premises to install, maintain, replace or read meters for such excess requirements and/or to evaluate Tenant’s consumption of and demand for them with 24 hours’ prior written notice.

(d)                                 If Tenant installs any machines, equipment or devices in the Premises that do not constitute Customary Office Equipment and such machines, equipment or devices cause the temperature in any part of the Premises to exceed the temperature the mechanical system of the Building would be able to maintain in the Premises were it not for such machines, equipment or devices, then Landlord reserves the right to install supplementary air conditioning units in the Premises, and Tenant will pay Landlord all costs of installing, operating and maintaining such supplementary units (or, at Tenant’s option, Tenant shall install at Tenant’s expense such supplementary air conditioning units, subject to Section 7 below).

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(e)                                  If Tenant requires any janitorial or cleaning services in excess of the amounts provided by Landlord according to Section 5.1 (such as cleaning services beyond normal office janitorial services for kitchens, computer rooms or other special use areas), Landlord will provide such excess services to Tenant within a reasonable period after Tenant’s request made to Property Manager, provided that such excess services are available from Landlord’s regular janitorial or cleaning contractor.  Tenant will pay the cost of such excess services.  Landlord will also provide, within a reasonable period after Tenant’s request made to Property Manager, at Tenant’s cost and to the extent available to Landlord, replacement of bulbs, tubes or ballasts in any non-Building Standard lighting fixtures in the Premises.

Notwithstanding the foregoing, Tenant will have the right to secure its own janitorial services for the Premises, subject to Landlord’s approval of Tenant’s janitorial contractor, which approval will not be unreasonably delayed, conditioned, or withheld.  If Tenant so secures its own janitorial services, then Tenant’s Share of Operating Expenses attributable to janitorial services shall be reduced proportionately, although janitorial services for the Common Areas will continue to be included in Operating Expenses.

(f)                                   Tenant will pay as Rent, within 10 days after the date of Landlord’s invoice, all reasonable and customary costs which may become payable by Tenant to Landlord under this Section 5.2.

(g)                                  Notwithstanding anything to the contrary set forth in this Section 5.2, Landlord and Tenant acknowledge that Tenant will cause the applicable electrical utility to install a separate meter for electricity serving the lights, convenience outlets and other electrical needs in the Premises.  Tenant will pay all costs for installing such separate meter (although Tenant may use the allowance contemplated in Exhibit B to pay such cost).  During the Term, Tenant will pay to the electrical utility all charges for the electricity used in the Premises, as reflected by such meter.

5.3                               Interruption of Services.  If any of the services provided for in this Section 5 are interrupted or stopped, Landlord will use due diligence to resume the service; provided, however, no irregularity or stoppage of any of these services will create any liability for Landlord (including, without limitation, any liability for damages to Tenant’s personal property caused by any such irregularity or stoppage), except as expressly provided below, constitute an actual or constructive eviction or cause any abatement of the Rent payable under this Lease or in any manner or for any purpose relieve Tenant from any of its obligations under this Lease.  If, due to reasons within Landlord’s reasonable control, any of the services required to be provided by Landlord under this Section 5 should become unavailable and should remain unavailable for a period in excess of 60 hours after notice of such unavailability from Tenant to Landlord, and if such unavailability should render all or any portion of the Premises untenantable, then commencing upon the expiration of such 60-hour period, Tenant’s Rent will equitably abate in proportion to the portion of the Premises so rendered untenantable for so long as such services remain unavailable for such reasons.  If such unavailability affects more than 50% of the Rentable Area of the Premises and continues for more than 60 consecutive days, Tenant shall have the right to terminate this Lease by delivery of notice to Landlord during the first 10 days following the end of such 60-day period; provided, however, that if Tenant fails to deliver a

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termination notice within such 10-day period, Tenant will be deemed to have waived its right to so terminate this Lease as a result of such unavailability.  Without limiting those reasons for an irregularity or stoppage of services that may be beyond Landlord’s control, any such irregularity or stoppage that is required in order to comply with any Laws or that is required or recommended by governmental agencies for health or safety reasons will be deemed caused by a reason beyond Landlord’s control.  Tenant hereby waives the provisions of Sections 1932, 1933(4) and 1942 of the Civil Code of California or any similar or successor statutes to the fullest extent permitted by Laws, and Tenant acknowledges that, except as specifically provided herein, in the event Landlord fails to make a repair or perform maintenance, Tenant’s sole remedy for such breach by Landlord will be an action for damages, and that Tenant will not be entitled to terminate this Lease, withhold Rent, or make any repair and deduct the cost of repair from Rent payable under this Lease.

5.4                               Security.

(a)                                 Subject to Section 5.4(b), only Landlord will determine the type and amount of any security services to be provided to the Project.  In no event will Landlord be liable to Tenant, and Tenant hereby waives any claim against Landlord, for (a) any entry of third parties into the Premises, the Building and/or the Project; (b) any damage or injury to persons or property; or (c) any loss of property in or about the Premises, the Building and/or the Project, if the subject event described in the foregoing clause (a), (b) or (c) occurs as a result of any unauthorized or criminal acts of third parties, regardless of any action, inaction, failure, breakdown, malfunction or insufficiency of the security services provided by Landlord.

(b)                                 Tenant shall be permitted to install its own security system, provided that such system and its installation, maintenance, repair and removal will be subject to Landlord’s approval, which will not be unreasonably delayed conditioned or withheld, and provided, further that Tenant will be obligated, at Landlord’s option (which must be stated prior to installation), to remove such security system prior to the expiration or earlier termination of the Term.  Alternatively, Tenant will have the right to extend the Building’s existing security system to each entry point of the Premises, provided that such extension will be subject to Landlord’s approval, which will not be unreasonably conditioned, delayed or withheld.  Regardless of whether Tenant installs its own security system or extends the existing system, Tenant will bear the reasonable cost of installing, maintaining, operating, repairing and removing (if required) such system.

6.                                      REPAIRS.

6.1                               Repairs Within the Premises.  Subject to the terms of Sections 4, 5.1(a), 10 and 12, and except to the extent Landlord is required or elects to perform or pay for certain maintenance or repairs according to those sections, Tenant will, at Tenant’s own expense:  (a) at all times during the Term, maintain the Premises, all fixtures and equipment in the Premises and those portions of any mechanical, plumbing or electrical systems that exceed Building Standard and exclusively serve the Premises in good order and repair and in a condition that complies with all applicable Laws; and (b) promptly and adequately repair all damage to the Premises and replace or repair all of such fixtures, equipment and portions of the mechanical, plumbing or

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electrical systems that were installed by Tenant and are damaged or broken, all under the supervision and subject to the prior reasonable approval of Landlord.  All work done by Tenant or its contractors (which contractors will be subject to Landlord’s reasonable approval) will be done in a first-class workmanlike manner using only grades of materials at least equal in quality to Building Standard materials and will comply with all reasonable insurance requirements and all applicable Laws.  Tenant will not place any object or series of objects on the floors of the Premises in such a manner as to exceed the load capacity of the floors on a per square foot basis as reasonably determined by any architect, engineer, or other consultant of Landlord, or as otherwise limited by any applicable Laws.

6.2                               Failure to Maintain Premises.  If Tenant fails to perform any of its obligations under Section 6.1, then Landlord may perform such obligations and Tenant will pay as Rent to Landlord the cost of such performance, including an amount sufficient to reimburse Landlord for reasonable and customary overhead and supervision, within 10 days after the date of Landlord’s invoice and supporting documentation.  For purposes of performing such obligations, or to inspect the Premises, Landlord may enter the Premises upon not less than 24 hours’ prior telephonic and email notice to Tenant, with Landlord receiving either an acknowledgement of the applicable email from the intended recipient or an automatic email delivery receipt, (except in cases of actual or suspected emergency, in which case no prior notice will be required) without liability to Tenant for any loss or damage incurred as a result of such entry, provided that Landlord will take reasonable steps in connection with such entry to minimize any disruption to Tenant’s business or its use of the Premises.

6.3                               Notice of Damage.  Tenant will notify Landlord promptly after Tenant learns of (a) any fire or other casualty in the Premises; (b) any damage to or defect in the Premises, including the fixtures and equipment in the Premises, for the repair of which Landlord might be responsible; and (c) any damage to or defect in any parts or appurtenances of the sanitary, electrical, heating, air conditioning, elevator or other systems located in or passing through the Premises.

7.                                      ALTERATIONS.

7.1                               Alterations by Tenant.  Tenant may, from time to time, at its own expense make changes, additions and improvements to the Premises to better adapt the same to its business, provided that any such change, addition or improvement will (a) comply with all applicable Laws; (b) be made only with the prior written consent of Landlord, which consent will not be unreasonably conditioned, delayed or withheld; provided, however, that Landlord’s consent will not be required (although all other provisions of this Section 7.1 will otherwise apply) with respect to changes, additions and improvements to the Premises if (i) the cost thereof is less than $25,000.00 per project; and (ii) such work will not affect the Building’s exterior or structure or any mechanical, electrical or plumbing systems in the Building; and (c) be carried out only by persons or contractors selected by Tenant and reasonably approved in writing by Landlord, who will if reasonably required by Landlord deliver to Landlord before commencement of the work performance and payment bonds.  Landlord will have the right to post notices of non-responsibility or similar notices on the Premises, and to record such notices in the real property records of Alameda County, California, all in accordance with Section 3094 of the California Civil Code in order to protect the Premises, Building and Project against any liens resulting from

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such Work.  Tenant will maintain, and will contractually cause the persons or contractors performing any such work to maintain (and Tenant’s contract with such persons will so provide that such person is obligated to maintain), worker’s compensation insurance and public liability and property damage insurance (with Landlord named as an additional insured), in amounts, with companies and in a form reasonably satisfactory to Landlord, which insurance will remain in effect during the entire period in which the work will be carried out and for such additional time as may be further required for completed operations coverage.  If requested by Landlord, Tenant will deliver to Landlord proof of all such insurance.  In addition to the foregoing, Tenant will cause the persons performing such work relating to such changes, additions and improvements to execute agreements relating to rules and regulations, whereby such persons will agree to maintain insurance as set forth in such rules and regulations and to provide proof of such insurance upon request of Landlord.  Landlord has the right to deny entry to the Premises to any persons performing work in the Premises relating to such changes, additions and improvements until such persons have executed and delivered to Landlord such agreements relating to rules and regulations.  Tenant will indemnify, defend and hold harmless Landlord, its managers, members, partners, officers, directors, subsidiaries, affiliates, employees and agents and Property Manager from and against any and all liability, loss, claims, demands, damages or expenses (including reasonable attorneys’ fees) due to or arising out of Tenant’s failure to cause any persons performing work in the Premises relating to such changes, additions and improvements to obtain the insurance required by this Lease and/or such rules and regulations.  Tenant will promptly pay, when due, the cost of all such work and, upon completion, Tenant will deliver to Landlord, to the extent not previously received by Landlord, evidence of payment, contractors’ affidavits and full and final waivers of all liens for labor, services or materials.  Tenant will also pay any increase in property taxes on, or fire or casualty insurance premiums for, the Project attributable to such change, addition or improvement and the cost of any modifications to the Project outside the Premises that are required to be made in order to make the change, addition or improvement to the Premises.  Tenant, at its expense, will have promptly prepared and submitted to Landlord reproducible as-built plans of any such change, addition or improvement upon its completion.  Within 10 days after the completion of such change, addition or improvement, Tenant will, at its expense, record in the real property records of Alameda County, California a notice of completion in accordance with Section 3093 of the California Civil Code and provide Landlord with a copy of the same.  All changes, additions and improvements to the Premises, whether temporary or permanent in character, made or paid for by Landlord or Tenant will, without compensation to Tenant, become Landlord’s property upon installation.  If at the time Landlord consents to their installation, Landlord requests or approves the removal by Tenant of any such changes, additions or improvements upon termination of this Lease, Tenant will remove the same upon termination of this Lease as provided in Section 15.1.  All other changes, additions and improvements will remain Landlord’s property upon termination of this Lease and will be relinquished to Landlord in good condition, ordinary wear and tear excepted; provided, however, that the foregoing will not apply to Tenant’s specialized equipment that is not permanently affixed to the Building (“Tenant’s Specialized Equipment”), which Tenant will remove pursuant to Section 15.1.  Any and all alterations that are “Telecom Equipment” (as defined below) will also be governed by the terms and conditions of Section 26, and if there is any conflict between the requirements of this Section 7.1 and those of Section 26 with respect to Telecom Equipment, Section 26 will govern.

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7.2                               Alterations by Landlord.  Landlord may from time to time make repairs, changes, additions and improvements to the Project, the Building, Common Areas and those Project and Building systems necessary to provide the services described in Section 5, and for such purposes, Landlord may enter the Premises upon not less than 24 hours’ prior email notice to Tenant, with Landlord receiving either an acknowledgement of the applicable email from the intended recipient or an automatic email delivery receipt, (except in cases of actual or suspected emergency, in which case no prior notice will be required) without liability to Tenant for any loss or damage incurred as a result of such entry, provided that in doing so Landlord will not disturb or interfere with Tenant’s use of the Premises and operation of its business any more than is reasonably necessary in the circumstances and will repair any damage to the Premises caused by such entry.  No permanent change, addition or improvement made by Landlord will materially impair access to the Premises.

8.                                      LIENS.  Tenant agrees to pay before delinquency all costs for work, services or materials furnished to Tenant for the Premises, the nonpayment of which could result in any lien against the Project or Building.  Tenant will keep title to the Project and Building free and clear of any such lien.  Tenant will immediately notify Landlord of the filing of any such lien or any pending claims or proceedings relating to any such lien and will protect, defend, indemnify and hold Landlord harmless from and against all loss, damages and expenses (including reasonable attorneys’ fees) suffered or incurred by Landlord as a result of such lien, claims and proceedings.  In case any such lien attaches, Tenant agrees to cause it to be immediately released and removed of record (failing which Landlord may do so at Tenant’s sole expense), unless Tenant has a good faith dispute as to such lien in which case Tenant may contest such lien by appropriate proceedings so long as Tenant deposits with Landlord a bond or other security in an amount reasonably acceptable to Landlord which may be used by Landlord to release such lien if Tenant’s contest is abandoned or is unsuccessful.  Upon final determination of any permitted contest, Tenant will immediately pay any judgment rendered and cause the lien to be released.

9.                                      INSURANCE.

9.1                               Landlord’s Insurance.  During the Term, Landlord will provide and keep in force the following insurance:

(a)                                 commercial general liability insurance relating to Landlord’s operation of the Project, including coverage for personal and bodily injury and death, and damage to others’ property;

(b)                                 “special causes of loss” property insurance relating to the Project (but excluding Tenant’s fixtures, furnishings, equipment, personal property, inventory, stock in trade, documents, files and work products and all leasehold improvements in the Premises that were paid for by Tenant; for purposes of this Section 9.1(b) and Section 9.2(d) below, any leasehold improvements paid for with an allowance provided by Landlord, regardless of whether a portion of the Base Rent is intended to reimburse Landlord for such allowance, will be deemed paid for by Landlord);

(c)                                  loss of rental income insurance or loss of insurable gross profits commonly insured against by prudent landlords; and

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(d)                                 such other insurance (including boiler and machinery insurance) as Landlord reasonably elects to obtain or any Project or Building mortgagee requires.

Insurance effected by Landlord under this Section 9.1 will be in amounts which Landlord from time to time reasonably determines sufficient or any Project or Building mortgagee requires; will be subject to such deductibles and exclusions as Landlord reasonably determines; and will otherwise be on such terms and conditions as Landlord from time to time reasonably determines sufficient.

9.2                               Tenant’s Insurance.  The insurance carried by Tenant or such insurance carried by Tenant’s contractors or subcontractors pursuant to this Lease will be primary and non contributory insurance over any insurance carried by Landlord.  During the Term, Tenant will provide, pay for, and maintain in full force and effect, the insurance outlined herein, covering claims arising out of or in connection with the use, occupancy or maintenance of the Premises, and all areas appurtenant thereto, by Tenant, its agents, representatives, employees, contractors or subcontractors.

(a)                                 Commercial General Liability.  Tenant will maintain commercial general liability insurance covering liability arising out of the use, occupancy or maintenance of the Premises on an occurrence basis against claims for bodily injury, property damage and personal injury. Such insurance will provide minimum limits and coverage as follows:

(i)                                     Minimum Limits.

(A)                               $1,000,000 Each Occurrence (Combined Single Limit Bodily Injury and Property Damage per location or project, as applicable).

(B)                               $2,000,000 General Aggregate.

(C)                               $2,000,000 Products / Completed Operations Aggregate.

(D)                               $300,000 Fire Damage.

(ii)                                  Coverages.

(A)                               1986 (or current equivalent) ISO Commercial General Liability Form (Occurrence Form)

(B)                               Additional Insured:  Landlord, its partners, managers, members, officers and directors, employees, agents, subsidiaries, affiliates, mortgage lender and Property Manager.

(C)                               Waiver of Subrogation in favor of Landlord and Property Manager.

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(b)                                 Automobile Liability.  Tenant will maintain business auto liability covering liability arising out of any auto (including owned, hired and non-owned autos).

(i)                                     Minimum Limits.  $1,000,000 Combined Single Limit for each accident.

(c)                                  Workers Compensation.  Tenant will maintain workers compensation and employers liability insurance applicable to its operations in the State of California.

(i)                                     Minimum Limits.

(A)                               Workers Compensation:  Statutory Limits.

(B)                               Employers Liability:

(I)                                   Bodily Injury for Each Accident — $500,000.

(II)                              Bodily Injury by Disease for Each Employee — $500,000.

(III)                         Bodily Injury Disease Aggregate — $500,000.

(ii)                                  Coverages.  Waiver of Subrogation in favor of Landlord and Property Manager.

(d)                                 Personal Property.  Tenant will maintain property insurance covering all personal property and equipment (including, but not limited to Tenant’s fixtures, furnishings, equipment, personal property, inventory, stock in trade, documents, files and work products and all leasehold improvements not required to be insured by the Landlord pursuant to Section 9.1(b)) in the Premises on a full replacement cost basis in amounts sufficient to prevent Tenant from becoming a coinsurer and insuring against Special Causes of Loss, including an amount of no less than $1,000 for money and securities (inside and outside of the Premises) and vandalism and malicious mischief.

(e)                                  Umbrella/Excess Liability.  Tenant will maintain umbrella/excess liability insurance as shown below.  The insurance will be on an occurrence basis in excess of the underlying insurance described in Sections 9.2(a), (b) and (c)(i)(B) and will be at least as broad as each and every one of the underlying policies.

(i)                                     Minimum Limits.

(A)                               $4,000,000 per Occurrence.

(B)                               $4,000,000 Aggregate.

(f)                                   Business Income.  Tenant will maintain business income and extra expense coverage for no less than six months of income and expenses, including a waiver of subrogation endorsement in favor of Landlord and Property Manager.

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(g)                                  Other Insurance Provisions.  Tenant will name, and will cause its contractors to name, Landlord, Property Manager, their Affiliates and their respective partners, managers, members, officers, directors and employees as additional insureds with respect to liability arising out of Tenant’s or its contractors or subcontractors use, occupancy, or maintenance of the Premises or activities performed thereon, on all liability policies carried by Tenant and/or Tenant’s contractors and subcontractors.  All liability insurance policies carried by Tenant will include provisions for contractual liability coverage.  It is expressly understood and agreed that the coverages required represent Landlord’s minimum requirements and such are not to be construed to void or limit Tenant’s indemnity obligations contained in this Lease.  Neither (i) the insolvency, bankruptcy or failure of any insurance company covering Tenant, (ii) the failure of any insurance company to pay claims occurring nor (iii) any exclusion from or insufficiency of coverage will be held to affect, negate or waive any of Tenant’s indemnity obligations under Sections 4.3, 4.4(d), 7.1, 8, 11.3, 23 or 26.8 hereof or any other provision of this Lease.  The amount of liability insurance under insurance policies maintained by Tenant shall not be reduced by the existence of insurance coverage under policies separately maintained by Landlord.  Tenant shall be solely responsible for any premiums, assessments, penalties, deductible assumptions, retentions, audits, retrospective adjustments or any other kind of payment due under its policies.  Tenant’s occupancy of the Premises without delivering the certificates and/or other evidence of insurance, will not constitute a waiver of Tenant’s obligations to provide the required coverages.  If Tenant provides to Landlord a certificate that does not evidence the coverages required herein, or that is faulty in any respect, Landlord’s acceptance of such certificate will not constitute a waiver of Tenant’s obligations to provide the proper insurance.

(h)                                 Proof of Insurance.  Prior to execution of this Lease, Tenant will furnish Property Manager with certificates of insurance evidencing the coverage outlined above and the Other Insurance Provisions outlined above.  Insurance is to be placed with insurers with a Best’s rating of no less than A-IX by carriers authorized to furnish insurance in the State of California.  No such policy will be cancelable or non renewed for non-payment of premiums except after 10 days’ written notice to Property Manager, and no such policy will be cancelable or non-renewed for other reasons or modified except after 30 days’ written notice to Property Manager.  Tenant will maintain all of the foregoing insurance coverages in full force and effect until the expiration or earlier termination of this Lease.

(i)                                     Blanket Policies.  Tenant shall have the right to provide such insurance coverages pursuant to blanket policies obtained by Tenant, provided that they expressly afford coverage to the Premises and Landlord as required by this Lease, and provided further that Tenant’s use of such blanket policies may be subject to additional requirements from Landlord or the holder of an “Encumbrance” (as defined in Section 17.3).  If Tenant elects to provide such coverage pursuant to blanket policies, Tenant will provide Landlord with reasonable advance notice thereof, and Tenant will use commercially reasonable efforts (including obtaining customary insurance endorsements) to satisfy such requirements.

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9.3                               Waiver of Subrogation.  Landlord and Tenant agree that all insurance required to be carried under Sections 9.1(b), (c) and (d) and 9.2(d) and (f) and other property damage insurance which may be carried by either of them will be endorsed with a clause providing that any release from liability of, or waiver of claim for, recovery from the other party entered into in writing by the insured thereunder prior to any loss or damage will not affect the validity of such policy or the right of the insured to recover under such policy, and providing further that the insurer waives all rights of subrogation which such insurer might have against the other party (and, when the “other party” is Landlord, such waiver will apply to Property Manager as well).  Without limiting any release or waiver of liability or recovery set forth elsewhere in this Lease, and notwithstanding anything in this Lease which may appear to be to the contrary, each of the parties hereto waives all claims for recovery from the other party for any loss or damage to any of its property insured (or required by the terms of this Lease to be insured) under valid and collectible insurance policies to the extent of any recovery collectible (or would have been collectible if the insurance required under this Lease had been maintained) under such insurance policies, and this waiver will expressly apply to any amount that is not reimbursable or paid by the damaged party’s insurer because of the deductible or self-insured retention portion of the damaged party’s insurance coverage.

10.                               DAMAGE OR DESTRUCTION.

10.1                        Termination Options.  If the Premises, the Building or a portion of the Project reasonably necessary for the continued use of the Building and/or the Premises are damaged by fire or other casualty Landlord will, promptly after learning of such damage, notify Tenant in writing of the time necessary to repair or restore such damage, as estimated by Landlord’s architect, engineer or contractor.  If such estimate states that repair or restoration of all of such damage that was caused to the Premises or to any other portion of the Building or Project necessary for Tenant’s occupancy cannot be completed within 120 days from the date of such damage (or within 30 days from the date of such damage if such damage occurred within the last 12 months of the Term), then Tenant will have the option to terminate this Lease.  If such estimate states that repair or restoration of all of such damage that was caused to the Building or applicable portion of the Project cannot be completed within 120 days from the date of such damage, or if such damage occurred within the last 12 months of the Term and such estimate states that repair or restoration of all such damage that was caused to the Premises or to any other portion of the Building or the Project necessary for Tenant’s occupancy cannot be completed within 30 days from the date of such damage, or if such damage is not insured against by the insurance policies required to be maintained by Landlord according to Section 9.1, then Landlord will have the option to terminate this Lease.  Any option to terminate granted above must be exercised by written notice to the other party given within 10 days after Landlord delivers to Tenant the notice of estimated repair time.  If either party exercises its option to terminate this Lease, the Term will expire and this Lease will terminate 10 days after notice of termination is delivered; provided, however, that Rent for the period commencing on the date of such damage until the date this Lease terminates will be reduced to the reasonable value of any use or occupation of the Premises by Tenant during such period.

10.2                        Repair Obligations.  If the Premises, the Building and/or Project are damaged by fire or other casualty and neither party terminates this Lease according to Section 10.1, then Landlord will repair and restore such damage with reasonable promptness, subject to delays for

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insurance adjustments and delays caused by matters beyond Landlord’s control.  Landlord will have no liability to Tenant and Tenant will not be entitled to terminate this Lease if such repairs and restoration are not in fact completed within the estimated time period, provided that Landlord promptly commences and diligently pursues such repairs and restoration to completion.  In no event will Landlord be obligated to repair, restore or replace any of the property required to be insured by Tenant according to Section 9.2.  Notwithstanding anything to the contrary contained herein, Tenant hereby waives the provisions of the California Civil Code, Section 1932, Subsection 2, and Section 1933, Subsection 4 (and any other successor statutes thereof permitting Tenant to terminate this Lease as a result of any damage or destruction).

10.3                        Rent Abatement.  If any fire or casualty damage renders the Premises untenantable and if this Lease is not terminated according to Section 10.1, then Rent will abate beginning on the date of such damage.  Such abatement will end on the date Landlord has substantially completed the repairs and restoration Landlord is required to perform according to Section 10.2 and Tenant has had a reasonable period of time to substantially complete any repairs and restoration which is required to permit occupancy by Tenant.  Such abatement will be in an amount bearing the same ratio to the total amount of Rent for such period as the untenantable portion of the Premises bears to the entire Premises.  Except in the case of gross negligence or willful misconduct by Landlord, Landlord will not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from damage caused by fire or other casualty or the repair of such damage, provided however that, to the extent Tenant remains in possession of a portion of the Premises, Landlord will take all reasonable steps to minimize the disruption to Tenant’s business and use of such portion of the Premises during the period of repair.

11.                               WAIVERS AND INDEMNITIES.

11.1                        Tenant’s Waivers.  Except to the extent caused by the willful or negligent act or omission or breach of this Lease by Landlord or anyone for whom Landlord is legally responsible, but subject to Sections 9.3 and 11.2, Landlord and its Affiliates will not be liable or in any way responsible for, and Tenant waives all claims against Landlord and its Affiliates for, any loss, injury or damage suffered by Tenant or others relating to (a) loss or theft of, or damage to, property of Tenant or others; (b) injury or damage to persons or property resulting from fire, explosion, falling plaster, escaping steam or gas, electricity, water, rain or snow, or leaks from any part of the Building or Project or from any pipes, appliances or plumbing, or from dampness; or (c) damage caused by other tenants, occupants or persons in the Premises or other premises in the Building or Project, or caused by the public or by construction of any private or public work.

11.2                        Landlord’s Indemnity.  Subject to Sections 5.3, 5.4, 9.3 and 11.1 and except to the extent caused by the willful misconduct or negligent act or omission by Tenant, to the fullest extent permitted by applicable Laws, Landlord will indemnify, defend and hold harmless Tenant from and against any and all liability, loss, claims, demands, damages or expenses (including reasonable attorneys’ fees) due to or arising out of any activity, work, or other things done, permitted or suffered by Landlord in or about the Building or the Project or arising from any breach or default in the performance of any obligation of Landlord under this Lease or arising from any negligence or willful misconduct of Landlord or any of its Affiliates or any officer, agent, employee, guest, or invitee of Landlord.  Landlord’s obligations under this Section 11.2

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will survive the expiration or early termination of the Term.  Notwithstanding any other provisions of this Lease to the contrary, Landlord’s hold harmless and indemnification obligations under this Lease and all other costs and expenses related thereto:  (a) shall be limited to those arising by reason of and to the extent of the negligence, or other wrongful act or omission of Landlord, its employees, invitees, contractors or agents; and (b) shall exclude those arising by reason of and to the extent of the negligent or wrongful act of Tenant, its employees, invitees, contractors or agents.  In connection with the defense of Tenant in any matter provided by any insurer of Landlord, Tenant shall reasonably consider settlements recommended by counsel appointed by Landlord’s applicable insurer.

11.3                        Tenant’s Indemnity.  Subject to Sections 9.3 and 11.2, and except to the extent caused by the willful misconduct or negligent act or omission by Landlord, to the fullest extent permitted by applicable Laws, Tenant will indemnify, defend and hold harmless Landlord, Property Manager, their Affiliates and their respective partners, managers, members, officers, directors and employees from and against any and all liability, loss, claims, demands, damages or expenses (including reasonable attorneys’ fees) occurring in the Premises or due to or arising out of any activity, work, or other things done, permitted or suffered by Tenant in or about the Building or the Project or arising from any breach or default in the performance of any obligation of Tenant under this Lease or arising from any negligence or willful misconduct of Tenant or any of its Affiliates or any officer, agent, employee, guest, or invitee of Tenant.  Tenant’s obligations under this Section 11.3 will survive the expiration or early termination of the Term.  Notwithstanding any other provisions of this Lease to the contrary, Tenant’s hold harmless and indemnification obligations under this Lease and all other costs and expenses related thereto:  (a) shall be limited to those arising by reason of and to the extent of the negligence, or other wrongful act or omission of Tenant, its employees, invitees, contractors or agents; and (b) shall exclude those arising by reason of and to the extent of the negligent or wrongful act of Landlord, its employees, invitees, contractors or agents.  In connection with the defense of Landlord in any matter provided by any insurer of Tenant, Landlord shall reasonably consider settlements recommended by counsel appointed by Tenant’s applicable insurer.

12.                               CONDEMNATION.

12.1                        Full Taking.  If all or substantially all of the Project, Building or Premises are taken for any public or quasi-public use under any applicable Laws or by right of eminent domain, or are sold to the condemning authority in lieu of condemnation, then this Lease will terminate as of the date when the condemning authority takes physical possession of the Project, Building or Premises.

12.2                        Partial Taking.

(a)                                 Landlord’s Termination of Lease.  If only part of the Project, Building or Premises is thus taken or sold, and if after such partial taking, in Landlord’s reasonable judgment, alteration or reconstruction is not economically justified, then Landlord (whether or not the Premises are affected) may terminate this Lease by giving notice to Tenant within 60 days after Landlord receives unequivocal written notice of the taking of the Premises by the condemning authority.

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(b)           Tenant’s Termination of Lease.  If over 20% of the Premises is thus taken or sold and Landlord is unable to provide Tenant with comparable replacement premises in the Building or Project, Tenant may terminate this Lease if in Tenant’s reasonable judgment the Premises cannot be operated by Tenant in an economically viable fashion because of such partial taking.  Such termination by Tenant must be exercised by notice to Landlord given not later than 60 days after Tenant is notified of the taking of the Premises.

(c)           Effective Date of Termination.  Termination by Landlord or Tenant will be effective as of the date when physical possession of the applicable portion of the Project, Building or Premises is taken by the condemning authority.

(d)           Election to Continue Lease.  If neither Landlord nor Tenant elects to terminate this Lease upon a partial taking of a portion of the Premises, the Rent payable under this Lease will be diminished by an amount allocable to the portion of the Premises which was so taken or sold.  If this Lease is not terminated upon a partial taking of the Project, Building or Premises, Landlord will, at Landlord’s sole expense, promptly restore and reconstruct the Project, Building and Premises to substantially their former condition to the extent the same is feasible.  However, Landlord will not be required to spend for such restoration or reconstruction an amount in excess of the net amount received by Landlord as compensation or damages for the part of the Project, the Building or Premises so taken.

(e)           Waiver.  Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure.

12.3        Awards.  As between the parties to this Lease, Landlord will be entitled to receive, and Tenant assigns to Landlord, all of the compensation awarded upon taking of any part or all of the Project, Building or Premises, including any award for the value of the unexpired Term.  However, Tenant may assert a claim in a separate proceeding against the condemning authority for any damages resulting from the taking of Tenant’s trade fixtures or personal property, or for moving expenses, business relocation expenses or damages to Tenant’s business incurred as a result of such condemnation.

13.          ASSIGNMENT AND SUBLETTING.

13.1        Limitation.  Without Landlord’s prior written consent, Tenant will not assign all or any of its interest under this Lease, sublet all or any part of the Premises or permit the Premises to be used by any parties other than Tenant and its employees, subject, however, to the terms and conditions of this Section 13, which terms and conditions Tenant and Landlord agree are reasonable. Notwithstanding anything contained herein to the contrary, any assignment or sublease to an entity which controls, is controlled by, or is under common control with Tenant, or which is the result of a merger or consolidation with Tenant, or which acquires all or substantially all of Tenant’s assets will not require the consent of Landlord, so long as the applicable assignee, subtenant or surviving entity after a merger has a tangible net worth equal to or greater than that of Tenant as of the Date of this Lease or as of the date of the proposed sublease or assignment, whichever is greater (a “Permitted Transfer”), and any transfer of stock

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in Tenant shall also be a Permitted Transfer; provided, however, in any case, that Tenant will notify Landlord of such assignment or sublease in writing (except in case of transfers of stock) and deliver to Landlord any documents or information reasonably required by Landlord regarding such assignment or sublease, and further provided that such an assignment or sublease is not an effort by Tenant to avoid any of its obligations under this Lease, including, without limitation, the obligations under this Section 13.  For purposes of this Section 13.1, in order for an entity to control another, the controlling entity must have voting control of and own greater than 50% of every class of voting stock and/or other voting equity interest of the entity, when the controlled entity is a corporation; the controlling entity must be the owner of greater than 50% of the partnership or limited liability company interests in the assets, liabilities, income, loss and distributions of the controlled entity, when the controlled entity is a partnership or limited liability company; or the controlling entity must be the sole beneficiary of the controlled entity, when the controlled entity is a trust.  Landlord’s consent shall not be required for any change of Tenant’s legal or trade names.

13.2        Notice of Proposed Transfer; Landlord’s Options.  Other than a Permitted Transfer, if Tenant desires to enter into any assignment of this Lease, Tenant will first give Landlord notice of the proposed assignment, which notice will contain the name and address of the proposed assignee, the proposed use of the Premises, statements reflecting the proposed assignee’s current financial condition and income and expenses for the past two years, if applicable, and the principal terms of the proposed assignment.  Landlord will have the option, which must be exercised, if at all, by notice given to Tenant within 10 business days after Landlord’s receipt of Tenant’s notice of the proposed assignment (other than a Permitted Transfer) to cancel and terminate this Lease.  In no event shall Landlord have a right to recapture the Premises in connection with a Permitted Transfer.  If Landlord exercises its option to terminate this Lease, this Lease will cancel and terminate on the last day of the month following such 10 business day period and Tenant will be released from any further liability under this Lease, and Landlord may, at its option, lease the Premises to the proposed assignee, or to any other person or entity, without liability to Tenant.  Except in the event of termination of this Lease by Landlord as provided in this Section 13.2, no provision of this Section 13 will be construed to relieve Tenant of the obligations as set forth in this Lease.

13.3        Consent Not to be Unreasonably Withheld.  To the extent Landlord’s consent is required, and if Landlord does not exercise any of its applicable options under Section 13.2, then Landlord will not unreasonably withhold, condition or delay its consent to the proposed assignment or subletting.  Landlord shall respond to Tenant’s request for consent within 30 days after receipt of such request, except that Landlord may withhold its consent in its sole and absolute discretion with respect to a proposed assignment or sublease to an existing tenant or other occupant in the Project or to a party who has been engaged in negotiations with Landlord for a lease in the Project within three months prior to Tenant’s request for Landlord’s approval of such assignment or sublease, if Landlord has space available in the Project to satisfy the requirements of such existing tenant or party with whom Landlord has been in negotiations at the time Tenant requests Landlord’s consent to the applicable sublease or assignment.  If Landlord does not respond within such 30-day period, Tenant may deliver a notice requesting Landlord’s response, and if Landlord does not respond within two business days after such notice, then such assignment or sublease (as applicable) shall be deemed to be approved.  If Landlord disapproves any proposed assignment or sublease, Landlord will provide the reason(s) for such disapproval.

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13.4        Form of Transfer.  If Landlord consents to a proposed assignment or sublease, Landlord’s consent will not be effective unless and until Tenant delivers to Landlord an original duly executed assignment or sublease, as the case may be, that provides, in the case of a sublease, that the sublease is subject and subordinate to this Lease and the subtenant will comply with all applicable terms and conditions of this Lease and, in the case of an assignment, an assumption by the assignee of all of the obligations which this Lease requires Tenant to perform and an acknowledgment by Tenant that it remains liable for the performance of all of such obligations.

13.5        Payments to Landlord.  If Landlord does not exercise its applicable option under Section 13.2 and Tenant effects an assignment or sublease, then Landlord will be entitled to receive and collect, either from Tenant or directly from the transferee, 50% of the amount by which the consideration required to be paid by the transferee for the use and enjoyment of Tenant’s rights under this Lease (after deducting from such consideration Tenant’s actual costs incurred in effecting the assignment or sublease, including reasonable marketing costs and attorneys’ fees, market-rate leasing commissions, rent abatement, lease takeover payments, improvement allowances and other monetary concessions) exceeds the Rent payable by Tenant to Landlord allocable to the transferred space or interest.  Such percentage of such amount will be payable to Landlord at the time(s) Tenant receives the same from its transferee (whether in monthly installments, in a lump sum or otherwise).  Tenant shall reimburse Landlord for any reasonable out-of-pocket costs incurred in the review of a sublease of the Premises or assignment of this Lease.

13.6        Change of Ownership.  Except for a Permitted Transfer, any change by Tenant in the form of its legal organization (such as, for example, a change from a general to a limited partnership), any transfer of 51% or more of Tenant’s assets, and any other transfer of interest effecting a change in identity of persons exercising effective control of Tenant will be deemed an “assignment” of this Lease requiring Landlord’s prior written consent.  The transfer of any outstanding capital stock of a corporation whose stock is publicly traded will not, however, be deemed a “transfer of interest” under this Section 13.6.

13.7        Effect of Transfers.  Unless Landlord agrees to the contrary in writing, no subletting or assignment (including a Permitted Transfer) will release Tenant from any of its obligations under this Lease and such obligations of Tenant will continue in full force and effect as if no subletting or assignment had been made, regardless of any action taken by or on behalf of a subtenant or assignee, or limitations imposed on remedies against a subtenant or assignee, in any bankruptcy, insolvency, receivership, reorganization or dissolution proceeding instituted by or against such subtenant or assignee.  Acceptance of Rent by Landlord from any person other than Tenant will not be deemed a waiver by Landlord of any provision of this Section 13.  Consent to one assignment or subletting will not be deemed a consent to any subsequent assignment or subletting.  In the event of any default by any assignee or subtenant or any successor of Tenant in the performance of any Lease obligation, Landlord may proceed directly against Tenant without exhausting remedies against such assignee, subtenant or successor.  The voluntary or other surrender of this Lease by Tenant or the cancellation of this Lease by mutual agreement of Tenant and Landlord will not work a merger and will, at Landlord’s option, terminate all or any subleases or operate as an assignment to Landlord of all or any subleases; such option will be exercised by notice to Tenant and all known subtenants in the Premises.  The

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discovery of the fact that any financial statement relied upon by Landlord in giving its consent to an assignment or subletting was materially false or misleading will, at Landlord’s election, render Landlord’s said consent null and void.

13.8        Applicability to Subsequent Transfers.  If Tenant assigns its rights under this Lease or subleases any portion of the Premises, and subsequently (a) the applicable assignee desires to either sublease a portion of the Premises or further assign its interest in this Lease, or (b) the applicable subtenant desires to sub-sublease any portion of the Premises, then Landlord’s rights under this Section 13 will apply to any such subsequent assignment, sublease or sub-sublease, as well as to any other subsequent transfer of Tenant’s interest in this Lease and/or the Premises.

13.9        Letter of Credit.  Notwithstanding anything to the contrary in this Lease, it will be a condition precedent to any assignment of Tenant’s interest in this Lease or any sublease of all or a portion of the Premises (including a Permitted Transfer) that, after the consummation of such assignment or sublease, Landlord will continue to have full and unaltered access to the Letter of Credit provided by Tenant under Sections 1.1(l) and 28, and any such assignment or subletting will be void and of no force or effect if it adversely affects Landlord’s ability to obtain the full benefits of the Letter of Credit.

14.          PERSONAL PROPERTY.

14.1        Installation and Removal.  Tenant may install in the Premises its personal property (including Tenant’s usual trade fixtures) in a proper manner, provided that no such installation will interfere with or damage the mechanical, plumbing or electrical systems or the structure of the Building and/or Project, and provided further, that if such installation would require any change, addition or improvement to the Premises, such installation will be subject to Section 7.1.  If no Default then exists, any such personal property installed in the Premises by Tenant (a) may be removed from the Premises from time to time in the ordinary course of Tenant’s business or in the course of making any changes, additions or improvements to the Premises permitted under Section 7.1, and (b) will be removed by Tenant at the end of the Term according to Section 15.1.  Tenant will promptly repair at its expense any damage to the Building and/or Project resulting from such installation or removal.

14.2        Responsibility.  Tenant will be solely responsible for all costs and expenses related to personal property used or stored in the Premises.  Tenant will pay any taxes or other governmental impositions levied upon or assessed against such personal property, or upon Tenant for the ownership or use of such personal property, on or before the due date for payment.  Such personal property taxes or impositions are not included in Taxes.  Tenant agrees that all personal property of whatever kind, including, without limitation, inventory and/or goods stored at or about the Premises, Tenant’s trade fixtures, and Tenant’s interest in tenant improvements which may be at any time located in, on or about the Premises or the Building, whether owned by Tenant or third parties, will be at the sole risk or at the risk of those claiming through Tenant, and that Landlord will not be liable for any damage to or loss of such property except for loss or damage arising from or caused by the sole gross negligence or willful misconduct of Landlord or any of Landlord’s officers, employees, agents, or authorized representatives each acting within the scope of their authority.

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14.3        Landlord’s Lien Rights.  Landlord shall not have, and does hereby waive, release, relinquish and terminate, any statutory, common law, constitutional, contractual or other liens it may have or at any time hereafter be entitled to assert against any of Tenant’s property, except that the foregoing will in no event limit Landlord’s right to pursue lien rights available to it under applicable Law if Landlord obtains a judgment against Tenant.

15.          END OF TERM.

15.1        Surrender.  Upon the expiration or other termination of the Term, Tenant will immediately vacate and surrender possession of the Premises in good order, repair and condition, except for ordinary wear and tear.  Upon the expiration or other termination of the Term, Tenant agrees to remove (a) all changes, additions and improvements to the Premises the removal of which Landlord requested or approved according to Section 7.1 at the time Landlord consented to their installation, (b) any security system installed on extended pursuant to Section 5.4(b); (c) all of Tenant’s Specialized Equipment (as defined in Section 7.1), and (d) all of Tenant’s trade fixtures, office furniture, office equipment and other personal property.  Tenant will pay Landlord on demand the cost of repairing any damage to the Premises, Building and/or Project caused by the installation or removal of any such items.  Notwithstanding the foregoing, (i) Tenant may not unilaterally terminate this Lease prior to the expiration of the Term and (ii) Tenant will be responsible for removing all Telecom Equipment at the expiration or earlier termination of the Term in accordance with Section 26.9 below.  Any of Tenant’s property remaining in the Premises after the expiration or earlier termination of the Term will be conclusively deemed to have been abandoned by Tenant and may be appropriated, stored, sold, destroyed or otherwise disposed of by Landlord without notice or obligation to account to or compensate Tenant, and Tenant will pay Landlord on demand all costs incurred by Landlord relating to such abandoned property.  Tenant’s obligations under this Section 15.1 will survive the expiration or early termination of this Lease and no surrender of possession of the Premises by Tenant will limit Tenant’s liability under this Lease.  No act or thing done by Landlord or Landlord’s agents during the Term of this Lease will be deemed an acceptance of a surrender of the Premises, unless in writing signed by Landlord.  The delivery of the keys to an employee or agent of Landlord will not operate as a termination of this Lease or a surrender of the Premises.

15.2        Holding Over.  Tenant understands that it does not have the right to hold over at any time and Landlord may exercise any and all remedies at law or in equity to recover possession of the Premises, as well as any damages incurred by Landlord, due to Tenant’s failure to vacate the Premises and deliver possession to Landlord as required by this Lease.  If Tenant holds over after the Expiration Date, Tenant will be deemed to be a tenant from month-to-month, at a monthly Base Rent, payable in advance, (a) for the first 60 days after the expiration of the Lease equal to the monthly Base Rent payable during the last month of the Term, and (ii) thereafter equal to 125% of the monthly Base Rent payable during the last month of the Term, and at all times, Tenant will be bound by all of the other terms, covenants and agreements of this Lease as the same may apply to a month-to-month tenancy.  If Tenant fails to surrender the Premises upon expiration of this Lease despite demand to do so by Landlord, Tenant will indemnify and hold Landlord harmless from all loss, cost, expense, or liability, including without limitation, any claim made by any succeeding tenant founded on or resulting from such failure to surrender and any attorneys’ fees and other costs of legal proceedings; provided, however, that if no Default exists at the expiration of this Lease, Tenant will not be liable to Landlord for

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consequential damages so long as Tenant vacates the Premises within 60 days after the expiration of the Term.

16.          ESTOPPEL CERTIFICATES.

16.1        From Tenant.  Promptly upon Landlord’s request after Tenant has occupied the Premises, Tenant will execute and deliver to Landlord an Occupancy Estoppel Certificate in the form of Exhibit C.  In addition, Tenant agrees that at any time and from time to time (but on not less than 10 days’ prior request by Landlord and not more than two times during any 12 calendar month period, except Landlord may make additional requests in case of bona fide sale or financing transactions), Tenant will execute, acknowledge and deliver to Landlord a certificate indicating any or all of the following:  (a) the Commencement Date and Expiration Date; (b) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect, as modified, and stating the date and nature of each modification); (c) the date, if any, through which Base Rent, Additional Rent and any other Rent payable have been paid; (d) that no default by Tenant exists which has not been cured, and that to the best knowledge of Tenant no default by Landlord or Tenant exists which has not been cured, except in each case as to defaults stated in such certificate; (e) that Tenant has no existing defenses or set-offs to enforcement of this Lease, except as specifically stated in such certificate; (f) provided such events have occurred, that Tenant has accepted the Premises and that all improvements required to be made to the Premises by Landlord have been completed according to this Lease; (g) that, except as specifically stated in such certificate, Tenant, and only Tenant, currently occupies the Premises; and (h) such other matters as may be reasonably requested by Landlord.  Any such certificate may be relied upon by Landlord and any prospective purchaser or present or prospective mortgagee, deed of trust beneficiary or ground lessor of all or a portion of the Building and/or Project.  Tenant’s failure to deliver such certificate will be deemed to establish conclusively that this Lease is in full force and effect and that the statements set forth in Landlord’s proposed certificate are true and correct.

16.2        From Landlord.  In addition, Landlord agrees that at any time and from time to time (but on not less than 10 days’ prior request by Tenant and not more than two times during any 12 calendar month period), Landlord will execute, acknowledge and deliver to Tenant a certificate indicating any or all of the following:  (a) the Commencement Date and Expiration Date; (b) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect, as modified, and stating the date and nature of each modification); (c) the date, if any, through which Base Rent, Additional Rent and any other Rent payable have been paid; (d) that no default by Landlord exists which has not been cured, and that to the best knowledge of Landlord no default by Tenant exists which has not been cured, except in each case as to defaults stated in such certificate; (e) that Landlord has no existing defenses or set-offs to its obligations under this Lease, except as specifically stated in such certificate; and (f) such other matters as may be reasonably requested by Tenant.  Any such certificate may be relied upon by Tenant and any person or entity with whom Tenant may be dealing, including any prospective assignee or sublessee of all or a portion of the Premises.  Landlord’s failure to deliver such certificate will be deemed to establish conclusively that this Lease is in full force and effect and that the statements set forth in Tenant’s proposed certificate are true and correct.

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17.          TRANSFERS OF LANDLORD’S INTEREST.

17.1        Sale, Conveyance and Assignment.  Subject only to Tenant’s rights under this Lease, nothing in this Lease will restrict Landlord’s right to sell, convey, assign or otherwise deal with the Project, Building or Landlord’s interest under this Lease.

17.2        Effect of Sale, Conveyance or Assignment.  A sale, conveyance or assignment of the Building and/or the Project will automatically release Landlord from liability under this Lease from and after the effective date of the transfer, except for any liability relating to the period prior to such effective date; and Tenant will look solely to Landlord’s transferee for performance of Landlord’s obligations relating to the period after such effective date.  This Lease will not be affected by any such sale, conveyance or assignment and Tenant will attorn to Landlord’s transferee.

17.3        Subordination and Nondisturbance.  Subject to the terms and conditions of this Section 17, this Lease is and will be subject and subordinate in all respects to any ground lease, first mortgage or first deed of trust now or later encumbering the Building or Project, and to all their renewals, modifications, supplements, consolidations and replacements (an “Encumbrance”).  With respect to any Encumbrance existing as of the Date or first encumbering the Building or Project subsequent to the Date of this Lease, Landlord will use its commercially reasonable efforts to cause the holder of such Encumbrance to agree in a subordination, non-disturbance and attornment agreement (an “SNDA”) with Tenant which provides that so long as Tenant is not in default of its obligations under this Lease, this Lease will not be terminated and Tenant’s possession of the Premises will not be disturbed by the ground lease termination, foreclosure, or proceedings for enforcement, of such Encumbrance.  Tenant agrees, upon request by and without cost to Landlord or any successor in interest, to execute and deliver to Landlord or the holder of an Encumbrance an SNDA or such other instrument(s) as may be reasonably required to evidence such subordination and non-disturbance within 10 days after Landlord’s request therefor provided that it does not contain terms increasing Tenant’s obligations or reducing Tenant’s right and remedies under this Lease.  In the alternative, however, the holder of an Encumbrance may unilaterally elect to subordinate such Encumbrance to this Lease.

17.4        Attornment.  If the interest of Landlord is transferred to any person (a “Transferee”) by reason of the termination or foreclosure, or proceedings for enforcement, of an Encumbrance, or by delivery of a deed in lieu of such foreclosure or proceedings, Tenant will immediately and automatically attorn to the Transferee.  Upon attornment this Lease will continue in full force and effect as a direct lease between the Transferee and Tenant, upon all of the same terms, conditions and covenants as stated in this Lease, except (subject to the express terms and conditions of the applicable SNDA) the Transferee (a) will not be subject to any set offs or claims which Tenant might have against any prior landlord, subject to reasonable exceptions negotiated in the applicable SNDA; (b) will not be liable for any act or omission of any prior landlord, subject to reasonable exceptions negotiated in the applicable SNDA; (c) will not be bound by any payment of Rent for more than one month in advance; and (d) will not be bound by any amendment or modification of this Lease made without the express written consent of Transferee, which consent will not be unreasonably conditioned, delayed or withheld.  Tenant agrees, upon request by and without cost to the Transferee, to promptly execute and deliver to the Transferee such instrument(s) as may be reasonably required to evidence such attornment.

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18.          RULES AND REGULATIONS.  Tenant agrees to observe and comply with the Rules and Regulations set forth on Exhibit D and the Telecommunications Rules set forth on Exhibit E and with all reasonable modifications and additions to such Rules and Regulations and/or Telecommunications Rules from time to time adopted by Landlord and of which Tenant is notified in writing.  No such modification or addition will contradict or abrogate any right expressly granted to Tenant under this Lease.  Landlord’s enforcement of the Rules and Regulations and/or Telecommunications Rules will be uniform and nondiscriminatory, but Landlord will not be responsible to Tenant for the failure of any person to comply with the Rules and Regulations and/or Telecommunications Rules.

19.          PARKING.  Tenant may utilize up to 176 unassigned parking spaces within the Project at no charge.  Tenant’s rights to use the Project’s parking areas are nonexclusive, will be deemed a license only and are conditioned upon this Lease being in full force and effect and there being no Default.  Tenant will not abuse its privileges with respect to such parking areas and will use the same in accordance with Landlord’s reasonable directions.  Landlord’s inability to make any of the parking spaces available at any time during the Term for reasons beyond Landlord’s reasonable control will not be deemed a default by Landlord giving rise to any claim by Tenant.

20.          DEFAULT AND REMEDIES.

20.1        Tenant’s Default.  The occurrence of any one or more of the following events if uncured before the expiration of the cure periods set forth below, if any, will be a material default and breach of this Lease by Tenant (“Default”).  Any notice required by the terms of this Lease in connection with any such default will be in lieu of, and not in addition to, any notice required under Sections 1161, et seq., of the California Code of Civil Procedure:

(a)           Tenant (i) fails to pay any payment of Base Rent and/or regularly scheduled payment of Operating Expenses after the same is due and payable, and such failure continues for a period of 10 days after written notice thereof from Landlord to Tenant, or (ii) fails to pay any payment of other Rent (other than late charges or interest) when due where such failure continues for a period of 30 days after written notice thereof from Landlord to Tenant.  Without limiting the foregoing, Tenant will only be given two such notices and/or cure periods with respect to failure to pay Base Rent and/or regularly scheduled payments of Operating Expenses during any calendar year; after the third such notice given to Tenant by Landlord during any calendar year, any subsequent failure by Tenant to pay Base Rent and/or regularly scheduled payments of Operating Expenses when due will constitute a Default without Landlord providing further notice or opportunity to cure.

(b)           Tenant fails to perform or observe any term, condition, covenant, or obligation required to be performed or observed by it under this Lease for a period of 30 days (or such shorter time provided herein) after notice thereof from Landlord; provided, however, that if the term, condition, covenant, or obligation to be performed by Tenant is of such nature that the same cannot reasonably be cured within 30 days and if Tenant commences such performance within said 30-day period and thereafter diligently undertakes to complete the same, then such failure will not be a Default hereunder if it is cured within 60 days following Landlord’s notice.

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(c)           A trustee, disbursing agent, or receiver is appointed to take possession of all or substantially all of Tenant’s assets in, on or about the Premises or of Tenant’s interest in this Lease (and Tenant or any guarantor of Tenant’s obligations under this Lease does not regain possession within 60 days after such appointment); or Tenant makes an assignment for the benefit of creditors; or all or substantially all of Tenant’s assets in, on or about the Premises or Tenant’s interest in this Lease are attached or levied upon under execution (and Tenant does not discharge the same within 60 days thereafter).

(d)           A petition in bankruptcy, insolvency, or for reorganization or arrangement is filed by or against Tenant or any guarantor of Tenant’s obligations under this Lease pursuant to any federal or state statute, and, with respect to any such petition filed against it, Tenant or such guarantor fails to secure a stay or discharge thereof within 90 days after the filing of the same.  In the event that any provision of this Section 20.1(d) is contrary to any applicable Laws, such provision will be of no force or effect.

(e)           Any assignment, subletting, or other transfer for which the prior written consent of the Landlord is required under this Lease and has not been obtained.

(f)            Discovery of any materially false or misleading statement concerning financial information submitted by Tenant or any guarantor of Tenant’s obligations under this Lease to Landlord in connection with obtaining this Lease or any other consent or agreement by Landlord.

(g)           Tenant’s admission in writing of its inability to pay its debts as they mature.

(h)           Suspension of Tenant’s right to conduct its business, caused by the order, judgment, decree, decision, or other act of any court or governmental agency.

(i)            Tenant’s failure to execute, acknowledge, and deliver to Landlord, within the 10-day period specified in Section 17, any documents required to effectuate an attornment, a subordination, or to make this Lease or any option granted herein prior to the lien of any mortgage, deed of trust, or ground lease, or any estoppel certificate, as the case may be.

(j)            If the performance of Tenant’s obligations under this Lease is guaranteed: (i) the termination of a guarantor’s liability with respect to this Lease other than in accordance with the terms of such guaranty, (ii) a guarantor’s becoming insolvent or the subject of a bankruptcy filing (unless discharged within 90 days after the filing), (iii) a guarantor’s refusal or inability to honor the guarantee, or (iv) a guarantor’s breach of its guarantee obligation, and Tenant’s failure within 60 days following written notice by or on behalf of Landlord to Tenant of any such event, to provide Landlord with written alternative assurance or security, which, when coupled with the then existing resources of Tenant, equals or exceeds the combined financial resources of Tenant and the guarantors that existed at the time of execution of this Lease.

(k)           Any default by Tenant (after the expiration of any applicable cure period) under a written agreement with Landlord relating to Telecom Equipment.

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(l)            Tenant’s failure to timely replace the Letter of Credit as required by, and in accordance with, Section 28.

20.2        Landlord’s Remedies.  Upon the occurrence of any event of Default, Landlord will have the following rights and remedies, in addition to those allowed by law or in equity, any one or more of which may be exercised or not exercised without precluding the Landlord from exercising any other remedy provided in this Lease or otherwise allowed by law or in equity:

(a)           Landlord may terminate this Lease and Tenant’s right to possession of the Premises.  If Tenant has abandoned and vacated the Premises, the mere entry onto the Premises by Landlord in order to perform acts of maintenance, cure defaults, preserve the Premises, or attempt to relet the Premises, or the appointment of a receiver in order to protect the Landlord’s interest under this Lease, will not be deemed a termination of Tenant’s right to possession or a termination of this Lease unless Landlord has notified Tenant in writing that this Lease is terminated.  If Landlord terminates this Lease and Tenant’s right to possession of the Premises pursuant to this Section 20.2(a), then Landlord may recover from Tenant:

(i)                                     The worth at the time of the award of unpaid Rent, including, without limitation, Operating Expenses, which had been earned at the time of termination; plus

(ii)                                  The worth at the time of the award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii)                               The worth at the time of the award of the amount by which the unpaid Rent for the balance of the term after the time of the award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(iv)                              Any other amounts necessary to compensate Landlord for all of the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease which in the ordinary course of things would be likely to result therefrom, including, without limitation, recovery of Base Rent, Additional Rent, and additional or other forms of Rent for any period of free Rent theretofore enjoyed by Tenant (at rates in effect for the period immediately following such period of free Rent); recovery of the pro rata portion of any tenant improvement allowance or other leasehold improvement costs paid by Landlord to install leasehold improvements on the Premises which is applicable to that portion of the Term, including option periods, which is unexpired as of the date on which this Lease terminated; any legal expenses, brokers’ commissions, or finder’s fees in connection with reletting the Premises, and the pro rata portion of any leasing commission paid by Landlord in connection

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with this Lease which is applicable to the portion of the Term, including option periods, which is unexpired as of the date on which this Lease terminated; the costs of repairs, cleanup, refurbishing, removal, and storage or disposal of Tenant’s personal property, equipment, fixtures, and anything else that Tenant is required under this Lease to remove but does not remove (including those alterations which Tenant is required to remove pursuant to an election by Landlord, and which Landlord actually removes, whether or not notice to remove will be delivered to Tenant); and any costs for alterations, additions, and renovations incurred by Landlord in regaining possession of and reletting (or attempting to relet) the Premises.

All computations of the “worth at the time of the award” of amounts recoverable by Landlord under Sections 20.2(a)(i) and (ii) hereof will be computed by allowing interest at the greater of 2% in excess of the then-current Prime Rate or 5% per annum, but in no event greater than the maximum interest rate permitted by Laws.  The “worth at the time of the award” recoverable by Landlord under Section 20.2(a)(iii) and the discount rate for purposes of determining any amounts recoverable under Section 20.2(a)(iv), if applicable, will be computed by discounting the amount recoverable by Landlord at the discount rate of the Federal Reserve Bank of California San Francisco at the time of the award plus 1%.  If Tenant tenders to Landlord in an offer of settlement all sums due under this Section 20.2(a) after Landlord has notified Tenant of exercise of the remedies under this Section 20.2(a), then the “worth at the time of the award” will be determined at the time of the tender of payment of the entire amount of such sums by Tenant.

(b)                                 Upon termination of this Lease, whether by lapse of time or otherwise, Tenant will immediately vacate the Premises and deliver possession to Landlord.  If Tenant has vacated the Premises and Landlord or any of its agents has reason to believe that Tenant does not intend to reoccupy the Premises, and current or past Rent has been due or unpaid for at least 14 consecutive days, then Landlord will have the right to send Tenant a notice of belief of abandonment pursuant to Section 1951.3 of the California Civil Code.  The Premises will be deemed abandoned, and the Tenant’s right to possession of the Premises will terminate on the date set forth in such notice, unless Landlord receives (at its address for notices pursuant to this Lease) before such date a notice from Tenant stating (i) Tenant’s intent not to abandon the Premises, and (ii) an address at which Tenant may be served in any action for unlawful detainer of the Premises and/or damages or other relief available at law or in equity.  If the Premises are deemed abandoned (either through the aforementioned procedure or due to any statement by Tenant to that effect), or if Landlord or any of its agents acts pursuant to a court order, then Landlord or any of its agents will have the right, without terminating this Lease, to re-enter the Premises and remove all persons therefrom and any or all of Tenant’s

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fixtures, equipment, furniture, and other personal property (herein collectively referred to as “Unclaimed Property”) from the Premises, without being deemed in any manner liable for trespass, eviction, or forcible entry or detainer, or conversion of Unclaimed Property, and without relinquishing any right given to Landlord under this Lease or by operation of law.  If Landlord re-enters the Premises in such situation, all Unclaimed Property removed from the Premises by Landlord or any of its agents and not claimed by the owner may be handled, removed, or stored, in a commercial warehouse or otherwise by Landlord at Tenant’s risk and expense, and Landlord will in no event be responsible for the value, preservation, or safekeeping thereof.  Before the retaking of any such Unclaimed Property from storage, Tenant will pay to Landlord, upon demand, all expenses incurred in such removal and all storage charges against such Unclaimed Property.  Any such Unclaimed Property of Tenant not so retaken from storage by Tenant within 30 days after such Unclaimed Property is removed from the Premises will be deemed abandoned and may be either disposed of by Landlord pursuant to Section 1988 of the California Civil Code or retained by Landlord as its own property.

(c)                                  Notwithstanding Landlord’s right to terminate this Lease pursuant to Section 20.2(a), Landlord may, at its option, even though Tenant has breached this Lease and abandoned the Premises, continue this Lease in full force and effect and not terminate Tenant’s right to possession, and enforce all of Landlord’s rights and remedies under this Lease.  In such event, Landlord will have the remedy described in California Civil Code Section 1951.4 (Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations).  Further, in such event, Landlord will be entitled to recover from Tenant all costs of maintenance and preservation of the Premises, and all costs, including attorneys’ fees and receivers’ fees, incurred in connection with appointment of and performance by a receiver to protect the Premises and Landlord’s interest under this Lease.  No reentry or taking possession of the Premises by Landlord pursuant to this Section 20.2(c) will be construed as an election to terminate this Lease unless a written notice (signed by a duly authorized representative of Landlord) of intention to terminate this Lease is given to Tenant.  Landlord may at any time after default by Tenant elect to terminate this Lease pursuant to Section 20.2(a), notwithstanding Landlord’s prior continuance of this Lease in effect for any period of time, and upon and after Tenant’s default under this Lease, Landlord may, but need not, relet the Premises or any part thereof for the account of Tenant to any person, firm, partnership, corporation, or other business entity for such Rent, for such time, and upon such terms as Landlord, in its sole discretion, will determine.  Subject to the provisions of this Lease regarding assignment and subletting in Section 13, Landlord will not be required to accept any substitute tenant offered by Tenant or to observe any instructions given by Tenant regarding such reletting.  Landlord may remove (and repair any damage caused by such removal) and store (or dispose of) any of Tenant’s personal property, equipment, fixtures, and anything else Tenant is required (under this Lease at the election of Landlord or otherwise) to remove but does not remove, and Landlord may also make repairs, renovations, alterations, and/or additions to the Premises to the extent deemed by Landlord necessary or desirable in connection with any attempt to relet the Premises.  Tenant will upon demand pay the cost of such repairs, alterations, additions, removal, storage and renovations, together with any legal expenses, brokers’ commissions or

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finder’s fees and any other expenses incurred by Landlord in connection with its entry upon the Premises and attempt to relet the Premises.  If Landlord is able to relet the Premises for Tenant’s account during the remaining portion of the Term and the consideration collected by Landlord from any reletting is not sufficient to pay monthly the full amount of Base Rent and Additional Rent payable by Tenant under this Lease, together with any legal expenses, brokers’ commissions or finder’s fees, any cost for repairs, alterations, additions, removal, storage and renovations, and any other cost and expense incurred by Landlord in re-entering the Premises and reletting the Premises, then Tenant will pay to Landlord the amount of each monthly deficiency upon demand.  Any rentals received by Landlord from any such reletting will be applied as follows:

(i)                                     First, to the payment of any costs of reentry and reletting the Premises;

(ii)                                  Second, to the payment of costs of any such alterations, repairs, additions, removal, storage, and renovations to the Premises;

(iii)                               Third, to the payment of any other Rent due and unpaid under this Lease; and

(iv)                              The residue, if any, will be held by Landlord and applied as payment of future Rent as the same may become due and payable under this Lease.

(d)                                 No act or omission by Landlord or its agents during the Term will be an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises will be valid, unless made in writing and signed by a duly authorized representative of Landlord.  Neither any remedy set forth in this Lease nor pursuit of any particular remedy will preclude Landlord from any other remedy set forth in this Lease or otherwise available at law or in equity.  Landlord will be entitled to a restraining order or injunction to prevent Tenant from breaching or defaulting under any of its obligations under this Lease other than the payment of Rent or other sums due hereunder.

(e)                                  Neither the termination of this Lease nor the exercise of any remedy under this Lease or otherwise available at law or in equity will affect the right of Landlord to any right of indemnification set forth in this Lease or otherwise available at law or in equity by reason of Tenant’s occupancy of the Premises, and all rights to indemnification or other obligations of Tenant will survive termination of this Lease and termination of Tenant’s right to possession under this Lease.

(f)                                   Landlord may, at Landlord’s option but without obligation to do so, and without releasing Tenant from any obligations under this Lease, make any payment or take any action as Landlord deems necessary or desirable to cure any Default in such manner and to such extent as Landlord deems necessary or desirable.  Landlord may do so without additional demand on, or additional written notice to, Tenant and without giving Tenant an additional opportunity to cure such Default.  Tenant covenants and agrees to pay Landlord, upon demand, all advances, costs and expenses of Landlord in

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connection with making any such payment or taking any such action, including reasonable attorneys’ fees, together with interest at the rate described in Section 3.5, from the date of payment of any such advances, costs and expenses by Landlord.

20.3                        Inducement, Recapture and Effect of Breach.  Any agreement by Landlord for free or abated Rent or other charges applicable to the Premises, or for the giving or paying by Landlord to or for Tenant of any cash or other bonus, inducement or consideration for Tenant’s entering into this Lease, all of which concessions are hereinafter referred to as “Inducement Provisions,” will be deemed conditioned upon Tenant’s full and faithful performance of all the terms, covenants and conditions of this Lease to be performed or observed by Tenant during the Term hereof as the same may be extended.  Upon the occurrence of a Default, any such Inducement Provision will automatically be deemed deleted from this Lease and of no further force or effect, as though it had never been a part hereof, and any Rent, other charge, bonus, inducement, or consideration theretofore abated, given or paid by Landlord under such an Inducement Provision will be immediately due and payable by Tenant to Landlord, and recoverable by Landlord as Additional Rent due under this Lease.  The acceptance by Landlord of Rent or the cure of the applicable breach or failure which initiated the operation of this paragraph will not be deemed a waiver by Landlord of the provisions of this paragraph unless specifically so stated in writing by Landlord at the time of such acceptance.

20.4                        Landlord’s Default and Tenant’s Remedies.

(a)                                 It will be a default and breach of this Lease by Landlord if it fails to perform or observe any term, condition, covenant or obligation required to be performed or observed by it under this Lease for a period of 30 days after written notice thereof from Tenant; provided, however, that if the term, condition, covenant or obligation to be performed by Landlord is of such nature that the same cannot reasonably be performed within such 30-day period, such default will be deemed to have been cured if Landlord commences such performance within said 30-day period and thereafter diligently undertakes to complete the same and completes such cure within 60 days following Tenant’s notice.

(b)                                 Tenant will not have the right based upon a default of Landlord to terminate this Lease or to withhold, offset or abate Rent, Tenant’s sole recourse for Landlord’s default being an action for damages against Landlord for diminution in the rental value of the Premises for the period of Landlord’s default, which is proximately caused by Landlord’s default.  Tenant will not have the right to terminate this Lease or to withhold, offset or abate the payment of Rent based upon the unreasonable or arbitrary withholding by Landlord of its consent or approval of any matter requiring Landlord’s consent or approval, including, but not limited to, any proposed assignment or subletting, Tenant’s remedies in such instance being limited to a declaratory relief action, specific performance, injunctive relief or an action of actual damages.  Tenant will not in any case be entitled to any consequential or punitive damages based upon any Landlord default or withholding of consent or approval.

(c)                                  Notwithstanding the foregoing, in the event Landlord fails to make any repair, and as a result thereof any emergency exists (including any circumstance in which

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material damage is occurring or likely to occur to the Premises or its contents or occupants), Tenant, in addition to other rights or remedies available under this Lease, shall give Landlord such notice as is reasonable under the circumstances, which notice will indicate Tenant’s intention to correct the emergency condition if Landlord does not, and if Landlord does not proceed immediately to correct the emergency condition, Tenant shall have the right, but not the obligation to do so, and deduct the reasonable costs thereof from the next installments of Rent first coming due after the date of such expenditure.

20.5                        Non-waiver of Default.  The failure or delay by Landlord to enforce or exercise at any time any of its rights or remedies or other provisions of this Lease will not be construed to be a waiver thereof, nor affect the validity of any part of this Lease or the right of Landlord thereafter to enforce each and every such right or remedy or other provision.  No waiver by Landlord of any Default or breach of this Lease will be held to be a waiver of any other or subsequent Default or breach.  The receipt by Landlord of less than the full Rent due will not be construed to be other than a payment on account of Rent then due, no statement on Tenant’s check or any letter accompanying Tenant’s check be deemed an accord and satisfaction, and Landlord may accept any payment without prejudice to Landlord’s right to recover the balance of the Rent due or to pursue any other remedies provided in this Lease or available at law or in equity.

21.                               SIGNAGE.

21.1                        Signs.  Landlord will place a Building Standard sign, at Landlord’s expense, used to identify Tenant’s business name, at the entrance of the Premises, in the Building Lobby, in the second-floor elevator lobby, at Building entrances and at suite entrances for the Premises.  Any signage beyond Building Standard for those signs described above, and/or for any changes to the initial signs described above, will be at Tenant’s sole cost and expense.  Except as otherwise expressly contemplated by this Section 21, (a) Tenant will not erect or maintain any temporary or permanent sign on or about the exterior of the Premises, the Building or the Project, or visible from the Common Areas or exterior of the Building, without obtaining prior written approval from Landlord, which may be granted or withheld in Landlord’s sole and absolute discretion; (b) any request for approval of a sign will be made in such detail as Landlord will request; (c) all signs, whether erected by Landlord or Tenant, will conform to Landlord’s Building Standard signage and to all Laws; (d) in the event of a violation of the foregoing by Tenant, Landlord may remove same without any liability, and may charge the expense incurred in such removal to Tenant; and (e) Tenant will remove all approved signs which it has erected upon the termination of the Lease and repair all damage caused by such removal.

21.2                        Building Directory.  Tenant will have the right to include, at Landlord’s expense, one Building Standard listing on the Building directory in the main Building lobby.

21.3                        Monument Sign.  To the extent available, Tenant will have the right to install and maintain one panel of its individual signage (the “Monument Panel”) on each side of the monument sign relating to the Building (the “Monument Sign”).  Tenant will be entitled to place the Monument Panel in a location determined by Landlord.  The manufacture and affixation of

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the Monument Panel to the Monument Sign shall be carried out by Landlord, however, Landlord shall be entitled to reimbursement from Tenant for the actual costs and expenses related thereto.

21.4                        Building-Top Sign.  Subject to the terms of this Section 21, Tenant may, at its sole cost and expense, install one sign on the exterior of the Building above the windows for the second floor of the Building and below the upper edge of the Building containing Tenant’s name and logo (such sign, and any replacement thereof, being the “Building-Top Sign”).  The location of the Building-Top Sign will be determined by Landlord, in its reasonable discretion.  The size and appearance of the Building-Top Sign will be subject to Landlord’s approval in its reasonable discretion and compliance with Landlord’s reasonable signage and design criteria in effect at the time of installation.  Landlord will have the right to determine the appropriate method of attaching and installing the Building-Top Sign on the Building, although Landlord will permit Tenant and its contractors access to the portions of the Building, including the roof, as necessary to install, maintain, repair, remove and replace the Building-Top Sign.  All aspects of the Building-Top Sign will be subject to approval by all applicable authorities, including, without limitation, the City of Alameda and any applicable owners’ association and/or such association’s architectural control committee.  Tenant will bear the cost of obtaining all such approvals and the cost of any modifications to the Building-Top Sign required by the applicable authorities or reasonably requested by Landlord, before, during or after installation of the Building-Top Sign.  Landlord will cooperate with Tenant’s efforts to obtain the applicable approvals.

21.5                        Limitations on Tenant’s Rights.

(a)                                 Tenant’s right to install and maintain the Building-Top Sign is expressly conditioned on Tenant occupying at least one full floor of the Building (provided that for purposes of this Section 21.5, “occupying at least one full floor” will mean Tenant is utilizing at least 90% of the Rentable Area on one full floor of the Building with Tenant’s employees and Tenant has not subleased any portion of the Premises).  If Tenant is not occupying at least one full floor of the Building for a period of 180 consecutive days or more, without limiting Landlord’s other remedies under this Lease, Landlord will have the right, by notice delivered to Tenant, to revoke the rights granted under this Section 21.5, and upon such revocation, Tenant will remove the Building-Top Sign in accordance with Section 21.6.

(b)                                 Tenant’s right to install the Monument Panel and the Building-Top Sign (collectively, the “Exterior Signage”) is available to Tenant, or to a permitted assignee of Tenant’s interest in this Lease or to one subtenant of Tenant subleasing at least 20,000 square feet of Rentable Area of the Premises, provided that with respect to any assignee or subtenant, Landlord shall have the right to approve (which approval will not be unreasonably withheld, conditioned or delayed) the location, size and appearance of the replacement Exterior Signage and the replacement Exterior Signage shall comply with the terms and condition of this Section 21, including, without limitation, those terms and conditions relating to installation, compliance with Laws and Landlord’s insurance requirements for contractors.  No subtenant subleasing any portion of the Premises will be permitted to use any of the Exterior Signage.

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21.6                        Maintenance, Repair and Removal.  With respect to the Exterior Signage, Tenant’s signage contractors will comply with Landlord’s reasonable requirements relating to insurance, access to the Building and other similar matters as customarily required by other landlords with regard to similar contractors.  Tenant will keep the Exterior Signage in good condition and repair and will cause the Exterior Signage to be lit at all times during darkness.  If any of the Exterior Signage is damaged or inoperative, Tenant will commence repair of the applicable Exterior Signage as soon as possible, but in no event later than 48 hours (exclusive of Saturdays, Sundays and holidays) after receipt of notice from Landlord, and thereafter Tenant will diligently pursue completion of such repair.  Landlord, at Landlord’s option, may repair such damaged or inoperative Exterior Signage at Tenant’s expense upon Tenant’s failure to timely commence or complete such repairs.  Tenant will have the obligation to remove, at Tenant’s sole cost, all Exterior Signage from the Building at the expiration or earlier termination of the Term, and to repair any damage resulting from such removal.

22.                               [INTENTIONALLY OMITTED].

23.                               BROKERS.  Landlord and Tenant represent and warrant that no broker or agent negotiated or was instrumental in negotiating or consummating this Lease except the Brokers.  Neither party knows of any other real estate broker or agent who is or might be entitled to a commission or compensation in connection with this Lease.  Landlord will pay all fees, commissions or other compensation payable to the Brokers according to Section 1.1(r) and pursuant to that letter agreement dated July 11, 2012 by and between Landlord and UGL Services, Equis Operations Co., Inc..  Tenant and Landlord will indemnify and hold each other harmless from all damages paid or incurred by the other resulting from any claims asserted against either party by brokers or agents claiming through the other party.

24.                               LIMITATIONS ON LANDLORD’S LIABILITY.  Any liability for damages, breach or nonperformance by Landlord, or arising out of the subject matter of, or the relationship created by, this Lease, will be collectible only out of Landlord’s interest in the Project (including any rent, insurance and condemnation proceeds) and no personal liability is assumed by, or will at any time be asserted against, Landlord, its parent and affiliated corporations, its and their partners, venturers, directors, officers, shareholders, members, managers, agents and employees, or any of its or their successors or assigns; all such liability, if any, being expressly waived and released by Tenant.  In no event will Landlord be liable to Tenant or any other person for consequential, special or punitive damages, including, without limitation lost profits.  Landlord’s review, supervision, commenting on or approval of any aspect of work to be done by or for Tenant (under Section 7, Exhibit B or otherwise) are solely for Landlord’s protection and, except as expressly provided, create no warranties or duties to Tenant or to third parties.

25.                               NOTICES.  Unless specifically permitted otherwise by the terms of this Lease, all notices required or permitted under this Lease must be in writing and will only be deemed properly given and received (a) when actually given and received, if delivered in person to a party who acknowledges receipt in writing; or (b) one business day after deposit with a private courier or overnight delivery service, if such courier or service confirms delivery; or (c) two business days after deposit in the United States mails, certified or registered mail with return receipt requested and postage prepaid.  All such notices must be transmitted by one of the methods described above to the party to receive the notice at, in the case of notices to Landlord,

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both Landlord’s Manager’s Address and Landlord’s General Address, and in the case of notices to Tenant, the applicable Tenant’s Notice Address(es), or, in either case, at such other address(es) as either party may notify the other of according to this Section 25.  Any notice to be given by either party under this Lease will be effective if given by such party or its agents or attorneys.

26.                               TELECOMMUNICATIONS.

26.1                        Certain Definitions.  The following definitions are applicable to this Section 26:

(a)                                 “Telecom Equipment” means telephone, internet and any other communications equipment, all Connections (as defined below) and any technological evolution or replacement thereof.

(b)                                 “Connections” means any wires, cables, fiber optic lines, antennas, switches and other equipment or infrastructure located in the Project, but outside the Premises, that are installed by or on behalf of Tenant for, or related to, the operation of other Telecom Equipment.  All Connections are also Telecom Equipment.

(c)                                  “Telecom Provider” means a provider of Telecom Equipment or services using Telecom Equipment.

(d)                                 “Telecom Services” means services provided by a Telecom Provider using Telecom Equipment.

(e)                                  “Wi-Fi” is a registered name by the Wi-Fi Alliance.  It is short for wireless fidelity, which is a term  developed by the Wi-Fi Alliance to describe wireless local area network products that are based on the Institute of Electrical and Electronics Engineers (“IEEE”) 802.11 standards.

(f)                                   “WiMax” is short for worldwide interoperability for microwave access, and refers to the IEEE 802.16 standard to provide a wireless coverage without a direct line-of-sight to a base station.

26.2                        New Provider Installations.

(a)                                 Tenant may not utilize the services of a Telecom Provider whose equipment is not then servicing the Project, nor may Tenant require or request that a Telecom Provider materially expand the Telecom Services or Connections it currently provides or has provided in or to the Project, without first securing the prior written approval of Landlord, which approval will not be unreasonably withheld.

(b)                                 Tenant’s Telecom Provider must execute and deliver license agreement with Landlord regarding the installation and/or operation of the Telecom Provider’s Telecom Equipment in the Project and outside the Premises, with the form and substance of such agreement being acceptable to Landlord, in its reasonable discretion, prior to such Telecom Provider commencing any installation or other work in the Project.

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(c)                                  Both Tenant and its Telecom Provider(s) will comply with the Telecommunications Rules attached hereto as Exhibit E, together with any other of Landlord’s reasonable requirements regarding use of the existing Project conduits and pipes or use of contractors.

26.3                        Installation and Use of Other Communications Technologies.  Tenant will not utilize any Telecom Equipment (other than usual and customary mobile telephones, customary Wi Fi internet technology and wire-based telephone and internet technology), including WiMax systems, antennae and satellite dishes, within the Premises and/or within or on the Project without Landlord’s prior written consent.  Such consent may be granted conditioned or withheld in Landlord’s sole discretion, and may be conditioned in such a manner so as to protect Landlord’s financial interests and the interests of the Project.  In addition, Landlord may require that Tenant execute a written agreement concerning any such Telecom Equipment, in form and substance acceptable to Landlord, in its sole discretion.  To the extent that Tenant installs a Wi-Fi network serving the Premises, Tenant will be solely responsible for securing such network against unauthorized use, and Tenant waives any claim against Landlord or Property Manager arising out of any unauthorized use by any party other than Landlord, Property Manager or their employees, agents or contractors.  If such Wi-Fi network causes any interference with the networks or other activities of other tenants or occupants of the Project, promptly after Tenant is aware of such interference, Tenant will take reasonable steps to eliminate such interference.

26.4                        No Obligation to Reserve Space.  Until Tenant’s Telecom Provider or Tenant, as the case may be, executes the appropriate written agreement with Landlord, Landlord will have no obligation to reserve space for Tenant for Telecom Equipment anywhere in the Project.

26.5                        Plans.  Tenant or Tenant’s Telecom Provider will provide Landlord with plans and specifications of the installation, modification or removal of the applicable Telecom Equipment, and Landlord will have reasonably approved such plans and specifications, before any installation, modification or removal of such Telecom Equipment commences.  Such approval (or disapproval specifying in detail the reasons therefor) shall be provided within five business days after Landlord’s receipt of such plans and specifications, and if Landlord does not respond in such five business day period, Tenant may deliver a notice requesting Landlord’s response, and if Landlord does not respond within two business days after such notice, then such plans and specifications shall be deemed to be approved.  Within 30 days after installation, modification or removal of any Telecom Equipment, Tenant will, at its expense, prepare or have prepared and delivered to Landlord reproducible as-built plans and drawings (in form and detail reasonably satisfactory to Landlord) of the location of all Telecom Equipment serving the Premises and located in the Project.  Upon request by Landlord, from time to time, Tenant will promptly deliver copies of the latest as-built plans and drawings to Landlord (with such copies at Landlord’s expense if Tenant has otherwise complied with this Section 26.5).

26.6                        Limitation of Responsibility.  Tenant acknowledges and agrees that all Telecom Equipment will be obtained, installed, maintained, repaired, replaced and removed at the sole expense of Tenant.  Unless Landlord otherwise requests or consents in writing, all of Tenant’s Telecom Equipment (other than any Connections) will be and remain solely in Tenant’s Premises, in accordance with the Telecommunications Rules attached hereto on Exhibit E, together with any other reasonable rules and regulations adopted by Landlord from time to time.

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Landlord will have no responsibility for the operation, maintenance, repair or replacement of Tenant’s Telecom Equipment, including, without limitation, Tenant’s Connections.  Tenant agrees that, to the extent any Telecom Services are interrupted, curtailed or discontinued, Landlord will have no obligation or liability with respect thereto, and it will be the sole obligation of Tenant at its expense to obtain substitute Telecom Services.  No approval by Landlord under this Section 26 will be deemed any kind of warranty or representation by Landlord, including, without limitation, any warranty or representation as to the suitability, competence or financial strength of any Telecom Provider or the quality or fitness for any particular purpose of any Telecom Equipment or Telecom Services.  Landlord does not make, and expressly disclaims, any representation, warranty or endorsement regarding or relating to any Telecom Provider, Telecom Services or Telecom Equipment.

26.7                        Necessary Service Interruptions.  Landlord will have the right to interrupt Tenant’s Telecom Services or disable Tenant’s Telecom Equipment in the event of emergency or as necessary in connection with repairs to any portion of the Project or installation of Telecom Equipment for other tenants or occupants of the Project.  Landlord will provide Tenant with reasonable prior notice of any such interruption or disabling, except in the event of an emergency, in which case Landlord will provide Tenant as much advance notice as reasonably possible.  Landlord will exercise commercially reasonable efforts to perform any scheduled interruptions during non-business hours.

26.8                        Interference.  In the event that Telecom Equipment, including, without limitation, wiring, cabling or satellite and antenna equipment of any type installed by or at the request of Tenant within the Premises, on the roof of the Building or elsewhere within or on the Project causes interference to equipment (including Telecom Equipment) used by another party, Tenant will be responsible for, and indemnify and defend Landlord against, all liability related to such interference.  Tenant will use reasonable efforts, and will cooperate with Landlord and other parties, to promptly eliminate such interference.  In the event that Tenant is unable to eliminate such interference, Tenant will substitute alternative equipment.  If such interference persists after such alternative equipment is installed, Tenant will discontinue the use of its Telecom Equipment as necessary to discontinue such interference, and, at Landlord’s discretion, remove such Telecom Equipment according to specifications required by Landlord.

26.9                        Removal of Telecom Equipment, Wiring and Other Facilities.  Prior to the expiration or earlier termination of the Term, Tenant will remove any and all Telecom Equipment installed in the Premises or elsewhere in the Project by or on behalf of Tenant, including all Connections once the Telecom Equipment is no longer in use, at Tenant’s sole cost.  Such costs may also include, if Tenant has not complied with Section 26.5, location of such Telecom Equipment and/or preparation of as-built plans or drawings of the Telecom Equipment serving the Premises and located in the Project.  Landlord will have the right, however, upon written notice to Tenant, given prior to the expiration or earlier termination of the Term, to require Tenant to abandon and leave in place, without additional payment to Tenant or credit against Rent, any and all Connections or selected components thereof, whether located in the Premises or elsewhere in the Project.  The terms and conditions of this Section 26.9 will survive expiration or earlier termination of this Lease.

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26.10      No Third Party Beneficiary.  Notwithstanding any provision of the preceding paragraphs to the contrary, the provisions of this Lease, including this Section 26, may be enforced solely by Tenant and Landlord, are not for the benefit of any other party (including any subtenant), and specifically, but without limitation, no Telecom Provider will be deemed a third party beneficiary of this Lease or this Section 26.

27.          MISCELLANEOUS.

27.1        Binding Effect.  Each of the provisions of this Lease will extend to, bind or inure to the benefit of, as the case may be, Landlord and Tenant and their respective successors and assigns, provided that this clause will not permit any transfer by Tenant contrary to the provisions of Section 13.

27.2        Complete Agreement; Modification.  All of the representations and obligations of the parties are contained in this Lease and no modification, waiver or amendment of this Lease or of any of its conditions or provisions will be binding upon a party unless it is in writing signed by such party.

27.3        Delivery for Examination.  Submission of the form of this Lease for examination will not bind Landlord in any manner, and no obligations will arise under this Lease until it is signed by both Landlord and Tenant and delivery is made to each.

27.4        No Air Rights.  This Lease does not grant any easements or rights for light, air or view.  Any diminution or blockage of light, air or view by any structure or condition now or later erected will not affect this Lease or impose any liability on Landlord.

27.5        Enforcement Expenses.  Each party agrees to pay, upon demand, all of the other party’s costs, charges and expenses, including the reasonable fees and out-of-pocket expenses of counsel, agents and others retained incurred in successfully enforcing the other party’s obligations under this Lease and any other disputes arising out of this Lease (with successful enforcement being determined by the presiding judge or tribunal).  In addition, Landlord will be entitled to recover from Tenant those reasonable out-of-pocket costs, charges and expenses related to preparation, delivery and/or service of demand letters, notices of default, notices pursuant to applicable forcible entry and detainer statutes and other similar correspondence and notices, even if litigation is not commenced or pursued to final judgment after such letters and/or notices are delivered and/or served.

27.6        Project Name.  Tenant will not, without Landlord’s consent, use Landlord’s or the Project’s name, or any facsimile or reproduction of the Project (or any portion thereof), for any purpose; except that Tenant may use the Project’s name in the address of the business to be conducted by Tenant in the Premises.  Landlord reserves the right, upon reasonable prior notice to Tenant, to change the name or address of the Building and/or the Project.

27.7        Recording; Confidentiality.  Tenant will not record this Lease, or a short form memorandum, without Landlord’s written consent and any such recording without Landlord’s written consent will be a Default.  Tenant agrees to keep this Lease’s terms, provisions and conditions confidential and will not disclose them to any other person without Landlord’s prior written consent.  However, Tenant may disclose this Lease’s terms, provisions and conditions to

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Tenant’s accountants, attorneys, managing employees and others in privity with Tenant, as reasonably necessary for Tenant’s business purposes, without such prior consent, provided that, upon such disclosure, Tenant’s accountants, attorneys, managing employees and others in privity with Tenant will be bound by the terms of this Section 27.7.

27.8        Captions.  The captions of sections are for convenience only and will not be deemed to limit, construe, affect or alter the meaning of such sections.

27.9        Invoices.  All bills or invoices to be given by Landlord to Tenant will be sent to Tenant’s Invoice Address.  Tenant may change Tenant’s Invoice Address by notice to Landlord given according to Section 25.  If Tenant fails to give Landlord specific notice of its objections within one year after receipt of any bill or invoice from Landlord, such bill or invoice will be deemed true and correct and Tenant may not later question the validity of such bill or invoice or the underlying information or computations used to determine the amount stated, subject to Tenant’s audit rights under Section 3.2(d).

27.10      Severability.  If any provision of this Lease is declared void or unenforceable by a final judicial or administrative order, this Lease will continue in full force and effect, except that the void or unenforceable provision will be deemed deleted and replaced with a provision as similar in terms to such void or unenforceable provision as may be possible and be valid and enforceable.

27.11      Jury Trial.  LANDLORD AND TENANT WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY LANDLORD OR TENANT AGAINST THE OTHER WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, TENANT’S USE AND OCCUPANCY OF THE PREMISES, OR THE RELATIONSHIP OF LANDLORD AND TENANT.  However, such waiver of jury trial will not apply to any claims for personal injury.

27.12      Only Landlord/Tenant Relationship.  Landlord and Tenant agree that neither any provision of this Lease nor any act of the parties will be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

27.13      Covenants Independent.  The parties intend that this Lease be construed as if the covenants between Landlord and Tenant are independent and not dependent and that the Rent will be payable without offset, reduction or abatement for any cause except as otherwise specifically provided in this Lease.

27.14      Force Majeure.  Neither party shall incur any liability to the other party with respect to, and shall not be responsible for any failure to perform, any of such party’s obligations hereunder if such failure is caused by any reason beyond the reasonable control of such party and not anticipated by the parties including, but not limited to, strike, general labor troubles, governmental rule, regulations, ordinance, statute or interpretation, or by fire, earthquake, civil commotion, war, shortages of labor or materials, or failure or disruption of utility services; provided, however, that in no event will a lack of funds, or the inability to pay such funds, constitute a force majeure event, and notwithstanding the foregoing, this Section 27.14 will not apply to Tenant’s performance of “Tenant’s Work” pursuant to Exhibit B attached hereto.  The

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amount of time for such party to perform any of its obligations (including, without limitation, Landlord’s delivery of the Premises to Tenant) shall be extended by the amount of time such party is delayed in performing such obligation by reason of any force majeure occurrence whether similar to or different from the foregoing types of occurrences.  No period of force majeure shall be deemed to commence until the other party has received written notice of such commencement (including the asserted reasons therefor and the actions being taken by such party in response thereto), and once commenced shall continue until the cause of the force majeure delay no longer materially affects the applicable party’s ability to perform under this Lease.

27.15      Governing Law.  This Lease will be governed by and construed according to the laws of the State of California.

27.16      Financial Reports.  Within 30 days after Landlord’s request (but not more than one time during any 12-month period), Tenant will furnish Tenant’s most recent audited financial statements (including any notes to them) to Landlord, or, if no such audited statements have been prepared, such other financial statements (and notes to them) as may have been prepared by an independent certified public accountant or, if those are not so prepared, Tenant’s internally prepared financial statements.  Landlord will not disclose any aspect of Tenant’s financial statements to any other person or entity unless specifically required by court order.

27.17      Joint and Several Liability.  If two or more parties execute this Lease as Tenant, the liability of each such party to pay all Rent and other amounts due hereunder and to perform all the other covenants of this Lease will be joint and several.

27.18      Signing Authority.  Concurrently with Tenant’s execution of this Lease, and as a condition precedent to Landlord’s obligations under this Lease, Tenant will provide to Landlord a copy of a  resolution of the board of directors of Tenant authorizing the execution of this Lease on behalf of such corporation, which copy of resolution will be duly certified by the secretary or an assistant secretary of the corporation to be a true copy of a resolution duly adopted by the board of directors of said corporation and will be in a form reasonably acceptable to Landlord.

27.19      Dates and Time.  As used herein, the term “business day” shall mean all days, excluding Saturdays, Sundays and all days observed by either the State of California or the United States government as legal holidays.  All references to “days” that do not specifically refer to “business days” will refer to calendar days.  For purposes of determining dates under this Lease (a) a day that is a specified number of days after a given date will be the day that occurs the specified number of days after (but not including) the given date (so that, for example, the day that is 10 days after January 1 will be January 11); and (b) a day that is a specified number of months after a given date will be the day that occurs on the same day of the calendar month as the given date the specified number of months later (so that, for example, the day that is three months after January 15 will be April 15), except that if the day is the last day of a month, it will also be the last day of the month that is the specified number of months later (so that, for example, the day that is three months after January 31 will be April 30).  If any date set forth in this Lease for the delivery of any document or the happening of any event should, under the terms hereof, fall on a day that is not a business day, then such date will be automatically extended to the next succeeding business day.

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27.20      Counterparts; Facsimile Execution.  This Lease may be executed in counterparts, each of which will constitute an original, but all of which, when taken together, will constitute but one agreement.  Executed copies hereof may be delivered by telecopier, email or other electronic means and upon receipt will be deemed originals and binding upon the parties hereto, regardless of whether originals are delivered thereafter.

28.          LETTER OF CREDIT.

28.1        Generally.  The Letter of Credit will be issued in Landlord’s favor by a bank or other financial institution acceptable to Landlord in Landlord’s reasonable discretion (the “Issuer”) in the applicable Letter of Credit Amount, as determined pursuant to Section 1.1(l).  Landlord hereby approves Bridge Bank, National Association for such purpose.  The Letter of Credit may be replaced from time to time pursuant to this Section 28.  Any Letter of Credit will be in a form reasonably acceptable to Landlord and consistent with the terms of Section 1.1(l) and this Section 28.  At least five business days in advance of the issuance of any Letter of Credit, Tenant will deliver a draft of the form of the applicable Letter of Credit to Landlord, and Landlord will have the right to review and require modifications to such form to ensure that it conforms to the requirements of Section 1.1(l) and this Section 28 prior to issuance of the final Letter of Credit.

28.2        Use and Restoration.  If Tenant fails to perform any of its obligations under this Lease beyond applicable cure periods, Landlord may, at its option, use, apply or retain all or any portion of the Letter of Credit proceeds for the payment of (a) any Rent in arrears; (b) any expenses Landlord may incur as a result of Tenant’s failure to perform; and (c) any other losses or damages (except punitive, special or indirect damages) Landlord may suffer as a result of Tenant’s failure to perform its obligations under this Lease.  If Landlord so uses or applies all or any portion of the Letter of Credit, Landlord may notify Tenant of such use or application, and Tenant will, within five business days after the date of Landlord’s notice, restore the Letter of Credit to the amount required under this Lease.  Tenant’s failure to so restore the Letter of Credit will constitute a Default by Tenant without an additional notice or cure period.

28.3        Transfers by Tenant.  Tenant will not assign or encumber the Letter of Credit, except as may be expressly contemplated by this Section 28, without Landlord’s express prior written consent.  Neither Landlord nor its successors or assigns will be bound by any assignment or encumbrance by Tenant unless Landlord has given such consent in advance.

28.4        Transfers and Assignments by Landlord.  This Section 28 will also apply to subsequent grantees and transferees of Landlord.  The Letter of Credit will provide both that it will be transferable and that the proceeds of the Letter of Credit will be assignable, in each case, one or more times by Landlord.

(a)           Landlord will have the right, at any time and from time to time, to transfer its entire interest in the Letter of Credit to any purchaser or lessee of the entire Building (or a lender of Landlord or of any such purchaser or lessee).  Landlord will be responsible for the payment of any fees charged by the Issuer in connection with such transfer.  Upon any such transfer, Tenant agrees to look solely to the new owner or lessee for the return of the Letter of Credit or any funds resulting from a draw thereon.

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(b)           Further, Tenant will, from time to time, reasonably cooperate with Landlord and any lender of Landlord to collaterally assign Landlord’s rights to receive the proceeds of the Letter of Credit to such lender or to secure the debt owed by Landlord to such lender with Landlord’s interest in the Letter of Credit or the proceeds thereof.  Landlord or its lender will be responsible for customary fees charged by the Issuer in connection with any such collateral assignment.

28.5        Replacement.  If necessary and without notice from Landlord, Tenant will provide for replacements of the Letter of Credit to be issued and delivered to Landlord at least 30 days prior to the expiration of the then-effective Letter of Credit, time being of the essence and any such failure will constitute a Default by Tenant without an additional cure period, and Landlord will be entitled, without notice to Tenant, to draw the entire Letter of Credit prior to its expiration if the Letter of Credit is not timely replaced or renewed as set forth above.  If Landlord draws the entire Letter of Credit due to Tenant’s failure to timely replace or renew the Letter of Credit, Tenant will provide a replacement Letter of Credit within five business days after Landlord’s draw.  To the extent that Landlord is holding the proceeds of a Letter of Credit because of Tenant’s failure to timely replace or renew such Letter of Credit, Landlord may apply such proceeds to the cure of any default under this Lease by Tenant which is continuing after any applicable cure period (provided that the foregoing will not require Landlord to deliver any notice to commence the applicable cure period if the delivery of such notice is prohibited by applicable Laws).  Landlord will have the right, at any time and from time to time, to transfer Landlord’s rights to such funds to any purchaser or lessee of the entire Building, and upon any such transfer, Tenant agrees to look solely to the new owner for the return of such funds.  Notwithstanding the foregoing, Tenant shall deliver a replacement Letter of Credit in the same form and in the amount of the then-effective Letter of Credit from a bank or other financial institution acceptable to Landlord in Landlord’s sole and absolute discretion (the “Substitute Issuer”), within five business days after any of the following occur:  (a) the original Issuer enters into or becomes subject to any form of regulatory or governmental receivership or other similar regulatory or governmental proceeding, including any receivership instituted or commenced by the Federal Deposit Insurance Corporation or any other governmental agency responsible for the regulation and/or oversight of the original Issuer (in each instance, the “Bank Regulator”), is otherwise declared insolvent or downgraded by the Bank Regulator, or is placed on a Bank Regulator “watchlist”; or (b) the Bank Regulator repudiates the Letter of Credit.

28.6        Landlord’s Ability to Draw.  Subject to this Section 28, if a breach or failure by Tenant under this Lease has occurred beyond any applicable cure period and is continuing, including a failure to timely provide a replacement Letter of Credit, Landlord may, but will not be obligated to, draw on the Letter of Credit and apply the proceeds of any such draw to cure the breach or failure under this Lease by Tenant or to apply such funds as otherwise permitted under this Section 28.  Tenant will not have the right to call upon Landlord to draw upon all or any part of the Letter of Credit to cure any default of this Lease by Tenant or to fulfill any obligation of Tenant, but instead, the decision to draw on the Letter of Credit will be solely in the discretion of Landlord.  The Letter of Credit will be payable to Landlord upon presentation at the Issuer’s offices of a sight draft signed by Landlord, together with a separate certification of Landlord:  (a) that the person signing the certification is duly authorized to do so, and (b) that (i) a default of this Lease by Tenant exists and has continued beyond any applicable cure period under this Lease, (ii) Tenant has committed a default under this Lease and the transmittal of notice of such

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default is barred by applicable Laws, or (iii) Tenant has failed to deliver a replacement Letter of Credit to Landlord at least 30 days prior to the expiration date of the Letter of Credit.  Notwithstanding the foregoing, if the terms or requirements of the applicable Letter of Credit with respect to certifications, drafts or other documentation necessary for Landlord to draw on the Letter of Credit differ from that otherwise required by this Section 28, then Landlord will only be required to comply with the terms of the Letter of Credit and will not be required to comply with the terms of this Section 28 except to the extent consistent with the Letter of Credit.  Nothing in this Section 28 will require Landlord to submit, or prohibit Landlord from submitting, partial draws of the Letter of Credit, it being acknowledged that Landlord may (but is in no way required to) draw the entire amount of the Letter of Credit to protect its interest in the funds resulting from such draw, provided that notwithstanding such right, the Letter of Credit will not be considered a security deposit upon Landlord’s receipt of such funds.

28.7        Return.  Provided that Tenant has fully and faithfully performed all of its obligations under this Lease, if Landlord has not drawn on the Letter of Credit, Landlord will deliver the Letter of Credit and, to the extent Landlord has drawn on the Letter of Credit, any remaining proceeds thereof to Tenant after the expiration of the Term.

29.          GENERATOR.

29.1        Generator.  A generator described as a 1701 Genset Cummins-Onan Model 400DFCE, Serial Number L980832466; Spec: 99332C, Rated for 400 KW and 500 kva at 1800 rpm is currently located on the Premises (the “Generator”).  The Generator is served by an associated fuel pump, 435 gallon fuel storage tank, fuel supply piping and related equipment (collectively, the “Fuel System”) and is or may be connected to the interior of the Premises by certain wires, cables and equipment connecting the Premises to the Generator and the Fuel System (the “Generator Connections”; the Generator, Fuel System and Generator Connections are referred to herein, collectively, as the “Generator System”).

29.2        Rights to Use.  Tenant will have exclusive use of the Generator throughout the Term; provided, however, that Landlord will have the right at Landlord’s expense to connect Building emergency systems to the Generator as Landlord deems reasonably necessary.

29.3        Obligations and Costs.  Landlord will be responsible for delivering the Generator in good working order.  Except as hereafter set forth, Tenant will be responsible for (and shall pay all costs associated with) (a) operating the Generator System, including, without limitation, the acquisition, storage and use of diesel fuel; (b) maintaining, repairing and periodically operating the Generator System as necessary to keep it in good order, condition and repair throughout the Term; and (c) compliance with all Laws governing the operation, maintenance and repair of the Generator System and the storage and use of any Hazardous Substances related thereto, including, without limitation, diesel fuel, any permits associated with the storage or use of such fuel and applicable air quality requirements.  Notwithstanding the foregoing, Landlord shall be responsible for (and shall pay all costs associated with) repair and/or replacement of the Generator in the event of theft, vandalism, natural disaster, or other causes beyond the control of Tenant.

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29.4        Title.  Title in and to the Generator System and all equipment related thereto will be vested in Landlord throughout the Term and upon the expiration or earlier termination of the Term.

30.          RIGHT OF REFUSAL.

30.1        Right of Refusal.  If Landlord, at any time after the Date through the end of the Term, receives an offer, acceptable to Landlord, from third parties to lease space in the Building (any such offer will be referred to as a “ROFR Space Offer” and the space described in the ROFR Space Offer will be referred to as the “ROFR Space”), then Landlord will notify Tenant, in writing, giving a true, correct and complete copy of such ROFR Space Offer.  Tenant will  not be entitled to receive a ROFR Space Offer with respect to any renewal or extension of a lease by a tenant occupying any portion of the ROFR Space as Landlord will have the right to negotiate renewals or extensions of leases with existing tenants without triggering Tenant’s rights under this Section 30.  Provided a Default does not then exist under this Lease, and subject to the rights of all other entities which have rights to the ROFR Space that are superior to Tenant’s (“Prior Entities”) and any renewal rights granted to tenants of the ROFR Space, Tenant will have seven business days from and after the later of the date of its receipt of such notice from Landlord or the date upon which all Prior Entities elect not to take such ROFR Space, in which to elect to lease such ROFR Space for the consideration and on the terms contained in the ROFR Space Offer (the “Right of Refusal”).

(a)           Landlord and Tenant intend that if Tenant exercises the Right of Refusal, then the term applicable to the ROFR Space will be coterminous with the Term of this Lease as long as there are at least five years remaining in the Term, but in no event will the term applicable to the ROFR Space expire before the Term of this Lease.  Therefore:

(i)            If the expiration date for the lease described in the ROFR Space Offer would occur prior to the Expiration Date and if Tenant properly exercises the Right of Refusal, the term of the lease contemplated by the ROFR Space Offer will be deemed to be extended to the Expiration Date.  In such case, (A) annual Base Rent for the ROFR Space during such extended time will be equal to the product of the per-square-foot rate of Base Rent for the Premises set forth in Section 1.1(i), as such rate is adjusted from time to time, for the same period multiplied by the number of rentable square feet in the ROFR Space; and (B) any tenant-improvement allowances and rent abatement incentives under the ROFR Space Offer will be increased on a straight-line pro-rata basis to be consistent with the longer term, taking into account any difference in Base Rent between the ROFR Space Offer and this Lease.

(ii)           If the expiration date for the lease contemplated by the ROFR Space Offer would occur after the Expiration Date, but there are at least five years remaining in the Term (including any “Renewal Term” for which Tenant has delivered the applicable “Renewal

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Notice” [as those terms are defined in Section 34]) and if Tenant properly exercises the Right of Refusal, the term for the ROFR Space will be shortened to expire on the Expiration Date.  In such case, any tenant-improvement allowances and rent abatement incentives under the ROFR Space Offer will be decreased on a straight-line pro-rata basis to be consistent with the shorter term applicable to the ROFR Space.

(iii)          If Tenant accepts a ROFR Space Offer that is modified as described in Section 30.1(a)(i) or Section 30.1(a)(ii), Tenant will not have the benefit of any renewal or expansion rights described in the ROFR Space Offer, but will have those renewal and expansion rights set forth in this Lease which shall be deemed applicable to the ROFR Space.

(iv)          If the expiration date for the lease contemplated by the ROFR Space Offer would occur after the Expiration Date, and there are less than five years remaining in the Term (taking into account any Renewal Term for which Tenant has delivered the applicable Renewal Notice), the term for the ROFR Space will be unaffected and Tenant’s rights to the ROFR Offer Space will be as set forth in the ROFR Space Offer.

(b)           If Tenant does not respond within such seven business day period, Tenant will be deemed to have elected not to exercise the applicable ROFR Space Offer.  If all Prior Entities elect not to lease the ROFR Space, and Tenant elects to exercise the Right of Refusal, then Landlord and Tenant will amend this Lease to include such ROFR Space on the terms stated in the ROFR Space Offer, subject to adjustment, if any, in accordance with Section 30.1(a).  The closing of the amendment of this Lease will take place within 15 days after the later of (i) the date that Landlord receives written notice from Tenant that it will elect to lease the ROFR Space, or (ii) the date of expiration of all superior rights of Prior Entities to lease the ROFR Space, on a date selected by Landlord with not less than seven business days’ prior written notice to Tenant.  The Right of Refusal will be deemed a continuing right and will apply to each ROFR Space Offer during the Term, provided, however, that upon Tenant’s rejection or deemed rejection of a ROFR Space Offer, Tenant will have no rights under this Section 30 with respect to the ROFR Space subject to such ROFR Space Offer until after the expiration of the term of any lease (and any applicable renewals) by and between Landlord and a third party relating to such ROFR Space, except that if Tenant expressly rejects a ROFR Space Offer, Landlord shall re-offer such ROFR Space Offer to Tenant if no lease for such ROFR Space has been executed within 30 days after delivery by Tenant of such rejection to Landlord.  Tenant’s rights under this Section 30.1 are subject and subordinate to the existing rights of Prior Entities.

30.2        Limitations on Tenant’s Rights.  Tenant will have no right to lease any ROFR Space and its notice exercising the Right of Refusal will be ineffective if a Default exists at the time such notice is given or at the time the amendment to this Lease is scheduled to be executed

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by Landlord and Tenant or if Tenant has exercised the “Partial Termination Option” (as defined in Section 32).  Any termination of this Lease terminates all rights under this Section 30.  Any assignment of this Lease or subletting of Premises by Tenant (excluding a Permitted Transfer) terminates Tenant’s rights with respect to the Right of Refusal, unless Landlord consents to the contrary in writing at the time of such subletting or assignment.

31.          EXPANSION OPTION.

31.1        Grant of Option.  At any time during the initial Term after January 1, 2014 and subject to the terms of this Section 31, Tenant may elect to expand the Premises (the “Expansion Option”) to include at any one time up to 20,000 rentable square feet in the Project, as determined by Landlord, in its reasonable discretion (the “Expansion Space”).  Notwithstanding anything to the contrary contained in this Section 31, the Expansion Option will be available to Tenant if, but only if, there is space available for such expansion in the Project, as reasonably determined by Landlord.

31.2        Exercise.  To exercise the Expansion Option, Tenant must deliver to Landlord 120 days’ notice of its desire to the exercise the Expansion Option (the “Expansion Option Notice”).

31.3        After Exercise.  If Tenant properly exercises the Expansion Option:

(a)           Subject to Section 31.4, Landlord and Tenant will promptly commence negotiations to the following terms, after which, Landlord and Tenant will amend this Lease to add the Expansion Space to the Premises according to such negotiated terms:

(i)            The rental rate (which will take into account Tenant’s intended use and build out) and other lease terms, including tenant improvements, and other concessions for the Expansion Space based on the then-current market rate for spaces of similar size for similar buildings in the Project.

(ii)           The term applicable to the Expansion Space.

Notwithstanding the foregoing, if Landlord and Tenant have (notwithstanding diligent negotiations) not agreed on terms of such amendment within 60 days after Tenant’s delivery of the Expansion Option Notice, then the Expansion Option Notice will be null and void and of no further force or effect.

(b)           After negotiating the terms of the amendment contemplated by Section 31.3 and executing the amendment, Landlord will deliver the Expansion Space with all Building systems in good working condition with all maintenance; repair and/or replacement performed, and the Expansion Space will be in compliance with all applicable Laws.

(c)           Provided that Tenant and Landlord have first agreed on terms for the applicable amendment relating to the Expansion Space, Landlord will have until the end of the 120-day period following Tenant’s delivery of the Expansion Option Notice, or

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such other date as may be set forth in the amendment adding the Expansion Space to the Premises, subject to any Tenant delays, to deliver the Expansion Space to Tenant.

31.4        Limitation on Tenant’s Rights.

(a)           Tenant will have no right to expand into the Expansion Space, and Tenant’s notice electing to exercise the Expansion Option will be ineffective, if a Default exists at the time such notice is given, at the time the amendment to this Lease is scheduled to be executed by Landlord and Tenant or at the time Tenant is scheduled to occupy the Expansion Space.

(b)           Any termination of this Lease terminates all rights under this Section 31.  Any assignment of this Lease or subletting by Tenant of all or a portion of the Premises (except an assignment that is a Permitted Transfer) automatically terminates Tenant’s rights under this Section 31.

32.          PARTIAL TERMINATION OPTION.

32.1        Grant of Option.  Subject to the terms of this Section 32, Tenant, at its option, will have the right to partially terminate this Lease (the “Partial Termination Option”) during the initial Term with respect to a portion of the Premises equal to up to 25% of the area of Premises, as it exists at the time Tenant exercises the Partial Termination Option (the “Partial Termination Space”).  If Tenant exercises the Partial Termination Option, this Lease will be partially terminated with respect to the Partial Termination Space effective as of the last day of the 68th full calendar month of the Term (the “Partial Termination Date”).  To exercise the Partial Termination Option, Tenant must notify Landlord of Tenant’s election (the “Partial Termination Notice”) given no earlier than the first day of the 62nd full calendar month of the Term and no later than last day of the 62nd full calendar month of the Term.

32.2        Conditions for Exercise.  The Partial Termination Option is granted on and subject to the following terms and conditions:

(a)           No Default exists either on the date that Tenant exercises the Partial Termination Option or at any time thereafter up to and including the Partial Termination Date;

(b)           Tenant will include in the Partial Termination Notice a depiction of the Partial Termination Space, which must be in a configuration that is marketable for leasing by Landlord; provided, however, that Landlord will have the right to object to such configuration as not being marketable by delivering notice of such objection within 10 business days after receipt of the Partial Termination Notice, in which case Landlord and Tenant will work diligently and in good faith to determine a marketable configuration reasonably acceptable to Landlord and Tenant, but the Partial Termination Date will not be changed as a result of Landlord’s objection;

(c)           Tenant will construct and erect, at its sole cost, on or before the partial Termination Date, such partitions and doors as may be reasonably required to separate

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the Partial Termination Space from the remainder of the Premises in compliance with all applicable Laws; and

(d)                                 Tenant will pay to Landlord on or before the Partial Termination Date, a fee in an amount equal to (i) the unamortized transaction costs incurred by Landlord in connection with this Lease, including, without limitation, tenant improvement costs; free Base Rent and Operating Expenses; and leasing commissions, all amortized with interest at 6% per annum over the initial Term of this Lease, prorated based on a fraction, the numerator of which is the rentable square feet of the Partial Termination Space and the denominator of which is 50,176, being the rentable square footage of the Premises as of the Date of this Lease; plus (ii) 25% of the total Base Rent due under this Lease for the Partial Termination Space from and after the Partial Termination Date through the end of the initial 124-month Term (the “Partial Termination Fee”).

32.3                        Partial Termination.  If the conditions described in this Section 32 have been met:

(a)                                 Tenant will be required to pay all Rent for the Partial Termination Space up to and through the Partial Termination Date, and such Rent will be in addition to the Partial Termination Fee.

(b)                                 Base Rent and Operating Expenses will be adjusted on the basis of the number of square feet of Rentable Area retained by Tenant in proportion to the number of square feet of Rentable Area contained in the Premises prior to the Partial Termination Date.

(c)                                  As of the Partial Termination Date, Tenant will surrender the Partial Termination Space in accordance with Section 15.1 of this Lease; both parties will thereafter be relieved of any obligations under this Lease with respect to the Partial Termination Space that would otherwise have accrued subsequent to the Partial Termination Date, except for any obligations under this Lease which expressly survive the expiration or early termination of this Lease

32.4                        Amendment to Lease.  If Tenant exercises a Partial Termination Option pursuant to this Section 32, Landlord and Tenant agree to amend the Lease to reflect such partial termination of this Lease as it relates to the Partial Termination Space, and this Lease, as so amended, shall continue thereafter in full force and effect.

32.5                        Limitations on Tenant’s Rights.  Any assignment of this Lease or subletting of the Premises by Tenant (excluding an assignment that is a Permitted Transfer) terminates Tenant’s rights with respect to the Partial Termination Option, unless Landlord consents to the contrary in writing at the time of such subletting or assignment.

33.                               TERMINATION OPTION.

33.1                        Grant of Option.  Tenant shall have a one-time option to terminate this Lease with regard to all of the Premises subject to this Lease at the time of exercise (the “Termination Option”) pursuant to the provisions of this Section 33.  If properly exercised, the termination of

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this Lease pursuant to the Termination Option shall be effective on the last day of the 92nd full calendar month of the Term of this Lease (the “Early Termination Date”).

33.2                        Conditions for Exercise.  The Termination Option is granted on and subject to the following terms and conditions;

(a)                                 No earlier than the first day of the 83rd full calendar month of the Term, but not later than the last day of the 83rd full calendar month of the Term, Tenant must give Landlord written notice of Tenant’s election to exercise the Termination Option (the “Termination Option Notice”);

(b)                                 No Default exists either on the date that Tenant exercises the Termination Option or at any time thereafter up to and including the Early Termination Date; and

(c)                                  Tenant pays to Landlord, on or before the date that is 30 days after Tenant delivers the Termination Option Notice, a fee equal to the unamortized transaction costs incurred by Landlord in connection with this Lease, including, without limitation, tenant improvement costs; free Base Rent and Operating Expenses; and leasing commissions, all amortized with interest at 6% per annum over the initial Term of this Lease (the “Termination Fee”).  The Termination Fee will be calculated by Landlord (subject to verification by Tenant) and set forth on the Occupancy Estoppel Certificate, the form of which is attached hereto as Exhibit C, which Tenant is obligated to execute pursuant to Section 16 of this Lease.

33.3                        Early Termination.  If the conditions described in Section 33.2 have been met, then this Lease will terminate on the Early Termination Date, whereupon Tenant will surrender the Premises in accordance with Section 15.1 and both parties will thereafter be relieved of any obligations under this Lease that would otherwise have accrued subsequent to the Early Termination Date, except those that survive the expiration or early termination of this Lease.  Notwithstanding Tenant’s payment of the Termination Fee, all Rent will continue to be due as provided in Section 3 through the Early Termination Date.

33.4                        Limitations on Tenant’s Rights.  Any assignment of this Lease or subletting of the Premises by Tenant (excluding an assignment that is a Permitted Transfer) terminates Tenant’s rights with respect to the Termination Option, unless Landlord consents to the contrary in writing at the time of such subletting or assignment.

34.                               RENEWAL OPTIONS.

34.1                        Grant of Rights.  Subject to the terms and provisions of this Section 34, Tenant, at its option, may extend the Term of this Lease for a period of 60 months at the end of the initial Term (the “First Renewal Term”) with respect to the Premises as it exists as of the last day of the Term (the “First Renewal Option”), and if Tenant exercises the First Renewal Option, Tenant may further extend the Term of this Lease for another period of 60 months at the end of the First Renewal Term (the “Second Renewal Term”) with respect to the Premises as it exists as of the last day of the First Renewal Term (the “Second Renewal Option”).  The First Renewal Term and the Second Renewal Term will be referred to individually as a “Renewal Term” or, collectively, as the “Renewal Terms.”  The First Renewal Option and the Second Renewal

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Option will be referred to individually as a “Renewal Option” or, collectively, as the “Renewal Options.”

34.2                        Exercise.  To exercise either such Renewal Option, Tenant must deliver notice of the exercise thereof (a “Renewal Notice”) to Landlord no earlier than nine months and no later than 12 months prior to the expiration of the initial Term, with respect to the exercise of the First Renewal Option, and prior to the expiration of the First Renewal Term, with respect to the exercise of the Second Renewal Option.

34.3                        Determination of Market Rental Rate.  Within 10 days after Tenant delivers a Renewal Notice, Landlord will notify Tenant (the “Rate Notice”) of the “Market Rental Rate” (as defined below) with the understanding that Base Rent for the applicable Renewal Term will be 95% of the Market Rental Rate.  If Tenant agrees that the rental rate set forth in the Rate Notice is the Market Rental Rate, such rental rate will be the Market Rental Rate for the purposes of this Section 34, and Base Rent for the applicable Renewal Term will be 95% of the Market Rental Rate.  If Tenant disagrees with the Market Rental Rate in the Rate Notice, then Tenant will have 30 days after receipt of the Rate Notice to object to the rental rate in the Rate Notice by giving notice to Landlord.  If Tenant fails to object within such 30 day period, Tenant will be deemed to have agreed that the Rate Notice contains the Market Rental Rate.  If Tenant timely notifies Landlord of Tenant’s objection to the rate set forth in the Rate Notice, then Landlord and Tenant will, for a period of 20 days from and after Tenant gives its objection to the Rate Notice, negotiate to determine a Market Rental Rate acceptable to both Landlord and Tenant.

(a)                                 Parties’ Brokers.  If the parties are unable to agree upon the Market Rental Rate during such 20 day period, then, within seven days after the expiration of such 20 day period, Landlord and Tenant will each appoint their own licensed real estate broker who has at least 10 years’ full-time experience in commercial office leasing in the East Bay office and industrial market (the “Parties’ Brokers”).  The Parties’ Brokers will negotiate in good faith for 10 days after the date that both Parties’ Brokers have been appointed to determine a Market Rental Rate acceptable to both Landlord and Tenant.  If the Parties’ Brokers cannot reach agreement on the Market Rental Rate within such 10 day period, then within five business days after the expiration of such 10 day period, Landlord will deliver to Tenant a written determination of the Market Rental Rate as determined by Landlord and its broker using the criteria set forth below (“Landlord’s Determination”).  Tenant will have five business days from the date of Landlord’s delivery of Landlord’s Determination to notify Landlord of Tenant’s acceptance of Landlord’s Determination or deliver to Landlord Tenant’s written determination of the Market Rental Rate using the criteria set forth below (“Tenant’s Determination”).  If Tenant does not deliver Tenant’s Determination to Landlord within such five day period, Tenant will be deemed to have accepted Landlord’s Determination and the rental rate set forth in Landlord’s Determination will be the Market Rental Rate.  If Tenant does deliver Tenant’s Determination within such five day period, then the Parties’ Brokers will have an additional seven days from the date of delivery of Tenant’s Determination to negotiate a Market Rental Rate acceptable to both Landlord and Tenant.

(b)                                 Third Broker.  If no agreement can be reached as to the Market Rental Rate within such seven day period, then, within two business days after such seven day

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period expires, the Parties’ Brokers will within five days after such seven day period expires, appoint a third broker (the “Third Broker”).  The Third Broker will be a person who has not previously acted in any capacity for either party and who meets the same experience qualifications as required for the Parties’ Brokers.  Within 10 days of his or her appointment, the Third Broker will review Landlord’s Determination and Tenant’s Determination of the Market Rental Rate and such other information as he or she deems necessary and will select either Landlord’s Determination or Tenant’s Determination of the Market Rental Rate (but no other rate) as being more reasonable.  The Third Broker will be instructed, in deciding whether Landlord’s Determination or Tenant’s Determination is more reasonable, to use the criteria as to the Market Rental Rate set forth below.  The Third Broker will immediately notify the parties of his or her selection of the Landlord’s Determination or the Tenant’s Determination as being more reasonable, and then such selected determination will be the Market Rental Rate.  Each of the parties will bear the entire cost of their own broker and 1/2 of the cost of the Third Broker.

(c)                                  Interim Rate.  Notwithstanding anything in this Lease to the contrary, if no agreement can be reached as to the Market Rental Rate prior to the expiration of the Term, with respect to the exercise of the First Renewal Option, and/or prior to the expiration of the First Renewal Term, with respect to the exercise of the Second Renewal Option, Tenant shall pay Base Rent to Landlord in accordance with the rental rate set forth in Landlord’s Rate Notice (the “Interim Rate”) for the period (the “Interim Period”) beginning on the day immediately following the last day of the Term and/or the First Renewal Term, as applicable, and ending on the date the Market Rental Rate is determined pursuant to this Section 34 (the “Determination Date”).  If the amount of Base Rent Tenant paid to Landlord during the Interim Period, prorated based on the number of days in such period (the “Interim Base Rent”), is more than the amount Tenant would have paid if the Market Rental Rate had been in effect during such Interim Period, Landlord will credit such excess amount against the next payment(s) of Base Rent due from Tenant to Landlord.  If the Interim Base Rent is less than the amount Tenant would have paid if the Market Rental Rate had been in effect during such Interim Period, Tenant will pay the deficiency to Landlord within 30 days after the Determination Date.

34.4                        Market Rental Rate Defined.  “Market Rental Rate” means the prevailing renewal rate that tenants have agreed to pay in lease transactions completed within six months prior to commencement of the Renewal Term for similar Class A office/R&D buildings of comparable quality and age as the Building, located in the Harbor Bay submarket of Alameda, California for similar space with comparable build out, leased to tenants similar to Tenant in size, credit quality and stature, taking into account the length of the applicable renewal term, and rent abatement, tenant improvements and any other tenant inducements and concessions, including brokerage fees, then received by tenants in arm’s length renewal transactions.

34.5                        After Exercise.  During each Renewal Term, all of the terms and provisions of this Lease will apply, except that (a) after the Second Renewal Term there will be no further right of renewal; and (b) during each Renewal Term, Base Rent will be payable at 95% of the applicable Market Rental Rate, as determined pursuant to this Section 34, multiplied by the rentable square feet of the Premises as of the commencement of the applicable Renewal Term; provided, however, that notwithstanding anything in this Section 34 to the contrary, in no event

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will the Base Rent payable for any month in the First Renewal Term be less than the Base Rent payable for the last month of the initial Term, nor will the Base Rent payable for any month in the Second Renewal Term be less than the Base Rent payable for the last month of the First Renewal Term.  The “Term” of this Lease will include any properly exercised Renewal Term.

34.6                        Limitations on Tenant’s Rights.  At Landlord’s option, Tenant will have no right to extend the Term, and Tenant’s Renewal Notice will be ineffective, if a Default exists at the time a Renewal Notice is given or at the time the applicable Renewal Term is scheduled to commence.  Any termination of this Lease terminates all rights under this Section 34.  Any assignment of this Lease or subletting of Premises by Tenant (excluding an assignment that is a Permitted Transfer) terminates Tenant’s rights under this Section 34, unless Landlord consents to the contrary in writing at the time of such subletting or assignment.

(Signatures on the Following Page)

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Having read and intending to be bound by the terms and provisions of this Lease, Landlord and Tenant have signed it as of the Date.

TENANT:		LANDLORD:

SINGULEX, INC.,		AMSTAR-105, LLC,
a Delaware corporation		a Colorado limited liability company

By:	/s/ Philippe Goix	By:	/s/ D. Scott Gibler
D. Scott Gibler
Printed Name:	Philippe Goix		Authorized Representative

Title:	President & CEO	Date:	8/22/2012

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EXHIBIT A
WATERFRONT AT HARBOR BAY
PLAN DELINEATING THE PREMISES

A-1

EXHIBIT B
WATERFRONT AT HARBOR BAY
POSSESSION AND LEASEHOLD IMPROVEMENTS EXHIBIT

1.                                      Conflicts; Terms.  If there is any conflict or inconsistency between the provisions of the Lease and those of this Exhibit B (“Work Letter”), the provisions of this Work Letter will control.  Except for those terms expressly defined in this Work Letter, all initially capitalized terms will have the meanings stated for such terms in the Lease.  The following terms, which are not defined in the Lease, have the meanings indicated:

(a)                                 “Commencement Date” means the first day of the Term, which will be the earlier of (i) the first day on which Tenant occupies the entire Premises (including the “Occupied Space” [as defined below]) for the regular conduct of its business; or (ii) February 1, 2013.

(b)                                 “Primary Delivery Date” means, with respect to all of the Premises except the Occupied Space, the first business day after the Lease is executed and delivered by Landlord and Tenant.

(c)                                  “Occupied Space Delivery Date” means, with respect to the portions of the Building currently occupied by other tenants and occupants, including the Property Manager, Embarcadero Systems and First Tax Advantage (all such space being the “Occupied Space”), the first business day following the date that all occupants of the Occupied Space have vacated the Occupied Space, which will be September 23, 2012, unless the Occupied Space Delivery Date is extended according to Paragraph 2 below.

(d)                                 “Tenant Finish Period” means the period beginning on the Primary Delivery Date and ending on the Commencement Date.

(e)                                  “Landlord’s Representative” means PM Realty Management Group.

(f)                                   “Tenant’s Representative” means Alfred Etcheber, UGL Services, Equis Operations Co..

(g)                                  “Tenant’s Architect” means a licensed or registered professional architect, designer or space planner as may be selected by Tenant and reasonably approved by Landlord.  Landlord hereby approves MWA Architects.

(h)                                 “Tenant’s Engineers” means licensed or registered professional engineers as may be selected by Tenant and reasonably approved by Landlord.

(i)                                     “Maximum Allowance Amount” means $2,074,320.00 (which is approximately $40.00 per square foot of Rentable Area).

(j)                                    “Leasehold Improvements” means all alterations, leasehold improvements and installations to be constructed or installed by Landlord or Tenant in the Premises according to this Work Letter.  Without limiting the foregoing, the so-called “cold rooms” will be part of the Leasehold Improvements.

(k)                                 “Tenant’s Work” means the work performed to install the Leasehold Improvements.

(l)                                     “Preliminary Plans” means space plans and general specifications for Tenant’s Work prepared by Tenant’s Architect in such form (and on such scale in the case of plans and drawings) as Landlord may reasonably specify.  Landlord hereby approves the Preliminary Plans described in detail on Schedule 1 attached to this Work Letter.

(m)                             “Construction Documents” means complete construction plans and specifications for Tenant’s Work prepared by Tenant’s Architect and Tenant’s Engineers in such form (and on such scale in the case of plans and drawings) as Landlord may reasonably specify and detailing all aspects of Tenant’s Work, including, without limitation, the location of libraries, safes and other heavy objects, stairwells, walls, doors, computer equipment, telephone and related equipment, and electrical, plumbing or HVAC equipment (including equipment in excess of that required for normal use).  Tenant’s Engineers will perform all mechanical and electrical design work included in the Construction Documents.  To the extent currently available at no cost to Landlord, Landlord shall provide to Tenant background CAD drawings that show the path of travel for all code compliance issues for the Common Areas for the purposes of obtaining a permit and a certificate of occupancy from the local regulatory authorities.

(n)                                 “Relocation Costs” means costs of acquiring furniture, fixtures and equipment for use in the Premises; relocation and move-related expenses to the Premises; and wiring and telephone cabling installation and other relocation related expenses for the Premises.

(o)                                 “Tenant’s Construction Costs” means all costs required to be expended by Tenant under this Work Letter in connection with Tenant’s Work, including, without limitation, the costs of: preparing the Preliminary Plans (including space planning performed by MWA Architects prior to execution of the Lease), Construction Documents and the as-built plans described in Paragraph 7; performing Tenant’s Work; obtaining all required insurance, licenses and permits; satisfying all requirements of Laws; letting all contracts; all services provided by or for Landlord under Paragraph 13 below; all required electrical and telephone panels and/or meters; all costs associated with conducting a “test and balance” of the HVAC system in the Premises and generating a “test and balance” report, all of which shall be performed by Landlord’s consultant following the completion of Tenant’s Work; project management fees; and consulting fees related to Tenant’s Work.  “Tenant’s Construction Costs” will not include any Relocation Costs.

(p)                                 “Tenant’s Total Costs” means Relocation Costs and Tenant’s Construction Costs.

(q)                                 “Excess Allowance” means the amount by which the “Allowance” (as defined in Paragraph 16) exceeds Tenant’s Total Costs, if any.

2.                                      Tenant Finish Period; Commencement Date.

(a)                                 The Tenant Finish Period will begin on the Primary Delivery Date specified in Paragraph 1(b) above.

(b)                                 If on or before the Occupied Space Delivery Date specified in Paragraph 1(c), Tenant has not been permitted entry to the Premises for the conduct of Tenant’s Work in the Occupied Space, then the Occupied Space Delivery Date will be extended until the date on which such entry has been permitted.

(i)                                     If the Occupied Space Delivery Date has not occurred by the date that is 30 days after the Lease is executed and delivered by Landlord and Tenant, then Landlord will be responsible for paying Tenant’s holdover costs in its existing space at 1650 Harbor Bay Parkway, Alameda, California equal to $16,888.32 per month, which are due from Tenant in one-month increments (and not on a per diem basis).  Such obligation of Landlord will continue on a monthly basis until the Occupied Space Delivery Date occurs.  Notwithstanding anything to the contrary in this Work Letter or in the Lease, Landlord’s obligations pursuant to this Paragraph 2(b)(i) will be limited to the extent that Tenant actually owes such amounts under its current lease.

(ii)                                  If the Occupied Space Delivery Date has not occurred within 120 days after the Lease is executed and delivered by Landlord and Tenant, then Tenant will have the right to terminate the Lease by delivering written notice of termination to Landlord not more than 30 days after the end of such 120-day period.  Upon such termination, each party will, upon the other’s request, execute and deliver an agreement in recordable form containing a release and surrender of all right, title and interest in and to the Lease; neither Landlord nor Tenant will have any further obligations to each other, including, without limitation, any obligations to pay for work previously performed in the Premises; all improvements to the Premises will become and remain the property of Landlord; and Landlord will refund to Tenant any sums paid to Landlord by Tenant in connection with the Lease.  Tenant’s failure to exercise such termination right within such 30-day period will constitute Tenant’s waiver of its right to so terminate the Lease pursuant to this Paragraph 2(b)(ii).

(c)                                  The postponement of the Occupied Space Delivery Date, the obligation to pay Tenant’s holdover costs (if any), and such termination and refund right, all as described in Paragraph 2(b), will be Tenant’s sole and exclusive remedy for Landlord’s failure to deliver the Premises by the Occupied Space Delivery Date, and Tenant expressly waives any other rights, claims or remedies on account of such failure.

3.                                      Representatives.  Landlord appoints Landlord’s Representative to act for Landlord in all matters covered by this Work Letter.  Tenant appoints Tenant’s Representative to act for Tenant in all matters covered by this Work Letter.  All inquiries, requests, instructions, authorizations and other communications with respect to the matters covered by this Work Letter will be made to Landlord’s Representative or Tenant’s Representative, as the case may be.  Tenant will not make any inquiries of or requests to, and will not give any instructions or authorizations to, any other employee or agent of Landlord, including Landlord’s architect, engineers and contractors or any of their agents or employees, with regard to matters covered by this Work Letter.  Either party may change its Representative under this Work Letter at any time by three days’ prior written notice to the other party.

4.                                      Landlord’s Work; Condition of Premises.  On the Primary Delivery Date and the Occupied Space Delivery Date, as applicable, Landlord shall deliver the Premises clean and free of debris, personal property of others and asbestos and in good operating order and condition, and in compliance with all applicable Laws.  Landlord shall comply at its sole cost with and shall cause the Premises and the Common Areas to be in compliance with all applicable Laws.  Landlord will deliver the Premises with all Building systems in good working condition with all maintenance, repair and/or replacement performed.  Tenant’s taking possession of any portion of the Premises will be conclusive evidence that such portion of the Premises was in good order and satisfactory condition when Tenant took possession, subject to latent defects.  No promises to alter, remodel or improve the Premises or Building and no representations concerning the condition of the Premises or Building have been made by Landlord to Tenant other than as may be expressly stated in the Lease (including this Work Letter).  Landlord and Tenant agree that all alterations, improvements and additions made to the Premises according to this Work Letter, whether paid for by Landlord or Tenant, will, without compensation to Tenant, become Landlord’s property upon installation and will remain Landlord’s property at the expiration or earlier termination of the Term; provided, however, that the foregoing will not apply to Tenant’s Specialized Equipment.  Landlord, at Landlord’s sole cost and expense, shall be responsible for the cost of any Common Area code compliance upgrades required by any governmental agency as a result of any work performed pursuant to this Work Letter, except to the extent that such code compliance work is triggered by Tenant’s specific use of the Premises.

5.                                      Early Access.  Tenant will not be entitled to exclusive possession of the Premises until the Primary Delivery Date or the Occupied Space Delivery Date, as applicable; provided, however, that Landlord may, in its discretion, permit Tenant to enter the Occupied Space prior to the Occupied Space Delivery Date so that Tenant may do such work as may be required to prepare the Premises for Tenant’s Work.  If Landlord permits such entry prior to the Occupied Space Delivery Date, Tenant will work in harmony with the work of any other tenant or occupant.  If at any time such access causes or threatens to cause disharmony or interference, including labor disharmony, Landlord will have the right to immediately withdraw such permission.  At all times while Tenant is in occupation of the Premises prior to the Commencement Date (including the Tenant Finish Period), Tenant will be subject to and will comply with all of the terms and provisions of the Lease, except that no Base Rent or Additional Rent will be payable by Tenant prior to the Commencement Date.

6.                                      Landlord’s Approval.  All Construction Documents, and any revisions to the Preliminary Plans or the approved Construction Documents (whether in the form of a change order or otherwise) are expressly subject to Landlord’s prior written approval, which approval shall not be unreasonably delayed, conditioned, or withheld.  Such approval (or disapproval specifying in detail the reasons therefor) shall be provided within 14 days, with respect to the Construction Documents, and within seven days, with respect to any revisions to the Preliminary Plans or the previously approved Construction Documents, after Landlord’s receipt of such plans and specifications. Landlord may engage architects and/or engineers as it deems reasonably necessary to review the Construction Documents and advise Landlord with respect to such approval.  Landlord may withhold its approval of any such items that require work which:

(a)                                 Exceeds or adversely affects the capacity or integrity of the Building’s structure or any of its HVAC, plumbing, mechanical, electrical, communications or other systems;

(b)                                 Is disapproved by the holder of any Encumbrance;

(c)                                  Violates in any material respect any agreement which affects the Building or binds Landlord;

(d)                                 Landlord reasonably believes will materially increase the cost of operating or maintaining any of the Building’s systems;

(e)                                  Landlord reasonably believes will reduce the market value of the Premises or the Building at the end of the Term;

(f)                                   Does not conform to applicable building code or is not approved by any governmental authority having jurisdiction over the Premises; or

(g)                                  Landlord reasonably believes will infringe on the structural integrity of the Building.

7.                                      Tenant’s Plans.  Landlord has approved the Preliminary Plans, as set forth on Schedule 1 to this Work Letter.  Within 10 days after the Date of the Lease, Tenant, at its expense, will cause the Construction Documents to be prepared and submitted to Landlord for its approval.  Such submittal will include two sets of plans and specifications and a complete color and finish board for Tenant’s Work.  The Construction Documents must conform to the Preliminary Plans approved by Landlord in all material respects and must be in all respects sufficient for the purpose of obtaining a building permit for Tenant’s Work.  If reasonably required by Landlord, Tenant will cause the Construction Documents to be resubmitted to Landlord for its approval within seven days after Landlord notifies Tenant of any reasonably required changes.  Landlord shall have the right to disapprove the Construction Documents only if they materially differ from the Preliminary Plans.  Tenant’s Work will not commence prior to Landlord’s approval of the Construction Documents.  Landlord and Tenant agree to work together in good faith to review, approve and finalize all Construction Documents in a timely manner.  If Landlord fails to deliver to Tenant Landlord’s written approval or its written request for revisions within seven days after Landlord receives any submittal by Tenant of Preliminary Plans, Construction Documents or any required revisions to them, then such submittal will be deemed approved by Landlord.  Except as provided in Paragraph 2 above, no delays in the design or performance of Tenant’s Work will change the Occupied Space Delivery Date or the Commencement Date.  Upon completion of Tenant’s Work, Tenant will provide Landlord a complete set of reproducible as-built plans of the Premises.  If Tenant fails to provide such plans,

Landlord may obtain them, directly or by field verification, and charge Tenant for all reasonable costs incurred by Landlord in doing so.  No approval by Landlord of the Preliminary Plans, the Construction Documents or any revisions to them will constitute a representation or warranty by Landlord or its architects or engineers as to the adequacy or sufficiency of such plans, or the improvements to which they relate, for any use, purpose or condition, but such approval will merely be the consent of Landlord to the construction or installation of improvements in the Premises according to such plans.

8.                                      Tenant’s Work.  During the Tenant Finish Period, Tenant, at its expense, will construct or cause to be constructed in the Premises all of Tenant’s Work according to the Construction Documents approved by Landlord.  Tenant, at its expense, will obtain: (i) all permits (including, without limitation, building permits) required for construction of Tenant’s Work; (ii) all contracts and insurance required under this Work Letter; and (iii) all certificates required for occupancy of the Premises from the appropriate governmental authorities.  Tenant will cause all Tenant’s Work to be diligently completed in a good and workmanlike manner, according to the approved Construction Documents,, the Building’s construction rules (as the same may be reasonably modified from time to time), and all Laws, and free and clear of any liens or claims for liens.

9.                                      Tenant’s Contractor.  Landlord will have the right to approve Tenant’s direct contractor (“Contractor”) and all subcontractors, which approvals will not be unreasonably conditioned, delayed or withheld.  Notwithstanding the foregoing, Landlord hereby approves the following Contractors:

(a)                                 JM O’Neill;

(b)                                 TiCo Construction;

(c)                                  Shangri La;

(d)                                 Teamworx; and

(e)                                  BNB Builders.

Tenant will not execute any contract for the performance of Tenant’s Work with any other Contractor or subcontractor until Landlord’s approval of such other Contractor or subcontractor has been obtained, and Tenant will cause its proposed Contractor and subcontractors (if the proposed Contractor or subcontractors are other than those set forth above) to submit such information, including financial information, as may be reasonably required by Landlord to determine whether such Contractor and subcontractors should be approved.

10.                               Construction Contract.  Tenant’s construction contract for Tenant’s Work (the “Construction Contract”) will provide (and Tenant will deliver a copy of it to Landlord so that Landlord may confirm it provides) that: (i) construction of Tenant’s Work will not interfere with Landlord’s or Landlord’s tenants’ activities in, or use or enjoyment of, the Building; (ii) Contractor will cooperate with other contractors in the Building to insure harmonious working relationships, including, without limitation, coordinating with other contractors in the Building concerning use of elevators, trash removal and water and utility usage; (iii) Contractor will leave all Common Areas in a neat, clean, orderly and safe condition at the end of each day during construction of Tenant’s Work; (iv) Contractor will procure and maintain and provide documents evidencing such insurance, as described in Paragraph 11 below; (v) upon completion of Tenant’s Work, Contractor will provide to Landlord and Tenant as-built drawings together with mechanical balance reports and any maintenance manuals on equipment installed in the Premises as part of Tenant’s Work; and (vi) all labor and material supplied according to the Construction Contract will be fully warranted by Contractor for a period of not less than one year from substantial completion of Tenant’s Work and such warranty will provide that it is for the benefit of both Landlord and Tenant and may be enforced by either.  The Construction Contract will also contain an indemnification and defense provision in favor of Landlord and Property Manager that is reasonably acceptable to Landlord and approved by Landlord in writing prior to Tenant’s execution of its contract with Contractor.  No completion, payment or performance bond shall be required.

11.                               Contractor’s Insurance. Beginning on the Primary Delivery Date and thereafter during the performance of Tenant’s Work, and for such additional time as may be further required, Tenant will cause Contractor to provide, pay for, and maintain in full force and effect, the insurance outlined herein, covering claims arising out of or in connection with the work or service performed by or on behalf of Contractor for Tenant.  The insurance carried by each Contractor shall be primary and non-contributory insurance over any insurance carried by Owner.  Except for the provisions of Sections 11(a)(ii)(B), 11(b) and 11(e) hereof, each Contractor shall maintain all of the foregoing insurance coverages in full force and effect until the work or service under the Construction Contract is fully completed.

(a)                                 Commercial General Liability.  Contractor will maintain commercial general liability insurance covering all operations by or on behalf of Contractor on an occurrence basis against claims for bodily injury, death and property damage (including loss of use) and personal injury. Such insurance will provide minimum limits and coverage as follows:

(i)                                     Minimum Limits.

(A)                               $1,000,000 Each Occurrence (Combined Single Limit Bodily Injury and Property Damage);

(B)                               $2,000,000 General Aggregate per project site; and

(C)                               $2,000,000 Products / Completed Operations Aggregate.

(ii)                                  Coverages.

(A)                               1986 (or later) ISO Commercial General Liability Form (Occurrence Form)

(B)                               Products and Completed Operation coverage maintained for 3 years from completion of work or warranty period, whichever is greater

(C)                               Additional Insured status including Products and Completed Operations: Landlord, its partners, managers, members, officers and directors, employees, agents, subsidiaries, affiliates, lender and Property Manager

(D)                               Insured status for Landlord if Additional Insured status is not available for Products and Completed Operations coverage.

(E)                                Waiver of Subrogation in favor of Landlord and Property Manager

(F)                                 Subcontractor exception to their work exclusion

(iii)                               Unacceptable exclusions.

(A)                               Subsidence exclusion

(B)                               Damage to work performed by Subcontractors on your behalf (e.g. CG 22 94 or CG 22 95)

(C)                               Design professionals

(b)                                 Automobile Liability.  Contractor will maintain business auto liability covering liability arising out of any auto (including owned, hired and non-owned autos).

(i)                                     Minimum Limits.  $1,000,000 Combined Single Limit Each Accident.

(c)                                  Workers Compensation.  Contractor will maintain workers compensation and employers liability insurance.

(i)                                     Minimum Limits.

(A)                               Workers Compensation: Statutory Limits; and

(B)                               Employers Liability:

(1)                                 Bodily Injury for Each Accident: $1,000,000;

(2)                                 Bodily Injury by Disease for Each Employee: $1,000,000; and

(3)                                 Bodily Injury Disease Aggregate: $1,000,000.

(ii)                                  Coverages: Waiver of Subrogation in favor of Landlord and Property Manager.

(d)                                 Umbrella/Excess Liability.  Contractor will maintain umbrella/excess liability insurance as shown below.  Such insurance will be on an occurrence basis in excess of the underlying insurance described in Paragraphs 11(a), 11(b) and 11(c)(i)(B) and will be at least as broad as each and every one of the underlying policies.

(i)                                     Minimum Limits.

(A)                               Greater of $4,000,000 or Total Hard Costs of Contract per Occurrence

(B)                               Greater of $4,000,000 or Total Hard Costs of Contract Aggregate

(e)                                  Errors and Omissions Liability by Contractor (required if the project is “design-build”): Contractor shall maintain Errors and Omissions or Professional Liability insurance as shown below.  If the insurance is on a claim made basis, the Contractor shall provide a continuation of the coverage for a length of time to cover any established statute of limitation in the state in which the work or services are to be performed.  In the event that said insurance coverage is cancelled or non-renewed, Contractor must then purchase tail coverage (or an extended reporting period) for a period of at least five years.

(i)                                     Minimum Limits.

(A)                               $1,000,000 each claim

(B)                               $2,000,000 per claim ground-up construction

(f)                                   Property Insurance.  Contractor shall maintain property insurance covering all personal property, materials and equipment that are used in connection with the Construction Contract, but not to become part of the permanent structure.  Tenant will cause the Construction Contract to include a waiver by Contractor of all claims against Landlord and Property Manager, and an agreement by Contractor to obtain a waiver of subrogation rights by Contractor’s insurers, with respect to all claims covered by property insurance.

(g)                                  Builder’s Risk Insurance [First Generation Tenant Improvements Only].  Contractor shall procure builder’s risk coverage to fully insure the work performed on behalf of Tenant.  Coverage shall be in all-risk form from which Earthquake, Flood, and delay of opening shall not be excluded.  The policy is subject to the approval of Landlord, and Landlord’s lender, if requested.

(h)                                 Proof of Insurance.  Before Contractor performs work at or on the Premises or delivers supplies or materials to the Building, whichever comes first, Contractor shall furnish Property Manager with certificates of insurance evidencing the types of coverage outlined above and in compliance with the Other Insurance Provisions outlined below.  Contractor will not have the right to enter the Premises or perform any of Tenant’s Work unless and until appropriate certificates of insurance and other related documentation, as requested by Landlord and/or Property Manager, has been delivered to

Property Manager.  Insurance is to be placed with insurers with a Best’s rating of no less than A- IX by carriers authorized to furnish insurance in the State of Tennessee.  No such policy shall be cancelable, non-renewed or modified except after 30 days written notice to Property Manager.  Except for the coverages described in Paragraph 11(a)(ii)(B) hereof, Contractor shall maintain all of the foregoing insurance coverages in full force and effect until the work or service under the applicable contract is fully completed.  The requirements for carrying the foregoing insurance shall not release Contractor from the provision for indemnification of Landlord by Contractor.

(i)                                     Other Insurance Provisions.  In addition to the foregoing:

(i)            Contractor will name Landlord, Property Manager, their Affiliates and their respective partners, managers, members, officers, directors and employees as additional insureds with respect to liability arising out of the activities performed by or on behalf of Contractor on all policies carried by Contractor, except Workers Compensation.

(ii)           Contractor’s Workers’ Compensation insurers shall agree to waive all rights of subrogation against the Landlord, Property Manager, their Affiliates and their respective partners, managers, members, officers, directors and employees, for losses arising from work or activities performed by Contractor.

(iii)          All liability insurance policies carried by Contractor will include provisions for contractual liability coverage insuring Contractor for the performance of its indemnity obligations required by this Work Letter or contained in the Construction Contract.

(iv)          It is expressly understood and agreed that the coverages required represent Landlord’s minimum requirements and such are not to be construed to void or limit Contractor’s indemnity obligations required by this Work Letter or contained in the Construction Contract.

(v)           Neither (A) the insolvency, bankruptcy or failure of any insurance company covering Contractor, (B) the failure of any insurance company to pay claims occurring, nor (C) any exclusion from or insufficiency of coverage will be held to affect, negate or waive any of Contractor’s indemnity obligations required by this Work Letter or contained in the Construction Contract.

(vi)          The amount of liability insurance under insurance policies maintained by Contractor shall not be reduced by the existence of insurance coverage under policies separately maintained by Landlord.

(vii)         Contractor shall be solely responsible for any premiums, assessments, penalties, deductible assumptions, retentions, audits, retrospective adjustments or any other kind of payment due under their respective policies.

(viii)        The entry by Contractor onto, or the performance of any work by Contractor in, the Premises without delivering the required certificates and/or other evidence of insurance, will not constitute a waiver of the obligations of Contractor to obtain the required coverages.

(ix)          If Contractor subcontractor provides to Landlord or Property Manager a certificate that does not evidence the coverages required herein, or that is faulty in any respect, acceptance of such certificate by Landlord or Property Manager will not constitute a waiver of the obligations of Contractor to provide the proper insurance.

12.                               Additional Requirements Concerning Tenant’s Work.  The following additional requirements will apply to Tenant’s Work:

(a)                                 All of Tenant’s Work will be: (i) completed substantially according to the Construction Documents approved by Landlord; (ii) conducted in a manner so as to maintain harmonious labor relations and not to materially interfere with or delay any other work or activities being carried on by Landlord or Landlord’s contractors or other tenants; (iii) designed, performed and completed in substantial compliance with all applicable standards and regulations established by Landlord and provided to Tenant in advance of the commencement of construction of Tenant’s Work as well as all safety, fire, plumbing and electrical and other codes and governmental and insurance requirements; (iv) completed only by the Contractor approved by Landlord; (v) coordinated by the approved Contractor so as to ensure timely completion; and (vi) performed and conducted in such a manner so as not to alter the structure or systems of the Building.

(b)                                 Under no circumstances will Tenant, Contractor or any of their authorized representatives alter or modify any structural system of the Building, nor will Tenant modify the Building’s HVAC systems except as contemplated by the Construction Documents approved by Landlord.

(c)                                  Tenant agrees that if Contractor fails to leave all Common Areas in a neat, clean, orderly and safe condition at the end of each day during construction of Tenant’s Work, Landlord will have the right to immediately take such action as Landlord deems appropriate to render the Common Areas neat, clean, orderly and safe and Tenant will, upon Landlord’s written demand, reimburse Landlord for all Landlord’s costs of taking such action.

13.                               Landlord’s Services; Construction Administration.  During construction of Tenant’s Work, Landlord will provide the following services related to such construction, the cost of which will be paid by Tenant as a part of Tenant’s Construction Costs: refuse removal (including dumpsters); and any other services requested by Tenant or Contractor that Landlord agrees to provide (such as engineering, maintenance or housekeeping services).  In addition, Landlord will provide access; electricity; assistance (without any financial obligation) in obtaining any approvals required from Landlord and any governmental authorities; and assistance in scheduling Tenant’s deliveries to the Premises (including Tenant’s move to the Premises), at no cost to Tenant and without deduction from the Allowance.

14.                               Inspection; Stop Work; Noncomplying Work.  Landlord reserves the right to inspect Tenant’s Work in the Premises at all reasonable times, provided that such inspection(s) will in no way make Landlord responsible for any of Tenant’s Work and will not constitute a representation or warranty by Landlord as to the adequacy or sufficiency of Tenant’s Work.  Landlord reserves the right to stop any and all work performed (or to be performed) if Landlord reasonably considers any such work, or its performance, to be dangerous or creating a nuisance, or otherwise injurious to Tenant, Landlord or any other Building tenants.  If any inspection by Landlord reveals any item of Tenant’s Work that does not comply with Tenant’s obligations under this Work Letter, Landlord may so notify Tenant and require that the item be corrected to so comply.  Within 10 days after the date of any such notice from Landlord, Tenant will begin correction of any such noncomplying item and will then promptly and diligently pursue such correction to completion.  If any such item is not so corrected, Landlord may enter the Premises at any reasonable time and, upon reasonable notice, correct the item at Tenant’s expense (to be paid by Tenant promptly upon demand).

15.                               Mechanics’ and Materialmens’ Liens.  In the conduct of Tenant’s Work, Tenant will take all action necessary to ensure that no mechanic’s or materialmens’ or other liens attach to the Premises or Building.  If any lien or security interest does attach or encumber the Building or Premises, Tenant will immediately discharge any such lien or security interest by recording the appropriate project payment bond.  Without limitation, Tenant will post notices, with form and content and in the manner as specified by Laws, notifying all persons or entities which may supply labor or materials in connection with Tenant’s Work that Landlord’s interest in the Premises and Building will not be subject to any lien for the same.  If any such lien should be filed, the provisions of Section 8 of the Lease will apply.

16.                               Landlord’s Allowance.

(a)                                 Landlord agrees to pay the “Allowance,” to be applied to Tenant’s Construction Costs and Relocation Costs, equal to the lesser of (i) Tenant’s Total Costs, or (ii) the Maximum Allowance Amount, provided that not more than $518,580.00 of the Allowance may be used for Relocation Costs. Landlord will disburse the Allowance periodically (but not more often than every two weeks) in accordance with the following:

(i)            Disbursements for Tenant’s Construction Costs shall be paid directly to Contractors or subcontractors (or jointly to Tenant and any Contractors or subcontractors, at the option of Tenant) within five business days after Landlord has received from Tenant all of the following: (1) an application for payment in a form reasonably acceptable to Landlord, certified as correct by an officer of Tenant and by Tenant’s Architect, for payment of that portion of Tenant’s Construction Costs allocable to Tenant’s Work and not previously paid for; (2) copies of Tenant’s invoices from Contractor (and, where applicable, copies of Contractor’s invoices from its subcontractors and suppliers), (3) conditional lien releases (or unconditional lien releases with respect to the prior payment period) from Contractor, as well as all subcontractors, suppliers, materialmen and other parties who performed labor at, or supplied materials to, the Premises in connection with Tenant’s Work and have filed preliminary liens; (4) with respect to the last such disbursement, a copy of the certificate of occupancy for the Premises, signed-off building permit, or other governmental approval required for legal occupancy of the Premises issued by the appropriate governmental authorities or as may be otherwise required by the City of Alameda; and (5) upon completion of Tenant’s Work, a detailed breakdown of Tenant’s Construction Costs.

(ii)           Disbursements for Relocation Costs shall be made within 10 business days after Landlord has received copies of invoices and such other information as Landlord may reasonably request.

(b)                                 Tenant may use the amount of the Excess Allowance, if any, as a credit against Base Rent first coming due under the Lease, up to a maximum credit of $259,290.00.  Except as specifically set forth in the preceding sentence, Tenant will not be entitled to any credit if the Maximum Allowance Amount exceeds Tenant’s Total Costs.

(c)                                  Landlord will have no obligation to disburse any portion of the Allowance, or permit any credit against Base Rent in case an Excess Allowance exists (i) if a Default exists under the Lease; and/or (ii) after the date that is 12 months following the Occupied Space Delivery Date.

17.                               General.  The terms and provisions of the Lease, insofar as applicable to this Work Letter, are hereby incorporated herein by reference.  Any amounts payable by Tenant to Landlord hereunder shall be deemed to be Additional Rent under the Lease.

18.                               Time of the Essence.  Time shall be of the essence with respect to all matters provided in this Work Letter.

Schedule 1
to
Possession And Leasehold Improvements Exhibit

Preliminary Plans
(First Floor)

Preliminary Plans (Continued)
(Second Floor)

EXHIBIT C
WATERFRONT AT HARBOR BAY
OCCUPANCY ESTOPPEL CERTIFICATE

THIS OCCUPANCY ESTOPPEL CERTIFICATE (“Certificate”) is given by SINGULEX, INC., a Delaware corporation (“Tenant”), to AMSTAR-105, LLC, a Colorado limited liability company (“Landlord”), with respect to that certain Lease Agreement dated                               , 201     (“Lease”), under which Tenant has leased from Landlord certain premises known as Suite 200 (“Premises”) of the building in the Harbor Bay office project located at 1701 Harbor Bay Parkway, Alameda, California (“Building”).

In consideration of the mutual covenants and agreements stated in the Lease, and intending that this Certificate may be relied upon by Landlord and any prospective purchaser or present or prospective mortgagee, deed of trust beneficiary or ground lessor of all or a portion of the Building, Tenant certifies as follows:

1.                                      Except for those terms expressly defined in this Certificate, all initially capitalized terms will have the meanings stated for such terms in the Lease.

2.                                      Landlord first delivered possession of the Premises to Tenant (either for occupancy by Tenant or for the commencement of construction by Tenant) on                         , 201      .

3.                                      Tenant moved into the Premises (or otherwise first occupied the Premises for Tenant’s business purposes) on                         , 201      .

4.                                      The Commencement Date occurred on                         , 201      , and the Expiration Date will occur on                           , 20        .

5.                                      Tenant’s obligation to make monthly payments of Base Rent under the Lease began (or will begin) on                         , 201      .

6.                                      Tenant’s obligation to make monthly estimated payments of Operating Expenses under the Lease began (or will begin) on                         , 201      .

7.                                      The Termination Fee, calculated pursuant to Section 33.2(c) of the Lease, is $                              .

(Signature on the Following Page)

C-1

Executed this            day of                           , 201      .

TENANT:

SINGULEX, INC.,
a Delaware corporation

By:
Printed Name:
Title:

C-2

EXHIBIT D
WATERFRONT AT HARBOR BAY
RULES AND REGULATIONS

1.             Rights of Entry.  Tenant will have the right to enter the Premises at any time, but outside of Business Hours Tenant will be required to furnish proper and verifiable identification.  Landlord will have the right to enter the Premises after Business Hours to perform janitorial services, at all reasonable hours to clean windows and also at any time during the last three months of the Term, with reasonable prior notice to Tenant, to show the Premises to prospective tenants.

2.             Right of Exclusion.  Landlord reserves the right to exclude or expel from the Project any person who, in Landlord’s judgment, is intoxicated or under the influence of alcohol or drugs.

3.             Obstructions.  Tenant will not obstruct or place anything in or on the sidewalks or driveways outside the building, or in the lobbies, corridors, stairwells or other Common Areas.  Landlord may remove, at Tenant’s expense, any such obstruction or thing without notice or obligation to Tenant.

4.             Refuse.  Tenant will place all refuse in the Premises in proper receptacles provided and paid for by Tenant, or in receptacles provided by Landlord for the Project, and will not place any litter or refuse on or in the sidewalks or driveways outside the Building, or the Common Areas, lobbies, corridors, stairwells, ducts or shafts of the Building.

5.             Public Safety.  Tenant will not throw anything out of doors, windows or skylights, down passageways or over walls.

6.             Keys; Locks.  Landlord may from time to time install and change locks on entrances to the Building, Common Areas and the Premises, and will provide Tenant a reasonable number of keys to meet Tenant’s requirements.  If Tenant desires additional keys  they will be furnished by Landlord and Tenant will pay a reasonable charge for them.  Tenant will not add or change existing locks on any door in or to the Premises without Landlord’s prior written consent.  If with Landlord’s consent, Tenant installs lock(s) incompatible with the Building master locking system:

(a)           Landlord, without abatement of Rent, will be relieved of any obligation under the Lease to provide any service that requires access to the affected areas;

(b)           Tenant will indemnify Landlord against any expense as a result of forced entry to the affected areas which may be required in an emergency; and

(c)           Tenant will, at the end of the Term and at Landlord’s request, remove such lock(s) at Tenant’s expense.

At the end of the Term, Tenant will promptly return to Landlord all keys for the Building and Premises which are in Tenant’s possession.

7.             Aesthetics.  Tenant will not attach any awnings, signs, displays or projections to the outside or inside walls or windows of the Building which are visible from outside the Premises without Landlord’s prior written approval, which may be withheld in Landlord’s sole discretion.

8.             Window Treatment.  If Tenant desires to attach or hang any curtains, blinds, shades or screens to or in any window or door of the Premises, Tenant must obtain Landlord’s prior written reasonable approval.  Tenant will not coat or sunscreen the interior or exterior of any windows without Landlord’s express written consent.  Tenant will not place any objects on the window sills that cause, in Landlord’s reasonable opinion, an aesthetically unacceptable appearance.

9.             Directory Boards.  Landlord will make every reasonable effort to accommodate Tenant’s requirements for the Building directory boards.  The cost of any changes to the directory board information identifying Tenant requested by Tenant subsequent to the initial installation of such information will be paid for by Tenant.

10.          Project Control.  Landlord reserves the right to control and operate the Common Areas as well as facilities furnished for the common use of tenants in such manner as Landlord deems best for the benefit of tenants generally.  Landlord reserves the right to prevent access to the Project or any portion thereof during an emergency by closing the doors or otherwise, for the safety of tenants and protection of the Project and property in the Project.

11.          Engineering Consent.  All plumbing, electrical and HVAC work for and in the Premises requires Landlord’s prior written consent to maintain the integrity of the Project’s electrical, plumbing and HVAC systems.

12.          HVAC Interference.  Tenant will not place objects or other obstructions on the HVAC convectors or diffusers and will not permit any other interference with the HVAC system.

13.          Plumbing.  Tenant will only use plumbing fixtures for the purpose for which they are constructed.  Tenant will pay for all damages resulting from any misuse by Tenant of plumbing fixtures.

14.          Equipment Location.  Landlord reserves the right to reasonably specify where Tenant’s business machines, mechanical equipment and heavy objects will be placed in the Premises in order to best absorb and prevent vibration, noise and annoyance to other tenants, and to prevent damage to the Building and/or the Project.  Tenant will pay the cost of any required professional engineering certification or assistance.

15.          Bicycles; Animals.  Tenant will not bring into, or keep about, the Premises any bicycles, vehicles, birds, animals or organic Christmas décor of any kind.  Bicycles and vehicles may only be parked in areas designated for such purposes.

16.          Carpet Protection.  In those portions of the Premises where carpet has been provided by Landlord, Tenant will at its own expense install and maintain pads to protect the carpet under all furniture having castors other than carpet castors.

17.          Proper Conduct.  Tenant will conduct itself in a manner which is consistent with the character of the Project and will ensure that Tenant’s conduct will not impair the comfort or convenience of other tenants in the Project.

18.          [Intentionally omitted].

19.          Deliveries.  Tenant will ensure that deliveries of materials and supplies to the Premises are made through such entrances, elevators and corridors and at such times as may from time to time be reasonably designated by Landlord.  Such deliveries may not be made through any of the main entrances to the Project without Landlord’s prior permission.  Tenant will use or cause to be used, in the Building, hand trucks or other conveyances equipped with rubber tires and rubber side guards to prevent damage to the Building or property in the Building.  Tenant will promptly pay Landlord the cost of repairing any damage to the Building and/or the Project caused by any person making deliveries to the Premises.

20.          Moving.  Tenant will ensure that furniture and equipment and other bulky matter being moved to or from the Premises are moved through such entrances, elevators and corridors and at such times as may from time to time be reasonably designated by Landlord, and by movers or a moving company reasonably approved by Landlord.  Tenant will promptly pay Landlord the reasonable cost of repairing any damage to the Building and/or the Project caused by any person moving any such furniture, equipment or matter to or from the Premises.

21.          Solicitations.  Canvassing, soliciting and peddling in the Project are prohibited and Tenant will cooperate in preventing the same.

22.          Food.  Only persons approved from time to time by Landlord may prepare, solicit orders for, sell, serve or distribute food in or around the Project.  Except as may be specified in the Lease or on construction drawings for the Premises approved by Landlord, and except for microwave cooking, Tenant will not use the Premises for preparing or dispensing food, or soliciting of orders for sale, serving or distribution of food.

23.          Smoking.  The smoking of cigarettes, cigars, pipes, etc. is STRICTLY PROHIBITED anywhere in the interior of the Building including the Premises.  The ONLY designated smoking areas will be specifically designated by Landlord.  STANDING ASH TRAYS WILL BE PROVIDED.

24.          Chemical Storage.  All chemicals, paints or other similar materials must be stored either in a fire proof cabinet in compliance with all Laws, including all applicable fire codes, or in a location outside the Building.  Nothing in this paragraph will permit Tenant to violate Section 4 of the Lease.

25.          Storage Near Ceiling.  Tenant may not store any materials within 18 inches (or any greater distance prescribed, from time to time, by Laws, including applicable fire codes) of the ceiling of the Premises.

26.          Weapons.  Possession of a firearm or other weapon is STRICTLY PROHIBITED anywhere in the interior of the Building including the Premises and parking garage.  Nothing in this paragraph will prohibit Tenant from carrying Mace or pepper spray for personal defense.

27.          Employees, Agents and Invitees.  In these Rules and Regulations, “Tenant” includes Tenant’s employees, agents, invitees, licensees and others permitted by Tenant to access, use or occupy the Premises.

EXHIBIT E
WATERFRONT AT HARBOR BAY
TELECOMMUNICATIONS RULES

These Telecommunications Rules apply to Tenant’s use of the Building and the Project outside of the Premises, including, without limitation, the telecommunications closets (each, a “TC”) on each floor of the Building, the plenum space above the finished or drop ceiling above the Premises, the space in the Common-Areas and roof space.  Any questions about what is allowed in the Building should be directed to Property Manager.

A.                                    WRITTEN AGREEMENT REQUIRED.

1.                                      Tenant will be required to secure Property Manager’s approval before installing any cable or wire outside the Premises and/or in, through or to any TC.

2.                                      Before any new installations are commenced, even if Tenant has existing facilities in the Building, either Tenant or Tenant’s Telecom Provider must enter into an agreement with Landlord in accordance with Section 26.2 of the Lease.  Wires or cable installed without such agreement are subject to removal by Property Manager, at Tenant’s sole cost.

3.                                      Neither Landlord, Property Manager nor any of their respective employees, contractors or agents will be responsible for any damage or theft to Tenant equipment.

B.                                    INSTALLATION AND OTHER WORK.

1.                                      Tenant will give Property Manager prior notice, in writing or by email, of all times that Tenant will work in or will have work done in the TC, on the roof, or outside the Premises.  Such notice will include the purpose and detail of the work to be done, as well as the day and time the work will be performed.

2.                                      All welding and/or core drilling or installation of equipment on the roof must be approved by Property Manager in writing prior to any of the work being started.  Property Manager will require drawing(s) and detailed information on any welding and/or core drilling or installation of equipment on the roof.  Property Manager requires a minimum of one week for this review process.  All floors requiring core drilling must be x-rayed to determine placement of core drill locations.  Property Manager reserves the right, in its sole and absolute discretion, to deny approval of any requested core drilling or welding, and Property Manager will have the right to supervise any and all such drilling and/or welding.

C.                                    LOCATION OF EQUIPMENT.

1.                                      No Tenant-owned or leased telecommunications equipment (i.e., PBXs key service units, hubs, bridges, amplifiers/paging equipment, routers, cable TV, security systems, patch panel or storage of any kind) will be located in a TC.  The TC’s are not designed to handle the operation of electronic computing or communication equipment, but only to allow Tenant to connect to carrier or provider service.

2.                                      All telecommunications equipment (including blocks and brackets) owned and controlled by Tenant will be located in the Premises, and Tenant will be solely responsible for control of access to, security of and maintenance of such equipment.  Notwithstanding the foregoing, if Tenant has already installed its equipment in a TC, it will not be required to remove it, but if Tenant relocates or expands the Premises within the Building, it will be required to move its telecommunications equipment into the Premises.

3.                                      All station wiring for individual telephones, fax machines, modems, Local Area Networks (each a “LAN”) and similar equipment will be terminated within the Premises.  No LAN equipment, such as concentrators and patch panels, will be installed in a TC.

4.                                      Any equipment to be placed on the roof must be approved in writing by Property Manager as to weight, specification, placement, mounting assembly and any other pertinent features.  Any roof penetrations require the written approval of Property Manager with the work to be performed by Property Manager’s designated roofing contractor, and supervised by the Project’s chief engineer, all at Tenant’s expense.

D.                                    SPECIFICATIONS.

1.                                      If Tenant has not yet occupied the Premises, Tenant will install, or cause to be installed, at Tenant’s sole cost, a minimum of 3/4” non-combustible plywood back board for mounting wiring blocks, telephone system and other peripheral equipment.  The backboard must be painted with two coats of fire retardant paint matching the Tenant’s room decor.  A wall-to-floor mounted rack designed for this purpose may be substituted for the backboard.  Tenant will be responsible for all costs.

2.                                      Tenant will provide a minimum of one plenum-rated or FEP-rated 25-pair cable for connecting its equipment room to the floor TC.  For building housekeeping reasons and management of the Premises, only cables with 25-pair or more cables will be permitted to connect the Premises and a floor TC.  Each such cable (a) will be supported and attached in an approved manner and meet all requirements for firewall penetration, (b) be equipped with a “male” 50-pin connector at the TC end, and (c) be plugged into a standard RJ21X block with an orange-hinged cover.  This block will be labeled with Tenant’s name and suite number(s), and each circuit will be properly labeled.

3.                                      All Tenant horizontal cabling installed within the Premises will be installed as per TIA/EIA 568-A standards unless otherwise approved in writing by Property Manager.

4.                                      All wire and cable installed above ceilings will be plenum-rated cable or “limited combustion” cable known as “FEP-rated” cable, be properly supported or attached to the Building on their own hangers designed specifically for low voltage wire support, and be labeled with Tenant’s name, contact person and telephone number.  Tenant will install, or cause to be installed, all wires, cables and their connections installed in compliance with all applicable governmental codes, rules, regulations and laws.

5.                                      Tenant will cause all new installations in common areas of the Project to be contained in raceway (EMT or rigid conduit) with the outside of the raceway properly located in accordance with the aforementioned standards.  Tenant can be exempt from using raceway if and only if such exemption is specifically contained in a written license agreement referred to in Section A.2 of this Exhibit E.

6.                                      If a pull box is required because of distances or bends, a locking pull box must be installed.  The pull box must identify Tenant, the pull box’s contents and a contact person.

E.                                    PLANS AND DIAGRAMS.

1.                                      Tenant will provide Property Manager with a wiring diagram (including a riser diagram) of the Premises showing all cable numbers and locations upon completion of any new cable systems installation.  Tenant will provide to Property Manager with a set of as-built drawings upon completion of any new cable systems.  Tenant must update such drawings with any changes, deletions or additions to Tenant’s service and/or equipment during the Term.

2.                                      Tenant will provide to Property Manager a diagram of any existing cabling in the Premises, showing locations and numbers.  This information will be submitted to Property Manager prior to the space being vacated.

F.                                     REMOVAL.

1.                                      Wires and cables installed by or for Tenant will be removed at the expense of Tenant at the end of the Term, unless Landlord agrees otherwise in writing.  Failure to comply with this requirement could lead to Property Manager removing the wires, cabling and/or equipment and charging Tenant and/or could lead to Tenant being cited and fined by the local Building Department and/or Fire Department.

2.                                      All wires, cables and associated equipment installed by or for the Tenant that are “abandoned in place” (as that phrase is defined by the 2002 and/or 2005 National Electric Code (“NEC”)) will be removed by the Tenant immediately after the wires, cables and/or equipment becomes abandoned in place.  Tenant will not wait until the expiration of the Lease to remove abandoned wires, cabling and equipment.

3.                                      Any unidentified or terminated cable and/or equipment located in the Project and outside of a tenant’s premises, including in a TC or on the roof, becomes the property of Landlord and, as such, can be removed and disposed by Property Manager at its sole discretion.

G.                                   INSTALLATION AND USE OF WIRELESS TECHNOLOGIES.

Tenant will not utilize any wireless communications equipment (other than usual and customary cellular telephones), including antennae and/or satellite receiver dishes, within the Premises, the Building and/or the Project without Landlord’s prior written consent.  Such consent may be conditioned in such a manner so as to protect Landlord’s financial interests and the interests of the Project, and the other tenants therein, in a manner similar to the arrangements described in the immediately preceding paragraphs.  Such consent may be in the form of a telecommunications license agreement (“Telecommunications Agreement”) between Landlord and Tenant.  The Telecommunications Agreement must be executed before Tenant will be permitted to install and/or operate any wireless system in the Project or in the Premises.  Such wireless systems would include, without limitation, a wireless local area network, a metropolitan wireless network between buildings, a building antenna system to boost and enhance operation of cellular (analog and/or digital) phones or any wireless system with transmission capability.

H.                                   LIMITATION OF LIABILITY FOR EQUIPMENT INTERFERENCE.

In the event that telecommunications equipment, wiring and facilities, or satellite and antennae equipment of any type installed by or at the request of Tenant within the Premises, on the roof, or elsewhere within or on the Project causes interference to equipment used by another party, Tenant shall assume all liability related to such interference.  Tenant shall use reasonable efforts, and shall cooperate with Landlord and other parties, to promptly eliminate such interference.  In the event that Tenant is unable to do so, Tenant will substitute alternative equipment, which remedies the situation.  If such interference persists, Tenant shall discontinue the use of such equipment and, at Landlord’s discretion, remove such equipment according to foregoing specifications.  Notwithstanding the foregoing, nothing contained in this subparagraph shall be deemed as granting Tenant permission to install any of the foregoing referenced equipment unless Tenant shall have first obtained Landlord’s written consent and otherwise complied with the provisions of the Lease.

I.                                        ACCESS TO AREAS OUTSIDE THE PREMISES.

The Lease does not give Tenant the right to access any areas outside of the Premises (such as space above the drop ceiling within the Premises, ceiling above hallways, dedicated telecommunications/electrical power closets, utility risers, etc.) for purposes of installation of any telecommunications equipment (referred to herein as the “Project Telecommunications Areas”).  The Project Telecommunications Areas are critical space for the Building systems and are not intended for installation of Tenant’s, vendors’ or service providers’ equipment.  However, Landlord, upon Tenant’s written request and subject to availability and any other conditions that Landlord may impose in its sole discretion, may approve Tenant’s use of certain Project Telecommunications Areas for the purposes of installation of cabling or wiring from one area of the Premises to another.  In the event that Tenant desires such use and Landlord approves the same, Tenant’s right to use any portion of the Project Telecommunications Areas will be subject to Tenant entering into Landlord’s current form of Telecommunications Agreement.  The Telecommunications Agreement must be executed before Tenant will be permitted to install any cabling or other equipment in any portion of the Project Telecommunications Areas.  Notwithstanding anything to the contrary contained herein, in any Telecommunications Agreement or in the Lease, any cabling installed in the Premises or elsewhere in the Project by or for the use of Tenant will be removed by Tenant, at Tenant’s sole cost, at such time that the cabling is no longer in use.

J.                                      GENERALLY.

1.                                      Tenant and its employees, contractors and agents will comply with Property Manager’s sign-out/sign-in system for access to the TC’s and/or the roof.

2.                                      All capitalized terms not defined herein have the meanings given them in the Lease.  In the event of any conflict or ambiguity between the terms of these Rules and the Lease, the terms of the Lease will govern.

3.                                      These Rules may be updated, amended or otherwise modified from time to time in the discretion of Landlord.

4.                                      All contractors will comply with the Project contractor’s rules and regulations.

EXHIBIT F
WATERFRONT AT HARBOR BAY
OFFICE CLEANING SPECIFICATIONS

A.                                    DAILY

1.                                      Empty wastebaskets and replace liners as needed.

2.                                      Empty central recycling containers.

3.                                      Dust desks (if cleared), counters, file cabinets, tables, credenzas and other office furniture. Do not disturb papers, personal items, computers, terminals, printers and related equipment. Dust computer rooms with an anti-static treated cloth.

4.                                      Vacuum all traffic areas and remove carpet spots if possible.

5.                                      Dust mop vinyl tile, concrete, and other hard flooring, spot mop as needed. Use a germicidal solution on all hard floor surfaces as needed.

6.                                      Spot clean partition glass, entrance door glass and private office entrance doors and glass. Spot clean walls, doors, door frames, light switches and cabinets.

7.                                      Dust and remove debris from all door thresholds.

8.                                      Return chairs and wastebaskets to their proper position.

9.                                      Remove fingerprints from doors, frames, handles, etc.

10.                               Upon completion of work, turn off all lights as directed.

11.                               Report all maintenance issues such as lights out, broken doors, locks and windows by informing the on-site supervisor who will, in turn, inform the management office the following day.

12.                               Dust and polish, as needed, the conference room tables.

13.                               Wipe down kitchen counters if cleared and clean sinks if cleared.

14.                               Sweep and clean kitchen floors.

B.                                    WEEKLY

1.                                      Edge vacuum entire suite, including under desks.

2.                                      Dust bulletin boards, picture frames and glass.

3.                                      Thoroughly spot clean all carpets.

4.                                      Empty desk-side recycling containers into central containers if full.

F-1

5.                                      Mop kitchen floors.

C.                                    MONTHLY

1.                                      Perform all high dusting in offices, including, but not limited to, top edges of cubicle workstations and file cabinets.

2.                                      Wipe down baseboards.

D.                                    QUARTERLY

1.                                      Dust and vacuum HVAC vents.

2.                                      Vacuum all upholstered furniture in suite lobbies.

E.                                     SEMI-ANNUALLY

1.                                      Clean all partition glass in the suites.

2.                                      Scrub and wax all vinyl floors.

3.                                      Deep scrub ceramic and slate tile floors.

4.                                      Dust all mini-blinds in tenant suites.

F-2

EXHIBIT G
WATERFRONT AT HARBOR BAY
DIAGRAM OF THE PROJECT

G-1

Exhibit 16.1

[BPM Letterhead]

September 13, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549

Commissioners:

We have read the statements made by Singulex, Inc. which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 304 of Regulation S-K, as part of the Form S-1 dated September 13, 2012.  We agree with the statements concerning our Firm in such Form S-1.

Very truly yours,

/s/ Burr Pilger Mayer, Inc.